FILED PURSUANT TO RULE 4242(h)
REGISTRATION FILE NO.: 333-206847-08

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This preliminary prospectus, dated November 29, 2017, may be amended or completed prior to time of sale.

$875,909,000 (Approximate)

BANK 2017-BNK9
(Central Index Key Number 0001721373)

as Issuing Entity

Banc of America Merrill Lynch Commercial Mortgage Inc.
(Central Index Key Number 0001005007)

as Depositor

Bank of America, National Association
(Central Index Key Number 0001102113)

Morgan Stanley Mortgage Capital Holdings LLC
(Central Index Key Number 0001541557)

Wells Fargo Bank, National Association
(Central Index Key Number 0000740906)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2017-BNK9

Banc of America Merrill Lynch Commercial Mortgage Inc. is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2017-BNK9 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class X-D, Class X-E, Class X-F, Class X-G, Class D, Class E, Class F, Class G and Class R certificates and the RR Interest) represent the beneficial ownership interests in the issuing entity, which will be a New York common law trust named BANK 2017-BNK9. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in January 2018. The rated final distribution date for the certificates is November 2054.

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$26,278,000%		(5)	November 2022
Class A-2	$27,104,000%		(5)	December 2022
Class A-SB	$39,690,000%		(5)	August 2027
Class A-3	$300,000,000%		(5)	November 2027
Class A-4	$307,655,000%		(5)	December 2027
Class X-A	$700,727,000	(6)%	Variable(7)	NAP
Class X-B	$175,182,000	(8)%	Variable(9)	NAP
Class A-S	$41,293,000%		(5)	December 2027
Class B	$82,586,000%		(5)	December 2027
Class C	$51,303,000%		(5)	December 2027

(Footnotes to this table begin on page 3)

You should carefully consider the risk factors beginning on page 57 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Banc of America Merrill Lynch Commercial Mortgage Inc. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC and Drexel Hamilton, LLC, will purchase the offered certificates from Banc of America Merrill Lynch Commercial Mortgage Inc. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as a co-lead manager and joint bookrunner with respect to 36.4% of each class of offered certificates. Morgan Stanley & Co. LLC is acting as a co-lead manager and joint bookrunner with respect to 35.4% of each class of offered certificates. Wells Fargo Securities, LLC is acting as a co-lead manager and joint bookrunner with respect to 28.2% of each class of offered certificates. Drexel Hamilton, LLC is acting as co-manager.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, S.A. and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about December 20, 2017. Banc of America Merrill Lynch Commercial Mortgage Inc. expects to receive from this offering approximately [______]% of the aggregate certificate balance of the offered certificates, plus accrued interest from December 1, 2017, before deducting expenses payable by the depositor.

BofA Merrill Lynch	Wells Fargo Securities	Morgan Stanley
Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner

Drexel Hamilton
Co-Manager

December       , 2017

BANK 2017-BNK9

Commercial Mortgage Pass-Through Certificates, Series BANK 2017-BNK9

Geographic Overview of Mortgage Pool

Utah
2 properties
$6,156,850
0.6% of total
Kansas
2 properties
$8,046,034
0.8% of total
Iowa
1 property
$2,500,938
0.2% of total
Minnesota
3 properties
$4,171,883
0.4% of total
Illinois
4 properties
$18,864,870
1.8% of total
Wisconsin
1 property
$3,376,266
0.3% of total
Indiana
2 properties
$2,667,883
0.3% of total
Michigan
4 properties
$33,112,165
3.1% of total
Pennsylvania
4 properties
$111,255,997
10.6% of total
New York
2 properties
$33,750,000
3.2% of total
Washington
2 properties
$32,120,283
3.0% of total
Massachusetts
2 properties
$72,200,000
6.9% of total
Ohio
9 properties
$34,831,228
3.3% of total
Rhode Island
1 property
$30,000,000
2.8% of total
New Jersey
1 property
$66,400,000
6.3% of total
Nevada
1 property
$9,984,000
0.9% of total
Delaware
1 property
$16,500,000
1.6% of total
California
10 properties
$244,653,298
23.2% of total
Virginia
3 properties
$18,702,664
1.8% of total
Maryland
3 properties
$64,378,490
6.1% of total
North Carolina
1 property
$6,923,583
0.7% of total
Arizona
2 properties
$40,010,000
3.8% of total
Georgia
3 properties
$30,608,323
2.9% of total
South Carolina
1 property
$1,410,723
0.1% of total
Colorado
2 properties
$4,615,731
0.4% of total
Texas
11 properties
$121,139,049
11.5% of total
Louisiana
1 property
$4,741,807
0.5% of total
Tennessee
2 properties
$17,428,500
1.7% of total
Alabama
1 property
$1,000,770
0.1% of total
Florida
7 properties
$12,174,482
1.2% of total
% of Cut-Off Date Balance
< 1.0%
1.0% – 10.0%
> 10.0%
Mortgaged Properties by Property Type
Mixed Use 1.1%
Other 1.8%
Self Storage 1.0%
Multifamily 4.0%
Manufactured Housing 0.8%
Industrial 8.5%
Hospitality 22.1%
Office 32.1%
Retail 28.6%

Summary of Certificates

Class or Interest	Approx. Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(2)	Approx. Initial Pass- Through Rate	Pass- Through Rate Description	Assumed Final Distribution Date(3)	Weighted Average Life (Years)(4)	Expected Principal Window (Months)(4)
Offered Certificates
Class A-1	$26,278,000		30.000%	%	(5)	November 2022	2.78	1– 59
Class A-2	$27,104,000		30.000%	%	(5)	December 2022	4.95	59 – 60
Class A-SB	$39,690,000		30.000%	%	(5)	August 2027	7.44	60 – 116
Class A-3	$300,000,000		30.000%	%	(5)	November 2027	9.81	116 – 119
Class A-4	$307,655,000		30.000%	%	(5)	December 2027	9.92	119 – 120
Class X-A	$700,727,000	(6)	NAP	%	Variable(7)	NAP	NAP	NAP
Class X-B	$175,182,000	(8)	NAP	%	Variable(9)	NAP	NAP	NAP
Class A-S	$41,293,000		25.875%	%	(5)	December 2027	9.99	120 – 120
Class B	$82,586,000		17.625%	%	(5)	December 2027	9.99	120 – 120
Class C	$51,303,000		12.500%	%	(5)	December 2027	9.99	120 – 120
Non-Offered Certificates
Class X-D	$47,549,000	(10)	NAP	%	Variable(11)	NAP	NAP	NAP
Class X-E	$21,273,000	(10)	NAP	%	Variable(11)	NAP	NAP	NAP
Class X-F	$15,015,000	(10)	NAP	%	Variable(11)	NAP	NAP	NAP
Class X-G	$41,293,526	(10)	NAP	%	Variable(11)	NAP	NAP	NAP
Class D	$47,549,000		7.750%	%	(5)	March 2028	10.00	120 – 123
Class E	$21,273,000		5.625%	%	(5)	March 2028	10.24	123 – 123
Class F	$15,015,000		4.125%	%	(5)	March 2028	10.24	123 – 123
Class G	$41,293,526		0.000%	%	(5)	November 2032	11.25	123 – 179
Class R(12)	NAP		NAP	NAP	NAP	NAP	NAP	NAP
Non-Offered Eligible Vertical Interest
RR Interest	$52,686,290.90		NAP	%	WAC(13)	November 2032	9.55	1 – 179

(1)	Approximate, subject to a permitted variance of plus or minus 5%. In addition, the notional amounts of the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates (collectively referred to as the “Class X certificates”) may vary depending upon the final pricing of the classes of principal balance certificates whose certificate balances comprise such notional amounts, and, if as a result of such pricing the pass-through rate of any class of the Class X certificates, as applicable, would be equal to zero at all times, such class of certificates will not be issued on the closing date of this securitization.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, are represented in the aggregate. The RR Interest provides credit support only to the limited extent that it is allocated a portion of any losses incurred on the underlying mortgage loans, which such losses are allocated between it, on the one hand, and the non-retained certificates, on the other hand, pro rata, in accordance with their respective percentage allocation entitlements. See “Credit Risk Retention”.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	The weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

(5)	The pass-through rates for the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G certificates will be one of the following: (i) a fixed rate per annum, (ii) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate per annum equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date minus a specified percentage. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(6)	The Class X-A certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates outstanding from time to time. The Class X-A certificates will not be entitled to distributions of principal.

(7)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(8)	The Class X-B certificates are notional amount certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class A-S, Class B and Class C certificates outstanding from time to time. The Class X-B certificates will not be entitled to distributions of principal.

(9)	The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class B and Class C certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(10)	The Class X-D, Class X-E, Class X-F and Class X-G certificates are notional amount certificates and will not be entitled to distributions of principal. The notional amount of each such class of certificates will be equal to the certificate balance of the class of principal balance certificates that, with the addition of “X-,” has the same alphabetical designation as the subject class of Class X certificates.

(11)	The pass-through rate for each class of the Class X-D, Class X-E, Class X-F and Class X-G certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate for the related distribution date on the class of principal balance certificates that, with the addition of “X-,” has the same alphabetical designation as the subject class of Class X certificates. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(12)	The Class R certificates will not have a certificate balance, notional amount, credit support, pass-through rate, assumed final distribution date, rated final distribution date or rating. The Class R certificates represent the residual interest in each Trust REMIC as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

(13)	The effective interest rate for the RR Interest will be a variable rate per annum (described in the table as “WAC”) equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

The Class X-D, Class X-E, Class X-F, Class X-G, Class D, Class E, Class F, Class G and Class R certificates and the RR Interest are not offered by this prospectus. Any information in this prospectus concerning these certificates or the RR Interest is presented solely to enhance your understanding of the offered certificates.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	14
Important Notice About Information Presented in this Prospectus	15
Summary of Terms	21
Risk Factors	57
The Certificates May Not Be a Suitable Investment for You	57
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	57
Risks Related to Market Conditions and Other External Factors	57
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	57
Other Events May Affect the Value and Liquidity of Your Investment	58
Risks Relating to the Mortgage Loans	58
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	58
Risks of Commercial and Multifamily Lending Generally	59
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	61
Office Properties Have Special Risks	66
Retail Properties Have Special Risks	66
Hospitality Properties Have Special Risks	69
Risks Relating to Affiliation with a Franchise or Hotel Management Company	71
Industrial Properties Have Special Risks	72
Cold Storage Properties Have Special Risks	73
Multifamily Properties Have Special Risks	74
Leased Fee Properties and Net Leased Properties Have Specific Risks	76
Mixed Use Properties Have Special Risks	76
Self Storage Properties Have Special Risks	77
Manufactured Housing Community Properties Have Special Risks	78
Condominium Ownership May Limit Use and Improvements	79
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	81
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	81
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	83
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	84
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	85
Risks Related to Zoning Non-Compliance and Use Restrictions	87
Risks Relating to Inspections of Properties	89
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	89
Insurance May Not Be Available or Adequate	89
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	91
Terrorism Insurance May Not Be Available for All Mortgaged Properties	91
Risks Associated with Blanket Insurance Policies or Self-Insurance	92
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	93

Limited Information Causes Uncertainty	93
Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions	94
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	95
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	96
Static Pool Data Would Not Be Indicative of the Performance of this Pool	96
Appraisals May Not Reflect Current or Future Market Value of Each Property	97
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	98
The Borrower’s Form of Entity May Cause Special Risks	99
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	101
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	102
Other Financings or Ability to Incur Other Indebtedness Entails Risk	103
Tenancies-in-Common May Hinder Recovery	105
Risks Relating to Enforceability of Cross-Collateralization	105
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	106
Risks Associated with One Action Rules	106
State Law Limitations on Assignments of Leases and Rents May Entail Risks	106
Various Other Laws Could Affect the Exercise of Lender’s Rights	106
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	107
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	107
Risks Related to Ground Leases and Other Leasehold Interests	109
Increases in Real Estate Taxes May Reduce Available Funds	110
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	111
Risks Related to Conflicts of Interest	111
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	111
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	114
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	116
Potential Conflicts of Interest of the Operating Advisor	119
Potential Conflicts of Interest of the Asset Representations Reviewer	119
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	120
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	122
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	124
Other Potential Conflicts of Interest May Affect Your Investment	124
Other Risks Relating to the Certificates	124
The Certificates Are Limited Obligations	124

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	125
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	125
EU Risk Retention and Due Diligence Requirements	127
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	129
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	131
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	135
Payments Allocated to the RR Interest or the Non-Retained Certificates Will Not Be Available to the Non-Retained Certificates or the RR Interest, Respectively	136
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	136
Risks Relating to Modifications of the Mortgage Loans	141
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	142
Risks Relating to Interest on Advances and Special Servicing Compensation	143
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	143
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	144
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	145
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	145
Description of the Mortgage Pool	147
General	147
Co-Originated Whole Loans	148
Certain Calculations and Definitions	148
Definitions	149
Mortgage Pool Characteristics	164
Overview	164
Property Types	166
Significant Obligors	171
Mortgage Loan Concentrations	172
Top Fifteen Mortgage Loans	172
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	173
Geographic Concentrations	174
Mortgaged Properties With Limited Prior Operating History	174
Tenancies-in-Common or Diversified Ownership	175
Condominium Interests	175
Fee & Leasehold Estates	176
Environmental Considerations	177
Redevelopment, Renovation and Expansion	180
Assessment of Property Value and Condition	181

Litigation and Other Considerations	182
Condemnations	184
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	184
Tenant Issues	186
Tenant Concentrations	186
Lease Expirations and Terminations	186
Purchase Options and Rights of First Refusal	192
Affiliated Leases	194
Insurance Considerations	194
Use Restrictions	196
Appraised Value	198
Non-Recourse Carveout Limitations	198
Real Estate and Other Tax Considerations	200
Delinquency Information	201
Certain Terms of the Mortgage Loans	201
Amortization of Principal	201
Due Dates; Mortgage Rates; Calculations of Interest	202
ARD Loans	203
Single Purpose Entity Covenants	203
Prepayment Protections and Certain Involuntary Prepayments	204
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	206
Defeasance	207
Releases; Partial Releases	208
Escrows	212
Mortgaged Property Accounts	213
Exceptions to Underwriting Guidelines	216
Additional Indebtedness	218
General	218
Whole Loans	219
Mezzanine Indebtedness	219
Other Secured Indebtedness	220
Other Unsecured Indebtedness	220
The Whole Loans	222
General	222
The Serviced Pari Passu Whole Loans	227
The Non-Serviced Pari Passu Whole Loans	229
The Non-Serviced AB Whole Loan	234
Additional Information	242
Transaction Parties	242
The Sponsors and Mortgage Loan Sellers	242
Bank of America, National Association	242
Morgan Stanley Mortgage Capital Holdings LLC	257
Wells Fargo Bank, National Association	270
The Depositor	282
The Issuing Entity	283
The Trustee	284
The Certificate Administrator	285
The Master Servicer	287
The Special Servicer	292
The BANK 2017-BNK8 Special Servicer and the GSMS 2017-GS8 Special Servicer	296
The Operating Advisor and Asset Representations Reviewer	299
Credit Risk Retention	300
General	300

RR Interest	301
Qualifying CRE Loans	303
EU Securitization Risk Retention Requirements	303
Description of the Certificates	306
General	306
Distributions	307
Method, Timing and Amount	307
Available Funds	308
Priority of Distributions	310
Pass-Through Rates	313
Interest Distribution Amount	315
Principal Distribution Amount	315
Certain Calculations with Respect to Individual Mortgage Loans	317
Application Priority of Mortgage Loan Collections or Whole Loan Collections	319
Allocation of Yield Maintenance Charges and Prepayment Premiums	322
Assumed Final Distribution Date; Rated Final Distribution Date	323
Prepayment Interest Shortfalls	324
Subordination; Allocation of Realized Losses	326
Reports to Certificateholders; Certain Available Information	328
Certificate Administrator Reports	328
Information Available Electronically	335
Voting Rights	341
Delivery, Form, Transfer and Denomination	341
Book-Entry Registration	341
Definitive Certificates	345
Certificateholder Communication	345
Access to Certificateholders’ Names and Addresses	345
Requests to Communicate	345
List of Certificateholders	346
Description of the Mortgage Loan Purchase Agreements	347
General	347
Dispute Resolution Provisions	359
Asset Review Obligations	359
Pooling and Servicing Agreement	360
General	360
Assignment of the Mortgage Loans	360
Servicing Standard	361
Subservicing	362
Advances	363
P&I Advances	363
Servicing Advances	364
Nonrecoverable Advances	365
Recovery of Advances	366
Accounts	368
Withdrawals from the Collection Account	371
Servicing and Other Compensation and Payment of Expenses	373
General	373
Master Servicing Compensation	379
Special Servicing Compensation	382
Disclosable Special Servicer Fees	386
Certificate Administrator and Trustee Compensation	387
Operating Advisor Compensation	387
Asset Representations Reviewer Compensation	388

CREFC® Intellectual Property Royalty License Fee	389
Appraisal Reduction Amounts	389
Maintenance of Insurance	396
Modifications, Waivers and Amendments	400
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	406
Inspections	408
Collection of Operating Information	409
Special Servicing Transfer Event	409
Asset Status Report	412
Realization Upon Mortgage Loans	415
Sale of Defaulted Loans and REO Properties	418
The Directing Certificateholder	421
General	421
Major Decisions	422
Asset Status Report	425
Replacement of the Special Servicer	425
Control Termination Event and Consultation Termination Event	425
Servicing Override	428
Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans	429
Rights of the Holders of Serviced Pari Passu Companion Loans	429
Limitation on Liability of Directing Certificateholder	429
The Operating Advisor	430
General	430
Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing	431
Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing	432
Recommendation of the Replacement of the Special Servicer	434
Eligibility of Operating Advisor	434
Other Obligations of Operating Advisor	435
Delegation of Operating Advisor’s Duties	436
Termination of the Operating Advisor With Cause	436
Rights Upon Operating Advisor Termination Event	437
Waiver of Operating Advisor Termination Event	438
Termination of the Operating Advisor Without Cause	438
Resignation of the Operating Advisor	438
Operating Advisor Compensation	439
The Asset Representations Reviewer	439
Asset Review	439
Eligibility of Asset Representations Reviewer	445
Other Obligations of Asset Representations Reviewer	445
Delegation of Asset Representations Reviewer’s Duties	446
Asset Representations Reviewer Termination Events	446
Rights Upon Asset Representations Reviewer Termination Event	447
Termination of the Asset Representations Reviewer Without Cause	447
Resignation of Asset Representations Reviewer	448
Asset Representations Reviewer Compensation	448
Limitation on Liability of Risk Retention Consultation Party	448
Replacement of the Special Servicer Without Cause	449
Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	451
Termination of the Master Servicer or Special Servicer for Cause	452

Servicer Termination Events	452
Rights Upon Servicer Termination Event	454
Waiver of Servicer Termination Event	456
Resignation of the Master Servicer or Special Servicer	456
Limitation on Liability; Indemnification	457
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	460
Dispute Resolution Provisions	460
Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder	460
Repurchase Request Delivered by a Party to the PSA	461
Resolution of a Repurchase Request	462
Mediation and Arbitration Provisions	464
Servicing of the Non-Serviced Mortgage Loans	466
General	466
Rating Agency Confirmations	471
Evidence as to Compliance	473
Limitation on Rights of Certificateholders to Institute a Proceeding	475
Termination; Retirement of Certificates	475
Amendment	477
Resignation and Removal of the Trustee and the Certificate Administrator	479
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	481
Certain Legal Aspects of Mortgage Loans	481
General	483
Types of Mortgage Instruments	483
Leases and Rents	484
Personalty	484
Foreclosure	485
General	485
Foreclosure Procedures Vary from State to State	485
Judicial Foreclosure	485
Equitable and Other Limitations on Enforceability of Certain Provisions	485
Nonjudicial Foreclosure/Power of Sale	486
Public Sale	486
Rights of Redemption	487
Anti-Deficiency Legislation	488
Leasehold Considerations	488
Cooperative Shares	489
Bankruptcy Laws	489
Environmental Considerations	496
General	496
Superlien Laws	496
CERCLA	496
Certain Other Federal and State Laws	497
Additional Considerations	497
Due-on-Sale and Due-on-Encumbrance Provisions	498
Subordinate Financing	498
Default Interest and Limitations on Prepayments	498
Applicability of Usury Laws	498
Americans with Disabilities Act	499
Servicemembers Civil Relief Act	499
Anti-Money Laundering, Economic Sanctions and Bribery	500
Potential Forfeiture of Assets	500

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	501
Pending Legal Proceedings Involving Transaction Parties	502
Use of Proceeds	502
Yield and Maturity Considerations	503
Yield Considerations	503
General	503
Rate and Timing of Principal Payments	503
Losses and Shortfalls	504
Certain Relevant Factors Affecting Loan Payments and Defaults	505
Delay in Payment of Distributions	506
Yield on the Certificates with Notional Amounts	506
Weighted Average Life	507
Pre-Tax Yield to Maturity Tables	512
Material Federal Income Tax Considerations	516
General	516
Qualification as a REMIC	516
Status of Offered Certificates	519
Taxation of Regular Interests	519
General	519
Original Issue Discount	519
Acquisition Premium	522
Market Discount	522
Premium	523
Election To Treat All Interest Under the Constant Yield Method	523
Treatment of Losses	524
Yield Maintenance Charges and Prepayment Premiums	525
Sale or Exchange of Regular Interests	525
Taxes That May Be Imposed on a REMIC	526
Prohibited Transactions	526
Contributions to a REMIC After the Startup Day	526
Net Income from Foreclosure Property	526
Bipartisan Budget Act of 2015	527
Taxation of Certain Foreign Investors	527
FATCA	528
Backup Withholding	529
Information Reporting	529
3.8% Medicare Tax on “Net Investment Income”	529
Reporting Requirements	529
Certain State and Local Tax Considerations	530
Method of Distribution (Underwriter)	530
Incorporation of Certain Information by Reference	534
Where You Can Find More Information	534
Financial Information	535
Certain ERISA Considerations	535
General	535
Plan Asset Regulations	536
Administrative Exemptions	536
Insurance Company General Accounts	540
Legal Investment	541
Legal Matters	541
Ratings	541
Index of Defined Terms	544

Annex A-1:	Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1-1
Annex A-2:	Mortgage Pool Information (Tables)	A-2-1
Annex A-3:	Summaries of the Fifteen Largest Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans	A-3-1
Annex B:	Form of Distribution Date Statement	B-1
Annex C:	Form of Operating Advisor Annual Report	C-1
Annex D-1:	Mortgage Loan Representations and Warranties	D-1-1
Annex D-2:	Exceptions to Mortgage Loan Representations and Warranties	D-2-1
Annex E:	Class A-SB Planned Principal Balance Schedule	E-1

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE INFORMATION IN THIS PROSPECTUS IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE. IN ADDITION, THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF OFFERED CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE, AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE RISK RETENTION CONSULTATION PARTY, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—Other Risks Relating to the Certificates—

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline” IN THIS PROSPECTUS.

Important Notice About Information Presented in this Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms”.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Banc of America Merrill Lynch Commercial Mortgage Inc.;

●	references to any specified mortgage loan should be construed to refer to the mortgage loan secured by the mortgaged property (or portfolio of mortgaged properties) with the same name identified on Annex A-1, representing the approximate percentage of the initial pool balance set forth on Annex A-1;

●	references to a “pooling and servicing agreement” (other than the BANK 2017-BNK9 pooling and servicing agreement) governing the servicing of any mortgage loan should be construed to refer to any relevant pooling and servicing agreement, trust and servicing agreement or other primary transaction agreement governing the servicing of such mortgage loan; and

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

Until ninety days after the date of this prospectus, all dealers that buy, sell or trade the offered certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW). THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”) WILL BE MADE PURSUANT TO AN EXEMPTION UNDER THE PROSPECTUS DIRECTIVE FROM THE REQUIREMENT TO PUBLISH A PROSPECTUS FOR OFFERS OF OFFERED CERTIFICATES. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO IN CIRCUMSTANCES IN WHICH NO OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR ANY OF THE UNDERWRITERS TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE IN RELATION TO SUCH OFFER.

NONE OF THE DEPOSITOR, THE ISSUING ENTITY OR THE UNDERWRITERS HAVE AUTHORIZED, NOR DO THEY AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH AN OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR THE UNDERWRITERS TO PUBLISH A PROSPECTUS FOR SUCH OFFER.

THE EXPRESSION “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC (AS AMENDED, INCLUDING BY DIRECTIVE 2010/73/EU), AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005, AS AMENDED (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE FINANCIAL PROMOTION ORDER OR (IV) ARE ANY OTHER PERSONS TO WHOM IT MAY OTHERWISE LAWFULLY BE MADE UNDER THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES)

(EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH CHAPTER 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH

IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

SOUTH KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR A PUBLIC OFFERING IN KOREA. THE UNDERWRITERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN KOREA OR TO ANY RESIDENT OF KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE KOREAN LAWS AND REGULATIONS, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Title of Certificates	Commercial Mortgage Pass-Through Certificates, Series 2017-BNK9.

Depositor	Banc of America Merrill Lynch Commercial Mortgage Inc., a Delaware corporation and a wholly-owned subsidiary of Bank of America, National Association, a national banking association organized under the laws of the United States of America, which is a subsidiary of Bank of America Corporation. The depositor’s address is One Bryant Park, New York, New York 10036 and its telephone number is (980) 388-7451. See “Transaction Parties—The Depositor”.

Issuing Entity	BANK 2017-BNK9, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors and Originators	The sponsors of this transaction are:

●	Bank of America, National Association, a national banking association

●	Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company

●	Wells Fargo Bank, National Association, a national banking association

These entities are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

The originators of this transaction are:

●	Bank of America, National Association, a national banking association

●	Morgan Stanley Bank, N.A., a national banking association

●	Wells Fargo Bank, National Association, a national banking association

The sponsors originated, co-originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

Sellers of the Mortgage Loans

Mortgage Loan Seller	Originator(1)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Bank of America, National Association	Bank of America, N.A.	17	$383,543,420	36.4%
Morgan Stanley Mortgage Capital Holdings LLC	Morgan Stanley Bank, N.A.	18	332,567,983	31.6
Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	9	277,614,415	26.3
Morgan Stanley Mortgage Capital Holdings LLC / Wells Fargo Bank, National Association	(2)	1	60,000,000	5.7
Total		45	$1,053,725,818	100.0%

(1)	Certain of the mortgage loans are part of whole loans that were co-originated by the related originator and another entity. See “Description of the Mortgage Pool—Co-Originated Whole Loans”.

(2)	The Colorado Center mortgage loan, representing approximately 5.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a whole loan that was co-originated by Morgan Stanley Bank, N.A., Deutsche Bank AG, acting through its New York Branch and Wells Fargo Bank, National Association. Morgan Stanley Mortgage Capital Holdings LLC and Morgan Stanley Bank, N.A. are acting as mortgage loan seller and originator, respectively, with respect to Note A-1-C2, with an outstanding principal balance as of the cut-off date of $40,000,000. Wells Fargo Bank, National Association is acting as mortgage loan seller and originator with respect to Note A-3-C2, with an outstanding principal balance as of the cut-off date of $20,000,000.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer	Wells Fargo Bank, National Association will be the master servicer. The master servicer will be responsible for the master servicing and administration of the mortgage loans and any related companion loan pursuant to the pooling and servicing agreement (other than any mortgage loan or companion loan that is part of a whole loan and serviced under the pooling and servicing agreement related to the transaction indicated in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at Three Wells Fargo, MAC D1050-084, 401 South Tryon Street, Charlotte, North

Carolina 28202. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

The non-serviced mortgage loans will be serviced by the master servicer set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Special Servicer	Rialto Capital Advisors, LLC is expected to act as the initial special servicer under the pooling and servicing agreement with respect to the mortgage loans (other than any excluded special servicer loan and any non-serviced mortgage loan) and the related companion loans. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating and processing and/or providing or withholding consent as to certain special servicer decisions and major decisions relating to such mortgage loans and any related companion loan for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing offices of Rialto Capital Advisors, LLC are located at 790 NW 107th Avenue, 4th Floor, Miami, Florida 33172. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

If the special servicer obtains knowledge that it has become a borrower party with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class of certificates). After the occurrence and during the continuance of a control termination event or if at any time the applicable excluded special servicer loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class of certificates), the resigning special servicer will be required to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan.

Rialto Capital Advisors, LLC is expected to be appointed to be the special servicer by RREF III Debt AIV, LP (or another affiliate of Rialto Capital Advisors, LLC), which, on the closing date, is expected to be appointed (or to appoint an affiliate) as the initial directing certificateholder. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

The special servicer of each non-serviced mortgage loan is set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The BANK 2017-BNK8
Special Servicer and
the GSMS 2017-GS8

Special Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, will be the special servicer of certain of the non-serviced mortgage loans and the related companion loans pursuant to the pooling and servicing agreements identified in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. The principal servicing offices of Midland Loan Services, a Division of PNC Bank, National Association are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210. See “Transaction Parties—The BANK 2017-BNK8 Special Servicer and the GSMS 2017-GS8 Special Servicer” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee	Wilmington Trust, National Association will act as trustee. The corporate trust office of the trustee is located at 1100 North Market Street, Wilmington, Delaware 19890, Attention: CMBS Trustee BANK 2017-BNK9. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related companion loan. See “Transaction Parties—The Trustee” and “Pooling and Servicing Agreement”.

With respect to the non-serviced mortgage loans, the entity set forth in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the pooling and servicing agreement for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association will act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The corporate trust offices of Wells Fargo Bank, National Association are located at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, and for certificate transfer purposes are located at 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479. See “Transaction Parties—The Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to the non-serviced mortgage loans will be the entity set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the pooling and servicing agreement for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to a non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations

Reviewer	Park Bridge Lender Services LLC, a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders vote to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	The directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than certain excluded loans as described in the next paragraph), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than a specified percentage of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement).

With respect to the directing certificateholder or the holder of the majority of the controlling class certificates, an “excluded loan” is a mortgage loan or whole loan with respect to which such party is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure the related mezzanine loan, or certain affiliates thereof. However, in certain circumstances (such as when no directing certificateholder has been appointed and no one holder owns the largest aggregate certificate balance of the controlling class) there may be no directing certificateholder even if there is a controlling class. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

The controlling class will be the most subordinate class of the Class F and Class G certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class; provided, however, that if at any time the certificate balances of the certificates other than the control eligible certificates and the RR Interest have been reduced to zero as a result of principal payments on the mortgage loans, then the controlling class will be the most subordinate class of control eligible certificates that has a certificate balance greater than zero without regard to any cumulative appraisal reduction amounts. Notwithstanding the preceding sentence, during such time as the Class F certificates would be the controlling class, the holders of such certificates will have the right to irrevocably waive their right to appoint a directing certificateholder or to exercise any of the rights of the controlling class certificateholder. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder. As of the closing date, the controlling class will be the Class G certificates.

It is anticipated that on the closing date, RREF III Debt AIV, LP (or another affiliate of Rialto Capital Advisors, LLC) (A) will purchase the Class F and Class G certificates and (B) may purchase the Class X-E, Class X-F, Class X-G and Class E certificates and certain other classes of certificates (but with respect to the Class E certificates it is currently expected that Rialto Capital Advisors, LLC or its affiliate will arrange for another party to purchase all of the Class E certificates on the closing date), and that RREF III Debt AIV, LP (or another affiliate of Rialto Capital Advisors, LLC) is expected to be appointed as the initial directing certificateholder with respect to each mortgage loan (other than (i) any non-serviced mortgage loan or (ii) any excluded loan with respect to the directing certificateholder).

Each entity identified in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing certificateholder (or the equivalent) under the pooling and servicing agreement for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Risk Retention

Consultation Party	The risk retention consultation party will have certain non-binding consultation rights in certain circumstances with respect to the mortgage loans (other than certain excluded loans as described in the next paragraph), as further described in this prospectus. The risk retention consultation party will generally be the party selected by the holder or holders of more than 50% of the RR Interest (by certificate balance). Bank of America,

National Association is expected to be appointed as the initial risk retention consultation party.

With respect to the risk retention consultation party or the holder of the majority of the RR Interest, an “excluded loan” is a mortgage loan or whole loan with respect to which such party is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

Certain Affiliations

and Relationships	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Significant Obligor	There are no significant obligors related to the issuing entity.

Relevant Dates And Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the respective due date for the monthly debt service payment that is due in December 2017 (or, in the case of any mortgage loan that has its first due date after December 2017, the date that would have been its due date in December 2017 under the terms of that mortgage loan if a monthly debt service payment were scheduled to be due in that month).

Closing Date	On or about December 20, 2017.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in January 2018.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in California, New York, North Carolina, or any of the jurisdictions in which the respective primary servicing offices of the master servicer or special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the collection period will be the period beginning with the day after the determination date in the month preceding the month in which such distribution date occurs (or, in the case of the first distribution date, commencing immediately following the cut-off date) and ending with the determination date occurring in the month in which such distribution date occurs.

Assumed Final

Distribution Date; Rated

Final Distribution Date	The assumed final distribution dates set forth below for each class have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	November 2022
Class A-2	December 2022
Class A-SB	August 2027
Class A-3	November 2027
Class A-4	December 2027
Class X-A	NAP
Class X-B	NAP
Class A-S	December 2027
Class B	December 2027
Class C	December 2027

The rated final distribution date will be the distribution date in November 2054.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2017-BNK9:

●	Class A-1

●	Class A-2

●	Class A-SB

●	Class A-3

●	Class A-4

●	Class X-A

●	Class X-B

●	Class A-S

●	Class B

●	Class C

The certificates of this Series will consist of the above classes and the RR Interest and the following classes that are not being offered by this prospectus: Class X-D, Class X-E, Class X-F, Class X-G, Class D, Class E, Class F, Class G and Class R. The RR Interest is not being offered by this prospectus.

Certificate Balances and

Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approx. Initial Aggregate Certificate Balance or Notional Amount	Approx. % of Initial Pool Balance	Approx. Initial Credit Support(1)
Class A-1	$26,278,000	2.494%	30.000%
Class A-2	$27,104,000	2.572%	30.000%
Class A-SB	$39,690,000	3.767%	30.000%
Class A-3	$300,000,000	28.470%	30.000%
Class A-4	$307,655,000	29.197%	30.000%
Class X-A	$700,727,000	NAP	NAP
Class X-B	$175,182,000	NAP	NAP
Class A-S	$41,293,000	3.919%	25.875%
Class B	$82,586,000	7.838%	17.625%
Class C	$51,303,000	4.869%	12.500%

(1)	The approximate initial credit support with respect to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates represents the approximate credit enhancement for the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates in the aggregate. The RR Interest provides credit support only to the limited extent that it is allocated a portion of any losses incurred on the underlying mortgage loans, which such losses are allocated between it, on the one hand, and the non-retained certificates, on the other hand, pro rata in accordance with their respective percentage allocation entitlements. See “Credit Risk Retention”.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:

Class	Approx. Initial Pass-Through Rate(1)
Class A-1%
Class A-2%
Class A-SB	%
Class A-3%
Class A-4%
Class X-A	%
Class X-B	%
Class A-S	%
Class B	%
Class C	%

(1)	The pass-through rate for each class of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B and Class C certificates will be a per annum rate equal to one of the following: (i) a fixed rate, (ii) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate equal to the weighted average of the net mortgage interest rates for the related distribution date minus a specified percentage. The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class B and Class C certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

B. Interest Rate

Calculation Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C.   Servicing and

Administration Fees	Each of the master servicer and special servicer is entitled to a servicing fee or special servicing fee, as the case may be, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), any related serviced companion loan and any related REO loans and, with respect to the special servicing fees, if the related mortgage loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans.

The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) at a servicing fee rate equal to a per annum rate ranging from 0.00375% to 0.09770%.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loan as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of a per annum rate of 0.25000% and the per annum rate that would result in a special servicing fee for the related month of (i) $3,500 or (ii) with respect to any mortgage loan with respect to which the risk retention consultation party is entitled to consult with the special servicer, for so long as the related mortgage loan is a specially serviced loan during the occurrence and continuance of a consultation termination event, $5,000. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan and any related serviced companion loan will be paid out of the servicing fees and special servicing fees, as applicable, described above.

The master servicer and special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan (including any REO loan and any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.00664%. The trustee fee is payable by the certificate administrator from the certificate administrator fee and is equal to $290 per month.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (excluding any non-serviced mortgage loan and any related companion loan) at a per annum rate equal to (i) 0.00199% per annum, except with respect to the Laguna Cliffs Marriott mortgage loan and the Warwick Mall mortgage loan, (ii) 0.00317% per annum with respect to the Laguna Cliffs Marriott mortgage loan and (iii) 0.00532% per annum with respect to the Warwick Mall mortgage loan.

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date. As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but excluding any related companion loan(s)) at a per annum rate equal to 0.00028%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® as a license fee for use of their names and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the master servicer under the related pooling and servicing agreement governing the servicing of that mortgage loan will be entitled to a primary servicing fee at a rate equal to a per annum rate set forth in the table below, and the special servicer under the related pooling and servicing agreement will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan will be entitled to receive other fees and reimbursements with respect to such non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to such non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from such non-serviced whole loan and to the extent allocable to such non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

NON-SERVICED MORTGAGE LOANS

Non-Serviced Mortgage Loan	Primary Servicing Fee Rate(1)	Special Servicing Fee Rate
Griffin Portfolio	0.00250%	0.25000%(2)
Colorado Center	0.00125%	0.12500%
Park Square	0.00250%	0.25000%(2)
U.S. Industrial Portfolio III	0.00250%	0.25000%(2)
Bass Pro & Cabela’s Portfolio	0.00250%	0.25000%(2)

(1)	Included as part of the servicing fee rate.

(2)	Such fee rate is subject to a minimum amount equal to $3,500 for any month in which such fee is payable.

Distributions

A.  Allocation between

RR Interest and

Non-Retained Certificates	The aggregate amount available for distributions to holders of the certificates (including the RR Interest) on each distribution date (net of specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer) will be allocated between amounts available for distribution to the holders of the RR Interest, on the one hand, and for distribution to all other certificates, on the other hand. The certificates other than the RR Interest and the Class R certificates are referred to in this prospectus as the “non-retained certificates”. The portion of such amount allocable to (a) the RR Interest will at all times be the product of such amount multiplied by 5% and (b) the non-retained certificates will at all times be the product of such amount multiplied by the difference between 100% and the percentage referenced in clause (a), in each case such percentages being referred to in this prospectus as their respective “percentage allocation entitlement”.

B. Amount and Order

    of Distributions

    on Non-Retained

Certificates	On each distribution date, funds available for distribution to the non-retained certificates (other than (i) any yield maintenance charges and prepayment premiums and (ii) any excess interest) will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex E, (b) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (c) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (d) fourth, to principal on the Class A-3 certificates, until the certificate balance of the Class A-3 certificates has been reduced to zero, (e) fifth, to principal on the Class A-4 certificates, until the certificate balance of the Class A-4 certificates has been reduced to zero and (f) sixth, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero, or (ii) if the certificate balance of each class of certificates other than the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates and the RR Interest has been reduced to zero as a result of the allocation of mortgage loan losses to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates;

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, to reimburse the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata, based upon the aggregate unreimbursed losses previously allocated to each such class, first, in an amount equal to any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, and then in an amount equal to interest on that amount at the pass-through rate for such class;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates, first in an amount equal to any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, and then in an amount equal to interest on that amount at the pass-through rate for such class;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates, first in an amount equal to any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, and then in an amount equal to interest on that amount at the pass-through rate for such class;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates, first in an amount equal to any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, and then in an amount equal to interest on that amount at the pass-through rate for such class;

Seventh, to the non-offered certificates (other than the Class X-D, Class X-E, Class X-F, Class X-G and Class R certificates and the RR Interest) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the non-retained certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

C.  Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the Class R certificates) and the RR Interest can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “Credit Risk Retention—RR Interest—Priority of Distributions”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of the non-retained certificates entitled to principal on a particular distribution date and the RR Interest can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” and “Credit Risk Retention—RR Interest—Priority of Distributions”, respectively.

D.   Yield Maintenance

Charges, Prepayment

Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the RR Interest, on the one hand, and the non-retained certificates, on the other hand, in accordance with their respective percentage allocation entitlement. Yield maintenance charges and prepayment premiums with respect to the mortgage loans allocated to the non-retained certificates will be further allocated as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

E.   Subordination,

Allocation of Losses

and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of non-retained certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-retained certificates. The chart also shows the allocation between the RR Interest and the non-retained certificates and the corresponding entitlement to receive principal and/or interest of certain classes of non-retained certificates (other than excess interest that accrues on each mortgage loan that has an anticipated repayment date) on any distribution date in descending order. It also shows the manner in which mortgage loan losses are allocated between the RR Interest and non-retained certificates and the manner in which the non-retained certificate allocations are further allocated to certain classes of those certificates in ascending order (beginning with the non-offered certificates, other than the Class X-D, Class X-E, Class X-F, Class X-G and Class R certificates and the RR Interest) to reduce the balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G or Class R certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates and, therefore, the amount of interest they accrue.

(1)	The Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates are interest-only certificates.

(2)	The Class X-D, Class X-E, Class X-F and Class X-G certificates and the RR Interest are non-offered certificates.

(3)	Other than the Class X-D, Class X-E, Class X-F, Class X-G and Class R certificates and the RR Interest.

Other than the subordination of certain classes of non-retained certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates. The right to payment of holders of the RR Interest is pro rata and pari passu with the right to payment of holders of the non-retained certificates (as a collective whole), and as described above any losses incurred on the mortgage loans will be allocated between the RR Interest, on the one hand, and the non-retained certificates, on the other hand, pro rata in accordance with their respective percentage allocation entitlements.

The notional amount of the Class X-A certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates. The notional amount of the Class X-B certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-S, Class B and Class C certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “Credit Risk Retention—RR Interest—Allocation of Retained Certificate Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

F.  Shortfalls in Available

Funds	Shortfalls will reduce the aggregate available funds and will correspondingly reduce the amount allocated to the RR Interest and non-retained certificates. The reduction in amounts available for distribution to the non-retained certificates will reduce distributions to the classes of certificates with the lowest payment priorities. Shortfalls may occur as a result of:

●	the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	the application of appraisal reductions to reduce interest advances;

●	extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	a modification of a mortgage loan’s interest rate or principal balance; and

●	other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer will be allocated between the RR Interest, on the one hand, and the non-retained certificates, on the other hand, in accordance with their respective percentage allocation entitlements. The prepayment interest shortfalls allocated to the non-retained certificates are required to be further allocated among the classes of non-retained certificates entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan (including any non-serviced mortgage loan) or any REO loan (other than any portion of an REO loan related to a companion loan), unless in each case, the master servicer or the special servicer determines that the advance would be non-recoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity or an anticipated repayment date in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee or the special servicer determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan.

See “Pooling and Servicing Agreement—Advances”.

B.  Property Protection

Advances	The master servicer may be required to make advances with respect to the mortgage loans (other than any non-serviced mortgage loan) and any related companion loan that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance in its sole discretion). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the pooling and servicing agreement governing the servicing of that non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement governing the servicing of the non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to such non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be forty-five (45) fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in eighty-nine (89) commercial, multifamily or manufactured housing community properties. See “Description of the Mortgage Pool—General”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $1,053,725,818.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the forty-five (45) commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each mortgage loan in the table below is part of a larger whole loan, which is comprised of the related mortgage loan and one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”) and, in certain cases, one or more loans that are subordinate in right of payment to the related mortgage loan (each referred to in this prospectus as a “subordinate companion loan”, and any pari passu companion loan or subordinate companion loan may also be referred to herein as a “companion loan”). The companion loans, together with their related mortgage loan, are referred to in this prospectus as a “whole loan”.

Whole Loan Summary(1)

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(2)(4)	Whole Loan LTV Ratio(3)(4)	Mortgage Loan Underwritten NCF DSCR(2)	Whole Loan Underwritten NCF DSCR(3)
Griffin Portfolio	$96,250,000	9.1%	$278,750,000	N/A	61.5%	61.5%	2.49x	2.49x
Laguna Cliffs Marriott	$85,000,000	8.1%	$25,000,000	N/A	49.1%	49.1%	2.31x	2.31x
Colorado Center	$60,000,000	5.7%	$238,000,000	$252,000,000	24.6%	45.4%	4.83x	2.62x
Park Square	$60,000,000	5.7%	$100,000,000	N/A	56.9%	56.9%	1.89x	1.89x
U.S. Industrial Portfolio III	$40,000,000	3.8%	$80,537,149	N/A	72.5%	72.5%	1.48x	1.48x
Warwick Mall	$30,000,000	2.8%	$45,000,000	N/A	47.5%	47.5%	2.01x	2.01x
Bass Pro & Cabela’s Portfolio	$23,500,000	2.2%	$171,400,000	N/A	50.4%	50.4%	2.72x	2.72x

(1)	Any unsecuritized pari passu companion loan or subordinate companion loan may be further split.

(2)	Calculated including any related pari passu companion loans but excluding any related mezzanine debt and subordinate companion loan.

(3)	Calculated including any related pari passu companion loans and any related subordinate companion loan excluding mezzanine debt.

(4)	With respect to the Griffin Portfolio, Colorado Center and U.S. Industrial Portfolio III Mortgage Loans, the Mortgage Loan LTV Ratio and Whole Loan LTV Ratio are based on an appraised value that is other than an “as-is” value, as set forth in the definition of “Appraised Value.” See “—Certain Calculations and Definitions—Definitions”.

Each of the Laguna Cliffs Marriott whole loan and the Warwick Mall whole loan will be serviced by Wells Fargo Bank, National Association, as master servicer, and Rialto Capital Advisors, LLC, as special servicer, pursuant to the pooling and servicing agreement for this transaction and is referred to in this prospectus as a “serviced whole loan”, and each related companion loan is referred to in this prospectus as a “serviced companion loan”.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”.

Each whole loan identified in the table below will not be serviced under the pooling and servicing agreement for this transaction and instead will be serviced under a separate pooling and servicing agreement identified in the table below entered into in connection with the securitization of one or more related companion loan(s) and is referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loan is referred to as a “non-serviced mortgage loan” and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan” or collectively, as the “non-serviced companion loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)

Whole Loan Name	Transaction/Pooling Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee
Griffin Portfolio	BANK 2017-BNK8	9.1%	Wells Fargo Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Trust, National Association
Colorado Center	BXP Trust 2017-CC	5.7%	Wells Fargo Bank, National Association	AEGON USA Realty Advisors, LLC	Wilmington Trust, National Association
Park Square	BANK 2017-BNK8	5.7%	Wells Fargo Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Trust, National Association
U.S. Industrial Portfolio III	BANK 2017-BNK8	3.8%	Wells Fargo Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Trust, National Association
Bass Pro & Cabela’s Portfolio	GSMS 2017-GS8	2.2%	Wells Fargo Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Trust, National Association

Loan Name	Certificate Administrator	Custodian	Operating Advisor	Directing Certificateholder (or equivalent)
Griffin Portfolio	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Eightfold Real Estate Capital Fund V, L.P.
Colorado Center	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	NAP	Funds and accounts under management by BlackRock Financial Management, Inc.
Park Square	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Eightfold Real Estate Capital Fund V, L.P.
U.S. Industrial Portfolio III	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Eightfold Real Estate Capital Fund V, L.P.
Bass Pro & Cabela’s Portfolio	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.

(1)	Information in this table is presented as of the closing date of the related securitization or, if such securitization has not yet closed, reflects information regarding the expected parties to such securitization.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-

serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of the related subordinate companion loan (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity).

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a cut-off date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property (or part of a group of more than one cross-collateralized mortgage loan) is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,053,725,818
Number of mortgage loans	45
Number of mortgaged properties	89
Number of crossed loans	0
Crossed loans as a percentage	0%
Range of Cut-off Date Balances	$1,872,697 to $105,300,000
Average Cut-off Date Balance	$23,416,129
Range of Mortgage Rates	3.5625% to 5.5600%
Weighted average Mortgage Rate	4.2396%
Range of original terms to maturity	60 months to 180 months
Weighted average original term to maturity	119 months
Range of remaining terms to maturity	59 months to 179 months
Weighted average remaining term to maturity	118 months
Range of original amortization terms(2)	144 months to 360 months
Weighted average original amortization term(2)	350 months
Range of remaining amortization terms(2)	144 months to 360 months
Weighted average remaining amortization term(2)	350 months
Range of Cut-off Date LTV Ratios(3)(4)	24.6% to 73.7%
Weighted average Cut-off Date LTV Ratio(3)(4)	59.6%
Range of LTV Ratios as of the maturity date(3)(4)	24.6% to 68.4%
Weighted average LTV Ratio as of the maturity date(3)(4)	55.2%
Range of U/W NCF DSCRs(4)(5)	1.25x to 4.83x
Weighted average U/W NCF DSCR(4)(5)	2.18x
Range of U/W NOI Debt Yields(4)	8.0% to 20.7%
Weighted average U/W NOI Debt Yield(4)	11.5%
Percentage of Initial Pool Balance consisting of:
Interest-only, Balloon	57.2%
Interest-only, Amortizing Balloon	22.8%
Amortizing Balloon	20.0%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Excludes fourteen (14) mortgage loans secured by the mortgaged properties or portfolio of mortgaged properties identified on Annex A-1 as Duane Morris Plaza, Griffin Portfolio, Laguna Cliffs Marriott, Hackensack Commons, Colorado Center, Park Square, Linq Apartments, Bass Pro & Cabela’s Portfolio, Lowes Ground Lease - Oxnard, CA, 1151 Third Avenue, The Vue, The Knox, Old Barn Self Storage and Brentwood Self Storage, representing approximately 57.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, that are interest-only for the entire term.

(3)	Loan-to-value ratios (such as, for example, the loan-to-value ratios as of the cut-off date and the loan-to-value ratios at the maturity date) with respect to the mortgage loans were generally calculated using “as-is” values (or any equivalent term) as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”; provided, that with respect to certain mortgage loans, the related loan-to-value ratios have been calculated using “as-complete”, “as-stabilized” or similar hypothetical values. In addition, with respect to certain mortgage loans secured by multiple mortgaged properties, the appraised value may be an “as-portfolio” value that assigns a premium to the value of the mortgaged properties as a whole, which value exceeds the sum of their individual appraised values. Such mortgage loans are identified under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

(4)	In the case of mortgage loans that have one or more pari passu companion loans and/or subordinate companion loans that are not included in the issuing entity, the debt service coverage ratio, loan-to-value ratio and debt yield have been calculated including the related pari passu companion loan(s) but excluding any related subordinate companion loan. With respect to the Colorado Center mortgage loan, representing approximately 5.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the related loan-to-value ratio as of the cut-off date, underwritten net cash flow debt service coverage ratio and underwritten net operating income debt yield calculated including the related subordinate companion loans are 45.4%, 2.62x and 10.1%, respectively.

(5)	Debt service coverage ratios (such as, for example, underwritten net cash flow debt service coverage ratios or underwritten net operating income debt service coverage ratios) are calculated based on “Annual Debt Service”, as defined under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.

Modified and Refinanced

Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency or were refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of the mortgage loan.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Loans with Limited

Operating History	With respect to twenty-one (21) of the mortgaged properties securing six (6) mortgage loans representing approximately 9.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (by allocated loan amount), such mortgaged properties (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date or are leased fee properties and, therefore, the related mortgaged property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related mortgage loan that acquired the related mortgaged property within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired mortgaged property or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	Each sponsor maintains its own set of underwriting guidelines, which typically relate to credit and collateral analysis, loan approval, debt service coverage ratio and loan-to-value ratio analysis, assessment of property condition, escrow requirements and requirements regarding title insurance policy and property insurance. Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

With respect to four (4) mortgage loans being contributed by Wells Fargo Bank, National Association, representing approximately 21.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, there was an exception from the applicable mortgage loan seller’s underwriting guidelines with respect to satisfaction of certain underwriting criteria (e.g., occupancy, minimum debt service coverage ratio, underwritten rent, underwritten management fees, underwritten vacancies, underwritten occupancy, reserves, single-purpose entity covenants, etc.).

With respect to one (1) mortgage loan being contributed by Bank of America, National Association and representing approximately 2.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, there was an exception from the related mortgage loan seller’s underwriting guidelines with respect to the net worth of the borrower sponsor.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance

and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, S.A. or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, S.A. or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, S.A. or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	For a discussion of the manner in which the credit risk retention requirements will be satisfied by Bank of America, National Association, as retaining sponsor, see “Credit Risk Retention”.

EU Securitization Risk

Retention

Requirements	For a discussion of the manner in which each of Bank of America, National Association, Morgan Stanley Bank, N.A. and Wells Fargo Bank, National Association will covenant and represent to each other, the issuing entity, the depositor, the certificate administrator and the trustee to retain a material net economic interest in the securitization for the purpose of the EU risk retention requirements and due diligence requirements, see “EU Securitization Risk Retention Requirements”.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates will be available to certificateholders through:

●	the certificate administrator’s website initially located at www.ctslink.com;

may be available to certificateholders through:

●	the master servicer’s website initially located at www.wellsfargo.com/com/comintro;

and may be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corp., Markit Group Limited, BlackRock Financial Management, Inc., CMBS.com, Inc., Markit Group Limited, Moody’s Analytics and Thomson Reuters Corporation.

Optional Termination	On any distribution date on which the then-aggregate principal balance of the pool of mortgage loans is less than 1.0% of the initial pool balance (solely for the purposes of this calculation, if such right is being exercised after January 2028 and the Hackensack Commons mortgage loan, the Dover Town Center mortgage loan or the Woodside Village mortgage loan is still an asset of the trust, then such mortgage loan(s) will be excluded from the then-aggregate stated principal balance of the pool of mortgage loans and from the initial pool balance), certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class R certificates and the RR Interest) and deemed payment of a price specified in this prospectus for the mortgage loans then held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class R certificates and the RR Interest), (iii) such holder (or holders) pay an amount equal to the RR Interest’s proportionate share of the price specified in this prospectus and (iv) the master servicer consents to the exchange.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or

 Substitutions of Mortgage

  Loans; Loss of Value

Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the related mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”); provided, that with respect to the Colorado Center mortgage loan, which was co-originated by Morgan Stanley Bank, N.A. and Wells Fargo Bank, National Association, each mortgage loan seller will be obligated to take the above remedial actions only with respect to the related promissory note(s) sold by it to the depositor as if the note(s) contributed by each such mortgage loan seller and evidencing such mortgage loan were a separate mortgage loan. See “Description of the Mortgage Loan Purchase Agreements—General”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan and/or related REO properties) and, in the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted serviced whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related intercreditor agreement), that rejection of such offer would be in the best interests of the certificateholders and any related companion loan holder (as a collective whole as if such certificateholders and such companion loan holder constituted a single lender).

With respect to any non-serviced mortgage loan, if a related pari passu companion loan becomes a defaulted mortgage loan under the pooling and servicing agreement for the related pari passu companion loan and the special servicer under the related pooling and servicing agreement for the related pari passu companion loan(s) determines to sell such pari passu companion loan(s), then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan(s) and any related subordinate companion loans(s) in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity as two separate REMICs – the lower-tier REMIC and the upper-tier REMIC – for federal income tax purposes.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class [__] and Class [__] certificates will be issued with original issue discount and that the Class [__] certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA

Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates was due, in part, to their initial subordination levels for the various classes of the certificates and to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs on a non-recourse loan, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially and substantially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Moreover, certain mortgage loans may permit the replacement of the guarantor subject to the requirements set forth in the related mortgage loan documents. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan.

With respect to certain of the mortgage loans the related guaranty and/or environmental indemnity contains provisions to the effect that, provided certain conditions are satisfied, the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed-in-lieu of foreclosure, or appointment of a receiver, of the mortgaged property, pursuant to such mortgage loan and/or after the foreclosure, acceptance of a transfer in lieu of foreclosure or appointment of a receiver by a mezzanine lender under any related mezzanine loan.

The non-recourse carveout provisions contained in certain of the mortgage loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the mortgaged property to the extent that there is sufficient cash flow generated by the mortgaged property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

In all cases, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income-producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	the dependence upon a single tenant or concentration of tenants in a particular business or industry;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. Tenants under certain leases included in the underwritten net cash flow, underwritten net operating income or occupancy may nonetheless be in financial distress. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain tenants may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliate could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including treatment of the mortgage loan as an unsecured obligation, a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to recognize a successor owner, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, at any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and

●	in the case of a medical office property, (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Retail Properties Have Special Risks

Certain of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”. The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, “—Changes in the Retail Sector, Such as Online

Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers”, “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. We cannot assure you that the net operating income contributed by the mortgaged retail properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumers: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls or strip centers that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls or strip centers. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall or strip center property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants at the mortgaged property, and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants at the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark or if the subject store is not meeting the minimum sales requirement under its lease. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related mortgage loan. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant or to the tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with respect to the mortgaged retail properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Certain retail properties may have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties” and “—Mortgage Pool Characteristics—Property Types—Specialty Use Concentrations”.

Hospitality Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hospitality properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hospitality property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because hotel rooms are generally rented for short periods of time, the financial performance of hospitality properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hospitality properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hospitality property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hospitality properties are limited-service, select service or extended stay hotels. Hospitality properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hospitality properties as they generally require less capital for construction than full-service hospitality properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hospitality properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hospitality properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hospitality property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hospitality properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hospitality property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from the related mortgaged property or on the hospitality property’s occupancy rate.

In addition, there may be risks associated with hospitality properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hospitality properties often enter into these types of agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hospitality property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or hotel management agreement. We cannot assure you that a replacement franchise affiliation (either through a franchise, license or management agreement, as the case may be) could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, a replacement franchise, license and/or hospitality property manager may require significantly higher fees as well as the investment of capital to bring the hospitality property into compliance with the requirements of the replacement franchisor, licensor and/or hospitality property manager. Any provision in a franchise agreement, license agreement or management agreement providing for termination because of a bankruptcy of a franchisor, licensor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hospitality property is subject to a license, franchise or management agreement, the licensor, franchisor or manager has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor, franchisor or manager. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hospitality property losing its license or franchise or in the termination of the management agreement. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hospitality property. In addition, in some cases, those reserves will be maintained by the franchisor, licensor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenants conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Cold Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties that operate as refrigerated distribution/warehouse facilities, which we refer to as “cold storage properties”, including:

Cold storage properties are part of the supply chain linking producers, distributors and retailers of refrigerated, frozen and perishable food products. These temperature-controlled warehouses are generally production facilities, distribution centers, “public” or port warehouses. Production warehouses typically serve one or a small number of tenants and customers and are generally used by food processors located nearby. The production warehouse tenants and customers store large quantities of ingredients or partially processed or finished products in the warehouses until they are shipped to the next stage of production or distributed to end-markets. Distribution center warehouses primarily store a wide variety of tenants’ and customers’ finished products until future shipment to end-users. Each distribution center is typically located in a key distribution hub that services the surrounding regional market. Distribution centers also include “retail” warehouses, which generally store finished products specifically for distribution to one or a small number of local or regional retailers. Public warehouses generally serve the needs of local and regional warehouse tenants and customers. Food manufacturers, processors and retailers use these warehouses to store capacity overflow from their production warehouses or to facilitate cost-effective distribution. Port warehouses primarily store goods that are being imported and exported.

Significant factors determining the value of cold storage properties include the quality and mix of customers, the location of the property, availability of labor sources, the age, design and construction quality of the facilities, energy costs, proximity to customers and accessibility of rail lines, major roadways and other distribution channels. Site characteristics which are valuable to such a property include high ceiling-clear heights, wide column spacing, a large number of bays and large bay depths, divisibility, large minimum truck turning radii and overall functionality and accessibility. Warehousing sales can be seasonal, depending on the timing and availability of livestock, seafood and crops grown for frozen food production and the seasonal build-up of certain products for holiday consumption, and this seasonality can be expected to cause periodic fluctuations in a cold storage property’s revenues and operating expenses.

Substantially all of the customers at the related mortgaged property are in the food industry. The food industry may be affected by outbreaks of diseases among crops or livestock that could have a negative effect on the supply of the affected products. Livestock diseases may adversely affect consumer demand for related products. Declines in domestic consumption or foreign exports of various foods could lead to a reduced demand for cold storage facilities and negatively impact the related mortgaged properties.

An interruption or reduction in demand for a customer’s products or a decline in a particular industry segment could result in a decrease of sales and overall profitability at a cold storage facility. A facility that suited the needs of its original customer may be difficult to relet to another customer, or may become functionally obsolete relative to newer properties. In addition, in certain locations, customers depend upon shipping products in pooled shipments with products of other customers going to the same markets. In these cases, the mix of customers in a cold storage property can significantly influence the cost of delivering products to markets.

Cold storage properties, in particular production facilities dedicated to a single customer, may not be easily convertible to an alternate use and if not used as a cold storage facility, the actual market value of such properties may be substantially lower than its current appraised value.

Cold storage properties are also subject to certain risks specific to industrial properties. See “—Industrial Properties Have Special Risks” and “Mortgage Pool Characteristics—Property Types—Specialty Use Concentrations”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age or income of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, in some states, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Leased Fee Properties and Net Leased Properties Have Specific Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent.

Certain of the mortgaged properties securing the mortgage loans may be net leased to a ground tenant, which operates such mortgaged property as a hotel or other commercial property. Such net leased properties have risks similar to those of a leased fee property, including but not limited to the borrower’s receipt of only the related net lease income, and not the income of the underlying hotel or other property, lack of control over the operations of the mortgaged property, and reduced liquidity for such properties.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”, as applicable. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Self Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self storage properties becomes unprofitable, the liquidation value of that self storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self storage mortgaged property were readily adaptable to other uses.

Tenants at self storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self storage unit. No environmental assessment of a self storage mortgaged property included an inspection of the contents of the self storage units at that mortgaged property, and there is no assurance that all of the units included in the self storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self storage properties may derive a material portion of revenue from business activities ancillary to self storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals. See Annex A-1 and the footnotes related thereto.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self Storage Properties”.

Manufactured Housing Community Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of manufactured housing community properties, including:

●	the number of competing residential developments in the local market, such as: other manufactured housing community properties, apartment buildings and site-built single family homes;

●	the physical attributes of the community, including its age and appearance;

●	the location of the manufactured housing property;

●	the presence and/or continued presence of sufficient manufactured homes at the manufactured housing property (manufactured homes are not generally part of the collateral for a mortgage loan secured by a manufactured housing property; rather, the pads upon which manufactured homes are located are leased to the owners of such manufactured homes; accordingly, manufactured homes may be moved from a manufactured housing property);

●	the type of services or amenities it provides;

●	any age restrictions;

●	the property’s reputation; and

●	state and local regulations, including rent control and rent stabilization, and tenant association rights.

The manufactured housing community properties have few improvements (which are highly specialized) and are “single purpose” properties that could not be readily converted to general residential, retail or office use. Thus, if the operation of any of the manufactured housing community properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing community property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.

Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended to accommodate short-term occupancy by recreational vehicles, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties.

Some of the manufactured housing community mortgaged properties securing the mortgage loans in the trust may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. See also representation and warranty no. 33 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community mortgaged property.

Certain of the manufactured housing community mortgaged properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Manufactured Housing Community Properties”.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

A condominium regime can also be established with respect to land only, as an alternative to land subdivision in those jurisdictions where it is so permitted. In such circumstances, the condominium board’s responsibilities are typically limited to matters such as landscaping and maintenance of common areas, including private roadways, while individual unit owners have responsibility for the buildings constructed on their respective land units. Likewise, in land condominium regimes, individual unit owners would typically have responsibility for property insurance, although the condominium board might maintain liability insurance for the common areas. Accordingly, while some attributes of a building condominium form are shared by a land condominium, the latter would have a more limited scope of board responsibilities and shared costs.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Remaining Terms to Maturity” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risks of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are office, retail, hospitality and industrial. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. As a result, areas affected by such events may experience disruptions in travel, transportation and tourism, loss of jobs, an overall decrease in consumer activity, or a decline in real estate-related investments. We cannot assure you that the economies in such impacted areas will recover sufficiently to support income producing real estate at pre-event levels or that the costs of the related clean-up will not have a material adverse effect on the local or national economy. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations” in this prospectus. We cannot assure you that any hurricane damage would be covered by insurance.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in the California, Texas, Pennsylvania, Massachusetts, New Jersey and Maryland. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks, such as:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one such property, it could defer maintenance at a mortgaged property or debt service payments on the related mortgage loan in order to satisfy current expenses with respect to the first property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members, thereby increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee or the special servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty no. 43 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards”; “—Morgan Stanley Mortgage Capital Holdings LLC—Morgan Stanley Group’s Underwriting Standards”; and “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. In some circumstances, these renovations or property improvement plans may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hospitality property. In other cases, these renovations may involve renovations of common spaces or external features of the related hospitality property, which may cause disruptions or otherwise decrease the attractiveness of the related hospitality property to potential guests. These property improvement plans may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the properties securing the mortgage loans may currently be undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans or groups of cross-collateralized mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage, or certain properties may be entirely comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

In instances where a parking garage does not have a long-term leasing arrangement with a parking lessee, but rather relies on individual short-term (i.e., daily or weekly) parking tenants for parking revenues, variations in any or all of the foregoing factors can result in increased volatility in the net operating income for such parking garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as medical and dental offices, gas stations, data centers, urgent care facilities, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including use, density, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements, including, within the policy’s limitations, demolition costs, increased costs of construction due to code compliance and loss of value to undamaged improvements resulting from the application of zoning laws. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, you should not assume that the resulting loss in income will be covered by law and ordinance insurance. Zoning protection insurance, if obtained, will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”, thus constituting a zoning violation. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. See representation and warranty no. 26 on Annex D-1 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

The limited availability of zoning information and/or extent of zoning diligence may also present risks. Zoning information contained in appraisals may be based on limited investigation, and zoning comfort letters obtained from jurisdictions, while based on available records, do not customarily involve any contemporaneous site inspection. The extent of zoning diligence will also be determined based on perceived risk and the cost and benefit of obtaining additional information. Even if law and ordinance insurance is required to mitigate rebuilding-related risks, we cannot assure you that other risks related to material zoning violations will have been identified under such circumstances, and that appropriate borrower covenants or other structural mitigants will have been required as a result.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, regulatory agreements, ground leases, restrictive covenants, environmental restrictions, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty no. 18 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 83% in 2017(subject to annual 1% decreases until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $140 million in 2017 (subject to annual $20 million increases thereafter until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See Annex A-3 for a summary of the terrorism insurance requirements under each of the 15 largest mortgage loans or groups of cross-collateralized mortgage loans. See representation and warranty no. 31 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Tenant Issues—Insurance Considerations”. We cannot assure you that any insurance obtained by a sole or significant tenant will be adequate or that such sole or significant tenant will comply with any requirements to maintain adequate insurance. Additionally, to the extent that insurance coverage relies on self-insurance, there is a risk that the “insurer” will not be willing or have the financial ability to satisfy a claim if a loss occurs. See also representation and warranty no. 18 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Additionally, the risks related to blanket or self-insurance may be aggravated if the mortgage loans that allow such coverage are part of a group of mortgage loans with related borrowers, some or all of which are covered under the same self-insurance or blanket insurance policy, and which may also cover other properties owned by affiliates of such borrowers.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple-net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior 3 calendar years, to the extent available.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions

As described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (but have in some instances signed letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy of all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Certain Calculations and Definitions”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards”; “—Morgan Stanley Mortgage Capital Holdings LLC—Morgan Stanley Group’s Underwriting Standards”; and “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards”; “—Morgan Stanley Mortgage Capital Holdings LLC—Morgan Stanley Group’s Underwriting Standards”; and “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the related mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect both the “as-is” value and an “as-stabilized”, “as-complete” or other hypothetical value. However, the appraised value reflected in this prospectus with respect to each mortgaged property reflects only the “as-is” value unless otherwise specified. Any non-“as-is” value may be based on certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. We cannot assure you that those assumptions are or will be accurate or that any such non-“as-is” value will be the value of the related mortgaged property at maturity or other specified date. In addition, with respect to certain mortgage loans secured by multiple mortgaged properties, the appraised value may be an “as-portfolio” value that assigns a premium to the value of the mortgaged properties as a whole, which value exceeds the sum of their individual appraised values. See “Description of the Mortgage Pool—Appraised Value”.

Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards”; “—Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards”; and “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—

Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, or in the future will comply, with such requirements. Additionally, in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. Such borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single Purpose Entity Covenants” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as tenants-in-common. In the case of a mortgaged property that is owned by tenants-in-common, there is a risk that obtaining the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership” in this prospectus.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership” in this prospectus. See “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”, “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment” and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors, the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors, managers for the mortgaged properties or their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or may have been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that such borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. Accordingly, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although no companion loan related to a whole loan will be an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on such companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies in Common or Diversified Ownership”.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity or anticipated repayment date.

Most of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or anticipated repayment date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or to repay the outstanding principal amount at the anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or anticipated repayment date if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of any related companion loan.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and the pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by the master servicer or special servicer pursuant to the pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See also representation and warranty no. 36 on Annex D-1 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates”.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of Bank of America, National Association, one of the sponsors, originators and the anticipated initial risk retention consultation party, and of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans, subordinate loans, unsecured loans and/or companion loans related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans, subordinate loans, unsecured loans and/or companion loans or originate future permitted mezzanine indebtedness, subordinate indebtedness or unsecured indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans, subordinate loans, unsecured loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, subordinate loans and/or unsecured loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

In addition, Bank of America, National Association, Morgan Stanley Bank, N.A. and Wells Fargo Bank, National Association, each an originator, are each expected to hold a portion of the RR Interest as described in “Credit Risk Retention”, and Bank of America, National Association is expected to be appointed as the initial risk retention consultation party by the holder of the majority of the RR Interest. The risk retention consultation party may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow any such recommendations or take directions from the risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation party and the holder of the majority of the RR Interest by whom it is appointed may have interests that are in conflict with those of certain other certificateholders, in particular if the risk retention consultation party or such certificateholder holds companion loan securities, or has financial interests in or other financial dealings (as a lender or otherwise) with a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the risk retention consultation party or the holder of the majority of the RR Interest by whom the risk retention consultation party was appointed (any such loan referred to in this context as an “excluded loan” as to such party), then the risk retention consultation party will not have consultation rights solely with respect to any such excluded loan. See “Credit Risk Retention”.

In addition, for so long as any of Bank of America, National Association, Morgan Stanley Bank, N.A. or Wells Fargo Bank, National Association (in each case as holders of the RR Interest) is a borrower party with respect to any mortgage loan or whole loan, such party will be required to certify that it will not directly or indirectly provide any information related to any such mortgage loan or whole loan to the related borrower party, any of Bank of America, National Association’s, Morgan Stanley Bank, N.A.’s or Wells Fargo Bank, National Association’s employees, personnel or affiliates, in each case, involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. For the avoidance of doubt, the above covenants and restrictions will not apply to Wells Fargo Bank, National Association, in its capacity as master servicer or certificate administrator. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan. Notwithstanding such restriction, there can be no assurance that any of Bank of America, National Association, Morgan Stanley Bank, N.A. or Wells Fargo Bank, National Association (in each case as holders of the RR Interest) or the risk retention consultation party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

Each of these relationships may create a conflict of interest.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, ”—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. Similarly, each expected holder of the RR Interest and the party expected to be designated to consult with the special servicer on their behalf as the risk retention consultation party is affiliated with an Underwriter Entity. There can be no assurance that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of other classes of certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

Similarly, there can be no assurance that any actions Bank of America, National Association, Morgan Stanley Bank, N.A. or Wells Fargo Bank, National Association, each an affiliate of an Underwriting Entity, takes in its capacity as the holder of the RR Interest or as the risk retention consultation party will necessarily be aligned with the interests of the holders of other classes of certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

Each of the Underwriter Entities is an affiliate of one or more other parties involved in this transaction, as described under “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Wells Fargo Bank, National Association is the interim custodian of the loan files for all of the mortgage loans that Bank of America, National Association and Morgan Stanley Mortgage Capital Holdings LLC will transfer to the depositor (except with respect to each non-serviced mortgage loan).

Pursuant to an interim servicing agreement between Wells Fargo Bank, National Association and Bank of America, National Association, each a sponsor, an originator and a mortgage loan seller, Wells Fargo Bank, National Association acts as primary servicer with respect to certain mortgage loans owned by Bank of America, National Association from time to time, including, prior to their inclusion in the issuing entity, some or all of the mortgage loans that Bank of America, National Association will transfer to the depositor.

Pursuant to certain interim servicing agreements between Wells Fargo Bank, National Association and Morgan Stanley Mortgage Capital Holdings LLC, a sponsor and a mortgage loan seller, or Wells Fargo Bank, National Association and certain affiliates of Morgan Stanley Mortgage Capital Holdings LLC, Wells Fargo Bank, National Association acts as primary servicer with respect to certain mortgage loans owned by Morgan Stanley Mortgage Capital Holdings LLC and such affiliates from time to time, including, prior to their inclusion in the issuing entity, some or all of the mortgage loans that Morgan Stanley Mortgage Capital Holdings LLC will transfer to the depositor.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is substantially similar in all material respect but not necessary identical to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, each sub-servicer and the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each master servicer, sub-servicer, special servicer or any of their respective affiliates under the pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if such master servicer, sub-servicer, special servicer or affiliate holds certificates or companion loan securities, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

Furthermore, nothing in the pooling and servicing agreement or otherwise will prohibit the master servicer or special servicer or an affiliate thereof from soliciting the refinancing of any of the mortgage loans for which it is acting as master servicer or special servicer. In the event that the master servicer or special servicer or an affiliate thereof refinances any of the mortgage loans included in the mortgage pool, an earlier than expected payoff of any such mortgage loan could occur, which would result in a prepayment, which such prepayment could have an adverse effect on the yield of the certificates. See “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it has become a borrower party with respect to an excluded special servicer loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class). After the occurrence and during the continuance of a control termination event or at any time the applicable excluded special servicer loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class), the resigning special servicer will be required to select the related excluded special servicer. See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the BANK 2017-BNK9 non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

The master servicer and the special servicer service and are expected to continue to service, in the ordinary course of their respective businesses, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or the special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or special servicer.

The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

It is expected that RREF III Debt AIV, LP or another affiliate of the special servicer will be the initial directing certificateholder. Rialto Capital Advisors, LLC, the expected special servicer for this transaction, is an affiliate of (a) the entity or entities that are anticipated to purchase the Class F and Class G certificates and that may purchase the Class X-E, Class X-F, Class X-G and Class E certificates and certain other classes of certificates (but with respect to the Class E certificates it is currently expected that Rialto Capital Advisors, LLC or its affiliate will arrange for another party to purchase all of the Class E certificates on the Closing Date) and (b) RREF III Debt AIV, LP or its affiliate, which is expected to be appointed as the initial directing certificateholder with respect to each mortgage loan (other than any non-serviced mortgage loan or any excluded loan with respect to the directing certificateholder). Rialto Capital Advisors, LLC is expected to act as the initial special servicer and it or an affiliate assisted RREF III Debt AIV, LP and/or one or more of its affiliates with its due diligence of the mortgage loans prior to the closing date.

Similarly, it is expected that Wells Fargo Bank, National Association, a sponsor, an originator and a mortgage loan seller, will be a holder of a portion of the RR Interest. In addition, Wells Fargo Bank, National Association will also be the master servicer, the custodian and the certificate administrator under this securitization and is an affiliate of Wells Fargo Securities, LLC, one of the underwriters. In addition, Wells Fargo Bank is (1) the master servicer, the certificate administrator and the custodian under the BANK 2017-BNK8 PSA, which governs the servicing and administration of the Griffin Portfolio Whole Loan, the Park Square Whole Loan and the U.S. Industrial Portfolio III Whole Loan, (2) the servicer, the certificate administrator and the custodian under the BXP Trust 2017-CC TSA, which governs the servicing and administration of the Colorado Center Whole Loan and (3) expected to be the master servicer, the certificate administrator and the custodian under the GSMS 2017-GS8 PSA, which is expected to govern the servicing and administration of the Bass Pro & Cabela’s Portfolio Whole Loan.

Although the master servicer and special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC has been appointed as the initial operating advisor with respect to all of the mortgage loans other than any non-serviced mortgage loan. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, the risk retention consultation party, collateral property owners and their vendors or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

The operating advisor or its affiliates may acquire or have interests in or duties (including contract underwriting services, advisory services and/or servicing or special servicing obligations) with respect to existing and new mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of any successor operating advisor may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. This may pose inherent conflicts of interest for the initial operating advisor. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may acquire or have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or a sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates may have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, the risk retention consultation party, collateral property owners and their vendors or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

The asset representations reviewer or its affiliates may acquire or have interests in or duties (including contract underwriting services, advisory services and/or servicing or special servicing obligations) with respect to existing and new mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the asset representations reviewer and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of any successor asset representations reviewer may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. This may pose inherent conflicts of interest for the initial asset representations reviewer.

In addition, the asset representations reviewer and its affiliates may acquire or have interests that are in conflict with those of certificateholders if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or a sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

It is expected that RREF III Debt AIV, LP (or another affiliate of Rialto Capital Advisors, LLC) will be appointed as the initial directing certificateholder. The special servicer may, at the direction of the directing certificateholder (for so long as a control termination event does not exist and is not continuing and, at all times, other than with respect to certain excluded loans), take actions with respect to the specially serviced loans under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holder of any companion loan or securities backed by such companion loan may have interests in conflict with those of the other certificateholders. As a result, it is possible (i) that the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and, at all times, other than with respect to any applicable excluded loans or non-serviced whole loans) or (ii) the directing certificateholder (or equivalent entity) under the pooling and servicing agreement governing the servicing of a non-serviced whole loan, may direct the special servicer or the special servicer under such pooling and servicing agreement relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth below is the identity of the initial directing certificateholder (or equivalent entity) for each non-serviced whole loan, the securitization trust or other entity holding the controlling note in such non-serviced whole loan and the pooling and servicing agreement under which it is being serviced.

Whole Loan	Non-Serviced PSA	Controlling Noteholder	Initial Directing Certificateholder
Griffin Portfolio	BANK 2017-BNK8	BANK 2017-BNK8	Eightfold Real Estate Capital Fund V, L.P.
Colorado Center	BXP Trust 2017-CC	BXP Trust 2017-CC	Funds and accounts under management by BlackRock Financial Management, Inc.
Park Square	BANK 2017-BNK8	BANK 2017-BNK8	Eightfold Real Estate Capital Fund V, L.P.
U.S. Industrial Portfolio III	BANK 2017-BNK8	BANK 2017-BNK8	Eightfold Real Estate Capital Fund V, L.P.
Bass Pro & Cabela’s Portfolio	GSMS 2017-GS8	GSMS 2017-GS8	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.

The controlling noteholder or directing certificateholder indicated in the chart above has certain consent and/or consultation rights with respect to the related non-serviced whole loan under the pooling and servicing agreement governing the servicing of that non-serviced whole loan. Such controlling noteholder or directing certificateholder does not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans. As a result, it is possible that a non-serviced companion loan holder (solely with respect to the related non-serviced whole loan) may advise a non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, such non-serviced special servicer is not permitted to take actions that are prohibited by law or that violate its servicing standard or the terms of the related mortgage loan documents. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”. In addition, except as limited by certain conditions described under “Description of the Mortgage Pool—The Whole Loans”, a non-serviced special servicer may be replaced by the related directing certificateholder or controlling noteholder with or without cause at any time, for so long as a control termination event (or its equivalent) does not exist. See “Pooling and Servicing Agreement —Servicing of the Non-Serviced Mortgage Loans”, “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loan”.

The special servicer, upon strictly non-binding consultation with a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, a serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (solely with respect to the related serviced whole loan) may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow such recommendations and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents and is otherwise under no obligation to take direction from a serviced companion loan holder. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause—Rights Upon Servicer Termination Events”, the

special servicer may be replaced by the directing certificateholder for cause or without cause (for so long as a control termination event does not exist and other than in respect of any applicable excluded loans). See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”.

The directing certificateholder, any controlling noteholder or their respective affiliates (and the directing certificateholder (or equivalent entity) under the pooling and servicing agreement governing the servicing of a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing certificateholder, controlling noteholder or their respective affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such loan referred to herein as an “excluded loan” with respect to the directing certificateholder), the directing certificateholder will not have consent or consultation rights solely with respect to such excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to any such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any “excluded information” solely relating to any such mortgage loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or otherwise seek to exert its influence over the special servicer in the event any such mortgage loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus. Each of these relationships may create a conflict of interest.

Rialto Capital Advisors, LLC, the special servicer, is also an affiliate of the entity that (a) is anticipated to purchase the Class F and Class G certificates on the closing date, (b) may purchase the Class X-E, Class X-F, Class X-G and Class E certificates and certain other certificates on the closing date (but with respect to the Class E certificates it is currently expected that Rialto Capital Advisors, LLC or its affiliate will arrange for another party to purchase all of the Class E certificates on the Closing Date) and (c) is expected to be appointed as the initial directing certificateholder.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class F and Class G certificates, which is referred to in this prospectus as the “b-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the b-piece buyer received or may have received price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the b-piece buyer or that the final pool as influenced by the b-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the b-piece buyer’s certificates. Because of the differing subordination levels, the b-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the b-piece buyer but that does not benefit other investors. In addition, the b-piece buyer may enter into hedging or other transactions or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The b-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The b-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the b-piece buyer’s acceptance of a mortgage loan. The b-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The b-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

The b-piece buyer, or an affiliate, will constitute the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with the master servicer and the special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to the non-serviced mortgage loans under the pooling and servicing agreement governing the servicing of such non-serviced whole loan and the related intercreditor agreement. See “Pooling and Servicing Agreement—The Directing Certificateholder”, “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loan”.

It is expected that RREF III Debt AIV, LP or another affiliate of the special servicer will be the initial directing certificateholder. Rialto Capital Advisors, LLC, the expected special servicer for this transaction, is an affiliate of (a) the entity or entities that are anticipated to purchase the Class F and Class G certificates and that may purchase the Class X-E, Class X-F, Class X-G and Class E certificates and certain other classes of certificates (but with respect to the Class E certificates it is currently expected that Rialto Capital Advisors, LLC or its affiliate will arrange for another party to purchase all of the Class E certificates on the Closing Date) and (b) RREF III Debt AIV, LP or its affiliate, which is expected to be appointed as the initial directing certificateholder with respect to each mortgage loan (other than any non-serviced mortgage loan or any excluded loan with respect to the directing certificateholder). Rialto Capital Advisors, LLC is expected to act as the initial special servicer and it or an affiliate assisted RREF III Debt AIV, LP and/or one or more of its affiliates with its due diligence of the mortgage loans prior to the closing date.

Because the incentives and actions of the b-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to any whole loan, the directing certificateholder exercising control rights over that whole loan will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder under the pooling and servicing agreement for this securitization or under the pooling and servicing agreement governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans, and the subsequent allocation of such amounts between the RR Interest, on one hand, and the non-retained certificates, on the other hand, as described in “Credit Risk Retention—RR Interest”. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd Frank Act (such statutory provision, together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013. Banking entities are required to be in conformance with the Volcker Rule by July 21, 2015, although ownership interests or sponsorships in covered funds in existence prior to December 31, 2013 are not required to be brought into conformance until July 21, 2017 (with the possibility of an additional five-year extension for certain illiquid funds). Prior to the applicable conformance date expiration, banking entities must make good faith efforts to conform their activities and investments to the Volcker Rule. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity.  Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

●	In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect a borrower’s ability to refinance the related mortgage loan or sell the related mortgaged property on such mortgage loan’s maturity date. We cannot assure you that a borrower will be able to generate sufficient cash from the sale or refinancing of the related mortgaged property to make the balloon payment on such mortgage loan.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

EU Risk Retention and Due Diligence Requirements

Investors should be aware of the risk retention and due diligence requirements in Europe (the “EU Risk Retention and Due Diligence Requirements”) which currently apply, or are expected to apply in the future, in respect of various types of EU regulated investors including credit institutions, authorized alternative investment fund managers, investment firms, insurance and reinsurance undertakings, management companies and funds regulated pursuant to the Undertakings for Collective Investments in Transferable Securities (UCITS) Directive and institutions for occupational retirement provision. Among other things, such requirements restrict an investor who is subject to the EU Risk Retention and Due Diligence Requirements from investing in securitizations unless: (i) the originator, sponsor or original lender in respect of the relevant securitization has explicitly disclosed that it will retain, on an on-going basis, a net economic interest of not less than five percent in respect of certain specified credit risk tranches or securitized exposures; and (ii) such investor is able to demonstrate that they have undertaken certain due diligence in respect of various matters including but not limited to its note position, the underlying assets and (in the case of certain types of investors) the relevant sponsor or originator. Failure to comply with one or more of the requirements may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge on the offered certificates acquired by the relevant investor.

Each investor subject to the EU Risk Retention and Due Diligence Requirements should consult with its own legal, accounting, regulatory and other advisors and/or its regulator to determine whether, and to what extent, the information set out in this prospectus and in any investor report provided in relation to the transaction is sufficient for the purpose of satisfying the EU Risk Retention and Due Diligence Requirements. Investors are required to independently assess and determine the sufficiency of such information. None of the originators, the issuing entity, the depositor, the trustee, the certificate administrator, the underwriters, their respective affiliates or any other person makes any representation, warranty or guarantee that any such information is sufficient for such purposes or any other purpose or that the structure of the offered certificates and the transactions described herein are compliant with the EU Risk Retention and Due Diligence Requirements or any other applicable legal regulatory or other requirements and no such person will have any liability to any prospective investor or any other person with respect to any deficiency in such information or any failure of the transactions contemplated hereby to comply with or otherwise satisfy such requirements.

If a regulator determines that the transaction does not comply or, as a result of a breach by an entity that has covenanted to retain a net economic interest of such covenant, is no longer in compliance with, the EU Risk Retention and Due Diligence Requirements, an investor subject to the EU Risk Retention and Due Diligence Requirements may be subject to regulatory penalties and, in the case that such investor is subject to regulatory capital requirements, a punitive capital charge may apply in respect of the offered certificates held by it. Such a determination could have a negative impact on the price and liquidity of the offered certificates in the secondary market.

On 30 September 2015, the European Commission published a proposed regulation to amend the CRR (the “CRR Amendment Regulation”) and a proposed regulation aiming to create a general European framework for securitization and a specific framework for “simple, transparent and standardised” securitization (the “STS Securitization Regulation”) which are intended, amongst other things, to re-cast the EU risk retention rules as part of wider changes to establish a “Capital Markets Union” in Europe (together, the “Securitization Regulations”). On 26 October 2017 the European Parliament voted to adopt the Securitization Regulations, which will apply from 1 January 2019 (subject to certain transitional provisions in the CRR Amendment Regulation regarding securitizations the securities of which were issued before 1 January 2019). Investors should be aware that there are material differences between the current EU legal framework governing securitization and that in the Securitization Regulations (including changes to the EU Risk Retention and Due Diligence Requirements).

There can therefore be no assurances as to whether the transactions described herein will be affected by a change in law or regulation relating to the EU Risk Retention and Due Diligence Requirements (including the Securitization Regulation), including as a result of any changes recommended in future reports or reviews. Investors should therefore make themselves aware of the EU Risk Retention and Due Diligence Requirements, the proposed Securitization Regulation (and any corresponding implementing rules of their regulator), in addition to any other regulatory requirements that are (or may become) applicable to them and/or with respect to their investment in the offered certificates.

With respect to the commitment of each of Bank of America, National Association, Morgan Stanley Bank, N.A. and Wells Fargo Bank, National Association to retain a material net economic interest in the securitization for the purpose of the EU Risk Retention and Due Diligence Requirements, please see the statements set out in “EU Securitization Risk Retention Requirements” below.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the mortgage loans. Actual losses may, however, exceed the assumed levels. If actual losses on the mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of offered certificates, due in part to the final subordination levels provided by such nationally recognized statistical rating organization for such classes of certificates. If the depositor had selected such nationally recognized statistical rating organization to rate those classes of offered certificates not rated by it, such ratings on those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations hired by the depositor. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy a certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or anticipated repayment date and there is a risk that a number of those mortgage loans may default at maturity or anticipated repayment date, or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments” and “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Classes
Class X-A	Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates
Class X-B	Class A-S, Class B and Class C certificates

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A and/or Class X-B certificates. Investors in the Class X-A or Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be, applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans allocated to the non-retained certificates exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or the master servicer, special servicer, trustee or other party to a pooling and servicing agreement governing the servicing of a non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal ultimately available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of non-retained certificates and the RR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the non-retained certificates and the RR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent of the portion of losses that are realized on the mortgage loans and allocated to the non-retained certificates, first the Class G certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3 or Class A-4 certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates and a reduction of the certificate balance of the Class A-S, Class B or Class C certificates will result in a corresponding reduction of the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest in respect of the non-retained certificates and otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric class designation. If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans that are allocable to the non-retained certificates will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates and, if your certificates are Class B or Class C certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class B certificates. See “Description of the Certificates”. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of such other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Payments Allocated to the RR Interest or the Non-Retained Certificates Will Not Be Available to the Non-Retained Certificates or the RR Interest, Respectively

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-retained certificates and the RR Interest, pro rata, based upon their respective percentage allocation entitlement. Amounts received and allocated to the non-retained certificates will not be available to satisfy any amounts due and payable to the RR Interest. Likewise, amounts received and allocated to the RR Interest will not be available to satisfy any amounts due and payable to the non-retained certificates. As a result of this allocation of payments, any losses incurred by the issuing entity will also be effectively allocated between the non-retained certificates and the RR Interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than the mortgage loans that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder or the risk retention consultation party under the pooling and servicing agreement for this transaction and the rights of the holders of any related companion loan and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect a non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In addition, in all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reduction amounts, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by any borrower affiliate, any property manager, the master servicer, the special servicer, the trustee, the certificate administrator, the depositor, any mortgage loan seller or respective affiliates or agents will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Class R certificates and the RR Interest will not have any voting rights; however, the holders of the RR Interest will be entitled to consent to amendments to the pooling and servicing agreement that would adversely affect the rights of such certificateholders.

The Rights of the Directing Certificateholder, the Risk Retention Consultation Party and the Operating Advisor Could Adversely Affect Your Investment

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than any applicable excluded loans and, with respect to any non-serviced mortgage loan, will have certain limited consultation rights) and the right to replace the special servicer (other than with respect to a non-serviced mortgage loan) with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of appraisal reduction amounts and realized losses, is less than 25% of its initial certificate balance) occurs and is continuing, the directing certificateholder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs and is continuing, then the directing certificateholder will no longer have any consultation rights with respect to any mortgage loans. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

In addition, the risk retention consultation party will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any applicable excluded loans). See “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights and the risk retention consultation party has consultation rights include, among others, certain modifications to the mortgage loans or any serviced whole loan, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder and the risk retention consultation party, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to any non-serviced mortgage loan, the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note for a non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loans that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of a non-controlling note) will have limited consultation rights with respect to major decisions and the implementation of any recommended actions outlined in an asset status report relating to a non-serviced whole loan and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no consultation termination event has occurred and is continuing and by the special servicer if a consultation termination event has occurred and is continuing. Additionally, with respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) of the related securitization trust will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the master servicer and the special servicer under the pooling and servicing agreement and the master servicer and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or the terms of the related mortgage loan documents, it is possible that the directing certificateholder (or the equivalent) under such pooling and servicing agreement may direct or advise, as applicable, the special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder, the risk retention consultation party and the directing certificateholder (or the equivalent) under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan:

(i)    may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)    may act solely in the interests of the holders of the controlling class or the RR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan);

(iii)    does not have any duties to the holders of any class of certificates other than the controlling class or the RR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan);

(iv)    may take actions that favor the interests of the holders of the controlling class or the RR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates; and

(v)    will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder, the risk retention consultation party or the directing certificateholder (or the equivalent) under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if a control termination event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan). Further, if a consultation termination event has occurred and is continuing, the operating advisor will have the right to recommend a replacement of the special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan, for the benefit of any holder of a related companion loan (as a collective whole as if the certificateholders and the companion loan holder constituted a single lender). We cannot assure you that any actions taken by the master servicer or the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to any non-serviced mortgage loan, the operating advisor, if any, appointed under the related pooling and servicing agreement governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such pooling and servicing agreement. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO Property. There will be no operating advisor under the BXP Trust 2017-CC trust and servicing agreement with respect to the Colorado Center whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing certificateholder will have the right to terminate and replace the special servicer with or without cause so long as no control termination event has occurred and is continuing and other than in respect of any applicable excluded loans as described in this prospectus. After the occurrence and during the continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding at least 66-2/3% of a quorum of the certificateholders (which quorum consists of the holders of certificates evidencing at least 50% of the aggregate voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances). See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. With respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) and the certificateholders of the securitization trust related to such other pooling and servicing agreement will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. The certificateholders generally will have no right to replace the master servicer or the special servicer of a pooling and servicing agreement relating to any non-serviced mortgage loan, though under certain circumstances the certificateholders may have a limited right to replace the master servicer or special servicer for cause solely with respect to such non-serviced whole loan under such pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loan” in this prospectus. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment

The holders of a serviced pari passu companion loan relating to a serviced pari passu mortgage loan will have certain consultation rights (on a non-binding basis) with respect to major decisions and implementation of any recommended actions outlined in an asset status report relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer may not be required to consult with the companion loan holder unless required to do so under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to mortgage loans that have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to any non-serviced mortgage loan, you will generally not have any right to vote or consent with respect to any matters relating to the servicing and administration of such non-serviced mortgage loan, however, the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note for the related non-serviced whole loan, will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan. The interests of the securitization trust holding the controlling note may conflict with those of the holders of some or all of the classes of certificates, and accordingly the directing certificateholder (or the equivalent) of such securitization trust may direct or advise the special servicer for the related securitization trust to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” and “—The Non-Serviced AB Whole Loan”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer in order to maximize ultimate proceeds of such mortgage loans to the issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received in respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount of cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans (or portion thereof) sold by such sponsor to us. Neither we nor any of our affiliates (except Bank of America, National Association in its capacity as a sponsor, in respect of the mortgage loans it will contribute to this securitization) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors or, notwithstanding the existence of any guarantee, any related guarantor, will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made by the related mortgage loan seller to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In particular, in the case of a non-serviced whole loan that is serviced under the related non-serviced pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that pooling and servicing agreement, if any, may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as a REMIC or cause the issuing entity to incur a tax.

In addition, with respect to the Colorado Center mortgage loan, which was co-originated by Morgan Stanley Bank, N.A. and Wells Fargo Bank, National Association, each mortgage loan seller will be obligated to take the remediation actions described above as a result of a material document defect or material breach only with respect to the related promissory note(s) sold by it to the depositor as if the note(s) contributed by each such mortgage loan seller and evidencing such mortgage loan were a separate mortgage loan. In addition to the foregoing, it is also possible that under certain circumstances, only one of Morgan Stanley Mortgage Capital Holdings LLC or Wells Fargo Bank, National Association will repurchase, or otherwise comply with any remediation obligations with respect to, its interest in such mortgage loan if there is a material breach or material document defect.

Each sponsor has only limited assets with which to fulfill any obligations on its part that may arise as a result of a material document defect or a material breach of any of the sponsor’s representations or warranties. We cannot assure you that a sponsor has or will have sufficient assets with which to fulfill any obligations on its part that may arise, or that any such entity will maintain its existence.

See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If the master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by the master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the related mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If the master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the related mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a

“business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one not prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other restrictions, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”) (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the highest marginal corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holder, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

When foreclosing on a real estate mortgage, a REMIC is generally limited to taking only the collateral that will qualify as “foreclosure property” within the meaning of the REMIC provisions. Foreclosure property includes only the real property (ordinarily the land and structures) securing the real estate mortgage and personal property incident to such real property.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the United States Internal Revenue Code of 1986, as amended, during any taxable year, the United States Internal Revenue Code of 1986, as amended, provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the relevant entity would likely be treated as an association taxable as a corporation under the United States Internal Revenue Code of 1986, as amended. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, an investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of forty-five (45) fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $1,053,725,818 (the “Initial Pool Balance”). The “Cut-off Date” means the respective due dates for such Mortgage Loans in December 2017 (or, in the case of any Mortgage Loan that has its first due date after December 2017, the date that would have been its due date in December 2017 under the terms of such Mortgage Loan if a monthly debt service payment were scheduled to be due in that month).

Seven (7) of the Mortgage Loans, representing approximately 37.5% of the Initial Pool Balance, are each part of a larger whole loan, each of which is comprised of the related Mortgage Loan and one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans”) and/or are subordinate in right of payment to the related Mortgage Loan (referred to in this prospectus as “Subordinate Companion Loans”). The Pari Passu Companion Loans and the Subordinate Companion Loans are collectively referred to as the “Companion Loans” in this prospectus, and each Mortgage Loan and the related Companion Loan(s) are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the related Mortgage Loans and Companion Loans.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The Mortgage Loans were originated, co-originated or acquired by the mortgage loan sellers set forth in the following chart and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Sponsor	Originator(1)	Number of Mortgage Loans	Number of Mortgaged Properties	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Bank of America, National Association	Bank of America, N.A.	17	26	$383,543,420	36.4%
Morgan Stanley Mortgage Capital Holdings LLC	Morgan Stanley Bank, N.A.	18	38	332,567,983	31.6
Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	9	24	277,614,415	26.3
Morgan Stanley Mortgage Capital Holdings LLC / Wells Fargo Bank, National Association	(2)	1	1	60,000,000	5.7
Total		45	89	$ 1,053,725,818	100.0%

(1)	Certain of the Mortgage Loans are part of Whole Loans that were co-originated by the related originator and another entity. See “—Co-Originated Whole Loans” below.

(2)	The Colorado Center Mortgage Loan, representing approximately 5.7% of the Initial Pool Balance, is part of a Whole Loan that was co-originated by Morgan Stanley Bank, N.A., Deutsche Bank AG, acting through its New York Branch and Wells Fargo Bank, National Association. Morgan Stanley Mortgage Capital Holdings LLC and Morgan Stanley Bank, N.A. are acting as mortgage loan seller and originator, respectively, with respect to Note A-1-C2, with an outstanding principal balance as of the Cut-off Date of $40,000,000. Wells Fargo Bank, National Association is acting as mortgage loan seller and originator with respect to Note A-3-C2, with an outstanding principal balance as of the Cut-off Date of $20,000,000.

Each Mortgage Loan is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, is secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial, multifamily or manufactured housing community properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Mortgaged Properties and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Co-Originated Whole Loans

The following Mortgage Loans are part of Whole Loans that were co-originated by the related mortgage loan seller(s) and another entity:

●	The Colorado Center Mortgage Loan, representing approximately 5.7% of the Initial Pool Balance, is part of a Whole Loan that was co-originated by Morgan Stanley Bank, N.A., Deutsche Bank AG, acting through its New York Branch and Wells Fargo Bank, N.A.

●	The U.S. Industrial Portfolio III Mortgage Loan, representing approximately 3.8% of the Initial Pool Balance, is part of a Whole Loan that was co-originated by Morgan Stanley Bank, N.A. and Barclays Bank PLC.

●	The Bass Pro & Cabela’s Portfolio Mortgage Loan, representing approximately 2.2% of the Initial Pool Balance, is part of a Whole Loan that was co-originated by Goldman Sachs Mortgage Company, Wells Fargo Bank, N.A. and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on December 20, 2017 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

From time to time, a particular Mortgage Loan or Whole Loan may be identified in this prospectus by name (for example, the Griffin Portfolio Mortgage Loan or the Griffin Portfolio Whole Loan); when that occurs, we are referring to the Mortgage Loan or Whole Loan, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A-1. From time to time, a particular Companion Loan may be identified by name (for example, the Griffin Portfolio Companion Loan); when that occurs, we are referring to any (or, if applicable, an individual) Companion Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A-1. From time to time, a particular Mortgaged Property may be identified in this prospectus by name (for example, the Duane Morris Plaza Mortgaged Property); when that occurs, we are referring to the Mortgaged Property identified by that name on Annex A-1.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), unless otherwise indicated. All information presented in this prospectus with respect to each Mortgage Loan with a related Subordinate Companion Loan is calculated without regard to any such Subordinate Companion Loan, unless otherwise indicated.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings:

“ADR” means, for any hospitality property, average daily rate.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the monthly payment in effect as of the Cut-off Date, provided that:

●	in the case of a Mortgage Loan that provides for interest-only payments through maturity or the Anticipated Repayment Date, as applicable, such term means the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan;

●	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period prior to the maturity date or the Anticipated Repayment Date, as applicable, such terms means 12 times the monthly payment of principal and interest payable during the amortization period; and

●	in the case of a Mortgage Loan that provides for monthly payments in accordance with a specified payment schedule, ”Annual Debt Service” means 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, or, if such Mortgage Loan provides for an initial interest-only period and provides for amortization payments in accordance with a specified payment schedule after the expiration of such interest-only period prior to the maturity date or the Anticipated Repayment Date, as applicable, such terms means 12 times the average of the principal and interest payments for the first 12 payment periods during the amortization period.

Monthly debt service and the debt service coverage ratios are also calculated using the monthly payment in effect as of the Cut-off Date, subject to the proviso to the prior sentence. Annual Debt Service is calculated with regard to the related Mortgage Loan included in the issuing entity only, unless otherwise expressly indicated.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the related mortgage loan seller as set forth under “Appraised Value” on Annex A-1. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. In certain cases, appraisals may reflect both the “as-is” value and an “as-stabilized”, “as-complete” or other hypothetical value. However, the appraised value reflected in this prospectus with respect to each mortgaged property reflects only the “as-is” value unless otherwise specified. Any non-“as-is” value may be based on certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. We cannot assure you that those assumptions are or will be accurate or that any such non-“as-is” value will be the value of the related mortgaged property at maturity or other specified date. In addition, with respect to certain mortgage loans secured by multiple mortgaged properties, the appraised value may be an “as-portfolio” value that assigns a premium to the value of the mortgaged properties as a whole, which value exceeds the sum of their individual appraised values. With respect to any Mortgage Loan that is a part of a Whole Loan, the Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan. See “Description of the Mortgage Pool—Appraised Value”.

In the following cases, the Appraised Value set forth in this prospectus and on Annex A-1 is not the “as-is” appraised value, but is instead calculated based on the condition(s) set forth in the table below:

Mortgage Loan or Mortgaged Property Name	% of Initial Pool Balance by Allocated Loan Amount	Cut-off Date LTV Ratio (Other Than “As-Is”)	LTV Ratio at Maturity (“Other Than As-Is”)	Other than “As-Is” Appraised Value	Cut-off Date LTV Ratio (“As-Is”)	LTV Ratio at Maturity (“As-Is”)	“As-Is” Appraised Value
Duane Morris Plaza(1)	9.99%	68.4%	68.4%	$154,000,000	72.1%	72.1%	$146,000,000
Griffin Portfolio(2)	9.1%	61.5%	61.5%	$610,000,000	63.3%	63.3%	$592,060,000
Laguna Cliffs Marriott(3)	8.1%	49.1%	49.1%	$224,000,000	55.6%	55.6%	$197,700,000
Colorado Center(4)	5.7%	24.6%	24.6%	$1,212,500,000	25.1%	25.1%	$1,187,500,000
U.S. Industrial Portfolio III(5)	3.8%	72.5%	66.1%	$166,300,000	75.4%	68.7%	$159,940,000
Briggs Chaney Shopping Center(6)	0.6%	61.7%	50.5%	$10,850,000	64.0%	52.4%	$10,450,000
Arbor Landing Shopping Center(7)	0.2%	36.6%	30.1%	$5,120,000	37.9%	31.1%	$4,940,000

(1)	With respect to the Duane Morris Plaza Mortgaged Property, representing approximately 9.99% of the Initial Pool Balance, the Appraised Value assumes outstanding capital and tenant improvements have currently been completed. Reserves of $12,252,272 were taken at closing, representing the outstanding capital and tenant improvements, which are expected to be completed in September 2020.

(2)	With respect to the Griffin Portfolio Mortgaged Properties, representing approximately 9.1% of the Initial Pool Balance, the Appraised Value represents an “as-portfolio” appraised value which reflects a 3.0% premium attributed to the aggregate “as-is” value of the Griffin Portfolio Mortgaged Properties as a whole.

(3)	With respect to the Laguna Cliffs Marriott Mortgaged Property, representing approximately 8.1% of the Initial Pool Balance, the Appraised Value assumes the outstanding property improvement plan (“PIP”) has currently been completed. A reserve of $13,520,759 was taken at closing, representing the outstanding PIP, which is expected to be completed in November 2019.

(4)	With respect to the Colorado Center Mortgaged Property, representing approximately 5.7% of the Initial Pool Balance, the Appraised Value represents the “as-is assuming reserves” appraised value, which is equivalent to the “as-is” appraised value plus the approximate amount reserved for tenant improvements and leasing commissions and free rent. The loan-to-value ratios set forth in the table above are calculated including the related Pari Passu Companion Loans but excluding the related Subordinate Companion Loans. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio including the related Subordinate Companion Loans calculated based on the Appraised Value are 45.4% and 45.4% respectively, and based on the “as-is” appraised value are 46.3% and 46.3% respectively.

(5)	With respect to the U.S. Industrial Portfolio III Mortgaged Properties, representing approximately 3.8% of the Initial Pool Balance, the Appraised Value represents an “as-portfolio” appraised value which reflects a 4.0% premium attributed to the aggregate “as-is” value of the U.S. Industrial Portfolio III Mortgaged Properties as a whole.

(6)	With respect to the Briggs Chaney Shopping Center Mortgaged Property, representing approximately 0.6% of the Initial Pool Balance, the Appraised Value assumes the mortgaged property is at stabilized occupancy, which is expected to occur by September 15, 2018.

(7)	With respect to the Arbor Landing Shopping Center Mortgaged Property, representing approximately 0.2% of the Initial Pool Balance, the Appraised Value assumes the mortgaged property is at stabilized occupancy, which is expected to occur by June 13, 2018.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of any ARD Loan, at the related Anticipated Repayment Date) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cash Flow Analysis” is, with respect to one or more of the Mortgaged Properties securing a Mortgage Loan among the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, a summary presentation of certain adjusted historical financial information provided by the related borrower, and a calculation of the Underwritten Net Cash Flow expressed as (a) “Effective Gross Income” minus (b) “Total Operating Expenses” and underwritten replacement reserves and (if applicable) tenant improvements and leasing commissions. For this purpose:

●	“Effective Gross Income” means, with respect to any Mortgaged Property, the revenue derived from the use and operation of that property, less allowances for vacancies, concessions and credit losses. The “revenue” component of such calculation was generally determined on the basis of the information described with respect to the “revenue” component described under “Underwritten Net Cash Flow” below. In general, any non-recurring revenue items and non-property related revenue are eliminated from the calculation of Effective Gross Income.

●	“Total Operating Expenses” means, with respect to any Mortgaged Property, all operating expenses associated with that property, including, but not limited to, utilities, administrative expenses, repairs and maintenance, management fees, advertising costs, insurance premiums, real estate taxes and (if applicable) ground rent. Such expenses were generally determined on the basis of the same information as the “expense” component described under “Underwritten Net Cash Flow” below.

To the extent available, selected historical income, expenses and net income associated with the operation of the related Mortgaged Property securing each Mortgage Loan or group of cross-collateralized Mortgage Loans appear in each cash flow summary contained in Annex A-3. Such information is one of the sources (but not the only source) of information on which calculations of Underwritten Net Cash Flow are based. The historical information presented is derived from audited and/or unaudited financial statements provided by the borrowers. The historical information in the cash flow summaries reflects adjustments made by the mortgage loan seller to exclude certain items contained in the related financial statements that were not considered in calculating Underwritten Net Cash Flow and is presented in a different format from the financial statements to show a comparison to the Underwritten Net Cash Flow. In general, solely for purposes of the presentation of historical financial information, the amount set forth under the caption “gross income” consists of the “total revenues” set forth in the applicable financial statements (including (as and to the extent stated) rental revenues, tenant reimbursements and recovery income (and, in the case of hospitality properties and certain other property types, parking income, telephone income, food and beverage income, laundry income and other income), with adjustments to exclude amounts recognized on the financial statements under a straight-line method of recognizing rental income (including increases in minimum rents and rent abatements) from operating leases over their lives and items indicated as extraordinary or one-time revenue collections or considered nonrecurring in property operations. The amount set forth under the caption “expenses” in the historical financial information consists of the total expenses set forth in the applicable financial statements, with adjustments to exclude allocated parent company expenses, restructuring charges and charges associated with employee severance and termination benefits, interest expenses paid to company affiliates or unrelated third parties, charges for depreciation and amortization and items indicated as extraordinary or one-time losses or considered nonrecurring in property operations.

The selected historical information presented in the cash flow summaries is derived from audited and/or unaudited financial statements furnished by the respective borrowers which have not been verified by the depositor, any underwriters, the mortgage loan sellers or any other person. Audits or other verification of such financial statements could result in changes thereto, which could in turn result in the historical net income presented herein being overstated or understated.

“Cut-off Date Balance” of any Mortgage Loan, will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

An “LTV Ratio” for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the Appraised Value.

With respect to Mortgage Loans which have an Appraised Value other than an “as-is” appraised value, or have an “as-portfolio” value, as set forth in the definition of “Appraised Value” above, the LTV Ratio is, unless otherwise expressly indicated, based on such non-“as-is” or “as-portfolio” Appraised Value.

With respect to a Mortgage Loan that is part of a Whole Loan, unless otherwise expressly indicated, LTV Ratios were calculated based on the aggregate principal balance of such Mortgage Loan and any related Pari Passu Companion Loan(s) (but excluding any related Subordinate Companion Loan).

With respect to a Mortgage Loan that is part of a portion of a cross-collateralized group of Mortgage Loans, unless otherwise expressly indicated, the related LTV Ratio is the fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of all the Mortgage Loans in the cross-collateralized group and the denominator of which is the aggregate of the Appraised Values of all the Mortgaged Properties related to the cross-collateralized group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). The LTV Ratio as of the related maturity date or, if applicable, the Anticipated Repayment Date, set forth in Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date or Anticipated Repayment Date, as the case may be, assuming all principal payments required to be made on or prior to the related maturity date or, if applicable, the Anticipated Repayment Date (in either case, not including the balloon payment) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth in this prospectus in Annex A-1 and in Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at maturity or anticipated repayment date may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

“Cut-off Date Loan-to-Value Ratio” or “Cut-off Date LTV Ratio” generally means the ratio, expressed as a percentage, of the Cut-off Date Balance of a Mortgage Loan to the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value”.

With respect to Mortgage Loans which have an Appraised Value other than an “as-is” appraised value, or have an “as-portfolio” value, as set forth in the definition of “Appraised Value” above, the Cut-off Date LTV Ratio is, unless otherwise expressly indicated, based on such non-“as-is” or “as-portfolio” Appraised Value.

With respect to a Mortgage Loan that is part of a Whole Loan, unless otherwise expressly indicated, the Cut-off Date LTV Ratio was calculated based on the aggregate principal balance of such Mortgage Loan and any related Pari Passu Companion Loan(s) (but excluding any related Subordinate Companion Loan) as of the Cut-off Date.

With respect to a Mortgage Loan that is part of a cross-collateralized group of Mortgage Loans, unless otherwise expressly indicated, the related Cut-off Date LTV Ratio is the fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of all the Mortgage Loans in the cross-collateralized group as of the Cut-off Date, and the denominator of which is the aggregate of the Appraised Values of all the Mortgaged Properties related to the cross-collateralized group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a higher (and perhaps substantially higher) Cut-off Date LTV Ratio than is shown on Annex A-1.

Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of property value or the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a

Mortgaged Property may have decreased from the appraised value determined at origination and the current actual cut-off date loan-to-value ratio of a Mortgage Loan may be higher than the Cut-off Date LTV Ratio that we present in this prospectus, even after taking into account any amortization since origination. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale of that property. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

“Debt Service Coverage Ratio”, “DSCR”, “Underwritten Debt Service Coverage Ratio”, “U/W NCF DSCR” or “U/W DSCR” generally means the ratio of the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties to the Annual Debt Service as shown on Annex A-1.

In the case of a Mortgage Loan that is part of a Whole Loan, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) (but excluding any related Subordinate Companion Loan).

Unless clearly indicated otherwise, the Underwritten Debt Service Coverage Ratio for each of the Mortgage Loans that is part of any group of cross-collateralized Mortgage Loans is calculated on the basis of the aggregate Underwritten Net Cash Flow generated by all the Mortgaged Properties securing the group and the aggregate Annual Debt Service payable under all of those Mortgage Loans (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten Debt Service Coverage Ratio than is shown on Annex A-1.

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property or expected to be generated by a property based upon executed leases that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above-market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. See the definition of “Underwritten Net Cash Flow” below.

The Underwritten Debt Service Coverage Ratios presented in this prospectus appear for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property or Mortgaged Properties to generate sufficient cash flow to repay the related Mortgage Loan. No representation is made that the Underwritten Debt Service Coverage Ratios presented in this prospectus accurately reflect that ability.

“GLA” means gross leasable area.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Loan Per Unit” means the principal balance per unit of measure (as applicable) as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan, the Loan Per Unit is calculated with regard to both the related Pari Passu Companion Loan(s) and the related Mortgage Loan, but without regard to any related Subordinate Companion Loan, unless otherwise indicated. With respect to any Mortgage Loan contained in any group of cross-collateralized Mortgage Loans, the Loan Per Unit is calculated on the basis of the aggregate principal balances of all Mortgage Loans comprising such group and the aggregate units for the Mortgaged Properties in such group.

“LTV Ratio at Maturity or ARD”, “LTV Ratio at Maturity or Anticipated Repayment Date” and “Balloon or ARD LTV Ratio” generally means the ratio, expressed as a percentage, of (a) the principal balance of a balloon Mortgage Loan scheduled to be outstanding on the stated maturity date (or, in the case of an ARD Loan, scheduled to be outstanding on the Anticipated Repayment Date), assuming (among other things) no prepayments or defaults, to (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value”. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date or Anticipated Repayment Date, as applicable, and accordingly the principal balance referenced in clause (a) of the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date.

With respect to Mortgage Loans which have an Appraised Value other than an “as-is” appraised value, or have an “as-portfolio” value, as set forth in the definition of “Appraised Value” above, the LTV Ratio at Maturity or ARD is, unless otherwise expressly indicated, based on such non-“as-is” or “as-portfolio” Appraised Value.

With respect to a Mortgage Loan that is part of a Whole Loan, unless otherwise expressly indicated, the LTV Ratio at Maturity or ARD was calculated based on the aggregate principal balance of such Mortgage Loan and any related Pari Passu Companion Loan(s) (but excluding any related Subordinate Companion Loan) as of the stated maturity date or Anticipated Repayment Date, as applicable.

With respect to a Mortgage Loan that is part of a cross-collateralized group of Mortgage Loans, unless otherwise expressly indicated, the related LTV Ratio at Maturity or ARD is the fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of all the Mortgage Loans in the cross-collateralized group as of the maturity date or Anticipated Repayment Date, as applicable, and the denominator of which is the aggregate of the Appraised Values of all the Mortgaged Properties related to the cross-collateralized group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a higher (and perhaps substantially higher) LTV Ratio at Maturity or ARD than is shown on Annex A-1.

Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the actual loan-to-value ratio at maturity of a Mortgage Loan may be higher than the LTV Ratio at Maturity or ARD that we present in this prospectus. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

“Maturity Date Balloon or ARD Payment” or “Balloon or ARD Payment” means, for any balloon Mortgage Loan or ARD Loan, the payment of principal due upon its stated maturity date or Anticipated Repayment Date. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date or Anticipated Repayment Date, as applicable, and accordingly the payment of principal referenced in the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date.

“Net Operating Income” generally means, for any given period (ending on the “NOI Date”), the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

●	non-cash items such as depreciation and amortization,

●	capital expenditures, and

●	debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA” means net rentable area.

“Occupancy Rate” means (i) in the case of multifamily rental properties and manufactured housing community properties, the percentage of rental units or pads, as applicable, that are rented (generally without regard to the length of the lease or rental period) as of the date of determination; (ii) in the case of office, retail and industrial/warehouse properties, the percentage of the net rentable square footage rented as of the date of determination (subject to, in the case of certain Mortgage Loans, one or more of the additional lease-up assumptions); (iii) in the case of hospitality properties, the percentage of available rooms occupied for the trailing 12-month period ending on the date of determination; and (iv) in the case of self storage facilities, either the percentage of the net rentable square footage rented or the percentage of units rented as of the date of determination, depending on borrower reporting. In the case of some of the Mortgage Loans, the calculation of Occupancy Rate for one or more related properties was based on assumptions regarding occupancy, such as: the assumption that a particular tenant at the subject Mortgaged Property that has executed a lease (or, in some cases, a letter of intent to execute a lease), but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within 12 months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the subject Mortgaged Property; and certain additional lease-up assumptions as may be described in the footnotes to Annex A-1. For information regarding the determination of the occupancy rates with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3.

“Occupancy As Of Date” means the date of determination of the Occupancy Rate of a Mortgaged Property.

“Prepayment Provisions” denotes a general summary of the provisions of a Mortgage Loan that restrict the ability of the related borrower to voluntarily prepay the Mortgage Loan. In each case, some exceptions may apply that are not described in the general summary, such as provisions that permit a voluntary partial prepayment in connection with the release of a portion of a Mortgaged Property, or require the application of tenant holdback reserves to a partial prepayment, in each case notwithstanding any lockout period or yield maintenance charge that may otherwise apply. In describing Prepayment Provisions, we use the following symbols with the indicated meanings:

●	“DEF(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited, but the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property.

●	“LO(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited and defeasance is not permitted.

●	“O(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted without the payment of any Prepayment Premium or Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

●	“YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

●	“DEF/@(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Prepayment Premium (equal to @% of the prepaid amount).

●	“DEF/YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge.

●	“DEF/YM@(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount).

●	“YM@(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount) and the lender is not entitled to require a defeasance in lieu of prepayment.

●	“@%(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of a Prepayment Premium (equal to @% of the prepaid amount).

“Remaining Term to Maturity or ARD” means, with respect to any Mortgage Loan, the number of months from the Cut-off Date to the related stated maturity date or Anticipated Repayment Date.

“RevPAR” means, with respect to any hospitality property, revenue per available room.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, any combination of the foregoing or other single purpose property, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loans are ARD Loans.

“Underwritten Expenses” or “U/W Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related Mortgage Loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each Mortgage Loan seller as described under the definition of “Underwritten Net Operating Income” in this prospectus.

“Underwritten Net Cash Flow”, “Underwritten NCF” or “U/W NCF” means an amount based on assumptions relating to cash flow available for debt service. In general, it is the Underwritten Net Operating Income less all reserves for capital expenditures, including tenant improvement costs and leasing commissions. Underwritten Net Cash Flow generally does not reflect interest expenses, non-cash items such as depreciation and amortization and other non-reoccurring expenses.

In determining the “revenue” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on a rent roll and/or other known, signed tenant leases, executed extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied by the related borrower and, where the actual vacancy shown thereon and, if available, the market vacancy was less than 5%, assumed a minimum 5% vacancy in determining revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hospitality property, room rent, food and beverage revenues and other hospitality property income), except that in the case of certain non-multifamily and non-manufactured housing community properties, space occupied by such anchor or single tenants or other large creditworthy tenants may have been disregarded (or a rate of less than 5% has been assumed) in performing the vacancy adjustment due to the length of the related leases or creditworthiness of such tenants. Where the actual or market vacancy was greater than 5%, the mortgage loan seller determined revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hospitality property, room rent, food and beverage revenues and other hospitality property income) by generally relying on a rent roll and/or other known, signed leases, executed lease extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied and generally (but not in all cases) the greatest of (a) actual current vacancy at the related Mortgaged Property or a vacancy otherwise based on performance of the related Mortgaged Property (e.g., an economic vacancy based on actual collections for a specified trailing period), (b) if available, current vacancy according to third-party-provided market information or at comparable properties in the same or similar market as the related Mortgaged Property, subject to adjustment to address special considerations (such as where market vacancy may have been ignored with respect to space covered by long-term leases or because it was deemed inapplicable by reason of, among other things, below market rents at or unique characteristics of the subject Mortgaged Property) and/or to reflect the appraiser’s conclusion of a supportable or stabilized occupancy rate, and (c) subject to the discussion above, 5%. In some cases involving a multi-property Mortgage Loan, the foregoing vacancy assumptions may be applied to the portfolio of the related Mortgaged Properties in the entirety, but may not apply to each related Mortgaged Property. In addition, for some Mortgaged Properties, the actual vacancy may reflect the average vacancy over the course of a year (or trailing 12-month period). In determining revenue for multifamily, manufactured housing community and self storage properties, the mortgage loan sellers generally reviewed rental revenue shown on the rolling one-to-twelve month (or some combination thereof) operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or operating statements with respect to the prior one-to-twelve-month periods. In the case of hospitality properties, gross receipts were generally determined based upon the average occupancy not to exceed 80% and daily rates based on third-party-provided market information or average daily rates achieved during the prior one-to-three year annual reporting period.

In determining the “expense” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on, to the extent available, historical operating statements, full-year or year-to-date financial statements, rolling 12-month operating statements, year-to-date financial statements and/or budgets supplied by the related borrower, as well as estimates in the related appraisal, except that: (i) if tax or insurance expense information more current than that reflected in the financial statements was available and verified, the newer information was generally used; (ii) property management fees were generally assumed to be 1% to 6% (depending on the property type) of effective gross revenue (or, in the case of a hospitality property, gross receipts); (iii) in general, depending on the property type, assumptions were made with respect to the average amount of reserves for leasing commissions, tenant improvement expenses and capital expenditures; (iv) expenses were assumed to include annual replacement reserves; and (v) recent changes in circumstances at the Mortgaged Properties were taken into account (for example, physical changes that would be expected to reduce utilities costs). Annual replacement reserves were generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or minimum requirements by property type designated by the mortgage loan seller, and are: (a) in the case of retail, office, self storage and industrial/warehouse properties, generally not more than $0.40 per square foot of net rentable commercial area (and may be zero); (b) in the case of multifamily rental apartments, generally not more than approximately $400 per residential unit per year, depending on the condition of the property (and may be zero); (c) in the case of manufactured housing community properties, generally not more than approximately $80 per pad per year, depending on the condition of the property (and may be zero); and (d) in the case of hospitality properties, generally 4% to 5%, inclusive, of gross revenues (and may be zero). In addition, in some cases, the mortgage loan seller recharacterized as capital expenditures items that are reported by borrowers as operating expenses (thus increasing the “net cash flow”).

Historical operating results may not be available for Mortgaged Properties with newly constructed improvements, Mortgaged Properties with triple-net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties. In such cases, items of revenue and expense used in calculating Underwritten Net Cash Flow were generally derived from rent rolls, estimates set forth in the related appraisal, leases with tenants, other third-party-provided market information or from other borrower-supplied information. We cannot assure you with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by the related mortgage loan seller in determining the presented operating information.

For purposes of calculating Underwritten Net Cash Flow for Mortgage Loans where leases have been executed by one or more affiliates of the borrower, the rents under some of such leases, if applicable, have been adjusted downward to reflect market rents for similar properties if the rent actually paid under the lease was significantly higher than the market rent for similar properties.

The amounts described as revenue and expense above are often highly subjective values. In the case of some of the Mortgage Loans, the calculation of Underwritten Net Cash Flow for the related Mortgaged Properties was based on assumptions regarding projected rental income, expenses and/or occupancy, including, without limitation, one or more of the following: (i) the assumption that a particular tenant at a Mortgaged Property that has executed a lease or letter of intent, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy and commence paying rent on a future date generally expected to occur within 12 months of the Cut-off Date; (ii) the assumption that certain rental income that is to be payable commencing on a future date under a signed lease, but where the subject tenant is in an initial rent abatement or free rent period, will be paid commencing on such future date; (iii) assumptions regarding the probability of renewal or extension of particular leases and/or the re-leasing of certain space at a Mortgaged Property and the anticipated effect on capital and re-leasing expenditures; (iv) assumptions regarding the costs and expenses, including leasing commissions and tenant improvements, associated with leasing vacant space or releasing occupied space at a future date; and (v) assumptions regarding future increases or decreases in expenses, or whether certain expenses are capital expenses or should be treated as expenses which are not recurring. In addition, in the case of some commercial properties, the underwritten revenues were adjusted upward to account for a portion or average of the additional rents provided for under any rent step-ups scheduled to occur over the terms of the executed leases. We cannot assure you that the assumptions made with respect to any Mortgage Loan will, in fact, be consistent with actual property performance. Actual annual net cash flow for a Mortgaged Property may be less than the Underwritten Net Cash Flow presented with respect to that property in this prospectus. In addition, the underwriting analysis of any particular Mortgage Loan as described herein by a particular Mortgage Loan seller may not conform to an analysis of the same property by other persons or entities.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”. See also Annex A-1 and the footnotes thereto.

The “Underwritten Net Cash Flow Debt Service Coverage Ratio” or “U/W NCF DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2 attached hereto, is the ratio of Underwritten Net Cash Flow calculated for the related Mortgaged Property to the amount of total Annual Debt Service on such Mortgage Loan except that the Underwritten Net Cash Flow Debt Service Coverage Ratios for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date. Unless clearly indicated otherwise, the Underwritten Net Cash Flow Debt Service Coverage Ratio for each Mortgage Loan that is part of any group of cross-collateralized Mortgage Loans is equal to the Underwritten NCF of all the Mortgaged Properties securing the group divided by the aggregate Annual Debt Service of all the Mortgage Loans in the group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten Net Cash Flow Debt Service Coverage Ratio than is shown on Annex A-1. The Underwritten Net Cash Flow Debt Service Coverage Ratios for all interest-only loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

“Underwritten NCF Debt Yield” or “U/W NCF Debt Yield” generally means, with respect to any Mortgage Loan, the related Underwritten NCF divided by the Cut-off Date Balance of that Mortgage Loan.

With respect to a Mortgage Loan that is part of a Whole Loan, unless otherwise expressly indicated, such debt yield was calculated based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date (but excluding any related Subordinate Companion Loan).

With respect to a Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans, unless otherwise expressly indicated, the Underwritten NCF Debt Yield is equal to the Underwritten NCF of all the Mortgaged Properties securing the group divided by the aggregate Initial Pool Balance of all the Mortgage Loans in the group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten NCF Debt Yield than is shown on Annex A-1.

No Mortgage Loan included in the Trust has an Underwritten NCF Debt Yield calculated based on the related Cut-off Date Balance less a related earnout or holdback reserve.

“Underwritten Net Operating Income”, “Underwritten NOI” or “U/W NOI” means an amount based on assumptions of the cash flow available for debt service before deductions for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. In general, Underwritten Net Operating Income is the assumed revenue derived from the use and operation of a Mortgaged Property, consisting primarily of rental income, less the sum of (a) assumed operating expenses (such as utilities, administrative expenses, repairs and maintenance, management fees and advertising) and (b) fixed expenses, such as insurance, real estate taxes and, if applicable, ground lease payments. Underwritten Net Operating Income is generally estimated in the same manner as Underwritten Net Cash Flow, except that no deduction is made for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” in this prospectus.

“Underwritten Net Operating Income Debt Service Coverage Ratio” or “U/W NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of total Annual Debt Service on such Mortgage Loan except that the Underwritten Net Operating Income Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan. The Underwritten Net Operating Income Debt Service Coverage Ratios for all interest-only Mortgage Loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

With respect to a Mortgage Loan that is part of a Whole Loan, unless otherwise expressly indicated, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of such Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date (but excluding any related Subordinate Companion Loan).

With respect to a Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans, unless otherwise expressly indicated, the Underwritten Net Operating Income Debt Service Coverage Ratio is equal to the Underwritten NOI of all the Mortgaged Properties securing the group divided by the aggregate Annual Debt Service of all the Mortgage Loans in the group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten Net Operating Income Debt Service Coverage Ratio than is shown on Annex A-1.

“Underwritten NOI Debt Yield” or “U/W NOI Debt Yield” means, with respect to any Mortgage Loan, the related Underwritten NOI divided by the Cut-off Date Balance of that Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan). Unless clearly indicated otherwise and as set forth below, the Underwritten NOI Debt Yield for each Mortgage Loan that is part of any group of cross-collateralized Mortgage Loans is equal to the Underwritten NOI of all the Mortgaged Properties securing the group divided by the aggregate Cut-off Date Balance of all the Mortgage Loans in the group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten NOI Debt Yield than is shown on Annex A-1.

“Underwritten Revenues” or “U/W Revenues” with respect to any Mortgage Loan means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hospitality property, room rent, food and beverage revenues and other hospitality property income), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” above.

“Units”, “Rooms” or “Pads” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hospitality property, the number of guest rooms, (c) in the case of a Mortgaged Property operated as a manufactured housing community property, the number of pads for manufactured homes or (d) in the case of certain Mortgaged Properties operated as self storage properties, the number of self storage units.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

You should review the footnotes to Annex A-1 in this prospectus for information regarding certain other loan-specific adjustments regarding the calculation of debt service coverage ratio information, loan-to-value ratio information, debt yield information and/or loan per net rentable square foot or unit with respect to certain of the Mortgage Loans.

Except as otherwise specifically stated, the Cut-off Date LTV Ratio, Underwritten Debt Service Coverage Ratio, LTV Ratio at Maturity or ARD, Underwritten NCF Debt Yield, Underwritten NOI Debt Yield and loan per net rentable square foot or unit statistics with respect to each Mortgage Loan are calculated and presented without regard to any indebtedness other than the Mortgage Loan, whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise, that currently exists or that may be incurred by the related borrower or its owners in the future.

References to “Weighted Averages” of the Mortgage Loans in the Mortgage Pool or any particular sub-group of the mortgage loans are references to averages weighted on the basis of the Cut-off Date Balances of the subject Mortgage Loans.

If we present a debt rating for some tenants and not others in the tables, you should assume that the other tenants are not rated and/or have below-investment grade ratings. If a tenant has a rated parent or affiliate, we present the rating of that parent or affiliate, notwithstanding that the parent or affiliate may itself have no obligations under the lease. Presentation of a rating opposite a tenant should not be construed as a statement that the relevant tenant will perform or be able to perform its obligations.

The sum in any column of any of the tables in Annex A-2 may not equal the indicated total due to rounding.

Historical information presented in this prospectus, including information in Annexes A-1 and A-3, is derived from audited and/or unaudited financial statements provided by the borrowers. In each case, the historical information is taken from the same source with respect to a Mortgage Loan and subject to the same adjustments and considerations as described above with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans under the definition of “Cash Flow Analysis”.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,053,725,818
Number of Mortgage Loans	45
Number of Mortgaged Properties	89
Number of crossed loans	0
Crossed loans as a percentage	0%
Range of Cut-off Date Balances	$1,872,697 to $105,300,000
Average Cut-off Date Balance	$23,416,129
Range of Mortgage Rates	3.5625% to 5.5600%
Weighted average Mortgage Rate	4.2396%
Range of original terms to maturity	60 months to 180 months
Weighted average original term to maturity	119 months
Range of remaining terms to maturity	59 months to 179 months
Weighted average remaining term to maturity	118 months
Range of original amortization terms(2)	144 months to 360 months
Weighted average original amortization term(2)	350 months
Range of remaining amortization terms(2)	144 months to 360 months
Weighted average remaining amortization term(2)	350 months
Range of Cut-off Date LTV Ratios(3)(4)	24.6% to 73.7%
Weighted average Cut-off Date LTV Ratio(3)(4)	59.6%
Range of LTV Ratios as of the maturity date(3)(4)	24.6% to 68.4%
Weighted average LTV Ratio as of the maturity date(3)(4)	55.2%
Range of U/W NCF DSCRs(4)(5)	1.25x to 4.83x
Weighted average U/W NCF DSCR(4)(5)	2.18x
Range of U/W NOI Debt Yields(4)	8.0% to 20.7%
Weighted average U/W NOI Debt Yield(4)	11.5%
Percentage of Initial Pool Balance consisting of:
Interest-only, Balloon	57.2%
Interest-only, Amortizing Balloon	22.8%
Amortizing Balloon	20.0%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Excludes fourteen (14) Mortgage Loans secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A-1 as Duane Morris Plaza, Griffin Portfolio, Laguna Cliffs Marriott, Hackensack Commons, Colorado Center, Park Square, Linq Apartments, Bass Pro & Cabela’s Portfolio, Lowes Ground Lease - Oxnard, CA, 1151 Third Avenue, The Vue, The Knox, Old Barn Self Storage and Brentwood Self Storage, representing approximately 57.2% of the Initial Pool Balance, that are interest-only for the entire term.

(3)	LTV Ratios (such as, for example, the Cut-off Date LTV Ratios and LTV Ratios at Maturity) with respect to the Mortgage Loans were generally calculated using “as-is” values (or any equivalent term) as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”; provided that with respect to certain Mortgage Loans, the related LTV Ratios have been calculated using “as-complete”, “as-stabilized” or similar hypothetical values. In addition, with respect to certain Mortgage Loans secured by multiple Mortgaged Properties, the Appraised Value may be an “as-portfolio” value that assigns a premium to the value of the Mortgaged Properties as a whole, which value exceeds the sum of their individual appraised values. Such Mortgage Loans are identified under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

(4)	In the case of Mortgage Loans that have one or more Pari Passu Companion Loans and/or Subordinate Companion Loans that are not included in the issuing entity, the debt service coverage ratio, loan-to-value ratio and debt yield have been calculated including the related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loan. With respect to the Colorado Center Mortgage Loan, representing approximately 5.7% of the Initial Pool Balance, the related Cut-off Date LTV Ratio, Underwritten Net Cash Flow Debt Service Coverage Ratio and U/W NOI Debt Yield calculated including the related Subordinate Companion Loans are 45.4%, 2.62x and 10.1%, respectively.

(5)	Debt Service Coverage Ratios (such as, for example, U/W NCF DSCRs or U/W NOI DSCRs) are calculated based on “Annual Debt Service”, as defined under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”.

The issuing entity will include five (5) Mortgage Loans, representing approximately 17.7% of the Initial Pool Balance, that represent the obligations of multiple borrowers (other than by reason of cross-collateralization provisions and/or tenancies-in-common borrower structures) that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loans.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Office
CBD	3	$225,300,000	21.4%
Suburban	13	112,752,686	10.7
Subtotal:	16	$338,052,686	32.1%
Retail
Anchored	9	$169,680,307	16.1%
Unanchored	6	54,014,267	5.1
Regional Mall	1	30,000,000	2.8
Single Tenant	16	23,500,000	2.2
Free-Standing	2	14,693,617	1.4
Shadow Anchored	2	9,545,719	0.9
Subtotal:	36	$301,433,910	28.6%
Hospitality
Full Service	3	$212,500,000	20.2%
Limited Service	2	19,970,920	1.9
Subtotal:	5	$232,470,920	22.1%
Industrial
Warehouse	22	$72,091,064	6.8%
Cold Storage	1	17,950,148	1.7
Subtotal:	23	$90,041,212	8.5%
Multifamily
Mid Rise	1	$28,500,000	2.7%
Garden	1	13,500,000	1.3
Subtotal:	2	$42,000,000	4.0%
Other
Leased Fee	1	$19,000,000	1.8%
Subtotal:	1	$19,000,000	1.8%
Mixed Use
Retail/Office	2	$11,904,590	1.1%
Subtotal:	2	$11,904,590	1.1%
Self Storage
Self Storage	2	$10,650,000	1.0%
Subtotal:	2	$10,650,000	1.0%
Manufactured Housing
Manufactured Housing	2	$8,172,500	0.8%
Subtotal:	2	$8,172,500	0.8%
Total/Wtd. Avg.	89	$1,053,725,818	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

Office Properties

In the case of the office properties and mixed use properties with office components set forth in the above chart, we note the following:

●	With respect to the Griffin Portfolio – CHRISTUS Health HQ Mortgaged Property, representing approximately 0.9% of the Initial Pool Balance by allocated loan amount, the largest tenant, CHRISTUS Health, representing 97.8% of the NRA, is a not-for-profit Catholic health care system.

See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”.

Retail Properties

In the case of the retail properties and mixed use properties with retail components set forth in the above chart, we note the following:

●	With respect to the 1151 Third Avenue Mortgaged Property, representing approximately 1.7% of the Initial Pool Balance, the largest, third largest and fourth largest tenants at the Mortgaged Property, representing approximately 73.9% of the NRA, operate health clubs.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Hospitality Properties

In the case of the hospitality properties and mixed use properties with hospitality components set forth in the above chart, we note the following:

●	With respect to the Laguna Cliffs Marriott Mortgaged Property, representing approximately 8.1% of the Initial Pool Balance, approximately 38.1% of the underwritten revenues with respect to such Mortgaged Property are food and beverage revenues.

●	With respect to the Marriott at Legacy Town Center Mortgaged Property, representing approximately 7.6% of the Initial Pool Balance, approximately 35.9% of the underwritten revenues with respect to such Mortgaged Property are food and beverage revenues. In addition, two hotels that directly compete with the Mortgaged Property, a 304-room Renaissance Hotel and a 300-room Omni Hotel, recently opened within three miles of the Mortgaged Property. The Renaissance Hotel breached brand radius restrictions applicable to the Mortgaged Property; and as a result the base management fee for the Mortgaged Property was reduced by 1.00% for 24 months following the opening of the Renaissance Hotel. The Mortgage Loan was underwritten based on the full base management fee. An additional four hotels are under development in the market where the Mortgaged Property is located, at least one of which, a 295 room Hyatt Regency to be located two miles from the Mortgaged Property and expected to open in 2019, is expected to directly compete with the Mortgaged Property.

●	In addition, the Marriott at Legacy Town Center Mortgaged Property has 544 parking spaces; however, 609 parking spaces are required under applicable zoning regulations. In order to obtain the number of parking spaces required for zoning purposes, the borrower has entered into a Reciprocal Parking Easement and Maintenance Agreement with an adjoining property owner, pursuant to which each property owner has the right to use up to 200 spaces in the other property owner’s parking garage. The agreement expires in June 2031.

●	In addition, with respect to the Marriott at Legacy Town Center Mortgage Loan, the hotel management agreement requires that any loan secured by the related Mortgaged Property have a loan-to-value ratio of not more than 75.0%. Such a requirement would apply to any refinancing of the Marriott at Legacy Town Center Mortgage Loan.

●	With respect to the BWI Airport Marriott Mortgaged Property, representing approximately 4.5% of the Initial Pool Balance, approximately 37.9% of the underwritten revenues with respect to such Mortgaged Property are food and beverage revenues.

●	With respect to the Holiday Inn Camp Springs Mortgaged Property, representing approximately 0.9% of the Initial Pool Balance, the related Mortgage Loan documents required a $100,000 seasonality deposit at loan origination to cover shortfalls in net cash flow during the low season each year, the months of November, December and January (the “Seasonality Disbursement Period”). On or prior to the date that is ten business days prior to the monthly payment date in April of each year, the lender (i) has the right to increase the amount of the seasonality deposit to an amount equal to the amount which, if added to underwritten net cash flow, would cause the debt service coverage ratio during the immediately preceding Seasonality Disbursement Period to equal 1.15x and (ii) will determine the amount that borrower needs to deposit to replenish amounts expended from the seasonality reserve. The borrower then has until April 15 to deposit funds to replenish the seasonality reserve (including any increase in accordance with clause (i) of the preceding sentence).

The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license agreement, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration/Termination of Related License/ Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the Related Mortgage Loan

Marriott at Legacy Town Center	$79,800,000	7.6%	12/31/2023(1)	11/1/2027
Laguna Cliffs Marriott	$85,000,000	8.1%	4/17/2020	12/11/2027
BWI Airport Marriott	$47,700,000	4.5%	12/31/2033	12/1/2027
Holiday Inn Camp Springs	$9,986,920	0.9%	9/17/2023	11/1/2027
La Quinta Inn & Suites – Las Vegas	$9,984,000	0.9%	11 /15/2037(2)	12/1/2027

(1)	The Marriott at Legacy Town Center Mortgaged Property operates under a management agreement with Marriott Hotel Services, Inc. which has two 10-year renewals; provided that Marriott Hotel Services, Inc. may elect, in writing delivered to the borrower no later than one calendar year prior to the date the renewal term would otherwise have commenced, not to renew the term, in which case the management agreement will not be renewed.

(2)	The franchisor and franchisee have a right to terminate the franchise agreement effective on the tenth and fifteenth anniversaries of the opening date of the Mortgaged Property, August 30, 2010, upon notice to the other party at least twelve months prior to such anniversary.

See “Risk Factors—Risks Relating to the Mortgage Loans—Hospitality Properties Have Special Risks”, “—Risks Relating to Affiliation with a Franchise or Hotel Management Company”, “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus as well as “—Specialty Use Concentrations”.

Industrial Properties

With respect to the industrial properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

Multifamily Properties

With respect to the multifamily properties set forth in the above chart, we note the following:

●	With respect to the Linq Apartments Mortgaged Property, representing approximately 2.7% of the Initial Pool Balance, the Mortgaged Property was built in 2016 and its 94 units began leasing in February 2017. The property has quickly achieved stabilization, leasing an average of 11 units per month, by offering concessions in the form of $1,000 for a one bedroom, $2,000 for a two bedroom, and $3,000 for a three bedroom with a 13-month lease commitment. Concessions are not common in the market and, now that the property has stabilized, the borrower will no longer offer concessions on all new leases. The discontinuation of concessions could adversely affect future leasing efforts at the property.

In addition, 28.4% of underwritten base rent is contributed by Evergreen Health Urgent Care, an investment grade rated retail tenant operating on the ground floor.

●	With respect to the Essington Village Apartments Mortgaged Property, representing approximately 1.3% of the Initial Pool Balance, as of September 27, 2017, approximately 58 tenants, out of a total of 466 units, are leasing their units on a month to month basis. The borrower currently charges an additional fee of $50 a month during the first year following lease expiration for the month to month status. If a tenant continues into the second year after expiration, the fee increases to $75 or $100 a month (generally $75 for studios and one bedroom apartments and $100 per month for two bedroom and three bedroom apartments). Net operating income for the Mortgaged Property reflects fees charged to month to month tenants.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Leased Fee Properties

With respect to the leased fee properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Leased Fee Properties and Net Leased Properties Have Specific Risks”.

Mixed Use Properties

In the case of the mixed use properties set forth in the above chart, we note the following:

●	Each such mixed use Mortgaged Property has one or more office and retail components.

See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Retail Properties Have Special Risks”.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Self Storage Properties

With respect to the self storage properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Self Storage Properties Have Special Risks”.

Manufactured Housing Community Properties

See “Risk Factors—Risks Relating to the Mortgage Loans—Manufactured Housing Community Properties Have Special Risks”, “—Some Mortgaged Properties May Not be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Specialty Use Concentrations

Certain Mortgaged Properties have one of the 5 largest tenants by NRA that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Restaurant(1)	11	13.9%
Grocery Store(2)	5	11.7%
Gym, fitness center or a health club and/or entertainment/recreational use(3)	5	7.6%
School/Educational facility(4)	2	6.3%
Medical/laboratory/technical training center(5)	7	5.6%
Theatre(6)	2	3.9%
Cold storage(7)	1	1.7%
Bank branch(8)	1	0.2%

(1)	Includes the Mortgaged Properties identified on Annex A-1 as Griffin Portfolio – CHRISTUS Health HQ, Hackensack Commons, The Vue, Laguna Village Elk Grove, Suwanee Jubilee, 88 W Colorado, Orchard 12 Plaza, Woodside Village, Fort Pierce Industrial, Eagle Village Shopping Center and Arbor Landing Shopping Center.

(2)	Includes the Mortgaged Properties identified on Annex A-1 as Hackensack Commons, Spectrum Town Center, 72 Pullman Street, Suwanee Jubilee and Westwood Shopping Center.

(3)	Includes the Mortgaged Properties identified on Annex A-1 as Spectrum Town Center, 1151 Third Avenue, Orland Square, Laguna Village Elk Grove and 88 W Colorado.

(4)	Includes the Mortgaged Properties identified on Annex A-1 as Park Square and Briggs Chaney Shopping Center.

(5)	Includes the Mortgaged Properties identified on Annex A-1 as The Vue, Laguna Village Elk Grove, Suwanee Jubilee, Parkway Shopping Center, Briggs Chaney Shopping Center, Westwood Shopping Center and AAA & DentalWorks.

(6)	Includes the Mortgaged Properties identified on Annex A-1 as Warwick Mall and Laguna Village Elk Grove.

(7)	Includes the Mortgaged Properties identified on Annex A-1 as 3151 Regatta Boulevard.

(8)	Includes the Mortgaged Properties identified on Annex A-1 as U.S. Industrial Portfolio III - 3800 West Broward Boulevard.

With respect to the Fort Pierce Industrial Mortgaged Property, representing approximately 0.4% of the Initial Pool Balance by allocated loan amount, tenants at such Mortgaged Property operate a dry cleaners with on-site processing at the respective Mortgaged Property.

With respect to the Fort Pierce Industrial Mortgaged Property, representing approximately 0.4% of the Initial Pool Balance by allocated loan amount, such Mortgaged Property includes a tenant that operates its space as an on-site gas station.

See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Significant Obligors

There are no significant obligors related to the issuing entity.

Mortgage Loan Concentrations

Top Fifteen Mortgage Loans

The following table shows certain information regarding the 15 largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Unit(1)	U/W NCF DSCR(1)	Cut-off Date LTV Ratio (1)(2)	Property Type
Duane Morris Plaza	$105,300,000.00	9.99%	$171	2.40x	68.4%	Office
Griffin Portfolio	$96,250,000	9.1%	101	2.49x	61.5%	Industrial/ Office
Laguna Cliffs Marriott	$85,000,000	8.1%	291,005	2.31x	49.1%	Hospitality
Marriott at Legacy Town Center	$79,800,000	7.6%	197,525	2.13x	65.0%	Hospitality
Hackensack Commons	$66,400,000	6.3%	242	1.82x	64.6%	Retail
Colorado Center	$60,000,000	5.7%	253	4.83x	24.6%	Office
Park Square	$60,000,000	5.7%	318	1.89x	56.9%	Office
BWI Airport Marriott	$47,700,000	4.5%	151,429	1.61x	69.9%	Hospitality
U.S. Industrial Portfolio III	$40,000,000	3.8%	42	1.48x	72.5%	Industrial/ Office
Spectrum Town Center	$30,000,000	2.8%	176	1.46x	62.9%	Retail
Warwick Mall	$30,000,000	2.8%	127	2.01x	47.5%	Retail
Linq Apartments	$28,500,000	2.7%	303,191	1.78x	63.9%	Multifamily
Bass Pro & Cabela’s Portfolio	$23,500,000	2.2%	103	2.72x	50.4%	Retail
Lowes Ground Lease - Oxnard, CA	$19,000,000	1.8%	111	1.88x	59.4%	Other
Crystal Glen Office Centre	$18,693,750	1.8%	77	2.09x	72.2%	Office
Top 3 Total/Weighted Average	$286,550,000	27.2%		2.40x	60.4%
Top 5 Total/Weighted Average	$432,750,000	41.1%		2.26x	61.9%
Top 15 Total/Weighted Average	$790,143,750	75.0%		2.29x	59.1%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, the calculation of the Loan per Unit, U/W NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the issuing entity and the related Pari Passu Companion Loan in the aggregate, but unless otherwise expressly stated, excludes any Subordinate Companion Loan. In general, when a Mortgage Loan is cross-collateralized and cross-defaulted with one or more other Mortgage Loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for the cross-collateralized group on an aggregate basis in the manner described in this prospectus (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any Mortgage Loan that is part of a cross-collateralized group of Mortgage Loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus.

(2)	With respect to the Duane Morris Plaza Mortgage Loan, Griffin Portfolio Mortgage Loan, Laguna Cliffs Marriott Mortgage Loan, Colorado Center Mortgage Loan and the U.S. Industrial Portfolio III Mortgage Loan, the Cut-off Date LTV Ratio is based on an Appraised Value that is other than an “as-is” value. See “—Appraised Value”.

For more information regarding the 15 largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3. Other than with respect to the top 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 1.7% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

Certain Mortgage Loans set forth in the table below, collectively representing approximately 15.2% of the Initial Pool Balance, are each secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property or group of those properties may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan or group of cross-collateralized Mortgage Loans.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans(1)

Mortgage Loan/Property Portfolio Names	Multi-Property Loan or Cross-Collateralized Group	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Griffin Portfolio	Multi-property	$96,250,000	9.1%
U.S. Industrial Portfolio III	Multi-property	40,000,000	3.8
Bass Pro & Cabela’s Portfolio	Multi-property	23,500,000	2.2
Total		$159,750,000	15.2%

(1)	Total may not equal the sum of such amounts listed due to rounding.

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers.

Mortgage Loans with related borrowers are identified under “Related Borrowers (Y/N)” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Related Borrower Loans

Mortgage Loan/Mortgaged Property Portfolio Names	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1:
Shady Oak MHP	1	$5,940,000	0.6%
Seminole MHP	1	2,232,500	0.2
Total for Group 1:	2	$8,172,500	0.8%

Mortgage Loans with related borrowers are identified under “Related Borrowers (Y/N)” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations

Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
California	10	$244,653,298	23.2%
Texas	11	$121,139,049	11.5%
Pennsylvania	4	$111,255,997	10.6%
Massachusetts	2	$72,200,000	6.9%
New Jersey	1	$66,400,000	6.3%
Maryland	3	$64,378,490	6.1%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated in Annex A-2.

The remaining Mortgaged Properties are located throughout twenty-four (24) other states, with no more than 3.8% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

●	Twelve (12) Mortgaged Properties, securing approximately 24.6% of the Initial Pool Balance, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 17.0%.

●	Certain of the Mortgaged Properties are located within 25 miles of the coast of the Gulf of Mexico or the Atlantic Ocean, which areas are more susceptible to hurricanes. See representation and warranty no. 18 in Annex D-1 (subject to the limitations and qualifications set forth in the preamble in Annex D-1).

Mortgaged Properties With Limited Prior Operating History

Six (6) of the Mortgage Loans, collectively representing approximately 9.7% of the Initial Pool Balance, are secured by Mortgaged Properties that (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date or are leased fee properties and, therefore, the related Mortgaged Property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related Mortgage Loan that acquired the related Mortgaged Property within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired Mortgaged Property or (iii) are single tenant properties subject to triple net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common or Diversified Ownership

With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as 3151 Regatta Boulevard, Dover Town Center, Towne Centre Murfreesboro, Orland Square and AAA & DentalWorks, representing in the aggregate 5.9% of the Initial Pool Balance, the related Mortgage Loan has one or more borrowers that own all or a portion of the related Mortgaged Properties as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

With respect to the Towne Center Murfreesboro Mortgage Loan, representing 1.2% of the Initial Pool Balance, the related tenancy in common agreement provides that the obligation of the tenant-in-common owned by the borrower sponsors to make additional capital contributions is capped at $25,000.

Condominium Interests

Six (6) of the Mortgage Loans secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A-1 as Warwick Mall, Bass Pro & Cabela’s Portfolio, Crystal Glen Office Centre, The Vue, AAA & DentalWorks and 313 Arch Street, representing approximately 8.9% of the Initial Pool Balance, are secured in whole or in part by the related borrower’s interest in one or more units in a condominium. With respect to all such Mortgage Loans (other than as described below), the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

With respect to the Warwick Mall Mortgaged Property, representing approximately 2.8% of the Initial Pool Balance, the Showcase Cinema outparcel is one unit in a three-unit retail condominium, with each unit having an equal 1/3 interest in the common elements. The by-laws of the association require an 80% vote of unit owners for all decisions made by the association; however, since there are currently three equal owners, a unanimous vote of all unit owners is effectively required. The condominium declaration permits the declarant to add additional real estate to the condominium and create additional units on such real estate, for a total of up to ten units. In such event, all units would be assigned the same ownership percentage and the borrower could lose voting control; provided that no amendment may be made to the declaration, the by-laws or any other condominium document that would (i) alter the uses permitted under the declaration, (ii) increase any unit owner’s proportionate share of common expenses or any other payment obligations relating to the condominium, or (iii) terminate or modify an easement.

With respect to the Bass Pro & Cabela’s Portfolio – Bass Pro Port St. Lucie Mortgaged Property, representing approximately 0.1% of the Initial Pool Balance by allocated loan amount, the borrower’s ownership interest is a unit that is part of a land condominium (an alternative to land subdivision). The borrower has a voting rights interest of approximately 26% in the related owners’ association. Each unit owner has sole responsibility for the maintenance of its respective building, however, and the association’s duties with respect to the residual common facilities are accordingly circumscribed.

With respect to the Crystal Glen Office Centre Mortgage Loan, representing approximately 1.8% of the Initial Pool Balance, the Mortgaged Property consists of a unit in an 11 unit condominium in which the borrower holds a 25.22% interest in the common elements. Each condominium unit is a separate tract of land. Under the condominium documents, each unit has the right to elect one member of the board of directors. Accordingly, the borrower does not control the condominium. There is no active association or board of directors with respect to the condominium. Each unit owner is required to maintain its own unit.

With respect to The Vue Mortgage Loan, representing approximately 1.5% of the Initial Pool Balance, the Mortgaged Property consists of 1 commercial unit and 24 parking units in a condominium comprised of 58 residential units, 1 commercial unit and 82 parking units. The borrower has a 21.32% interest in the common elements. The board of directors is elected by vote of a majority of the common interest. Accordingly, the borrower does not control the condominium.

With respect to the AAA & DentalWorks Mortgage Loan, representing approximately 0.3% of the Initial Pool Balance, the Mortgaged Property consists of 1 unit in a 23 unit condominium. The Mortgaged Property is a separate building from the other units. The borrower has a 1.5959% interest in the condominium. Each of the 23 unit owners has one seat on the board of directors. Accordingly, the borrower does not control the condominium.

With respect to the 313 Arch Street Mortgage Loan, representing approximately 0.2% of the Initial Pool Balance, the Mortgaged Property consists of 1 commercial unit in a condominium comprised of 47 residential units, and 1 commercial unit. The borrower has a 13.29% interest in the common elements. The borrower has the right to elect one member of a five member board of directors. Accordingly, the borrower does not control the condominium.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	89	$1,053,725,818	100.0%
Total	89	$1,053,725,818	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

With respect to the Griffin Portfolio – State Farm Regional HQ Mortgaged Property, representing 1.7% of the Initial Pool Balance by allocated loan amount, the property is subject to a revenue bond lease structure, however the related borrower has obtained a joinder to deed to secure debt from the Dunwoody Development Authority in order to grant a first priority lien on the fee interest in the State Farm Regional HQ Mortgaged Property.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 13 months prior to the Cut-off Date, except the Arbor Landing Shopping Center Mortgaged Property which has environmental insurance in lieu of a Phase I environmental site assessment. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the ASTM International (“ASTM”) standard for a Phase I environmental site assessment (the “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as warranted pursuant to ASTM standards, supplemental Phase II site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and laboratory analysis. Unless expressly indicated below, the borrower was not required to remediate the RECs and other conditions described below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result In Losses” in this prospectus. See also representation and warranty no. 43 in Annex D-1 and the exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Described below is certain additional information regarding environmental issues at the Mortgaged Properties:

●	With respect to the U.S. Industrial Portfolio III—2900 & 2950 Hill Avenue Mortgaged Property, representing approximately 0.2% of the Initial Pool Balance by allocated loan amount, the related ESA identified a data gap related to hydraulic lifts that were reportedly removed from the Mortgaged Property in the 1970’s; however, documentation regarding their removal was unavailable. In addition, the historical use of the Mortgaged Property was identified in the ESA as a REC. The borrower purchased a Pollution and Remediation Legal Liability Policy with respect to such Mortgaged Property from Indian Harbor Insurance Co. (an XL Caitlin Company and rated A+ by S&P and A by A.M. Best Company) in the name of the borrower, with the lender as additional named insured with its successors, assigns and/or affiliates, with per incident and aggregate limits of $5,000,000 and deductible of $100,000 expiring October 12, 2027 (the Mortgage Loan maturity date is November 5, 2027) and an optional extended reporting period of 36 months. With respect to the U.S. Industrial Portfolio III—1972 Salem Industrial Drive Mortgaged Property, representing approximately 0.2% of the Initial Pool Balance by allocated loan amount, the ESA identified two RECs. The first related to the presence of four hydraulic lifts presumably installed in the 1970s and the potential for a release of hydraulic fluid (which may contain polychlorinated biphenyls) to impact soils and groundwater. The second related to an underground storage tank (“UST”) reportedly removed from the Mortgaged Property and a current above-ground storage tank (“AST”). Reportedly, a Phase II ESA performed in 2006 identified benzene in groundwater in the area of the former diesel UST and current AST at a concentration above Virginia Department of Environmental Quality standards. Stained soil was reportedly removed from the AST area in 2006; however, additional staining was observed in 2007, suggesting a potential continuous leak. Additional soil was excavated, but no confirmatory soil samples were taken. The ESA concluded that, based on the absence of additional documentation including the UST removal documentation, results from the 2006 Phase II ESA, and soil excavation confirmation sampling, the previously identified impacts may remain present at the Mortgaged Property; and therefore, represent a REC. The borrower purchased an Enviro Covered Location Insurance Policy (Site Environmental) (ECLIPSE) with respect to such Mortgaged Property from Beazley (Lloyd’s of London Syndicates 623-2623) (rated A+ by S&P and AXV by A.M. Best Company) in the name of the borrower, with the lender as additional named insured with its successors, assigns and/or affiliates, with per incident and aggregate limits of $5,000,000 and deductible of $100,000 expiring October 12, 2027 (the Mortgage Loan maturity date is November 5, 2027) and an optional extended reporting period of 36 months.

●	With respect to the Warwick Mall Mortgage Loan, representing approximately 2.8% of the Initial Pool Balance, the ESA identified four RECs at the related Mortgaged Property: (i) an auto salvage yard appeared to have occupied the north-northwest portion of the subject property between 1951 and 1965, (ii) an auto repair facility appeared to have occupied the south-southwest portion of the subject property between 1977 and 2000 (records reviewed identified a permanently closed 250-gallon waste oil underground storage tank (UST) in the vicinity of the former auto repair facility), (iii) a permanently closed 10,000-gallon fuel oil UST was formerly located to the northeast of the present non-collateral adjacent Target space, and (iv) a Firestone auto repair facility has operated on the southwest portion of the subject property from as early as 1977 to present (a 275-gallon waste oil UST was reportedly removed from the vicinity of the Firestone building in 1988). The environmental consultant concluded that the aggregate estimated costs to complete any additional assessment, remediation and, if necessary, regulatory closure activities would be from $275,000 to $1,600,000, with a middle estimate at $795,000. In light of these findings, the related borrower has obtained a Lender Environmental Liability Insurance Policy from Steadfast Insurance Company, a member company of Zurich American Insurance Company in the amount of $2,000,000 for each event, with a $2,000,000 aggregate policy limit, a ten year term, a three year policy tail and a deductible of $25,000 per claim. American Insurance Company has an S&P rating of “AA-”.

●	With respect to the Lowes Ground Lease - Oxnard, CA Mortgage Loan, representing approximately 1.8% of the Initial Pool Balance, the related ESA obtained at loan origination identified a controlled recognized environmental condition associated with the prior operation of an on-site dry cleaning business located at the property from 1965 to 2002 and a related release of volatile organic compounds (“VOCs”). Following satisfaction of certain Voluntary Cleanup Program requirements, a “No Further Action” closure letter was issued by the Ventura County Environmental Health Department (“VCEHD”) on February 12, 2007 which was conditioned upon the property being limited to commercial or industrial uses.

●	With respect to the 3151 Regatta Boulevard Mortgage Loan, representing approximately 1.7% of the Initial Pool Balance, the related ESA obtained at loan origination identified a recognized environmental conditions associated with possible polychlorinated biphenyls (“PCBs”) from hydraulic fuels relating to an active below-ground hydraulic lift, a “decommissioned” below-ground hydraulic lift, and what was ostensibly a below-ground lift winch. The lender obtained an environmental reserve in the amount of $43,750 (125% of the costs estimated by the environmental consultant) for expenses related to the removal of the hydraulic lifts and completion of post-removal sampling tests. Subject to compliance with required environmental enforcement, the borrower may complete removal and sampling at its sole election.

●	With respect to The Knox Mortgage Loan, representing approximately 1.3% of the Initial Pool Balance, the related ESA obtained at loan origination identified (i) a recognized environmental condition associated with the property previously being a part of the Del Amo and Shell Oil facility and concentrations of VOCs for which Royal Dutch Shell (formerly Shell Oil Company) has been identified as the responsible party; and (ii) a recognized environmental condition associates with a release of chlorinated solvents from the north adjacent property. The latter impacted groundwater and was reported to the Regional Water Quality Control Board in 1997 for which TDY Industries, Inc. and its parent company, Allegheny Technologies, Inc., and Radiant Services Corporation have been identified as the responsible parties. In each case, the related ESA report required no further action.

●	With respect to the Orchard 12 Plaza Mortgaged Property, representing approximately 0.9% of the Initial Pool Balance, the related ESA identified impact to soil and groundwater from former dry cleaner operations. To address identified impacts (including soil gas and indoor air quality issues), and in order to mitigate the Nonresidential Recommended Interim Action Screening Levels (“RIASLs”) exceedances, a sub-slab depressurization system (“SSDS”) was installed and began operation in February 2017. In further compliance with Michigan Department of Environmental Quality (“MDEQ”) Part 201 Residential and Nonresidential Cleanup Criteria, a Due Care Plan (“DCP”) was completed in April 2017, which documented required continued operation of the SSDS and mitigation vapor sampling. At loan origination, $96,250 (125% of the estimated costs of operation and maintenance of the SSDS, and required periodic sampling of the indoor air at the former dry cleaner space) was escrowed with provisions for annual release of funds upon the borrower’s provision to the lender of reasonably satisfactory evidence that annual air sampling has been properly completed. In addition, the borrower procured coverage under an environmental impairment liability (“EIL”) insurance policy in the form of an Enviro Covered Location Insurance Policy (Site Environmental) (ECLIPSE) policy issued by Beazley (Lloyd’s of London Syndicates 623-2623) (rated A+ by S&P and AXV by A.M. Best Company) in the name of the borrower, with the lender as additional named insured with its successors, assigns and/or affiliates, with per incident and aggregate limits of $1,000,000, a deductible of $50,000 and a term of 121 months and an optional extended reporting period of 36 months.

●	With respect to the AAA & DentalWorks Mortgaged Property, representing approximately 0.3% of the Initial Pool Balance, the related ESA stated that the Mortgaged Property was formerly used as a clay mine, which was later utilized as a landfill for non-hazardous waste disposal. The prior owner of the Mortgaged Property completed closure of all the landfill cells that have been approved by the MDEQ, and has recorded a Declaration of Restrictive Covenants for the site. Further, all buildings constructed within the area are also required to have methane gas monitoring systems, which the environmental consultant observed at the Mortgaged Property. The ESA concluded that based on the Post Closure Plan

(2004) currently in place, the former landfill cells beneath the subject property and potential for methane gas migration are considered a controlled REC, and recommended continued compliance with the Post-Closure Plan and Declaration of Restrictive Covenants. The borrower is generally required under the Mortgage Loan documents to comply with laws and with agreements affecting the Mortgaged Property.

●	With respect to the Arbor Landing Shopping Center Mortgage Loan, representing approximately 0.2% of the Initial Pool Balance, in lieu of obtaining a Phase I environmental site assessment, the lender obtained a $2,122,697 group lender environmental collateral protection and liability-type environmental insurance policy with $2,122,697 sublimit per claim from Steadfast Insurance Company, a member company of Zurich North America with a 10 year term (equal to the loan term) and a 3 year policy tail and having no deductible. The policy premium was pre-paid at closing. Zurich North America has an S & P rating of “AA-”.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion in the near term, including with respect to hospitality properties, pursuant to property improvement plans (“PIPs”) required by the franchisors. For example:

●	With respect to the Laguna Cliffs Marriott Mortgage Loan, representing approximately 8.1% of the Initial Pool Balance, the related franchise agreement which expires on April 17, 2020 provides that franchisee may be required to upgrade the hotel to then-current franchise standards. The lender obtained an up-front PIP Reserve in amount of $13,520,759 for currently scheduled PIP work, with additional requirement of reserves for any future PIP work in the amount of 125% of estimated future PIP costs.

●	With respect to the Colorado Center Mortgage Loan, representing approximately 5.7% of the Initial Pool Balance, the borrower sponsor has informed the lender that it currently intends to renovate the Mortgaged Property by redevelopment of the retail floor of Building B, replacement of the existing in-line retail tenants with a food hall, renovation of the existing fitness center and redesign of the exterior landscape. Such renovations are permitted but not required under the Mortgage Loan documents, and have not been reserved for. If such renovations occur, they may cause disruption to tenants at the Mortgaged Properties.

●	With respect to the Marriott at Legacy Town Center Mortgage Loan, representing approximately 7.6% of the Initial Pool Balance, $17,689,300 was reserved on the loan origination date for planned capital expenditures at the Mortgaged Property, including renovations to the lobby and guest rooms.

●	With respect to the BWI Airport Marriott Mortgaged Property, representing approximately 4.5% of the Initial Pool Balance, the Mortgaged Property is currently undergoing a ten-year capital improvement plan to complete upgrades to banquet/meeting rooms, guest rooms and to fund other expenses set forth in the plan. A $1,700,000 escrow was deposited at loan origination to pay for remaining renovation costs in 2017 and 2018 in accordance with the plan.

●	With respect to the 72 Pullman Street Mortgage Loan, representing approximately 1.2% of the Initial Pool Balance, the lease of the sole tenant, Price Chopper,

provides that the sole tenant is permitted to renovate and rebrand its existing Price Chopper store to a Market 32 by Price Chopper, at an estimated cost of $7,000,000. In addition, as part of such renovations, Price Chopper is permitted to expand its store by 2000 square feet. Under the Price Chopper lease, the borrower is required to contribute $3,500,000 of the cost of such renovations. At loan closing the borrower used $3,500,000 of loan proceeds to fund such contribution. The sole tenant is required to complete the conversion to a Market 32 by Price Chopper store within two years following the borrower’s payment of such contribution. Because such contribution was provided directly to the tenant, rather than reserved for, the lender will have less control over the renovations than would be the case if the contribution had been reserved for and was releasable only after the renovations were completed.

●	With respect to the La Quinta Inn & Suites - Las Vegas Mortgaged Property, representing approximately 0.9% of the Initial Pool Balance, the Mortgaged Property is currently undergoing franchisor mandated change of ownership PIP renovations, in connection with the related borrower’s acquisition of the property, which are scheduled to be completed in May 2018. A PIP escrow of $580,000 was deposited at loan origination, representing 100% of the estimated amount required to complete the PIP renovations.

We cannot assure you that any of these redevelopments, renovations or expansions will be completed, that any amounts reserved in connection therewith will be sufficient to complete any such redevelopment, renovation or expansion or that the failure to do so will not have a material adverse impact on the related Mortgaged Properties. Additionally, other Mortgaged Properties may, and likely do, have property improvement or renovation plans in various stages of completion or planning.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties, certain manufactured housing community properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than 8 months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

See Annex A-1 and the footnotes related thereto and the definition of “LTV Ratio” for additional information.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Properties may be subject to ongoing litigation. For example:

●	With respect to the 1151 Third Avenue Mortgage Loan, representing approximately 1.7% of the Initial Pool Balance, the non-recourse guarantor, Jeffrey Feil, is named as a defendant in a lawsuit initiated by various family members and shareholders alleging the mismanagement of certain family businesses and seeking dissolution and liquidation of the related business assets. Mr. Feil assumed control of the businesses following the death of his parents. The plaintiffs allege that Mr. Feil, using his voting control, engaged in a scheme to restrict cash distributions and coerce his family members to sell their interests in the family businesses to Mr. Feil at unconscionably low prices. In addition, the plaintiffs allege that Mr. Feil misappropriated insurance proceeds following Hurricane Katrina. Certain information concerning the related proceedings is under seal because of existing confidentiality agreements. We cannot assure you that such litigation will not be adversely adjudicated, or that there will not be any material adverse effects on Mr. Feil’s business or on the operation of the related Mortgaged Property as a result.

●	With respect to the Suwanee Jubilee Mortgage Loan, representing approximately 1.0% of the Initial Pool Balance, the borrower sponsor and non-recourse carveout guarantor, Kenneth Levy, was a defendant (among other defendants) of various shareholder derivative suits filed in state and federal courts during 2006-2009, in his capacity as the former Chairman of the board of directors, member of the compensation committee, director and former CEO of KLA-Tencor. Certain of these suits were related to an investigation of KLA-Tencor by the SEC, the Department of Justice, and the Department of Labor regarding alleged illegal backdated stock option grants and materially misleading financial reporting between 1997-2005. Mr. Levy left KLA-Tencor and became Chairman Emeritus of the company in October, 2006. As a result of the investigations, in mid-2007, KLA-Tencor retroactively re-priced all outstanding stock options held by Mr. Levy and other executives, which resulted in KLA-Tencor’s restating financial results from mid-1997 to mid-2002, and taking a non-cash charge of $370 million for stock-based compensation expenses. KLA-Tencor also reached a settlement with the SEC in mid-2007. In early 2008, KLA-Tencor agreed to pay $65 million in cash to settle a class-action shareholder lawsuit over backdated stock-option grants, brought by the City of Philadelphia Board of Pensions and other plaintiffs. Other shareholder derivative suits were filed in state and federal court during 2006-2009 against Mr. Levy (among other defendants) in his capacity as member of the board of directors and member of the compensation committee of three other public companies with similar investigations on stock option grants backdating; however, each such action was settled or dismissed with prejudice.

●	With respect to the 3151 Regatta Boulevard Mortgage Loan, representing approximately 1.7% of the Initial Pool Balance, one of the constituent tenancy-in-common borrowers (Stephens & Stephens (Regatta), LLC) is named as a defendant in litigation filed by Trans-Freight, a former tenant at the property, claiming misrepresentation, interference with contract and prospective business relations, nuisance and trespass. The lawsuit was filed after Trans-Freight was evicted from the property for non-payment of rent. The case is scheduled for trial in February 2018.

●	With respect to the Dover Town Center Mortgage Loan, representing approximately 1.6% of the Initial Pool Balance, Ronald E. Schafer, one of the non-recourse carveout guarantors, is a founder and director of MidCoast Community Bank (“MidCoast”), and was a defendant in a 2016 lawsuit against MidCoast’s directors alleging breach of fiduciary duties by failing to exercise effective oversight over lending practices, failing to implement adequate reporting and informational systems and controls and failing to take prompt remedial action upon learning of misconduct by certain of MidCoast’s former officers. The suit was settled under a stipulation which provided for corporate governance reforms, and awards of $200,000 in attorneys fees to plaintiff’s counsel and $5,000 to plaintiff for service as a derivative representative.

●	With respect to the Orchard 12 Plaza Mortgage Loan, representing approximately 0.9% of the Initial Pool Balance, the borrower and non-recourse carveout guarantor were subject to litigation by a prospective buyer of the related Mortgaged Property. The prospective buyer alleged the borrower and non-recourse carveout guarantor failed to disclose a drop in occupancy rate at the Mortgaged Property, causing his lender to alter the terms of financing, and sought the return of his $100,000 deposit; the defendants contended that the buyer was aware the applicable tenant space was closed. The case was settled with the plaintiff obtaining the return of $50,000 of his $100,000 deposit.

●	With respect to the Fort Pierce Industrial Mortgage Loan, representing approximately 0.4% of the Initial Pool Balance, one of two carve-out guarantors, Gilbert Jennings (“Jennings”) has been named as a third-party defendant in various cross-complaints arising out of land development disputes unrelated to the Mortgaged Property. Jennings acted as managing member of an entity that provided seller-financing in connection with its sale of certain land proposed for a master planned community to a developer. Following the developer’s non-payment and seller’s foreclosure of its deed of trust, the seller filed additional lawsuits against the developer for a deficiency claim and other damages, alleging fraud, among other things. The developer filed a counterclaim for tortious interference, conversion, fraud and slander, naming the initial plaintiffs and Jennings individually as defendants in counterclaims asserting damages ranging from $300,000 for personal property damages to $50 million in lost profits. The litigation is currently in its discovery phase. The seller has filed a motion for partial summary judgment that has been heard and is pending the court’s ruling. Jennings is indemnified as the managing member of the seller. The other carve-out guarantor for the Mortgage Loan, who is jointly and severally liable, has a stated net worth in excess of the loan amount. We cannot assure you, however, that the pending litigation will not adversely affect the operations of the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”. See also “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” below and representation and warranty no. 15 in Annex D-1 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Condemnations

There may be Mortgaged Properties as to which there have been or are currently condemnations, takings and/or grant of easements affecting portions of such Mortgaged Properties, or property adjacent to such Mortgaged Properties, which, in general, would not and do not materially affect the use, value or operation of such Mortgaged Property.

With respect to the Griffin Portfolio—State Farm Regional HQ Mortgaged Property, representing approximately 1.7% of the Initial Pool Balance by allocated loan amount, the Mortgaged Property is currently subject to a condemnation proceeding pursuant to which such Mortgaged Property may lose up to two parking spaces relating to a permanent easement and right-of-way in connection with an off-ramp project by the Georgia Department of Transportation. The related borrower is not required to apply any such condemnation proceeds to prepay the related Mortgage Loan. The parcel of the Mortgaged Property subject to the condemnation proceedings has not been assigned any value in underwriting the related Mortgage Loan. See “—Certain Terms of the Mortgage Loans—Releases; Partial Releases” below.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

●	Twenty-eight (28) of the Mortgage Loans, representing approximately 49.5% of the Initial Pool Balance, were originated in connection with the borrower’s refinancing of a previous mortgage loan.

●	Thirteen (13) of the Mortgage Loans, representing approximately 33.5% of the Initial Pool Balance, were originated in connection with the borrower’s acquisition of the related Mortgaged Property.

●	Four (4) of the Mortgage Loans, representing approximately 16.9% of the Initial Pool Balance, were originated in connection with the borrower’s recapitalization of the related Mortgaged Property.

Certain of the borrowers, principals of the borrowers and other entities under the control of such principals or single tenants at the related Mortgaged Properties or in certain cases a Mortgaged Property that secures a Mortgage Loan are, or previously have been, parties to bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts resulting from mortgage loan defaults, which in some cases involved a Mortgaged Property that secures a Mortgage Loan to be included in the Trust. For example:

●	With respect to the Hackensack Commons, Park Square, U.S. Industrial Portfolio III, Spectrum Town Center, 3151 Regatta Boulevard, Dover Town Center, Essington Village Apartments, Towne Centre Murfreesboro, 72 Pullman Street, Orchard 12 Plaza, Briggs Chaney Shopping Center, Old Barn Self Storage, Eagle

Village Shopping Center and 313 Arch Street Mortgage Loans, collectively representing approximately 28.1% of the Initial Pool Balance, (a) within approximately the last 10 years, related borrowers, sponsors and/or key principals (or affiliates thereof) have previously (i) sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or modification, or (ii) been the subject of personal bankruptcy proceedings, (b) the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring, (c) the Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership, or (d) the Mortgaged Property has been or currently is involved in a borrower, principal or tenant bankruptcy.

In particular, with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans we note the following:

●	With respect to the Hackensack Commons Mortgage Loan, representing approximately 6.3% of the Initial Pool Balance, affiliates of the non-recourse carveout guarantor have experienced defaults and receivership proceedings on commercial Mortgage Loans.

●	With respect to the Park Square Mortgage Loan, representing approximately 5.7% of the Initial Pool Balance, Richard D. Cohen, one of the related loan sponsors, has sponsored other real estate projects over the last 10 years that have been the subject of mortgage loan defaults, foreclosure proceedings and deeds-in-lieu of foreclosure.

●	With respect to the U.S. Industrial Portfolio III Mortgage Loan, representing approximately 3.8% of the Initial Pool Balance, several of the non-recourse carveout guarantors reported that they or entities affiliated with them had been involved in foreclosures, discounted payoffs, modifications and/or litigation related to commercial real estate loans and/or investments in commercial real properties.

●	With respect to the Spectrum Town Center Mortgage Loan, representing approximately 2.8% of the Initial Pool Balance, the borrower on a 2008 loan secured by the Mortgaged Property filed for bankruptcy in 2009 as a result of over-leverage on the property and reduced occupancy due to the recession. As part of a court-approved reorganization, the senior loan secured by the property was modified and extended.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Fifty (50) Mortgaged Properties, representing in the aggregate approximately 17.8% of the Initial Pool Balance by allocated loan amount, are each leased entirely (or substantially in its entirety) to a single tenant.

●	Five (5) Mortgaged Properties, representing in the aggregate approximately 4.3% of the Initial Pool Balance by allocated loan amount, are leased to multiple tenants; however, one such tenant occupies 50% or more of the NRA of each such Mortgaged Property.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses”, “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”. See also “—Affiliated Leases” below.

Lease Expirations and Terminations

Expirations

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans, see the related summaries attached as Annex A-3. In addition, see Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on NRA leased) at each retail, office, mixed use and industrial Mortgaged Property. Whether or not any of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly following, the maturity of the related Mortgage Loan. In addition, certain other Mortgaged Properties may have a significant portion of the leases that expire or can be terminated in a particular year, or portion thereof, at the related Mortgaged Property. Prospective investors are encouraged to review the tables entitled “Tenant Summary” and “Lease Rollover Schedule” for the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans presented on Annex A-3.

With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Properties identified in the table below, each such Mortgaged Property is occupied by a single tenant under a lease which expires prior to, or within 12 months after, the maturity date or Anticipated Repayment Date of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Owner Occupied	Lease Expiration Date	Maturity Date
Griffin Portfolio – North Pointe I	1.0%	No	3/31/2020	10/1/2027
Griffin Portfolio – Corporate Campus at Norterra	0.9%	No	7/31/2023	10/1/2027
Griffin Portfolio – Duke Bridges I	0.7%	No	4/30/2027	10/1/2027
Griffin Portfolio – Wells Fargo Operations Center	0.7%	No	1/31/2025	10/1/2027
Griffin Portfolio – Ace Hardware HQ	0.6%	No	11/30/2024	10/1/2027
Griffin Portfolio – Royal Ridge V	0.5%	No	3/31/2026	10/1/2027
Griffin Portfolio – Comcast Regional HQ	0.3%	No	7/31/2027	10/1/2027
U.S. Industrial Portfolio III – 2121 Gardner Street	0.5%	No	7/31/2028	11/5/2027
U.S. Industrial Portfolio III – 4925 Bulls Bay Highway	0.3%	No	2/28/2027	11/5/2027
U.S. Industrial Portfolio III – 10450 Medallion Drive	0.2%	No	7/31/2025	11/5/2027
U.S. Industrial Portfolio III – 1001 DDC Way	0.2%	No	7/31/2025	11/5/2027
U.S. Industrial Portfolio III – 1152 Armorlite Drive	0.2%	No	12/31/2027	11/5/2027
U.S. Industrial Portfolio III – 3800 West Broward Boulevard	0.2%	No	12/31/2027	11/5/2027
U.S. Industrial Portfolio III – 1700 Highland Road	0.2%	No	8/31/2028	11/5/2027
U.S. Industrial Portfolio III – 1972 Salem Industrial Drive	0.2%	No	7/31/2028	11/5/2027
U.S. Industrial Portfolio III – 621 Hunt Valley Circle	0.1%	No	12/31/2024	11/5/2027
U.S. Industrial Portfolio III – 900 Chaddick Drive	0.1%	No	1/31/2019	11/5/2027
U.S. Industrial Portfolio III – 53208 Columbia Drive	0.1%	No	10/31/2026	11/5/2027
U.S. Industrial Portfolio III – 3221 Cherry Palm Drive	0.1%	No	7/31/2028	11/5/2027
Best Buy Distribution Center	1.1%	No	12/30/2022	12/1/2022
Walgreens Colorado Springs	0.2%	No	9/30/2028	11/1/2027

If a Mortgaged Property loses its sole tenant, whether upon expiration of the related lease or otherwise, the “dark value” of such property may be materially below the “as-is” value of such property or even the unpaid principal balance of the related Mortgage Loan because of the difficulties of finding a new tenant that will lease the space on comparable terms as the old tenant. Such difficulties may arise from an oversupply of comparable space, high vacancy rates, low rental rates or the Mortgaged Property’s lack of suitability for most potential replacement tenants.

In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material (greater than 25%) portion (but less than 100%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on NRA leased) at each retail, office, mixed use and industrial Mortgaged Property. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans, see the related summaries attached as Annex A-3.

Terminations

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease. For example (with respect to the largest 15 Mortgage Loans and the largest 5 tenants at each related Mortgaged Property or portfolio of Mortgaged Properties):

●	With respect to the Duane Morris Plaza Mortgage Loan, representing approximately 9.99% of the Initial Pool Balance, (i) the largest tenant, Duane Morris, has right to contract its space by one full floor (either 3rd, 6th, 9th or 12th floor) effective September 1, 2022 upon 12 months’ prior written notice and payment of a termination fee equal to $854,192 ($27.88 psf); and (ii) the fourth largest tenant, JLT RE (North America) Inc., has one-time right to terminate effective September 30, 2022 upon 12 months’ prior written notice and payment of a termination fee equal to $1,854,946.

●	With respect to the Griffin Portfolio – Wells Fargo Operations Center Mortgaged Property, securing approximately 0.7% of the Initial Pool Balance by allocated loan amount, the sole tenant, Wells Fargo has a termination option effective January 31, 2023 upon 9 months’ notice and payment of a termination fee equal to $1,491,390.

●	With respect to the Griffin Portfolio – Royal Ridge V Mortgaged Property, securing approximately 0.5% of the Initial Pool Balance by allocated loan amount, the sole tenant, NEC has a termination option effective March 31, 2024 upon 12 months’ notice and payment of a termination fee equal to transaction costs and three months’ of base rent, estimated as $2,695,119.

●	With respect to the Griffin Portfolio – Comcast Regional HQ Mortgaged Property, securing approximately 0.3% of the Initial Pool Balance by allocated loan amount, the sole tenant, Comcast, has a termination option effective November 30, 2024 upon 15 months’ notice and payment of a termination fee equal to five months’ rent plus tenant improvement and leasing commission costs. Comcast’s termination option is rendered null and void upon any extension or renewal of its initial lease term.

●	With respect to the Colorado Center Mortgaged Property, securing the Mortgage Loan representing approximately 5.7% of the Initial Pool Balance, the fourth largest tenant, Rubin Postaer & Associates (“RPA”), leasing approximately 15.9% of the NRA at the Mortgaged Property, has the option to terminate its lease as of December 31, 2020 with 12 months’ notice by December 31, 2019 and payment of a termination fee equal to six months of base rent. In addition, the fifth largest tenant, HBO, has provided the Colorado Center Borrower notice of its intent to vacate the Colorado Center Property upon its lease expiration date (June 30, 2019).

●	With respect to the U.S. Industrial Portfolio III – 3221 Cherry Palm Drive Mortgaged Property, securing approximately 0.1% of the Initial Pool Balance by allocated loan amount, the sole tenant, Amphenol Custom Cable, Inc., has the right to terminate its lease without penalty on (i) November 1, 2018, and (ii) November 1, 2024 with 180 days’ notice.

●	With respect to the Warwick Mall Mortgaged Property, securing approximately 2.8% of the Initial Pool Balance by allocated loan amount, the third largest tenant, Showcase Cinema, has an option pursuant to its lease to request a change of use, and if it certifies an operating loss during any two of the previous three years and the landlord denies the request for a change of use, Showcase Cinema has a termination right upon 12 months’ notice.

With respect to certain retail properties, some or all of the related tenants may not be required to continue to operate (i.e. such tenants may “go dark”) at such properties. With respect to any such tenant that has a right to go dark, if such tenant elects to go dark, such election may trigger co-tenancy clauses in other tenants’ leases.

Prospective investors are encouraged to review the charts entitled “Tenant Summary” and “Lease Rollover Schedule” for the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans presented on Annex A-3 to this prospectus.

Other

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy Rate may not be in physical occupancy, may not have begun paying rent or may be in negotiation.

For example, with respect to single tenant properties or tenants that are one of the top 5 tenants (by NRA leased) for the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, certain of such tenants have not taken possession or commenced paying rent, may have subleased their spaces in whole or part or may be in negotiation or have rent underwritten on a straight-lined basis as set forth below:

●	With respect to the Duane Morris Plaza Mortgage Loan, representing approximately 9.99% of the Initial Pool Balance, each of (i) the largest tenant, Duane Morris, is entitled to rent abatement for the month of January 2018 in connection with the renewal of its lease. A rent concession reserve in the amount of $396,241 and an outstanding TI/LC reserve in the amount of $6,254,643 were deposited with lender at loan origination; (ii) the second largest tenant, Convene, is entitled to rent abatement until June 2018 and for the months of July 2020 through October 2020 in connection with the renewal of its lease. A rent concession reserve in the amount of $682,145 and an outstanding TI/LC reserve in the amount of $2,790,759 were deposited with lender at loan origination; and (iii) the fifth largest tenant, Volpe & Koenig, PC, is entitled to rent abatement for nine total months occurring from 2018 to 2021 pursuant to the terms of its lease. A rent concession reserve in the amount of $1,062,816 and an outstanding TI/LC reserve in the amount of $1,008,286 were deposited with lender at loan origination.

●	With respect to the Duane Morris Plaza Mortgage Loan, representing approximately 9.99% of the Initial Pool Balance, the underwritten base rent includes straight-lined rent for the largest tenant, Duane Morris, equal to $5,322,523.

●	With respect to the Griffin Portfolio Mortgage Loan, representing approximately 9.1% of the Initial Pool Balance, the underwritten base rent includes straight-lined rent for all investment grade rated tenants equal to $1,589,396.

●	With respect to the Griffin Portfolio – Duke Bridges I Mortgaged Property, securing approximately 0.7% of the Initial Pool Balance by allocated loan amount, the sole tenant, T-Mobile West, is entitled to a rent abatement until July 11, 2018 in connection with its recent renewal and expansion equal to $401,177, which amount has been fully reserved by the lender.

●	With respect to the Hackensack Commons Mortgage Loan, representing approximately 6.3% of the Initial Pool Balance, the second largest tenant, 99 Ranch Market, representing approximately 21.5% of the net rentable area and 13.2% of underwritten base rent, is not yet in occupancy. 99 Ranch Market is expected to open by year-end 2017. The tenant is currently paying rent.

●	With respect to the Colorado Center Mortgaged Property, representing approximately 5.7% of the Initial Pool Balance, the largest tenant, HULU, has executed leases for 20,794 square feet of expansion space commencing November 16, 2017 and 24,668 square feet of expansion space commencing June 1, 2018, but is not yet in occupancy of the second of such expansion spaces, and has $1,873,813 of gap and free rent from August 2017 through May 31, 2018. The second largest tenant, Edmunds.com, has executed a lease expansion for an additional 62,556 square feet and has free and abated rent of $5,983,082 from August 2017 through December 31, 2018. The fourth largest tenant, Kite Pharma, Inc., has signed a lease and taken possession of its leased space but is not yet in occupancy, and has a 12-month abated rent of $12,790,705 from August 2017 through July 2018 for all of its space as well as a partial rent abatement for 12 additional months. At origination, the borrower deposited $20,761,186 into a free rent reserve account.

●	With respect to the Colorado Center Mortgaged Property, representing approximately 5.7% of the Initial Pool Balance, the fourth largest tenant, RPA, delivered an estoppel certificate to the lender at loan origination in which it asserted that the borrower, as landlord, is in default under its lease citing (i) difficulties for RPA employees to park in certain areas, (ii) the borrower’s failure to maintain elevators in accordance with its lease and (iii) the borrower’s failure to repair certain leaks at RPA’s space. At origination, the borrower notified the lender that it was complying with its obligations under RPA’s lease with respect to parking spaces, has undertaken an elevator modernization project and has made repairs relating to the alleged leaks such that RPA’s space is in usable condition. In addition, the borrower represented in the Mortgage Loan agreement that, as of the origination date, RPA does not have the right to abate any rent or otherwise exercise any rights or remedies under its lease in connection with any obligations under its lease that are the responsibility of the borrower. Under RPA’s lease, if RPA is prevented from using, and does not use, its premises or any portion thereof as a result of any repair or maintenance which the borrower failed to perform, which substantially interferes with RPA’s use of or ingress or egress from the building, parking facilities or leased premises, then RPA will be required to notify the borrower, and if such event continues for at least 5 consecutive business days or 10 non-consecutive business days in any 12 month period, RPA has an abatement right based on the proportion of the affected area, and if the event has not ended within 12 months after borrower’s receipt of notice, RPA has the right to terminate the lease during the first 5 business days of each month thereafter until the borrower has cured such event.

●	With respect to the Park Square Mortgaged Property, securing the Mortgage Loan representing approximately 5.7% of the Initial Pool Balance, the largest tenant, WeWork, is entitled to abated rent on 113,067 square feet of its space for the months of December 2017 and November 2018, and abated rent on 23,433 square feet of its space until December 2, 2017, which amount has been fully reserved by the lender. The third largest tenant, Anaqua, Inc., is entitled to abated rent on 21,015 square feet of its space for the month of May 2018, which amount has been fully reserved by the lender. The fourth largest tenant, HNTB Corporation, is entitled to abated rent for the months of April, May and June 2018, which amounts have been fully reserved by the lender.

●	With respect to the U.S. Industrial Portfolio III Mortgage Loan, representing approximately 3.8% of the Initial Pool Balance, the 900 Chaddick Drive Mortgaged Property, representing approximately 0.1% of the Initial Pool Balance by allocated loan amount, is dark.

●	With respect to the U.S. Industrial Portfolio III – 1152 Armorlite Drive Mortgaged Property, representing approximately 0.2% of the Initial Pool Balance by allocated loan amount, the sole tenant, The San Diego Union - Tribune subleases its entire space to ACI-California, LLC at $7.77 per square foot. The Mortgage Loan was underwritten based on the sublease rent, which is lower than the prime lease rent. The sublease expires on December 31, 2018, which is prior to the prime lease expiration date of December 31, 2027, with no renewal options remaining.

●	With respect to the U.S. Industrial Portfolio III – 1972 Salem Industrial Drive Mortgaged Property, representing approximately 0.2% of the Initial Pool Balance by allocated loan amount, the sole tenant, Rowe Fine Furniture, subleases 126,275 square feet of its space at the 1972 Salem Industrial Drive property to Turman Lumber Company at $1.60 per square foot. The Mortgage Loan was underwritten based on the average of the lower sublease rent (with respect to the square footage subleased to Turman Lumber Company) and the contractual rent (with respect to the remaining square footage covered by the Rowe Fine Furniture leases). The sublease expires February 28, 2019, which is prior to the prime lease expiration date of July 31, 2028, with one, five-year renewal option remaining.

●	With respect to the U.S. Industrial Portfolio III – 3800 West Broward Boulevard Mortgaged Property, representing approximately 0.2% of the Initial Pool Balance by allocated loan amount, the sole tenant, The Chrysalis Center, Inc., subleases 10,303 square feet of its space to Bank of America at $22.50 per square foot. The Mortgage Loan was underwritten based on The Chrysalis Center, Inc.’s contractual rent at $17.17. The sublease expires on June 30, 2025, which is prior to the prime lease expiration date of December 31, 2027.

●	With respect to the Linq Apartments Mortgage Loan, representing approximately 2.7% of the Initial Pool Balance, 28.4% of underwritten base rent is contributed by a ground floor retail tenant, Evergreen Health Urgent Care. The underwritten base rent includes straight-lined rent for Evergreen Health Urgent Care, which is an investment grade rated tenant, equal to $891,872.

●	With respect to the 3151 Regatta Boulevard Mortgaged Property, representing approximately 1.7% of the Initial Pool Balance, the largest tenant, Dreisbach

Enterprises, Inc. subleases a portion of its space (approximately 157,871 square feet or 36.2% of the NRA in the related premises) to Blue Apron for an annual base rent of $2,746,756 ($17.40 per square foot) expiring May 31, 2019. The Mortgage Loan was underwritten based on Dreisbach Enterprises, Inc.’s weighted average contractual rent of $7.08 per square foot.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”. See Annex A-1 and the accompanying footnotes for additional information with respect to these Mortgage Loans and Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

●	With respect to nine (9) of the Mortgaged Properties identified on Annex A-1 as Griffin Portfolio – Ace Hardware HQ, Laguna Cliffs Marriott, U.S. Industrial Portfolio III - 975 Cottonwood Avenue, U.S. Industrial Portfolio III - 10450 Medallion Drive, U.S. Industrial Portfolio III - 1800 University Parkway, Bass Pro & Cabela’s Portfolio - Cabela’s Allen, Lowes Ground Lease – Oxnard, CA, Fort Pierce Industrial and Walgreens Colorado Springs, in the aggregate securing approximately 12.0% of the Initial Pool Balance by allocated loan amount, each such Mortgaged Property is subject to a purchase option, right of first refusal or right of first offer to purchase such Mortgaged Property, a portion thereof or a related pad site; such rights are held by either a tenant at the related property, a tenant at a neighboring property, a developer, a hotel franchisor, a licensee, a homeowner’s association, another unit owner of the related condominium, a neighboring property owner or another third party. See “Yield and Maturity Considerations” in this prospectus. See also representation and warranty no. 7 and no. 8 in Annex D-1 and the exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In addition, with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans presented on Annex A-3, we note the following:

●	With respect to the Griffin Portfolio – Ace Hardware HQ Mortgaged Property, representing approximately 0.6% of the Initial Pool Balance by allocated loan amount, the sole tenant at such Mortgaged Property, Ace Hardware, has a right of first refusal in connection with any proposed bona fide offer to purchase such Mortgaged Property. The Ace Hardware right of first refusal is not extinguished by foreclosure; however, the Ace Hardware right of first refusal does not apply to foreclosure or deed-in-lieu thereof.

●	With respect to the Laguna Cliffs Marriott Mortgaged Property, representing approximately 8.1% of the Initial Pool Balance, franchisor (Marriott International, Inc.) has Right of First Refusal (ROFR) to acquire related property if there is transfer of hotel or controlling direct or indirect interest in the Borrower to a competitor (generally, any person that exclusively develops, operates or franchises through or with a competitor of franchisor comprising at least 10 luxury hotels, 20 full service hotels or 50 limited service hotels). ROFR is not extinguished by foreclosure or deed-in-lieu thereof, and if transfer to competitor is by foreclosure, or if franchisee or its affiliates become a competitor, franchisor has right to purchase hotel upon notice to franchisee. Franchisor comfort letter provides that, if lender exercises remedies against franchisee, lender may appoint a lender affiliate to acquire the property and enter into a management or franchise agreement if it is not competitor or competitor affiliate; provided, however, that a lender affiliate will not be deemed a competitor simply due to its ownership of multiple or competing hotels or having engaged managers to manage such other hotels.

●	With respect to the U.S. Industrial Portfolio III - 975 Cottonwood Avenue Mortgaged Property, representing approximately 0.3% of the Initial Pool Balance by allocated loan amount, such Mortgaged Property is subject to a right of repurchase in favor of Wispark Corporation and its successors and assigns (the “Corporation”), which are included in a certain Declaration of Development Standards and Protective Covenants recorded in 1999 (the “975 Cottonwood Declaration”). The right of repurchase is triggered by failure of the original purchasers of the Mortgaged Property from the Corporation to begin development of the Mortgaged Property within one year after its sale by the Corporation or to continue such development uninterrupted and complete such development within one year from commencement, and is for a price equal to the price paid for the Mortgaged Property by the original purchasers from the Corporation. Three individuals signed an affidavit in 2012 stating, among other things, that they were the original purchasers from the Corporation in 1999, that the site and building plans for the Mortgaged Property were approved in 1999, a building permit was issued in 1999 and occupancy was granted in 2000, and attaching a copy of a letter from the State of Wisconsin, Department of Financial Institutions, Division of Corporate & Consumer Services, certifying that Wispark Corporation filed Articles of Dissolution effective November 7, 2000. The 975 Cottonwood Declaration also sets forth a right of first refusal to purchase the Mortgaged Property in favor of the Corporation; provided that such right does not apply to the acquisition and subsequent sale, by a bona fide third party lender, by reason of a mortgage foreclosure or deed in lieu of foreclosure. The title insurance policy for the Mortgaged Property insures against losses or damages incurred as a result of there being a violation of the sections of the 975 Cottonwood Declaration that set forth the right of repurchase and the right of first refusal.

●	With respect to the U.S. Industrial Portfolio III - 10450 Medallion Drive Mortgaged Property, representing approximately 0.2% of the Initial Pool Balance by allocated loan amount, the sole tenant, KDM Signs, Inc. has a right to cause a specified parcel of unimproved land at the Mortgaged Property (the “Cincinnati Release Parcel”) to be subdivided from the remainder of the Mortgaged Property, and a right to purchase the Cincinnati Release Parcel at a purchase price of $1.00. The Cincinnati Release Parcel was not assigned any value in the appraisal or underwriting of such Mortgaged Property. The Mortgage Loan documents permit the Cincinnati Release Parcel to be released without prepayment or defeasance provided that certain conditions are satisfied, including that, after giving effect to the release, the loan-to-value ratio of the remaining Mortgaged Properties (determined, in the lender’s sole discretion, by any commercially reasonable method permitted to a REMIC trust) shall be no more than 125%.

●	With respect to the U.S. Industrial Portfolio III - 1800 University Parkway Mortgaged Property, representing approximately 0.2% of the Initial Pool Balance by allocated loan amount, the sole tenant, Halifax Sarasota LLC, has a right of first offer to purchase such Mortgaged Property. Pursuant to a subordination, non-disturbance and attornment agreement, such tenant has agreed that such right will not apply to a foreclosure, a deed in lieu of foreclosure, or any offer, notice, pleading, agreement, transaction or other event or condition of any kind arising out of or relating to any of the foregoing events, or the first subsequent transfer after a foreclosure or deed in lieu of foreclosure.

●	With respect to the Bass Pro & Cabela’s Portfolio – Cabela’s Allen Mortgaged Property, representing approximately 0.2% of the Initial Pool Balance by allocated loan amount, the City of Allen, Texas has a Right of First Refusal (ROFR) to purchase the subject property if offer is received that borrower is otherwise willing to accept, and a Right of First Offer (ROFO) if borrower decides to market the subject property for sale. The ROFR and ROFO are recurring rights and terminate 15 years after completion of construction or upon repayment of grants from the City of Allen (a certificate of occupancy was issued in April 2011). Further, applicable restrictions permit the use as a Cabela’s only, and City approval would be required for any successor use.

●	With respect to the Lowes Ground Lease – Oxnard, CA Mortgaged Property, representing approximately 1.8% of the Initial Pool Balance, Lowe’s (single tenant) has Right of First Offer (ROFO) to purchase its building if borrower decides to market the property for sale. The ROFO is not extinguished by foreclosure; however, the ROFO does not apply to foreclosure or deed in lieu thereof.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the NRA at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower:

●	With respect to the 3151 Regatta Boulevard Mortgaged Property, representing approximately 1.7% of the Initial Pool Balance, the largest tenant, Dreisbach Enterprises, Inc., representing 91.3% of NRA, is owner-affiliated.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California, Washington and Utah) do not require earthquake insurance. Twelve (12) of the Mortgaged Properties, securing Mortgage Loans representing 24.6% of the Initial Pool Balance by allocated loan amount, are located in areas that are considered a high earthquake risk (seismic zones 3 and 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a probable maximum loss greater than 17.0%.

With respect to many of the Mortgaged Properties, including Mortgaged Properties securing certain of the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans in the mortgage pool, the related borrowers (or, in some cases, tenants which are permitted to maintain insurance in lieu of the related borrowers) maintain insurance under blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the Mortgaged Properties).

Certain of the Mortgaged Properties may permit the borrower’s obligations to provide required insurance (including property, rent loss, liability and terrorism coverage) to be suspended if a sole or significant tenant or the property manager elects to provide third party insurance or self-insurance in accordance with its lease or management agreement. Described below are Mortgage Loans having such third party insurance or self-insurance conditions:

●	With respect to the U.S. Industrial Portfolio III Mortgage Loan, representing approximately 3.8% of the Initial Pool Balance, the borrower is permitted to have the single tenants at such Mortgaged Properties provide the insurance required under the Mortgage Loan documents in lieu of the borrower providing such insurance.

●	With respect to the Bass Pro & Cabela’s Portfolio Mortgage Loan, representing approximately 2.2% of the Initial Pool Balance, borrower’s obligation to provide required insurance (including property, rent loss, commercial general liability and terrorism coverage) is suspended if master (multi-property) tenant (Cabela’s Wholesale, Inc.) elects to provide third party insurance and/or self-insure in accordance with its master lease. The master lease permits the master tenant to self- insure if the lease guarantor (Bass Pro Group, LLC) maintains a minimum net worth of $250,000,000. The master tenant has no rent abatement or termination remedies for any reason during the loan term. The provisions of the master lease shall control disbursement of any casualty proceeds. The master lease is guaranteed by Bass Pro Group, LLC (S&P “B+”/ Moody’s “Ba3”). The master tenant has not currently provided notice of its election to self-insure.

●	With respect to the 72 Pullman Street Mortgage Loan, representing approximately 1.2% of the Initial Pool Balance, the borrower’s obligation to provide insurance under the Mortgage Loan documents may be satisfied by the sole tenant, Price Chopper, providing the insurance required under its lease (which may differ from the insurance otherwise required under the Mortgage Loan documents), and which may include self-insurance to the extent permitted under its lease.

●	With respect to the Walgreens Colorado Springs Mortgage Loan, representing approximately 0.2% of the Initial Pool Balance, the borrower’s obligation to provide insurance under the Mortgage Loan documents may be satisfied by the sole tenant, Walgreens, providing the insurance required under its lease (which may differ from the insurance otherwise required under the Mortgage Loan documents), and which may include self-insurance to the extent permitted under its lease. The tenant’s lease provides that the tenant has no right to self insure for any period in which the tenant’s net worth (including the net worth of any assignee or guarantor of the lease) is less than $200,000,000.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”. See also representation and warranty nos. 18 and 31 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In addition, with respect to the Hackensack Commons Mortgage Loan, representing approximately 6.3% of the Initial Pool Balance, the insurable value is materially and substantially below the principal balance of such Mortgage Loan. Furthermore, even after taking the land value of the Mortgaged Property into account, it is anticipated that there would be a material and substantial shortfall. The Mortgaged Property is legal non-conforming as to parking, as it is deficient by 212 parking spaces, and is also legal non-conforming as to density, as the lot coverage exceeds the maximum allowed by 4%. The applicable zoning ordinance provides that in the event of partial destruction, a nonconforming structure may be rebuilt to its previous nonconforming condition so long as the cost of reconstruction in compliance with existing construction codes does not exceed 50% of the market value of the structure (less foundation systems) at the time of the partial destruction. In the event that there was a casualty to the Mortgaged Property in excess of that amount, the Mortgaged Property could be restored only in compliance with the zoning code. In such event the restored Mortgaged Property may have a value and income that could be substantially less than that of the original Mortgaged Property. Therefore the issuing entity would be faced with the choice of effecting a restoration that could have an adverse effect on the Mortgage Loan or applying insurance proceeds to repay the Mortgage Loan in a circumstance that would result in a loss on the Mortgage Loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

In certain cases, use of a Mortgaged Property may be restricted due to environmental conditions at the Mortgaged Property. See “—Environmental Considerations”.

In the case of such Mortgage Loans subject to such restrictions, the related borrower is generally required pursuant to the related Mortgage Loan documents to maintain law or ordinance insurance coverage if any of the improvements or the use of a Mortgaged Property constitutes a legal non-conforming structure or use, which provides coverage for loss to the undamaged portion of such property, demolition costs and the increased cost of construction. However, such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and representation and warranty nos. 8 and 26 on Annex D-1 and the exceptions thereto on Annex D-2.

With respect to the Marriott at Legacy Town Center Mortgage Loan, representing approximately 7.6% of the Initial Pool Balance, the Mortgaged Property is part of Legacy, a master planned development, as to which a declaration of covenants, conditions and restrictions appoints a Legacy Association for the purpose of enforcing design and building restrictions, and ongoing maintenance requirements of each property owner for its own parcels and which has the power to levy annual and special assessments. The regular annual assessment for the Mortgaged Property in 2017 was $2,351.44. The Legacy Association has indicated in an estoppel that its Board of Directors is evaluating the restoration of the lake/common areas of the Legacy Association, which may require a special assessment. Liens for failure to pay assessments are subordinate to a deed of trust or mortgage constituting a lien on the land of a property owner in the development. The Mortgaged Property constitutes approximately 0.2013% of the entire property subject to the Legacy Association and is entitled to one vote per acre based on an estimated approximately 4.2 acres out of a total of approximately 2,086.5 acres.

With respect to the Crystal Glen Office Centre Mortgage Loan, representing approximately 1.8% of the Initial Pool Balance, tenants representing approximately 40.3% of the square footage and 50.1% of the underwritten rent at the Mortgaged Property do not have certificates of occupancy as required by the local zoning ordinance. Under the related zoning code, a violation of such code may be enforced or enjoined and may be abated by order of any court of competent jurisdiction. In addition, fines may be imposed for violation of such code. The Mortgagor covenanted in the Mortgage Loan documents to promptly commence following the origination date and thereafter diligently pursue the issuance of a permanent certificate of occupancy for each tenant space that does not have a certificate of occupancy issued in such tenant’s name as of the origination date and to require that all future tenants apply for and receive a certificate of occupancy at the time and in the manner required by the applicable legal requirements.

With respect to the Bass Pro & Cabela’s Portfolio – Cabela’s Allen Mortgaged Property, representing approximately 0.2% of the Initial Pool Balance by allocated loan amount, in connection with certain grants from the City of Allen the use of the mortgage property is restricted to use as a Cabela’s only, and City approval would be required for any successor use.

With respect to the 72 Pullman Street Mortgage Loan, representing approximately 1.2% of the Initial Pool Balance, the lease of the sole tenant at the related Mortgaged Property, Price Chopper, provides that if the lease is terminated under certain circumstances, the property owner may not lease the Mortgaged Property for use as a supermarket for a period of five years, unless Price Chopper is first given a right of first refusal to lease the Mortgaged Property on the same terms.

In addition, certain of the Mortgaged Properties are subject to “historic” or “landmark” designations, which results in restrictions and in some cases prohibitions on modification of certain aspects of the related Mortgaged Property.

For example, with respect to the 313 Arch Street Mortgage Loan, representing approximately 0.2% of the Initial Pool Balance, the building at the Mortgaged Property is historically certified and changes to its exterior or façade, and any restoration of the exterior of the building following a casualty, must be approved by the City of Philadelphia Historical Commission.

Appraised Value

In certain cases, appraisals may reflect “as-is” values and values other than an “as-is” value. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value, except as set forth in the table below. The values other than the “as-is” value may be based on certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. We cannot assure you that those assumptions are or will be accurate or that any such non-“as-is” value will be the value of the related mortgaged property at maturity or other specified date. In addition, with respect to certain mortgage loans secured by multiple mortgaged properties, the appraised value may be an “as-portfolio” value that assigns a premium to the value of the mortgaged properties as a whole, which value exceeds the sum of their individual appraised values. Such appraised values, the related “as-is” appraised values, and the Cut-off Date LTV Ratio and LTV Ratio at Maturity based on both such hypothetical value and the “as-is” appraised value, are set forth under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts or may not have a separate non-recourse carveout guarantor or environmental indemnitor. See representation and warranty no. 28 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). For example:

●	With respect to the Duane Morris Plaza Mortgage Loan, representing approximately 9.99% of the Initial Pool Balance, in lieu of guarantor environmental liability, the lender obtained an environmental collateral protection and liability-type environmental insurance policy with $1 million limit per claim from Great American Insurance Group with a 13 year term (3 years past the loan term) and having a $25,000 deductible. The policy premium was pre-paid at closing. Great American Insurance Group has an S & P rating of “A+”.

●	With respect to the Colorado Center Mortgage Loan, representing approximately 5.7% of the Initial Pool Balance, the Mortgage Loan documents do not require a non-recourse carve-out guarantor or environmental indemnitor. Only the single purpose entity borrower, CA-Colorado Center, L.L.C., is liable for customary nonrecourse carve-outs. The Mortgaged Property is covered against certain environmental matters by a pollution legal liability-type environmental insurance policy issued by Chartis Specialty Insurance Company (a member company of American International Group, Inc.) with limits of $20 million per incident and $40 million in the aggregate, subject to a $50,000 deductible. American International Group Inc. has an S&P rating of “BBB+”. The policy period ends September 15, 2018. Upon expiration of the existing policy, the Mortgage Loan documents require the borrower to provide a replacement policy, issued by an insurer having a minimum A.M. Best’s rating of “A-:VIII” that is maintained and renewed annually with a combined single limit of $5 million and a deductible no greater than $100,000 for each incident.

●	With respect to the Linq Apartments Mortgage Loan, representing approximately 2.7% of the Initial Pool Balance, the liability of the guarantor, a married man, is limited to his sole and separate estate, including any and all assets listed on the financial statements submitted to the lender in connection with the origination of the Mortgage Loan or in connection with ongoing reporting requirements under the Mortgage Loan documents (to the extent such assets are still owned by the guarantor as of the date the guaranteed obligations become due and payable).

●	With respect to the Bass Pro & Cabela’s Portfolio Mortgage Loan, representing approximately 2.2% of the Initial Pool Balance, the guarantor’s personal liability for springing recourse arising from bankruptcy-related trigger events is capped at 20% of the aggregate whole loan amount.

●	A substantial portion of the Mortgage Loans, including several of the 15 largest Mortgage Loans, provide, with respect to liability for breaches of the environmental covenants in the Mortgage Loan documents, that the recourse obligations for environmental indemnification may terminate immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or in some cases, after a permitted transfer of the Mortgaged Property) if certain conditions more fully set forth in the related Mortgage Loan documents are satisfied, such as that the holder of the Mortgage Loan must have received an environmental inspection report for the related Mortgaged Property meeting criteria set forth in such Mortgage Loan documents, or that the holder must have received comprehensive record searches evidencing that there are no RECs at the Mortgaged Property.

●	With respect to certain of the Mortgage Loans the related guaranty and/or environmental indemnity contains provisions to the effect that, provided certain conditions are satisfied, the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed in lieu of foreclosure, or appointment of a receiver, of the Mortgaged Property, pursuant to such Mortgage Loan and/or after the foreclosure, acceptance of a transfer in lieu of foreclosure or appointment of a receiver by a mezzanine lender under any related mezzanine loan.

●	The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the

Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●	The Griffin Portfolio – State Farm Regional HQ Mortgaged Property, representing 1.7% of the Initial Pool Balance by allocated loan amount, is subject to a revenue bond lease structure whereby the local development authority, the Dunwoody Development Authority owns the fee interest and leases it to the borrower, since under Georgia state law, development authorities do not have the ability to grant tax abatements directly, thereby effectuating a tax abatement applicable to the State Farm Regional HQ Mortgaged Property. The Dunwoody Development Authority has joined the fee interest to the lien of the Griffin Portfolio Mortgage Loan. The Griffin Portfolio Whole Loan was underwritten without giving effect to the related tax abatement. See “—Certain Terms of the Mortgage Loans—Releases; Partial Releases” below.

●	With respect to the Dover Town Center Mortgaged Property, representing approximately 1.6% of the Initial Pool Balance, the Mortgaged Property is subject to a ten year waiver of City of Dover property taxes commencing in 2017. The appraisal estimated the tax abatement savings in 2017 to be $6,024, rising each year in the ten year period to a final savings of $17,219 in 2026, and estimated the net present value of the ten year tax abatement to be $80,188. The Mortgaged Property remains subject to county taxes, which are not abated. The Mortgaged Property was underwritten based on the appraisal’s 2017 total county and abated city taxes of $106,696. Unabated 2017 total taxes were estimated in the appraisal to be $112,720.

●	With respect to The Vue Mortgaged Property, representing approximately 1.5% of the Initial Pool Balance, the borrower applied for a 15 year New York City Industrial & Commercial Abatement Program (“ICAP”) abatement that received preliminary approval by the New York City Department of Finance. The abatement is expected to commence in the 2018/2019 tax year. Unabated taxes of $52,996 are in effect for the current 2017/2018 tax year. The abatement applies only to the commercial portion of the condominium project and does not apply to the parking component. During the first 11 years, the abatement is equal to 100% of the taxable value over the taxable base value, after which the abatement decreases to 90% in year 12, 80% in year 13, 70% in year 14, and 60% in year 15, after which it expires. The Mortgage Loan was underwritten assuming the ICAP abatement is in effect and the abated annual real estate taxes are $22,996.

●	With respect to the Orland Square Mortgaged Property, representing approximately 1.1% of the Initial Pool Balance, one of the subject parcels, which contains all of the tenants except Carson’s, has recently obtained 7c tax abatement status, as it was previously a vacant industrial space that has been converted to an occupied retail facility. The 7c status allows the parcel to be assessed at a lower rate for five years, after which period the assessment rates revert back to regular levels (25% of market value). The 7c status parcel receives a reduced assessment level of 10% of fair market value for the first three years, 15% for the fourth year and 20% for the fifth year. The Mortgaged Property will begin to receive the benefit in 2017, payable in 2018. The Orland Square Mortgage Loan was underwritten without giving effect to the tax abatement.

●	With respect to the 313 Arch Street Mortgaged Property, representing approximately 0.2% of the Initial Pool Balance, the Mortgaged Property has a City of Philadelphia tax abatement that expires in 2018. The Mortgage Loan was underwritten without giving effect to the tax abatement.

Upon the expiration of any of the above abatements, the related borrower (or to the extent tenants are required to reimburse taxes, the tenants) will be required to pay the full taxes, which may adversely affect the economics of the Mortgaged Property to the borrower or tenants, as applicable.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Fourteen (14) Mortgage Loans, representing approximately 57.2% of the Initial Pool Balance, provide for interest-only payments for the entire term to stated maturity, with no scheduled amortization prior to that date.

Eleven (11) Mortgage Loans, representing approximately 22.8% of the Initial Pool Balance, provide for an initial interest-only period that expires between twelve (12) and sixty (60) months following the related origination date and thereafter require monthly payments of principal and interest based on amortization schedules significantly longer than the remaining term to stated maturity.

Twenty (20) Mortgage Loans, representing approximately 20.0% of the Initial Pool Balance, require monthly payments of interest and principal based on amortization schedules significantly longer than the remaining term to stated maturity.

Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance (%)
Interest-only, Balloon	14	$ 602,350,000	57.2%
Interest-only, Amortizing Balloon	11	240,528,500	22.8
Amortizing Balloon	20	210,847,318	20.0
Total:	45	$ 1,053,725,818	100.0%

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
First	33	$667,111,403	63.3%
Fifth	2	49,000,000	4.7
Sixth	1	23,500,000	2.2
Ninth	1	60,000,000	5.7
Eleventh	8	254,114,415	24.1
Total:	45	$1,053,725,818	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period (Days)	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
0(1)	16	$576,814,415	54.7%
3	1	60,000,000	5.7
4	12	133,343,420	12.7
5	16	283,567,983	26.9
Total:	45	$1,053,725,818	100.0%

(1)	Includes the Colorado Center Mortgage Loan, which has a two business day grace period with respect to monthly payments of interest once during any twelve month period during the term of the Mortgage Loan.

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on, or security interests in fee simple or a similar interest in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

ARD Loans

An “ARD Loan” is a Mortgage Loan that provides that, after a certain date (an “Anticipated Repayment Date”), if the related borrower has not prepaid such Mortgage Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the original Mortgage Rate (the “Initial Rate”) for such Mortgage Loan. Annex A-1 will set forth the Anticipated Repayment Date and the Revised Rate for each ARD Loan (if any). “Excess Interest” with respect to an ARD Loan is the interest accrued at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

After its Anticipated Repayment Date, an ARD Loan further requires that all cash flow available from the related Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any Yield Maintenance Charge or Prepayment Premium) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on each ARD Loan after the related Anticipated Repayment Date, the payment of Excess Interest will be deferred and will be required to be paid (if and to the extent permitted under applicable law and the related Mortgage Loan documents), only after the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of any certificates evidencing an interest in such Excess Interest (if applicable). Additionally, if there were any ARD Loans included in the Trust, an account would be established in connection with the origination of each ARD Loan into which rents or other revenues from the related Mortgaged Property are required to be deposited, although the related borrower is entitled to receive remittances of funds daily unless an event of default or cash flow trigger is in effect or the related Anticipated Repayment Date has occurred.

There are no ARD Loans included in the Trust and, accordingly, no Excess Interest is payable with respect to the Trust, no certificates will be issued that represent an interest in any Excess Interest and all references in this prospectus to ARD Loans, Anticipated Repayment Dates, Excess Interest and Excess Interest Distribution Account and any related terms should be disregarded.

Single Purpose Entity Covenants

With respect to the Orchard 12 Plaza Mortgage Loan, representing approximately 0.9% of the Initial Pool Balance, the borrower previously owned two other real properties which are adjacent to the Mortgaged Property. One such property, which contains a retail building, was conveyed to a third party, and the other such property, which consists of a parking lot, was conveyed to an affiliate of the Mortgagor, in each case prior to the loan origination date.

See representation and warranty no. 33 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “—Additional Indebtedness” below. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a Yield Maintenance Charge or a Prepayment Premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 22 to 116 payments) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid or defeased in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Releases; Partial Releases” below.

Generally, no Yield Maintenance Charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan or the remaining allocated loan amount of the related Mortgaged Property (in each case, after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and A-3 for more information on reserves relating to the largest 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans.

Voluntary Prepayments

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

●	Thirty-six (36) of the Mortgage Loans, representing approximately 58.3% of the Initial Pool Balance, each prohibit voluntary principal prepayments during a specified period of time (each, a “Lock-out Period”) but permit the related borrower, for a specified period of time (after an initial period of at least two years following the date of initial issuance of the Offered Certificates), to defease the related Mortgage Loan by pledging non-callable United States Treasury obligations and other non-callable government securities within the meaning of Section 2(a)(16) of the Investment Company Act, as amended (“Government Securities”) that provide for payment on or prior to each Due Date through and including the maturity date (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable on those dates under the terms of the subject Mortgage Loan (or, in the case of an open prepayment date, in the amount of the then-remaining principal balance) and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

●	Six (6) of the Mortgage Loans, representing approximately 28.9% of the Initial Pool Balance, prohibit voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, permit voluntary principal prepayments (including, in the case of the BWI Airport Marriott Mortgage Loan, prepayments in part to avoid the commencement of a cash sweep period triggered by a low debt service coverage ratio) upon the payment of the greater of a Yield Maintenance Charge or a Prepayment Premium for a specified period of time and thereafter such Mortgage Loan is freely prepayable.

●	Two (2) of the Mortgage Loans, representing approximately 10.6% of the Initial Pool Balance, prohibit voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permit the related borrower to defease the Mortgage Loan by the pledging of Government Securities that provide for payment on or prior to each Due Date through and including the first Due Date in the open period (including the remaining principal balance due on the first Due Date in the open period) or to make a voluntary principal prepayment upon the payment of the greater of a Yield Maintenance Charge or a Prepayment Premium for a period and thereafter such Mortgage Loan is freely prepayable.

●	With respect to the Bass Pro & Cabela’s Portfolio Mortgage Loan, representing approximately 2.2% of the Initial Pool Balance, is a Defeasance Loan; provided, however, with limited exceptions, no yield maintenance charge or prepayment premium will be payable at any time with respect to the first $25,000,000 (the “Permitted Free Prepayment Amount”) of principal prepaid, so long as no event of default under the Bass Pro & Cabela’s Portfolio Whole Loan has occurred and is continuing. See “—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Application of Principal and Defeasance—Bass Pro & Cabela’s Portfolio Whole Loan” in this prospectus.

The Mortgage Loans generally permit voluntary prepayment without payment of a Yield Maintenance Charge or any Prepayment Premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
4	25	32.1%
5	12	34.7
6	1	9.1
7	5	22.1
13	1	1.3
61	1	0.6
Total	45	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons specified in or satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance

The terms of thirty-nine (39) of the Mortgage Loans (the “Defeasance Loans”), representing approximately 71.1% of the Initial Pool Balance, permit the applicable borrower at any time (provided that no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity or Anticipated Repayment Date or the first day of an open period, the balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities (or in certain cases, the borrower may be required to provide such government securities rather than the Defeasance Deposit), and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

For additional information on Mortgage Loans that permit partial defeasance, see “—Releases; Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Releases; Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●	With respect to the Griffin Portfolio Mortgage Loan, representing approximately 9.1% of the Initial Pool Balance, the related Mortgage Loan documents permit a borrower, after expiration of the related yield maintenance lockout period set forth in the related Mortgage Loan agreement, and provided no event of default is then continuing, to obtain the release of one or more related Mortgaged Properties (each a “Griffin Portfolio Property Release” and the related Mortgaged Property that is the subject of such release is hereinafter referred to as the “Griffin Portfolio Release Property”) from the lien of the related Mortgage provided that certain conditions are satisfied, including but not limited to: (a) the borrower is required to prepay the Mortgage Loan in an amount equal to 110% of the allocated loan amount (as set forth in the related Mortgage Loan documents) for such Griffin Portfolio Release Property (together with the payment of the applicable yield maintenance premium prior to the open period start date); (b) after giving effect to such release (including the amount prepaid in clause (a) above), the debt yield for the related Mortgaged Properties that remain subject to the lien of the Mortgage Loan is required not to be less than the greater of (i) the origination date debt yield, and (ii) the debt yield for the related Mortgaged Properties immediately prior to such release; and (c) if, after giving effect to the release and the prepayment of principal pursuant to the Mortgage Loan agreement, the loan-to-value ratio of the related Mortgaged Properties remaining subject to the lien of the Mortgage Loan documents is greater than 125%, the outstanding principal balance of the Mortgage Loan must be paid down (without yield maintenance or prepayment premium) by an amount such that the loan-to-value ratio is no more than 125%. Notwithstanding the foregoing, if at a Griffin Portfolio Release Property a tenant has vacated its premises (or provided notice to the borrower of its intent to vacate its premises), has cancelled or terminated its lease (or has provided notice of its intent to do so), or an event has occurred with respect to the Griffin Portfolio Release Property such that with the passage of time would result in a material adverse effect, the applicable borrower may remain the owner thereof or such borrower may convey such Griffin Portfolio Release Property to an affiliate of borrower (and, in either such case, the borrower will be released from the Mortgage Loan) and will not be required to convey pursuant to an arm’s length sale, so long as (i) the release amount with respect to such Griffin Portfolio Property Release is equal to 120% of the allocated loan amount for the applicable

Mortgaged Property (as set forth in the related Mortgage Loan documents) and (ii) the aggregate allocated loan amounts (as set forth in the Mortgage Loan documents) for all Griffin Portfolio Release Properties released under this provision (whether in one more separate releases) during the term of the Mortgage Loan does not exceed $84,375,000.

●	With respect to the U.S. Industrial Portfolio III Mortgage Loan, representing approximately 3.8% of the Initial Pool Balance, after the defeasance lockout prepayment date and prior to the open prepayment date, the U.S. Industrial Portfolio III Borrowers are permitted to obtain the release of any individual Mortgaged Property upon defeasance of the related Release Amount (as defined below), provided that the following conditions, among others, are satisfied: (i) after giving effect to the release, the amortizing debt service coverage ratio of the remaining Mortgaged Properties is at least equal to the greater of: (x) 1.40x and (y) the lesser of (1) 1.75x or (ii) the amortizing debt service coverage ratio immediately prior to the related release, (2) after giving effect to the release, the debt yield of the remaining Mortgaged Properties is at least equal to the greater of: (x) 8.4% and (y) the lesser of (i) 10.1% or (ii) the debt yield immediately prior to the related release, (iii) after giving effect to the release, no remaining single tenant’s gross rent shall exceed 30% of the total remaining Mortgaged Properties’ gross rent, and (iv) compliance with REMIC requirements. “Release Amount” means (i) with respect to the release of Mortgaged Properties representing up to 15% of the lesser of the total NRA and the total gross revenue of the Mortgaged Properties, not to exceed five Mortgaged Properties, 100% of the allocated loan amount for each such Mortgaged Property, plus the amount, if any necessary to satisfy the debt service coverage ratio and debt yield tests above; (ii) with respect to the release of Mortgaged Properties representing the next 5% of the lesser of the total NRA and the total gross revenue, 105% of the allocated loan amount for each such Mortgaged Property, plus the amount, if any necessary to satisfy the debt service coverage ratio and debt yield tests above; and (iii) thereafter, with respect to the remaining Mortgaged Properties, 110% of the allocated loan amount, plus the amount, if any necessary to satisfy the debt service coverage ratio and debt yield tests above.

●	With respect to the Warwick Mall Mortgage Loan, representing approximately 2.8% of the Initial Pool Balance, following the defeasance lockout period, the Warwick Mall Borrower has the right to release a 1.75-acre parcel from the Warwick Mall Whole Loan collateral in connection with the transfer of such parcel to a person wholly owned by the guarantor for the development of one or more hotels, a bowling alley, one or more multifamily residential buildings, or such other project that is consistent with the operation of a first class retail shopping center and that is compatible with the Warwick Mall Mortgaged Property and reasonably acceptable to the lender, subject to the satisfaction of certain conditions, including (i) partial defeasance of the Warwick Mall Whole Loan in an amount equal to $1,181,250 (125% of the appraised value of the release parcel), (ii) the loan-to-value ratio of the remaining collateral being no more than 47.5%, (iii) the debt yield following the release being at least 12.17%, and (iv) under no circumstances may any dividends, distributions, profits, proceeds or any other property of any nature received from the use, ownership, sale or financing of the release parcel be distributed to a shareholder, partner or member of the guarantor.

In addition, the Warwick Mall Mortgage Loan borrower has the option to purchase or lease the non-collateral Target parcel, using proceeds derived from additional equity capital contributions to the borrower, and add the fee or leasehold estate, as applicable, with respect to such parcel to the collateral for the Mortgage Loan, in the following circumstances. The borrower has the option to purchase the Target parcel for the greater of book value and fair market value, in the event less than 50,000 square feet of Target’s floor area is being used for 120 consecutive days. Moreover, if Target elects to sell or lease its property, Target is required to provide notice to the borrower of its election to sell or lease the Target parcel, including the offering price and other basic terms of the best offer received by Target from an unaffiliated third party for such sale or lease, whereupon the borrower may purchase or lease the Target property for the same or better offering price and other basic terms that are set forth in the notice.

●	With respect to the Bass Pro & Cabela’s Portfolio Mortgage Loan, representing approximately 2.2% of the Initial Pool Balance, following defeasance lockout period or yield maintenance lockout, as elected by the borrower, the loan documents permit partial releases of an individual property in connection with partial defeasance and bona fide sale of such individual property to a third party, subject to certain conditions, including: (i) either defease or prepay of a portion of the loan in an amount equal to greatest of (A) 80% of the net sales proceeds, (B) if such partial release when aggregated with prior partial releases does not result in an aggregate allocated loan amount exceeding 10% being released, then 110% of the allocated loan amount for the release property, (C) if such partial release when aggregated with prior partial releases results in an aggregate allocated loan amount exceeding 10% but not 15% being released, then 115% of the allocated loan amount for the release property, (D) if such partial release when aggregated with prior partial releases results in an aggregate allocated loan amount exceeding 15% but not 20% being released, then 120% of the allocated loan amount for the release property, (E) if such partial release when aggregated with prior partial releases results in an aggregate allocated loan amount exceeding 20% being released, then 125% of the allocated loan amount for the release property; (ii) the post-release combined debt yield for remaining properties is equal or greater to greater of (A) 13.67% and (B) the combined debt yield for all properties at the most recently ended fiscal quarter tested on a trailing 12 months; and (iii) an opinion of counsel that the REMIC trust will not fail to maintain its REMIC status due to the partial defeasance or partial release, among other things. Provided, however, the loan documents provide that no rating agency confirmation and no yield maintenance premium shall be applicable to the prepayment of the first $25,000,000 in connection with the partial release. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Application of Principal and Defeasance—Bass Pro & Cabela’s Portfolio Whole Loan” in this prospectus. In addition, the loan documents permit the partial release without additional release consideration (other than certain transaction costs) of non-income producing portions of the Allen, Texas property and the Rogers, Minnesota property subject to certain conditions, including (i) the proposed transfer will not have a material adverse effect on the borrower’s business operations or access to or from the improvements located on the remaining properties; (ii) such transfer will not violate any the master lease or any other contractual requirement affecting the property; (iii) if the borrower receives in the aggregate more than $3,000,000 in connection with the partial releases, then such excess shall be reserved with lender as additional collateral for the loan; (iv) master tenant shall have provided an express agreement that until October 31, 2027, the release property shall not be used in a manner that competes with the primary business of master tenant; and (v) an opinion of counsel acceptable to a prudent securitized lender that the partial release satisfies REMIC requirements, among other things.

Furthermore, some of the Mortgage Loans permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property, or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied. We cannot assure you that the development of a release parcel, even if approved by the special servicer as having no material adverse effect to the remaining property, may not for some period of time either disrupt operations or lessen the value of the remaining property.

Substitution

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties in connection with a substitution, subject to the satisfaction of certain specified conditions.

●	With respect to the Griffin Portfolio Mortgage Loan, representing approximately 9.1% of the Initial Pool Balance, the related Mortgage Loan documents permit the related borrower, provided no event of default is continuing or would result therefrom, at any time following the earlier of (1) the full disposition of the Mortgage Loan (including all notes or interests therein) by lender (disregarding any risk retained bonds held by lender which are necessary to satisfy credit risk retention requirements) and (2) after expiration of the related lockout period set forth in the related Mortgage Loan agreement, or as otherwise consented to by lender in its reasonable discretion, the borrower has the right to substitute (a “Griffin Portfolio Substitution”) one or more related Mortgaged Properties (each, a “Griffin Portfolio Replaced Property” and collectively, the “Griffin Portfolio Replaced Properties”) with one or more replacement properties (each a “Griffin Portfolio Replacement Property”), provided certain conditions are satisfied, including but not limited to: (a) the Griffin Portfolio Replaced Property must have less than two years remaining on the term of the lease encumbering the property or the substitution of the property must cure a cash sweep period; (b) the aggregate allocated loan amounts (as set forth in the Mortgage Loan documents) for all Griffin Portfolio Replaced Properties (whether in one more separate Griffin Portfolio Substitutions) during the term of the Griffin Portfolio Whole Loan must not exceed $84,375,000; (c) the Griffin Portfolio Replacement Property must have a net operating income equal to or greater than the net operating income of the Griffin Portfolio Replaced Property immediately prior to such Griffin Portfolio Substitution; (d) the Griffin Portfolio Replacement Property must be owned in fee; (e) the Griffin Portfolio Replacement Property must be Class A office or industrial property with similar construction qualities and building amenities as the Griffin Portfolio Replaced Property; (f) each tenant lease at the Griffin Portfolio Replacement Property must have an average remaining lease term of no less than five years and must be leased to a tenant with credit (or whose guarantor under its respective lease has credit) that is better than or equal to the tenant leasing the Griffin Portfolio Replaced Property; (g) the Griffin Portfolio

Replacement Property is located in a top ten metropolitan statistical area or a metropolitan statistical area equal to or greater than the Griffin Portfolio Replaced Property; (h) the lender must have received a rating agency confirmation; (i) delivery of an opinion of counsel to the effect that any REMIC trust holding a portion of the related Whole Loan will not fail to maintain its status as a REMIC as a result of such release; (j) any tenant at a remaining property will not have the right to lease space at the Griffin Portfolio Replacement Property; and (k) if, after giving effect to the release and the prepayment of principal pursuant to the Mortgage Loan agreement, the loan-to-value ratio of the related Mortgaged Properties remaining subject to the lien of the Mortgage Loan documents is greater than 125%, the outstanding principal balance of the related Whole Loan must be paid down (without yield maintenance or prepayment premium) by an amount such that the loan-to-value ratio is no more than 125%.

●	With respect to the Bass Pro & Cabela’s Portfolio Mortgage Loan, representing approximately 2.2% of the Initial Pool Balance, the loan documents permit substitutions of any of the properties, subject to certain conditions, including: (i) the aggregate allocated loan amounts of all replaced properties (excluding property substitutions effected to cure a default or a trigger period) shall not exceed 10% of the aggregate whole loan amount unless otherwise agreed to by lender; (ii) the post-substitution combined debt yield for remaining properties is equal or greater to greater of (A) 13.67% and (B) the combined debt yield for all properties at the most recently ended fiscal quarter tested on a trailing 12 months; (iii) the substitute property shall have an as-is market value equal to or greater than the property being replaced; (iv) the substitute property shall become subject to the master lease and the rent under the master lease shall not be reduced as a result of the substitution; (v) a rating agency confirmation; and (vi) an opinion of counsel that the REMIC trust will not fail to maintain its REMIC status due to the substitution, among other things.

●	See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Twenty-six (26) of the Mortgage Loans, representing approximately 82.6% of the Initial Pool Balance, provide for monthly or upfront escrows to cover certain performance requirements.

Thirty-eight (38) of the Mortgage Loans, representing approximately 69.8% of the Initial Pool Balance, provide for monthly or upfront escrows to cover planned capital expenditures, ongoing replacements and capital repairs or franchise-mandated property improvement plans.

Twenty-five (25) of the Mortgage Loans, representing approximately 60.4% of the Initial Pool Balance, are secured in whole or in part by office, retail, industrial and mixed use properties, and provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.

Thirty-three (33) of the Mortgage Loans, representing approximately 47.5% of the Initial Pool Balance, provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Thirteen (13) of the Mortgage Loans, representing approximately 14.0% of the Initial Pool Balance, provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

In certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger. In addition, certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or guaranty in lieu of maintaining cash reserves. For example, as among the 10 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans:

●	With respect to the Hackensack Commons Mortgage Loan, representing approximately 6.3% of the Initial Pool Balance, the borrower is permitted to provide a guaranty from the non-recourse carveout guarantor, Urban Edge Properties LP, or a letter of credit, in lieu of making any reserve fund deposit.

●	With respect to the Colorado Center Mortgage Loan, representing approximately 5.7% of the Initial Pool Balance, the borrower is permitted to provide a guaranty from Boston Properties Limited Partnership (“BPLP”) one of the borrower sponsors, or a letter of credit, in lieu of making any reserve fund deposit, and to substitute a BPLP guaranty or a letter of credit for any reserve fund previously deposited, other than the initial reserves for tenant improvements and leasing commissions and free rent.

●	With respect to the Park Square Mortgage Loan, representing approximately 5.7% of the Initial Pool Balance, the Mortgage Loan documents permit the borrower to post a letter of credit in lieu of maintaining cash reserves for leasing reserves.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

Mortgaged Property Accounts

Cash Management. The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Cash Management Types

Type of Lockbox	Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance (%)
Hard/Springing Cash Management	12	$549,014,000	52.1%
Springing	24	289,297,551	27.5
Soft/Springing Cash Management	3	122,300,000	11.6
Soft/In Place Cash management	1	47,700,000	4.5
Hard/In Place Cash Management	2	30,600,000	2.9
None	3	14,814,267	1.4
Total:	45	$1,053,725,818	100.0%

The following is a description of the types of cash management provisions to which the borrowers under the Mortgage Loans are subject:

●	Hard/In Place Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and then applied by the applicable servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

●	Hard/Springing Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. From and after the occurrence of such a “trigger” event, only the portion of such funds remaining after the payment of current debt service, the funding of reserves and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower or, in some cases, maintained in an account controlled by the servicer as additional collateral for the loan until the “trigger” event ends or terminates in accordance with the loan documentation.

●	Soft/In Place Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. In the case of certain hotel Mortgage Loans, the property manager may have the right to deduct expenses, reserves and management fees prior to depositing funds in the lockbox account. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

●	Soft/Springing Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors (including any third party property managers) to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. In the case of certain hotel Mortgage Loans, the property manager may have the right to deduct expenses, reserves and management fees prior to depositing funds in the lockbox account. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. In some cases, upon the occurrence of such a “trigger” event, the Mortgage Loan documents will require the related borrower to instruct tenants and/or other payors to pay directly into an account controlled by the applicable servicer on behalf of the issuing entity. All funds held in such lockbox account controlled by the applicable servicer following such “trigger” event will be applied by the applicable servicer in accordance with the related Mortgage Loan documents. From and after the occurrence of such a trigger event, only the portion of such funds remaining after the payment of current debt service and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower.

●	Springing. A lockbox account is established at origination or upon the occurrence of certain “trigger” events. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or property manager. The Mortgage Loan documents provide that, upon the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, the related borrower would be required to instruct tenants to pay directly into such lockbox account or, if tenants are directed to pay to the related borrower or the property manager, the related borrower or property manager, as applicable, would then forward such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Excess funds may then be remitted to the related borrower.

●	None. Revenue from the related Mortgaged Property is paid to the related borrower and is not subject to a lockbox account as of the Closing Date, and no lockbox account is required to be established during the term of the related Mortgage Loan.

In connection with any hard lockbox cash management, income deposited directly into the related lockbox account may not include amounts paid in cash and/or checks that are paid directly to the related property manager, notwithstanding requirements to the contrary. Furthermore, with respect to certain multifamily and hospitality properties considered to have a hard lockbox, cash, checks and “over-the-counter” receipts may be deposited into the lockbox account by the property manager. Mortgage Loans whose terms call for the establishment of a lockbox account require that the amounts paid to the property manager will be deposited into the applicable lockbox account on a regular basis.

Lockbox accounts will not be assets of the issuing entity. See the footnotes to Annex A-1 for more information regarding lockbox provisions for the Mortgage Loans.

Exceptions to Underwriting Guidelines

With respect to the Duane Morris Plaza Mortgage Loan, representing approximately 9.99% of the Initial Pool Balance, the underwritten base rent includes $567,634 in straight-line rent averaging for the tenant Duane Morris through its lease expiration but the tenant is not investment grade rated, which represents an exception to the underwriting guidelines for Wells Fargo Bank, National Association. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a) the Cut-off Date U/W NCF DSCR and U/W NOI Debt Yield are 2.40x and 10.1%, respectively; and excluding the income attributed to the straight-line rent average between initial lease maturity and the next scheduled rent bump, the Cut-off Date U/W NCF DSCR and U/W NCF Debt Yield would be 2.31x and 9.0%, respectively; (b) Duane Morris is ranked number 71 of the top 100 law firms in the United States according to a third party legal publication; (c) Duane Morris has experienced a 7.8% increase in gross revenue from $421.5 million in 2013 to $454.5 million in 2016, and revenue per lawyer and profits per equity partner grew 2.2% and 7.4%, respectively, over this period; and (d) the Mortgage Property is the headquarters of Duane Morris, which has been in occupancy since 2002 and accounts for 41.6% of the NRA. In addition, certain characteristics of the Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the foregoing Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction.

With respect to the Laguna Cliffs Marriott Mortgage Loan, representing approximately 8.1% of the Initial Pool Balance, revenue was underwritten to $47,904,538, which is higher than the 9/30/2017 TTM revenue of $47,486,177, which represents an exception to Wells Fargo Bank, National Association’s underwriting guidelines. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a) the Cut-off Date LTV Ratio, U/W NCF DSCR and U/W NCF Debt Yield are 49.1%, 2.31x and 10.2%, respectively; and assuming the 9/30/2017 TTM ADR of $223.02, the U/W NCF DSCR and U/W NCF Debt Yield would be 2.26x and 9.9%, respectively; (b) performance at the mortgaged property has trended upward since 2014, and Occupancy, ADR and RevPAR increased by 2.4%, 4.6% and 7.2%, respectively from 2016 to the 9/30/2017 TTM period; (c) the Sponsor recently commenced an $18.5 million ($48,942/key) property improvement plan that is targeted for completion in June 2018; and (d) the Mortgage Loan is sponsored by The Regents of the University of California, which had an estimated net worth of approximately $9.5 billion as of June 2016. In addition, certain characteristics of the Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction.

With respect to the Warwick Mall Mortgage Loan, representing approximately 2.8% of the Initial Pool Balance, the related Whole Loan was originated by Bank of America with one or more exceptions to Bank of America’s underwriting guidelines and/or typical underwriting procedures. The related borrower sponsor’s net worth was 23.3% of the original principal balance of the Warwick Mall Whole Loan, which is less than the underwriting guideline of at least 25.0% of the original principal balance of the related Whole Loan. The decision of Bank of America to include the Mortgage Loan in the transaction was based on the fact that the non-recourse carveout guarantor deposited at loan origination, and is required to maintain, $5,000,000 in a guaranty reserve account to satisfy the liquidity requirement in the non-recourse carveout guaranty. In addition, the related Whole Loan documents place certain restrictions on the ability of affiliates of the related borrower to own any interest in real property adjacent to or currently operated in conjunction with the Mortgaged Property (“Adjacent Property”), including the release parcel described herein under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Releases”. The only borrower affiliates who may own a direct or indirect interest in Adjacent Property are the guarantor and entities wholly owned, directly or indirectly, by the guarantor (a “Guarantor Subsidiary”). At any time the guarantor or any Guarantor Subsidiary owns any such interest in Adjacent Property while the Whole Loan remains outstanding, no proceeds, profits, dividends or other distributions in any form may be made to a direct or indirect owner, or a pledgee, of any interest in the guarantor, and all such property must remain the unencumbered property of the guarantor or such Guarantor Subsidiary.

With respect to Lowes Ground Lease – Oxnard, CA Mortgage Loan, representing 1.8% of the Initial Pool Balance, (i) the underwritten vacancy (0.0%) is less than 3.0%, and (ii) the underwritten management fee (0.8%) is less than 1.0% (collateral is the ground below improvements), which represent exceptions to the underwriting guidelines for Wells Fargo Bank, National Association. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding these exceptions was supported by the following: (a) the Cut-off Date LTV Ratio, U/W NCF DSCR and U/W NCF Debt Yield are 59.4%, 1.88x and 8.2%, respectively; and if the Mortgage Loan underwriting utilized a 3.0% vacancy and 1.0% management fee, the U/W NCF DSCR and U/W NCF Debt Yield would be approximately 1.84x and 8.0%, respectively; (b) the Mortgaged Property is a leased fee site improved with a 171,069 square foot Lowe’s (rated ‘A3’ and ‘A-’ by Moody’s and S&P, respectively), which has a long term, 20-year, triple-net ground lease in-place through 2031 (approximately four years beyond the loan term), with six, 5-year extension options; (c) the Mortgaged Property benefits from its location in Oxnard on the Pacific Coast Highway and experienced an average daily traffic count of 41,000 vehicles in 2014, and is located approximately 0.8 miles south of U.S. Highway 101; (d) the Mortgaged Property benefits from being part of the larger Carriage Square Shopping Center, which is also owned by the Lowes Ground Lease - Oxnard, CA sponsors, and has tenants including O’Reilly Auto Parts, IHOP, KFC, and 7-Eleven (not part of the collateral); and (e) the Mortgaged Property is located in a dense area with a 2017 estimated population and average household income within a five-mile radius of the Mortgaged Property of 303,172 and $84,643, respectively. In addition, certain characteristics of the Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction.

With respect to The Knox Mortgage Loan, representing approximately 1.3% of the Initial Pool Balance, the tenant Midmark’s expansion space rent was included in the underwritten base rent, however, the expansion space is still in the process of being built out and no gap rent reserve related to the tenant was collected at origination, which represents an exception to Wells Fargo Bank, National Association’s underwriting guidelines. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a) the Cut-off Date LTV Ratio, U/W NCF DSCR and U/W NCF Debt Yield are 64.8%, 2.29x and 10.1%, respectively; and excluding the income attributed to Midmark’s expansion rent, the U/W NCF DSCR and U/W NCF Debt Yield would be 2.05x and 9.0%, respectively; (b) Midmark’s expansion space represents only 6.3% of the net rentable area and 6.3% of the U/W base rent at the Mortgaged Property, and Midmark is expected to take occupancy and begin paying rent in January 2018; (c) Midmark is the largest tenant at the Mortgaged Property and, excluding its expansion space, comprises 16.7% of the net rentable area and 16.8% of the U/W base rent; (d) Midmark has been in occupancy since 2012 and has expanded multiple times; and (e) the sponsors and guarantors average over 20 years of commercial real estate experience, have a combined net worth of approximately $37.3 million, and are principals of Wilshire Capital

Partners, a private real estate firm that invests in apartment, office, retail, and development opportunities in major markets in the Western United States. In addition, certain characteristics of the Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction.

None of the other Mortgage Loans were originated with material exceptions to the related mortgage loan seller’s underwriting guidelines. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards”; “—Morgan Stanley Mortgage Capital Holdings LLC—Morgan Stanley Group’s Underwriting Standards” and “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the related Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or the pledge of limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Maximum Principal Amount Permitted (If Specified)(1)	Combined Maximum LTV Ratio(2)	Combined Minimum DSCR(2)	Combined Minimum Debt Yield(2)	Intercreditor Agreement Required	Mortgage Lender Allowed to Require Rating Agency Confirmation(3)
Duane Morris Plaza	$105,300,000	N/A	68.4%	N/A	9.1%	Yes	Yes
Laguna Cliffs Marriott(4)	$85,000,000	N/A	55.6%	2.31x	10.2%	Yes	Yes
Marriott at Legacy Town Center(5)	$79,800,000	N/A	75.0%	2.00x	11.8%	Yes	Yes
Warwick Mall(6)	$30,000,000	N/A	47.5%	2.00x	12.17%	Yes	Yes
Bass Pro & Cabela’s Portfolio	$23,500,000	$24,362,500	50.4%	3.08x	13.67%	Yes	Yes

(1)	Indicates the maximum aggregate principal amount of the Mortgage Loan and the related mezzanine loan (if any) that is specifically stated in the Mortgage Loan documents and does not take account of any restrictions that may be imposed at any time by operation of any debt yield, debt service coverage ratio or loan-to-value ratio conditions.

(2)	Debt service coverage ratios, loan-to-value ratios and debt yields are to be calculated in accordance with definitions set forth in the related Mortgage Loan documents. Except as otherwise noted in connection with a Mortgage Loan, the determination of the loan-to-value ratio must be, or may be required by the lender to be, based on a recent appraisal.

(3)	Indicates whether the conditions to the financing include (a) delivery of Rating Agency Confirmation that the proposed financing will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates and/or (b) acceptability of any related intercreditor or mezzanine loan documents to the Rating Agencies.

(4)	Permitted only in connection with a sale of the Mortgaged Property to a third party. The related Mortgage Loan documents provide that the combined LTV shall not be greater than the LTV at loan origination, and that the combined DSCR and combined Debt Yield shall not be less than the DSCR and Debt Yield, respectively, at loan origination. The values in the chart above indicate the LTV, DSCR and Debt Yield at loan origination.

(5)	Permitted only after a sale of the Mortgaged Property.

(6)	Permitted only after September 14, 2018.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include cure rights and repurchase rights. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will either be substantially in the form attached to the related loan agreement or be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Other Secured Indebtedness

The borrowers under some of the Mortgage Loans have incurred or are permitted to incur other subordinate secured debt subject to the terms of the related Mortgage Loan documents or as otherwise expressly permitted by applicable law. For example:

With respect to the Bass Pro & Cabela’s Portfolio Mortgage Loan, representing approximately 2.2% of the Initial Pool Balance, two of the constituent properties are located in Florida (having a combined allocated loan amount of approximately 11.4% of the total loan amount). Florida statute renders loan document provisions prohibiting PACE loans unenforceable.

Other Unsecured Indebtedness

The Mortgage Loans generally permit a pledge of the same direct and indirect ownership interests in any borrower that could be transferred without the lender’s consent. See “—Certain Terms of the Mortgage Loans—“Due-on-Sale” and “Due-on-Encumbrance” Provisions” above.

Some of the Mortgage Loans permit certain affiliates of the related borrower to pledge their indirect ownership interests in the borrower including, but not limited to, pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents for such Mortgage Loans may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower.

With respect to the Duane Morris Plaza Mortgage Loan, representing approximately 9.99% of the Initial Pool Balance, the loan documents permit a pledge of indirect ownership interests in borrower, provided that (i) the value of the indirect interest pledged at the time of the making of such pledge is less than 10% of the value of all security pledged for such financing, (ii) the pledge of equity is to secure a credit facility or subscription line and (iii) Guarantor, or any parallel funds that will co-invest with Guarantor within one year from the closing date, or one or more affiliates of Oaktree Capital Management, L.P. owns at least 50% of the equity in borrower and control borrower.

With respect to the Colorado Center Mortgage Loan, representing approximately 5.7% of the Initial Pool Balance, the loan documents permit pledges of the following interests in the indirect owners of the related borrower: (i) ownership interests of Boston Properties, Inc., (ii) limited partnership interest in Boston Properties Limited Partnership and (iii) ownership interests in TIAA; provided that any foreclosure or other realization upon such pledge is required to satisfy the transfer restrictions in the related Mortgage Loan documents.

With respect to the Bass Pro & Cabela’s Portfolio Mortgage Loan, representing approximately 2.2% of the Initial Pool Balance, the loan documents permit the pledge of ownership interests by a multi-asset person (which shall mean a direct or indirect owner of borrower that derives less than 25% of its aggregate gross income and less than 25% of its net worth from its direct or indirect interest in the property) to secure a corporate line of credit or corporate credit facility from an institutional lender provided no foreclosure or exercise of remedies of such pledge shall be permitted unless would independently not constitute a non-permitted transfer under the loan documents.

In addition, the borrowers under some of the Mortgage Loans have incurred or are permitted to incur unsecured subordinate debt (in addition to trade payables, equipment financing and other debt incurred in the ordinary course) subject to the terms of the related Mortgage Loan documents.

Prospective investors should assume that all or substantially all of the Mortgage Loans permit their borrowers to incur a limited amount (generally in an amount not more than 5% of the original Mortgage Loan balance or an amount otherwise normal and reasonable under the circumstances) of trade payables, equipment financing and/or other unsecured indebtedness in the ordinary course of business or an unsecured credit line to be used for working capital purposes. In addition, certain of the Mortgage Loans allow the related borrower to receive unsecured loans from equity owners, provided that such loans are subject to and subordinate to the applicable Mortgage Loan.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

The Mortgage Loans secured by the Mortgaged Properties or portfolios of Mortgaged Properties identified on Annex A-1 as Griffin Portfolio, Laguna Cliffs Marriott, Colorado Center, Park Square, U.S. Industrial Portfolio III, Warwick Mall and Bass Pro & Cabela’s Portfolio are each part of a Whole Loan consisting of such Mortgage Loan and the related Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (the “Companion Holder” or “Companion Holders”) are generally governed by an intercreditor agreement or a co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and the related Companion Loan(s) are cross-collateralized and cross-defaulted.

In this prospectus, references to (i) any specified Whole Loan should be construed to refer to the Whole Loan comprised of the related Mortgage Loan with the same name and any related Companion Loan(s) and (ii) any specified Companion Loan should be construed to refer to the Companion Loan that together with the related Mortgage Loan with the same name comprise the related Whole Loan with the same name.

The following terms are used in reference to the Whole Loans:

“BANK 2017-BNK8 PSA” means the pooling and servicing agreement governing the servicing of each of the Griffin Portfolio Whole Loan, the Park Square Whole Loan and the U.S. Industrial Portfolio III Whole Loan relating to the securitization of the related Control Notes, respectively.

“BXP Trust 2017-CC TSA” means the trust and servicing agreement governing the servicing of the Colorado Center Whole Loan relating to the securitization of the related Control Note.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) listed as the “Control Note” in the column “Control Note/Non-Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Note Holder” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“GSMS 2017-GS8 PSA” means the pooling and servicing agreement governing the servicing of the Bass Pro & Cabela’s Portfolio Whole Loan relating to the securitization of the related Control Note.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Notes with respect to each Whole Loan will be the promissory notes listed as the “Non-Control Notes” in the column “Control Note/Non-Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder(s) of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each

Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Note Holder” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Serviced AB Whole Loan” means the Colorado Center Whole Loan.

“Non-Serviced Certificate Administrator” means, with respect to each Non-Serviced Whole Loan, the certificate administrator under the related Non-Serviced PSA.

“Non-Serviced Companion Loan” means, with respect to each Non-Serviced Whole Loan, any promissory note that is a part of such Whole Loan other than the Non-Serviced Mortgage Loan.

“Non-Serviced Custodian” means, with respect to each Non-Serviced Whole Loan, the custodian under the related Non-Serviced PSA.

“Non-Serviced Directing Certificateholder” means, with respect to each Non-Serviced Whole Loan, the directing certificateholder (or the equivalent) under the related Non-Serviced PSA.

“Non-Serviced Master Servicer” means, with respect to each Non-Serviced Whole Loan, the master servicer under the related Non-Serviced PSA.

“Non-Serviced Mortgage Loan” means each of (i) the Griffin Portfolio Mortgage Loan, (ii) the Colorado Center Mortgage Loan, (iii) the Park Square Mortgage Loan, (iv) the U.S. Industrial Portfolio III Mortgage Loan and (v) the Bass Pro & Cabela’s Portfolio Mortgage Loan.

“Non-Serviced Pari Passu Companion Loan” means, with respect to each Non-Serviced Whole Loan, any pari passu promissory note other than the Non-Serviced Mortgage Loan.

“Non-Serviced Pari Passu Whole Loan” means each of (i) the Griffin Portfolio Whole Loan, (ii) the Park Square Whole Loan, (iii) the U.S. Industrial Portfolio III Whole Loan and (iv) the Bass Pro & Cabela’s Portfolio Whole Loan.

“Non-Serviced PSA” means, with respect to (i) each of the Griffin Portfolio Whole Loan, the Park Square Whole Loan and the U.S. Industrial Portfolio III Whole Loan, the BANK 2017-BNK8 PSA, (ii) the Colorado Center Whole Loan, the BXP Trust 2017-CC TSA and (iii) the Bass Pro & Cabela’s Portfolio Whole Loan, the GSMS 2017-GS8 PSA.

“Non-Serviced Securitization Trust” means a securitization trust that is created and governed by a Non-Serviced PSA.

“Non-Serviced Special Servicer” means, with respect to each Non-Serviced Whole Loan, the special servicer under the related Non-Serviced PSA.

“Non-Serviced Trustee” means, with respect to each Non-Serviced Whole Loan, the trustee under the related Non-Serviced PSA.

“Non-Serviced Whole Loan” means each of (i) the Griffin Portfolio Whole Loan, (ii) the Colorado Center Whole Loan, (iii) the Park Square Whole Loan, (iv) the U.S. Industrial Portfolio III Whole Loan and (v) the Bass Pro & Cabela’s Portfolio Whole Loan.

“Other Master Servicer” means, with respect to each Serviced Whole Loan, the master servicer appointed under the related Other PSA.

“Other Special Servicer” means, with respect to each Serviced Whole Loan, the special servicer appointed under the related Other PSA.

“Other PSA” means, with respect to each Serviced Whole Loan, any pooling and servicing agreement, trust and servicing agreement or other servicing agreement governing the securitization of a related Serviced Companion Loan.

“Pari Passu Mortgage Loan” means any of the Serviced Pari Passu Mortgage Loans or the Non-Serviced Mortgage Loans.

“Serviced Companion Loan” means each of the Serviced Pari Passu Companion Loans.

“Serviced Pari Passu Companion Loan” means, with respect to each Serviced Pari Passu Whole Loan, any pari passu promissory note other than the Serviced Pari Passu Mortgage Loan.

“Serviced Pari Passu Mortgage Loan” means each of the Warwick Mall Mortgage Loan and the Laguna Cliffs Marriott Mortgage Loan.

“Serviced Whole Loan” or “Serviced Pari Passu Whole Loan” means each of the Warwick Mall Whole Loan and the Laguna Cliffs Marriott Whole Loan.

“Subordinate Companion Loan” means, with respect to any Whole Loan, any subordinate promissory note that is part of such Whole Loan that is subordinate to the related Mortgage Loan.

The table entitled “Whole Loan Summary” under “Summary of Terms—Description of the Mortgage Pool” provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan. With respect to each Whole Loan, the related Control Note and Non-Control Note(s) and the respective holders thereof as of the date hereof are set forth in the table below. In addition, with respect to each Non-Serviced Whole Loan, the lead securitization servicing agreement and master servicer, special servicer and custodian under the related Non-Serviced PSA are set forth in the table titled “Non-Serviced Whole Loans” under “Summary of Terms—Description of the Mortgage Pool.”

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Note	Control Note / Non-Control Note	Note Cut-off Date Balance	Note Holder
Griffin Portfolio	Note A-1-1 Note A-1-2 Note A-1-3 Note A-2-1 Note A-2-2 Note A-2-3 Note A-2-4 Note A-2-5 Note A-2-6 Note A-3	Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control	$100,000,000 $96,250,000 $10,000,000 $35,000,000 $30,000,000 $25,000,000 $20,000,000 $15,000,000 $6,250,000 $37,500,000	BANK 2017-BNK8 BANK 2017-BNK9 BANK 2017-BNK8 Deutsche Bank AG, New York Branch UBS AG UBS 2017-C5 Deutsche Bank AG, New York Branch UBS 2017-C5 UBS AG KeyBank N.A.
Laguna Cliffs Marriott	Note A-1 Note A-2	Control Non-Control	$85,000,000 $25,000,000	BANK 2017-BNK9 Wells Fargo Bank, National Association
Colorado Center	Note A-1-S Note A-1-C1 Note A-1-C2 Note A-2-S Note A-2-C1 Note A-2-C2-1 Note A-2-C2-2 Note A-3-S Note A-3-C1 Note A-3-C2 Note B-1-S(1) Note B-2-S(1) Note B-3-S(1)	Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control	$39,200,000 $40,000,000 $40,000,000 $29,400,000 $30,000,000 $10,000,000 $20,000,000 $29,400,000 $40,000,000 $20,000,000 $100,800,000 $75,600,000 $75,600,000

BXP Trust 2017-CC

BANK 2017-BNK8

BANK 2017-BNK9

BXP Trust 2017-CC

COMM 2017-COR2

COMM 2017-COR2

Deutsche Bank AG, New York Branch

BXP Trust 2017-CC

BANK 2017-BNK8

BANK 2017-BNK9

BXP Trust 2017-CC

BXP Trust 2017-CC

BXP Trust 2017-CC

Park Square	Note A-1 Note A-2	Control Non-Control	$100,000,000 $60,000,000	BANK 2017-BNK8 BANK 2017-BNK9
U.S. Industrial Portfolio III	Note A-1-1 Note A-1-2 Note A-2	Control Non-Control Non-Control	$50,000,000 $40,000,000 $30,537,149	BANK 2017-BNK8 BANK 2017-BNK9 WFCM 2017-C41(2)
Warwick Mall	Note A-1 Note A-2 Note A-3	Control Non-Control Non-Control	$30,000,000 $25,000,000 $20,000,000	BANK 2017-BNK9 Bank of America, National Association Bank of America, National Association
Bass Pro & Cabela’s	Note A-1(A-CP)	Control	$37,500,000	GSMS 2017-GS8(3)

Portfolio	Note A-1(A-NCP) Note A-1(B-CP) Note A-2(A) Note A-2(B)(1) Note A-2(B)(2) Note A-3(A-CP) Note A-3(B-CP) Note A-3(C-CP) Note A-3(D-NCP) Note A-3(E-NCP) Note A-3(F-NCP)	Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control	$10,000,000 $30,460,000 $7,500,000 $27,470,000 $23,500,000 $20,000,000 $24,750,000 $6,220,000 $2,500,000 $2,500,000 $2,500,000	GSMS 2017-GS8(3) Goldman Sachs Mortgage Company Wells Fargo Bank, National Association Wells Fargo Bank, National Association BANK 2017-BNK9 UBS 2017-C5 UBS AG UBS AG UBS AG UBS AG UBS AG

(1)        Each note represents a Subordinate Companion Loan.

(2)        The WFCM 2017-C41 securitization transaction is expected to close on November 30, 2017.

(3)        The GSMS 2017-GS8 securitization transaction is expected to close on November 30, 2017.

The Serviced Pari Passu Whole Loans

Each Serviced Pari Passu Whole Loan will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to (and the special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Intercreditor Agreement

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans. With respect to any Serviced Pari Passu Whole Loan, the related Control Note will be included in the Trust, and the Directing Certificateholder will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Mortgage Loan as described under “Pooling and Servicing Agreement—The Directing Certificateholder.”

Certain Rights of each Non-Controlling Holder. With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note.

The special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to consult each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the special servicer or any proposed action to be taken by the special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative). In addition, if the special servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Whole Loan, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Whole Loan or any action set forth in any applicable Asset Status Report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan, other than with respect to any rights such special servicer may have as a Certificateholder, entitlements to amounts payable to the special servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Sale of Defaulted Mortgage Loan. If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, the special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the special servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

Intercreditor Agreement

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Non-Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA); provided with respect to the Bass Pro & Cabela’s Portfolio Whole Loan, certain payments of principal will be allocated as described under “—Application of Principal and Defeasance—Bass Pro & Cabela’s Portfolio Whole Loan” below.

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Non-Serviced Pari Passu Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA.

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Pari Passu Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights. With respect to each Non-Serviced Pari Passu Whole Loan, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General.” The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Non-Serviced Pari Passu Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder” and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder. With respect to any Non-Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Non-Controlling Holder” and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Pari Passu Whole Loan, one or more related Non-Control Notes will be included in the Trust, and the Directing Certificateholder, prior to the occurrence and continuance of a Consultation Termination Event, or the special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Consultation Termination Event, will be entitled to exercise the consent or consultation rights described below.

With respect to any Non-Serviced Pari Passu Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or any proposed action to be taken by such Non-Serviced Special Servicer in respect of the applicable major decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Pari Passu Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Pari Passu Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Pari Passu Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Pari Passu Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File. The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Pari Passu Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan. If any Non-Serviced Pari Passu Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

Application of Principal and Defeasance—Bass Pro & Cabela’s Portfolio Whole Loan

As described under “—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments” above, the Bass Pro & Cabela’s Portfolio Mortgage Loan is a Defeasance Loan; provided, however, no yield maintenance charge or prepayment premium will be payable at any time with respect to the first $25,000,000 (the “Permitted Free Prepayment Amount”) of principal prepaid on the Bass Pro & Cabela’s Portfolio Whole Loan, so long as no event of default under the Bass Pro & Cabela’s Portfolio Whole Loan has occurred and is continuing (except in the case where such prepayment is effected in order to cure or prevent a default or an event of default or is the payment of a release price to cure an event of default, and such default or event of default is not the result of the willful misconduct or bad faith actions of any related borrower). Any prepayments of the Bass Pro & Cabela’s Portfolio Whole Loan using casualty or condemnation loss proceeds will not count toward the Permitted Free Prepayment Amount.

At origination, the related borrower executed three promissory notes evidencing the Bass Pro & Cabela’s Portfolio Whole Loan: note A-1 in the original principal amount of $77,960,000, note A-2 in the original principal amount of $58,470,000, and note A-3 in the original principal amount of $58,470,000. Wells Fargo Bank was issued note A-2, and $7,500,000 of the Permitted Free Prepayment Amount (the “Note A-2 Allocated Permitted Free Prepayment Amount”) was allocated to note A-2. Subsequent to origination, Wells Fargo Bank split note A-2 into three notes: note A-2(A) (the “BP&C Freely Prepayable A-2 Companion Note”), with a principal balance of $7,500,000, note A-2(B)(1) (the “BP&C Call Protected A-2 Companion Note”), with a principal balance of $27,470,000, and note A-2(B)(2) (the “Bass Pro & Cabela’s Portfolio Mortgage Loan”) with a principal balance of $23,500,000. The BP&C Freely Prepayable A-2 Companion Note represents the Note A-2 Allocated Permitted Free Prepayment Amount.

The BP&C Call Protected A-2 Companion Note and the BP&C Freely Prepayable A-2 Companion Note, together, comprise the Bass Pro & Cabela’s Portfolio Companion Loans currently held by Wells Fargo Bank, which are expected to be transferred to one or more future securitizations or otherwise transferred by Wells Fargo Bank. The Bass Pro & Cabela’s Portfolio Mortgage Loan and the BP&C Call Protected A-2 Companion Note are collectively referred to in this prospectus as the “BP&C Call Protected A-2 Notes”. The BP&C Call Protected A-2 Notes and the BP&C Freely Prepayable A-2 Companion Note are collectively referred to in this prospectus as the “BP&C A-2 Notes”.

Payments of principal and defeasance allocable to the BP&C A-2 Notes under the related Intercreditor Agreement will be applied pursuant to the related mortgage loan documents as follows:

(i)               For so long as the remaining Note A-2 Allocated Permitted Free Prepayment Amount is greater than zero, any defeasance amounts that are allocable to the BP&C A-2 Notes will be allocated:

(a)     if the defeasance amount is equal to or less than the outstanding principal balance of the BP&C Call Protected A-2 Notes, pro rata among the BP&C Call Protected A-2 Notes;

(b)     if the defeasance amount is greater than the outstanding principal balance of the BP&C Call Protected A-2 Notes, (1) first, to defease the BP&C Call Protected A-2 Notes pro rata, up to the outstanding principal balance of the BP&C Call Protected A-2 Notes, (2) second, to pay down the remaining Note A-2 Allocated Permitted Free Prepayment Amount, and (3) third, to defease the BP&C Freely Prepayable A-2 Companion Note;

(ii)              For so long as the remaining Note A-2 Allocated Permitted Free Prepayment Amount is greater than zero, any principal prepayments resulting from a casualty or condemnation that are allocable to the BP&C A-2 Notes will be allocated (a) first, pro rata among the BP&C Call Protected A-2 Notes, up to the outstanding principal balance of the BP&C Call Protected A-2 Notes, and (b) second, to the BP&C Freely Prepayable A-2 Companion Note;

(iii)             For so long as the remaining Note A-2 Allocated Permitted Free Prepayment Amount is greater than zero, any principal prepayments that are allocable to the BP&C A-2 Notes (other than prepayments resulting from a casualty or condemnation) that are made without any yield maintenance premium or other penalty or premium will be allocated (a) first, to the BP&C Freely Prepayable A-2 Companion Note, up to the remaining Note A-2 Allocated Permitted Free Prepayment Amount, and (b) second, pro rata among the BP&C Call Protected A-2 Notes;

(iv)              For so long as the remaining Note A-2 Allocated Permitted Free Prepayment Amount is greater than zero, any principal prepayments that are allocable to the BP&C A-2 Notes (other than prepayments resulting from a casualty or condemnation) that are made with any yield maintenance premium or other penalty or premium (including any prepayment during an event of default under the Bass Pro & Cabela’s Portfolio Whole Loan) and, if applicable, the related yield maintenance premium or other penalty or premium, will be allocated pro rata among each of the then outstanding BP&C A-2 Notes; and

(v)              For so long as the remaining Note A-2 Allocated Permitted Free Prepayment Amount is zero, any defeasance amounts or principal prepayments (and any related yield maintenance premium or other penalty or premium) that are allocable to the BP&C A-2 Notes will be allocated pro rata among the BP&C A-2 Notes.

Notwithstanding the foregoing, in connection with any prepayment during the open period, such prepayment will be allocated pro rata among the then outstanding A-2 Notes.

The Non-Serviced AB Whole Loan

The Colorado Center Whole Loan

General

The Colorado Center Mortgage Loan, representing approximately 5.7% of the Initial Pool Balance, is part of a Whole Loan that is part of a split loan structure comprised of 10 senior promissory notes and 3 subordinate promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property, with an aggregate initial principal balance of $550,000,000. Two such senior promissory notes, Note A-1-C2 and Note A-3-C2, with an aggregate initial principal balance of $60,000,000 (the “Colorado Center Mortgage Loan”), will be deposited into this securitization.

The Colorado Center Whole Loan (as defined below), is evidenced by (i) the Colorado Center Mortgage Loan, (ii) 3 senior promissory notes designated as Note A-1-S, Note A-2-S and Note A-3-S (the “Colorado Center Standalone Pari Passu Companion Loans”), which have an aggregate initial principal balance of $98,000,000; (iii) 5 senior promissory notes designated as Note A-1-C1, Note A-2-C1, Note A-2-C2-1, Note A-2-C2-2 and Note A-3-C1 (the “Colorado Center Non-Standalone Pari Passu Companion Loans” and, together with the Colorado Center Standalone Pari Passu Companion Loans, the “Colorado Center Pari Passu Companion Loans”), which have an aggregate initial principal balance of $140,000,000; and (iv) 3 subordinate promissory notes designated as Note B-1-S, Note B-2-S and Note B-3-S (the “Colorado Center Subordinate Companion Loans” and, together with the Colorado Center Standalone Pari Passu Companion Loans, the “Colorado Center Standalone Companion Loans”), which have an aggregate initial principal balance of $252,000,000.

The Colorado Center Mortgage Loan, the Colorado Center Pari Passu Companion Loans and the Colorado Center Subordinate Companion Loans are referred to herein, collectively, as the “Colorado Center Whole Loan”, and the Colorado Center Pari Passu Companion Loans and the Colorado Center Subordinate Companion Loans are referred to herein as the “Colorado Center Companion Loans”. The Colorado Center Pari Passu Companion Loans are generally pari passu in right of payment with each other and with the Colorado Center Mortgage Loan. The Colorado Center Subordinate Companion Loans are generally pari passu in right of payment with each other, but subordinate in right of payment with respect to the Colorado Center Mortgage Loan and Colorado Center Pari Passu Companion Loans.

Only the Colorado Center Mortgage Loan is included in the issuing entity. The Colorado Center Standalone Companion Loans have been contributed to a securitization trust governed by the BXP Trust 2017-CC TSA (the “BXP 2017-CC Securitization”). The remaining Colorado Center Pari Passu Companion Loans have either been contributed to other securitizations or are expected to be contributed to other securitizations from time to time in the future, however, the holders of the related unsecuritized promissory notes are under no obligation to do so.

The rights of the holders of the promissory notes evidencing the Colorado Center Whole Loan (the “Colorado Center Noteholders”) are subject to an Intercreditor Agreement (the “Colorado Center Intercreditor Agreement”). The following summaries describe certain provisions of the Colorado Center Intercreditor Agreement.

Servicing

The Colorado Center Whole Loan (including the Colorado Center Mortgage Loan) and any related REO Property will be serviced and administered pursuant to the terms of the BXP Trust 2017-CC TSA by Wells Fargo Bank, National Association as servicer (the “Colorado Center Servicer“), and, if necessary, AEGON USA Realty Advisors, LLC, an Iowa limited liability company, as special servicer (the “Colorado Center Special Servicer“), in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Colorado Center Mortgage Loan”, but subject to the terms of the Colorado Center Intercreditor Agreement.

Advances

The master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the Colorado Center Mortgage Loan (but not on the Colorado Center Companion Loans) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Colorado Center Mortgage Loan. Principal and interest advances in respect of the Colorado Center Companion Loans and property protection advances in respect of the Colorado Center Whole Loan will be made as described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Colorado Center Mortgage Loan”.

Application of Payments Prior to a Colorado Center Triggering Event of Default

Generally, as long as no (i) event of default with respect to an obligation of the Colorado Center Whole Loan borrower to pay money due under the Colorado Center Whole Loan or (ii) non-monetary event of default (other than an imminent event of default) as a result of which the Colorado Center Whole Loan becomes a specially serviced mortgage loan under the BXP Trust 2017-CC TSA (a “Colorado Center Triggering Event of Default“) has occurred and is continuing, all amounts available for payment on the Colorado Center Whole Loan (excluding (i) all amounts for required reserves or escrows required by the related loan documents to be held as reserves or escrows, (ii) all amounts received as reimbursements on account of recoveries in respect of property protection expenses or property protection advances then due and payable or reimbursable to the trustee under the BXP Trust 2017-CC TSA (the “Colorado Center Trustee”), the Colorado Center Servicer or the Colorado Center Special Servicer, and (iii) certain amounts payable or reimbursable to the Colorado Center Servicer, the Colorado Center Special Servicer, the Master Servicer, the Trustee and each master servicer and trustee for any securitization relating to a Colorado Center Pari Passu Companion Loan, including but not limited to principal and interest advances and administrative advances), will be allocated, subject to any deduction, reimbursement, recovery or other payment required or permitted under the Colorado Center Intercreditor Agreement, as follows:

●	first, to the holders of the Colorado Center Pari Passu Companion Loans and the issuing entity, as holder of the Colorado Center Mortgage Loan, on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders (or paid or advanced by the Colorado Center Servicer, the Colorado Center Special Servicer or the Colorado Center Trustee, as applicable) with respect to the Colorado Center Whole Loan pursuant to the terms of the Colorado Center Intercreditor Agreement or the BXP Trust 2017-CC TSA;

●	second, to the holders of the Colorado Center Pari Passu Companion Loans and the issuing entity, as holder of the Colorado Center Mortgage Loan, on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on the principal balance of their respective notes (calculated at a rate net of the primary servicing fee rate);

●	third, to the holders of the Colorado Center Subordinate Companion Loans on a pro rata and pari passu basis, based on their respective interest entitlements, in an amount equal to the accrued and unpaid interest on the principal balance of their respective notes (calculated at a rate net of the primary servicing fee rate);

●	fourth, pro rata, to the holders of the Colorado Center Pari Passu Companion Loans and to the issuing entity, as holder of the Colorado Center Mortgage Loan, in an amount equal to their respective principal entitlements allocated pursuant to the related loan documents with respect to the applicable payment date, which amount will be applied in reduction of the principal balances of the Colorado Center Pari Passu Companion Loans and Colorado Center Mortgage Loan;

●	fifth, if the proceeds of any foreclosure sale or any liquidation of the Colorado Center Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth and, as a result of a workout the principal balances of Colorado Center Mortgage Loan and Colorado Center Pari Passu Companion Loans have been reduced (to the extent such reductions were made in accordance with the terms of the BXP Trust 2017-CC TSA notwithstanding the discussion and allocations set forth under “—Workout” below by reason of the insufficiency of the Colorado Center Subordinate Companion Loans to bear the full economic effect of the workout), such excess amount will be paid to the holders of the Colorado Center Pari Passu Companion Loans and the issuing entity, as holder of the Colorado Center Mortgage Loan, on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of the related notes as a result of such workout and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate applicable to the Colorado Center Whole Loan;

●	sixth, to the holders of the Colorado Center Subordinate Companion Loans on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by the holders of the Colorado Center Subordinate Companion Loans (or paid or advanced by the Colorado Center Servicer, the Colorado Center Special Servicer or the Colorado Center Trustee, as applicable) with respect to the Colorado Center Whole Loan pursuant to the terms of the Colorado Center Intercreditor Agreement or the BXP Trust 2017-CC TSA;

●	seventh, to the holders of the Colorado Center Subordinate Companion Loans on a pro rata and pari passu basis in an amount equal to their respective principal entitlements allocated pursuant to the related loan documents with respect to the applicable payment date, which amount will be applied in reduction of the principal balances of the Colorado Center Subordinate Companion Loans;

●	eighth, if the proceeds of any foreclosure sale or any liquidation of the Colorado Center Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through seventh and, as a result of a workout the principal balances of the Colorado Center Subordinate Companion Loans have been reduced, such excess amount will be paid to the holders of the Colorado Center Subordinate Companion Loans on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of the Colorado Center Subordinate Companion Loans as a result of such workout and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate applicable to the Colorado Center Whole Loan;

●	ninth, to the holders of the Colorado Center Pari Passu Companion Loans, the Colorado Center Subordinate Companion Loans and the issuing entity, as holder of the Colorado Center Mortgage Loan, pro rata, any prepayment or yield maintenance premium, to the extent paid by the Colorado Center Whole Loan borrower;

●	tenth, to the extent assumption fees, transfer fees, late payment fees or charges (other than any prepayment or yield maintenance premium) actually paid by the Colorado Center Whole Loan borrower are not required to be otherwise applied under the BXP Trust 2017-CC TSA, including, without limitation, to provide reimbursement for any interest on any advance (calculated at the related advance rate), to pay any additional servicing expenses or to compensate the Colorado Center Servicer or the Colorado Center Special Servicer, as applicable (in each case provided that such reimbursements or payments relate to the Colorado Center Whole Loan), any such fees or expenses, to the extent actually paid by the Colorado Center borrower, will be paid to the holders of the Colorado Center Pari Passu Companion Loans, the holders of the Colorado Center Subordinate Companion Loans and the issuing entity, as holder of the Colorado Center Mortgage Loan, pro rata; and

●	eleventh, if any excess amount is available to be distributed in respect of the Colorado Center Whole Loan, and not otherwise applied in accordance with the foregoing clause first through tenth, any remaining amounts will be paid pro rata to the holders of the Colorado Center Pari Passu Companion Loans, the holders of the Colorado Center Subordinate Companion Loans and the issuing entity, as holder of the Colorado Center Mortgage Loan;

provided, that to the extent required under the REMIC provisions of the Code, payments or proceeds received with respect to any partial release of any portion of the related Mortgaged Property (including pursuant to a condemnation) at a time when the loan-to-value ratio of the Colorado Center Whole Loan (as determined in accordance with applicable REMIC requirements) exceeds 125% (based solely upon the value of the remaining real property and excluding any personal property or going concern value) must be allocated to reduce the principal balances of the Colorado Center Pari Passu Companion Loans, the Colorado Center Subordinate Companion Loans and the Colorado Center Mortgage Loan in the manner permitted or required by such REMIC provisions.

Application of Payments After a Colorado Center Triggering Event of Default

Generally, for so long as a Colorado Center Triggering Event of Default has occurred and is continuing, all amounts available for payment on the Colorado Center Whole Loan (excluding (i) all amounts for required reserves or escrows required by the related loan documents to be held as reserves or escrows, (ii) all amounts received as reimbursements on account of recoveries in respect of property protection expenses or property protection advances then due and payable or reimbursable to the Colorado Center Trustee, the Colorado Center Servicer or the Colorado Center Special Servicer, and (iii) certain amounts payable or reimbursable to the Colorado Center Servicer, the Colorado Center Special Servicer, the Master Servicer, the Trustee and each master servicer and trustee for any securitization relating to a Colorado Center Pari Passu Companion Loan, including but not limited to principal and interest advances and administrative advances), will be allocated, subject to any deduction, reimbursement, recovery or other payment required or permitted under the Colorado Center Intercreditor Agreement, as follows:

●	first, to the holders of the Colorado Center Pari Passu Companion Loans and the issuing entity, as holder of the Colorado Center Mortgage Loan, on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders (or paid or advanced by the Colorado Center Servicer, the Colorado Center Special Servicer or the Colorado Center Trustee, as applicable) with respect to the Colorado Center Whole Loan pursuant to the terms of the Colorado Center Intercreditor Agreement or the BXP Trust 2017-CC TSA;

●	second, to the holders of the Colorado Center Pari Passu Companion Loans and the issuing entity, as holder of the Colorado Center Mortgage Loan, on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on the principal balance of their respective notes (calculated at a rate net of the primary servicing fee rate);

●	third, to the holders of the Colorado Center Subordinate Companion Loans on a pro rata and pari passu basis, based on their respective interest entitlements, in an amount equal to the accrued and unpaid interest on the principal balance of their respective notes (calculated at a rate net of the primary servicing fee rate);

●	fourth, to the holders of the Colorado Center Pari Passu Companion Loans and the issuing entity, as holder of the Colorado Center Mortgage Loan, on a pro rata and pari passu basis, until the principal balances of the Colorado Center Pari Passu Companion Loans and the Colorado Center Mortgage Loan have been reduced to zero;

●	fifth, if the proceeds of any foreclosure sale or any liquidation of the Colorado Center Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth and, as a result of a workout the principal balances of Colorado Center Mortgage Loan and Colorado Center Pari Passu Companion Loans have been reduced (to the extent such reductions were made in accordance with the terms of the BXP Trust 2017-CC TSA notwithstanding the discussion and allocations set forth under “—Workout” below by reason of the insufficiency of the Colorado Center Subordinate Companion Loans to bear the full economic effect of the workout), such excess amount will be paid to the holders of the Colorado Center Pari Passu Companion Loans and the issuing entity, as holder of the Colorado Center Mortgage Loan, on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of the related notes as a result of such workout and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate applicable to the Colorado Center Whole Loan;

●	sixth, to the holders of the Colorado Center Subordinate Companion Loans on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by the holders of the Colorado Center Subordinate Companion Loans (or paid or advanced by the Colorado Center Servicer, the Colorado Center Special Servicer or the Colorado Center Trustee, as applicable) with respect to the Colorado Center Whole Loan pursuant to the terms of the Colorado Center Intercreditor Agreement or the BXP Trust 2017-CC TSA;

●	seventh, to the holders of the Colorado Center Subordinate Companion Loans on a pro rata and pari passu basis until the principal balances of the Colorado Center Subordinate Companion Loans have been reduced to zero;

●	eighth, if the proceeds of any foreclosure sale or any liquidation of the Colorado Center Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through seventh and, as a result of a workout the principal balances of the Colorado Center Subordinate Companion Loans have been reduced, such excess amount will be paid to the holders of the Colorado Center Subordinate Companion Loans on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of the Colorado Center Subordinate Companion Loans as a result of such workout, and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate applicable to the Colorado Center Whole Loan;

●	ninth, to the holders of the Colorado Center Pari Passu Companion Loans, the Colorado Center Subordinate Companion Loans and the issuing entity, as holder of the Colorado Center Mortgage Loan, pro rata, any prepayment or yield maintenance premium, to the extent paid by the Colorado Center Whole Loan borrower;

●	tenth, to the extent assumption fees, transfer fees, late payment fees or charges (other than any prepayment or yield maintenance premium) actually paid by the Colorado Center Whole Loan borrower are not required to be otherwise applied under the BXP Trust 2017-CC TSA, including, without limitation, to provide reimbursement for any interest on any advance (calculated at the related advance rate), to pay any additional servicing expenses or to compensate the Colorado Center Servicer or the Colorado Center Special Servicer, as applicable (in each case provided that such reimbursements or payments relate to the Colorado Center Whole Loan), any such fees or expenses, to the extent actually paid by the Colorado Center borrower, will be paid to the holders of the Colorado Center Pari Passu Companion Loans, the holders of the Colorado Center Subordinate Companion Loans and the issuing entity, as holder of the Colorado Center Mortgage Loan, pro rata; and

●	eleventh, if any excess amount is available to be distributed in respect of the Colorado Center Whole Loan, and not otherwise applied in accordance with the foregoing clause first through tenth, any remaining amounts will be paid pro rata to the holders of the Colorado Center Pari Passu Companion Loans, the holders of the Colorado Center Subordinate Companion Loans and the issuing entity, as holder of the Colorado Center Mortgage Loan;

provided, that to the extent required under the REMIC provisions of the Code, payments or proceeds received with respect to any partial release of any portion of the related Mortgaged Property (including pursuant to a condemnation) at a time when the loan-to-

value ratio of the Colorado Center Whole Loan (as determined in accordance with applicable REMIC requirements) exceeds 125% (based solely upon the value of the remaining real property and excluding any personal property or going concern value) must be allocated to reduce the principal balances of the Colorado Center Pari Passu Companion Loans, the Colorado Center Subordinate Companion Loans and the Colorado Center Mortgage Loan in the manner permitted or required by such REMIC provisions.

Notwithstanding the foregoing, if a monthly payment advance is made with respect to the Colorado Center Mortgage Loan or any related companion loan pursuant to the terms of the related pooling and servicing agreement, such advance will be reimbursed out of funds on deposit in the collection account under the BXP Trust 2017-CC TSA prior to the remittance of such funds for distribution to the issuing entity, as the holder of the Colorado Center Mortgage Loan, or to the holders of the Colorado Center Companion Loans.

The issuing entity is required to pay its pro rata share of any unanticipated trust fund expenses relating to the servicing of the Colorado Center Whole Loan in accordance with the BXP Trust 2017-CC TSA and the Colorado Center Intercreditor Agreement to the extent that such amounts remain unpaid or unreimbursed after funds received from the related borrower for payment of such amounts and any principal and interest collections allocable to the Colorado Center Subordinate Companion Loans have been applied to pay such amounts.

To the extent collections received after the final liquidation of the Colorado Center Whole Loan or the related Mortgaged Property are not sufficient to pay such fees and expenses incurred in connection with the servicing and administration of the Colorado Center Whole Loan in full, the issuing entity will be required to pay or reimburse its pro rata share of such unpaid fees and expenses (after allocating such fees and expenses first to the Colorado Center Subordinate Companion Loans) from general collections on the other mortgage loans in the trust. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

Consultation and Control

The controlling noteholder under the Colorado Center Intercreditor Agreement will be the securitization trust created pursuant to the terms of the BXP Trust 2017-CC TSA. Pursuant to the terms of the BXP Trust 2017-CC TSA, the related controlling class representative (the “Colorado Center Directing Certificateholder“) will have consent and/or consultation rights with respect to the Colorado Center Whole Loan similar, but not necessarily identical, to those held by the Directing Certificateholder under the terms of the PSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Colorado Center Mortgage Loan”.

In addition, pursuant to the terms of the Colorado Center Intercreditor Agreement, the issuing entity, as a non-controlling note holder will have the right to be consulted on a strictly non-binding basis to the extent the issuing entity requests consultation with respect to certain major decisions to be taken with respect to the Colorado Center Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Colorado Center Whole Loan. The consultation rights of the issuing entity will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the issuing entity has responded within such period; provided that if the Colorado Center Servicer or the Colorado Center Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the issuing entity as described above, the Colorado Center Servicer or the Colorado Center Special Servicer, as applicable, is permitted to make any material decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Colorado Center Mortgage Loan, the related Colorado Center Pari Passu Companion Loans and the related the Colorado Center Subordinate Companion Loans. Neither the Colorado Center Servicer nor the Colorado Center Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the Colorado Center Mortgage Loan (or its representative).

Sale of Defaulted Colorado Center Whole Loan

Pursuant to the terms of the Colorado Center Intercreditor Agreement, if the Colorado Center Whole Loan becomes a defaulted loan pursuant to the terms of the BXP Trust 2017-CC TSA, and if the Colorado Center Special Servicer determines to sell the Colorado Center Standalone Pari Passu Companion Loans in accordance with the BXP Trust 2017-CC TSA, then the Colorado Center Special Servicer will be required to sell the Colorado Center Mortgage Loan together with the Colorado Center Companion Loans as one whole loan. In connection with any such sale, the Colorado Center Special Servicer will be required to follow the procedures set forth under the BXP Trust 2017-CC TSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Colorado Center Mortgage Loan”. Proceeds of the sale of the Colorado Center Whole Loan will be distributed in accordance with the priority of payments described in “—Application of Payments After a Colorado Center Triggering Event of Default” above.

Notwithstanding the foregoing, the Colorado Center Special Servicer will not be permitted to sell the Colorado Center Companion Loans together with the Colorado Center Mortgage Loan if such loan becomes a defaulted loan without the written consent of the issuing entity as holder of the Colorado Center Mortgage Loan unless the Colorado Center Special Servicer has delivered to the issuing entity: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the Colorado Center Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Colorado Center Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Colorado Center Servicer or the Colorado Center Special Servicer in connection with the proposed sale. Subject to the terms of the BXP Trust 2017-CC TSA, the holder of the Colorado Center Mortgage Loan (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan (unless such person is the borrower or an agent or affiliate of the borrower).

Special Servicer Appointment Rights

Pursuant to the terms of the Colorado Center Intercreditor Agreement and the BXP Trust 2017-CC TSA, the securitization trust created pursuant to the BXP Trust 2017-CC TSA (or its designee), as the controlling noteholder, will have the right, with or without cause, to replace the Colorado Center Special Servicer then acting with respect to the Colorado Center Whole Loan and appoint a replacement special servicer in accordance with the BXP Trust 2017-CC TSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Colorado Center Mortgage Loan”.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the largest 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 CFR 2219.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after a hypothetical Determination Date in November 2017 and ending on a hypothetical Determination Date in December 2017. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

Bank of America, National Association, Morgan Stanley Bank, N.A. and Wells Fargo Bank, National Association are referred to in this prospectus as the “originators”. The depositor will acquire the Mortgage Loans from Bank of America, National Association, Morgan Stanley Mortgage Capital Holdings LLC and Wells Fargo Bank, National Association on or about December 20, 2017 (the “Closing Date”); provided, that with respect to the Colorado Center Mortgage Loan, each of Morgan Stanley Mortgage Capital Holdings LLC and Wells Fargo Bank, National Association will sell one of two promissory notes comprising such Mortgage Loan to the depositor. Each mortgage loan seller is a “sponsor” of the securitization transaction described in this prospectus. The depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the trustee pursuant to the PSA.

Bank of America, National Association

Bank of America, National Association (“Bank of America”), a national banking association, is a subsidiary of Bank of America Corporation.

Bank of America is engaged in a general consumer banking and commercial banking business. Bank of America is a national banking association chartered by the Office of the

Comptroller of the Currency (the “OCC”) and is subject to the regulation, supervision and examination of the OCC.

Bank of America and its affiliates have been active in the securitization market since inception and have sponsored publicly and privately offered securitization transactions since 1977. Bank of America and its affiliates have been involved with the origination and securitization of residential and commercial mortgage loans and its affiliates have been involved with the origination of auto loans, student loans, home equity loans and credit card receivables, as well as less traditional asset classes. Bank of America and its affiliates have served as sponsors, issuers, dealers, and servicers in a wide array of securitization transactions.

The tables below indicate the size and history of the commercial mortgage loan origination program for Bank of America and its affiliates. Loans originated by Bank of America and its affiliates have historically included primarily a mix of multifamily, office, retail, hotel and industrial and warehouse properties, though Bank of America and its affiliates have also regularly originated loans on a variety of other commercial property types, including but not limited to self storage facilities, manufactured housing communities, parking garage facilities and golf courses.

Origination Volume
(Dollar Amount of Closed Loans)

Property Type	2013	2014	2015	2016	As of 9/30/2017
Multifamily	$411,310,000	$518,929,738	$1,104,590,000	$242,008,000	$114,922,500
Office	1,122,060,000	1,864,674,000	1,863,491,000	1,207,957,250	1,333,127,946
Retail	1,613,066,013	1,726,602,172	1,254,393,252	1,392,460,000	614,016,500
Industrial	46,200,000	31,185,000	1,342,375,000	257,320,721	101,890,000
Manufactured Housing	365,593,000	87,111,250	116,618,625	19,987,500	30,663,250
Self Storage	140,247,500	93,095,000	546,593,750	156,775,000	336,440,000
Lodging	2,205,861,250	2,631,502,433	2,241,228,600	70,509,000	1,021,792,500
Mixed Use	79,242,199	144,100,000	147,725,000	18,362,500	211,900,000
Other	0	69,930,000	0	150,000,000	283,150,000
Total	$6,287,108,854	$7,167,129,593	$8,617,015,227	$3,515,379,971	$4,047,902,696

Bank of America is a sponsor and mortgage loan seller in this transaction. Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters, is an affiliate of Bank of America and assisted Bank of America in connection with the selection of mortgage loans for this transaction.

Bank of America’s headquarters and its executive offices are located at 100 North Tryon Street, Charlotte, North Carolina 28255, and the telephone number is (980) 386-8154.

See below for more information about the Bank of America’s solicitation and underwriting standards used to originate mortgage loans similar to the mortgage loans included in the issuing entity and Bank of America’s material roles and duties in each securitization.

Bank of America’s Commercial Mortgage Loan Underwriting Standards

Overview.

Bank of America’s commercial mortgage loans are originated in accordance with the procedures and underwriting standards described below. The loans are primarily originated (i) directly by Bank of America or through affiliates to mortgagor/borrowers; (ii) indirectly through mortgage loan brokers to mortgagor/borrowers; and (iii) through other loan originators. The remainder of the discussion of Bank of America’s loan underwriting practices under this “—Bank of America’s Commercial Mortgage Loan Underwriting Standards” describes the practices of Bank of America and any affiliate of Bank of America with respect to the origination of loans to be sold by Bank of America in this transaction. However, variations from these procedures and standards may be implemented as a result of various conditions, including a mortgage loan’s specific terms, the quality or location of the underlying real estate, the mortgaged property’s tenancy profile, the background or financial strength of the borrower or sponsor and any other pertinent information deemed material by Bank of America. Therefore, this general description of Bank of America’s origination procedures and underwriting standards is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all standards set forth below. For important information about the circumstances that have affected the underwriting of Bank of America mortgage loans, see “—Exceptions to Underwriting Standards” below and Annex D-2.

Process. Each mortgage loan underwritten to Bank of America’s general underwriting standards is underwritten in accordance with guidelines established by Bank of America’s real estate structured finance group (“Bank of America Guidelines”). These underwriting standards applied by Bank of America are intended to evaluate the adequacy of the mortgaged property as collateral for the loan and the mortgagor’s repayment ability and creditworthiness. The underwriting standards as established in the Bank of America Guidelines are continually updated to reflect prevailing conditions in the CMBS market, new mortgage products, and the investment market for commercial loans.

The Application. Regardless of the channel in which the loan was originated, a mortgage application or term sheet is completed by the borrower/mortgagor containing information that assists in evaluating the adequacy of the mortgaged property as collateral for the loan, including the mortgagor’s credit standing and capacity to repay the loan.

Further, the mortgage application requires supporting documentation (or other verification) for all material data provided by the mortgagor described in a checklist, including but not limited to the following:

●	rent roll;

●	existing mortgage verification;

●	credit references;

●	certified financial statements for mortgagor and borrower principals;

●	tenant/resident leases;

●	ground leases;

●	property operating statements;

●	real estate tax bills;

●	purchase contract (if applicable);

●	appraisal;

●	engineering report;

●	seismic report (if applicable);

●	environmental report;

●	site plan;

●	certificate of occupancy;

●	evidence of zoning compliance;

●	insurance policies;

●	borrower structure/authority documents; and

●	underwriting evaluation.

In some cases, certain of these documents may not be reviewed due to the nature of the related mortgaged property. For instance, historical operating statements may not be available with respect to a mortgaged property with a limited operating history or that has been recently acquired by its current owner. In addition, rent rolls would not be examined for certain property types (e.g., hospitality properties), and tenant leases would not be examined for certain property types (e.g., hospitality, self storage, multifamily and manufactured housing community properties).

The credit underwriting process for each Bank of America mortgage loan is performed by Bank of America’s real estate structured finance group which is a vertically integrated entity, staffed by real estate professionals, and includes loan underwriting, origination and closing groups. Bank of America’s review team may also include third parties (for example, Situs Holdings, LLC) which are subject to oversight by Bank of America and ultimate review and approval by Bank of America of such third parties’ work product.

A member of the Bank of America deal team or one of its agents performs a site inspection of the mortgaged property as well as a review of the surrounding market environment (including demand generators, competing properties (if any) and proximity to major thoroughfares and transportation centers) in order to confirm tenancy information, assess the physical quality and attributes (e.g., age, renovations, condition, parking, amenities, class, etc.) of the collateral, determine visibility and access characteristics and evaluate the mortgaged property’s competitiveness within its market.

The Bank of America deal team or one of its agents also performs a detailed review of the financial status, credit history and background of the borrower and certain principals or sponsors of the borrower using financial statements, income tax returns, credit reports, criminal and background review and searches in select jurisdictions for judgments, liens, bankruptcy, pending litigation and, if applicable, the loan payment history of the borrower. Bank of America also performs a qualitative analysis which incorporates independent credit checks and review of published debt and equity information with respect to certain principals of the borrower as well as the borrower itself. Borrowers are generally required to be single-purpose entities although they are not always required to be bankruptcy-remote entities. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

The collateral analysis includes an analysis of the historical property operating statements, rent rolls and a projection of future performance and a review of tenant leases. Bank of America requires third party appraisals, as well as environmental and building condition reports. Each report is reviewed for acceptability by a Bank of America staff member (or, with respect to environmental reports, a third party consultant) for compliance with program standards. Based on their review (or, with respect to environmental reports, a third party consultant’s report), such staff member approves or rejects such report. The results of these reviews are incorporated into the underwriting report.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the mortgaged property’s cash flow in accordance with Bank of America’s property-specific, cash flow underwriting guidelines.

Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes, cash management agreements and guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals, among others. After a review of the credit committee package and a discussion of a mortgage loan, the committee may approve the mortgage loan as recommended, request additional due diligence, modify the terms or reject the mortgage loan entirely.

Debt Service Coverage and Loan-to-Value Requirements. Bank of America’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and permit a maximum loan-to-value ratio of 80%; however, these thresholds are guidelines, and exceptions are permitted based on the merits of each individual mortgage loan, such as the types of tenants, reserves, letters of credit, guarantees and Bank of America’s assessment of the mortgaged property’s future performance. The debt service coverage ratio guidelines set forth above are calculated based on underwritten net cash flow at origination. As a result, the debt service coverage ratio for each mortgage loan as reported in this prospectus and Annex A-1 hereto may differ from the amount calculated at the time of origination.

Certain mortgaged properties may also be encumbered by subordinate debt (or the direct or indirect ownership interests in the related borrower may be encumbered by mezzanine debt). It is possible that Bank of America or an affiliate thereof will be a lender on such additional debt and may either sell such debt to an unaffiliated third party or hold it in inventory. When such subordinate or mezzanine debt is taken into account, the aggregate debt with respect to the related mortgaged property may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. Bank of America’s underwriting guidelines generally permit a maximum amortization period of thirty (30) years. Certain mortgage loans may provide for interest-only payments through maturity or for a portion of the commercial mortgage loan term. If a mortgage loan entails only a partial interest-only period, the monthly debt service, annual debt service and DSCR set forth in this prospectus and Annex A-1 reflect a calculation of the future (larger) amortizing loan payment. See “Description of the Mortgage Pool”.

Escrow Requirements. Bank of America generally requires borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Bank of America are as follows:

● Taxes. An initial deposit and monthly escrow deposits equal to one-twelfth (1/12) of the annual property taxes (based on the most recent property assessment and the current millage rate; however, if the actual tax amount owing in the upcoming year is not available, the required annual reserve amount will generally be between 100% and 105% of the preceding year’s tax amount) are typically required to satisfy taxes and assessments, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor is an institutional sponsor or a high net worth individual or (ii) the related mortgaged property is a single tenant property with respect to which the related tenant is required to pay taxes directly.

● Insurance. An initial deposit at origination (which may be equal to one or more months of the required monthly amount) and subsequent monthly escrow deposits equal to one-twelfth (1/12) of an amount generally between 100% and 105% of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the related borrower maintains a blanket insurance policy, (ii) the sponsor is an institutional sponsor or a high net worth individual or (iii) the related mortgaged property is a single tenant property with respect to which the related tenant self-insures.

● Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan.

● Deferred Maintenance/Immediate Repair/Environmental Remediation. A deferred maintenance, immediate repair or remediation reserve is required. An initial deposit, upon funding of the applicable mortgage loan, in an amount equal to generally between 100% and 125% of the estimated costs of such deferred maintenance, immediate repairs and/or environmental remediation to be completed within the first (1st) year of the mortgage loan pursuant to the building condition report is required, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or is de minimis in relation to the loan amount or (iii) the related mortgaged property is a single tenant property and the tenant is responsible for the repairs.

● Tenant Improvements and Leasing Commissions. In some cases, major tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants.

● Furniture, Fixtures and Equipment. A reserve for furniture, fixtures and equipment expenses may be required to be funded during the term of the mortgage loan based on the suggested reserve amount from an independent, third-party property condition or engineering report, or based on certain minimum requirements depending on the property type.

● Environmental Remediation. An environmental remediation reserve may be required to be funded at loan origination in an amount generally between 100% and 150% of the estimated remediation cost identified in the environmental report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where

(i) the sponsor of the borrower delivers a guarantee whereby it agrees to take responsibility and pay for identified environmental issues, (ii) environmental insurance has been obtained or already in place or (iii) a third party having adequate financial resources has been identified as a responsible party.

For a description of the escrows collected with respect to the Bank of America mortgage loans, please see Annex A-1.

Zoning and Building Code Compliance. Bank of America will generally examine whether the use and operation of the mortgaged properties are in material compliance with zoning and land-use related ordinances, rules, regulations and orders applicable to the use of such mortgaged properties at the time such mortgage loans are originated. Bank of America will consider, among other things, legal opinions, certifications from government officials, zoning consultant’s reports and/or representations by the related borrower contained in the related mortgage loan documents and information which is contained in appraisals and surveys, title insurance endorsements, or property condition assessments undertaken by independent licensed engineers.

Hazard, Liability and Other Insurance. The mortgage loans generally require that each mortgaged property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related mortgage loan and 100% of the replacement cost of the improvements located on the related mortgaged property, and if applicable, that the related hazard insurance policy contain appropriate endorsements to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the mortgage loans, the hazard insurance may be in such other amounts as was required by the related originators.

In addition, if any material improvements on any portion of a mortgaged property securing any mortgage loan was, at the time of the origination of such mortgage loan, in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, and flood insurance was available, a flood insurance policy meeting any requirements of the then-current guidelines of the Federal Insurance Administration is required to be in effect with a generally acceptable insurance carrier, in an amount representing coverage generally not less than the least of (a) the outstanding principal balance of the related mortgage loan, (b) the full insurable value of the related mortgaged property, (c) the maximum amount of insurance available under the National Flood Insurance Act of 1973, or (d) 100% of the replacement cost of the improvements located on the related mortgaged property.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the mortgaged property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy.

Each mortgage loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related mortgaged property in an amount generally equal to at least $1,000,000.

Each mortgage loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related mortgaged property for not less than twelve (12) months. See representation and warranty no. 18 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the Bank of America mortgage loans, Bank of America generally considered the results of third party reports as described below. New reports are generally ordered, although existing reports dated no more than 180 days prior to closing may be used (subject, in certain cases, to updates).

●	Appraisal. For each mortgage loan, Bank of America obtains an appraisal that utilizes one (1) of three (3) approaches to valuation: a cost approach, a sales comparison approach or an income approach (including both direct cap and discount cash flow methods). An independent appraiser that is either a member of MAI or state certified is required to perform an appraisal (or update an existing appraisal) of each of the related mortgaged properties in connection with the origination of each mortgage loan to establish the appraised value of the related mortgaged property or properties. Each appraisal also includes (or Bank of America obtains a separate letter that includes) a statement by the appraiser that the Uniform Standards of Professional Appraisal Practice (except for certain mortgaged properties involving operating businesses) and the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

●	Environmental Site Assessments. Bank of America generally obtains a Phase I environmental site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm. Bank of America requires a Phase I environmental site assessment for all properties regardless of age or location and each such report must be in compliance with current standards prescribed by The American Society of Testing and Materials. A Phase I environmental site assessment consists of inquiries, interviews, inspections, and research of public records to identify known or potential environmental concerns. Bank of America or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. An environmental site assessment will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when Bank of America or the environmental consultant believes that such an analysis is warranted under the circumstances. Upon the recommendation of the environmental consultant conducting the Phase I environmental site assessment with respect to a mortgaged property, a Phase II assessment (which is a is a site specific investigation to determine the presence or absence of specified environmental concerns) is performed.

●	Property Condition Assessments. Bank of America generally obtains a current physical condition report for each mortgaged property (other than in the case of mortgaged properties secured solely by an interest in land) prepared by independent licensed engineers to assess the overall physical condition and engineering integrity of the mortgaged property, including an inspection of the exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements located at a mortgaged property. The resulting reports may indicate deferred maintenance items and recommended capital improvements. The estimated cost of the necessary repairs or replacements at a mortgaged property is included in the related property condition assessment. In cases in which the report identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, Bank of America often requires an escrow at the time of origination in an amount sufficient to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above. In addition, various mortgage loans require monthly deposits into cash reserve accounts to fund property maintenance expenses.

●	Seismic. Bank of America generally obtains a seismic report for all mortgaged properties located in seismic zones 3 or 4 (as determined in accordance with the Uniform Building Code) to assess the estimated damage that may result from a seismic event that has a 10% chance of exceedance in a 50-year exposure period or a 475-year return period. Such reports utilize the ASTM Standard E2026-07 and E2557-07 definitions for Scenario Expected Loss.

Servicing. Bank of America currently services or contracts with third party servicers (for example, Wells Fargo Bank, National Association) for servicing the mortgage loans that it originates or acquires. Such interim servicers are assessed based upon the credit quality of the servicing institution and may be reviewed for their systems and reporting capabilities, collection procedures and ability to provide loan-level data. In addition, Bank of America may conduct background checks, meet with senior management to determine whether the servicer complies with industry standards or otherwise monitor the servicer on an ongoing basis.

Griffin Portfolio Whole Loan. With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Griffin Portfolio, representing approximately 9.1% of the Initial Pool Balance, the Griffin Portfolio Whole Loan was originated by Bank of America and, on the origination date of the Griffin Portfolio Whole Loan, Bank of America sold (i) Note A-2-1, Note A-2-2, Note A-2-3, Note A-2-4, Note A-2-5 and Note A-2-6 to UBS AG and (ii) Note A-3 to KeyBank N.A.

Exceptions to Underwriting Standards. One or more of the mortgage loans originated by Bank of America may vary from the specific Bank of America underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the mortgage loans originated by Bank of America, Bank of America may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. Except as discussed below, none of the Bank of America mortgage loans was originated with any material exceptions to Bank of America’s underwriting guidelines described above.

With respect to the Warwick Mall Mortgage Loan, representing approximately 2.8% of the Initial Pool Balance, the related Whole Loan was originated by Bank of America with one or more exceptions to Bank of America’s underwriting guidelines and/or typical underwriting procedures. The related borrower sponsor’s net worth was 23.3% of the original principal balance of the Warwick Mall Whole Loan, which is less than the underwriting guideline of at least 25.0% of the original principal balance of the related Whole Loan. The decision of Bank of America to include the Mortgage Loan in the transaction was based on the fact that the non-recourse carveout guarantor deposited at loan origination, and is required to maintain, $5,000,000 in a guaranty reserve account to satisfy the liquidity requirement in the non-recourse carveout guaranty. In addition, the related Whole Loan documents place certain restrictions on the ability of affiliates of the related borrower to own any interest in real property adjacent to or currently operated in conjunction with the Mortgaged Property (“Adjacent Property”), including the release parcel described herein under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Releases”. The

only borrower affiliates who may own a direct or indirect interest in Adjacent Property are the guarantor and entities wholly owned, directly or indirectly, by the guarantor (a “Guarantor Subsidiary”). At any time the guarantor or any Guarantor Subsidiary owns any such interest in Adjacent Property while the Whole Loan remains outstanding, no proceeds, profits, dividends or other distributions in any form may be made to a direct or indirect owner, or a pledgee, of any interest in the guarantor, and all such property must remain the unencumbered property of the guarantor or such Guarantor Subsidiary.

Review of Bank of America Mortgage Loans

General. In connection with the preparation of this prospectus, Bank of America conducted a review of the mortgage loans that it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the Bank of America mortgage loans is accurate in all material respects. Bank of America determined the nature, extent and timing of the review and the level of assistance provided by any third party. The review was conducted by a deal team comprised of real estate and securitization professionals and third parties. Bank of America has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review and the findings and conclusions of the review of the mortgage loans that it is selling to the depositor. The procedures described below were employed with respect to all of the Bank of America mortgage loans, except that certain procedures were only relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. Bank of America created a database (the “Bank of America Securitization Database”) of information obtained in connection with the origination of the Bank of America mortgage loans, including:

●	certain information from the related mortgage loan documents;

●	certain borrower-provided information, including certain rent rolls, certain operating statements and certain leases relating to certain mortgaged properties;

●	insurance information for the related mortgaged properties;

●	information from third party reports such as the appraisals, environmental and property condition reports;

●	credit and background searches with respect to the related borrowers; and

●	certain other information and search results obtained by Bank of America for each of the Bank of America mortgage loans during the underwriting process.

Bank of America may have included in the Bank of America Securitization Database certain updates to such information received by Bank of America after origination, such as information from the interim servicer regarding loan payment status, current escrows, updated operating statements and rent rolls and certain other information otherwise brought to the attention of the Bank of America securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any mortgage loan.

Bank of America created a data file (the “Bank of America Data File”) using the information in the Bank of America Securitization Database and provided that file to the depositor for use in compiling the numerical information regarding the Bank of America mortgage loans in this prospectus (particularly in Annexes A-1, A-2 and A-3).

Data Comparisons and Recalculation. The depositor or its affiliate, on behalf of Bank of America, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, which were designed by Bank of America relating to Bank of America mortgage loan information in this prospectus. These procedures included:

●	comparing the information in the Bank of America Data File against various source documents provided by Bank of America;

●	comparing numerical information regarding the Bank of America mortgage loans and the related mortgaged properties disclosed in this prospectus against the information contained in the Bank of America Data File; and

●	recalculating certain percentages, ratios and other formulas relating to the Bank of America mortgage loans disclosed in this prospectus.

Legal Review. For each Bank of America mortgage loan, Bank of America reviewed a legal loan and property information summary prepared by origination counsel, which summary includes important loan terms and certain property-level information obtained during the origination process. Bank of America also provided to each origination counsel a standardized set of representations and warranties similar to those attached as Annex D-1 and requested that origination counsel identify potential exceptions to such standard representations and warranties. Bank of America compiled and reviewed the potential exceptions received from origination counsel, engaged separate counsel to review the exceptions against the actual representations and warranties attached as Annex D-1, revised the exceptions and provided them to the depositor for inclusion in Annex D-2.

For Bank of America mortgage loans purchased by Bank of America or one of its affiliates, if any, from a third party originator, Bank of America reviewed the related purchase agreement, the representations and warranties made by the originator contained therein (together with the exceptions thereto) and certain provisions of the related loan documents and third party reports concerning the related mortgaged property that were provided by the originator of such mortgage loan. With respect to each such Bank of America mortgage loan, Bank of America and its counsel prepared exceptions to the representations and warranties attached as Annex D-1 and provided them to the depositor for inclusion in Annex D-2.

In addition, with respect to each Bank of America mortgage loan, Bank of America reviewed, and in certain cases, requested that its counsel review, certain loan document provisions in connection with the disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Bank of America requested that each borrower under a Bank of America mortgage loan (or such borrower’s origination or litigation counsel, as applicable) provide updates on any significant pending litigation that existed at origination. In addition, if Bank of America became aware of a significant natural disaster in the vicinity of a mortgaged property securing a Bank of America mortgage loan, Bank of America requested information on the property status from the related borrower in order to confirm whether any material damage to the mortgaged property had occurred.

Large Loan Summaries. Bank of America prepared, and reviewed with origination counsel and securitization counsel, the loan summaries for those of the Bank of America mortgage loans included in the ten (10) largest mortgage loans in the mortgage pool and the abbreviated loan summaries for those of the Bank of America mortgage loans included in the next five (5) largest mortgage loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Underwriting Standards. Bank of America also consulted with origination counsel to confirm that the Bank of America mortgage loans were originated in compliance with the origination and underwriting standards described above under “—Bank of America’s Commercial Mortgage Loan Underwriting Standards”, as well as to identify any material deviations from those origination and underwriting standards. See “—Bank of America’s Commercial Mortgage Loan Underwriting Standards—Exceptions to Underwriting Standards” above.

Findings and Conclusions. Bank of America found and concluded with reasonable assurance that the disclosure regarding the Bank of America mortgage loans in this prospectus is accurate in all material respects. Bank of America also found and concluded with reasonable assurance that the Bank of America mortgage loans were originated in accordance with Bank of America’s origination procedures and underwriting standards, except to the extent described above under “—Bank of America’s Commercial Mortgage Loan Underwriting Standards—Exceptions to Underwriting Standards”.

Review Procedures in the Event of a Mortgage Loan Substitution. Bank of America will perform a review of any Bank of America mortgage loan that it elects to substitute for a Bank of America mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Bank of America, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “BANA Qualification Criteria”). Bank of America may engage a third party accounting firm to compare the BANA Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Bank of America and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Bank of America to render any tax opinion required in connection with the substitution.

Repurchases and Replacements. The following table sets forth, for the period commencing October 1, 2014, and ending September 30, 2017, the information required by Rule 15Ga-1 under the Exchange Act concerning all assets securitized by Bank of America that were the subject of a demand to repurchase or replace for breach of the representations and warranties concerning the pool assets for all asset-backed securities held by non-affiliates of Bank of America where the underlying transaction agreements included a covenant to repurchase or replace an underlying asset of the commercial real estate loan asset class. The information for Bank of America as a securitizer of commercial real estate loans required to be set forth in a Form ABS-15G for the reporting period from April 1, 2017, through June 30, 2017, was set forth in a Form ABS-15G filed by Bank of America on August 3, 2017. The Central Index Key Number of Bank of America is 0001102113.

Repurchases and Replacements
Asset Class: Commercial Mortgages

Name of Issuing Entity	Check if Registered	Name of Originator[1]	Total Assets in ABS by Originator			Assets That Were Subject of Demand[2]			Assets That Were Repurchased or Replaced[3]			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute[4]			Demand Withdrawn[5]			Demand Rejected[6]
			#	$	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2005-4 (0001338265)	X	Bear Stearns Commercial Mortgage, Inc.	18	22,163,901	89.26	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2005-4 (0001338265)	X	Bank of America, N.A.	55	2,668,138	10.74	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2005-4 (0001338265)	X	Bridger Commercial Funding LLC	55	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00	0	0	0.00
LaSalle Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2006-MF48		Bank of America, N.A. (as successor by merger to LaSalle Bank National Association)	375	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	375	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	Eurohypo New York Branch	22	112,294,963	43.92	1	4,200,000	1.64	0	0	0.00	0	0	0.00	1	4,200,000	1.64	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	Bank of America, N.A.	85	109,264,356	42.73	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	Bridger Commercial Funding LLC	16	30,975,155	12.11	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00

Name of Issuing Entity	Check if Registered	Name of Originator[1]	Total Assets in ABS by Originator			Assets That Were Subject of Demand[2]			Assets That Were Repurchased or Replaced[3]			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute[4]			Demand Withdrawn[5]			Demand Rejected[6]
			#	$	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	SunTrust Bank	25	3,151,709	1.23	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	Hypo Real Estate Capital Corporation	3	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C6[8] (0001403924)	X	Citigroup Global Markets Realty Corp.	119	266,411,073	53.75	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C6[8] (0001403924)	X	Bank of America N.A. (as successor by merger to LaSalle Bank National Association)	118	208,315,675	42.03	0	0	0.00	0	0	0.00	0	0	0.00	1	8,220,279	1.66	0	0	0.00	0	0	0.00
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C6[8] (0001403924)	X	PNC Bank, National Association	52	12,067,278	2.43	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C6[8] (0001403924)	X	Capmark Finance Inc.	29	8,896,133	1.79	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-5[9] (0001420805)	X	Bank of America, N.A.	80	399,615,264	96.09	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-5[9] (0001420805)	X	Bridger Commercial Funding LLC	20	16,253,203	3.91	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Commercial Mortgages Total			1,072	1,192,076,848		1	4,200,000		0	0		0	0		3	12,420,279		376	0		0	0

(1)	The originator is the party identified by Bank of America using the same methodology as Bank of America would use to identify the originator of assets for purposes of complying with Item 1110 of Regulation AB in connection with registered offerings of asset-backed securities in the same asset class.

(2)	Reflects assets subject to demands to repurchase or replace that were received during the period from October 1, 2014 to September 30, 2017. Activity with respect to demands received during and, if applicable, prior to such period ended September 30, 2017, is reflected elsewhere in this table. If an asset changed status during such period ended September 30, 2017, information regarding the asset will appear in this column and the other applicable column in this table.

Bank of America undertook the following steps to gather the information required by Rule 15Ga-1 under the Exchange Act: (i) identifying all asset-backed securities transactions in which we acted as a securitizer that were not the subject of a filing on Form ABS-15G by an affiliated securitizer, (ii) performing a diligent search of our records and the records of affiliates that acted as securitizers in our transactions for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties to the transaction who might reasonably be expected to have received repurchase requests (such parties, “Demand Entities”), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for a breach of a representation or warranty with respect to any relevant transaction that was not previously provided to us. We followed up written requests made of Demand Entities as we deemed appropriate. In addition, we requested information from trustees and other Demand Entities as to investor demands that occurred prior to July 22, 2010. It is possible that this disclosure does not contain information about all investor demands upon those parties made prior to July 22, 2010.

(3)	Reflects assets that were repurchased or replaced during the period from October 1, 2014 to September 30, 2017. Where applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to such period.

(4)	Includes assets for which any of the following situations apply as of September 30, 2017:

a.	A related demand to repurchase or replace such asset was received by the representing party but not yet responded to by September 30, 2017;

b.	The representing party has responded to one or more related demands to repurchase or replace such asset by refuting the allegations supporting the most recent such demand and rejecting the repurchase demand but the party demanding repurchase or replacement of such asset has responded to such rejection and continues to assert the merits of its demand; or

c.	The representing party and the party demanding repurchase or replacement of such asset acknowledge that the ongoing dispute over the merits of such demand may not be readily resolved.

Where applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to the period from October 1, 2014 to September 30, 2017.

(5)	Includes assets for which the party demanding the repurchase or replacement of such asset has agreed to rescind its demand. Where applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to the period ended September 30, 2017.

(6)	Reflects assets for which the representing party has responded to one or more related demands to repurchase or replace such asset by refuting the allegations supporting such demand and rejecting the repurchase demand(s) and the party demanding repurchase or replacement of such asset has not responded to the most recent such rejection as of September 30, 2017.

(7)	An outstanding principal balance shown in this column is calculated (a) for any asset that has not been liquidated, as the remaining outstanding principal balance of the asset at the earlier of the date on which it was repurchased, or replaced, if applicable, and September 30, 2017, or (b) for any asset no longer part of the pool assets at the end of the reporting period, as zero.

(8)	With respect to this securitization transaction, the information for Bank of America as a securitizer of commercial real estate loans required to be set forth in a Form ABS-15G for (a) the initial reporting period from January 1, 2009 through December 31, 2011, was set forth in the Form ABS-15G filed by Bank of America on February 14, 2012 (and subsequently amended by filing on August 23, 2012) and (b) for periods thereafter in the quarterly Form ABS-15G filings by Bank of America. The most recent such quarterly filing by Bank of America was on August 3, 2017. The Central Index Key Number of Bank of America is 0001102113.

(9)	With respect to this securitization transaction, the information for Bank of America as a securitizer of commercial real estate loans required to be set forth in a Form ABS-15G for (a) the initial reporting period from January 1, 2009 through December 31, 2011, was set forth in the Form ABS-15G filed by Banc of America Merrill Lynch Commercial Mortgage, Inc. (“BAMLCM”) on February 14, 2012 (and subsequently amended by filing on November 8, 2012) and (b) for periods thereafter in the quarterly Form ABS-15G filings by BAMLCM. The most recent such quarterly filing by BAMLCM was on August 3, 2017. The Central Index Key Number of BAMLCM is 0001005007.

Retained Interests in This Securitization

Neither Bank of America nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that Bank of America will retain $19,177,170.99 Certificate Balance of the RR Interest. However, Bank of America or its affiliates may from time to time after the initial sale of the certificates to investors on the Closing Date, acquire additional certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates (other than the RR Interest) at any time. Bank of America will be required to retain the RR Interest in compliance with the Credit Risk Retention Rules and the EU Retention Requirements. See “Credit Risk Retention” and “EU Securitization Risk Retention Requirements”.

Morgan Stanley Mortgage Capital Holdings LLC

Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company formed in March 2007 (“MSMCH”), is a sponsor of this transaction and one of the mortgage loan sellers. MSMCH is a successor to Morgan Stanley Mortgage Capital Inc., a New York corporation formed in 1984, which was merged into MSMCH on June 15, 2007. Since the merger, MSMCH has continued the business of Morgan Stanley Mortgage Capital Inc. MSMCH is a direct wholly owned subsidiary of Morgan Stanley (NYSE: MS) and its executive offices are located at 1585 Broadway, New York, New York 10036, telephone number (212) 761-4000. MSMCH also has offices in Los Angeles, California, Dallas, Texas and Sterling, Virginia.

Morgan Stanley Bank, N.A., a national banking association (“Morgan Stanley Bank” and, together with MSMCH, the “Morgan Stanley Group”), is the originator of all of the mortgage loans that MSMCH is contributing to this securitization (the “MSMCH Mortgage Loans”), representing approximately 35.4% of the Initial Pool Balance, which MSMCH will acquire on or prior to the Closing Date and contribute to this securitization (provided, that the Colorado Center Mortgage Loan was co-originated by Morgan Stanley Bank and Wells Fargo Bank, and with respect to such Mortgage Loan, MSMCH is only selling its respective portion thereof). Morgan Stanley Bank is an indirect wholly owned subsidiary of Morgan Stanley (NYSE: MS) and its headquarters are located at One Utah Center, 201 Main Street, Salt Lake City, Utah 84111, telephone number (801) 236-3600. Morgan Stanley Bank also has offices in New York, New York.

MSMCH and Morgan Stanley Bank are each an affiliate of each other and Morgan Stanley & Co. LLC, an underwriter.

Morgan Stanley Group’s Commercial Mortgage Securitization Program

The Morgan Stanley Group originates and purchases multifamily, commercial and manufactured housing community mortgage loans primarily for securitization or resale.

MSMCH. MSMCH has been involved with warehouse and repurchase financing to residential mortgage lenders, has in the past purchased residential mortgage loans for securitization or resale, or for its own investment, and has previously acted as a sponsor of residential mortgage loan securitizations. MSMCH (or its predecessor) has been active as a sponsor of securitizations of commercial mortgage loans since its formation.

As a sponsor, MSMCH originates or acquires mortgage loans and, either by itself or together with other sponsors or mortgage loan sellers, initiates the securitization of the mortgage loans by transferring the mortgage loans to a securitization depositor, including Morgan Stanley Capital I Inc., or another entity that acts in a similar capacity. In coordination with its affiliate, Morgan Stanley & Co. LLC, and other underwriters, MSMCH works with rating agencies, investors, mortgage loan sellers and servicers in structuring securitization transactions. MSMCH has acted as sponsor and mortgage loan seller both in transactions in which it is the sole sponsor or mortgage loan seller and in transactions in which other entities act as sponsor or mortgage loan seller. MSMCH’s previous securitization programs, identified as “IQ”, “HQ” and “TOP”, typically involved multiple mortgage loan sellers.

Substantially all mortgage loans originated or acquired by MSMCH are either sold to securitizations as to which MSMCH acts as either sponsor or mortgage loan seller (or both) or otherwise sold or syndicated. Mortgage loans originated and securitized by MSMCH include both fixed rate and floating rate mortgage loans and both large mortgage loans and conduit mortgage loans (including those shown in the table below), and such mortgage loans were included in both public and private securitizations. MSMCH also originates subordinate and mezzanine debt which is generally not securitized.

MSMCH’s large mortgage loan program typically originates mortgage loans larger than $50 million, although MSMCH’s conduit mortgage loan program also sometimes originates such large mortgage loans. MSMCH originates commercial mortgage loans secured by multifamily, office, retail, industrial, hotel, manufactured housing community and self storage properties. The largest property concentrations of MSMCH securitized loans have been in retail and office properties, and the largest geographic concentrations have been in California and New York.

The following table sets forth information with respect to originations and securitizations of multifamily, commercial and manufactured housing community mortgage loans by the Morgan Stanley Group for the five years ending on December 31, 2016.

Period	Total Mortgage Loans(1)(2)	Total Mortgage Loans Securitized with Affiliated Depositor(2)	Total Mortgage Loans Securitized with Non-Affiliated Depositor(2)	Total Mortgage Loans Securitized(2)
Year ending December 31, 2016	9.2	2.4	1.6	4.0
Year ending December 31, 2015	10.8	5.6	2.8	8.4
Year ending December 31, 2014	11.9	4.8	0.4	5.2
Year ending December 31, 2013	7.5	5.5	1.2	6.6
Year ending December 31, 2012	4.7	2.7	0.2	2.9

(1)	Includes all mortgage loans originated or purchased by MSMCH (or its predecessor) in the relevant year. Mortgage loans originated in a given year that were not securitized in that year generally were held for securitization in the following year or sold to third parties.

(2)	Approximate amounts shown in billions of dollars.

Morgan Stanley Bank. Morgan Stanley Bank has been originating financial assets, including multifamily, commercial and manufactured housing community mortgage loans, both for purposes of holding those assets for investment and for resale, including through securitization, since at least 2011. For the period from January 1, 2011 to September 30, 2017, Morgan Stanley Bank originated multifamily, commercial and manufactured housing community mortgage loans in the aggregate original principal amount of approximately $44,916,257,426.

Morgan Stanley Bank originates commercial mortgage loans secured by multifamily, office, retail, industrial, hotel, manufactured housing community and self storage properties, which it either holds for investment or sells or otherwise syndicates. The largest property concentrations of commercial mortgage loans originated by Morgan Stanley Bank are in retail and office properties, and the largest geographic concentrations are in California and New York. Commercial mortgage loans originated by Morgan Stanley Bank include both fixed rate and floating rate mortgage loans and both large mortgage loans and conduit mortgage loans, and such mortgage loans are expected to be included in both public and private securitizations. Morgan Stanley Bank also originates subordinate and mezzanine debt, which generally is not expected to be securitized. Morgan Stanley Bank’s large mortgage loan program originates mortgage loans larger than $50 million, although Morgan Stanley Bank’s conduit mortgage loan program also sometimes originates such large mortgage loans.

The Morgan Stanley Group’s Underwriting Standards

Overview. Commercial mortgage loans originated or co-originated by the Morgan Stanley Group are primarily originated in accordance with the procedures and underwriting standards described below. However, given the unique nature of income-producing real properties, variations from these procedures and standards may be implemented as a result of various conditions, including a mortgage loan’s specific terms, the quality or location of the underlying real estate, the mortgaged property’s tenancy profile, the background or financial strength of the borrower or loan sponsor and any other pertinent information deemed material by the member of the Morgan Stanley Group that is the originator of the related mortgage loan (the related “Morgan Stanley Origination Entity”). Therefore, this general description of the Morgan Stanley Group’s origination procedures and underwriting standards is not intended as a representation that every commercial mortgage loan originated by the Morgan Stanley Group (or on its behalf) complies entirely with all standards set forth below. For important information about any circumstances that have affected the underwriting of the MSMCH Mortgage Loans, see “—Exceptions to Underwriting Standards” below.

Process. The credit underwriting process for each commercial mortgage loan is performed by a deal team comprised of real estate professionals that typically includes a commercial loan originator, underwriter and closer subject to the oversight and ultimate review and approval of the related Morgan Stanley Origination Entity. This team conducts a review of the related mortgaged property, which typically includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules and third party reports pertaining to appraisal, valuation, zoning, environmental status, physical condition and seismic and other engineering characteristics (see “—Escrow Requirements”, “—Zoning and Land Use”, “—Title Insurance Policy”, “—Property Insurance” and “—Third Party Reports” below). In some cases, certain of these documents may not be reviewed due to the nature of the related mortgaged property. For instance, historical operating statements may not be available with respect to a mortgaged property with a limited operating history or that has been recently acquired by its current owner. In addition, rent rolls would not be examined for certain property types (e.g., hospitality properties), and executed tenant leases would not be examined for certain property types (e.g., hospitality, self storage, multifamily and manufactured housing community properties), although forms of leases would typically be reviewed.

A member of the deal team or one of its agents performs an inspection of the mortgaged property as well as a review of the surrounding market environment (including demand generators, competing properties (if any) and proximity to major thoroughfares and transportation centers) in order to confirm tenancy information, assess the physical quality and attributes (e.g., age, renovations, condition, parking, amenities, class, etc.) of the collateral, determine visibility and access characteristics and evaluate the mortgaged property’s competitiveness within its market.

The deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, criminal and background investigations and searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the mortgaged property’s cash flow in accordance with property-specific, cash flow underwriting guidelines.

Determinations are also made regarding the implementation of appropriate loan terms to address certain risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes, cash management agreements and guarantees. A complete credit committee package is prepared to summarize all of the above referenced information and circulated to credit committee for review.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals, among others. After a review of the credit committee package and a discussion of a mortgage loan, the committee may approve the mortgage loan as recommended, request additional due diligence, modify the terms or reject the mortgage loan entirely.

Debt Service Coverage and Loan to Value Requirements. The Morgan Stanley Group’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and permit a maximum loan-to-value ratio of 80%; however, these thresholds are guidelines, and exceptions may be made based on the merits of each individual mortgage loan, such as the types of tenants, reserves, letters of credit, guarantees and the related Morgan Stanley Origination Entity’s assessment of the mortgaged property’s future performance. The debt service coverage ratio guidelines set forth above are calculated based on underwritten net cash flow at origination. The debt service coverage ratio for each mortgage loan as reported in this prospectus and Annex A-1 hereto may differ from the amount calculated at the time of origination because updates to the information used to calculate such amounts may have become available during the period between origination and the date of this prospectus.

Certain mortgaged properties may also be encumbered by subordinate debt (or the direct or indirect ownership interests in the related borrower may be encumbered by mezzanine debt). It is possible that the related Morgan Stanley Origination Entity or an affiliate thereof will be a lender on such additional debt and may either sell such debt to an unaffiliated third party or hold it in inventory. When such subordinate or mezzanine debt is taken into account, the aggregate debt with respect to the related mortgaged property may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. The Morgan Stanley Group’s underwriting guidelines generally permit a maximum amortization period of 30 years. Certain mortgage loans may provide for interest-only payments through maturity or for a portion of the commercial mortgage loan term. If a mortgage loan has a partial interest-only period, the monthly debt service and the U/W NCF DSCR set forth in this prospectus and Annex A-1 reflect a calculation of both the interest-only payments and the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. A Morgan Stanley Origination Entity may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, a Morgan Stanley Origination Entity may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover, among other things, tenant improvements and leasing commissions, deferred maintenance, environmental remediation and unfunded obligations. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, in lieu of maintaining a cash reserve, the borrower may be allowed to post a letter of credit or guaranty or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans.

Generally, the Morgan Stanley Group requires escrows as follows:

●	Taxes. An initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate; however, if the actual tax amount owing in the upcoming year is not available, the required annual reserve amount will generally be between 100% and 105% of the preceding year’s tax amount) are typically required to satisfy taxes and assessments, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the loan sponsor is an institutional sponsor or a high net worth individual or (ii) the related mortgaged property is a single tenant property with respect to which the related tenant is required to pay taxes directly.

●	Insurance. An initial deposit at origination (which may be equal to one or more months of the required monthly amount) and subsequent monthly escrow deposits equal to 1/12 of an amount generally between 100% and 105% of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the loan sponsor is an institutional sponsor or a high net worth individual, (ii) the related borrower maintains a blanket insurance policy or (iii) the related mortgaged property is a single tenant property with respect to which the related tenant self-insures.

●	Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where the related mortgaged property is a single tenant property with respect to which the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●	Tenant Improvements and Leasing Commissions. A reserve for tenant improvements and leasing commissions may be required to be funded at loan origination and/or during the term of the mortgage loan to cover anticipated tenant improvements or leasing commissions costs that might be associated with re-leasing certain space, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the related mortgaged property is a single tenant property and the tenant’s lease extends beyond the loan term or (ii) the rent at the related mortgaged property is considered below market.

●	Deferred Maintenance. A reserve for deferred maintenance may be required to be funded at loan origination in an amount generally between 100% and 125% of the estimated cost of material immediate repairs or replacements identified in the physical condition report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or is de minimis in relation to the loan amount or (iii) the related mortgaged property is a single tenant property and the tenant is responsible for the repairs.

●	Furniture, Fixtures and Equipment. A reserve for furniture, fixtures and equipment expenses may be required to be funded during the term of the mortgage loan based on the suggested reserve amount from an independent, third-party property condition or engineering report, or based on certain minimum requirements depending on the property type.

●	Environmental Remediation. A reserve for environmental remediation may be required to be funded at loan origination in an amount generally between 100% and 150% of the estimated remediation cost identified in the environmental report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee whereby it agrees to take responsibility and pay for identified environmental issues or (ii) environmental insurance has been obtained or already in place.

For a description of the escrows collected with respect to the MSMCH Mortgage Loans, please see Annex A-1.

Zoning and Land Use. With respect to each mortgage loan, the related Morgan Stanley Origination Entity and its origination counsel will generally examine whether the use and occupancy of the related mortgaged property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that mortgaged property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and representations by the related borrower. In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, the related Morgan Stanley Origination Entity may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the mortgaged property would be acceptable, (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

Title Insurance Policy. Each borrower is required to provide, and the related Morgan Stanley Origination Entity or its origination counsel typically will review, a title insurance policy for the related mortgaged property. Such title insurance policies typically must (i) be written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) be in an amount at least equal to the original principal balance of the mortgage loan, (iii) have protection and benefits run to the mortgagee and its successors and assigns, (iv) be written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, have a legal description of the mortgaged property in the title policy that conforms to that shown on the survey.

Property Insurance. The Morgan Stanley Group requires each borrower to provide evidence of a hazard insurance policy with a customary deductible and coverage in an amount at least equal to the greater of (i) the outstanding principal balance of the mortgage loan or (ii) the amount necessary to prevent the borrower from becoming a co-insurer. Such policies do not permit reduction in insurance proceeds for depreciation, except that a policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the applicable mortgage loans, the related Morgan Stanley Origination Entity generally considers the results of third party reports as described below. New reports are generally ordered, although existing reports dated no more than twelve (12) months prior to closing may be used (subject, in certain cases, to updates). In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant mortgage loan or mortgaged property.

●	Appraisal. The related Morgan Stanley Origination Entity generally obtains an appraisal for each mortgaged property prepared by an appraisal firm approved by it to assess the value of the property. Each report is reviewed by the related Morgan Stanley Origination Entity or its designated agent. The report may utilize one or more approaches to value: (i) cost approach; (ii) sale comparison approach and/or (iii) income approach (including both the direct cap and discount cash flow methods). Each appraisal also includes a statement by the appraiser that the Uniform Standards of Professional Appraisal Practice (USPAP) and the guidelines of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), as amended, were followed in preparing the appraisal. There can be no assurance that another person would not have arrived at a different valuation, even if such person used the same general approach to, and same method of, valuing the property. Moreover, such appraisals sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a mortgaged property under a distress or liquidation sale. Information regarding the values of the mortgaged properties as of the date of the related appraisal is presented in this prospectus for illustrative purposes only.

●	Environmental Report. The related Morgan Stanley Origination Entity generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property generally within the twelve-month period preceding the origination of the related mortgage loan and in each case prepared by an environmental firm approved by such Morgan Stanley Origination Entity. Such Morgan Stanley Origination Entity or its designated agent typically reviews the Phase

I site assessment to verify the presence or absence of potential adverse environmental conditions. An environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the related Morgan Stanley Origination Entity or the environmental consultant believes that such an analysis is warranted under the circumstances. Upon the recommendation of the environmental consultant conducting the Phase I assessment with respect to a mortgaged property, a Phase II assessment will be ordered and/or an operations and maintenance plan with respect to asbestos, mold or lead based paint will be implemented. In certain cases, environmental insurance may be acquired in lieu of further testing. In certain cases, the Phase I or Phase II assessment may have disclosed the existence of or potential for adverse environmental conditions, generally the result of the activities of identified tenants, adjacent property owners or previous owners of the mortgaged property. In certain of such cases, the related borrowers were required to establish operations and maintenance plans, monitor the mortgaged property, abate or remediate the condition and/or provide additional security such as letters of credit, reserves or stand-alone secured creditor impaired property policies.

●	Physical Condition Report. The related Morgan Stanley Origination Entity generally obtains a current physical condition report for each mortgaged property prepared by an engineering firm approved by it to assess the overall physical condition and engineering integrity of the improvements at the mortgaged property, including an inspection of representative property components, systems and elements, an evaluation of their general apparent physical condition and an identification of physical deficiencies associated with structural, fixture, equipment or mechanical building components. Such Morgan Stanley Origination Entity or an agent thereof typically reviews the report to determine the physical condition of the mortgaged property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the report identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the related Morgan Stanley Origination Entity often requires an escrow at the time of origination in an amount sufficient to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. Such Morgan Stanley Origination Entity also often requires the collection of ongoing escrows for the continued maintenance of the property based on the conclusions of the report. See “—Escrow Requirements” above.

●	Seismic Report. The related Morgan Stanley Origination Entity generally obtains a seismic report for all mortgaged properties located in seismic zones 3 or 4 to assess the estimated damage that may result from a seismic event that has a 10% chance of exceedance in a 50-year exposure period or a 475-year return period. Such reports utilize the ASTM Standard E2026-07 and E2557-07 definitions for Scenario Expected Loss. Generally, any of the mortgage loans as to which the property was estimated to have a scenario expected limit in excess of 20% would be conditioned on satisfactory earthquake insurance.

Servicing. The Morgan Stanley Origination Entities currently contract with third party servicers for servicing the mortgage loans that they originate or acquire. Such interim servicers are assessed based upon the credit quality of the servicing institution and may be reviewed for their systems and reporting capabilities, collection procedures and ability to provide loan-level data. In addition, a Morgan Stanley Origination Entity may meet with senior management to determine whether the servicer complies with industry standards or otherwise monitor the servicer on an ongoing basis. No Morgan Stanley Origination Entity or any of its affiliates currently acts as servicer of the mortgage loans in its commercial or residential mortgage loan securitizations.

Exceptions to Underwriting Standards. One or more of the MSMCH Mortgage Loans may vary from the specific Morgan Stanley Group underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the MSMCH Mortgage Loans, the related Morgan Stanley Origination Entity or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the MSMCH Mortgage Loans was originated with any material exceptions from the Morgan Stanley Group underwriting guidelines and procedures.

Review of MSMCH Mortgage Loans

General. In connection with the preparation of this prospectus, MSMCH conducted a review of the mortgage loans that it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the MSMCH Mortgage Loans is accurate in all material respects. MSMCH determined the nature, extent and timing of the review and the level of assistance provided by any third party. The review was conducted by a deal team comprised of real estate and securitization professionals and third parties. MSMCH has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review and the findings and conclusions of the review of the mortgage loans that it is selling to the depositor. The review procedures described below were employed with respect to all of the MSMCH Mortgage Loans, except that certain review procedures were only relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. MSMCH created a database (the “MSMCH Securitization Database”) of information obtained in connection with the origination of the MSMCH Mortgage Loans, including:

●	certain information from the mortgage loan documents;

●	certain borrower-provided information, including certain rent rolls, certain operating statements and certain leases relating to certain mortgaged properties;

●	insurance information for the related mortgaged properties;

●	information from third party reports such as the appraisals, environmental and property condition reports;

●	credit and background searches with respect to the related borrowers; and

●	certain other information and other search results obtained by MSMCH for each of the MSMCH Mortgage Loans during the underwriting process.

MSMCH may have included in the MSMCH Securitization Database certain updates to such information received by MSMCH after origination, such as information from the interim servicer regarding loan payment status, current escrows, updated operating statements and rent rolls and certain other information otherwise brought to the attention of the MSMCH securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any mortgage loan.

MSMCH created a data file (the “MSMCH Data File”) using the information in the MSMCH Securitization Database and provided that file to the depositor for use in compiling the numerical information regarding the MSMCH Mortgage Loans in this prospectus (particularly in Annexes A-1, A-2 and A-3).

Data Comparisons and Recalculation. The depositor or an affiliate, on behalf of MSMCH, engaged a third party accounting firm to perform certain data comparison and recalculation procedures which were designed by MSMCH relating to MSMCH Mortgage Loan information in this prospectus. These procedures included:

●	comparing the information in the MSMCH Data File against various source documents provided by MSMCH;

●	comparing numerical information regarding the MSMCH Mortgage Loans and the related mortgaged properties disclosed in this prospectus against the information contained in the MSMCH Data File; and

●	recalculating certain percentages, ratios and other formulas relating to the MSMCH Mortgage Loans disclosed in this prospectus.

Legal Review. For each MSMCH Mortgage Loan originated or co-originated by MSMCH or one of its affiliates (as applicable), MSMCH reviewed a legal loan and property information summary prepared by origination counsel, which summary includes important loan terms and certain property-level information obtained during the origination process. MSMCH also provided to each origination counsel the representations and warranties attached as Annex D-1 and requested that origination counsel draft exceptions to such representations and warranties. MSMCH compiled and reviewed draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the depositor for inclusion in Annex D-2.

For MSMCH Mortgage Loans purchased by MSMCH or one of its affiliates from a third party originator, if any, MSMCH reviewed the related purchase agreement, the representations and warranties made by the originator contained therein (together with the exceptions thereto) and certain provisions of the related loan documents and third party reports concerning the related mortgaged property that were provided by the originator of such mortgage loan. With respect to each such MSMCH Mortgage Loan, MSMCH and its counsel prepared exceptions to the representations and warranties attached as Annex D-1 and provided them to the depositor for inclusion in Annex D-2.

In addition, with respect to each MSMCH Mortgage Loan, MSMCH reviewed, and in certain cases, requested that its counsel review, certain loan document provisions in connection with the disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. MSMCH requested that each borrower under a MSMCH Mortgage Loan (or such borrower’s origination or litigation counsel, as applicable) provide updates on any material pending litigation that existed at origination. In addition, if MSMCH became aware of a significant natural disaster in the vicinity of a mortgaged property securing a MSMCH Mortgage Loan, MSMCH requested information on the property status from the related borrower in order to confirm whether any material damage to the mortgaged property had occurred.

Large Loan Summaries. MSMCH prepared, and reviewed with origination counsel and securitization counsel, the loan summaries for those of the MSMCH Mortgage Loans included in the ten (10) largest mortgage loans in the mortgage pool and the abbreviated loan summaries for those of the MSMCH Mortgage Loans included in the next five (5) largest mortgage loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Underwriting Standards. MSMCH also consulted with origination counsel to confirm that the MSMCH Mortgage Loans were originated (or, with respect to the Colorado Center Mortgage Loan, co-originated by Morgan Stanley Bank and Wells Fargo Bank) in compliance with the origination and underwriting standards described above under “—The Morgan Stanley Group’s Underwriting Standards” as well as to identify any material deviations from those origination and underwriting standards. See “—The Morgan Stanley Group’s Underwriting Standards” above.

Findings and Conclusions. MSMCH found and concluded with reasonable assurance that the disclosure regarding the MSMCH Mortgage Loans in this prospectus is accurate in all material respects. MSMCH also found and concluded with reasonable assurance that the MSMCH Mortgage Loans were originated (or, with respect to the Colorado Center Mortgage Loan, co-originated by Morgan Stanley Bank and Wells Fargo Bank) in accordance with the Morgan Stanley Group’s origination procedures and underwriting standards, except to the extent described above under “—The Morgan Stanley Group’s Underwriting Standards—Exceptions to Underwriting Standards”.

Review Procedures in the Event of a Mortgage Loan Substitution. MSMCH will perform a review of any mortgage loan that it elects to substitute for an MSMCH Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. MSMCH, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related MLPA and the PSA (the “MSMCH Qualification Criteria”). MSMCH may engage a third party accounting firm to compare the MSMCH Qualification Criteria against the underlying source documentation to verify the accuracy of the review by MSMCH and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by MSMCH to render any tax opinion required in connection with the substitution.

Repurchases and Replacements

The transaction documents for certain prior transactions in which MSMCH securitized commercial mortgage loans or participation interests (“CRE Loans”) contain covenants requiring the repurchase or replacement of an underlying CRE Loan for the breach of a related representation or warranty under various circumstances if the breach is not cured. The following table sets forth, for the period commencing October 1, 2014 and ending September 30, 2017, the information required by Rule 15Ga-1 under the Exchange Act concerning all assets securitized by MSMCH that were the subject of a demand to repurchase or replace for breach of the representations and warranties concerning the pool assets for all asset-backed securities held by non-affiliates of MSMCH where the underlying transaction agreements included a covenant to repurchase or replace an underlying asset of the CRE Loan asset class. The information for MSMCH as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for the reporting period from July 1, 2017 through September 30, 2017 was set forth in a Form ABS-15G filed by MSMCH on November 13, 2017. The Central Index Key Number of MSMCH is 0001541557.

Repurchases and Replacements1
Asset Class: CMBS

Name of Issuing Entity	Check if Registered	Name of Originator[2]	Total Assets in ABS by Originator at time of securitization			Assets That Were Subject of Demand[3]			Assets That Were Repurchased or Replaced[4]			Assets Pending Repurchase or Replacement (within cure period)[5]			Demand in Dispute[6]			Demand Withdrawn[7]			Demand Rejected[8]
			#	$	%	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]
Morgan Stanley Capital I Series 2006-IQ11 (0001362475)	X	Morgan Stanley Mortgage Capital Inc.	67	772,319,208	47.8%	1	11,164,462	1.68%	0	-	0.00%	0	-	0.00%	0	-	0.00%	0	-	0.00%	1	11,164,462	1.68%
Morgan Stanley Capital I Series 2007-IQ14 (0001398854)(11)	X	Morgan Stanley Mortgage Capital Inc.	34	1,345,579,291	27.4%	1	77,221,468	3.22%	0	-	0.00%	0	-	0.00%	0	-	0.00%	1	77,221,468	3.22%	0	-	0.00%
Aggregate Total			101	2,117,898,499		2	88,385,930		0	-		0	-		0	-		1	77,221,468		1	11,164,462

(1)	In connection with the preparation of this prospectus, MSMCH undertook the following steps to gather the information required by Rule 15Ga-1 under the Exchange Act: (i) identifying all asset-backed securities transactions in which MSMCH acted as a securitizer that were not the subject of a filing on Form ABS-15G by an affiliated securitizer, (ii) performing a diligent search of MSMCH’s records and the records of affiliates of MSMCH that acted as securitizers in its transactions for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties to the transaction who might have received repurchase requests (such parties, “Demand Entities”), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for a breach of a representation or warranty with respect to any relevant transaction that was not previously provided to MSMCH. MSMCH followed up written requests made of Demand Entities as it deemed appropriate. In addition, MSMCH requested information from trustees and other Demand Entities as to investor demands that occurred prior to July 22, 2010. It is possible that this disclosure does not contain information about all investor demands upon those parties made prior to July 22, 2010.

(2)	MSMCH identified the “originator” on the same basis that it would identify the originator for purposes of Regulation AB (Subpart 229.1100 – Asset-Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1125) for registered transactions.

(3)	Reflects aggregate numbers for all demand activity shown in this table.

(4)	Includes loans for which the repurchase price or replacement asset was received during the reporting period from October 1, 2014 to September 30, 2017. The demand related to loans reported in this column may have been received prior to such reporting period.

(5)	Includes loans for which the securitizer is aware that the responsible party has agreed to repurchase or replace the loan but has not yet repurchased or replaced such loans. The demand related to loans reported in this column may have been received prior to the reporting period from October 1, 2014 to September 30, 2017.

(6)	Includes demands received during and prior to the reporting period from October 1, 2014 to September 30, 2017 unless the loan falls into one of the other categories reflected on this chart or the demand was received prior to such reporting period and was finally resolved prior to such reporting period. If the securitizer is not the party responsible for repurchasing a loan subject to a demand, the loan is reflected in this column until the securitizer has been informed by the related trustee that the loan has been repurchased or replaced.

(7)	Includes loans for which the buyback demand was withdrawn by the party submitting the demand during the reporting period from October 1, 2014 to September 30, 2017. The demand related to loans reported in this column may have been received prior to such reporting period.

(8)	Includes loans (i) for which a demand was received, a rebuttal was made and there was no response within 90 days of the rebuttal and (ii) for which the related obligor has repaid the loan in full, in each case during the reporting period from October 1, 2014 to September 30, 2017. The demand related to loans reported in this column may have been received prior to such reporting period.

(9)	Principal balance was determined as of the earlier of (i) the principal balance reported in the September 2017 distribution date report and (ii) the principal balance on the distribution date immediately preceding the period for which the distribution date report reflected that the loan was removed from the pool. Liquidated loans reflect amounts received as borrower payments, insurance proceeds and all other liquidation proceeds. All of the balances and loan counts set forth in the table above are based on MSMCH’s records and, in certain instances, may differ from balance and loan count information publicly available.

(10)	Percentage of principal balance was calculated by using the principal balance as described in footnote 9 divided by the aggregate principal balance of the pool assets reported in the September 2017 distribution date report. Because the aggregate principal balance of the remaining pool assets may be less than the principal balance of the repurchase demands calculated as described in footnote 9, the percentage shown in this column may exceed 100%.

(11)	With respect to the Morgan Stanley Capital I Series 2007-IQ14 securitization, the demand made with respect to one of the underlying loans was subsequently withdrawn following a settlement payment by MSMCH (or an affiliate thereof) to the related trust in the amount of $62,500,000.

Retained Interests in This Securitization

None of MSMCH, Morgan Stanley Bank or any of their affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that Morgan Stanley Bank will retain $18,628,399.15 Certificate Balance of the RR Interest. However, any of MSMCH, Morgan Stanley Bank and their affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire additional certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates (other than the RR Interest) at any time. Morgan Stanley Bank will be required to retain the RR Interest in compliance with the Credit Risk Retention Rules and the EU Retention Requirements. See “Credit Risk Retention” and “EU Securitization Risk Retention Requirements”.

Wells Fargo Bank, National Association

General

Wells Fargo Bank, National Association (“Wells Fargo Bank”), a national banking association, is a wholly-owned subsidiary of Wells Fargo & Company (NYSE: WFC). The principal office of Wells Fargo Bank’s commercial mortgage origination division is located at 4150 E 42nd Street, 38th Floor, New York, New York 10017, and its telephone number is (212) 214-7468. Wells Fargo Bank is engaged in a general consumer banking, commercial banking, and trust business, offering a wide range of commercial, corporate, international, financial market, retail and fiduciary banking services. Wells Fargo Bank is a national banking association chartered by the Office of the Comptroller of the Currency (the “OCC”) and is subject to the regulation, supervision and examination of the OCC. Wells Fargo Bank is also the successor by merger to Wachovia Bank, National Association (“Wachovia Bank”), which, together with Wells Fargo Securities, LLC (formerly known as Wachovia Capital Markets, LLC), was previously a subsidiary of Wachovia Corporation. On December 31, 2008, Wachovia Corporation merged with and into Wells Fargo & Company. As a result of this transaction, the depositor, Wachovia Bank and Wells Fargo Securities, LLC became wholly-owned subsidiaries of Wells Fargo & Company, and affiliates of Wells Fargo Bank. On March 20, 2010, Wachovia Bank merged with and into Wells Fargo Bank.

Wells Fargo Bank, National Association’s Commercial Mortgage Securitization Program

Prior to its merger with Wachovia Bank, Wells Fargo Bank was an active participant in securitizations of commercial and multifamily mortgage loans as a mortgage loan seller and sponsor in securitizations for which unaffiliated entities acted as depositor. Between the inception of its commercial mortgage securitization program in 1995 and December 2007, Wells Fargo Bank originated approximately 5,360 fixed-rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $32.4 billion, which were included in approximately 61 securitization transactions.

Prior to its merger into Wells Fargo Bank, one of Wachovia Bank’s primary business lines was the underwriting and origination of mortgage loans secured by commercial or multifamily properties. With its commercial mortgage lending affiliates and predecessors, Wachovia Bank began originating and securitizing commercial mortgage loans in 1995. The total amount of commercial mortgage loans originated and securitized by Wachovia Bank from 1995 through November 2007 was approximately $87.9 billion. Approximately $81.0 billion of such commercial mortgage loans were securitized by an affiliate of Wachovia

Bank acting as depositor, and approximately $6.9 billion were securitized by an unaffiliated entity acting as depositor.

Since 2010, and following the merger of Wachovia Bank into Wells Fargo Bank, Wells Fargo Bank has resumed its active participation in the securitization of commercial and multifamily mortgage loans. Wells Fargo Bank originates commercial and multifamily mortgage loans and, together with other mortgage loan sellers and sponsors, participates in the securitization of such mortgage loans by transferring them to the depositor or to an unaffiliated securitization depositor. In coordination with its affiliate, Wells Fargo Securities, LLC, and other underwriters, Wells Fargo Bank works with rating agencies, mortgage loan sellers, subordinated debt purchasers and master servicers in structuring securitizations in which it is a sponsor, mortgage loan seller and originator. For the twelve-month period ended December 31, 2016, Wells Fargo Bank securitized commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $3.63 billion. Since the beginning of 2010, Wells Fargo Bank originated approximately 1,787 fixed-rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $32.8 billion, which were included in 96 securitization transactions. The properties securing these loans include multifamily, office, retail, industrial, hospitality and self storage properties. Wells Fargo Bank and certain of its affiliates also originate other commercial and multifamily mortgage loans that are not securitized, including subordinated and mezzanine loans.

In addition to commercial and multifamily mortgage loans, Wells Fargo Bank and its affiliates have originated and securitized residential mortgage loans, auto loans, home equity loans, credit card receivables and student loans. Wells Fargo Bank and its affiliates have also served as sponsors, issuers, master servicers, servicers, certificate administrators, custodians and trustees in a wide array of securitization transactions.

Wells Fargo Bank’s Commercial Mortgage Loan Underwriting

General. Wells Fargo Bank’s commercial real estate finance group has the authority, with the approval from the appropriate credit authority, to originate fixed-rate, first lien commercial, multifamily or manufactured housing community mortgage loans for securitization. Wells Fargo Bank’s commercial real estate finance operation is staffed by real estate professionals. Wells Fargo Bank’s loan underwriting group is an integral component of the commercial real estate finance group which also includes groups responsible for loan origination and closing mortgage loans.

Upon receipt of an executed loan application, Wells Fargo Bank’s loan underwriters commence a review of the borrower’s financial condition and creditworthiness and the real property which will secure the loan.

Notwithstanding the discussion below, given the unique nature of income-producing real properties, the underwriting and origination procedures and the credit analysis with respect to any particular multifamily or commercial mortgage loan may differ significantly from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, physical quality, size, environmental condition, location, market conditions, capital reserve requirements and additional collateral, tenants and leases, borrower identity, borrower sponsorship and/or performance history, and certain other factors. Consequently, we cannot assure you that the underwriting of any particular multifamily or commercial mortgage loan will conform to each of the general procedures described in this “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting” section. For important information about the circumstances that have affected the underwriting of the mortgage loans in the mortgage pool, see the “Risk Factors” and “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” sections of this prospectus and the other subsections of this “Transaction Parties” section.

If a mortgage loan exhibits any one of the following credit positive characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced sponsor(s)/guarantor(s) with financial wherewithal; and (iv) elements of recourse included in the loan.

Loan Analysis. Generally, Wells Fargo Bank performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure the loan. In general, credit analysis of the borrower and the real estate includes a review of historical financial statements (or, in the case of acquisitions, often only current financial statements), rent rolls, certain leases, third-party credit reports, judgments, liens, bankruptcy and pending litigation searches and, if applicable, the loan payment history of the borrower. Wells Fargo Bank typically performs a qualitative analysis which incorporates independent credit checks and published debt and equity information with respect to certain principals of the borrower as well as the borrower itself. Borrowers are generally required to be single-purpose entities. The collateral analysis typically includes an analysis of the following, to the extent available and applicable based on property type: historical property operating statements, rent rolls, operating budgets, a projection of future performance, and a review of certain tenant leases. Depending on the type of collateral property and other factors, the credit of key tenants may also be reviewed. Each mortgaged property is generally inspected by a Wells Fargo Bank underwriter or qualified designee. Wells Fargo Bank generally requires third-party appraisals, as well as environmental and property condition reports and, if determined by Wells Fargo Bank to be applicable, seismic reports. Each report is reviewed for acceptability by a staff member of Wells Fargo Bank or a third-party consultant. Generally, the results of these reviews are incorporated into the underwriting report. In some instances, one or more of the procedures may be waived or modified by Wells Fargo Bank if it is determined not to adversely affect the mortgage loans originated by it in any material respect.

Loan Approval. Prior to loan closing, all mortgage loans to be originated by Wells Fargo Bank must be approved by one or more officers of Wells Fargo Bank (depending on loan size), who may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratios and Loan-to-Value Ratios. Generally, the debt service coverage ratios for Wells Fargo Bank mortgage loans will be equal to or greater than 1.20x; provided, however, that variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, loan-to-value ratio, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Generally, the loan-to-value ratio for Wells Fargo Bank mortgage loans will be equal to or less than 80%; provided, however, that variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, debt service coverage, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a loan-to-value ratio above 80% based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the related mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or performance in the future and/or other relevant factors.

While the foregoing discussion generally reflects how calculations of debt service coverage ratios are made, it does not necessarily reflect the specific calculations made to determine the debt service coverage ratio disclosed in this prospectus with respect to the mortgage loans to be sold to us by Wells Fargo Bank for deposit into the trust fund.

Additional Debt. When underwriting a multifamily or commercial mortgage loan, Wells Fargo Bank will take into account whether the mortgaged property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject mortgage loan. It is possible that Wells Fargo Bank or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory.

The combined debt service coverage ratios and loan-to-value ratios of a mortgage loan and the related additional debt may be significantly below 1.20x and significantly above 80%, notwithstanding that the mortgage loan by itself may satisfy such guidelines.

Assessments of Property Condition. As part of the underwriting process, Wells Fargo Bank will analyze the condition of the real property collateral for a prospective multifamily or commercial mortgage loan. To aid in that analysis, Wells Fargo Bank will typically inspect or retain a third party to inspect the property and will in most cases obtain the property assessments and reports described below.

Appraisals. Wells Fargo Bank will, in most cases, require that the real property collateral for a prospective multifamily or commercial mortgage loan be appraised by a state-certified appraiser, an appraiser belonging to the “Appraisal Institute”, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. In addition, Wells Fargo Bank will generally require that those appraisals be conducted in accordance with the Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not-for-profit organization established by the appraisal profession. Furthermore, the appraisal report will usually include or be accompanied by a separate letter that includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal. In some cases, however, Wells Fargo Bank may establish the value of the subject real property collateral based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Environmental Assessments. Wells Fargo Bank will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, Wells Fargo Bank may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, Wells Fargo Bank might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint and lead in drinking water will usually be conducted only at multifamily rental properties and only when Wells Fargo Bank or the environmental consultant believes that special circumstances warrant such an analysis.

Depending on the findings of the initial environmental assessment, Wells Fargo Bank may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the real property collateral.

Engineering Assessments. In connection with the origination process, Wells Fargo Bank may require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, Wells Fargo Bank will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. In general, prospective borrowers seeking loans secured by properties located in California or in seismic zones 3 or 4 obtain a seismic engineering report of the building and, based thereon and on certain statistical information, an estimate of damage based on the percentage of the replacement cost of the building in an earthquake scenario. This percentage of the replacement cost is expressed in terms of probable maximum loss (“PML”), probable loss (“PL”), or scenario expected loss (“SEL”). Generally, any of the mortgage loans as to which the property was estimated to have PML, PL or SEL in excess of 20% of the estimated replacement cost, would either be subject to a lower loan-to-value ratio limit at origination, be conditioned on seismic upgrading (or appropriate reserves or letter of credit for retrofitting), be conditioned on satisfactory earthquake insurance, or be structured with a degree of recourse to a guarantor.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, Wells Fargo Bank will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies, including applicable land use and zoning regulations; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

Where a mortgaged property as currently operated is a permitted nonconforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, Wells Fargo Bank will consider whether—

●	any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring;

●	casualty insurance proceeds together with the value of any additional collateral would be available in an amount estimated by Wells Fargo Bank to be sufficient to pay off the related mortgage loan in full;

●	the real property collateral, if permitted to be repaired or restored in conformity with current law, would in Wells Fargo Bank’s judgment constitute adequate security for the related mortgage loan;

●	whether a variance or other similar change in applicable zoning restrictions is potentially available, or whether the applicable governing entity is likely to enforce the related limitations; and/or

●	to require the related borrower to obtain law and ordinance insurance and/or alternative mitigant is in place.

Escrow Requirements. Generally, Wells Fargo Bank requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Wells Fargo Bank are as follows:

●	Taxes—Typically, an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Wells Fargo Bank with sufficient funds to satisfy all taxes and assessments. Tax escrows may not be required if a property is a single tenant property and the tenant is required to pay taxes directly. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

●	Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide Wells Fargo Bank with sufficient funds to pay all insurance premiums. Insurance escrows may not be required if (i) the borrower maintains a blanket insurance policy, or (ii) the property is a single tenant property (which may include ground leased tenants) and the tenant is required to maintain property insurance. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. Replacement reserves may not be required if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

●	Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the related mortgage loan, Wells Fargo Bank generally requires that at least 115%-125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the related mortgage loan. Wells Fargo Bank may waive this escrow requirement or adjust the timing to complete repairs under certain circumstances.

●	Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Tenant Improvement/Lease Commissions may not be required for single tenant properties with leases that extend beyond the loan term or where rent at the mortgaged property is considered below market. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

Furthermore, Wells Fargo Bank may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being addressed. In some cases, Wells Fargo Bank may determine that establishing an escrow or reserve is not warranted in the event of the existence of one or more of the credit positive characteristics discussed above, or given the amounts that would be involved and Wells Fargo Bank’s evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Co-Originated or Third Party-Originated Mortgage Loans. From time to time, Wells Fargo Bank originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect Wells Fargo Bank as the payee. Wells Fargo Bank has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts. The Colorado Center Mortgage Loan, representing approximately 5.7% of the Initial Pool Balance, is part of a Whole Loan that was co-originated by Morgan Stanley Bank, Deutsche Bank AG, acting through its New York Branch and Wells Fargo Bank. The Bass Pro & Cabela’s Portfolio Mortgage Loan, representing approximately 2.2% of the Initial Pool Balance, is part of a Whole Loan that was co-originated by Goldman Sachs Mortgage Company, Wells Fargo Bank, N.A. and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York.

Exceptions. One or more of Wells Fargo Bank’s Mortgage Loans may vary from the specific Wells Fargo Bank’s underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of Wells Fargo Bank’s Mortgage Loans, Wells Fargo Bank or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. For any material exceptions to Wells Fargo Bank’s underwriting guidelines described above in respect of the Wells Fargo Bank Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review of Mortgage Loans for Which Wells Fargo Bank is the Sponsor

Overview. Wells Fargo Bank, in its capacity as the sponsor of the Wells Fargo Bank Mortgage Loans, has conducted a review of the Wells Fargo Bank Mortgage Loans it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the Wells Fargo Bank Mortgage Loans is accurate in all material respects. Wells Fargo Bank determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the Wells Fargo Bank Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of Wells Fargo Bank (collectively, the “Wells Fargo Bank Deal Team”) with the assistance of certain third parties. Wells Fargo Bank has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the Mortgage Loans that it is selling to the depositor and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the Wells Fargo Bank Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were solely relevant to the large loan disclosures in this prospectus, as further described below.

Database. To prepare for securitization, members of the Wells Fargo Bank Deal Team created a database of loan-level and property-level information relating to each Wells Fargo Bank Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third-party reports (appraisals, environmental site assessments, property condition reports, zoning reports and applicable seismic studies), insurance policies, borrower-supplied information (including, to the extent available, rent rolls, leases, operating statements and budgets) and information collected by Wells Fargo Bank during the underwriting process. Prior to securitization of each Wells Fargo Bank Mortgage Loan, the Wells Fargo Bank Deal Team may have updated the information in the database with respect to such Wells Fargo Bank Mortgage Loan based on current information provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Wells Fargo Bank Deal Team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

A data tape (the “Wells Fargo Bank Data Tape”) containing detailed information regarding each Wells Fargo Bank Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Wells Fargo Bank Data Tape was used by the Wells Fargo Bank Deal Team to provide the numerical information regarding the Wells Fargo Bank Mortgage Loans in this prospectus.

Data Comparisons and Recalculation. The depositor or its affiliate, on behalf of Wells Fargo Bank, engaged a third-party accounting firm to perform certain data comparison and recalculation procedures which were designed or provided by Wells Fargo Bank relating to information in this prospectus regarding the Wells Fargo Bank Mortgage Loans. These procedures included:

●	comparing the information in the Wells Fargo Bank Data Tape against various source documents provided by Wells Fargo Bank;

●	comparing numerical information regarding the Wells Fargo Bank Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Wells Fargo Bank Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Wells Fargo Bank Mortgage Loans disclosed in this prospectus.

Legal Review. In anticipation of the securitization of each Wells Fargo Bank Mortgage Loan, mortgage loan seller counsel promulgated a form of legal summary to be completed by origination counsel that, among other things, set forth certain material terms and property diligence information, and elicited information concerning potentially outlying attributes of the mortgage loan as well as any related mitigating considerations. Mortgage loan seller’s counsel reviewed the legal summaries for each Wells Fargo Bank Mortgage Loan, together with pertinent parts of the Mortgage Loan documentation and property diligence materials, in connection with preparing or corroborating the accuracy of certain loan disclosure in this prospectus. In addition, mortgage loan seller’s counsel reviewed Wells Fargo Bank’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the Wells Fargo Bank Mortgage Loans. Such assistance included, among other things, a review of a due diligence questionnaire completed by the Wells Fargo Bank Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each Wells Fargo Bank Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Mortgage loan seller’s counsel or securitization counsel also assisted in the preparation of the mortgage loan summaries set forth in Annex A-3, based on their respective reviews of pertinent sections of the related mortgage loan documents and other loan information.

Other Review Procedures. Prior to securitization, Wells Fargo Bank confirmed with the related servicers for the Wells Fargo Bank Mortgage Loans that, to the best of such servicers’ knowledge and except as previously identified, material events concerning the related Mortgage Loan, the Mortgaged Property and the borrower and guarantor had not occurred since origination, including, but not limited to, (i) loan modifications or assumptions, or releases of the related borrower or Mortgaged Property; (ii) damage to the Mortgaged Property that materially and adversely affects its value as security for the Mortgage Loan; (iii) pending condemnation actions; (iv) litigation, regulatory or other proceedings against the Mortgaged Property, borrower or guarantor, or notice of non-compliance with environmental laws; (v) bankruptcies involving any borrower or guarantor, or any tenant occupying a single tenant property; and (vi) any existing or incipient material defaults.

The Wells Fargo Bank Deal Team also consulted with Wells Fargo Bank personnel responsible for the origination of the Wells Fargo Bank Mortgage Loans to confirm that the Wells Fargo Bank Mortgage Loans were originated in compliance with the origination and underwriting criteria described above under “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Findings and Conclusions. Wells Fargo Bank found and concluded with reasonable assurance that the disclosure regarding the Wells Fargo Bank Mortgage Loans in this prospectus is accurate in all material respects. Wells Fargo Bank also found and concluded with reasonable assurance that the Wells Fargo Bank Mortgage Loans were originated in accordance with Wells Fargo Bank’s origination procedures and underwriting criteria, except as described above under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Review Procedures in the Event of a Mortgage Loan Substitution. Wells Fargo Bank will perform a review of any Wells Fargo Bank Mortgage Loan that it elects to substitute for a Wells Fargo Bank Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Wells Fargo Bank, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “Qualification Criteria”). Wells Fargo Bank may engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Wells Fargo Bank and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Wells Fargo Bank to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

The transaction documents for certain prior transactions in which Wells Fargo Bank securitized commercial mortgage loans or participation interests (“CRE Loans”) contain covenants requiring the repurchase or replacement of an underlying CRE Loan for the breach of a related representation or warranty under various circumstances if the breach is not cured. The following table provides information regarding the demand, repurchase and replacement activity with respect to the mortgage loans securitized by Wells Fargo Bank (or a predecessor), which activity occurred during the period from October 1, 2014 to September 30, 2017 (the “Rule 15Ga-1 Reporting Period”) or is still outstanding.

Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator(2)(3)			Assets That Were Subject of Demand(3)(4)			Assets That Were Repurchased or Replaced(3)(4)(5)			Assets Pending Repurchase or Replacement (within cure period)(4)(6)(7)			Demand in Dispute(4)(6)(8)			Demand Withdrawn(4)(6)(9)			Demand Rejected(4)(6)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)
Asset Class Commercial Mortgages(1)
Wachovia Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates Series 2006-C28	X	Wachovia Bank, National Association	113	2,502,246,884.83	69.60	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
CIK #: 0001376448		Nomura Credit & Capital, Inc.	44	823,722,922.57	22.91	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Artesia Mortgage Capital Corporation(10)	50	269,226,893.21	7.49	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	13,687,005.00	4.51	0	0.00	0.00

Issuing Entity Subtotal			207	3,595,196,700.61	100.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	13,687,005.00	4.51	0	0.00	0.00

Wachovia Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates Series 2006-C33	X	Wachovia Bank, National Association	88	2,043,814,381.00	56.74	0	0.00	0	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	86,311,631.00	11.43
CIK #: 0001406873		Barclays Capital Real Estate Inc.	33	724,003,952.00	20.10	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Nomura Credit & Capital, Inc.	17	639,286,752.00	17.75	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Artesia Mortgage Capital Corporation	28	195,018,502.00	5.41	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			166	3,602,123,586.00	100.00	0	0.00	0	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	86,311,631.00	11.43

Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 2015-NXS2	X	Natixis Real Estate Capital LLC(11)	39	503,900,454.00	55.11	1	23,000,000.00	2.52	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	23,000,000.00	2.55	0	0.00	0.00
CIK #: 0001643873		Wells Fargo Bank, National Association	14	293,066,224.00	32.05	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Silverpeak Real Estate Finance LLC	10	117,394,863.00	12.84	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
																0.00	0.00
Issuing Entity Subtotal			63	914,361,541.00	100.00	1	23,000,000.00	2.52	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	23,000,000.00	2.55	0	0.00	0.00

Commercial Mortgages Asset Class Total			555	8,111,681,827.61		1	23,000,000.00		0	0.00		0	0.00		0	0.00		2	36,687,005.00		1	86,311,631.00

(1)	In connection with the preparation of this table, Wells Fargo Bank undertook the following steps to gather the information required by Rule 15Ga-1 (“Rule 15Ga-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) identifying all asset-backed securities transactions in which Wells Fargo Bank (or a predecessor) acted as a securitizer, (ii) performing a diligent search of the records of Wells Fargo Bank and the records of affiliates of Wells Fargo Bank that acted as securitizers in transactions of commercial mortgage loans for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties who might have received repurchase requests (such parties, “Demand Entities”), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for breach of a representation or warranty with respect to any relevant transaction. In this effort, Wells Fargo Bank made written requests of all trustees and unaffiliated co-sponsors of applicable commercial mortgage-backed securities transactions. Wells Fargo Bank followed up written requests made of Demand Entities as it deemed appropriate.

The repurchase activity reported herein is described in terms of a particular loan’s status as of the last day of the Rule 15Ga-1 Reporting Period. (For columns j-x)

(2)	“Originator” generally refers to the party identified in securities offering materials at the time of issuance for purposes of meeting applicable SEC disclosure requirements. (For columns d-f)

(3)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the date of the closing of the related securitization. (For columns d–l)

(4)	Includes only new demands received during the Rule 15Ga-1 Reporting Period. (For columns g-i)

In the event demands were received prior to the Rule 15Ga-1 Reporting Period, but activity occurred with respect to one or more loans during the Rule 15Ga-1 Reporting Period, such activity is being reported as assets pending repurchase or replacement within the cure period (columns m/n/o) or as demands in dispute (columns p/q/r), as applicable, until the earlier of the reporting of (i) the repurchase or replacement of such asset (columns j/k/l), (ii) the withdrawal of such demand (columns s/t/u), or (iii) the rejection of such demand (columns v/w/x), as applicable.

(5)	Includes assets for which a reimbursement payment is in process and where the asset has been otherwise liquidated by or on behalf of the issuing entity at the time of initiation of such reimbursement process. Where an underlying asset has paid off or otherwise been liquidated by or on behalf of the issuing entity (other than via a repurchase by the obligated party) during the Rule 15Ga-1 Reporting Period, the corresponding principal balance utilized in calculating columns (g) through (x) will be zero. (For columns j-l)

(6)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the last day of the Rule 15Ga-1 Reporting Period. (For columns m-x)

(7)	Includes assets that are subject to a demand and within the cure period. (For columns m-o)

(8)	Includes assets pending repurchase or replacement outside of the cure period. (For columns p-r)

(9)	Includes assets for which a reimbursement payment is in process, and where the asset has not been repurchased or replaced and remains in the transaction. Also includes assets for which the requesting party rescinds or retracts the demand in writing. (For columns s-u)

(10)	U.S. Bank National Association, as Trustee for Registered Holders of Wachovia Bank Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2006-C28 (“U.S. Bank”) v. Dexia Real Estate Capital Markets (“Dexia”), Case No. 12 Civ 9412, filed in the United States District Court for the Southern District of New York. U.S. Bank filed its complaint against Dexia (on December 27, 2012) arguing that Dexia had breached the terms of the related mortgage loan purchase agreement in light of the determination in a Minnesota enforcement action against the guarantors of Loan #58 Marketplace Retail and Office Center (“Loan #58”) that the form of the guaranty sold to U.S. Bank pursuant to the mortgage loan purchase agreement had not been signed by the guarantors. U.S. Bank, in its complaint, seeks a judgment requiring Dexia to repurchase Loan #58 for approximately $16.5 million. Dexia filed a Notice of Motion to Dismiss and a Memorandum in Support of its Motion to Dismiss on January 25, 2013. Judge Shira A. Scheindlin entered an order denying Dexia’s motion on June 6, 2013. After completion of discovery, U.S. Bank and Dexia filed cross-motions for summary judgment, and on July 9, 2014 Judge Scheindlin entered an Opinion and Order granting the summary judgment motion of U.S. Bank and denying the summary judgment motion of Dexia. On September 12, 2014, the Court entered its judgment directing that Dexia repurchase Loan #58 for $19,627,961.66. On March 16, 2016, the United States Court of Appeals for the Second Circuit reversed, and ordered that judgment be entered in Dexia’s favor. On April 11, 2016, the United States District Court for the Southern District of New York entered judgment for Dexia and against U.S. Bank on U.S. Bank’s claims in the case. Because U.S. Bank did not appeal the District Court’s decision within the required 90-day period, this demand has been classified as “withdrawn”.

(11)	Rialto Capital Advisors, LLC, as special servicer for Loan #8 88 Hamilton Avenue (in such capacity, the “NXS2 Special Servicer”), claimed in a letter dated March 16, 2016, that NREC breached the representations and warranties made in the related mortgage loan purchase agreement due to the existence of a prior $4,000,000 mortgage on the related mortgaged property. On March 31, 2016, NREC rejected the claim for breach of representation or warranty and noted that a title insurance policy was obtained from Chicago Title Insurance Company, which insures the first lien status of such loan. The NXS2 Special Servicer withdrew its repurchase demand on August 15, 2017.

The information for Wells Fargo Bank as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for the quarterly reporting period from July 1, 2017 through September 30, 2017 was set forth in (i) a Form ABS-15G filed by Wells Fargo Bank with the SEC on November 14, 2017, if such information relates to asset-backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor but Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was not the depositor, and (ii) a Form ABS-15G filed by Wells Fargo Commercial Mortgage Securities, Inc. with the SEC on November 14, 2017, if such information relates to asset-backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor and Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was the depositor. Such Forms ABS-15G are available electronically through the SEC’s EDGAR system. The Central Index Key number of Wells Fargo Bank is 0000740906. The Central Index Key number of Wells Fargo Commercial Mortgage Securities, Inc. is 0000850779.

Retained Interests in This Securitization

Neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that Wells Fargo Bank will retain $14,880,720.76 Certificate Balance of the RR Interest. However, Wells Fargo Bank or its affiliates may retain or own in the future certain other classes of certificates. Any such party will have the right to dispose of any such certificates (other than the RR Interest) at any time. Wells Fargo Bank will be required to retain the RR Interest (or any portion thereof) for so long as retention thereof is necessary for it to remain in compliance with the Credit Risk Retention Rules and the EU Retention Requirements. See “Credit Risk Retention” and “EU Securitization Risk Retention Requirements”.

The information set forth under “—Wells Fargo Bank, National Association” has been provided by Wells Fargo Bank.

The Depositor

Banc of America Merrill Lynch Commercial Mortgage Inc. is a Delaware corporation and was organized on December 13, 1995 for the limited purpose of acquiring, owning and transferring mortgage assets and selling interests in the mortgage assets or bonds secured by the mortgage assets. The depositor was originally incorporated in the State of Delaware on December 13, 1995 under the name “NationsLink Funding Corporation” and filed Certificates of Amendment to its Certificate of Incorporation changing its name to “Banc of America Commercial Mortgage Inc.” on August 24, 2000 and further changing its name to “Banc of America Merrill Lynch Commercial Mortgage Inc.” on July 1, 2010. The depositor is a subsidiary of Bank of America, National Association. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below. The depositor maintains its principal office at One Bryant Park, New York, New York 10036. The depositor’s telephone number is (980) 388-7451.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. These duties will include, without limitation, (i) appointing a successor trustee or custodian in the event of the resignation or removal of the trustee or custodian, as applicable, (ii) providing information in its possession with respect to the certificates to the certificate administrator to the extent necessary to perform REMIC tax administration and preparing disclosure required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) indemnifying the trustee, the custodian, the certificate administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information,

(iv) indemnifying the trustee, the custodian and the certificate administrator against certain securities laws liabilities and (v) signing any distribution report on Form 10-D, current report on Form 8-K or annual report on Form 10-K, including the required certification therein under the Sarbanes-Oxley Act, required to be filed by the issuing entity and reviewing filings pursuant to the Exchange Act prepared by the certificate administrator on behalf of the issuing entity. The depositor is also required under the Underwriting Agreement to indemnify the underwriters for, or to contribute to losses in respect of, certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The Issuing Entity

The issuing entity, BANK 2017-BNK9 (the “Trust”), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Accounts and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be non-recoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties—The Trustee”, “―The Certificate Administrator”, “—The Master Servicer” and “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Accounts and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Accounts and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer and the underwriters. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements” in this prospectus.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M & T Bank, National Association) will act as trustee on behalf of the Certificateholders pursuant to the PSA. WTNA is a national banking association with trust powers incorporated in 1995. The trustee’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation and Wilmington Trust Corporation is a wholly-owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of June 30, 2017, WTNA served as trustee on over 1,500 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $224 billion, of which approximately 262 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $169 billion.

The transaction parties may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee.

The information set forth under this sub-heading has been provided by WTNA. None of the depositor, the underwriters or any other person, other than WTNA, makes any representation or warranty as to the accuracy or completeness of such information.

The responsibilities of the trustee are set forth in the PSA. A discussion of the role of the trustee and its continuing duties, including: 1) any actions required by the trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the trustee to take action, 2) limitations on the trustee’s liability under the transaction agreements regarding the asset-backed securities transaction, 3) any indemnification provisions that entitle the trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities, and 4) any contractual provisions or understandings regarding the trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one trustee to another trustee will be paid, is set forth in this prospectus under “Pooling and Servicing Agreement”. In its capacity as trustee on commercial mortgage loan securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. See “Pooling and Servicing Agreement—Advances” in this prospectus.

For a description of any material affiliations, relationships and related transactions between the trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

The trustee will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Certificate Administrator

Wells Fargo Bank will act as certificate administrator, certificate registrar, and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA.

Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $2 trillion in assets and approximately 273,000 employees as of March 31, 2017, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The depositor, the sponsors, the master servicer, the special servicer, the trustee, the operating advisor, the asset representations reviewer and the mortgage loan sellers may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th floor, MAC: N9300-070, Minneapolis, Minnesota 55479.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and related distributions to Certificateholders and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the Trust REMICs and, to the extent required under the PSA and the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the SEC on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of March 31, 2017, Wells Fargo Bank was acting as securities administrator with respect to more than $414 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian (the “Custodian”) of the mortgage files pursuant to and subject to the PSA. In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee for the benefit of the Certificateholders. Wells Fargo Bank maintains each mortgage file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in

Minneapolis, Minnesota. As of March 31, 2017, Wells Fargo Bank was acting as custodian of more than 223,000 commercial mortgage files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by a sponsor or an affiliate of a sponsor, and one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For three CMBS transactions in its portfolio, the Corporate Trust Services Group of Wells Fargo Bank disclosed material noncompliance on its related 2016 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required recipients for the transactions. For one CMBS transaction, an administrative error caused an overpayment to a certain class and a correlating underpayment to a certain class for two consecutive distributions. Each of the affected distributions was revised the next month to correct the error. For two CMBS transactions, distributions for one month were paid one day late as a result of an inadvertent payment systems error that occurred in connection with a conversion to a new payment system. For one of these two CMBS transactions, distributions were one day late for the next month due to an unrelated delay in posting funds received from the servicer to the appropriate account.

On June 18, 2014, a group of institutional investors filed a civil complaint in the Supreme Court of the State of New York, New York County, against Wells Fargo Bank, in its capacity as trustee under 276 residential mortgage-backed securities (“RMBS”) trusts, which was later amended on July 18, 2014, to increase the number of trusts to 284 RMBS trusts. On November 24, 2014, the plaintiffs filed a motion to voluntarily dismiss the state court action without prejudice. That same day, a group of institutional investors filed a putative class action complaint in the United States District Court for the Southern District of New York (the “District Court”) against Wells Fargo Bank, N.A., alleging claims against the bank in its capacity as trustee for 274 RMBS trusts (the “Federal Court Complaint”). In December 2014, the plaintiffs’ motion to voluntarily dismiss their original state court action was granted. As with the prior state court action, the Federal Court Complaint is one of six similar complaints filed contemporaneously against RMBS trustees (Deutsche Bank, Citibank, HSBC Bank of New York Mellon and US Bank) by a group of institutional investor plaintiffs. The Federal Court Complaint against Wells Fargo Bank alleges that the trustee caused losses to investors and asserts causes of action based upon, among other things, the trustee’s alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default and (iii) abide by appropriate standards of care following alleged events of default. Relief sought includes money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Other cases alleging similar causes of action have been filed against Wells Fargo Bank and other trustees in the District Court by RMBS investors in these and other transactions, and these cases against Wells Fargo Bank are proceeding before the same District Court judge. A similar complaint was also filed May 27, 2016 in New York state court by a different plaintiff investor. On January 19, 2016, an order was entered in connection with the Federal Court Complaint in which the District Court declined to exercise jurisdiction over 261 trusts at issue in the Federal Court Complaint; the District Court also allowed plaintiffs to file amended complaints as to the remaining, non-dismissed trusts, if they so chose, and three amended complaints have been filed. On December 17, 2016, the investor plaintiffs in the 261 trusts dismissed from the Federal Court Complaint filed a new complaint in New York state court (the “State Court Complaint”). On July 11, 2017, certain PIMCO investment funds filed a civil complaint relating to Wells Fargo Bank’s setting aside reserves for legal fees and expenses in connection with the liquidation of 11 RMBS trusts at issue in the State Court Complaint. The complaint seeks, among other relief, declarations that Wells Fargo Bank is not entitled to (i) indemnification from, (ii) advancement of funds from, or (iii) taking reserves from trust funds for legal fees and expenses it incurs in defending the claims in the State Court Complaint. With respect to the foregoing litigations, Wells Fargo Bank believes plaintiffs’ claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the RMBS trusts.

Neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that Wells Fargo Bank will retain $14,880,720.76 Certificate Balance of the RR Interest. However, Wells Fargo Bank or its affiliates may retain or own in the future certain other classes of certificates. Any such party will have the right to dispose of any such certificates (other than the RR Interest) at any time. Wells Fargo Bank will be required to retain the RR Interest (or any portion thereof) for so long as retention thereof is necessary for it to remain in compliance with the Credit Risk Retention Rules and the EU Retention Requirements. See “Credit Risk Retention” and “EU Securitization Risk Retention Requirements”.

The foregoing information set forth under this heading “—The Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Master Servicer

Wells Fargo Bank will act as the master servicer under the PSA. Wells Fargo Bank is a national banking association organized under the laws of the United States of America, and is a wholly-owned direct and indirect subsidiary of Wells Fargo & Company. On December 31, 2008, Wells Fargo & Company acquired Wachovia Corporation, the owner of Wachovia Bank, National Association (“Wachovia Bank”), and Wachovia Corporation merged with and into Wells Fargo & Company. On March 20, 2010, Wachovia Bank merged with and into Wells Fargo Bank. Like Wells Fargo Bank, Wachovia Bank acted as master servicer of securitized commercial and multifamily mortgage loans and, following the merger of the holding companies, Wells Fargo Bank and Wachovia Bank integrated their two servicing platforms under a senior management team that is a combination of both legacy Wells Fargo Bank managers and legacy Wachovia Bank managers.

Wells Fargo Bank is also an anticipated holder of a portion of the RR Interest, the holder of the Laguna Cliffs Marriott Companion Loan and two of the Bass Pro & Cabela’s Portfolio Companion Loans, a sponsor, an originator, a mortgage loan seller, the certificate administrator and the custodian under this securitization and is an affiliate of Wells Fargo

Securities, LLC, an underwriter. In addition, Wells Fargo Bank is (1) the master servicer, the certificate administrator and the custodian under the BANK 2017-BNK8 PSA, which governs the servicing and administration of the Griffin Portfolio Whole Loan, the Park Square Whole Loan and the U.S. Industrial Portfolio III Whole Loan, (2) the servicer, the certificate administrator and the custodian under the BXP Trust 2017-CC TSA, which governs the servicing and administration of the Colorado Center Whole Loan and (3) expected to be the master servicer, the certificate administrator and the custodian under the GSMS 2017-GS8 PSA, which is expected to govern the servicing and administration of the Bass Pro & Cabela’s Portfolio Whole Loan. Pursuant to an interim servicing agreement between Wells Fargo Bank and Bank of America, a sponsor, an originator and a mortgage loan seller, Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans owned by Bank of America from time to time, including, prior to their inclusion in the issuing entity, some or all of the Mortgage Loans that Bank of America will transfer to the depositor. There are currently no outstanding servicing advances made by Wells Fargo Bank in regards to any Mortgage Loan being transferred by Bank of America that is serviced by Wells Fargo Bank prior to its inclusion in the issuing entity. Pursuant to certain interim servicing agreements between Wells Fargo Bank and MSMCH, a sponsor and a mortgage loan seller, or Wells Fargo Bank and certain affiliates of MSMCH, Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans owned by MSMCH and such affiliates from time to time, including, prior to their inclusion in the issuing entity, some or all of the MSMCH Mortgage Loans. There are currently no outstanding servicing advances made by Wells Fargo Bank in regards to any MSMCH Mortgage Loan that is serviced by Wells Fargo Bank prior to its inclusion in the issuing entity. Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans it owns, including, prior to their inclusion in the issuing entity, some or all of the Mortgage Loans that Wells Fargo Bank will transfer to the depositor. There are currently no outstanding servicing advances made by Wells Fargo Bank in regards to any Mortgage Loan being transferred by it that is serviced by Wells Fargo Bank prior to its inclusion in the issuing entity. Wells Fargo Bank is expected to enter into one or more agreements with the other sponsors to purchase the master servicing rights to the related Mortgage Loans and/or the right to be appointed as the master servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Mortgage Loans.

The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank are located at Three Wells Fargo, MAC D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202.

Wells Fargo Bank has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo Bank’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo Bank reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo Bank’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2014	As of 12/31/2015	As of 12/31/2016	As of 9/30/2017
By Approximate Number:	33,605	32,716	31,128	29,591
By Approximate Aggregate Unpaid Principal Balance (in billions):	$475.4	$503.3	$506.8	$508.2

Within this portfolio, as of September 30, 2017, are approximately 20,291 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $387.8 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo Bank also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo Bank’s servicing portfolio, as of September 30, 2017, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hospitality and other types of income-producing properties. Also included in the above portfolio are commercial mortgage loans that Wells Fargo Bank services in Europe through its London Branch. Wells Fargo Bank has been servicing commercial mortgage loans in Europe through its London Branch for more than ten years. Through affiliated entities formerly known as Wachovia Bank, N.A., London Branch and Wachovia Bank International, and as a result of its acquisition of commercial mortgage servicing rights from Hypothekenbank Frankfurt AG, formerly Eurohypo AG, in 2013, it has serviced loans secured by properties in Germany, Ireland, the Netherlands, and the UK. As of September 30, 2017, its European third party servicing portfolio, which is included in the above table, is approximately $899.3 million.

In its master servicing and primary servicing activities, Wells Fargo Bank utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo Bank to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo Bank, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo Bank’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period*	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2014	$377,947,659,331	$1,750,352,607	0.46%
Calendar Year 2015	$401,673,056,650	$1,600,995,208	0.40%
Calendar Year 2016	$385,516,905,565	$838,259,754	0.22%
YTD September 30, 2017	$377,858,855,749	$665,406,508	0.18%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances, “PPA” means property protection advances and “YTD” means year-to-date.

Wells Fargo Bank is rated by Fitch Ratings, Inc. (“Fitch”), S&P Global Ratings (“S&P”) and Morningstar Credit Ratings, LLC (“Morningstar”) as a primary servicer and a master servicer of commercial mortgage loans in the US, and by Fitch and S&P as a primary servicer of commercial loans in the UK. Wells Fargo Bank’s servicer ratings by each of these agencies are outlined below:

US Servicer Ratings	Fitch	S&P	Morningstar
Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1

UK Servicer Ratings	Fitch	S&P
Primary Servicer:	CPS2	Average

The long-term issuer ratings of Wells Fargo Bank are “AA-” by S&P, “Aa2” by Moody’s Investors Service, Inc. (“Moody’s”) and “AA-” by Fitch. The short-term issuer ratings of Wells Fargo Bank are “A-1+” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo Bank has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo Bank’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo Bank’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo Bank may perform any of its obligations under the PSA through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, Wells Fargo Bank, as the master servicer, will remain responsible for its duties under the PSA. Wells Fargo Bank may engage third-party vendors to provide technology or process efficiencies. Wells Fargo Bank monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo Bank has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in mortgage loan documents;

●	legal representation;

●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation of loan assumption package for review by Wells Fargo Bank;

●	performance of property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes;

●	Uniform Commercial Code searches and filings;

●	insurance tracking and compliance;

●	onboarding-new loan setup;

●	lien release-filing and tracking;

●	credit investigation and background checks; and

●	defeasance calculations.

Wells Fargo Bank may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans. Wells Fargo Bank monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo Bank on the Mortgage Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo Bank and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo Bank, that amount is transferred to a common disbursement account prior to disbursement.

In its capacity as the master servicer, Wells Fargo Bank will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans. On occasion, Wells Fargo Bank may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or otherwise. To the extent Wells Fargo Bank performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo Bank proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo Bank is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo Bank and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo Bank, or to which any property of Wells Fargo Bank is subject, that are material to the Certificateholders, nor does Wells Fargo Bank have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that Wells Fargo Bank will retain $14,880,720.76 Certificate Balance of the RR Interest. However, Wells Fargo Bank or its affiliates may retain or own in the future certain other classes of certificates. Any such party will have the right to dispose of any such certificates (other than the RR Interest) at any time. Wells Fargo Bank will be required to retain the RR Interest (or any portion thereof) for so long as retention thereof is necessary for it to remain in compliance with the Credit Risk Retention Rules and the EU Retention Requirements. See “Credit Risk Retention” and “EU Securitization Risk Retention Requirements”.

The foregoing information set forth under this sub-heading regarding Wells Fargo Bank has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between Wells Fargo Bank, in its capacity as master servicer, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Wells Fargo Bank will have various duties under the PSA. Certain duties and obligations of Wells Fargo Bank are described under “Pooling and Servicing Agreement—General” and “—Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions”. The ability of a master servicer to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than a Non-Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”. The master servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the master servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

Wells Fargo Bank, in its capacity as master servicer, will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of a Master Servicer or Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waiver of Servicer Termination Event”. The master servicer’s rights and obligations with respect to indemnification, and certain limitations on the master servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus.

The Special Servicer

Rialto Capital Advisors, LLC, a Delaware limited liability company (“Rialto”), will initially be appointed to act as special servicer for certain Mortgage Loans to be deposited into the issuing entity (other than (i) any Non-Serviced Mortgage Loan or (ii) any Excluded Special Servicer Loan) and any Serviced Companion Loan, and in this capacity will be responsible for the servicing and administration of such Mortgage Loans (other than any Excluded Special Servicer Loan or any Non-Serviced Mortgage Loan) and Serviced Companion Loans that are Specially Serviced Loans and any associated REO Properties, and in certain circumstances, will review, evaluate and provide or withhold consent as to certain Major Decisions and Special Servicer Decisions and other transactions relating to such Mortgage Loans (other than any Excluded Special Servicer Loan or any Non-Serviced Mortgage Loan) and Serviced Companion Loans that are non-Specially Serviced Loans, pursuant to the PSA. Rialto maintains its principal servicing office at 790 NW 107th Avenue, 4th Floor, Miami, Florida 33172.

Rialto has been engaged in the special servicing of commercial mortgage loans for commercial real estate securitizations since approximately May 2012. Rialto currently has a commercial mortgage-backed securities special servicer rating of “CSS2” by Fitch, a commercial loan special servicer ranking of “Above Average” by S&P and a commercial mortgage special servicer ranking of “MOR CS2” by Morningstar.

Rialto is an affiliate of Rialto Capital Management, LLC, a Delaware limited liability company (“RCM”). RCM is a vertically integrated commercial real estate investment and asset manager. Each of Rialto and RCM is an indirect wholly-owned subsidiary of Lennar Corporation (“Lennar”) (NYSE: LEN and LEN.B), a national homebuilder with over 8,000 employees across the country’s largest real estate markets. As of September 30, 2017, RCM was the sponsor of, and certain of its affiliates were investors in, ten private equity funds (collectively, the “Funds”) and RCM also advised four separately managed accounts, with an aggregate of over $5.5 billion of regulatory assets under management in the aggregate. Four of such Funds are focused on distressed and value-add real estate related investments and/or commercial mortgage backed securities, four of such Funds are focused on investments in commercial mortgage-backed securities and the other two Funds and the separately managed accounts are focused on mezzanine debt and credit investments. Through September 30, 2017, RCM has acquired and/or is managing over $8 billion of non- and sub-performing real estate assets, representing approximately 11,000 loans.

In addition, RCM has underwritten and purchased, primarily for the Funds, over $5.6 billion in face value of subordinate, newly-originated commercial mortgage-backed securities bonds in approximately 82 different securitizations totaling approximately $86.5 billion in overall transaction size. RCM (or an affiliate) has the right to appoint the special servicer for each of these transactions.

RCM has over 350 employees as of September 30, 2017, and is headquartered in Miami with two other main offices located in New York City and Atlanta. RCM’s commercial real estate platform has fourteen additional offices across the U.S. and four offices in Europe.

Rialto has detailed operating policies and procedures which are reviewed at least annually and updated as appropriate. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with the applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act. Rialto has developed strategies and procedures for managing delinquent loans, loans subject to bankruptcies of the borrowers and other breaches by borrowers of the underlying loan documents that are designed to maximize value from the assets for the benefit of certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the related servicing standard. The strategy pursued by Rialto for any particular property depends upon, among other things, the terms and provisions of the underlying loan documents, the jurisdiction where the underlying property is located and the condition and type of underlying property. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls.

Rialto is subject to external and internal audits and reviews. Rialto is subject to Lennar’s internal audit reviews, typically on a semi-annual basis, which focus on specific business areas such as finance, reporting, loan asset management and REO management. Rialto is also subject to external audits as part of the external audit of Lennar and stand-alone audits of the Funds. As part of such external audits, auditors perform test work and review internal controls throughout the year. As a result of this process, Rialto has been determined to be Sarbanes-Oxley compliant.

Rialto maintains a web-based asset management system that contains performance information at the portfolio, loan and property levels on the various loan and REO assets that it services. Additionally, Rialto has a formal, documented disaster recovery and business continuity plan which is managed by Lennar’s on-site staff.

As of September 30, 2017, Rialto and its affiliates were actively special servicing approximately 466 portfolio loans with a principal balance of approximately $200 million and were responsible for approximately 398 portfolio REO assets with a principal balance of approximately $445 million.

Rialto is also currently performing special servicing for approximately 86 commercial real estate securitizations. With respect to such securitization transactions, Rialto is administering approximately 5,807 assets with an original principal balance at securitization of approximately $88 billion. The asset pools specially serviced by Rialto include residential, multifamily/condo, office, retail, hotel, healthcare, industrial, manufactured housing and other income-producing properties as well as residential and commercial land.

The table below sets forth information about Rialto’s portfolio of specially serviced commercial and multifamily mortgage loans and REO properties in commercial mortgage-backed securitization transactions as of the dates indicated:

CMBS Pools	As of 12/31/2012	As of 12/31/2013	As of 12/31/2014	As of 12/31/2015	As of 12/31/2016	As of 9/30/2017
Number of CMBS Pools Named Special Servicer	16	27	45	59	75	86
Approximate Aggregate Unpaid Principal Balance(1)	$18.9 billion	$32.4 billion	$49.2 billion	$63.6 billion	$79 billion	$88.2 billion
Approximate Number of Specially Serviced Loans or REO Properties(2)	19	27	28	17	37	67
Approximate Aggregate Unpaid Principal Balance of Specially Serviced Loans or REO Properties(2)	$21 million	$101 million	$126.9 million	$141.9 million	$320 million	$895 million

(1)	Includes all commercial and multifamily mortgage loans and related REO properties in Rialto’s portfolio for which Rialto is the named special servicer, regardless of whether such mortgage loans and related REO properties are, as of the specified date, specially serviced by Rialto.

(2)	Includes only those commercial and multifamily mortgage loans and related REO properties in Rialto’s portfolio for which Rialto is the named special servicer that are, as of the specified date, specially serviced by Rialto. Does not include any resolutions during the specified year.

In its capacity as the special servicer, Rialto will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans. Rialto may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular underlying mortgage loans or otherwise. To the extent that Rialto has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

Rialto does not have any material advancing rights or obligations with respect to the commercial mortgage-backed securities pools as to which it acts as special servicer. In certain instances Rialto may have the right or be obligated to make property related servicing advances in emergency situations with respect to certain commercial mortgage-backed securities pools as to which it acts as special servicer.

There are, to the actual current knowledge of Rialto, no special or unique factors of a material nature involved in special servicing the particular types of assets included in this securitization transaction, as compared to the types of assets specially serviced by Rialto in other commercial mortgage-backed securitization pools generally, for which Rialto has developed processes and procedures which materially differ from the processes and procedures employed by Rialto in connection with its special servicing of commercial mortgage-backed securitization pools generally.

There have not been, during the past three years, any material changes to the policies or procedures of Rialto in the servicing function it will perform under the PSA for assets of the same type included in this securitization transaction. No securitization transaction in which Rialto was acting as special servicer has experienced a servicer event of default as a result of any action or inaction of Rialto as special servicer, including as a result of a failure by Rialto to comply with the applicable servicing criteria in connection with any securitization transaction. Rialto has not been terminated as special servicer in any securitization, either due to a servicing default or the application of a servicing performance test or trigger. Rialto has made all advances required to be made by it under the servicing agreements related to the securitization transactions in which Rialto is acting as special servicer. There has been no previous disclosure of material noncompliance with the applicable servicing criteria by Rialto in connection with any securitization in which Rialto was acting as special servicer. Rialto does not believe that its financial condition will have any adverse effect on the performance of its duties under the PSA and, accordingly, Rialto believes that its financial condition will not have any material impact on the Mortgage Pool performance or the performance of the Certificates.

From time to time Rialto is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Rialto does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against Rialto or of which any of its property is the subject, which are material to Certificateholders. Rialto occasionally engages consultants to perform property inspections and to provide surveillance on a property and its local market; it currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction with the exception of some outsourced base servicing functions.

In the commercial mortgage-backed securitizations in which Rialto acts as special servicer, Rialto may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Rialto’s appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace Rialto as the special servicer.

It is expected that RREF III Debt AIV, LP or another affiliate of the special servicer will be the initial Directing Certificateholder. Rialto Capital Advisors, LLC, the expected special servicer for this transaction, is an affiliate of (a) the entity or entities that are anticipated to purchase the Class F and Class G certificates and that may purchase the Class X-E, Class X-F, Class X-G and Class E certificates and certain other classes of certificates (but with respect to the Class E certificates it is currently expected that Rialto Capital Advisors, LLC or its affiliate will arrange for another party to purchase all of the Class E certificates on the Closing Date) and (b) RREF III Debt AIV, LP or its affiliate, which is expected to be appointed as the initial Directing Certificateholder with respect to each Mortgage Loan (other than (i) any Non-Serviced Mortgage Loan or (ii) any Excluded Loan with respect to the Directing Certificateholder). Rialto Capital Advisors, LLC is expected to act as the initial special servicer and it or an affiliate assisted RREF III Debt AIV, LP and/or one or more of its affiliates with its due diligence of the Mortgage Loans prior to the Closing Date.

From time to time, Rialto and/or its affiliates may purchase other securities, including certificates in this offering and including in the secondary market, and may dispose of them at any time. Except as described herein, neither Rialto nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. Any such party will have the right to dispose of such certificates at any time.

The information set forth above under this sub-heading “—The Special Servicer” has been provided by Rialto.

The special servicer’s role and responsibilities are set forth in this prospectus under “Pooling and Servicing Agreement”. The special servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the related Serviced Pari Passu Companion Loans, and the effect of that ability on the potential cash flows from such Mortgage Loans and the related Serviced Pari Passu Companion Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The special servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the special servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of a Master Servicer or Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The special servicer’s rights and obligations with respect to indemnification, and certain limitations on the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The BANK 2017-BNK8 Special Servicer and the GSMS 2017-GS8 Special Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), is (i) the Non-Serviced Special Servicer of the Griffin Portfolio Whole Loan, the Park Square Whole Loan and the U.S. Industrial Portfolio III Whole Loan under the BANK 2017-BNK8 PSA and (ii) expected to be the Non-Serviced Special Servicer of the Bass Pro & Cabela’s Portfolio Whole Loan under the GSMS 2017-GS8 PSA.

In its capacity as the Non-Serviced Special Servicer for the related Non-Serviced Whole Loans under the BANK 2017-BNK8 PSA and the GSMS 2017-GS8 PSA, as applicable, Midland is or is expected to be responsible for the servicing and administration of such Non-Serviced Whole Loans if they become specially serviced loans (or the related mortgaged properties become REO properties) under the BANK 2017-BNK8 PSA or the GSMS 2017-GS8 PSA, as applicable, and generally, will review, evaluate and provide or withhold consent as to certain major decisions and all special servicer non-major decisions. Generally, Midland will process certain major decisions and special servicer non-major decisions, and will perform certain enforcement actions relating to such Non-Serviced Whole Loans when such Non-Serviced Whole Loans are non-specially serviced loans, pursuant to the BANK 2017-BNK8 PSA or the GSMS 2017-GS8 PSA, as applicable. Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMMBS”) by S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, Moody’s Investors Service, Inc., Fitch Ratings, Inc., Morningstar Credit Ratings, LLC, DBRS, Inc. and Kroll Bond Rating Agency, Inc. Midland has received the highest rankings as a master and primary servicer of real estate assets under U.S. CMMBS transactions from S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, Fitch Ratings, Inc. and Morningstar Credit Ratings, LLC and the highest rankings as a special servicer of real estate assets under U.S. CMMBS transactions from S&P Global Ratings, a Standard & Poor’s Financial Services LLC business and Morningstar Credit Ratings, LLC. For each category, S&P Global Ratings, a Standard & Poor’s Financial Services LLC business ranks Midland as “Strong” and Morningstar Credit Ratings, LLC ranks Midland as “CS1”. Fitch Ratings, Inc. rates Midland as “CMS1” for master servicer, “CPS1” for primary servicer and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the applicable Non-Serviced Whole Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving such Non-Serviced Whole Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard under the applicable Non-Serviced PSA.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time to time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the applicable Non-Serviced PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of September 30, 2017, Midland was master and/or primary servicing approximately 31,721 commercial and multifamily mortgage loans with a principal balance of approximately $429 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 8,936 of such loans, with a total principal balance of approximately $156 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income producing properties.

Midland has been servicing commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2014 to 2016.

Portfolio Size – Master/Primary	Calendar Year End (Approximate amounts in billions)
	2014	2015	2016
CMBS	$157	$149	$149
Other	$179	$255	$294
Total	$336	$404	$444

As of September 30, 2017, Midland was named the special servicer in approximately 284 commercial mortgage backed securities transactions with an aggregate outstanding principal balance of approximately $140 billion. With respect to such transactions as of such date, Midland was administering approximately 100 assets with an outstanding principal balance of approximately $748 million.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMMBS and other servicing transactions from 2014 to 2016.

Portfolio Size – Special Servicing		Calendar Year End (Approximate amounts in billions)
	2014	2015	2016
Total	$85	$110	$121

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

From time to time, Midland and/or its affiliates may purchase or sell securities, including CMBS certificates. Midland and/or its affiliates may review this prospectus and purchase or sell certificates issued in this offering, including in the secondary market.

Midland may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, any directing holder, any companion loan holder, the other certificateholders (or an affiliate or a third-party representative of one or more of the preceding), in each case, with respect to the applicable Non-Serviced Securitization Trust or any other person with the right to appoint or remove and replace Midland as the Non-Serviced Special Servicer under the applicable Non-Serviced PSA to provide for a discount, waiver and/or revenue sharing with respect to certain of Midland’s compensation as the Non-Serviced Special Servicer under the applicable Non-Serviced PSA in consideration of, among other things, Midland’s appointment (or continuance) as the Non-Serviced Special Servicer under the applicable Non-Serviced PSA and the related Intercreditor Agreement and limitations on the right of such person to replace Midland as the Non-Serviced Special Servicer under the applicable Non-Serviced PSA, as applicable.

Pursuant to an interim servicing agreement between Midland, the special servicer, and Morgan Stanley Mortgage Capital Holdings LLC, a mortgage loan seller, and/or certain of its affiliates, Midland acts as interim servicer with respect to certain mortgage loans unrelated to the Mortgage Loans.

The foregoing information regarding Midland under this section titled “—The BANK 2017-BNK8 Special Servicer and the GSMS 2017-GS8 Special Servicer” has been provided by Midland. None of the depositor, the underwriters, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the trustee, the certificate administrator or any of their affiliates takes any responsibility for this information or makes any representation or warranty as to its accuracy or completeness.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as operating advisor and asset representations reviewer under the PSA with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan). Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of September 30, 2017, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions with an approximate aggregate initial principal balance of $129.105 billion issued in 139 transactions.

As of September 30, 2017, Park Bridge Lender Services was acting as asset representations reviewer for 54 commercial mortgage-backed securities transactions or other similar transactions with an approximate aggregate initial principal balance of $46.310 billion.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or the asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer” in this prospectus.

Credit Risk Retention

General

Regulation RR implementing the risk retention requirements of Section 15G of the Exchange Act (the “Credit Risk Retention Rules”) will apply to this securitization. The RR Interest is intended to meet the definition of a “single vertical security” that is an “eligible vertical interest” (as such terms are defined in the Credit Risk Retention Rules), and Bank of America is acting as the retaining sponsor under the Credit Risk Retention Rules (in such capacity, the “Retaining Sponsor”). Bank of America, Morgan Stanley Bank and Wells Fargo Bank (the “Retaining Parties”) will retain the amount of the RR Interest indicated below.

The RR Interest will have an aggregate Certificate Balance as of the Closing Date of approximately $52,686,290.90, representing 5.0% of all “ABS interests” (as defined in the Credit Risk Retention Rules) in the Trust (which will consist of the Certificates other than the Class R Certificates and the RR Interest). The effective interest rate of the RR Interest will be equal to the WAC Rate. In accordance with the definition of “single vertical security” under the Credit Risk Retention Rules, the RR Interest will entitle the holders thereof to a specified percentage (equal to the Risk Retention Allocation Percentage) of the amounts paid on each class of Certificates (other than the Class R Certificates and the RR Interest).

Bank of America will be permitted to offset the amount of its required risk retention by the portions of the RR Interest acquired by each of Morgan Stanley Bank and Wells Fargo Bank, as originators of one or more of the securitized assets. For a description of the originators, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

On the Closing Date, Bank of America, a national banking association, in its capacity as Retaining Sponsor, will acquire from the Depositor, and retain, $19,177,170.99 of the RR Interest, representing approximately 36.4% of the aggregate Certificate Balance of all of the RR Interest. Morgan Stanley Bank, a national banking association, will acquire from the Depositor, and retain, $18,628,399.15 of the RR Interest, representing approximately 35.4% of the aggregate Certificate Balance of all of the outstanding RR Interest. Morgan Stanley Bank, an affiliate of MSMCH, originated approximately 35.4% of the aggregate Initial Pool Balance, which is at least 20% of the total Initial Pool Balance and is equal to its percentage ownership of the aggregate Certificate Balance of all of the outstanding RR Interest, in accordance with Rule 11(a)(1) of the Credit Risk Retention Rules. Wells Fargo Bank, a national banking association, will acquire from the Depositor, and retain, $14,880,720.76 of the RR Interest, representing approximately 28.2% of the aggregate Certificate Balance of all of the RR Interest. Wells Fargo Bank originated approximately 28.2% of the aggregate Initial Pool Balance, which is at least 20% of the total Initial Pool

Balance and is equal to its percentage ownership of the aggregate Certificate Balance of all of the outstanding RR Interest, in accordance with Rule 11(a)(1) of the Credit Risk Retention Rules. Each Retaining Party (other than Bank of America) will acquire its applicable portion of the RR Interest from the Depositor pursuant to an exchange under Rule 11(a)(1)(iv)(B) of the Credit Risk Retention Rules, whereby such Retaining Party will sell to the Depositor (in the case of Morgan Stanley Bank, through its affiliate, MSMCH) the Mortgage Loans (or applicable portions thereof) that it has originated in exchange for cash consideration and such applicable portion of the RR Interest.  The Certificate Balance of such applicable portion of the RR Interest (i) will result in a reduction in the price received by such Retaining Party from the Depositor for the Mortgage Loans (or applicable portions thereof) sold by such Retaining Party (in the case of Morgan Stanley Bank, through its affiliate, MSMCH) to the Depositor for inclusion in the Mortgage Pool (which price will also be subject to adjustment for allocations of transaction costs and expenses) and (ii) will equal the amount by which the Retaining Sponsor’s risk retention is reduced by such Retaining Party in accordance with the Credit Risk Retention Rules.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the retaining sponsor, the Retaining Party and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the retaining sponsor, the Retaining Party or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof). Additionally, notwithstanding any references in this prospectus to the EU Retention Requirements, in the event the EU Risk Retention Requirements (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the retaining sponsor, the Retaining Party or any other party will be required to comply with or act in accordance with the EU Retention Requirements (or such relevant portion thereof).

RR Interest

Retained Certificate Available Funds

The right to payment of holders of the RR Interest is pro rata and pari passu with the right to payment of holders of the certificates other than the Class R Certificates and the RR Interest (as a collective whole). The amount available for distribution to the holders of the RR Interest on each Distribution Date will, in general, equal the sum of (i) the Required Credit Risk Retention Percentage of the Aggregate Available Funds (described under “Description of the Certificates—Distributions—Available Funds”) for such Distribution Date and (ii) the Retained Certificate Gain-on-Sale Remittance Amount for such Distribution Date (such amount, the “Retained Certificate Available Funds”).

The “Retained Certificate Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Retained Certificate Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Required Credit Risk Retention Percentage of the Aggregate Gain-on-Sale Entitlement Amount (described under “Description of the Certificates—Distributions—Available Funds”).

Priority of Distributions

On each Distribution Date, for so long as the aggregate Certificate Balance of the RR Interest has not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Retained Certificate Available Funds, in the following order of priority:

First, to the RR Interest, in respect of interest, up to an amount equal to the Retained Certificate Interest Distribution Amount for such Distribution Date;

Second, to the RR Interest, in reduction of the Certificate Balance thereof, an amount equal to the Retained Certificate Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the RR Interest has been reduced to zero; and

Third, to the RR Interest, up to an amount equal to the unreimbursed Retained Certificate Realized Losses previously allocated to such class, plus interest in an amount equal to the product of (A) the Risk Retention Allocation Percentage and (B) the aggregate amount of interest on reimbursed Realized Losses distributed to the holders of the Regular Certificates (other than the RR Interest) pursuant to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-first and Twenty-fourth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus;

provided, however, that to the extent any Retained Certificate Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R certificates, as the REMIC residual interest, in compliance with the Code and applicable REMIC Regulations. The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur any tax liability of the REMIC trust.  The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

The effective interest rate on the RR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date.

The “Non-Retained Percentage” is 100% minus the Required Credit Risk Retention Percentage.

The “Retained Certificate Interest Distribution Amount” with respect to any Distribution Date and the RR Interest will equal the product of (A) the Risk Retention Allocation Percentage and (B) the aggregate amount of interest distributed on the Regular Certificates (other than the RR Interest) according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth and Twenty-second in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “Retained Certificate Principal Distribution Amount” with respect to any Distribution Date and the RR Interest will equal the product of (a) the Risk Retention Allocation Percentage and (b) the aggregate amount of principal distributed on the Regular Certificates (other than the RR Interest) in accordance with clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth and Twenty-third in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “Risk Retention Allocation Percentage” will equal the Required Credit Risk Retention Percentage divided by the Non-Retained Percentage.

Allocation of Retained Certificate Realized Losses

The certificate administrator will be required to allocate any Retained Certificate Realized Losses to the RR Interest.

The “Retained Certificate Realized Loss” with respect to any Distribution Date is the amount, if any, by which (i) the product of (A) the Required Credit Risk Retention Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation only, not giving effect to any reductions of the Stated Principal Balance for payments of principal collected on the Mortgage Loans that were used to reimburse any Workout-Delayed Reimbursement Amounts to the extent such Workout-Delayed Reimburse Amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans and any REO Loans (excluding any portion allocable to the related Companion Loan, if applicable) expected to be outstanding immediately following such Distribution Date, is less than (ii) the Certificate Balance of the RR Interest after giving effect to distributions of principal on such Distribution Date.

Yield Maintenance Charge or Prepayment Premium

On each Distribution Date, the certificate administrator is required to distribute to the holders of the RR Interest the Required Credit Risk Retention Percentage of any Yield Maintenance Charge or Prepayment Premium received on or prior to the related Determination Date, as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

Qualifying CRE Loans

The Retaining Parties have determined that for purposes of this transaction 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in §___.17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

EU Securitization Risk Retention Requirements

The Retaining Parties will enter into on the Closing Date an agreement with the issuing entity, the depositor, the certificate administrator and the trustee (the “EU Credit Risk Retention Agreement”) under which each Retaining Party will, among other things, give certain covenants and representations for the purpose of the EU Retention Requirements.

“EU Retention Requirements” means, together, the risk retention requirements set out in:

(a)  Articles 404 to 410 of the European Union Regulation (EU) No 575/2013/EU (the “Capital Requirements Regulation”), as supplemented by Commission Delegated Regulation (EU) No 625/2014, including any further technical standards and guidance published in relation thereto as may be effective from time to time;

(b)  Articles 254-257 of the European Union Regulation (EU) No 2015/35 (the “Solvency II Regulation”), including any technical standards and guidance published in relation thereto as may be effective from time to time; and

(c)  Articles 50-56 of Commission Delegated Regulation (EU) No 231/2013 (the “AIFM Regulation”), including any technical standards and guidance published in relation thereto as may be effective from time to time.

Under the EU Credit Risk Retention Agreement, each Retaining Party will covenant for the benefit of the issuing entity, the depositor, the certificate administrator, the trustee and each other Retaining Party, for so long as any certificates are outstanding:

(a)  to hold and retain as originator on an ongoing basis a material net economic interest in the transaction described in this prospectus in the form specified in paragraph (a) of Article 405(1) of the Capital Requirements Regulation as supplemented by Article 5(1)(c) of Commission Delegated Regulation (EU) No 625/2014 which provides that a retention in the form specified in paragraph (a) of Article 405(1) may also be achieved by retention of a vertical tranche which has a nominal value of no less than 5% of the total nominal value of all the issued tranches of certificates, by purchasing and retaining the amount of the RR Interest specified as to be purchased and retained by such Retaining Party under “Credit Risk Retention—General” (the “Retention Covenant”);

(b)  that neither it nor any of its affiliates will sell, transfer, hedge or otherwise mitigate its credit risk (including in connection with the entry into any financing arrangements) under or associated with its net economic interest specified in paragraph (a) or the portfolio of mortgage loans, where to do so would cause the transaction described in this prospectus to cease to be compliant with the EU Retention Requirements (the “Hedging Covenant”);

(c)  subject to any regulatory requirements, (i) to take such further action, provide such information, on a confidential basis, (including the information referred to in Article 409 of the Capital Requirements Regulation, Article 52(e) and (f) of the AIFM Regulation or Article 256(d) of the Solvency II Regulation) and enter into such other agreements in each case as may reasonably be required to satisfy the EU Retention Requirements; provided that such Retaining Party will not be in breach of this covenant if it fails to comply due to events, actions and circumstances beyond its control and (ii) to provide to the issuing entity, on a confidential basis, information in the possession of such Retaining Party relating to its holding of the RR Interest, at the cost and expense of the party seeking such information, and to the extent the same under sub-clause (a) or (b) of this section is not subject to a duty of confidentiality, at any time prior to the maturity of the certificates;

(d)  to confirm its continued compliance with the covenants set out at sub-paragraphs (a) and (b) above to the issuing entity, the depositor, the trustee, the certificate administrator and each other Retaining Party, in each case in writing (which may be by way of email) upon the request of the issuing entity, the depositor, the certificate administrator, the trustee or any other Retaining Party (A) following a material change in the performance of the certificates or the risk characteristics of the certificates or of the underlying portfolio of Mortgage Loans and (B) following a breach of the obligations included in the PSA of which such Retaining Party is aware; and

(e)  to notify promptly the issuing entity, the trustee, the certificate administrator, the depositor and each other Retaining Party if for any reason (i) it ceases to hold the amount of the RR Interest specified as to be purchased and retained by such Retaining

Party under “Credit Risk Retention—General” above in accordance with clause (a) above, (ii) it fails to comply with the covenant set out in clause (b) above in any respect, (iii) it fails to comply with the covenant set out in clause (c) above in any material respect, or (iv) any of the representations and warranties of such Retaining Party contained in the EU Credit Risk Retention Agreement were untrue on the date given.

Under the EU Credit Risk Retention Agreement, each Retaining Party will represent and warrant to the issuing entity, the depositor, the trustee and each other Retaining Party that:

(a)  in relation to each mortgage loan originated by such Retaining Party either (i) such Retaining Party purchased such mortgage loan for its own account prior to selling it to the depositor in accordance with Article 4(1)(13)(b) of the Capital Requirements Regulation; or (ii) such Retaining Party either itself or through related entities, directly or indirectly, was involved in the original agreement which created such mortgage loan in accordance with Article 4(1)(13)(a) of the Capital Requirements Regulation; and

(b)  (i) the aggregate principal amount of the mortgage loans in the Mortgage Pool originated by such Retaining Party as a percentage of the Initial Pool Balance is equal to (ii) the amount of the RR Interest specified as to be purchased and retained by such Retaining Party under “Credit Risk Retention—General” above as a percentage of the aggregate amount of the RR Interest.

The issuing entity, the depositor, the trustee and the certificate administrator are each parties to the EU Credit Risk Retention Agreement solely for the purposes of obtaining the benefit of the representations, warranties and covenants contained therein and under no circumstances will any of them be deemed to have undertaken any obligations thereunder or by virtue of their entry into the EU Credit Risk Retention Agreement.

Under the PSA, the certificate administrator will include in each Distribution Date Statement a statement that there is available on the website of the certificate administrator information regarding ongoing compliance by each Retaining Party with the Retention Covenant and the Hedging Covenant, which will be posted on the “Risk Retention Compliance” tab of the certificate administrator’s website. The certificate administrator will post on such tab the following statements provided to it by each Retaining Party, specified as follows:

(a)  the original principal amount of the RR Interest of which such Retaining Party is the registered holder and whether such amount matches that amount which such Retaining Party has committed to retain under the EU Credit Risk Retention Agreement; and

(b)  (i) unless such Retaining Party has provided notice to the contrary in respect of a Retaining Party, a statement (without verification) that such Retaining Party is complying with the Hedging Covenant and (ii) in the case that the certificate administrator has received a notification that such Retaining Party has failed to comply with the Hedging Covenant, a statement of such non-compliance and all details in relation to the same contained in such notification.

Prospective investors should consider the discussion in “Risk Factors—EU Risk Retention and Due Diligence Requirements”.

Description of the Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The Commercial Mortgage Pass-Through Certificates, Series 2017-BNK9 will consist of the following classes: the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates (collectively, the “Class X Certificates”), and the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class R certificates and an interest in certificated form representing the RR Interest (the “RR Interest”).

The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E, Class F and Class G certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates, the Subordinate Certificates and the RR Interest are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates), the Subordinate Certificates and the RR Interest are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A Certificates and the Class X-A, Class X-B, Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”.

The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Non-Retained Certificates”.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, set forth in the table under “Summary of Certificates”.

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses or Retained Certificate Realized Losses, as applicable, actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses or Retained Certificate Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below and “Credit Risk Retention—RR Interest—Priority of Distributions” above.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates outstanding from time to time. The Notional Amount of the Class X-B certificates will equal the aggregate of the Certificate Balances of the Class A-S, Class B and Class C certificates outstanding from time to time. The Notional Amount of each class of the Class X-D, Class X-E, Class X-F and Class X-G certificates will equal the Certificate Balance outstanding from time to time of the Class of Principal Balance Certificates that, with the addition of “X-,” has the same alphabetical designation as the subject class of Class X Certificates.

The Mortgage Loans will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates will be issued by the upper-tier REMIC (the “Upper-Tier REMIC” and, collectively with the Lower-Tier REMIC, the “Trust REMICs”).

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in January 2018.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class. The Percentage Interest of the Class R Certificate will be set forth on the face thereof.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account and the Companion Distribution Account maintained by it, in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator (if such certificate administrator is not Wells Fargo Bank) is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the Retained Certificate Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates (including the RR Interest) on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)  the aggregate amount of all cash received on the Mortgage Loans (in the case of each Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the related P&I Advance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan or Companion Loan (such amounts other than any Excess Interest, the “Periodic Payments”), that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, insurance proceeds and condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February or in any January occurring in a year that is not a leap year (in each case, unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Yield Maintenance Charges and Prepayment Premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan actually collected thereon and allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)  if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)  all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders); and

(d)  with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA.

The amount available for distribution to holders of the Regular Certificates (other than the RR Interest) on each Distribution Date will, in general, equal the sum of (i) the Non-Retained Percentage of the Aggregate Available Funds for such Distribution Date and (ii) the Gain-on-Sale Remittance Amount for such Distribution Date (the “Available Funds”).

The “Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Non-Retained Percentage of the Aggregate Gain-on-Sale Entitlement Amount.

The “Aggregate Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a) (x) the aggregate portion of the Interest Distribution Amount for each Class of Regular Certificates (other than the RR Interest) that would remain unpaid as of the close of business on the Distribution Date, divided by (y) the Non-Retained Percentage, and (b) (x) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on the Distribution Date in respect of such Principal Distribution Amount, divided by (y) the Non-Retained Percentage, and (ii) any outstanding Realized Losses and Retained Certificate Realized Losses outstanding immediately after such Distribution Date, in each case, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds and the Retained Certificate Gain-on-Sale Remittance Amount as part of the definition of Retained Certificate Available Funds.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period beginning with the day after the Determination Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the first Distribution Date, commencing immediately following the Cut-off Date) and ending with the Determination Date occurring in the month in which such Distribution Date occurs.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates (other than the RR Interest) have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for such classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, in reduction of the Certificate Balances of those classes, in the following priority:

(i)	prior to the Cross-Over Date:

(a)  to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date;

(b)  to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made on such Distribution Date), until the Certificate Balance of the Class A-1 certificates are reduced to zero;

(c)  to the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made on such Distribution Date), until the Certificate Balance of the Class A-2 certificates is reduced to zero;

(d)  to the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made on such Distribution Date), until the Certificate Balance of the Class A-3 certificates is reduced to zero;

(e)  to the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made on such Distribution Date), until the Certificate Balance of the Class A-4 certificates is reduced to zero; and

(f)  to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made on such Distribution Date), until the Certificate Balance of the Class A-SB certificates is reduced to zero;

(ii)       on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, first, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such class, then in an amount equal to interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, in an amount equal to interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, in an amount equal to interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, in an amount equal to interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates and the Class B and Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, in an amount equal to interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A Certificates and the Class B, Class C and Class D certificates have been reduced to zero, to the Class E certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, in an amount equal to interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D and Class E certificates have been reduced to zero, to the Class F certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class F certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, in an amount equal to interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-second, to the Class G certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D, Class E and Class F certificates have been reduced to zero, to the Class G certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such

Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class G certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, in an amount equal to interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class; and

Twenty-fifth, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses or Retained Certificate Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Regular Certificates (other than the RR Interest) for any Distribution Date will equal one of the following: (i) a fixed rate per annum, (ii) a variable rate per annum equal to the WAC Rate for the related Distribution Date, (iii) a variable rate per annum equal to the lesser of (a) a fixed rate and (b) the WAC Rate for the related Distribution Date or (iv) a variable rate per annum equal to the WAC Rate for the related Distribution Date minus a specified percentage.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal the excess, if any of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-S, Class B and Class C certificates for the related Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class D certificates for the related Distribution Date.

The Pass-Through Rate for the Class X-E certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class E certificates for the related Distribution Date.

The Pass-Through Rate for the Class X-F certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class F certificates for the related Distribution Date.

The Pass-Through Rate for the Class X-G certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class G certificates for the related Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances immediately following the preceding Distribution Date (or, in the case of the initial Distribution Date, as of the Closing Date).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), minus the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer, a Non-Serviced Master Servicer or a Non-Serviced Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rates and the WAC Rate, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates (other than the RR Interest) will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates (other than the RR Interest) will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates (other than the RR Interest) will be equal to the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of certificates with a Notional Amount, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)  the Scheduled Principal Distribution Amount for that Distribution Date, and

(b)  the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A) Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

(B) Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Principal Balance Certificates (other than the RR Interest) will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-Retained Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the P&I Advance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the P&I Advance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex E. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex E. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)    the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower or advanced by the master servicer;

(ii)    all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution);

(iii)    the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)    any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Property was acquired for U.S. federal tax purposes, minus (y) the sum of:

(i)    the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)    the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of any Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the related REO acquisition, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or REO Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or REO Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses and Retained Certificate Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate Administrator/Trustee Fee, Operating Advisor Fee and Asset Representations Reviewer Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (or Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (or Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to any Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to any Serviced Whole Loan, the related Intercreditor Agreement) or to the extent otherwise agreed to by the related borrower in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of any Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be applied in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related

Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest,

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an opinion of counsel provided to the trustee) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan) in the manner required by such REMIC provisions.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of any Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be applied in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

If any Yield Maintenance Charge or Prepayment Premium is collected during any particular Collection Period with respect to any Mortgage Loan, then on the Distribution Date corresponding to that Collection Period, the certificate administrator will pay that Yield Maintenance Charge or Prepayment Premium (net of liquidation fees or workout fees payable therefrom) in the following manner: (x)(1) to each of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates, the product of (a) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (b) the related Base Interest Fraction for such class, and (c) a fraction, the numerator of which is equal to the amount of principal distributed to such class for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates (other than the RR Interest) for that Distribution Date, (2) to the Class X-A certificates, the excess, if any, of (a) the product of (i) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium and (ii) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates (other than the RR Interest) for that Distribution Date, over (b) the amount of such Yield Maintenance Charge or Prepayment Premium distributed to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates as described above, and (3) to the Class X-B certificates, any remaining portion of the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium not distributed as described above, and (y) to the RR Interest, the Required Credit Risk Retention Percentage of such Yield Maintenance Charge or Prepayment Premium.

“Base Interest Fraction” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium, and with respect to any class of Principal Balance Certificates (other than the RR Interest), a fraction (A) the numerator of which is the greater of (x) zero and (y) the difference between (i) the pass-through rate on that class, and (ii) the applicable Discount Rate and (B) the denominator of which is the difference between (i) the mortgage interest rate on the related Mortgage Loan and (ii) the applicable Discount Rate; provided, however, that:

●	under no circumstances will the Base Interest Fraction be greater than one;

●	if the applicable Discount Rate is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is greater than or equal to the pass-through rate on that class, then the Base Interest Fraction will equal zero; and

●	if the applicable Discount Rate is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is less than the pass-through rate on that class, then the Base Interest Fraction will be equal to 1.0.

“Discount Rate” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium—

●	if a discount rate was used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan or REO Loan, that Discount Rate, converted (if necessary) to a monthly equivalent yield, or

●	if a discount rate was not used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan, the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 (519)—Selected Interest Rates under the heading “U.S. government securities/Treasury constant maturities” for the week ending prior to the date of the relevant prepayment (or deemed prepayment), of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the maturity date or Anticipated Repayment Date, as applicable, of that Mortgage Loan or REO Loan, such interpolated treasury yield converted to a monthly equivalent yield.

For purposes of the immediately preceding bullet, the certificate administrator or the master servicer will select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities if Federal Reserve Statistical Release H.15 is no longer published.

“Prepayment Premium” means, with respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, that Mortgage Loan or any successor REO Loan with respect thereto (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject borrower if and as set forth in the related intercreditor agreement).

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

No Prepayment Premiums or Yield Maintenance Charges will be distributed to the holders of the Class X-D, Class X-E, Class X-F, Class X-G, Class E, Class F, Class G or Class R certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class	Assumed Final Distribution Date
Class A-1	November 2022
Class A-2	December 2022
Class A-SB	August 2027
Class A-3	November 2027
Class A-4	December 2027
Class X-A	NAP
Class X-B	NAP
Class A-S	December 2027
Class B	December 2027
Class C	December 2027

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Structuring Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in November 2054. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Serviced Mortgage Loan or Serviced Whole Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and any Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Serviced Mortgage Loan or Serviced Whole Loan in whole or in part after the Determination Date (or, with respect to each Serviced Mortgage Loan or Serviced Pari Passu Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Pari Passu Companion Loan) on the P&I Advance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an aggregate amount, equal to the lesser of:

(i)    the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)    the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Serviced Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.0025% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on voluntary principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y)(i) at the request or with the consent of the special servicer or, (ii) for so long as no Control Termination Event has occurred or is continuing and, other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, at the request or with the consent of the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) of the definition of “Compensating Interest Payment” above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) of the definition of “Compensating Interest Payment” above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to any Serviced Whole Loan will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the related Other Master Servicer.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payments for the related Distribution Date and the portion of the compensating interest payments allocable to each Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer is referred to in this prospectus as the “Aggregate Excess Prepayment Interest Shortfall”. The “Excess Prepayment Interest Shortfall” for any Distribution Date will be the Non-Retained Percentage of the Aggregate Excess Prepayment Interest Shortfall and will be allocated on that Distribution Date among each class of Regular Certificates (other than the RR Interest), pro rata, in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans and allocable to the Non-Retained Certificates will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E, Class F and Class G certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F and Class G certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F and Class G certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E, Class F and Class G certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of Non-Retained Certificates to receive on any Distribution Date the amounts of interest and/or principal allocable to the Non-Retained Certificates and distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of Non-Retained Certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal that is allocable to the Non-Retained Certificates that are Principal Balance Certificates on any Distribution Date will be made first, to the Class A-SB certificates, until their Certificate Balance has been reduced to the Class A-SB Planned Principal Balance for the related Distribution Date, second, to the Class A-1 certificates, until their Certificate Balance has been reduced to zero, third, to the Class A-2 certificates, until their Certificate Balance has been reduced to zero, fourth, to the Class A-3 certificates, until their Certificate Balance has been reduced to zero, fifth, to the Class A-4 certificates, until their Certificate Balance has been reduced to zero, sixth, to the Class A-SB certificates, until their Certificate Balance has been reduced to zero. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates that are still outstanding, pro rata (based upon their respective Certificate Balances), without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F certificates and the Class G certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class G certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the Realized Loss and Retained Certificate Realized Loss for such Distribution Date.

The “Realized Loss” with respect to any Distribution Date is the amount, if any, by which (i) the product of (A) the Non-Retained Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) expected to be outstanding immediately following that Distribution Date is less than (ii) the then-aggregate Certificate Balance of the Principal Balance Certificates (other than the RR Interest) after giving effect to distributions of principal on that Distribution Date.

The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates (other than the RR Interest) in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class G certificates;

second, to the Class F certificates;

third, to the Class E certificates;

fourth, to the Class D certificates;

fifth, to the Class C certificates;

sixth, to the Class B certificates; and

seventh, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the applicable Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the RR Interest or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses and Retained Certificate Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee” or “—The Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

Losses on each Whole Loan will be allocated, pro rata, between the related Mortgage Loan and the related Pari Passu Companion Loan(s), based upon their respective principal balances. With respect to any Whole Loan that has a related Subordinate Companion Loan, losses will be allocated first to each related Subordinate Companion Loan until each such Subordinate Companion Loan is reduced to zero and then to the related Mortgage Loan and the related Pari Passu Companion Loans (if any), pro rata, based upon their respective principal balances.

A class of Regular Certificates will be considered outstanding until its Certificate Balance or Notional Amount, as the case may be, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses or Retained Certificate Realized Losses, as applicable, are required thereafter to be made to a class of Principal Balance Certificates, with respect to the Non-Retained Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above and, with respect to the RR Interest in accordance with the payment priorities set forth in “Credit Risk Retention—RR Interest—Priority of Distributions”.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, based in part on information delivered to it by the master servicer or special servicer, as applicable, the certificate administrator will be required to prepare and make available to each Certificateholder of record a Distribution Date Statement providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement with (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable (substantially in the form provided in the PSA, in the case of the Distribution Date Statement, which form is subject to change, and as required in the PSA in the case of the CREFC® Reports) and including substantially the following information:

(1)             a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B (the “Distribution Date Statement”);

(2)             a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)             a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)             a CREFC® advance recovery report;

(5)             a CREFC® total loan report;

(6)             a CREFC® operating statement analysis report;

(7)             a CREFC® comparative financial status report;

(8)             a CREFC® net operating income adjustment worksheet;

(9)             a CREFC® real estate owned status report;

(10)           a CREFC® servicer watch list;

(11)           a CREFC® loan level reserve and letter of credit report;

(12)           a CREFC® property file;

(13)           a CREFC® financial file;

(14)           a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15)           a CREFC® loan periodic update file.

The master servicer or special servicer, as applicable, may omit any information from these reports that the master servicer or special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under any Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (to the extent delivery is required under the PSA);

●	a CREFC® Schedule AL file (with respect to the master servicer);

●	a CREFC® loan periodic update file; and

●	a CREFC® appraisal reduction template (to the extent received by the master servicer from the special servicer).

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property securing a Serviced Mortgage Loan and REO Property:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing within 45 days of receipt of such quarterly operating statement for the quarter ending March 31, 2018, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property or REO Property unless such Mortgaged Property or REO Property is analyzed on a trailing 12 month basis, or if the related Serviced Mortgage Loan is on the CREFC® Servicer Watch List).

●	Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) of any annual operating statements or rent rolls (if and to the extent any such information is in the form of normalized year-end financial statements that has been based on a minimum number of months of operating results as recommended by CREFC® in the instructions to the CREFC® guidelines) commencing within 45 days of receipt of such annual operating statement for the calendar year ending December 31, 2018, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to prepare the CREFC® comparative financial status report.

Certificate Owners and any holder of a Serviced Pari Passu Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, any additional servicer designated by the master servicer or special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any Non-Serviced Master Servicer, any Other Master Servicer, any person (including the Directing Certificateholder or Risk Retention Consultation Party) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the Risk Retention Consultation Party or the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loans, and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, that, if the special servicer obtains knowledge that it has become a Borrower Party, the special servicer may not directly or indirectly provide any information solely related to any related Excluded Special Servicer Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer

Loan to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, that the special servicer will at all times be a Privileged Person, despite such restriction on information; provided, further, however, that any Excluded Controlling Class Holder will be permitted to obtain from the master servicer or the special servicer, in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information). Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

The “Risk Retention Consultation Party” will be the party selected by the holder or holders of more than 50% of the RR Interest, by Certificate Balance, as determined by the certificate registrar from time to time. The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Risk Retention Consultation Party has not changed until such parties receive written notice of the identity and contact information of a replacement of Risk Retention Consultation Party from a party holding the requisite interest in the RR Interest (as confirmed by the certificate registrar). The initial Risk Retention Consultation Party is expected to be Bank of America.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means with respect to the Directing Certificateholder or any Controlling Class Certificateholder, a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans conducted by the special servicer or any Excluded Special Servicer and such other information as may be specified in the PSA specifically pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level.

“Excluded Loan” means (a) with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party or (b) with respect to the Risk Retention Consultation Party or the holder of the majority of the RR Interest, a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Risk Retention Consultation Party or the holder of the majority of the RR Interest is a Borrower Party. It is expected that there will be no Excluded Loans with respect to this securitization on the Closing Date.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click-through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder or the Risk Retention Consultation Party (in each case, to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such person is the Risk Retention Consultation Party or is a person who is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA, (2) if such person is the Risk Retention Consultation Party, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA or (3) if such person is not the Directing Certificateholder, or a Controlling Class Certificateholder or the Risk Retention Consultation Party, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) (other than with respect to a Companion Holder) that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to reasonably request and obtain from the master servicer or the special servicer, in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website) and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate (including the RR Interest) is registered in the certificate register or any beneficial owner thereof; provided,

however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate (including the RR Interest) registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party, or any affiliate of any of such persons will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA, waive a Servicer Termination Event or trigger an Asset Review (with respect to an Asset Review and any mortgage loan seller, solely with respect to any related Mortgage Loan subject to the Asset Review); provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or special servicer, as applicable, the master servicer and special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 Information Provider’s website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide or make available to the holders of any Companion Loan (or their designees including the related Other Master Servicer or Other Special Servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management Inc., Interactive Data Corporation, CMBS.com, Inc., Markit Group Limited, Moody’s Analytics and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification to the master servicer or special servicer, as applicable, the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) may provide (or make available electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer or special servicer, as the case may be, at the expense of such Certificateholder; provided that in connection with such request, the master servicer or special servicer, as applicable, may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer or special servicer, as applicable, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Upon the request of any Privileged Person (other than the NRSROs) to receive copies of annual operating statements, budgets and rent rolls either collected by the master servicer or special servicer or caused to be prepared by the special servicer in respect of each REO Property, the master servicer or the special servicer, as the case may be, will be required to deliver copies of such items to the certificate administrator to be posted on the certificate administrator’s website. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website initially located at www.ctslink.com (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

o	this prospectus;

o	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

o	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

o	any reports on Forms 10-D, ABS-EE, 10-K and 8-K that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

o	the Distribution Date Statements;

o	the CREFC® bond level files;

o	the CREFC® collateral summary files;

o	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the certificate administrator); and

o	the annual reports as provided by the operating advisor;

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

o	the summary of any Final Asset Status Report as provided by the special servicer; and

o	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

o	any appraisals delivered in connection with any Asset Status Report;

o	any CREFC® appraisal reduction template received by the certificate administrator;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

o	notice of any release based on an environmental release under the PSA;

o	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

o	notice of final payment on the certificates;

o	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or special servicer;

o	any notice of resignation or termination of the master servicer or special servicer;

o	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

o	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

o	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

o	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

o	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

o	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

o	any notice of the termination of the issuing entity;

o	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred or is terminated (provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan with respect to the Directing Certificateholder, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan);

o	any notice of the occurrence of an Operating Advisor Termination Event;

o	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

o	any Proposed Course of Action Notice;

o	any assessment of compliance delivered to the certificate administrator;

o	any Attestation Reports delivered to the certificate administrator; and

o	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below; and

o	any notice or documents provided to the certificate administrator by the depositor or the master servicer directing the certificate administrator to post to the “special notices” tab;

●	the “Investor Q&A Forum”;

●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

●	the “Risk Retention Special Notices” tab, which will contain any notices relating to ongoing compliance by each Retaining Party with the Credit Risk Retention Rules;

provided, that with respect to a Control Termination Event or Consultation Termination Event that is deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to provide notice of the occurrence and continuance of such event if it has been notified of or has knowledge of the existence of such Excluded Loan.

The certificate administrator will be required to, in addition to posting the applicable notices on the “Risk Retention Special Notices” tab, provide e-mail notification to any Privileged Person (other than certain financial market information providers under the PSA)

that has registered to receive access to the Certificate Administrator’s Website that a notice has been posted to the “Risk Retention Special Notices” tab. In the event that the Retaining Sponsor determines that any Retaining Party no longer complies with certain specified provisions of the Credit Risk Retention Rules, it will be required to send written notice of such non-compliance to the Certificate Administrator, who will be required to post such notice on its website under the “Risk Retention Special Notices” tab.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide an Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to obtain such information in accordance with terms of the PSA, and each of the master servicer and the special servicer may require and rely on such certifications and other reasonable information prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) contain a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer, (iii) contain certain account balances to the extent available to the certificate administrator, and (iv) incorporate the most recent Form ABS-EE filing by reference (which such Form ABS-EE will be filed on or prior to the filing of the applicable report on Form 10-D).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or special servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding each Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product, or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder or the Risk Retention Consultation Party (in its capacity as Risk Retention Consultation Party) as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other

Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at www.ctslink.com. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will permit the master servicer and the special servicer, at their respective sole cost and expense, to make available by electronic media, bulletin board service or internet website any reports or other information the master servicer or the special servicer, as applicable, is required or permitted to provide to any party to the PSA, the Rating Agencies or any Certificateholder or any prospective Certificateholder that has provided the master servicer or the special servicer, as applicable, with an Investor Certification or has executed a “click-through” confidentiality agreement in accordance with the PSA to the extent such action does not conflict with the terms of the PSA (including, without limitation, any requirements to keep Privileged Information confidential), the terms of the Mortgage Loans or applicable law. However, the availability of such information or reports on the internet or similar electronic media will not be deemed to satisfy any specific delivery requirements in the PSA except as set forth therein.

Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)             2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)             in the case of any Principal Balance Certificates (other than the RR Interest), a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer, operating advisor or asset representations reviewer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer, operating advisor or the asset representations reviewer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates (other than the RR Interest), each determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

Neither the Class R certificates nor the RR Interest will be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, S.A. (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositories (collectively, the “Depositories”), which in turn will hold such positions in customers’ securities accounts in the Depositories’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depository to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositories.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of the Special Servicer Without Cause”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations

(“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

The RR Interest will be evidenced by one or more certificates and is expected to be held at all times in definitive form by the certificate administrator on behalf of the beneficial owners of the RR Interest for so long as the Retaining Parties require and in accordance with the PSA.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS) – BANK 2017-BNK9

With a copy to:
trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates. In addition, upon written request to the certificate administrator of any Certificateholder or certificate owner (if applicable) that has provided an Investor Certification, the certificate administrator is required to promptly notify such Certificateholder or certificate owner of the identity of the then-current Directing Certificateholder.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the related mortgage loan seller and the depositor. For purposes of the respective MLPAs pursuant to which MSMCH and Wells Fargo Bank are selling Mortgage Loans and the related discussion below, the Colorado Center Mortgage Loan will constitute a “Mortgage Loan” under each such MLPA only to the extent of the portion thereof to be sold to the depositor by MSMCH or Wells Fargo Bank, as applicable.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, generally the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)           the original Mortgage Note, endorsed on its face or by allonge to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the related mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)          the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)         an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)          the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)           an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)          the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)         originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)        the original or a copy of the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)         any filed copies (bearing evidence of filing) or evidence of filing of any Uniform Commercial Code financing statements, related amendments and continuation statements in the possession of the related mortgage loan seller;

(x)          an original assignment in favor of the trustee of any financing statement executed and filed in favor of the related mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)         the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)        the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit (with any necessary transfer documentation) relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)        the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)        the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)         the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and/or request for the issuance of a new comfort letter in favor of the trustee, in each case, as applicable;

(xvi)        the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)       the original or a copy of any related mezzanine intercreditor agreement;

(xviii)      the original or a copy of all related environmental insurance policies; and

(xix)       a list related to such Mortgage Loan indicating the related Mortgage Loan documents included in the related Mortgage File as of the Closing Date.

With respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above)

will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date.

Notwithstanding anything to the contrary contained herein, with respect to the Colorado Center Mortgage Loan, the obligation of each of the applicable mortgage loan sellers to deliver mortgage notes as part of the related Mortgage File will be limited to delivery of only the mortgage notes held by such party. In addition, with respect to the Colorado Center Mortgage Loan, the obligation of each applicable mortgage loan seller to deliver the remaining portion of the related Mortgage File will be joint and several; however, delivery of such remaining documents by either of the applicable mortgage loan sellers will satisfy the delivery requirements for both of the applicable mortgage loan sellers.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, generally the following documents in electronic format:

(a)          A copy of each of the following documents:

(i)           the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)          the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)         any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)          all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)           the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)          any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)         any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)        any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)         any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)          any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)         any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan;

(xii)        any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)       all related environmental reports; and

(xiv)        all related environmental insurance policies;

(b)        a copy of any engineering reports or property condition reports;

(c)        other than with respect to a hospitality property (except with respect to tenanted commercial space within a hospitality property), copies of a rent roll;

(d)        for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)        a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)         a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)        a copy of the appraisal for the related Mortgaged Property(ies);

(h)        for any Mortgage Loan that the related Mortgaged Property(ies) is leased to a single tenant, a copy of the lease;

(i)         a copy of the applicable mortgage loan seller’s asset summary;

(j)         a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)        a copy of all zoning reports;

(l)         a copy of financial statements of the related mortgagor;

(m)       a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)        a copy of all UCC searches;

(o)        a copy of all litigation searches;

(p)        a copy of all bankruptcy searches;

(q)        a copy of any origination settlement statement;

(r)         a copy of the insurance summary report;

(s)        a copy of organizational documents of the related mortgagor and any guarantor;

(t)         a copy of all escrow statements related to the escrow account balances as of the Mortgage Loan origination date;

(u)        a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)         a copy of any closure letter (environmental); and

(w)        a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties;

in each case, to the extent that the originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan (or portion thereof) sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1, and will be made as of the date set forth in the related MLPA, subject to certain exceptions to such representations and warranties as set forth in Annex D-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or is defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a “qualified mortgage” (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(i) such mortgage loan seller’s discovery of the Material Defect or receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(ii) in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, the earlier of

(x) discovery by the related mortgage loan seller or any party to the PSA of such Material Defect, or

(y) receipt of a Breach Notice by the mortgage loan seller,

(A) cure such Material Defect in all material respects, at its own expense,

(B) repurchase the affected Mortgage Loan (or, in the case of the Colorado Center Mortgage Loan, the applicable portion thereof) or REO Loan at the Purchase Price, or

(C) substitute a Qualified Substitute Mortgage Loan (other than with respect to any Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution;

provided that no such substitution may occur on or after the second anniversary of the Closing Date; provided, however, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or REO Loan (or, in the case of the Colorado Center Mortgage Loan, the applicable portion thereof) or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to any related Whole Loan, for which no substitution will be permitted), if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period; provided that if any such Material Defect is not cured after the initial cure period and any such extended cure period solely due to the failure of the mortgage loan seller to have received the recorded document, then the mortgage loan seller will be entitled to continue to defer its cure, repurchase and/or substitution obligations in respect of such Material Defect until eighteen (18) months after the closing date so long as the mortgage loan seller certifies to the trustee, the master servicer, the special servicer and the certificate administrator no less than every ninety (90) days thereafter that the Material Defect is still in effect solely because of its failure to have received the recorded document and that the mortgage loan seller is diligently pursuing the cure of such Material Defect (specifying the actions being taken). Notwithstanding the foregoing, there will be no such 90-day extension if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

A delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to cure, repurchase or substitute for the related Mortgage Loan if (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a notice of such Material Defect as required by the terms of the MLPA or the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report or possession of the Mortgage File), (iii) such delay precludes the mortgage loan seller from curing such Material Defect and (iv) such Material Defect does not relate to the applicable mortgage loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan (or, in the case of the Colorado Center Mortgage Loan, the applicable portion thereof) if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release in lieu of repurchase would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

If a cross-collateralized Mortgage Loan is required to be repurchased or substituted for and the applicable Material Defect does not constitute a Material Defect as to any other cross-collateralized Mortgage Loan in the related group of cross-collateralized Mortgage Loans (without regard to this paragraph), then the applicable Material Defect will be deemed to constitute a Material Defect as to any other cross-collateralized Mortgage Loan in the related cross-collateralized group for purposes of this paragraph, and the related mortgage loan seller will be required to repurchase or substitute for the other cross-collateralized Mortgage Loan(s) in the related cross-collateralized group unless such other cross-collateralized Mortgage Loans satisfy the Cross-Collateralized Mortgage Loan Repurchase Criteria defined below. In the event that the remaining cross-collateralized Mortgage Loans in such cross-collateralized group satisfy the Cross-Collateralized Mortgage Loan Repurchase Criteria, the applicable mortgage loan seller may elect either to repurchase or substitute for only the affected cross-collateralized Mortgage Loan(s) as to which the related Material Defect exists or to repurchase or substitute for all of the cross-collateralized Mortgage Loans in the related cross-collateralized group. Any reserve or other cash collateral or letters of credit securing the cross-collateralized Mortgage Loans will be allocated among the related cross-collateralized Mortgage Loans in accordance with the related Mortgage Loan documents or otherwise on a pro rata basis based upon their outstanding Stated Principal Balances. Except as provided in this paragraph and the following paragraph, all other terms of the related Mortgage Loans will remain in full force and effect without any modification thereof.

Notwithstanding the immediately preceding paragraph, if the related Mortgage provides for the partial release of one or more of the cross-collateralized Mortgage Loans, the depositor may cause the related mortgage loan seller to repurchase only that cross-collateralized Mortgage Loan required to be repurchased, pursuant to the partial release provisions of the related Mortgage; provided, however, that (i) the remaining related cross-collateralized Mortgage Loan(s) fully comply with the terms and conditions of the related Mortgage, the PSA and the related MLPA, including the Cross-Collateralized Mortgage Loan Repurchase Criteria, (ii) in connection with such partial release, the related mortgage loan seller obtains an opinion of counsel (at such mortgage loan seller’s expense) to the effect that the contemplated action will not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) in connection with such partial release, the related mortgage loan seller delivers or causes to be delivered to the custodian original modifications to the Mortgage prepared and executed in connection with such partial release.

With respect to any cross-collateralized Mortgage Loan, to the extent that the applicable mortgage loan seller is required to repurchase or substitute for such cross-collateralized Mortgage Loan in the manner prescribed in the two preceding paragraphs while the trustee continues to hold any other cross-collateralized Mortgage Loans in the related cross-collateralized group, the applicable mortgage loan seller and the Enforcing Servicer, on behalf of the trustee, as assignee of the depositor, will, as set forth in the related MLPA, forbear from enforcing any remedies against the other’s Primary Collateral but each will be permitted to exercise remedies against the Primary Collateral securing its respective related Mortgage Loans, including with respect to the trustee, the Primary Collateral securing the Mortgage Loans still held by the trustee, so long as such exercise does not materially impair the ability of the other party to exercise its remedies against its Primary Collateral. If the exercise of the remedies by one party would materially impair the ability of the other party to exercise its remedies with respect to the Primary Collateral securing the cross-collateralized Mortgage Loans held by such party, then both parties have agreed in the related MLPA to forbear from exercising such remedies until the Mortgage Loan documents evidencing and securing the relevant Mortgage Loan can be modified in a manner that complies with the related MLPA to remove the threat of material impairment as a result of the exercise of remedies.

“Cross-Collateralized Mortgage Loan Repurchase Criteria” means, with respect to any group of cross-collateralized Mortgage Loans as to which one or more (but not all) of the cross-collateralized Mortgage Loans therein are affected by a Material Defect (the cross-collateralized Mortgage Loan(s) in such cross-collateralized group affected by such Material Defect, for purposes of this definition, the “affected cross-collateralized Mortgage Loans” and the other cross-collateralized Mortgage Loan(s) in such cross-collateralized group, for purposes of this definition, the “remaining cross-collateralized Mortgage Loans”) (i) the debt service coverage ratio for all the remaining cross-collateralized Mortgage Loans for the four (4) most recently reported calendar quarters preceding the repurchase or substitution shall not be less than the least of (a) 0.10x below the debt service coverage ratio for the cross-collateralized group (including the affected cross-collateralized Mortgage Loan(s)) set forth in Annex A-1, (b) the debt service coverage ratio for the cross-collateralized group (including the affected cross-collateralized Mortgage Loan(s)) for the four (4) preceding calendar quarters preceding the repurchase or replacement and (c) 1.25x, (ii) the loan-to-value ratio for all the remaining cross-collateralized Mortgage Loans determined at the time of repurchase or substitution based upon an appraisal obtained by the special servicer at the expense of the related mortgage loan seller shall not be greater than the greatest of (a) the loan-to-value ratio, expressed as a whole number percentage (taken to one (1) decimal place), for the entire cross-collateralized group, (including the affected cross-collateralized Mortgage Loan(s)) set forth in Annex A-1 plus 10%, (b) the loan-to-value ratio, expressed as a whole number percentage (taken to one (1) decimal place), for the entire such cross-collateralized group, including the affected cross-collateralized Mortgage Loan(s) at the time of repurchase or substitution, and (c) 75%, (iii) the related mortgage loan seller, at its expense, shall have furnished the trustee and the certificate administrator with an opinion of counsel that any modification relating to the repurchase or substitution of a cross-collateralized Mortgage Loan shall not cause (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity, (iv) the related mortgage loan seller causes the affected cross-collateralized Mortgage Loan to become not cross-collateralized and cross-defaulted with the remaining related cross-collateralized Mortgage Loans prior to such repurchase or substitution or otherwise forbears from exercising enforcement rights against the Primary Collateral for any cross-collateralized Mortgage Loan(s) remaining in the Trust (while the Trust forbears from exercising enforcement rights against the Primary Collateral for the Mortgage Loan removed from the Trust) and (v) (other than with respect to any Mortgage Loan that is an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class) unless a Control Termination Event has occurred and is continuing, the Directing Certificateholder shall have consented to the repurchase or substitution of the affected cross-collateralized Mortgage Loan, which consent shall not be unreasonably withheld, conditioned or delayed.

With respect to any cross-collateralized Mortgage Loan, “Primary Collateral” means that portion of the related Mortgaged Property designated as directly securing such cross-collateralized Mortgage Loan and excluding any Mortgaged Property as to which the related lien may only be foreclosed upon by exercise of the cross-collateralization provisions of such cross-collateralized Mortgage Loan.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the special servicer (for so long as no Control Termination Event has occurred and is continuing and in respect of any Mortgage Loan that is not an Excluded Loan with respect to such Directing Certificateholder or the holder of the majority of the Controlling Class, with the consent of the Directing Certificateholder) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

With respect to any Mortgage Loan, the “Purchase Price” equals to the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on an ARD Loan), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purposes, any Companion Loan, if any), (4) solely in the case of a repurchase or substitution by a mortgage loan seller, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Affirmative Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”, (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or related REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period) and (6) solely in the case of a repurchase or substitution by the related mortgage loan seller, any Asset Representations Reviewer Asset Review Fee for such Mortgage Loan, to the extent not previously paid by the related mortgage loan seller. With respect to the Colorado Center Mortgage Loan, the Purchase Price that would be payable by each of the applicable mortgage loan sellers for its related promissory note(s) will be its respective percentage interest as of the Closing Date of the total Purchase Price for such Mortgage Loan.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to any Whole Loan, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)  have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)  have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)  have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)  accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)  have a remaining term to stated maturity not greater than, and not more than five years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)  have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)  comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)  have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)   have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)   constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the related mortgage loan seller’s expense);

(k)  not have a maturity date or an amortization period that extends to a date that is after the date five years prior to the Rated Final Distribution Date;

(l)   have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)  not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the related mortgage loan seller);

(n)  have been approved, so long as no Control Termination Event has occurred and is continuing and the affected Mortgage Loan is not an Excluded Loan with respect to either the Directing Certificateholder or the holder of the majority of the Controlling Class, by the Directing Certificateholder;

(o)  prohibit defeasance within two years of the Closing Date;

(p)  not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on the Trust or any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel at the cost of the related mortgage loan seller;

(q)  have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)  be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller (or other applicable party) will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans (or portion thereof) sold by that mortgage loan seller to the depositor, and none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

As stated above, with respect to a Material Defect related to the Colorado Center Mortgage Loan, representing approximately 5.7% of the Initial Pool Balance, which was co-originated by Morgan Stanley Bank and Wells Fargo Bank, each of MSMCH and Wells Fargo Bank will only be a mortgage loan seller with respect to, and will only be obligated to take the remedial actions described above with respect to, its percentage interest in such Mortgage Loan that it sold to the depositor (66.7% with respect to MSMCH and 33.3% with respect to Wells Fargo Bank). It is possible that under certain circumstances only one of MSMCH and Wells Fargo Bank will repurchase, or otherwise comply with any repurchase obligations with respect to, its interest in such Mortgage Loan if there is a Material Defect. If for any reason, one of those mortgage loan sellers repurchases its interest in such Mortgage Loan and the other mortgage loan seller does not, (i) the non-repurchased portion of the Mortgage Loan shall be deemed to constitute a “Mortgage Loan” under the PSA, the repurchasing mortgage loan seller’s interest in such Mortgage Loan will be deemed to constitute a “Non-Serviced Pari Passu Companion Loan” with respect such Mortgage Loan, (ii) the related Whole Loan will continue to be serviced and administered under the related Non-Serviced PSA and the related Intercreditor Agreement, (iii) all amounts applied in respect of interest, principal and yield maintenance premiums in respect of the related Whole Loan from time to time will be allocated pursuant to the related Intercreditor Agreement between the issuing entity, the repurchasing mortgage loan seller and the other related Companion Holders and (iv) the repurchasing mortgage loan seller will be entitled to receive remittances of allocated collections monthly to the same extent as any other related Companion Holder.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans serviced under the PSA (the “Serviced Mortgage Loans”), any related Serviced Companion Loan and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Companion Loans but not to include any Non-Serviced Mortgage Loan, any Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties. In the case of any Serviced Whole Loan, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans, the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loan” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA, the Directing Certificateholder (for so long as no Consultation Termination Event has occurred and is continuing and other than in respect of an Excluded Loan with respect to either the Directing Certificateholder or the holder of the majority of the Controlling Class) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence File for each of its Mortgage Loans to the depositor by uploading such Diligence File to the designated website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will be required to diligently service and administer the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Serviced Pari Passu Companion Loan and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan) for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or any Serviced Whole Loan or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Pari Passu Companion Loan, and the best interests of the issuing entity and the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of the related Companion Loan (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan constituted a single lender), taking into account the pari passu nature of the related Companion Loan), as determined by the master servicer or special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A) any relationship that the master servicer or special servicer, as the case may be, or any of their respective affiliates, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B) the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C) the obligation, if any, of the master servicer to make advances;

(D) the right of the master servicer or special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)  the ownership, servicing or management for others of (i) a Non-Serviced Mortgage Loan and a Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)  any debt that the master servicer or special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G) any option to purchase any Mortgage Loan or the related Companion Loan the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H) any obligation of the master servicer or special servicer, or any of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Pari Passu Companion Loan or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of each Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of its respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any Serviced Pari Passu Companion Loan for which it is responsible to one or more third-party sub-servicers, provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement that provides for the performance by third parties of any or all of its obligations under the PSA without, prior to the occurrence and continuance of a Control

Termination Event and other than with respect to any Mortgage Loan that is an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer, the certificate administrator or the depositor pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement to which the depositor is a party. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it pursuant to the terms of the related Sub-Servicing Agreement. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, only to the same extent the master servicer is reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “P&I Advance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Aggregate Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)           all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the P&I Advance Date; and

(2)           in the case of each Mortgage Loan that is delinquent in respect of its balloon payment as of the P&I Advance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been determined with respect to any Mortgage Loan (or, in the case of a Non-Serviced Whole Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges, Prepayment Premiums or Excess Interest or with respect to any Companion Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Serviced Mortgage Loan and any related Serviced Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property securing such Serviced Mortgage Loan or REO Property (other than REO Property related to a Non-Serviced Mortgage Loan), in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the Collection Account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for any Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to any Serviced Whole Loan. With respect to a Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans”, “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loan”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that the master servicer or the special servicer, in accordance with the Servicing Standard, or the trustee, in its good faith business judgment, determines would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to the Other Master Servicer under the Other PSA governing any securitization trust into which any related Serviced Pari Passu Companion Loan is deposited, and, with respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer and Non-Serviced Special Servicer), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination will be conclusive and binding on the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is non-recoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) (i) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) estimated future expenses, (c) estimated timing of recoveries, and (d) the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee because there is insufficient principal available for such recovery, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is non-recoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, but (other than a non-recoverability determination by the special servicer) is not binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on and will be bound by any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to a Non-Serviced Whole Loan, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to such Non-Serviced Mortgage Loan. Similarly, with respect to a Non-Serviced Mortgage Loan, if the master servicer or the special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related Non-Serviced Master Servicer and Non-Serviced Trustee as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer and the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of the Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan or Mortgaged Property (“Related Proceeds”). Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of any Serviced Pari Passu Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan, as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, other than in the case of an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the Collection Period for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such Collection Period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a Collection Period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, which means (1) that party determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover such Nonrecoverable Advance, (2) changed circumstances or new or different information becomes known to that party that could affect or cause a determination or whether any Advance is a Nonrecoverable Advance or whether to deter reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) in the case of the master servicer, it has not timely received from the trustee information required by the master servicer to consider in determining whether to defer reimbursement of a Nonrecoverable Advance. If any of the circumstances described in clause (1), clause (2) or clause (3) above apply, the master servicer or trustee, as applicable, must give the 17g-5 Information Provider notice (in accordance with the procedures regarding Rule 17g-5 set forth in the PSA) of the anticipated reimbursement as soon as reasonably practicable. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement or right to obtain reimbursement.

The master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances if the related Periodic Payment is received on or before the related Due Date and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the P&I Advance Date. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York City edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of a Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account on a daily basis (and in no event later than the 2nd business day following receipt in available and properly identified funds) all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, the special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loan or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on any Whole Loan will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Companion Distribution Account”) with respect to any Serviced

Companion Loan, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of such Serviced Companion Loan in the Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in the Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in the Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account, to the extent of funds on deposit in the Collection Account, on the related P&I Advance Date, the Aggregate Available Funds for such Distribution Date and any Yield Maintenance Charges or Prepayment Premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and a “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account, (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class R certificates) as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates (other than the RR Interest) and to make distributions of interest and principal from Retained Certificate Available Funds to the holders of the RR Interest, as described under “Description of the Certificates—Distributions—Priority of Distributions” and “Credit Risk Retention—RR Interest—Priority of Distributions”, respectively.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the P&I Advance Date occurring each February and on any P&I Advance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the P&I Advance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the P&I Advance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

If there were any ARD Loans included in the Trust, the certificate administrator would also be required to establish and maintain an account (the “Excess Interest Distribution Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On the P&I Advance Date immediately preceding the applicable

Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to any Excess Interest received by the master servicer during the related Collection Period. Because there are no ARD Loans in the Trust, the certificate administrator will not establish an Excess Interest Distribution Account.

The certificate administrator may be required to establish and maintain two accounts (the “Gain-on-Sale Reserve Account” and the “Retained Certificate Gain-on-Sale Reserve Account”), each of which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders of the Non-Retained Certificates and of the RR Interest, respectively. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), the amounts will be deposited into the Gain-on-Sale Reserve Account in an amount equal to the Non-Retained Percentage multiplied by such amounts and into the Retained Certificate Gain-on-Sale Reserve Account in an amount equal to the Retained Certificate Risk Retention Percentage multiplied by such amounts. Amounts in the Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates (other than the RR Interest) (including to reimburse for Realized Losses previously allocated to such certificates), and the amounts in the Retained Certificate Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of Retained Certificate Available Funds to all amounts due and payable on the RR Interest (including to reimburse for Retained Certificate Realized Losses previously allocated to such certificates). Any remaining amounts will be held in the Gain-on-Sale Reserve Account and Retained Certificate Gain-on-Sale Reserve Account, as applicable, to offset shortfalls and losses incurred on subsequent Distribution Dates as described above. Any remaining amounts not necessary to offset any shortfalls or losses on the final Distribution Date will be distributed on the Class R certificates after all amounts payable to the Regular Certificates have been made.

The special servicer will also be required to establish one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Distribution Accounts, the Interest Reserve Account, the Companion Distribution Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account, the Retained Certificate Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer will be payable to each of them as additional compensation, and each of them will be required to bear any losses resulting from its investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Companion Distribution Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to any Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)      to remit on each P&I Advance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Aggregate Available Funds and any Prepayment Premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date or (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any;

(ii)     to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to any Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)     to pay to the master servicer and special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)     to pay to the operating advisor the Operating Advisor Consulting Fee (but, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)      to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee (but only to the extent such Asset Representations Reviewer Asset Review Fee is to be paid by the issuing entity);

(vi)     to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)    to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)   to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the related mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)    to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)     to pay itself and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xi)     to recoup any amounts deposited in the Collection Account in error;

(xii)    to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)   to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)   to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)    to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)   to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)  to pay the related mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii) to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)  to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)   to clear and terminate its Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to a Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any related Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Pari Passu Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) or the special servicer (with respect to Specially Serviced Loans and REO Properties) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Pari Passu Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Pari Passu Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Companion Loan; provided, that a P&I Advance with respect to the Colorado Center Mortgage Loan is reimbursable from the proceeds of the related Whole Loan prior to any distribution to the promissory notes comprising such Whole Loan. Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of its names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans and any related Serviced Companion Loan, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and Serviced Companion Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loan) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Special Servicing Fee / Special Servicer	With respect to each Serviced Mortgage Loan and the related Serviced Companion Loan that are Specially Serviced Loans (including REO Properties), the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan.	First, from liquidation proceeds, insurance and condemnation proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loan), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Workout Fee / Special Servicer(2)	With respect to each Serviced Mortgage Loan and the related Serviced Companion Loan that are Corrected Loans, the Workout Fee Rate multiplied by all payments of interest and principal received on such Mortgage Loan and the related Serviced Pari Passu Companion Loan for so long as they remain a Corrected Loan.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Liquidation Fee / Special Servicer(2)	With respect to each Serviced Mortgage Loan and the related Serviced Companion Loan that are Specially Serviced Loans for which the special servicer obtains a full, partial or discounted payoff or any liquidation proceeds, insurance proceeds and condemnation proceeds, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).	From any liquidation proceeds, insurance proceeds, condemnation proceeds and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest, review fees and other similar fees actually collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan.	Related payments made by borrowers with respect to the related Mortgage Loans and any related Serviced Companion Loan.	Time to time
Certificate Administrator/Trustee Fee/Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Certificate Administrator/Trustee Fee/Trustee	With respect to each Distribution Date, a portion of the monthly portion of the annual Certificate Administrator/Trustee Fee equal to $290	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan and any Companion Loan).	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Serviced Mortgage Loan (or, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, such lesser amount as the related borrower agrees to pay with respect to such Mortgage Loan).	Payable by the related borrower when incurred during the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates; and when incurred subsequent to such period, out of general collections on deposit in the Collection Account.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding any Companion Loan).	Out of general collections on deposit in the Collection Account.	Monthly
Asset Representations Reviewer Upfront Fee	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing
Asset Representations Reviewer Asset Review Fee	The sum of: (i) $15,000 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated for the year of the Closing Date and for the year of the occurrence of the Asset Review.	Payable by the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written invoice therefor by the asset representations reviewer, such fee will be paid by the trust out of general collections on deposit in the Collection Account.	In connection with each Asset Review with respect to a Delinquent Loan.

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loan), and then with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.	Time to time
Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loan), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.	Time to time
Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Indemnification Expenses /
Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer, Operating Advisor or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on any Serviced Companion Loan)	Time to time
CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the operating advisor or asset representations reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.	Time to time

(1)	With respect to any Mortgage Loan and any related Serviced Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, all references to Mortgage Loan, Companion Loan, Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans.

With respect to each Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor, if any, and/or asset representations reviewer, if any, under the related Non-Serviced PSA will be entitled to receive similar fees and reimbursements with respect to that Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to each Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related Non-Serviced Whole Loan.

In connection with the servicing and administration of any Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, Serviced Companion Loan and REO Loan (other than the portion of any REO Loan related to any Non-Serviced Companion Loan) (including Specially Serviced Loans and any Non-Serviced Mortgage Loan constituting a “specially serviced loan” under any related Non-Serviced PSA), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan, Serviced Companion Loan or REO Loan, equal to (i) with respect to any such Mortgage Loan (and any successor REO Loan), 0.00250% per annum plus any “primary servicing fee” and any “pari passu loan primary servicing fee” set forth next to the related Mortgaged Property on Annex A-1 and (ii) with respect to any Serviced Pari Passu Companion Loan (or successor REO Loan), 0.00250% per annum. The Servicing Fee payable to the master servicer with respect to any related Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to a Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrower:

●	100% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any such Mortgage Loans (other than a Non-Serviced Mortgage Loan) that are not Specially Serviced Loans and any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement that are Master Servicer Decisions; and for any matter for a Mortgage Loan (including any related Companion Loan) that is not a Specially Serviced Loan which matter involves a Major Decision or a Special Servicer Decision, then the master servicer will be entitled to 50% of such Excess Modification Fees;

●	100% of all assumption application fees and other similar items received on any such Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) to the extent the master servicer is processing the underlying transaction and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any modification fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

●	100% of assumption, waiver, consent and earnout fees and other similar fees (other than assumption application fees and defeasance fees) pursuant to the PSA on any such Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related

Intercreditor Agreement) relating to Master Servicer Decisions; and for any matter for a Mortgage Loan (including any related Companion Loan) that is not a Specially Serviced Loan which matter involves a Major Decision or a Special Servicer Decision, then the master servicer will be entitled to 50% of such assumption, waiver, consent and earnout fees and other similar fees;

●	100% of charges by the master servicer collected for checks returned for insufficient funds;

●	100% of charges for beneficiary statements or demands actually paid by the related borrowers under such Mortgage Loans (and any related Serviced Companion Loan) that are not Specially Serviced Loans;

●	the excess, if any, of Prepayment Interest Excesses over Prepayment Interest Shortfalls arising from any principal prepayments on such Mortgage Loans and any related Serviced Pari Passu Companion Loan; and

●	late payment charges and default interest paid by such borrowers (that were accrued while the related Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (excluding Special Servicing Fees, Liquidation Fees and Workout Fees) incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer. Similarly, if the special servicer decides not to charge any fee, the master servicer will nevertheless be entitled to charge its portion of the related fee to which the master servicer would have been entitled if the special servicer had charged a fee and the special servicer will not be entitled to any portion of such fee charged by the master servicer.

In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and Companion Distribution Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account maintained by the master servicer, to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12 months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan and any successor REO Loan) and any related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loan. The Servicing Fee for each Mortgage Loan and any successor REO Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Wells Fargo Bank will be entitled to retain a portion of the Servicing Fee with respect to each Mortgage Loan and any successor REO Loan (other than a Non-Serviced Mortgage Loan) and, to the extent provided for in the related Intercreditor Agreement, each related Serviced Companion Loan, notwithstanding any termination or resignation of such party as master servicer; provided that Wells Fargo Bank may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Wells Fargo Bank will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (or primary servicer) will be entitled to a primary servicing fee accruing at the rate set forth in the chart entitled “Non-Serviced Mortgage Loans” in the “Summary of Terms—Offered Certificates”.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to the greater of a per annum rate of 0.25000% and the per annum rate that would result in a special servicing fee for the related month of (i) $3,500 or (ii) with respect to any Mortgage Loan with respect to which the Risk Retention Consultation Party is entitled to consult with the special servicer, for so long as the related Mortgage Loan is a Specially Serviced Loan, and during the continuance of a Consultation Termination Event, $5,000 (the “Special Servicing Fee Rate”), calculated on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan) and Companion Loan, as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any REO Properties. Each Non-Serviced Whole Loan will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loan”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at maturity or anticipated repayment date) received on the Corrected Loan for so long as it remains a Corrected Loan; provided, however, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount received by the special servicer; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) equal to $25,000. The “Excess Modification Fee Amount” with respect to the master servicer or special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification

Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or special servicer, as applicable, as compensation within the prior 12 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. The Non-Serviced Whole Loan will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan or Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made 3 consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such 3 consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to (a) each Specially Serviced Loan or REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer receives (i) a full, partial or discounted payoff from the related borrower, (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable) or (b) any Loss of Value Payment or Purchase Price paid by a Mortgage Loan Seller with respect to any Mortgage Loan (except if such Mortgage Loan Seller makes such Loss of Value Payment in connection with a breach or document defect within the 90-day initial cure period or, if applicable, within the subsequent 90-day extended cure period). The Liquidation Fee for each Specially Serviced Loan (and each related Serviced Companion Loan) and REO Property will be payable from, and will be calculated by application of a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (or, if such rate would result in an aggregate liquidation fee less than $25,000, then the Liquidation Fee Rate will be equal to the lesser of (i) 3.0% and (ii) such lower rate as would result in an aggregate liquidation fee equal to $25,000); provided that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced

Companion Loan) or REO Property and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with:

(i)       the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation within the time period (or extension of such time period, if applicable) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such time period (or extension of such time period, if applicable),

(ii)      the purchase of any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)     the purchase of all of the Mortgage Loans and REO Properties in connection with any termination of the issuing entity,

(iv)     with respect to a Serviced Companion Loan, (A) a repurchase of such Serviced Companion Loan by the related mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Companion Loan (if any) by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)      the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, and such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to the Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates), or

(vi)     if a Mortgage Loan or the Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “Pooling and Servicing Agreement—General” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full.

Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (vi) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. Each

Non-Serviced Whole Loan will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loan”.

The special servicer will also be entitled to additional servicing compensation in the form of:

(i)      100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans,

(ii)     100% of assumption application fees and other similar items received with respect to Specially Serviced Loans and 100% of assumption application fees and other similar items received with respect to Mortgage Loans (other than Non-Serviced Mortgage Loans) and Serviced Companion Loans that are not Specially Serviced Loans to the extent the special servicer is processing the underlying transaction,

(iii)    100% of waiver, consent and earnout fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower,

(iv)    100% of assumption fees and other related fees as further described in the PSA, received with respect to Specially Serviced Loans, and

(v)     50% of all Excess Modification Fees and assumption, waiver, consent and earnout fees and other similar fees received with respect to any Mortgage Loans (other than Non-Serviced Mortgage Loans, but including any related Serviced Pari Passu Companion Loan(s)) that are not Specially Serviced Loans to the extent that the matter involves a Major Decision or a Special Servicer Decision.

The special servicer will also be entitled to penalty charges paid by the borrowers and accrued while the related Mortgage Loans (including the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses with respect to the related Mortgage Loan (including the related Companion Loan, if applicable, to the extent not prohibited by the related Intercreditor Agreement) since the Closing Date. The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Account and the Loss of Value Payment reserve account in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer. Similarly if the special servicer decides not to charge any fee, the master servicer will nevertheless be entitled to charge its portion of the related fee to which the master servicer would have been entitled if the special servicer had charged a fee and the special servicer will not be entitled to any portion of such fee charged by the master servicer.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including on those occasions under such Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any such Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Pari Passu Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the P&I Advance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of such Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan or related Serviced Companion Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA or any Non-Serviced PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees and appraisal fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee, and the certificate administrator will pay the trustee fee to the trustee in an amount equal to $290 per month. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00664% per annum (the “Certificate Administrator/Trustee Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan and each Companion Loan) and REO Loan, and will be equal to the product of a rate equal to (i) 0.00199% per annum, except with respect to the Laguna Cliffs Marriott Mortgage Loan and the Warwick Mall Mortgage Loan, (ii) 0.00317% per annum with respect to the Laguna Cliffs Marriott Mortgage Loan and (iii) 0.00532% per annum with respect to the Warwick Mall Mortgage Loan (each, an “Operating Advisor Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans and REO Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan and any related Companion Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, however, that to the extent such fee is incurred after the outstanding Certificate Balances of the Control Eligible Certificates and the corresponding portion of the RR Interest have been reduced to zero as a result of the allocation of Realized Losses to such certificates, such fee will be payable in full to the operating advisor as a trust fund expense.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower (other than as described above). If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

The asset representations reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date. As compensation for the performance of its routine duties, the asset representations reviewer will be paid a fee (the “Asset Representations Reviewer Fee”). The Asset Representations Reviewer Fee will be payable monthly from amounts received in respect of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding any Companion Loan) and REO Loan, will be equal to the product of a rate equal to 0.00028% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans. In connection with each Asset Review with respect to each Delinquent Loan (in such case, a “Subject Loan”), the asset representations reviewer will be required to be paid a fee equal to the sum of (i) $15,000 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end “Consumer Price Index for All Urban Consumers” as published by the U.S. Department of Labor, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated for the year of the Closing Date and for the year of the occurrence of the Asset Review (any such fee, the “Asset Representations Reviewer Asset Review Fee”).

The Asset Representations Reviewer Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written invoice therefor by the asset representations reviewer, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer of such insolvency or failure to pay such amount (which evidence may be an officer’s certificate of the asset representations reviewer); provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the Enforcing Servicer will be required to pursue remedies against such mortgage loan seller to recover any such amounts to the extent paid by the issuing entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for any such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

A CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Pari Passu Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan and REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan and REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Serviced Mortgage Loan or a Serviced Whole Loan, an Appraisal Reduction Amount and an Allocated Appraisal Reduction Amount are required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)        120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)         the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or Companion Loan, as applicable (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3)         30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)         30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time);

(5)         60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)         90 days after an uncured delinquency occurs in respect of a balloon payment with respect to such Mortgage Loan or Companion Loan, except where a refinancing is anticipated within 120 days after the maturity date of the Mortgage Loan and related Companion Loan in which case 120 days after such uncured delinquency; and

(7)         immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan;

provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan), Serviced Companion Loan or Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer (prior to the occurrence and continuance of a Consultation Termination Event, in consultation with the Directing Certificateholder (except in the case of an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class) and, after the occurrence and during the continuance of a Control Termination Event, in consultation with the Directing Certificateholder (except with respect to any such Excluded Loan) and the operating advisor and, after the occurrence and during the continuance of a Consultation Termination Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the date the special servicer receives an appraisal (together with information requested by the special servicer from the master servicer in accordance with the PSA that is in possession of the master servicer and reasonably necessary to calculate the Appraisal Reduction Amount) or conducts a valuation described below, equal to the excess of

(a)         the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)         the excess of

1.          the sum of

a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer (or at the special servicer’s election, by one or more MAI appraisals obtained by the special servicer) with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant; and

b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; over

2.   the sum as of the Due Date occurring in the month of the date of determination of

a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

b)	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

c)	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan or Serviced Whole Loan (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single mortgage loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loans, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of a Serviced Whole Loan will be allocated, pro rata, between the related Mortgage Loan and the related Serviced Pari Passu Companion Loans based upon their respective outstanding principal balances.

The “Allocated Appraisal Reduction Amount” means, with respect to any Appraisal Reduction Amount, the Non-Retained Percentage of such Appraisal Reduction Amount.

The “Allocated Cumulative Appraisal Reduction Amount” means, with respect to any Cumulative Appraisal Reduction Amount, the Non-Retained Percentage of such Cumulative Appraisal Reduction Amount.

The special servicer will be required to use reasonable efforts to order an appraisal or conduct a valuation promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the receipt of the MAI appraisal or the completion of the valuation, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information requested by the special servicer from the master servicer that is in the master servicer’s possession and reasonably necessary to calculate the Appraisal Reduction Amount.

Following the master servicer’s receipt from the special servicer of the calculation of the Appraisal Reduction Amounts, the master servicer will be required to provide such information to the certificate administrator in the form of the CREFC® loan periodic update file, and the certificate administrator will calculate the Allocated Appraisal Reduction Amount and the Allocated Cumulative Appraisal Reduction Amount.

Each such report of the Appraisal Reduction Amount will also be forwarded by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold, or to the holder of any related Serviced Pari Passu Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan).

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clauses (1) and (6) of the definition of Appraisal Reduction Event above, within 120 days (in the case of clause (1)) or 90 or 120 days (in the case of clause (6)), respectively, after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer and the Appraisal Reduction Amount is calculated by the special servicer as of the first Determination Date that is at least 10 business days after the special servicer’s receipt of such MAI appraisal. The master servicer will provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within four business days of the special servicer’s reasonable request; provided, that the special servicer’s failure to timely make such a request will not relieve the master servicer of its obligation to use reasonable efforts to provide such information to the special servicer within 4 business days following the special servicer’s reasonable request. The master servicer will not calculate Appraisal Reduction Amounts.

With respect to each Serviced Mortgage Loan and any Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for 3 consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan during the preceding 3 months (for such purposes taking into account any amendment or modification of such Mortgage Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the special servicer from the master servicer necessary to calculate the Appraisal Reduction Amount, the special servicer is required to determine or redetermine, as applicable, and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, to the Directing Certificateholder, the amount and calculation or recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer (or the special servicer if the related Whole Loan is a Specially Serviced Loan). Prior to the occurrence and continuance of a Consultation Termination Event (and unless the related Mortgage Loan is an Excluded

Loan as to such party), the special servicer will consult with the Directing Certificateholder with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer is not aware of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under a Non-Serviced PSA in respect of the related Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on the related Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to such Non-Serviced PSA, the related Non-Serviced Mortgage Loan will be treated, together with each related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise a Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to a Non-Serviced Whole Loan will generally be allocated first, to any related Subordinate Companion Loan(s) and then, to the related Non-Serviced Mortgage Loan and the related Non-Serviced Pari Passu Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances. Any appraisal reduction amount determined under such Non-Serviced PSA and allocable to such Non-Serviced Mortgage Loan pursuant to the related intercreditor agreement will constitute an “Appraisal Reduction Amount” under the terms of the PSA with respect to the Non-Serviced Mortgage Loan.

If any Serviced Mortgage Loan or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount becomes a Corrected Loan, and no other Appraisal Reduction Event has occurred and is continuing with respect to such Mortgage Loan or Serviced Whole Loan, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the allocable amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to Class G certificates, second, to the Class F certificates, third, to the Class E certificates, fourth, to the Class D certificates, fifth, to the Class C certificates, sixth, to the Class B certificates, seventh, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). See “—Advances”. The resulting reduction of interest entitlements will also result in a corresponding reduction in any amount of the interest entitlement of the RR Interest.

Appraisal Reduction Amounts and Cumulative Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated between the RR Interest on the one hand and the Non-Retained Certificates, on the other hand, based on the Required Credit Risk Retention Percentage and the Non-Retained Percentage, respectively.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the special servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the special servicer will be required to (i) promptly obtain from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the special servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the special servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the special servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. Upon obtaining actual knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the special servicer thereof. None of the master servicer, the trustee, the operating advisor or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination for any Mortgage Loan, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The master servicer and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount. With respect to a Non-Serviced Mortgage Loan, the master servicer, the special servicer and the certificate administrator will be entitled to conclusively rely on the applicable Non-Serviced Special Servicer’s calculation of any Appraisal Reduction Amount with respect to such Mortgage Loan.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent appraised value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such appraised value (or in the calculation of any related Appraisal Reduction Amount) and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related thereto) such AB Modified Loan for the benefit of the related Mortgaged Property or

Mortgaged Properties (provided that in the case of an Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the special servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y) and solely to the extent not reflected or taken into account in the calculation of any related Appraisal Reduction Amount) held by the lender in respect of such AB Modified Loan as of the date of such determination, which such excess, for the avoidance of doubt, will be determined separately from and exclude any related Appraisal Reduction Amounts. The master servicer, the operating advisor and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Controlling Class, Allocated Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates (other than the RR Interest) in reverse sequential order to notionally reduce their Certificate Balances until the Certificate Balances of each such class is notionally reduced to zero (i.e., first, to Class G certificates, second, to the Class F certificates, third, to the Class E certificates, fourth, to the Class D certificates, fifth, to the Class C certificates, sixth, to the Class B certificates, seventh, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates (other than the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates). In addition, for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to Class G certificates, and second, to the Class F certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), as described in this paragraph.

With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The special servicer will be required to promptly notify the master servicer and the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. Any Appraised-Out Class will no longer be the Controlling Class; provided, however, that if at any time, the Certificate Balances of the certificates other than the Control Eligible Certificates and the RR Interest have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The holder of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a second appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable best efforts to ensure that such appraisal is delivered within 30 days from receipt of the Requesting Holders’ written request and will ensure that such appraisal is prepared on an “as-is” basis by an MAI appraiser. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is warranted and, if so warranted, will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information that is in the possession of the master servicer and reasonably requested by the special servicer from the master servicer as described above. If required by any such recalculation, the applicable Appraised Out Class will be reinstated as the Controlling Class and each other Appraised Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

Any Appraised-Out Class for which the Requesting Holders are challenging the special servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior class of Control Eligible Certificates, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and any related Serviced Companion Loan) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable, in accordance with the Servicing Standard; provided that if any Mortgage Loan documents permit the holder thereof to dictate to the borrower the insurance coverage to be maintained on such Mortgaged Property, the master servicer or, with respect to REO Property, the special servicer will impose or maintain such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the origination of the Mortgage Loan; provided, further, that with respect to the immediately preceding proviso the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) with (unless a Control Termination Event has occurred and is continuing and other than with respect to an Excluded Loan with respect to the Directing Certificateholder) the consent of the Directing Certificateholder. In addition, upon request of the Risk Retention Consultation Party with respect to any individual triggering event, the special servicer will be required to consult on a non-binding basis with the Risk Retention Consultation Party (only with respect to a Specially Serviced Loan and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party) within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder in connection with any such determination of an Acceptable Insurance Default. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing a Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan) is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard but only to the extent that the related Mortgage Loan permits the lender to require the coverage) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”) (provided that the master servicer will be entitled to conclusively rely upon certificates of insurance in determining whether such policies contain Additional Exclusions), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) if the related Mortgage Loan is a Specially Serviced Loan, notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer (with regard to such determination made by the special servicer) will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the master servicer or special servicer, as applicable, determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan as described under “—The Directing Certificateholder—Major Decisions”, and/or the consultation rights of the Risk Retention Consultation Party (solely with respect to the Specially Serviced Loans), the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related

Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the master servicer or the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder or the holder of any Companion Loan, and/or (solely with respect to Specially Serviced Loans) upon the request of the Risk Retention Consultation Party, consulting (on a non-binding basis) with the Risk Retention Consultation Party, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain (or its failure to maintain) such insurance and neither will be in default of its obligations as a result of such failure.

The special servicer will be required to maintain (or cause to be maintained) fire and hazard insurance on each REO Property (other than any REO Property with respect to a Non-Serviced Mortgage Loan) to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related Mortgage Loan and any related Serviced Pari Passu Companion Loan or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer (prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party)) and, with respect to a Specially Serviced Loan and upon request of the Risk Retention Consultation Party, upon non-binding consultation with the Risk Retention Consultation Party within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder (in either such case, in accordance with the Servicing Standard)), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The PSA provides that the master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy its obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Mortgage Loans and related Serviced Companion Loan and REO Properties (other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Pari Passu Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

The master servicer will be responsible for processing waivers, modifications, amendments and consents that are not Major Decisions or Special Servicer Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan that, in either case, is not a Specially Serviced Loan, without the consent or approval of the Directing Certificateholder (except as specified in the definition of “Master Servicer Decisions”) or consultation with the Risk Retention Consultation Party or the consent or approval of the special servicer. The special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to Specially Serviced Loans and will also be responsible for processing waivers, modifications, amendments and consents that are Major Decisions or Special Servicer Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan. However, except as otherwise set forth in this paragraph, neither the special servicer nor the master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC, or the Trust or any Trust REMIC to be subject to tax. Prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, the special servicer will only be permitted under the PSA to agree to any modifications, waivers and amendments that constitute Major Decisions with the consent of the Directing Certificateholder (which consent will be deemed given (unless earlier objected to by the Directing Certificateholder) within 10 business days of the Directing Certificateholder’s receipt from the special servicer of the special servicer’s recommendation and analysis with respect to such Major Decision); provided that after the occurrence and during the continuance of a Control Termination Event, but prior to a Consultation Termination Event, the special servicer will not be permitted to agree to any such matter without the special servicer’s consultation with the Directing Certificateholder as provided in the PSA and described in this prospectus.

Upon receiving a request for any matter described in the first paragraph of this section that constitutes a Major Decision or a Special Servicer Decision with respect to a Mortgage Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and, the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision or Special Servicer Decision. The master servicer will deliver any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such Major Decision or Special Servicer Decision. The master servicer will not be permitted to process any Major Decision or Special Servicer Decision and will not be required to interface with the borrower or provide a written recommendation and/or analysis with respect to any Major Decision or Special Servicer Decision.

In connection with the processing by the master servicer of the matters described in the second preceding paragraph, the master servicer will deliver notice thereof to the special servicer after completion (and the master servicer will promptly, prior to the occurrence and continuance of a Consultation Termination Event and other than in respect of any Excluded Loan with respect to the Directing Certificateholder, deliver notice thereof to the Directing Certificateholder), except to the extent that the special servicer notifies the master servicer that the special servicer does not desire to receive copies of such items.

With respect to a Mortgage Loan that is not a Specially Serviced Loan, the following actions will be performed by the master servicer (each such action, a “Master Servicer Decision”) and, in connection with each such action, the master servicer will not be required (other than as provided below in this paragraph) to seek or obtain the consent or approval of (or consult with) the Directing Certificateholder, the special servicer or the Risk Retention Consultation Party: (i) grant waivers of non-material covenant defaults (other than financial covenants and receipt of financial statements, but including immaterial timing waivers such as with respect to late financial statements); (ii) consents to releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the Mortgage Loan as and when due, provided such releases are required by the related Mortgage Loan documents and there is no lender discretion permitted under the Mortgage Loan documents; (iii) approve or consent to grants of easements or rights of way (including, without limitation for utilities, access, parking, public improvements or another purpose) or subordination of the lien of the Mortgage Loan to easements if the special servicer has determined, in accordance with the proviso to the definition of “Special Servicer Decision”, that such easements or rights of way do not materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan; (iv) grant subordination, non-disturbance and attornment agreements and consents involving leasing activities that do not involve a ground lease and affect an area less than or equal to the lesser of (a) 30% of the net rentable area of the improvements at the Mortgaged Property and (b) 30,000 square feet of the improvements at the Mortgaged Property), including approval of new leases and amendments to current leases; (v) consent to actions and releases related to condemnation of parcels of a Mortgaged Property if the special servicer has determined, in accordance with the proviso to the definition of “Special Servicer Decision”, that such condemnation is not with respect to a material parcel or a material income producing parcel and such condemnation does not materially affect the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due; (vi) consent to a change in property management relating to any Mortgage Loan if the replacement property manager is not a Borrower Party and the Mortgage Loan has an outstanding principal balance less than $10,000,000; (vii) approve annual operating budgets for Mortgage Loans; (viii) grant any extension or enter into any forbearance with respect to the anticipated refinancing of a Mortgage Loan or sale of a Mortgaged Property after the related maturity date of such Mortgage Loan so long as (1) such extension or forbearance does not extend beyond 120 days after the related maturity date and (2) the related borrower has delivered documentation reasonably satisfactory in form and substance to the master servicer or the special servicer which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due; (ix) any non-material modification, amendment, consent to a non-material modification or waiver of any term of any intercreditor, co-lender or similar agreement with any mezzanine lender, subordinate debt holder or Pari Passu Companion Loan holder related to a Mortgage Loan or Whole Loan if the special servicer has determined, in accordance with the proviso to the definition of “Major Decision”, that such modification, amendment or consent is administrative in nature, including a note splitting amendment, provided, that if any such modification or amendment would adversely impact the special servicer, such modification or amendment will additionally require the consent of the special servicer as a condition to its effectiveness; (x) any determination of Acceptable Insurance Default, except that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder’s consent (or deemed consent) will be required in accordance with the terms of the PSA for any such determination; (xi) approve or consent to any defeasance of the related Mortgage Loan or Serviced Companion Loan other than agreeing to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the Mortgage Loan or Serviced Whole loan documents do not otherwise permit such principal prepayment; (xii) any determination to bring a Mortgaged Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property subject, prior to the occurrence and continuance of a Control Termination Event and other than with respect to any Excluded Loan with respect to the Directing Certificateholder, to the consent (or deemed consent) of the Directing Certificateholder, (xiii) any transfer of the Mortgaged Property that the loan documents allow without the consent of the mortgagee but subject to satisfaction of conditions specified in the loan documents where no lender discretion is necessary in order to determine if such conditions are satisfied; (xiv) to the extent not a Major Decision or a Special Servicer Decision pursuant to clause (x) of the definition of “Major Decision” or clause (iii) of the definition of “Special Servicer Decision”, respectively, any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance”, “earn-out”, “holdback” or similar escrows or reserves where such request is for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the Mortgage Loan documents (all such fundings and disbursements being collectively referred to as “Routine Disbursements”) or any other funding or disbursement as mutually agreed upon by the master servicer and the special servicer; provided, however, that in the case of any Mortgage Loan whose escrows, reserves, holdbacks and related letters of credit exceed, in the aggregate, at the related origination date, 10% of the initial principal balance of such Mortgage Loan, no such funding or disbursement of such escrows, reserves, holdbacks or letters of credit will be deemed to constitute a Routine Disbursement, and will instead constitute Special Servicer Decisions, except for the routine funding of tax payments and insurance premiums when due and payable; and (xv) grant or agree to any other waiver, modification, amendment and/or consent that does not constitute a Major Decision or a Special Servicer Decision; provided that (A) any such action would not in any way affect a payment term of the Certificates, (B) any such action would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b), would not otherwise cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes (as evidenced by an opinion of counsel (at the issuing entity’s expense), to the extent requesting such opinion is consistent with the

Servicing Standard), (C) agreeing to such action would be consistent with the Servicing Standard, and (D) agreeing to such action would not violate the terms, provisions or limitations of the PSA or any Intercreditor Agreement. In the case of any Master Servicer Decision that requires the consent of the Directing Certificateholder, such consent shall be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the master servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the master servicer in order to grant or withhold such consent.

If, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater (or equivalent) recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan, than liquidation of such Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (x) the restrictions and limitations described below, (y) with respect to any Major Decision, (a) with respect to any Mortgage Loan other than any Excluded Loan as to such party, the approval of the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event or after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, upon consultation with the Directing Certificateholder) and (b) upon request of the Risk Retention Consultation Party, with respect to a Specially Serviced Loan other than any Excluded Loan as to such party, non-binding consultation with the Risk Retention Consultation Party (within the same time period as it would obtain the approval of, or consult with, the Directing Certificateholder), in each case as provided in the PSA and described in this prospectus and (z) with respect to a Serviced Whole Loan, the rights of the holder of the related Companion Loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement and, with respect to a Mortgage Loan that has mezzanine debt, the rights of the mezzanine lender to consent to such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution

Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)      extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) 5 years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring 20 years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, (a) prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder and (b) upon request of the Risk Retention Consultation Party, with non-binding consultation with the Risk Retention Consultation Party within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder (in either such case, other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), 10 years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)      provide for the deferral of interest unless interest accrues on the Mortgage Loan or any Serviced Whole Loan, generally, at the related Mortgage Rate.

If the special servicer gives notice of any modification, waiver or amendment of any term of any Specially Serviced Loan (other than a Non-Serviced Whole Loan) or related Companion Loan, the special servicer will be required to notify the master servicer, the holder of any related Companion Loan, the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan, the Directing Certificateholder or the Risk Retention Consultation Party), the operating advisor (after the occurrence and during the continuance of a Control Termination Event), the certificate administrator, the trustee, the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, and unless a Consultation Termination Event has occurred and is continuing) and the Risk Retention Consultation Party (other than with respect to a Mortgage Loan that is an Excluded Loan as to such party), and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer gives notice of any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, the trustee, the special servicer (and the special servicer will forward such notice to the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, and unless a Consultation Termination Event has occurred and is continuing) and the Risk Retention Consultation Party (other than with respect to a Mortgage Loan that is an Excluded Loan as to such party)), the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan, the Directing Certificateholder or the Risk Retention Consultation Party), the holder of any related Companion Loan and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Each of the following is a “Special Servicer Decision”:

(i)      approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements);

(ii)     subject to the proviso at the end of this definition, consent to actions and releases related to condemnation of parcels of a Mortgaged Property;

(iii)    any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance”, “earn-out”, “holdback” or similar escrows or reserves, including the funding or disbursement of any such amounts with respect to any Mortgage Loan, but excluding, as to Mortgage Loans that are not Specially Serviced Loans, any routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance-related criteria or lender discretion is not required or permitted pursuant to the terms of the related Mortgage Loan documents (for the avoidance of doubt, any request with respect to a Mortgage Loan that is not a Specially Serviced Loan for Routine Disbursements or any other funding or disbursement as mutually agreed upon by the master servicer and the special servicer, will not constitute a Special Servicer Decision; provided, however, that in the case of any Mortgage Loan whose escrows, reserves, holdbacks and related letters of credit exceed, in the aggregate, at the related origination date, 10% of the initial principal balance of such Mortgage Loan, no such funding or disbursement of such escrows, reserves, holdbacks or letters of credit will be deemed to constitute a Routine Disbursement, and will instead constitute Special Servicer Decisions, except for the routine funding of tax payments and insurance premiums when due and payable (provided that the Mortgage Loan is not a Specially Serviced Loan));

(iv)    requests to incur additional debt in accordance with the terms of the Mortgage Loan documents;

(v)     subject to the proviso at the end of this definition, any approval or consent to grants of easements or rights of way (including, without limitation, for utilities, access, parking, public improvements or another purpose) or subordination of the lien of the Mortgage Loan to easements, that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan;

(vi)    determining whether to cure any default by a borrower under a Ground Lease or permit any Ground Lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new Ground Lease; and

(vii)   other than with respect to a Ground Lease, any modification, waiver or amendment of any lease, the execution of a new lease or the granting of a subordination, non-disturbance and attornment agreement in connection with any lease at a Mortgaged Property or REO Property if the lease affects an area greater than the lesser of (1) 30% of the net rentable area of the improvements at the Mortgaged Property and (2) 30,000 square feet of the improvements at the Mortgaged Property; provided that the special servicer will be required to reach a decision on any such Special Servicer Decision within twenty (20) business days of its receipt from the borrower of all information reasonably requested by the Special Servicer in order to process the Special Servicer Decision (such twenty (20) business days being inclusive of the five (5) business day period within which the Directing Certificateholder is required to grant or withhold its consent);

provided that, with respect to a Non-Specially Serviced Loan, if the special servicer determines (a) with respect to clause (ii) above, that a condemnation is not with respect to a material parcel or a material income producing parcel and that such condemnation does not materially affect the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due, or (b) with respect to clause (v) above that an easement or right of way will not materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan, it is required to provide written notice of such determination to the master servicer, in which case, the master servicer will process such decision and such decision will be deemed to be a Master Servicer Decision not a Special Servicer Decision; provided, further, that the special servicer will be required to make any such determination and provide any such notice within two (2) business days of its receipt of a request related to any such decision.

Except as otherwise described under “—Control Termination Event and Consultation Termination Event” and “—Servicing Override”, prior to the occurrence and continuance of a Control Termination Event, the special servicer will only be permitted to take any of the Special Servicer Decisions in clauses (iv), (v), (vi) and (vii) of the definition of “Special Servicer Decision” as to which the Directing Certificateholder has consented in writing within ten (10) business days (or, with respect to clause (vii) of the definition of “Special Servicer Decision”, five (5) business days) after receipt of the special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer in order to grant or withhold such consent (provided that if such written consent has not been received by the special servicer within such 10 business day (or five (5) business day) period, the Directing Certificateholder will be deemed to have approved such action).

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

Other than with respect to an action that constitutes a Master Servicer Decision pursuant to clause (xiii) of the definition thereof, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that if such matter is a Major Decision (i) prior to the occurrence and continuance of any Control Termination Event and other than with respect to an applicable Excluded Loan with respect to the Directing Certificateholder, the special servicer has obtained the prior written consent (or deemed consent) of the Directing Certificateholder (or after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to an applicable Excluded Loan with respect to the Directing Certificateholder, the special servicer has consulted with the Directing Certificateholder), which consent will be deemed given 10 business days after the Directing Certificateholder’s receipt of the special servicer’s written recommendation and analysis with respect to such waiver and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer with respect to such proposed waiver or proposed granting of consent and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, a Rating Agency Confirmation is received by the master servicer or the special servicer, as the case may be, from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Companion Loan (if any).

For the avoidance of doubt, with respect to any “due-on-sale” matter described above that is a Major Decision related to any Mortgage Loan that is not an Excluded Loan with respect to the Risk Retention Consultation Party or the holder of the majority of the RR Interest upon request of the Risk Retention Consultation Party, the special servicer will be required to consult on a non-binding basis with the Risk Retention Consultation Party with respect to (i) prior to the occurrence and continuance of a Consultation Termination Event, Specially Serviced Loans; and (ii) following the occurrence and during the continuance of a Consultation Termination Event, all Mortgage Loans, within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder with respect to such Major Decision.

With respect to a Serviced Mortgage Loan and any related Serviced Companion Loan with a “due-on-encumbrance” clause (and other than with respect to an action that constitutes a Master Servicer Decision pursuant to clause (xiii) of the definition thereof), the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that if such matter is a Major Decision (i) the special servicer, other than with respect to any waiver of a “due-on-encumbrance” clause, which such waiver constitutes a Master Servicer Decision pursuant to clause (xiii) of the definition thereof (x) prior to the occurrence and continuance of any Control Termination Event, has obtained the prior written consent (or deemed consent) of the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), or (y) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, the special servicer has consulted with the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), which consent will be deemed given 10 business days after the Directing Certificateholder’s receipt of the special servicer’s written recommendation and analysis with respect to such waiver and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer with respect to such proposed waiver or proposed granting of consent and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, the master servicer or the special servicer has received a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Companion Loan (if any).

For the avoidance of doubt, with respect to any “due-on-encumbrance” matter described above that is a Major Decision related to any Mortgage Loan that is not an Excluded Loan with respect to the Risk Retention Consultation Party or the holder of the majority of the RR Interest upon request of the Risk Retention Consultation Party, the special servicer will be required to consult on a non-binding basis with the Risk Retention Consultation Party with respect to (i) prior to the occurrence and continuance of a Consultation Termination Event, Specially Serviced Loans; and (ii) following the occurrence and during the continuance of a Consultation Termination Event, all Mortgage Loans, within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder with respect to such Major Decision.

Upon receiving a request for any matter described in the first and third paragraphs of this section that constitutes a consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan that is not a Specially Serviced Loan and other than any transfers provided for in clause (xiii) of the definition of “Master Servicer Decision” and other than any waiver of a “due-on-encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiii) of the definition thereof, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the related master servicer will have no further obligation with respect to such request or due-on-sale or due-on-encumbrance. The master servicer will continue to cooperate with the special servicer by delivering any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause. The master servicer will not be permitted to process any request relating to such consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause (other than any transfers provided for in clause (xiii) of the definition of “Master Servicer Decision” and other than any waiver of a “due-on-encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiii) of the definition thereof) and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any such request.

Any modification, extension, waiver or amendment of the payment terms of a Non-Serviced Whole Loan will be required to be structured so as to be consistent with the servicing standard under the related Non-Serviced PSA and the allocation and payment priorities in the related Mortgage Loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Non-Serviced Companion Loan gains a priority over the other holder that is not reflected in the related Mortgage Loan documents and the related Intercreditor Agreement.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense) physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2018 (and each Mortgaged Property is required to be inspected on or prior to December 31, 2019) unless a physical inspection has been performed by the special servicer within the previous 12 months; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies at the Mortgaged Property of which the preparer of such report has knowledge and the master servicer or special servicer, as applicable, deems material, of any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the master servicer or special servicer, as applicable, deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Serviced Mortgage Loan, the special servicer or the master servicer, as applicable, will be required to use reasonable efforts to collect and review quarterly and annual operating statements, financial statements, budgets and rent rolls of the related Mortgaged Property commencing with the calendar quarter ending on March 31, 2018 and the calendar year ending on December 31, 2018. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan. In addition, the special servicer will be required to cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each REO Property and to collect all such items promptly following their preparation.

Special Servicing Transfer Event

The Mortgage Loans (other than a Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loan (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing:

(1)      the related borrower has failed to make when due any balloon payment, and the borrower has not delivered to the master servicer or the special servicer, on or before the date on which the subject payment was due, a written and fully executed (subject only to customary final closing conditions) refinancing commitment from an acceptable lender and reasonably satisfactory in form and substance to the master servicer or the special servicer, as applicable (and the master servicer or the special servicer, as applicable, will be required to promptly forward such commitment to the special servicer or the master servicer, as applicable) which provides that such refinancing will occur within 120 days after the date on which such balloon payment will become due (provided that if either such refinancing does not occur before the expiration of the time period for refinancing specified in such refinancing commitment or the master servicer is required to make a P&I Advance in respect of such Mortgage Loan (or, in the case of any Serviced Whole Loan, in respect of the Mortgage Loan included in the same Whole Loan) at any time prior to such refinancing, a special servicing transfer event will occur immediately);

(2)      the related borrower has failed to make when due any Periodic Payment (other than a balloon payment) or any other payment (other than a balloon payment) required under the related mortgage note or the related mortgage, which failure continues unremedied for 60 days;

(3)      the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing) or (B) following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing) that a default in making any Periodic Payment (other than a balloon payment) or any other material payment (other than a balloon payment) required under the related mortgage note or the related mortgage is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least 60 days beyond the date on which the subject payment will become due; or the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing) or (B) following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing) that a default in making a balloon payment is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least 60 days beyond the date on which such balloon payment will become due (or, if the borrower has delivered a written and fully executed (subject only to customary final closing conditions) refinancing commitment from an acceptable lender and reasonably satisfactory in form and substance to the master servicer or the special servicer (and the master servicer or the special servicer, as applicable, will be required to promptly forward such commitment to the special servicer or the master servicer, as applicable) which provides that such refinancing will occur within 120 days after the date on which such balloon payment will become due, the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing) or (B) following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing) that (a) the borrower is likely not to make one or more assumed Periodic

Payments as described under “Pooling and Servicing Agreement—Advances—P&I Advances” in this prospectus prior to such a refinancing or (b) the refinancing is not likely to occur within 120 days following the date on which the balloon payment will become due);

(4)      there has occurred a default (including, in the master servicer’s or the special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the related Mortgage Loan documents, other than as described in clause (1) or (2) above, that may, in the good faith and reasonable judgment of the master servicer or the special servicer (and, in the case of the special servicer (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing) or (B) following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing), materially impair the value of the related Mortgaged Property as security for such Mortgage Loan or Serviced Whole Loan or otherwise materially and adversely affect the interests of Certificateholders (or, in the case of a Serviced Whole Loan, the interests of any holder of a related Serviced Companion Loan), which default has continued unremedied for the applicable cure period under the terms of such Mortgage Loan or Serviced Whole Loan (or, if no cure period is specified, 60 days);

(5)      a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the related borrower and such decree or order has remained in force undischarged or unstayed for a period of sixty (60) days;

(6)      the related borrower has consented to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property;

(7)      the related borrower has admitted in writing its inability to pay its debts generally as they become due, filed a petition to take advantage of any applicable insolvency or reorganization statute, made an assignment for the benefit of its creditors, or voluntarily suspended payment of its obligations;

(8)      the master servicer or the special servicer receives notice of the commencement of foreclosure or similar proceedings with respect to the corresponding Mortgaged Property; or

(9)      the master servicer or the special servicer (and in the case of the special servicer, with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only for so long as no Control Termination Event has occurred and is continuing)) determines that (i) a default (including, in the master servicer’s or the special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the Mortgage Loan documents (other than as described in clause 3 above) is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or Serviced Pari Passu Companion Loan (if any)

or otherwise materially and adversely affect the interests of Certificateholders (or the holder of the related Serviced Pari Passu Companion Loan) and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Mortgage Loan documents, or, if no cure period is specified and the default is capable of being cured, for 60 days.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Pari Passu Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will not have any responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan) that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least 3 consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the special servicer and no other event or circumstance exists that causes such Mortgage Loan or related Companion Loan to otherwise constitute a Specially Serviced Loan), the special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan”) to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Serviced Mortgage Loan and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer. Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan as to such party and prior to the occurrence and continuance of a Consultation Termination Event);

●	the Risk Retention Consultation Party (but only with respect to any Mortgage Loan other than an Excluded Loan as to such party);

●	with respect to any related Serviced Pari Passu Companion Loan, the holder of the related Serviced Pari Passu Companion Loan or, to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold;

●	the operating advisor (but, other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, only after the occurrence and during the continuance of a Control Termination Event);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Final Asset Status Report will be provided to the certificate administrator and the certificate administrator will be required to post the summary of the Final Asset Status Report to the certificate administrator’s website.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	a summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days) is not in the best interest of all the Certificateholders and the holder of any related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loan), the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 10 business day period and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders and the holder of any related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loan); provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer may act upon the most recently submitted form of Asset Status Report, if consistent with the Servicing Standard.

If a Control Termination Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor and to the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party)). The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and the Directing Certificateholder (if no Consultation Termination Event has occurred and is continuing and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party)) in connection with the special servicer’s preparation of any Asset Status Report. The special servicer will revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor and the Directing Certificateholder (if no Consultation Termination Event has occurred and is continuing and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of such Companion Loan)).

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, each of the Directing Certificateholder (other than with respect to an applicable Excluded Loan) and the operating advisor will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence and during the continuance of a Consultation Termination Event, the Directing Certificateholder will not have any right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loan”. See also “—Servicing of the Non-Serviced Mortgage Loans” below.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Serviced Mortgage Loan has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed-in-lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)  such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)  there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the Mortgaged Property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the Mortgaged Property by the Lower-Tier REMIC longer than the above-referenced 3 year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to ensure that any Mortgaged Property acquired by the issuing entity is administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the Mortgaged Property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If any Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of such Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to a REMIC at the highest marginal federal corporate rate (currently 35%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the related Companion Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent that amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On or prior to each Determination Date, the special servicer is required to deposit all amounts received in respect of each REO Property during the most recently ended Collection Period, net of any amounts withdrawn to make any permitted disbursements, into the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments thereon and such sale would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders and Companion Holder constituted a single lender) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. To the extent that a Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the related Non-Serviced Special Servicer, the special servicer will, under certain limited circumstances specified in the related Intercreditor Agreement, be entitled to sell (with respect to any Mortgage Loan other than an Excluded Loan, with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (a “Par Purchase Price”), the special servicer may purchase the Defaulted Loan for the Par Purchase Price or may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Certificateholder and the Risk Retention Consultation Party 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Serviced Mortgage Loan or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 120 days if the related borrower has provided the special servicer with a written and fully executed commitment for refinancing of the related Mortgage Loan from an acceptable lender reasonably satisfactory in form and substance to the special servicer; and such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price unless (i) the offer is equal to or greater than the applicable Par Purchase Price and (ii) the offer is the highest offer received. Absent an offer at least equal to the Par Purchase Price, no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and to the extent not collected from such Interested Person within 30 days of request therefor, by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines, in consultation with the Directing Certificateholder (unless a Consultation Termination Event has occurred and is continuing and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party) and the Risk Retention Consultation Party and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person”, as of the date of any determination, is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, the Risk Retention Consultation Party, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities. With respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by the special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to any Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that such Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will be entitled to exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loan”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreements as described under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans” below, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Major Decisions for all Mortgage Loan (other than any Excluded Loan), (2) the special servicer, with respect to all Mortgage Loans, as to the Special Servicer Decision described in clauses (iv), (v), (vi) and (vii) of the definition of “Special Servicer Decision” and (3) the master servicer to the extent the Directing Certificateholder’s consent is required by clauses (x) and (xii) of the definition of “Master Servicer Decision” , and will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below. With respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder, upon the occurrence and continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholders will not have any consent or consultation rights, as further described below.

The “Directing Certificateholder” will be the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that

(1)      absent that selection, or

(2)      until a Directing Certificateholder is so selected, or

(3)      upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder;

provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as confirmed by the certificate registrar), or the resignation of the then-current Directing Certificateholder.

The initial Directing Certificateholder is expected to be RREF III Debt AIV, LP (or another affiliate of Rialto Capital Advisors, LLC).

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided, however, that if at any time the Certificate Balances of the certificates other than the Control Eligible Certificates and the RR Interest have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be the Class G certificates.

The “Control Eligible Certificates” will be either of the Class F or Class G certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the issuing entity. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder or Risk Retention Consultation Party, as applicable, has been appointed or identified to the master servicer or special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or special servicer, as applicable, then until such time as the new Directing Certificateholder or Risk Retention Consultation Party, as applicable, is identified to the master servicer and special servicer, the master servicer or special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder or Risk Retention Consultation Party, as applicable, as the case may be.

The Class F certificateholders that are the Controlling Class Certificateholders may waive their rights as the Controlling Class Certificateholders as described in “—Control Termination Event and Consultation Termination Event” below.

Major Decisions

Except as otherwise described under “—Control Termination Event and Consultation Termination Event” and “—Servicing Override” below and subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreement as described under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans” below, prior to the occurrence and continuance of a Control Termination Event, the special servicer will only be permitted to take any of the following actions as to which the Directing Certificateholder has consented in writing within ten (10) business days after receipt of the special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer in order to grant or withhold such consent (provided that if such written consent has not been received by the special servicer within such ten (10) business day period, the Directing Certificateholder will be deemed to have approved such action). Upon request within such 10 business day period, the special servicer, other than with respect to an Excluded Loan as to the Risk Retention Consultation Party or the holder of the majority of the RR Interest (except to the extent set forth above in “—Enforcement of ‘Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions”), will also be required to consult on a non-binding basis with the Risk Retention Consultation Party with respect to such Major Decision (1) prior to the occurrence and continuance of a Consultation Termination Event, in respect of a Specially Serviced Loan, and (2) after the occurrence and during the continuance of a Consultation Termination Event, in respect of any Mortgage Loan.

Each of the following is a “Major Decision”:

(i)        any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing any Serviced Mortgage Loan and Serviced Companion Loan that comes into and continues in default;

(ii)       any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, or any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan other than in connection with a maturity default if refinancing or sale is expected within 120 days as provided in clause (ix) of the definition of “Master Servicer Decisions”;

(iii)       following a default or an event of default with respect to a Mortgage Loan or Serviced Whole Loan, any exercise of remedies, including the acceleration of the Mortgage Loan or Serviced Whole Loan or initiation of any proceedings, judicial or otherwise, under the related Mortgage Loan documents;

(iv)       any sale of a Defaulted Loan and any related defaulted Companion Loan, or any REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”) or a defaulted Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case, for less than the applicable Purchase Price;

(v)        any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(vi)       any release of material collateral or any acceptance of substitute or additional collateral for a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no lender discretion;

(vii)      any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Mortgage Loan or a Serviced Whole Loan, or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower, other than any such transfer as described under clause (xiii) of the definition of “Master Servicer Decision”;

(viii)     any property management company changes with respect to a Mortgage Loan, including, without limitation, approval of the termination of a manager and appointment of a new property manager, in each case, if the replacement property manager is a Borrower Party or the Mortgage Loan has an outstanding principal balance equal to or greater than $10,000,000;

(ix)      any franchise changes with respect to a Mortgage Loan for which the lender is required to consent or approve such changes under the related Mortgage Loan documents;

(x)       releases of any material amounts from escrow accounts, reserve accounts or letters of credit held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Serviced Mortgage Loan or a Serviced Whole Loan and for which there is no lender discretion, and other than those that are permitted to be undertaken by the master servicer without the consent of the special servicer under the PSA;

(xi)      any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Serviced Mortgage Loan or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(xii)      subject to the proviso at the end of this definition, any modification, amendment, consent to a modification or waiver of any material term of any intercreditor, co-lender or similar agreement with any mezzanine lender, subordinate debt holder or Pari Passu Companion Loan holder related to a Mortgage Loan or Whole Loan, or any action to enforce rights (or decision not to enforce rights) with respect thereto; provided, however, that any such modification or amendment that would adversely impact the master servicer will additionally require the consent of the master servicer as a condition to its effectiveness;

(xiii)     agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment; and

(xiv)     other than with respect to a Non-Specially Serviced Loan, any determination of Acceptable Insurance Default; and

(xv)      any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents;

provided that with respect to any Non-Specially Serviced Loan, if the special servicer determines, with respect to clause (xii) above, that a modification, amendment or waiver is administrative in nature, including a note splitting amendment, it is required to provide written notice of such determination to the master servicer, in which case, the master servicer will process such decision and such decision will be deemed to be a Master Servicer Decision not a Major Decision; provided, further, that the special servicer will be required to make any such determination and provide any such notice within two (2) business days of its receipt of a request related to any such decision.

Subject to the terms and conditions of this section, the special servicer will be required to process all requests for any matter that constitutes a “Major Decision” with respect to all Mortgage Loans (other than any Non-Serviced Mortgage Loans) and Serviced Companion Loans. Further, upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. With respect to such request, the master servicer will continue to cooperate with the special servicer by delivering any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such Major Decision. The master servicer will not be permitted to process any Major Decision and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any Major Decision.

With respect to (i) prior to the occurrence and continuance of a Consultation Termination Event, any Major Decision relating to a Specially Serviced Loan, and (ii) after the occurrence and during the continuance of a Consultation Termination, any Major Decision relating to a Mortgage Loan (in each case, other than with respect to an Excluded Loan with respect to the Risk Retention Consultation Party), the special servicer will be required to provide copies of any notice, information and report that it is required to provide to the Directing Certificateholder pursuant to the PSA with respect to such Major Decision to the Risk Retention Consultation Party, within the same time frame it is required to provide such notice, information or report to the Directing Certificateholder (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder under the PSA due to the occurrence of a Control Termination Event or a Consultation Termination Event).

Asset Status Report

So long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party). If a Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of the Special Servicer

With respect to any Mortgage Loan other than an applicable Excluded Loan and for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of the Special Servicer Without Cause” and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event and Consultation Termination Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or any applicable Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class) or Serviced Whole Loan and subject to the rights of any Companion

Holder under an Intercreditor Agreement, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred and is continuing, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder, in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Certificateholder within 10 business days following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the related Mortgage Loan (other than a Non-Serviced Mortgage Loan or any applicable Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class) or Serviced Whole Loan. With respect to any Excluded Special Servicer Loan (that is not also an applicable Excluded Loan with respect to the Directing Certificateholder), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an applicable Excluded Loan, the resigning special servicer will be required to select the related Excluded Special Servicer.

In addition, if a Control Termination Event has occurred and is continuing, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 business days following the later of (i) its written request for input on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the related Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any applicable Excluded Loan (regardless of whether a Control Termination Event has occurred and is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred and is continuing, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will not have any consultation or consent rights under the PSA or any right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur when (i) the Class F certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class or (ii) a holder of the Class F certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder as described below; provided, however, that a Control Termination Event will not be deemed continuing in the event that the Certificate Balances of the certificates other than the Control Eligible Certificates and the RR Interest have been reduced to zero as a result of principal payments on the Mortgage Loans.

A “Consultation Termination Event” will occur when (i) there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; or (ii) a holder of the Class F certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of the Class F certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder; provided, however, that a Consultation Termination Event will not be deemed continuing in the event that the Certificate Balances of the certificates other than the Control Eligible Certificates and the RR Interest have been reduced to zero as a result of principal payments on the Mortgage Loans.

The Directing Certificateholder will not have any consent or consultation rights with respect to any Mortgage Loan determined to be an Excluded Loan as to either such Directing Certificateholder or the holder of the majority of the Controlling Class. Notwithstanding the proviso to each of the definitions of “Control Termination Event” and “Consultation Termination Event”, in respect of the servicing of any such Excluded Loan, a Control Termination Event will be deemed to have occurred and be continuing and Consultation Termination Event will be deemed to have occurred with respect to such Excluded Loan as to such party.

At any time that the Controlling Class Certificateholder is the holder of a majority of the Class F certificates and the Class F certificates are the Controlling Class, it may waive its right (a) to appoint the Directing Certificateholder and (b) to exercise any of the Directing Certificateholder’s rights set forth in the PSA by irrevocable written notice delivered to the depositor, certificate administrator, master servicer, special servicer and operating advisor. During such time, the special servicer will be required to consult with only the operating advisor in connection with asset status reports and material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to replace the special servicer or approve or be consulted with respect to asset status reports or material special servicer actions. Any such waiver will remain effective until such time as the majority Controlling Class Certificateholder sells or transfers all or a portion of its interest in the certificates to an unaffiliated third party if such unaffiliated third party then holds the majority of the Controlling Class after giving effect to such transfer. Following any such sale or transfer of Class F certificates, the successor Class F certificateholder that is the majority Controlling Class Certificateholder will be reinstated as, and will again have the rights of, the Controlling Class Certificateholder without regard to any prior waiver by the predecessor certificateholder that was the majority Controlling Class Certificateholder. The successor Class F certificateholder that is the Controlling Class Certificateholder will also have the right to irrevocably waive its right to appoint the Directing Certificateholder and to exercise any of the rights of the Controlling Class Certificateholder. In the event of any transfer of the Class F certificates by a Controlling Class Certificateholder that had irrevocably waived its rights as described in this paragraph, the successor Controlling Class Certificateholder that purchased such Class F certificates, even if it does not waive its rights as described in the preceding sentence, will not have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to such successor Controlling Class Certificateholder’s purchase of such Class F certificates and had not become a Corrected Loan prior to such purchase until such Mortgage Loan becomes a Corrected Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Master Servicer Decision or Major Decision (or any other matter requiring consent of the Directing Certificateholder with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, and with respect to the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Certificateholder, the Risk Retention Consultation Party or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Pari Passu Companion Loan), as a collective whole (taking into account the pari passu nature of any Companion Loan), the master servicer or special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without waiting to consult with the Directing Certificateholder, the Risk Retention Consultation Party or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Certificateholder and the Risk Retention Consultation Party (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or (ii) may follow any advice or consultation provided by the Directing Certificateholder, the Risk Retention Consultation Party or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or special servicer, as applicable, under the PSA or (4) cause the master servicer or special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans

With respect to any Non-Serviced Whole Loan, the Directing Certificateholder will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder. The issuing entity, as the holder of a Non-Serviced Mortgage Loan, has consultation rights with respect to certain major decisions relating to the related Non-Serviced Whole Loan and, other than in respect of an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an applicable Excluded Loan, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan that has become a defaulted loan under the related Non-Serviced PSA. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loan” and “—Servicing of the Non-Serviced Mortgage Loans”.

Rights of the Holders of Serviced Pari Passu Companion Loans

With respect to a Serviced Pari Passu Mortgage Loan that has a related Pari Passu Companion Loan, the holder of the related Pari Passu Companion Loan has consultation rights with respect to certain Major Decisions and notice and information rights in connection with the sale of the related Serviced Whole Loan if it has become a Defaulted Loan to the extent described in “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder:

(a)  may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)  may act solely in the interests of the holders of the Controlling Class;

(c)  does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)  may take actions that favor the interests of the holders of one or more classes including the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e)  will have no liability whatsoever for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the holders of a Non-Serviced Companion Loan or their respective designees (e.g., the related Non-Serviced Directing Certificateholder) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loan”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The operating advisor is not a special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan (which will be serviced pursuant to the related Non-Serviced PSA) or any related REO Properties. Meanwhile, the operating advisors or equivalent parties under the applicable Non-Serviced PSA have certain obligations and consultation rights with respect to the related Non-Serviced Whole Loan(s). The BXP Trust 2017-CC TSA does not provide for an operating advisor or equivalent party.

Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing

With respect to each Serviced Mortgage Loan or Serviced Whole Loan, unless a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will be limited to the following, and generally will not involve an assessment of specific actions of the special servicer:

(a)  promptly reviewing information available to Privileged Persons on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA;

(b)  promptly reviewing each Final Asset Status Report; and

(c)  reviewing any Appraisal Reduction Amount and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan (after they have been finalized); however the operating advisor may not opine on, or otherwise call into question, such Appraisal Reduction Amount calculations and/or net present value calculations (except that if the operating advisor discovers a mathematical error contained in such calculations, then the operating advisor will be required to notify the special servicer of such error).

The operating advisor’s review of information (other than a Final Asset Status Report and information accompanying such report) or interaction with the special servicer related to any specific Specially Serviced Loan is only to provide background information to support the operating advisor’s duties following a servicing transfer, if needed, or to allow more meaningful interaction with the special servicer.

A “Final Asset Status Report”, with respect to any Specially Serviced Loan, means each related Asset Status Report, together with such other data or supporting information provided by the special servicer to the Directing Certificateholder or the Risk Retention Consultation Party which does not include any communication (other than the related Asset Status Report) between the special servicer and Directing Certificateholder or the Risk Retention Consultation Party with respect to such Specially Serviced Loan; provided that, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, no Asset Status Report will be considered to be a Final Asset Status Report unless the Directing Certificateholder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval or consent or has been deemed to have approved or consented to such action or the Asset Status Report is otherwise implemented by the special servicer in accordance with the terms of the PSA. In addition, after the occurrence and continuance of a Control Termination Event, no Asset Status Report will be a Final Asset Status Report unless and until the operating advisor is consulted with or deemed to have been consulted with pursuant to the PSA. No such consultation will be required prior to a Control Termination Event. The operating advisor is only required to review Final Asset Status Reports delivered to it by the special servicer. Each Final Asset Status Report will be labeled or otherwise identified or otherwise communicated as being final.

Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing

With respect to each Serviced Mortgage Loan or Serviced Whole Loan, while a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will consist of the following:

(a)  the operating advisor will be required to consult (on a non-binding basis) with the special servicer in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”;

(b)  the operating advisor will be required to consult (on a non-binding basis) with the special servicer in accordance with the Operating Advisor Standard with respect to Major Decisions as described under “—The Directing Certificateholder—Major Decisions”;

(c)  the operating advisor will be required to prepare an annual report (if any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan during the prior calendar year) substantially in the form attached as Annex C to be provided to the trustee, the master servicer, the special servicer, the Rating Agencies, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report”; and

(d)  the operating advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with: (1) any Appraisal Reduction Amount or (2) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to utilization by the special servicer.

In connection with the performance of the duties described in clause (d) above:

(i)    after the calculation but prior to the utilization by the special servicer, the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)    if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the special servicer will be required to consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)    if the operating advisor and the special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply and will provide such parties prompt written notice of its determination.

Notwithstanding the foregoing, prior to the occurrence and continuance of a Control Termination Event, the operating advisor will be limited to an after-the-action review of any assessment of compliance, attestation report, Final Asset Status Report and other information delivered to the operating advisor by the special servicer or made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no specific involvement with respect to collateral substitutions, assignments, workouts, modifications, consents, waivers, lockbox management, insurance policies, borrower substitutions, lease changes, additional borrower debt, defeasances, property management changes, releases from escrow, assumptions and other similar actions that the special servicer may perform under the PSA. In addition, with respect to the operating advisor’s review of net present value or Appraisal Reduction Amount calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value or Appraisal Reduction Amount calculation.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Holders constituted a single lender), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, any sponsor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, the Risk Retention Consultation Party, or any of their respective affiliates.

Annual Report. After the occurrence and during the continuance of a Control Termination Event, based on the operating advisor’s review of any Assessment of Compliance report, Attestation Report, Asset Status Report and other information (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) delivered to the operating advisor by the special servicer, including each Asset Status Report delivered during the prior calendar year, the operating advisor will (if any Mortgage Loans were Specially Serviced Loans in the prior calendar year) prepare an annual report substantially in the form attached to this prospectus as Annex C to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year for which a Control Termination Event was continuing as of December 31 and setting forth its assessment of the special servicer’s performance of its duties under the PSA during the prior calendar year with respect to the resolution and/or liquidation of Specially Serviced Loans that the special servicer is responsible for servicing under the PSA; provided, however, that in the event the special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. In preparing any operating advisor annual report, the operating advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in accordance with the Operating Advisor Standard, to be immaterial. The operating advisor’s annual report will be prepared on the basis of the special servicer’s performance of its duties as they relate to the resolution and liquidation of Specially Serviced Loans, taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance report, Attestation Report, Asset Status Report and other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA. Notwithstanding the foregoing, no annual report will be required from the operating advisor with respect to the special servicer if, during the prior calendar year, no Final Asset Status Report was prepared by the special servicer in connection with a Specially Serviced Loan or REO Property.

The special servicer must be given an opportunity to review any annual report produced by the operating advisor at least 5 business days prior to its delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

In each annual report, the operating advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to a Non-Serviced Mortgage Loan) based on the limited review required in the PSA. Each annual report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any annual report will describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Recommendation of the Replacement of the Special Servicer

After the occurrence and during the continuance of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor may recommend the replacement of the special servicer in the manner described in “—Replacement of the Special Servicer Without Cause”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)    that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been a special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action;

(ii)    that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)    that is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Certificateholder, the Risk Retention Consultation Party or a depositor, a trustee, a certificate administrator, the master servicer or the special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)    that has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer; and

(v)    that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled “Privileged Information” received from the special servicer or the Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder or the Risk Retention Consultation Party and the special servicer related to any Specially Serviced Loan (other than with respect to an Excluded Loan as to such party) or the exercise of the Directing Certificateholder’s consent or consultation rights or the Risk Retention Consultation Party’s consultation rights under the PSA, (ii) any strategically sensitive information that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party that is labeled or otherwise identified as Privileged Information by the special servicer and (iii) information subject to attorney-client privilege.

The operating advisor is required to keep all such labeled Privileged Information confidential and may not disclose such labeled Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Control Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any applicable Excluded Loan) other than pursuant to a Privileged Information Exception.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is required by law, rule, regulation, order, judgment or decree to disclose such information.

Neither the operating advisor nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the operating advisor or (ii) investments by an affiliate of the operating advisor if the operating advisor and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the operating advisor under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the operating advisor and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Operating Advisor’s Duties

The operating advisor may delegate its duties to agents or subcontractors in accordance with the PSA; however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)  any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)  any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(c)  any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(d)  a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, was entered against the operating advisor, and such decree or order remained in force undischarged or unstayed for a period of 60 days;

(e)  the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)  the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder, the Risk Retention Consultation Party, any Companion Loan holder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within 20 days of the receipt of notice from the trustee of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence and during the continuance of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of at least 75% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

In addition, in the event there are no classes of certificates outstanding other than the Control Eligible Certificates, the RR Interest and the Class R certificates, then all of the rights and obligations of the operating advisor under the PSA will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the operating advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer, the Directing Certificateholder and the Risk Retention Consultation

Party, if applicable, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® delinquent loan status report and/or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer and to provide notice to all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to the Certificateholders, the certificate administrator, based on information provided to it by the master servicer or the special servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer.

An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans (or a portion of any REO Loan corresponding to the predecessor Mortgage Loan, in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second (2nd) anniversary of the Closing

Date, at least ten (10) Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans (or a portion of any REO Loan corresponding to the predecessor Mortgage Loan, in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second (2nd) anniversary of the Closing Date, at least fifteen (15) Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans (or a portion of any REO Loan corresponding to the predecessor Mortgage Loan, in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 52 prior pools of commercial mortgage loans for which Bank of America, National Association (or its predecessors) was a sponsor in a public offering of CMBS with a securitization closing date on or after July 1, 2007, the highest percentage of loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between January 1, 2012 and September 30, 2017 was approximately 43.77%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the two largest Mortgage Loans in the Mortgage Pool represent approximately 19.1% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the two largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the definition of “Asset Review Trigger”. CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to all Certificateholders (with a copy to the asset representations reviewer), and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least (i) a majority of those Certificateholders who cast votes and (ii) a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder, the Risk Retention Consultation Party and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until, as applicable, (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5.0% of the aggregate Voting Rights represented by all certificates that have Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the master servicer (with respect to clause (vi) for non-Specially Serviced Loans) and the special servicer (with respect to clause (vi) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than within 10 business days, provide the following materials in electronic format to the asset representations reviewer (collectively, with the Diligence Files posted to the secure data room by the certificate administrator, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)     a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)    a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)   a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)   a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)    a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and

(vi)    any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that the asset representations reviewer has determined are necessary in connection with its completion of any Asset Review and that are requested by the asset representations reviewer, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of a Mortgage Loan, the asset representations reviewer determines that it is missing any document that is required to be part of the Review Materials for such Mortgage Loan and that is necessary in connection with its completion of the Asset Review, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing document(s), and request the master servicer or special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of notification from the asset representations reviewer, deliver to the asset representations reviewer such missing document(s) to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will be required to request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent such documents are in the possession of such party but in any event excluding any documents that contain information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable mortgage loan seller with respect to such Delinquent Loan; provided, however, the asset representations reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials if, and only to the extent, the asset representations reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer must prepare a preliminary report with respect to each delinquent loan within 56 days after the date on which access to the secure data room is provided by the certificate administrator. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), to the extent in the master servicer’s or the special servicer’s possession, or from the related mortgage loan seller within 10 business days following the request by the asset representations reviewer to the master servicer, the special servicer or the related mortgage loan seller, as the case may be, as described above, the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will be required to provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents or explanations to support the related mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be sent by the related mortgage loan seller to the asset representations reviewer. For the avoidance of doubt, the asset representations reviewer will not be required to prepare a preliminary report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA, the related mortgage loan seller for each Delinquent Loan and the Directing Certificateholder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, the special servicer and certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller, which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc., Fitch, KBRA, Moody’s, Morningstar Credit Ratings, LLC or S&P Global Ratings (“S&P”) and that has not been the special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Inc., Fitch, KBRA, Moody’s, Morningstar Credit Ratings, LLC or S&P Global Ratings has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, operating advisor or asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any sponsor, any mortgage loan seller, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder, the Risk Retention Consultation Party or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA, the Directing Certificateholder or the Risk Retention Consultation Party or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)      any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates having greater than 25% of the Voting Rights; provided that with respect to any such failure that is not curable within such 30-day period, the asset representations reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(ii)     any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)    any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)     a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)     the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)    the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders (which is required to be simultaneously delivered to the asset representations reviewer) electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates entitled to at least 75% of the Voting Rights elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Limitation on Liability of Risk Retention Consultation Party

The Risk Retention Consultation Party will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Risk Retention Consultation Party will not be protected against any liability to the holders of the RR Interest that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the holders of the RR Interest.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Risk Retention Consultation Party:

(a)  may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)  may act solely in the interests of the holders of the RR Interest;

(c)  does not have any liability or duties to the holders of any class of certificates other than the RR Interest;

(d)  may take actions that favor the interests of the holders of one or more classes including the RR Interest over the interests of the holders of one or more other classes of certificates; and

(e)  will have no liability whatsoever (other than to a holder of the RR Interest) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Risk Retention Consultation Party or any director, officer, employee, agent or principal of the Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the recommendation of the Risk Retention Consultation Party, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Replacement of the Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates (other than the RR Interest) requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote) and confirmation from the applicable rating agencies that the contemplated appointment or replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities, the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which requisite affirmative votes must be received within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance

Certificates evidencing at least 66-2/3% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates (other than the RR Interest) on an aggregate basis.

Notwithstanding the foregoing, if the special servicer is a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, the resigning special servicer will be required to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer so long as, on the date of the appointment, the selected Excluded Special Servicer is a Qualified Replacement Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Loan (including, without limitation, as a result of the related Mortgaged Property becoming REO Property), (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage

Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to the special servicer in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) (A) that confirms in writing that it was appointed to act as, and currently serves as, special servicer on a transaction level basis on the closing date of a commercial mortgage loan securitization with respect to which Moody’s rated one or more classes of certificates and one or more of such classes of certificates are still outstanding and rated by Moody’s and (B) with respect to which Moody’s has not cited servicing concerns of such replacement special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities rated by Moody’s in any other commercial mortgage-backed securities transaction serviced by the replacement special servicer prior to the time of determination, and (viii) is not a special servicer that has been cited by Moody’s or KBRA as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

After the occurrence and during the continuance of a Consultation Termination Event, if the operating advisor determines in accordance with the Operating Advisor Standard that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post it on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Principal Balance Certificates evidencing at least a majority of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis. In the event the holders of such Principal Balance Certificates elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of posting of the notice of the operating advisor’s recommendation to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the Certificateholders, provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

No appointment of the special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loan” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of the Master Servicer or Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)  (i) any failure by the master servicer to make any deposit required to be made by the master servicer to the Collection Account or remit to the companion paying agent for deposit into the Companion Distribution Account on the day and by the time such deposit or remittance is first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)  any failure by the special servicer to deposit into the REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any amount required to be so deposited or remitted by the special servicer pursuant to, and at the time specified by, the PSA;

(c)  any failure on the part of the master servicer or special servicer, as the case may be, duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s obligations, as the case may be, under the PSA in respect of Exchange Act reporting items (after any applicable grace periods), (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given (A) to the master servicer or special servicer, as the case may be, by any other party to the PSA, or (B) to the master servicer or special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)  any breach on the part of the master servicer or special servicer, as the case may be, of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Pari Passu Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)  certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or special servicer, and certain actions by or on behalf of the master servicer or special servicer indicating its insolvency or inability to pay its obligations;

(f)  either of Moody’s or KBRA (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates, or (ii) has placed one or more classes of certificates on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) or (ii), such action has not been withdrawn by Moody’s or KBRA within 60 days of such rating action) and, in the case of either of clauses (i) or (ii), such Rating Agency publicly cited servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(g)  the master servicer or the special servicer, as the case may be, is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting.

“Serviced Pari Passu Companion Loan Securities” means, for so long as the related Mortgage Loan or any successor REO Loan is part of the Mortgage Pool, any class of securities issued by another securitization and backed by a Serviced Pari Passu Companion Loan.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of Certificateholders entitled to a majority of the Voting Rights or, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder (solely with respect to the special servicer and other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or special servicer, as the case may be (other than certain rights in respect of indemnification and certain items of servicing compensation), under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to a majority of the Voting Rights, or, for so long as no Control Termination Event has occurred and is continuing and other than in respect of an applicable Excluded Loan, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and confirmation (or deemed confirmation) from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then current ratings of any class of any related Serviced Pari Passu Companion Loan Securities, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Whole Loan. The appointment (or replacement) of the special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. A replacement special servicer will be selected by the trustee or, prior to the occurrence and continuance of a Consultation Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Companion Loan, without the prior written consent of such holder of the related Serviced Companion Loan.

Notwithstanding anything to the contrary contained in the section above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the issuing entity, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee, acting at the direction of the Directing Certificateholder, will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer, as applicable, solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clause (f) or (g) under “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of the master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation and the Companion Loan Rating Agencies have provided a confirmation (or deemed confirmation) that such sale will not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Serviced Pari Passu Companion Loan Security. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Pari Passu Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any Serviced Pari Passu Companion Loan Securities, and if the master servicer is not otherwise terminated, or (2) if any Servicer Termination Event on the part of the master servicer affects only a Serviced Pari Passu Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any Serviced Pari Passu Companion Loan Securities, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Pari Passu Companion Loan or the holders of any Serviced Pari Passu Companion Loan Securities, but upon the written direction of the related holder of such Serviced Pari Passu Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66-2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b) or (f) of the definition of “Servicer Termination Event” may be waived only with the consent of all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement actions taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer or Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor (which may be appointed by the resigning master servicer or special servicer, as applicable) and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as no Control Termination Event has occurred and is continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, which has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all reasonable out-of-pocket costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if the master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in any capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. For the purposes of indemnification of the master servicer or the special servicer and limitation of liability, the master servicer or special servicer will be deemed not to have engaged in willful misconduct or committed bad faith or negligence in the performance of its respective obligations and duties under the PSA or acted in negligent disregard of such obligations and duties if the master servicer or special servicer, as applicable, fails to follow the terms of the Mortgage Loan documents because the master servicer or special servicer, as applicable, in accordance with the Servicing Standard, determines that compliance with any Mortgage Loan documents would or potentially would cause any Trust REMIC to fail to qualify as a REMIC or cause a tax to be imposed on the trust or any Trust REMIC under the relevant provisions of the Code (for which determination, the master servicer and special servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an additional trust fund expense). The PSA will also provide that the master servicer (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any actual or threatened legal or administrative action or claim that relates to the PSA, the Mortgage Loans, any related Serviced Companion Loan, the issuing entity or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The PSA will also provide that any master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, paying agent, certificate administrator or trustee under any Non-Serviced PSA with respect to a Non-Serviced Mortgage Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share (subject to the applicable Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related Mortgaged Property (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of such Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in any capacity as the paying agent for any Companion Loan), the special servicer, the depositor, operating advisor or asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not recoverable from the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the pari passu nature of such Serviced Pari Passu Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, proceeding, hearing or examination and any liability resulting therefrom, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent with a qualified insurer that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, or asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA, subject to certain conditions set forth in the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by the depositor of any of the certificates issued to it or of the proceeds of such certificates, or for the use or application of any funds paid to the depositor in respect of the assignment of the Mortgage Loans to the issuing entity, or any funds deposited in or withdrawn from the Collection Account or any other account by or on behalf of the depositor, either the master servicer, the special servicer or, in the case of the trustee, the certificate administrator. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the

PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply in addition to each other capacity in which it serves under the PSA.

For the avoidance of doubt, with respect to any indemnification provisions in the PSA providing that the issuing entity or a party to the PSA is required to indemnify another party to the PSA for costs, fees and expenses, such costs, fees and expenses are intended to include costs (including, but not limited to, reasonable attorney’s fees and expenses) of the enforcement of such indemnity.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Certificateholder to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and special servicer, and the master servicer or special servicer, as applicable, will be required to promptly forward it to the related mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 30 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the special servicer will be required to determine whether at that time, based on the Servicing Standard, there exists a Material Defect with respect to such Mortgage Loan. If the special servicer determines that a Material Defect exists, the special servicer will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Certificateholder. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the special servicer, and the special servicer will be required to promptly forward it to the applicable mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner (in either case, other than a holder of the RR Interest) to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the special servicer (the “Enforcing Servicer”) will be the Enforcing Party with respect to the Certificateholder Repurchase Request.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to a Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor (solely in its capacity as operating advisor) or the Directing Certificateholder identifies a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA and the applicable mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”), and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. A Resolved Repurchase Request will not preclude the master servicer (in the case of non-Specially Serviced Loans) or the special servicer (in the case of Specially Serviced Loans) from exercising any of their respective rights related to a Material Defect in the manner and timing otherwise set forth in the PSA, in the related MLPA or as provided by law. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has made a Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder, a party to the PSA or the Directing Certificateholder), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (a “Proposed Course of Action”). Such notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Requesting Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer (if it is the Enforcing Party) will be compelled to follow the course of action agreed to and/or proposed by the majority of Requesting Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, (c) a statement that responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for responding Certificateholders to send their responses to the Enforcing Servicer and the certificate administrator. The certificate administrator will within three (3) business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received that clearly indicate agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the responses of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action for purposes of determining the course of action approved by the majority of responding Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner entitled to do so delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner otherwise entitled to do so will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (other than of the RR Interest) (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be appropriate relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there are more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the Proposed Course of Action Notice was posted on the certificate administrator’s website and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the

Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Certificateholder (provided that no Consultation Termination Event has occurred and is continuing), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, that the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the special servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Certificateholder.

Any expenses required to be borne by or allocated to the Enforcing Servicer in mediation or arbitration or related responsibilities under the PSA will be reimbursable as additional trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

General

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loan”.

The servicing terms of each such Non-Serviced PSA as it relates to the servicing of the Non-Serviced Pari Passu Whole Loans will be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the BANK 2017-BNK9 mortgage pool, if necessary).

●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are calculated in a manner similar to the corresponding fees payable under the PSA, but may accrue at different rates, as described below.

●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.

●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to the master servicer or special servicer under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicer and special servicer for this transaction.

●	The Non-Serviced Directing Certificateholder under the related Non-Serviced PSA will have rights substantially similar to the Directing Certificateholder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the applicable special servicer by the related Non-Serviced Directing Certificateholder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Certificateholder is permitted to replace the special servicer under the PSA.

●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicer and special servicer, as applicable.

●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.

●	The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Certificateholder’s or Non-Serviced Special Servicer’s consent, differ in certain respects from those decisions that constitute Master Servicer Decisions or Major Decisions under the PSA.

●	The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties” in this prospectus.

●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans.

●	Other than with respect to the Colorado Center Mortgage Loan, the requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of prepayment interest shortfalls related to the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA.

●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar but not necessarily identical to those of the PSA.

●	While the special servicer under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the BANK 2017-BNK9 mortgage pool, if necessary).

●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements differ as to whether it is notice or rating agency confirmation that is required).

●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

●	The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are available online at www.sec.gov or by requesting copies from the underwriters.

Servicing of the Griffin Portfolio Mortgage Loan, the Park Square Mortgage Loan and the U.S. Industrial Portfolio III Mortgage Loan

The Griffin Portfolio Mortgage Loan, the Park Square Mortgage Loan and the U.S. Industrial Portfolio III Mortgage Loan will be serviced pursuant to the BANK 2017-BNK8 PSA. The servicing terms of the BANK 2017-BNK8 PSA are substantially similar to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including the items set forth above under “—General” and the following:

●	The master servicer under the BANK 2017-BNK8 PSA earns a servicing fee with respect to the Griffin Portfolio Mortgage Loan, the Park Square Mortgage Loan and the U.S. Industrial Portfolio III Mortgage Loan that is to be calculated at 0.00250% per annum.

●	Upon the Griffin Portfolio Whole Loan, the Park Square Whole Loan or the U.S. Industrial Portfolio III Whole Loan becoming a specially serviced loan under the BANK 2017-BNK8 PSA, the special servicer under the BANK 2017-BNK8 PSA will earn a special servicing fee payable monthly with respect to the related Mortgage Loan accruing at a rate equal to the greater of (i) 0.25% per annum and (ii) a rate per annum that would result in a special servicing fee equal to $3,500 for the related month, until such time as such Mortgage Loan is no longer specially serviced.

●	The special servicer under the BANK 2017-BNK8 PSA will be entitled to a workout fee equal to 1.00% of each collection (other than penalty charges and excess interest) of interest and principal (other than any amount for which a liquidation fee would be paid) made by the related borrower after any workout of the related Whole Loan. The workout fee is subject to a minimum fee of $25,000.

●	The special servicer under the BANK 2017-BNK8 PSA will be entitled to a liquidation fee equal to 1.00% of net liquidation proceeds received in connection with the liquidation of the related Whole Loan or the related Mortgaged Property; provided that, if such rate would result in an aggregate liquidation fee less than $25,000, then the liquidation fee rate will be equal to the lesser of (i) 3.00% and (ii) such lower rate as would result in an aggregate liquidation fee equal to $25,000.

●	An appraised-out class under the BANK 2017-BNK8 securitization will have an additional right to challenge a collateral deficiency amount under the BANK 2017-BNK8 PSA and accordingly, to require the related Non-Serviced Special Servicer to order an additional appraisal. Upon receipt of such additional appraisal, the related Non-Serviced Special Servicer will be required to redetermine whether such appraised-out class should be reinstated as the controlling class.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”. Prospective investors are encouraged to review the full provisions of the BANK 2017-BNK8 PSA, which is available online at www.sec.gov or by requesting a copy from the underwriters.

Servicing of the Colorado Center Mortgage Loan

The Colorado Center Mortgage Loan will be serviced pursuant to the BXP Trust 2017-CC TSA. The servicing terms of the BXP Trust 2017-CC TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including the items set forth above under “—General” and the following:

●	The Colorado Center Servicer earns a servicing fee with respect to the Colorado Center Mortgage Loan that is to be calculated at 0.00125% per annum.

•	Upon the Colorado Center Whole Loan becoming a specially serviced loan under the BXP Trust 2017-CC TSA, the Colorado Center Special Servicer will earn a special servicing fee payable monthly with respect to the Colorado Center Mortgage Loan accruing at a rate equal to 0.125% per annum, until such time as the Colorado Center Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap or minimum fee.

•	The Colorado Center Special Servicer will be entitled to a workout fee equal to 0.25% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the Colorado Center Whole Loan. The workout fee is not subject to any cap or minimum fee.

•	The Colorado Center Special Servicer will be entitled to a liquidation fee equal to 0.25% of net liquidation proceeds received in connection with the liquidation of the Colorado Center Whole Loan or the related Mortgaged Property. The liquidation fee is not subject to any cap or minimum fee.

•	The BXP Trust 2017-CC TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to BXP Trust 2017-CC TSA.

•	The BXP Trust 2017-CC TSA does not provide for an operating advisor (or equivalent party) with respect to the Colorado Center Whole Loan.

•	The BXP Trust 2017-CC TSA does not require the Colorado Center Servicer to make the equivalent of compensating interest payments in respect of the Colorado Center Whole Loan.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loan”. Prospective investors are encouraged to review the full provisions of the BXP Trust 2017-CC TSA, which is available by requesting a copy from the underwriters.

Servicing of the Bass Pro & Cabela’s Portfolio Mortgage Loan

The Bass Pro & Cabela’s Portfolio Mortgage Loan is expected to be serviced pursuant to the GSMS 2017-GS8 PSA. The servicing terms of the GSMS 2017-GS8 PSA are expected to be substantially similar to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements are expected to differ in certain respects, including the items set forth above under “—General” and the following:

●	The master servicer under the GSMS 2017-GS8 PSA earns a servicing fee with respect to the Bass Pro & Cabela’s Portfolio Mortgage Loan that is to be calculated at 0.00250% per annum.

●	Upon the Bass Pro & Cabela’s Portfolio Whole Loan becoming a specially serviced loan under the GSMS 2017-GS8, the special servicer under the GSMS 2017-GS8 PSA will earn a special servicing fee payable monthly with respect to the Bass Pro & Cabela’s Portfolio Mortgage Loan accruing at a rate equal to the greater of (i) 0.25% per annum and (ii) a rate per annum that would result in a special servicing fee equal to $3,500 for the related month, until such time as the Bass Pro & Cabela’s Portfolio Mortgage Loan is no longer specially serviced.

●	The special servicer under the GSMS 2017-GS8 PSA will be entitled to a workout fee equal to 1.00% of each collection (other than penalty charges) of interest and principal (other than any amount for which a liquidation fee would be paid) made by the related borrower after any workout of the Bass Pro & Cabela’s Portfolio Whole Loan. The workout fee is subject to a cap of $1,000,000 and a minimum fee of $25,000.

●	The special servicer under the GSMS 2017-GS8 PSA will be entitled to a liquidation fee equal to 1.00% of net liquidation proceeds received in connection with the liquidation of the Bass Pro & Cabela’s Portfolio Whole Loan or the related Mortgaged Property. The liquidation fee is subject to a cap of $1,000,000 and a minimum fee of $25,000.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”. Prospective investors are encouraged to review the full provisions of the GSMS 2017-GS8 PSA, which is available by requesting a copy from the underwriters.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again. The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer has been appointed and currently serves as a master servicer or special servicer, as applicable, on a transaction-level basis on a transaction currently rated by Moody’s that currently has securities outstanding and for which Moody’s has not cited servicing concerns with respect to such replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction serviced by such replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the replacement master servicer) or “CSS3” (in the case of the replacement special servicer), if Fitch is the non-responding Rating Agency or (iii) KBRA has not publicly cited servicing concerns with respect to the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction serviced by such replacement master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above as to which a Rating Agency Confirmation is required, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean Fitch Ratings, Inc. (“Fitch”), Kroll Bond Rating Agency, Inc. (“KBRA”) and Moody’s Investors Service, Inc. (“Moody’s”).

Any Rating Agency Confirmation requests made by the master servicer, the special servicer, the certificate administrator, or the trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any Serviced Pari Passu Companion Loan Securities, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

The master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (but only if an advance was made by the trustee in the calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to each Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless (except in the case of a default by the trustee) the holders of certificates of any class evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Each Certificateholder will be deemed under the PSA to have expressly covenanted with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other certificates, or to obtain or seek to obtain priority over or preference to any other Certificateholder, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding Non-Retained Certificates and the payment or deemed payment by such exchanging party of the Termination Purchase Amount for the Mortgage Loans and REO Properties remaining in the issuing entity, of which (a) an amount equal to the product of (i) the Required Credit Risk Retention Percentage and (ii) the Termination Purchase Amount will be paid to the holders of the RR Interest in exchange for the surrender of the RR Interest, and (b) an amount equal to the product of (i) the Non-Retained Percentage and (ii) the Termination Purchase Amount will be deemed paid to the issuing entity and deemed distributed to the holder or holders described in clause (B) below in exchange for the then-outstanding Non-Retained Certificates (provided, however, that (A) the aggregate certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates is reduced to zero, (B) there is only one holder (or multiple holders acting unanimously) of the then-outstanding Non-Retained Certificates and (C) the master servicer consents to the exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder, each holder of a Serviced Companion Loan and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the special servicer and approved by the master servicer and the Controlling Class and (3) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the related Non-Serviced Master Servicer in accordance with clause (2) above.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the Termination Purchase Amount, plus (b) the reasonable out of pocket expenses of the master servicer and the special servicer related to such purchase, unless the master servicer or the special servicer, as applicable, is the purchaser and less (c) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the pool of Mortgage Loans be less than 1.0% of the Initial Pool Balance (solely for the purposes of this calculation, if such right is being exercised after January 2028 and the Hackensack Commons Mortgage Loan, the Dover Town Center Mortgage Loan or the Woodside Village Mortgage Loan is still an asset of the Trust, then such Mortgage Loan will be excluded from the then-aggregate Stated Principal Balance of the pool of Mortgage Loans and from the Initial Pool Balance). The voluntary exchange of certificates (other than the Class R certificates and RR Interest), for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)  to correct any defect or ambiguity in the PSA in order to address any manifest error in any provision of the PSA;

(b)  to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)  to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the P&I Advance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)  to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity or any Trust REMIC; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates (including, for the avoidance of doubt, any holder of the RR Interest) or holder of a Companion Loan;

(e)  to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)  to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of the RR Interest) or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)  to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of the RR Interest) not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)  to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class and for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)   to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of the RR Interest), as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)   to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(k)  to modify, eliminate or add to any of its provisions in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the provision related to the risk retention requirements in the event of such repeal.

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA or change any rights of any mortgage loan seller as third party beneficiary under the PSA without the consent of the related mortgage loan seller, or (5) amend the Servicing Standard without the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations or rights of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by the related Intercreditor Agreement or that otherwise materially and adversely affects the holder of a Companion Loan without the consent of the holder of the related Companion Loan.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long-term senior unsecured debt is rated at least “A2” by Moody’s, “A-” by Fitch and, if rated by KBRA, “A” by KBRA; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long-term unsecured debt rating of no less than “Baa2” by Moody’s and “A-” by Fitch, (b) its short-term debt obligations have a short-term rating of not less than “P-2” from Moody’s and “F1” by Fitch and (c) the master servicer maintains a rating of at least “A2” by Moody’s and “A+” by Fitch (provided that nothing in this proviso will impose on the master servicer any obligation to maintain such rating or any other rating); provided, further, that if any such institution is not rated by KBRA, it maintains an equivalent (or higher) rating by any two other NRSROs (which may include Moody’s and/or Fitch), or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to the master servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 75% of the Voting Rights may upon 30 days prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 75% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally, each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

California. Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness.

Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower (as to the enforcement of the interests in the collateral securing the loan) and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

Texas. Commercial mortgage loans in Texas are generally secured by deeds of trust on the related real estate.  Foreclosure of a deed of trust in Texas may be accomplished by either a non-judicial trustee’s sale under a specific power-of-sale provision set forth in the deed of trust or by judicial foreclosure.  Due to the relatively short period of time involved in a non-judicial foreclosure, the judicial foreclosure process is rarely used in Texas.  A judicial foreclosure action must be initiated, and a non-judicial foreclosure must be completed, within four years from the date the cause of action accrues.  The cause of action for the unpaid balance of the indebtedness accrues upon the maturity of the indebtedness (by acceleration or otherwise).

Unless expressly waived in the deed of trust, the lender must provide the debtor with a written demand for payment, a notice of intent to accelerate the indebtedness, and a notice of acceleration prior to commencing any foreclosure action.  It is customary practice in Texas for the demand for payment to be combined with the notice of intent to accelerate the indebtedness.  In addition, with respect to a non-judicial foreclosure sale and notwithstanding any waiver by debtor to the contrary, the lender is statutorily required to (i) provide each debtor obligated to pay the indebtedness a notice of foreclosure sale via certified mail, postage prepaid and addressed to each debtor at such debtor’s last known address at least 21 days before the date of the foreclosure sale; (ii) post a notice of foreclosure sale at the courthouse of each county in which the property is located; and (iii) file a notice of foreclosure sale with the county clerk of each county in which the property is located.  Such 21 day period includes the entire calendar day on which the notice is deposited with the United States mail and excludes the entire calendar day of the foreclosure sale.  The statutory foreclosure notice may be combined with the notice of acceleration of the indebtedness and must contain the location of the foreclosure sale and a statement of the earliest time at which the foreclosure sale will begin.  To the extent the note or deed of trust contains additional notice requirements, the lender must comply with such requirements in addition to the statutory requirements set forth above.

The trustee’s sale must be performed pursuant to the terms of the deed of trust and statutory law and must take place between the hours of 10 a.m. and 4 p.m. on the first Tuesday of the month, in the area designated for such sales by the county commissioners’ court of the county in which the property is located, and must begin at the time set forth in the notice of foreclosure sale or not later than three hours after that time.  If the property is located in multiple counties, the sale may occur in any county in which a portion of the property is located.  Under Texas law applicable to the subject property, the debtor does not have the right to redeem the property after foreclosure.  Any action for deficiency must be brought within two years of the foreclosure sale.  If the foreclosure sale price is less than the fair market value of the property, the debtor or any obligor (including any guarantor) may be entitled to an offset against the deficiency in the amount by which the fair market value of the property, less the amount of any claim, indebtedness, or obligation of any kind that is secured by a lien or encumbrance on the real property that was not extinguished by the foreclosure, exceeds the foreclosure sale price.

Pennsylvania. Mortgage loans in Pennsylvania are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is accomplished by foreclosure in judicial proceedings. Such proceedings are regulated by statutes and rules and subject throughout to the court’s equitable powers. Public notice of the judgment of foreclosure and sale and the amount of the judgment is given for a statutory period of time after which the mortgaged real estate is sold by a sheriff at public auction. The proceeds received by the sheriff from the sale are applied first to the cost and expenses of the sale, then to any liens entitled to priority over the mortgage, such as liens for real estate taxes, and then in satisfaction of the indebtedness secured by the mortgage. After satisfaction of any other liens, the remaining proceeds are generally payable to the mortgagor. There is no right of redemption after foreclosure sale in Pennsylvania. In certain circumstances, deficiency judgments may be obtained. The remedy of appointment of a receiver for the mortgaged real estate is available and is sometimes used.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hospitality property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hospitality properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hospitality properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hospitality properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the deed of trust and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the Mortgage Loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are non-recourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided that no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed 3 years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by

Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hospitality properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of the master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

The depositor is an affiliate of Bank of America, a mortgage loan seller, an originator, a sponsor, the retaining sponsor, the anticipated initial risk retention consultation party, the holder of one or more of the Warwick Mall Companion Loans and an anticipated holder of a portion of the RR Interest, and an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters.

MSMCH and its affiliates are playing several roles in this transaction. MSMCH, a mortgage loan seller and a sponsor is an affiliate of Morgan Stanley & Co. LLC, one of the underwriters, and Morgan Stanley Bank, an originator, and an anticipated holder of a portion of the RR Interest.

Wells Fargo Bank and its affiliates are playing several roles in this transaction. Wells Fargo Bank, a mortgage loan seller, a sponsor, an originator, the holder of the Laguna Cliffs Marriott Companion Loan and two of the Bass Pro & Cabela’s Portfolio Companion Loans and an anticipated holder of a portion of the RR Interest, is also the master servicer, the certificate administrator and the custodian under this securitization, and is an affiliate of Wells Fargo Securities, LLC, one of the underwriters. In addition, Wells Fargo Bank is (1) the master servicer, the certificate administrator and the custodian under the BANK 2017-BNK8 PSA, which governs the servicing and administration of the Griffin Portfolio Whole Loan, the Park Square Whole Loan and the U.S. Industrial Portfolio III Whole Loan, (2) the servicer, the certificate administrator and the custodian under the BXP Trust 2017-CC TSA, which governs the servicing and administration of the Colorado Center Whole Loan and (3) expected to be the master servicer, the certificate administrator and the custodian under the GSMS 2017-GS8 PSA, which is expected to govern the servicing and administration of the Bass Pro & Cabela’s Portfolio Whole Loan.

Rialto Capital Advisors, LLC, the expected special servicer for this transaction, is an affiliate of RREF III Debt AIV, LP, which is expected to purchase the Class F and Class G certificates and may purchase the Class X-E, Class X-F, Class X-G and Class E certificates and certain other classes of certificates (but with respect to the Class E certificates it is currently expected that Rialto Capital Advisors, LLC or its affiliate will arrange for another party to purchase all of the Class E certificates on the Closing Date), and which is expected to be appointed as the initial Directing Certificateholder with respect to each Mortgage Loan (other than (i) any Non-Serviced Mortgage Loan or (ii) any Excluded Loan with respect to the Directing Certificateholder). Rialto Capital Advisors, LLC or an affiliate assisted RREF III Debt AIV, LP and/or one or more of its affiliates with its due diligence of the Mortgage Loans prior to the Closing Date.

Wells Fargo Bank is the interim custodian of the loan files for all of the mortgage loans that Bank of America and MSMCH will transfer to the depositor (except with respect to each Non-Serviced Mortgage Loan).

Pursuant to an interim servicing agreement between Wells Fargo Bank and Bank of America, each a sponsor, an originator and a mortgage loan seller, Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans owned by Bank of America from time to time, including, prior to their inclusion in the issuing entity, some or all of the Mortgage Loans that Bank of America will transfer to the depositor.

Pursuant to certain interim servicing agreements between Wells Fargo Bank and MSMCH, a sponsor and a mortgage loan seller, or Wells Fargo Bank and certain affiliates of MSMCH, Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans owned by MSMCH and such affiliates from time to time, including, prior to their inclusion in the issuing entity, some or all of the MSMCH Mortgage Loans.

Pursuant to an interim servicing agreement between Midland and MSMCH and/or certain of its affiliates, Midland acts as interim servicer with respect to certain mortgage loans unrelated to the Mortgage Loans.

Park Bridge Lender Services, the operating advisor and asset representations reviewer, is the operating advisor under the BANK 2017-BNK8 PSA, which governs the servicing of the Griffin Portfolio Whole Loan, the Park Square Whole Loan and the U.S. Industrial Portfolio III Whole Loan.

WTNA, the trustee, will also be the trustee under (i) the BANK 2017-BNK8 PSA, pursuant to which each of Griffin Portfolio Whole Loan, the Park Square Whole Loan and the U.S. Industrial Portfolio III Whole Loan will be serviced, (ii) the BXP Trust 2017-CC TSA, pursuant to which the Colorado Center Whole Loan will be serviced and (iii) the GSMS 2017-GS8 PSA, pursuant to which the Bass Pro & Cabela’s Portfolio Whole Loan is expected to be serviced.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and Prepayment Premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or Prepayment Premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the related Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements” or purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or Prepayment Premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or Prepayment Premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans allocated to the Non-Retained Certificates to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans allocated to the Non-Retained Certificates will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans allocated to the Non-Retained Certificates than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A or Class X-B certificates with a Notional Amount, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans allocated to the Non-Retained Certificates could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without a ratable distribution (based on the allocation of amounts among the Non-Retained Certificates, on the one hand, and the RR Interest, on the other hand) to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates indicated in the table below as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Classes
Class X-A	$ 700,727,000	Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates
Class X-B	$ 175,182,000	Class A-S, Class B and Class C certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions, amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or Prepayment Premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans— Releases; Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with a Notional Amount will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans allocated to the Non-Retained Certificates and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Classes
Class X-A	$ 700,727,000	Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates
Class X-B	$ 175,182,000	Class A-S, Class B and Class C certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with a Notional Amount because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with a Notional Amount should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar to be applied in reduction of the aggregate certificate balance of those certificates is paid to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions” and “Credit Risk Retention—RR Interest—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The depositor also may utilize the “CPP” model, which represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted, any applicable yield maintenance period and after any fixed penalty period. The model used in this prospectus is the CPP model. As used in each of the following tables, the column headed “0% CPP” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPP”, “50% CPP”, “75% CPP” and “100% CPP” assume that prepayments on the Mortgage Loans are made at those levels of CPP. We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPP, and we make no representation that the Mortgage Loans will prepay at the levels of CPP shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that are also Principal Balance Certificates that would be outstanding after each of the dates shown at various CPPs and the corresponding weighted average life of each such class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Structuring Assumptions”), among others:

●	except as otherwise set forth below, the Mortgage Loans have the characteristics set forth on Annex A-1 and the aggregate Cut-off Date Balance of the Mortgage Loans is as described in this prospectus;

●	the initial aggregate certificate balance or notional amount, as the case may be, of each interest-bearing class of certificates is as described in this prospectus;

●	the pass-through rate for each interest-bearing class of certificates is as described in this prospectus;

●	no delinquencies, defaults or losses occur with respect to any of the Mortgage Loans;

●	no additional trust fund expenses (including Operating Advisor Expenses) arise, no Servicing Advances are made under the PSA and the only expenses of the issuing entity consist of the Certificate Administrator/Trustee Fees, the Servicing Fees, the CREFC® Intellectual Property Royalty License Fees, the Asset Representations Reviewer Fees and the Operating Advisor fees, each as set forth on Annex A-1;

●	there are no modifications, extensions, waivers or amendments affecting the monthly debt service payments by borrowers on the Mortgage Loans;

●	each of the Mortgage Loans provides for monthly debt service payments to be due on the first day of each month, regardless of the actual day of the month on which those payments are otherwise due and regardless of whether the subject date is a business day or not;

●	all monthly debt service or balloon payments on the Mortgage Loans are timely received by the master servicer on behalf of the issuing entity on the day on which they are assumed to be due or paid as described in the immediately preceding bullet;

●	each ARD Loan in the trust fund is paid in full on its Anticipated Repayment Date;

●	no involuntary prepayments are received as to any Mortgage Loan at any time (including, without limitation, as a result of any application of escrows, reserve or holdback amounts if performance criteria are not satisfied);

●	except as described in the next two succeeding bullets, no voluntary prepayments are received as to any Mortgage Loan during that Mortgage Loan’s prepayment lockout period, any period when defeasance is permitted, or during any period when principal prepayments on that Mortgage Loan are required to be accompanied by a Prepayment Premium or Yield Maintenance Charge;

●	except as otherwise assumed in the immediately preceding two bullets, prepayments are made on each of the Mortgage Loans at the indicated CPPs set forth in the subject tables or other relevant part of this prospectus, without regard to any limitations in those Mortgage Loans on partial voluntary principal prepayments;

●	all prepayments on the Mortgage Loans are assumed to be accompanied by a full month’s interest and no Prepayment Interest Shortfalls occur;

●	no Yield Maintenance Charges or Prepayment Premiums are collected;

●	no person or entity entitled thereto exercises its right of optional termination as described in this prospectus;

●	no Mortgage Loan is required to be repurchased, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any Subordinate Companion Loan, mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	distributions on the Offered Certificates are made on the 15th day of each month, commencing in January 2018; and

●	the Offered Certificates are settled with investors on December 20, 2017.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of the Offered Certificates that are also Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPP percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPPs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2018	85%	85%	85%	85%	85%
December 2019	70%	70%	70%	70%	70%
December 2020	48%	48%	48%	48%	48%
December 2021	23%	21%	18%	13%	0%
December 2022 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	2.78	2.73	2.70	2.68	2.64

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	74%
December 2022 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	4.95	4.92	4.86	4.78	4.45

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	80%	80%	80%	80%	80%
December 2024	60%	60%	60%	60%	60%
December 2025	38%	38%	38%	38%	38%
December 2026	16%	16%	16%	16%	16%
December 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	7.44	7.44	7.44	7.44	7.44

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.81	9.75	9.69	9.60	9.35

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.92	9.91	9.90	9.87	9.60

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.99	9.99	9.99	9.90	9.65

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.99	9.99	9.99	9.99	9.68

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.99	9.99	9.99	9.99	9.74

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPPs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from December 1, 2017 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class plus accrued interest, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPPs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPP model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-B certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans and certain other assets and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G certificates and the RR Interest (the “Regular Interests”), each representing a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and any Intercreditor Agreement, (iii) compliance with the provisions of any Non-Serviced PSA and any amendments thereto and the continued qualification of the REMICs formed under any Non-Serviced PSA and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the

Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of its regular interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a 3 month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split-note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the Mortgage Loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . .. . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, two (2) Mortgaged Properties representing approximately 4.0% of the Initial Pool Balance, are multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the

Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus such excess interest accrued thereon), it is anticipated that the Class [__] certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat the Class X-A and Class X-B certificates as having no qualified stated interest. Accordingly, such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X-A or Class X-B certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or anticipated repayment date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided that it is assumed that any ARD Loan prepays on its anticipated repayment date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that the Class [__] certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a

Class X-A or Class X-B certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X-A or Class X-B certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class [ ] certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion may not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the certificate balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and Prepayment Premiums actually collected on the Mortgage Loans will be distributed as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and Prepayment Premiums so allocated should be taxed to the holders of such classes of certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and Prepayment Premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and Prepayment Premiums. Yield Maintenance Charges and Prepayment Premiums, if any, may be treated as paid upon the retirement or partial retirement of such classes of certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and Prepayment Premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by either Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within 3 months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the 3 months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which was enacted on November 2, 2015, includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures (“tax matters persons” or “TMPs”). These new audit rules are scheduled to become effective for taxable years beginning with 2018 and will apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a tax matters person’s actions under the current rules and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and IRS regulations so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to either Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form

W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after 3 full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

A “U.S. Person” is a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). The term “Non-U.S. Person” means a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, beginning on January 1, 2019, gross proceeds from the sale, exchange, redemption, receipt of principal on or other disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 at the rate of 28% on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (Underwriter)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Underwriter	Class A-1	Class A-2	Class A-SB	Class A-3
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$ [______]	$ [______]	$ [______]	$ [______]
Morgan Stanley & Co. LLC	[______]	[______]	[______]	[______]
Wells Fargo Securities, LLC
Drexel Hamilton, LLC	[______]	[______]	[______]	[_____
Total	$ [______]	$ [______]	$ [______]	$ [______]

Underwriter	Class A-4	Class X-A	Class X-B	Class A-S
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$ [______]	$ [______]	$ [______]	$ [______]
Morgan Stanley & Co. LLC	[______]	[______]	[______]
Wells Fargo Securities, LLC	[______]	[______]	[______]
Drexel Hamilton, LLC	[_____	[______]	[______
Total	$ [______]	$ [______]	$ [______]	$ [______]

Underwriter	Class B	Class C
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$ [______]	$ [______]
Morgan Stanley & Co. LLC	[______]	[______]
Wells Fargo Securities, LLC	[______]	[______]
Drexel Hamilton, LLC	[______]	[______]
Total	$ [______]	$ [______]

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

Additionally, the parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed, if required, to contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately [__]% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from December 1, 2017, before deducting expenses payable by the depositor. The underwriters may affect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates offered by this prospectus, the underwriters may be deemed to have received compensation from the depositor in the form of underwriting discounts.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks

Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three (3) business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters, is an affiliate of Bank of America, which is a sponsor, an originator, a mortgage loan seller, an originator, a sponsor, the retaining sponsor, the anticipated initial risk retention consultation party, the holder of one or more of the Warwick Mall Companion Loans and an anticipated holder of a portion of the RR Interest, and is an affiliate of Banc of America Merrill Lynch Commercial Mortgage Inc., the depositor.

Morgan Stanley & Co. LLC, one of the underwriters, is an affiliate of MSMCH, which is a sponsor and a mortgage loan seller, and Morgan Stanley Bank, which is an originator, and an anticipated holder of a portion of the RR Interest.

Wells Fargo Securities, LLC, one of the underwriters, is an affiliate of Wells Fargo Bank, which is a sponsor, an originator, a mortgage loan seller, the holder of the Laguna Cliffs Marriott Companion Loan and two of the Bass Pro & Cabela’s Portfolio Companion Loans and an anticipated holder of a portion of the RR Interest, and is also the master servicer, the certificate administrator and the custodian.

A portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, which is one of the underwriters, and a co-lead manager and joint bookrunner for this offering, affiliates of Morgan Stanley & Co. LLC, which is one of the underwriters, and a co-lead manager and joint bookrunner for this offering and affiliates of Wells Fargo Securities, LLC, which is one of the underwriters and a co-lead manager and joint bookrunner for this offering. That direction will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, of the purchase price for the Offered Certificates and the following payments:

(1)	the payment by the depositor to Bank of America, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by Bank of America;

(2)	the payment by the depositor to MSMCH, an affiliate of Morgan Stanley & Co. LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by MSMCH (or, with respect to the Colorado Center Mortgage Loan, the portion thereof allocable to MSMCH); and

(3)	the payment by the depositor to Wells Fargo Bank, an affiliate of Wells Fargo Securities, LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by Wells Fargo Bank (or, with respect to the Colorado Center Mortgage Loan, the portion thereof allocable to Wells Fargo Bank).

As a result of the circumstances described above in this paragraph and the prior paragraph, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including but not limited to Wells Fargo Securities, LLC, a member of the New York Stock Exchange, the Financial Industry Regulatory Authority (“FINRA”), the National Futures Association (“NFA”) and the Securities Investor Protection Corporation (“SIPC”), Wells Fargo Prime Services, LLC, a member of FINRA, NFA and SIPC, and Wells Fargo Bank, N.A. Wells Fargo Securities, LLC and Wells Fargo Prime Services, LLC are distinct entities from affiliated banks and thrifts.

In relation to each Relevant Member State, each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of the Offered Certificates which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(a)       to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)       to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by the depositor for any such offer; or

(c)       in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided, that no such offer of the Offered Certificates shall require the depositor, the issuing entity or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the Offered Certificates to the public” in relation to any Offered Certificates in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Certificates to be offered so as to enable an investor to decide to purchase or subscribe to the Offered Certificates, as the same may be varied in that

Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the Offered Certificates in circumstances in which Section 21(1) of the FSMA does not apply to the issuing entity or the depositor; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Certificates in, from or otherwise involving the United Kingdom.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, the following disclosures filed by the depositor on or prior to the date of the filing of this prospectus are hereby incorporated by reference into this prospectus:  the disclosures with respect to the mortgage loans filed as exhibits to Form ABS-EE in accordance with Items 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. §§601(b)(102) and 601(b)(103)).

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at One Bryant Park, New York, New York 10036, Attention: President, or by telephone at (646) 855-3953.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-206847) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form

8-K, Forms ABS-15G, Form ABS-EE and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as the master servicer, the special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to the predecessor of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Prohibited Transaction Exemption (“PTE”) 93-31, 58 Fed. Reg. 28,620 (May 14, 1993), to the predecessor of Morgan Stanley & Co. LLC, PTE 90-24,

55 Fed. Reg. 20,548 (May 17, 1990), and to the predecessor of Wells Fargo Securities, LLC, PTE 96-22, 61 Fed. Reg. 14,828 (April 3, 1996), each as amended by PTE 97-34, 62 Fed. Reg. 39,021 (July 21, 1997), PTE 2000-58, 65 Fed. Reg. 67,765 (November 13, 2000), PTE 2002-41, 67 Fed. Reg. 54,487 (August 22, 2002), PTE 2007-05, 72 Fed. Reg. 13,130 (March 20, 2007) and PTE 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (collectively, the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth 5 general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

In addition, each beneficial owner of an Offered Certificate or any interest therein that is a Plan, including any fiduciary purchasing Offered Certificates on behalf of a Plan (“Plan Fiduciary”) will be deemed to have represented by its acquisition of such Offered Certificates that:

(1) none of the depositor, any underwriter, the trustee, any master servicer, any special servicer, the certificate administrator, the operating advisor, the asset representations reviewer or any of their respective affiliated entities (the “Transaction Parties”), has provided or will provide advice with respect to the acquisition of Offered Certificates by the Plan, other than to the Plan Fiduciary which is independent of the Transaction Parties, and the Plan Fiduciary either: (a) is a bank as defined in Section 202 of the Investment Advisers Act of 1940 (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a State or Federal agency; (b) is an insurance carrier which is qualified under the laws of more than one state to perform the services of managing, acquiring or disposing of assets of a Plan; (c) is an investment adviser registered under the Advisers Act, or, if not registered an as investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state in which it maintains its principal office and place of business; (d) is a broker-dealer registered under the Securities Exchange Act of 1934, as amended; or (e) has, and at all times that the Plan is invested in the Offered Certificates, will have, total assets of at least U.S. $50,000,000 under its management or control (provided that this clause (e) shall not be satisfied if the Plan Fiduciary is either (i) the owner or a relative of the owner of an investing individual retirement account or (ii) a participant or beneficiary of the Plan investing in the Offered Certificates in such capacity);

(2) the Plan Fiduciary is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies, including the acquisition by the Plan of Offered Certificates;

(3) the Plan Fiduciary is a “fiduciary” with respect to the Plan within the meaning of Section 3(21) of ERISA, Section 4975 of the Code, or both, and is responsible for exercising independent judgment in evaluating the Plan’s acquisition of the Offered Certificates;

(4) none of the Transaction Parties has exercised any authority to cause the Plan to invest in the Offered Certificates or to negotiate the terms of the Plan’s investment in the Offered Certificates or received a fee or other compensation from the Plan or Plan Fiduciary for the provision of investment advice in connection with the acquisition by the Plan of the Offered Certificates; and

(5) the Plan Fiduciary has been informed: (a) that none of the Transaction Parties is undertaking to provide impartial investment advice or to give advice in a fiduciary capacity, and that no such entity has given investment advice or otherwise made a recommendation, in connection with the Plan’s acquisition of the Offered Certificates; and (b) of the existence and nature of the Transaction Parties financial interests in the Plan’s acquisition of the Offered Certificates as described in this prospectus.

The above representations are intended to comply with the DOL’s Reg. Sections 29 C.F.R. 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997). If these regulations are revoked, repealed or no longer effective, these representations shall be deemed to be no longer in effect.

None of the Transaction Parties is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the acquisition of any Offered Certificates by any Plan.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Prospective investors should note that the University of California Retirement Plan, which is a governmental plan, owns an indirect equity interest in the Borrower under the Laguna Cliffs Marriott Mortgage Loan. Persons who have an ongoing relationship with the

University of California Retirement Plan should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold Offered Certificates.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”).

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties.

We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any rating of a class of certificates below an “investment grade” rating (i.e., lower than the top four rating categories) by a Rating Agency or another NRSRO, whether initially or as a result of a ratings downgrade, may adversely affect the ability of an investor to purchase or retain, or otherwise impact the liquidity, market value, and regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, should consult with their own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina, and certain other legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

Ratings

It is a condition to their issuance that the Offered Certificates (other than the Class X-B, Class B and Class C certificates) receive investment grade credit ratings from the three (3) Rating Agencies engaged by the depositor to rate the Offered Certificates, and it is a condition to their issuance that the Class X-B, Class B and Class C certificates receive investment grade credit ratings from the two (2) Rating Agencies engaged by the depositor to rate such Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the related Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each Distribution Date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in November 2054. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, Prepayment Premiums, prepayment fees or penalties, default interest or post-anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest, or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any Realized Losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Offered Certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a Class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the Offered Certificates, the depositor had initial discussions with and submitted certain materials to six NRSROs. Based on final feedback from those six NRSROs at that time, the depositor hired the Rating Agencies to rate the Offered Certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various Classes of Offered Certificates. Had the depositor selected such other NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the Certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain Classes of rated Offered Certificates, due in part to the final subordination levels provided by that NRSRO for the Classes of Offered Certificates. If the depositor had selected that NRSRO to rate the Classes of Offered Certificates not rated by it, the ratings on those other Offered Certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other two NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

Index of Defined Terms

17g-5 Information Provider	340
1986 Act	518
1996 Act	496
2015 Budget Act	527
30/360 Basis	381
401(c) Regulations	540
AB Modified Loan	394
Accelerated Mezzanine Loan Lender	332
Acceptable Insurance Default	398
Acting General Counsel’s Letter	145
Actual/360 Basis	203
Actual/360 Loans	369
ADA	499
Additional Exclusions	398
Administrative Cost Rate	314
ADR	149
Advances	364
Advisers Act	539
Affirmative Asset Review Vote	441
Aggregate Available Funds	308
Aggregate Excess Prepayment Interest Shortfall	326
Aggregate Gain-on-Sale Entitlement Amount	309
Aggregate Principal Distribution Amount	315
AIFM Regulation	304
Allocated Appraisal Reduction Amount	391
Allocated Cumulative Appraisal Reduction Amount	391
Annual Debt Service	149
Anticipated Repayment Date	203
Appraisal Institute	273
Appraisal Reduction Amount	390
Appraisal Reduction Event	389
Appraised Value	150
Appraised-Out Class	395
ARD Loan	203
Assessment of Compliance	474
Asset Representations Reviewer Asset Review Fee	388
Asset Representations Reviewer Fee	388
Asset Representations Reviewer Fee Rate	388
Asset Representations Reviewer Termination Event	446
Asset Representations Reviewer Upfront Fee	388
Asset Review	443
Asset Review Notice	441
Asset Review Quorum	441
Asset Review Report	444
Asset Review Report Summary	444
Asset Review Standard	443
Asset Review Trigger	439
Asset Review Vote Election	441
Asset Status Report	412
Assumed Final Distribution Date	323
Assumed Scheduled Payment	316
ASTM	177
Attestation Report	474
Available Funds	309
BACM 2017-BNK3 PSA	222
Balloon Balance	151
Balloon or ARD LTV Ratio	155
Balloon or ARD Payment	156
BAMLCM	256
BANA Qualification Criteria	253
Bank of America	242
Bank of America Data File	251
Bank of America Guidelines	244
Bank of America Securitization Database	251
Bankruptcy Code	489
Base Interest Fraction	322
Bass Pro & Cabela’s Portfolio Mortgage Loan	232
BBCMS 2017-C1 PSA	222
Beds	163
Borrower Party	332
Borrower Party Affiliate	332
BP&C A-2 Notes	233
BP&C Call Protected A-2 Companion Note	232
BP&C Call Protected A-2 Notes	233
BP&C Freely Prepayable A-2 Companion Note	232
Breach Notice	352
BXP 2017-CC Securitization	234
C(WUMP)O	18
Capital Requirements Regulation	303
Cash Flow Analysis	151
CERCLA	496
Certificate Administrator/Trustee Fee	387

Certificate Administrator/Trustee Fee Rate	387
Certificate Balance	306
Certificate Owners	343
Certificateholder	333
Certificateholder Quorum	450
Certificateholder Repurchase Request	461
Certifying Certificateholder	345
Class A Certificates	306
Class A-SB Planned Principal Balance	317
Class X Certificates	306
Clearstream	341
Clearstream Participants	344
Closing Date	148, 242
CMBS	57
Code	516
Collateral Deficiency Amount	394
Collection Account	368
Collection Period	310
Colorado Center Companion Loans	234
Colorado Center Directing Certificateholder	240
Colorado Center Intercreditor Agreement	234
Colorado Center Mortgage Loan	234
Colorado Center Non-Standalone Pari Passu Companion Loans	234
Colorado Center Noteholders	234
Colorado Center Pari Passu Companion Loans	234
Colorado Center Servicer	235
Colorado Center Special Servicer	235
Colorado Center Standalone Companion Loans	234
Colorado Center Standalone Pari Passu Companion Loans	234
Colorado Center Subordinate Companion Loans	234
Colorado Center Triggering Event of Default	235
Colorado Center Trustee	235
Colorado Center Whole Loan	234
Communication Request	346
Companion Distribution Account	368
Companion Holder	222
Companion Holders	222
companion loan	45
Companion Loans	147
Compensating Interest Payment	325
Constant Prepayment Rate	507
Consultation Termination Event	427
Control Eligible Certificates	422
Control Note	222
Control Termination Event	427
Controlling Class	422
Controlling Class Certificateholder	422
Controlling Holder	222
Corrected Loan	412
CPP	507
CPR	507
CPY	507
CRE Loans	267, 279
Credit Risk Retention Rules	300
CREFC®	329
CREFC® Intellectual Property Royalty License Fee	389
CREFC® Intellectual Property Royalty License Fee Rate	389
CREFC® Reports	329
Cross-Collateralized Mortgage Loan Repurchase Criteria	354
Cross-Over Date	313
Cumulative Appraisal Reduction Amount	394, 395
Cure/Contest Period	444
Custodian	285
Cut-off Date	147
Cut-off Date Balance	152
Cut-off Date Loan-to-Value Ratio	153
Cut-off Date LTV Ratio	153
Debt Service Coverage Ratio	154
DEF(#)	157
DEF/@(#)	157
DEF/YM(#)	157
DEF/YM@%(#)	157
Defaulted Loan	418
Defeasance Deposit	207
Defeasance Loans	207
Defeasance Lock-Out Period	207
Defeasance Option	207
Definitive Certificate	341
Delinquent Loan	441
Demand Entities	256, 268
Depositories	342
Determination Date	307
Dexia	281
Diligence File	349
Directing Certificateholder	421
Disclosable Special Servicer Fees	386
Discount Rate	322
Dispute Resolution Consultation	463
Dispute Resolution Cut-off Date	462
Distribution Accounts	369
Distribution Date	307

Distribution Date Statement	329
District Court	286
Dodd-Frank Act	126
DOL	536
DSCR	154
DTC	341
DTC Participants	342
DTC Rules	343
Due Date	202, 310
EDGAR	535
Effective Gross Income	151
Eligible Asset Representations Reviewer	445
Eligible Operating Advisor	434
Enforcing Party	461
Enforcing Servicer	461
Environmental Condition	17
ESA	177
EU Credit Risk Retention Agreement	303
EU Retention Requirements	303
EU Risk Retention and Due Diligence Requirements	127
Euroclear	341
Euroclear Operator	344
Euroclear Participants	344
Excess Interest	203
Excess Interest Distribution Account	369
Excess Modification Fee Amount	382
Excess Modification Fees	381
Excess Prepayment Interest Shortfall	326
Exchange Act	242, 282
Excluded Controlling Class Holder	331
Excluded Controlling Class Loan	332
Excluded Information	333
Excluded Loan	333
Excluded Plan	538
Excluded Special Servicer	450
Excluded Special Servicer Loan	450
Exemption	537
Exemption Rating Agency	537
FATCA	528
FDIA	143
FDIC	144
Federal Court Complaint	286
FIEL	19
Final Asset Status Report	431
Final Dispute Resolution Election Notice	463
Financial Promotion Order	16
FINRA	533
FIRREA	145
Fitch	289, 472
FPO Persons	16
FSMA	534
Funds	292
Gain-on-Sale Remittance Amount	309
Gain-on-Sale Reserve Account	370
Garn Act	498
GLA	154
Government Securities	205
GSMS 2017-GS8 PSA	222
Hedging Covenant	304
Indirect Participants	342
Initial Pool Balance	147
Initial Rate	203
Initial Requesting Certificateholder	461
In-Place Cash Management	154
Insurance and Condemnation Proceeds	368
Intercreditor Agreement	222
Interest Accrual Amount	315
Interest Accrual Period	315
Interest Distribution Amount	315
Interest Reserve Account	369
Interest Shortfall	315
Interested Person	420
Investor Certification	333
KBRA	472
Lennar	292
Liquidation Fee	383
Liquidation Fee Rate	383
Liquidation Proceeds	368
LO(#)	157
Loan #58	281
Loan Per Unit	155
Lock-out Period	204
Loss of Value Payment	355
Lower-Tier Regular Interests	516
Lower-Tier REMIC	307, 516
LTV Ratio	152
LTV Ratio at Maturity or Anticipated Repayment Date	155
LTV Ratio at Maturity or ARD	155
MAI	357
Major Decision	423
MAS	18
Master Servicer Decision	401
Material Defect	352
Maturity Date Balloon or ARD Payment	156
Midland	296
MLPA	347
Modification Fees	381

Moody’s	290, 472
Morgan Stanley Bank	257
Morgan Stanley Group	257
Morgan Stanley Origination Entity	259
Morningstar	289
Mortgage	148
Mortgage File	347
Mortgage Loans	147
Mortgage Note	148
Mortgage Pool	147
Mortgage Rate	314
Mortgaged Property	148
MSMCH	257
MSMCH Data File	266
MSMCH Mortgage Loans	257
MSMCH Qualification Criteria	267
MSMCH Securitization Database	265
Net Mortgage Rate	314
Net Operating Income	156
NFA	533
NI 33-105	20
NOI Date	156
Non-Control Note	222
Non-Controlling Holder	222
Nonrecoverable Advance	365
Non-Retained Certificates	306
Non-Retained Percentage	302
Non-Serviced AB Whole Loan	223
Non-Serviced Certificate Administrator	223
Non-Serviced Companion Loan	223
Non-Serviced Custodian	223
Non-Serviced Directing Certificateholder	223
Non-Serviced Master Servicer	223
Non-Serviced Mortgage Loan	223
Non-Serviced Pari Passu Companion Loan	223
Non-Serviced Pari Passu Whole Loan	223
Non-Serviced PSA	223
Non-Serviced Securitization Trust	223
Non-Serviced Special Servicer	223
Non-Serviced Trustee	223
Non-Serviced Whole Loan	223
Non-U.S. Person	528
Note A-2 Allocated Permitted Free Prepayment Amount	232
Notional Amount	307
NRA	156
NRSRO	331
NRSRO Certification	334
NXS2 Special Servicer	281
O(#)	157
OCC	243, 270
Occupancy As Of Date	156
Occupancy Rate	156
Offered Certificates	306
OID Regulations	519
OLA	145
Operating Advisor Consulting Fee	387
Operating Advisor Expenses	388
Operating Advisor Fee	387
Operating Advisor Fee Rate	387
Operating Advisor Standard	433
Operating Advisor Termination Event	436
Other Master Servicer	223
Other PSA	224
Other Special Servicer	224
P&I Advance	363
P&I Advance Date	363
Pads	163
Par Purchase Price	418
pari passu companion loan	45
Pari Passu Companion Loans	147
Pari Passu Mortgage Loan	224
Park Bridge Financial	299
Park Bridge Lender Services	299
Participants	341
Parties in Interest	536
Pass-Through Rate	313
Patriot Act	500
PCIS Persons	17
Percentage Interest	308
Periodic Payments	308
Permitted Free Prepayment Amount	232
Permitted Investments	308, 370
Permitted Special Servicer/Affiliate Fees	386
PIPs	180
PL	274
Plan Fiduciary	539
Plans	535
PML	274, 7
PRC	17
Preliminary Dispute Resolution Election Notice	462
Prepayment Assumption	521
Prepayment Interest Excess	324
Prepayment Interest Shortfall	324
Prepayment Premium	323
Prepayment Provisions	157
Primary Collateral	355
Prime Rate	368

Principal Balance Certificates	306
Principal Distribution Amount	316
Principal Shortfall	317
Privileged Information	435
Privileged Information Exception	436
Privileged Person	331
Professional Investors	18
Prohibited Prepayment	325
Promotion of Collective Investment Schemes Exemptions Order	16
Proposed Course of Action	462
Proposed Course of Action Notice	462
Prospectus Directive	16
PSA	306
PSA Party Repurchase Request	461
PTCE	540
PTE	536
Purchase Price	356
Qualification Criteria	278
Qualified Replacement Special Servicer	451
Qualified Substitute Mortgage Loan	356
Qualifying CRE Loan Percentage	303
RAC No-Response Scenario	471
Rated Final Distribution Date	324
Rating Agencies	472
Rating Agency Confirmation	472
RCM	292
REA	69
Realized Loss	327
REC	177
Record Date	307
Registration Statement	534
Regular Certificates	306
Regular Interestholder	519
Regular Interests	516
Regulation AB	475
Reimbursement Rate	368
Related Proceeds	366
Release Date	207
Relevant Member State	16
Relevant Persons	17
Relief Act	499
Remaining Term to Maturity or ARD	158
REMIC	516
REMIC Regulations	516
REO Account	370
REO Loan	318
REO Property	412
Repurchase Request	461
Requesting Certificateholder	463
Requesting Holders	396
Requesting Investor	346
Requesting Party	471
Required Credit Risk Retention Percentage	303
Requirements	500
Residual Certificates	306
Resolution Failure	461
Resolved	461
Restricted Group	537
Restricted Party	436
Retained Certificate Available Funds	301
Retained Certificate Gain-on-Sale Remittance Amount	301
Retained Certificate Interest Distribution Amount	302
Retained Certificate Principal Distribution Amount	302
Retaining Parties	300
Retaining Sponsor	300
Review Materials	442
Revised Rate	203
RevPAR	158
Rialto	292
Risk Retention Allocation Percentage	302
Risk Retention Consultation Party	332
RMBS	286
Rooms	163
Routine Disbursements	402
RPA	188
RR Interest	306
Rule 15Ga-1 Reporting Period	279
Rule 17g-5	334
S&P	289, 445
Scheduled Principal Distribution Amount	316
SEC	242
Securities Act	474
Securitization Accounts	306, 370
SEL	274
Senior Certificates	306
Serviced Companion Loan	224
Serviced Mortgage Loans	360
Serviced Pari Passu Companion Loan	224
Serviced Pari Passu Companion Loan Securities	454
Serviced Pari Passu Mortgage Loan	224
Serviced Pari Passu Whole Loan	224

Serviced Whole Loan	224
Servicer Termination Event	452
Servicing Advances	364
Servicing Fee	379
Servicing Fee Rate	379
Servicing Standard	362
SF	158
SFA	18
SFO	18
Similar Law	535
SIPC	533
SMMEA	541
Solvency II Regulation	304
Special Servicer Decision	405
Special Servicing Fee	382
Special Servicing Fee Rate	382
Specially Serviced Loans	409
Sq. Ft.	158
Square Feet	158
Startup Day	517
State Court Complaint	286
Stated Principal Balance	317
Structured Product	18
Structuring Assumptions	507
Subordinate Certificates	306
Subordinate Companion Loan	224
Subordinate Companion Loans	147
Sub-Servicing Agreement	363
T-12	158
tax matters persons	527
Term to Maturity	158
Termination Purchase Amount	476
Terms and Conditions	344
Tests	443
Title V	498
TMPs	527
Total Operating Expenses	151
Transaction Parties	539
TRIPRA	91, 12
Trust	283
Trust REMICs	307, 516
TTM	158
U.S. Bank	281
U.S. Person	528
U/W DSCR	154
U/W Expenses	158
U/W NCF	158
U/W NCF Debt Yield	161
U/W NCF DSCR	154, 161
U/W NOI	161
U/W NOI Debt Yield	162
U/W NOI DSCR	162
U/W Revenues	163
UCC	484
Underwriter Entities	114
Underwriting Agreement	530
Underwritten Debt Service Coverage Ratio	154
Underwritten Expenses	158
Underwritten NCF	158
Underwritten NCF Debt Yield	161
Underwritten Net Cash Flow	158
Underwritten Net Cash Flow Debt Service Coverage Ratio	161
Underwritten Net Operating Income	161
Underwritten Net Operating Income Debt Service Coverage Ratio	162
Underwritten NOI	161
Underwritten NOI Debt Yield	162
Underwritten Revenues	163
Units	163
Unscheduled Principal Distribution Amount	316
Unsolicited Information	443
Upper-Tier REMIC	307, 516
Volcker Rule	126
Voting Rights	341
WAC	4
WAC Rate	314
Wachovia Bank	270, 287
Weighted Average Mortgage Rate	163
Weighted Averages	163
Wells Fargo Bank	270
Wells Fargo Bank Data Tape	277
Wells Fargo Bank Deal Team	277
Whole Loan	147
Withheld Amounts	369
Workout Fee	382
Workout Fee Rate	382
Workout-Delayed Reimbursement Amount	368
WTNA	284
Yield Maintenance Charge	323
YM(#)	157
YM@(#)	157

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ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

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Annex A-I - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	% by Cut-off Date Balance	Mortgage Loan Originator (1)	Mortgage Loan Seller (1)	Original Balance	Cut-Off Date Balance	Maturity Date Balance	Cut-Off Date Balance per Unit or SF	Acquisition or Refinance	Sponsor
Loan	9, 11	1	Duane Morris Plaza	9.99%	WFB	WFB	$105,300,000	$105,300,000	$105,300,000	$170.53	Acquisition	Oaktree Pinnacle Investment Fund, L.P.
Loan	5, 6, 7, 8, 9	2.00	Griffin Portfolio	9.1%	BANA	BANA	$96,250,000	$96,250,000	$96,250,000	$101.11	Recapitalization	Griffin Capital Company, LLC
Property		2.01	Restoration Hardware Distribution		BANA	BANA	$20,020,000	$20,020,000	$20,020,000
Property		2.02	State Farm Regional HQ		BANA	BANA	$17,828,323	$17,828,323	$17,828,323
Property		2.03	North Pointe I		BANA	BANA	$10,176,833	$10,176,833	$10,176,833
Property		2.04	Corporate Campus at Norterra		BANA	BANA	$10,010,000	$10,010,000	$10,010,000
Property		2.05	CHRISTUS Health HQ		BANA	BANA	$9,290,948	$9,290,948	$9,290,948
Property		2.06	Duke Bridges I		BANA	BANA	$7,052,045	$7,052,045	$7,052,045
Property		2.07	Wells Fargo Operations Center		BANA	BANA	$6,923,583	$6,923,583	$6,923,583
Property		2.08	Ace Hardware HQ		BANA	BANA	$5,839,167	$5,839,167	$5,839,167
Property		2.09	Royal Ridge V		BANA	BANA	$5,488,817	$5,488,817	$5,488,817
Property		2.10	Comcast Regional HQ		BANA	BANA	$3,620,283	$3,620,283	$3,620,283
Loan	5, 9, 11	3.00	Laguna Cliffs Marriott	8.1%	WFB	WFB	$85,000,000	$85,000,000	$85,000,000	$291,005.29	Refinance	The Regents of The University of California
Loan	11	4.00	Marriott at Legacy Town Center	7.6%	MSMCH	MSMCH	$79,800,000	$79,800,000	$67,763,969	$197,524.75	Acquisition	Roch Capital Inc.
Loan	10	5.00	Hackensack Commons	6.3%	MSMCH	MSMCH	$66,400,000	$66,400,000	$66,400,000	$241.77	Refinance	Urban Edge Properties
Loan	5, 9, 10	6.00	Colorado Center	5.7%	MSMCH; WFB; GACC	MSMCH/WFB	$60,000,000	$60,000,000	$60,000,000	$253.37	Recapitalization	Boston Properties Limited Partnership; Teachers Insurance and Annuity Association of America
Loan	5	7.00	Park Square	5.7%	BANA	BANA	$60,000,000	$60,000,000	$60,000,000	$317.89	Refinance	Capital Properties
Loan		8.00	BWI Airport Marriott	4.5%	BANA	BANA	$47,700,000	$47,700,000	$39,074,773	$151,428.57	Refinance	Graham Snell
Loan	5, 6, 7, 9, 12, 13	9.00	U.S. Industrial Portfolio III	3.8%	MSMCH; Barclays	MSMCH	$40,000,000	$40,000,000	$36,474,950	$41.76	Acquisition	Brennan Investment Group Acquisitions LLC
Property		9.01	2121 Gardner Street		MSMCH; Barclays	MSMCH	$5,477,054	$5,477,054	$4,994,382
Property		9.02	975 Cottonwood Avenue		MSMCH; Barclays	MSMCH	$3,376,266	$3,376,266	$3,078,728
Property		9.03	4925 Bulls Bay Highway		MSMCH; Barclays	MSMCH	$3,288,733	$3,288,733	$2,998,910
Property		9.04	1500 Southeast 37th Street		MSMCH; Barclays	MSMCH	$2,500,938	$2,500,938	$2,280,540
Property		9.05	1501 Industrial Boulevard		MSMCH; Barclays	MSMCH	$2,450,919	$2,450,919	$2,234,929
Property		9.06	10450 Medallion Drive		MSMCH; Barclays	MSMCH	$2,450,919	$2,450,919	$2,234,929
Property		9.07	1001 DDC Way		MSMCH; Barclays	MSMCH	$2,128,298	$2,128,298	$1,940,739
Property		9.08	1152 Armorlite Drive		MSMCH; Barclays	MSMCH	$1,733,150	$1,733,150	$1,580,414
Property		9.09	3800 West Broward Boulevard		MSMCH; Barclays	MSMCH	$1,700,638	$1,700,638	$1,550,767
Property		9.10	2900 & 2950 Hill Avenue		MSMCH; Barclays	MSMCH	$1,688,133	$1,688,133	$1,539,364
Property		9.11	1700 Highland Road		MSMCH; Barclays	MSMCH	$1,631,862	$1,631,862	$1,488,052
Property		9.12	1972 Salem Industrial Drive		MSMCH; Barclays	MSMCH	$1,625,610	$1,625,610	$1,482,351
Property		9.13	1800 University Parkway		MSMCH; Barclays	MSMCH	$1,600,600	$1,600,600	$1,459,545
Property		9.14	621 Hunt Valley Circle		MSMCH; Barclays	MSMCH	$1,300,488	$1,300,488	$1,185,881
Property		9.15	5000 Askins Lane		MSMCH; Barclays	MSMCH	$1,212,955	$1,212,955	$1,106,062
Property		9.16	900 Chaddick Drive		MSMCH; Barclays	MSMCH	$1,175,441	$1,175,441	$1,071,854
Property		9.17	6600 Chapek Parkway		MSMCH; Barclays	MSMCH	$1,125,422	$1,125,422	$1,026,243
Property		9.18	53208 Columbia Drive		MSMCH; Barclays	MSMCH	$1,100,413	$1,100,413	$1,003,437
Property		9.19	7750 Hub Parkway		MSMCH; Barclays	MSMCH	$1,056,646	$1,056,646	$963,528
Property		9.20	21699 Torrence Avenue & 2701 Kalvelage Drive		MSMCH; Barclays	MSMCH	$700,263	$700,263	$638,551
Property		9.21	3221 Cherry Palm Drive		MSMCH; Barclays	MSMCH	$675,253	$675,253	$615,746
Loan		10.00	Spectrum Town Center	2.8%	BANA	BANA	$30,000,000	$30,000,000	$27,447,969	$176.07	Refinance	Sean Leoni
Loan	5, 7, 11	11.00	Warwick Mall	2.8%	BANA	BANA	$30,000,000	$30,000,000	$27,477,413	$127.40	Refinance	Bliss Properties; Lane Family Trust; Mark T. Brennan
Loan		12.00	Linq Apartments	2.7%	BANA	BANA	$28,500,000	$28,500,000	$28,500,000	$303,191.49	Refinance	MainStreet Property Group
Loan	5, 6, 7, 8, 11, 12	13.00	Bass Pro & Cabela’s Portfolio	2.2%	WFB; GSMC; UBS AG	WFB	$23,500,000	$23,500,000	$23,500,000	$102.77	Acquisition	Starwood Property Trust, Inc.
Property		13.01	Cabela’s Rogers		WFB; GSMC; UBS AG	WFB	$2,495,895	$2,495,895	$2,495,895
Property		13.02	Cabela’s Lone Tree		WFB; GSMC; UBS AG	WFB	$2,122,114	$2,122,114	$2,122,114
Property		13.03	Bass Pro San Antonio		WFB; GSMC; UBS AG	WFB	$2,073,884	$2,073,884	$2,073,884
Property		13.04	Cabela’s Allen		WFB; GSMC; UBS AG	WFB	$2,037,712	$2,037,712	$2,037,712
Property		13.05	Cabela’s Lehi		WFB; GSMC; UBS AG	WFB	$1,856,850	$1,856,850	$1,856,850
Property		13.06	Bass Pro Tampa		WFB; GSMC; UBS AG	WFB	$1,748,332	$1,748,332	$1,748,332
Property		13.07	Cabela’s Hammond		WFB; GSMC; UBS AG	WFB	$1,567,470	$1,567,470	$1,567,470
Property		13.08	Bass Pro Round Rock		WFB; GSMC; UBS AG	WFB	$1,519,241	$1,519,241	$1,519,241
Property		13.09	Cabela’s Fort Mill		WFB; GSMC; UBS AG	WFB	$1,410,723	$1,410,723	$1,410,723
Property		13.10	Cabela’s Wichita		WFB; GSMC; UBS AG	WFB	$1,266,034	$1,266,034	$1,266,034
Property		13.11	Cabela’s Owatonna		WFB; GSMC; UBS AG	WFB	$1,157,517	$1,157,517	$1,157,517
Property		13.12	Cabela’s Centerville		WFB; GSMC; UBS AG	WFB	$1,073,114	$1,073,114	$1,073,114
Property		13.13	Cabela’s Huntsville		WFB; GSMC; UBS AG	WFB	$1,000,770	$1,000,770	$1,000,770
Property		13.14	Bass Pro Port St. Lucie		WFB; GSMC; UBS AG	WFB	$928,425	$928,425	$928,425
Property		13.15	Cabela’s Waco		WFB; GSMC; UBS AG	WFB	$723,448	$723,448	$723,448
Property		13.16	Cabela’s East Grand Forks		WFB; GSMC; UBS AG	WFB	$518,471	$518,471	$518,471
Loan	14	14.00	Lowes Ground Lease - Oxnard, CA	1.8%	WFB	WFB	$19,000,000	$19,000,000	$19,000,000	$111.07	Refinance	Gary C. Simons; Sean A. Baker
Loan		15.00	Crystal Glen Office Centre	1.8%	MSMCH	MSMCH	$18,693,750	$18,693,750	$14,930,557	$77.39	Acquisition	Raymond Massa
Loan		16.00	3151 Regatta Boulevard	1.7%	WFB	WFB	$18,000,000	$17,950,148	$14,340,830	$41.19	Refinance	Ronald T. Dreisbach; Marianne L. Dreisbach; Donald R. Stephens
Loan		17.00	1151 Third Avenue	1.7%	BANA	BANA	$17,750,000	$17,750,000	$17,750,000	$1,219.93	Acquisition	The Feil Organization
Loan		18.00	Dover Town Center	1.6%	MSMCH	MSMCH	$16,500,000	$16,500,000	$11,162,784	$149.72	Refinance	Ronald E. Schafer; Stephen S. Silver
Loan		19.00	The Vue	1.5%	MSMCH	MSMCH	$16,000,000	$16,000,000	$16,000,000	$616.31	Recapitalization	Sergey Rybak; Jason Reznik
Loan		20.00	The Knox	1.3%	WFB	WFB	$14,000,000	$14,000,000	$14,000,000	$129.57	Acquisition	Erin Lisa Kaneko; Robert Taylor Bennett, Jr.; Scott Spencer Sorensen
Loan		21.00	Essington Village Apartments	1.3%	MSMCH	MSMCH	$13,500,000	$13,500,000	$11,540,004	$28,969.96	Refinance	Gerald T. Jokerst, Jr.
Loan		22.00	Towne Centre Murfreesboro	1.2%	MSMCH	MSMCH	$13,028,500	$13,028,500	$11,460,589	$120.64	Acquisition	Richard O. Fine; Jason Fine; David Tomlinson
Loan		23.00	72 Pullman Street	1.2%	MSMCH	MSMCH	$12,200,000	$12,200,000	$11,201,483	$188.55	Refinance	Adrian Goddard
Loan		24.00	Best Buy Distribution Center	1.1%	MSMCH	MSMCH	$11,600,000	$11,600,000	$7,590,733	$16.36	Refinance	James J. Nizzo
Loan		25.00	Orland Square	1.1%	BANA	BANA	$11,150,000	$11,150,000	$9,178,143	$68.22	Refinance	GW Properties
Loan		26.00	Laguna Village Elk Grove	1.0%	BANA	BANA	$11,000,000	$11,000,000	$8,779,684	$90.99	Acquisition	Gerald Kallan
Loan		27.00	Suwanee Jubilee	1.0%	MSMCH	MSMCH	$10,080,000	$10,080,000	$8,146,968	$137.10	Acquisition	Glen Una Management
Loan		28.00	Holiday Inn Camp Springs	0.9%	BANA	BANA	$10,000,000	$9,986,920	$8,113,200	$79,261.27	Refinance	Wankawala Orginization
Loan		29.00	La Quinta Inn & Suites - Las Vegas	0.9%	BANA	BANA	$9,984,000	$9,984,000	$8,226,873	$71,314.29	Acquisition	Gustavo Blanco
Loan		30.00	88 W Colorado	0.9%	BANA	BANA	$9,700,000	$9,700,000	$7,010,136	$291.49	Refinance	The Riboli Family
Loan		31.00	Orchard 12 Plaza	0.9%	MSMCH	MSMCH	$9,000,000	$9,000,000	$7,967,250	$146.56	Refinance	Jacob Khotoveli
Loan		32.00	Parkway Shopping Center	0.6%	MSMCH	MSMCH	$6,780,000	$6,780,000	$5,524,581	$76.62	Acquisition	Israel Bollag; Vivian Bollag
Loan	9	33.00	Briggs Chaney Shopping Center	0.6%	WFB	WFB	$6,700,000	$6,691,570	$5,474,776	$159.11	Refinance	Paul Greenberg; William L. Walde; Amnon G. Gershoni
Loan		34.00	Old Barn Self Storage	0.6%	BANA	BANA	$6,250,000	$6,250,000	$6,250,000	$87.61	Recapitalization	New Crescendo
Loan		35.00	Woodside Village	0.6%	MSMCH	MSMCH	$6,000,000	$6,000,000	$4,761,074	$219.11	Refinance	US Property Trust
Loan		36.00	Shady Oak MHP	0.6%	BANA	BANA	$5,940,000	$5,940,000	$4,808,459	$33,942.86	Refinance	Riverstone Communities, LLC
Loan		37.00	Westwood Shopping Center	0.5%	MSMCH	MSMCH	$4,750,000	$4,741,807	$3,540,092	$42.15	Refinance	Blaine Light
Loan		38.00	Brentwood Self Storage	0.4%	BANA	BANA	$4,400,000	$4,400,000	$4,400,000	$98.87	Refinance	Brennon Fitzpatrick
Loan		39.00	Fort Pierce Industrial	0.4%	WFB	WFB	$4,300,000	$4,300,000	$3,699,957	$90.32	Refinance	Gilbert M. Jennings; Edward Burgess
Loan		40.00	AAA & DentalWorks	0.3%	MSMCH	MSMCH	$3,550,000	$3,545,719	$2,922,748	$295.48	Acquisition	Gary Allen Sudman Trust; Gary Sudman; Denis Misel
Loan		41.00	Eagle Village Shopping Center	0.3%	BANA	BANA	$2,700,000	$2,700,000	$2,267,938	$125.06	Refinance	Michael C. Ainbinder
Loan		42.00	Walgreens Colorado Springs	0.2%	MSMCH	MSMCH	$2,500,000	$2,493,617	$1,558,039	$172.09	Refinance	Jon Christopher Dokmo
Loan		43.00	Seminole MHP	0.2%	BANA	BANA	$2,232,500	$2,232,500	$1,815,823	$29,375.00	Refinance	Riverstone Communities, LLC
Loan		44.00	313 Arch Street	0.2%	MSMCH	MSMCH	$2,210,000	$2,204,590	$1,799,003	$216.77	Refinance	Mehrdad Mottahedeh
Loan	9	45.00	Arbor Landing Shopping Center	0.2%	WFB	WFB	$1,875,000	$1,872,697	$1,538,690	$191.44	Refinance	William R. Lakritz

A-1-1

Annex A-I - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

						MORTGAGED PROPERTY CHARACTERISTICS
Property Flag	Footnotes	Loan ID	Property Name	% by Cut-off Date Balance	Nonrecourse Carve-out Guarantor	Number of Properties	Property Type	Property Sub-Type	Ownership Interest	Ground Lease Expiration Date
Loan	9, 11	1	Duane Morris Plaza	9.99%	Oaktree Pinnacle Investment Fund, L.P.	1	Office	CBD	Fee	N/A
Loan	5, 6, 7, 8, 9	2.00	Griffin Portfolio	9.1%	Griffin Capital Essential Asset REIT, Inc.	10
Property		2.01	Restoration Hardware Distribution				Industrial	Warehouse	Fee	N/A
Property		2.02	State Farm Regional HQ				Office	Suburban	Fee	N/A
Property		2.03	North Pointe I				Office	Suburban	Fee	N/A
Property		2.04	Corporate Campus at Norterra				Office	Suburban	Fee	N/A
Property		2.05	CHRISTUS Health HQ				Office	Suburban	Fee	N/A
Property		2.06	Duke Bridges I				Office	Suburban	Fee	N/A
Property		2.07	Wells Fargo Operations Center				Office	Suburban	Fee	N/A
Property		2.08	Ace Hardware HQ				Office	Suburban	Fee	N/A
Property		2.09	Royal Ridge V				Office	Suburban	Fee	N/A
Property		2.10	Comcast Regional HQ				Office	Suburban	Fee	N/A
Loan	5, 9, 11	3.00	Laguna Cliffs Marriott	8.1%	The Regents of The University of California	1	Hospitality	Full Service	Fee	N/A
Loan	11	4.00	Marriott at Legacy Town Center	7.6%	Pios Grande Holdings LLC; Pios Grande Holdings II LLC	1	Hospitality	Full Service	Fee	N/A
Loan	10	5.00	Hackensack Commons	6.3%	Urban Edge Properties LP	1	Retail	Anchored	Fee	N/A
Loan	5, 9, 10	6.00	Colorado Center	5.7%	N/A	1	Office	CBD	Fee	N/A
Loan	5	7.00	Park Square	5.7%	Richard D. Cohen; Gary Darman	1	Office	CBD	Fee	N/A
Loan		8.00	BWI Airport Marriott	4.5%	Graham Snell	1	Hospitality	Full Service	Fee	N/A
Loan	5, 6, 7, 9, 12, 13	9.00	U.S. Industrial Portfolio III	3.8%	Michael Brennan; Scott McKibben; Sam Mandarino; Robert Vanecko; Troy MacMane; Greenwood Holding Company, LLC; Allen Crosswell	21
Property		9.01	2121 Gardner Street				Industrial	Warehouse	Fee	N/A
Property		9.02	975 Cottonwood Avenue				Industrial	Warehouse	Fee	N/A
Property		9.03	4925 Bulls Bay Highway				Industrial	Warehouse	Fee	N/A
Property		9.04	1500 Southeast 37th Street				Industrial	Warehouse	Fee	N/A
Property		9.05	1501 Industrial Boulevard				Industrial	Warehouse	Fee	N/A
Property		9.06	10450 Medallion Drive				Industrial	Warehouse	Fee	N/A
Property		9.07	1001 DDC Way				Office	Suburban	Fee	N/A
Property		9.08	1152 Armorlite Drive				Industrial	Warehouse	Fee	N/A
Property		9.09	3800 West Broward Boulevard				Office	Suburban	Fee	N/A
Property		9.10	2900 & 2950 Hill Avenue				Industrial	Warehouse	Fee	N/A
Property		9.11	1700 Highland Road				Industrial	Warehouse	Fee	N/A
Property		9.12	1972 Salem Industrial Drive				Industrial	Warehouse	Fee	N/A
Property		9.13	1800 University Parkway				Industrial	Warehouse	Fee	N/A
Property		9.14	621 Hunt Valley Circle				Industrial	Warehouse	Fee	N/A
Property		9.15	5000 Askins Lane				Industrial	Warehouse	Fee	N/A
Property		9.16	900 Chaddick Drive				Industrial	Warehouse	Fee	N/A
Property		9.17	6600 Chapek Parkway				Industrial	Warehouse	Fee	N/A
Property		9.18	53208 Columbia Drive				Industrial	Warehouse	Fee	N/A
Property		9.19	7750 Hub Parkway				Industrial	Warehouse	Fee	N/A
Property		9.20	21699 Torrence Avenue & 2701 Kalvelage Drive				Industrial	Warehouse	Fee	N/A
Property		9.21	3221 Cherry Palm Drive				Industrial	Warehouse	Fee	N/A
Loan		10.00	Spectrum Town Center	2.8%	Sean Leoni	1	Retail	Anchored	Fee	N/A
Loan	5, 7, 11	11.00	Warwick Mall	2.8%	Warwick Mall OP L.L.C.	1	Retail	Regional Mall	Fee	N/A
Loan		12.00	Linq Apartments	2.7%	Eric Campbell	1	Multifamily	Mid Rise	Fee	N/A
Loan	5, 6, 7, 8, 11, 12	13.00	Bass Pro & Cabela’s Portfolio	2.2%	Starwood Property Trust, Inc.	16
Property		13.01	Cabela’s Rogers				Retail	Single Tenant	Fee	N/A
Property		13.02	Cabela’s Lone Tree				Retail	Single Tenant	Fee	N/A
Property		13.03	Bass Pro San Antonio				Retail	Single Tenant	Fee	N/A
Property		13.04	Cabela’s Allen				Retail	Single Tenant	Fee	N/A
Property		13.05	Cabela’s Lehi				Retail	Single Tenant	Fee	N/A
Property		13.06	Bass Pro Tampa				Retail	Single Tenant	Fee	N/A
Property		13.07	Cabela’s Hammond				Retail	Single Tenant	Fee	N/A
Property		13.08	Bass Pro Round Rock				Retail	Single Tenant	Fee	N/A
Property		13.09	Cabela’s Fort Mill				Retail	Single Tenant	Fee	N/A
Property		13.10	Cabela’s Wichita				Retail	Single Tenant	Fee	N/A
Property		13.11	Cabela’s Owatonna				Retail	Single Tenant	Fee	N/A
Property		13.12	Cabela’s Centerville				Retail	Single Tenant	Fee	N/A
Property		13.13	Cabela’s Huntsville				Retail	Single Tenant	Fee	N/A
Property		13.14	Bass Pro Port St. Lucie				Retail	Single Tenant	Fee	N/A
Property		13.15	Cabela’s Waco				Retail	Single Tenant	Fee	N/A
Property		13.16	Cabela’s East Grand Forks				Retail	Single Tenant	Fee	N/A
Loan	14	14.00	Lowes Ground Lease - Oxnard, CA	1.8%	Gary C. Simons; Gary C. Simons as Trustee of the Gary C. Simons Living Trustee; Sean A. Baker; Sean A. Baker and Dianna K. Baker as Co-Trustees of the Amended and Restated Baker Family Trust	1	Other	Leased Fee	Fee	N/A
Loan		15.00	Crystal Glen Office Centre	1.8%	Raymond Massa	1	Office	Suburban	Fee	N/A
Loan		16.00	3151 Regatta Boulevard	1.7%	Ronald T. Dreisbach; Marianne L. Dreisbach; 2017 Amended and Restated Dreisbach Family Trust; Donald R. Stephens; D. R. Stephens Seprate Property Trust	1	Industrial	Cold Storage	Fee	N/A
Loan		17.00	1151 Third Avenue	1.7%	Jeffrey Feil	1	Retail	Unanchored	Fee	N/A
Loan		18.00	Dover Town Center	1.6%	Ronald E. Schafer; Stephen S. Silver	1	Retail	Anchored	Fee	N/A
Loan		19.00	The Vue	1.5%	Sergey Rybak; Jason Reznik	1	Retail	Unanchored	Fee	N/A
Loan		20.00	The Knox	1.3%	Erin Lisa Kaneko; Robert Taylor Bennett, Jr.; Scott Spencer Sorensen	1	Office	Suburban	Fee	N/A
Loan		21.00	Essington Village Apartments	1.3%	Gerald T. Jokerst, Jr.	1	Multifamily	Garden	Fee	N/A
Loan		22.00	Towne Centre Murfreesboro	1.2%	Richard O. Fine; Jason Fine; David Tomlinson; S. Robert Elkan; Ray P. Korte; Richard Altman; Robert Altman	1	Retail	Anchored	Fee	N/A
Loan		23.00	72 Pullman Street	1.2%	Adrian Goddard	1	Retail	Free-Standing	Fee	N/A
Loan		24.00	Best Buy Distribution Center	1.1%	James J. Nizzo	1	Industrial	Warehouse	Fee	N/A
Loan		25.00	Orland Square	1.1%	David Blitz; Jeffrey Lake; Mitchell Goltz; Shai Wolkowick	1	Retail	Anchored	Fee	N/A
Loan		26.00	Laguna Village Elk Grove	1.0%	Gerald Kallan	1	Retail	Anchored	Fee	N/A
Loan		27.00	Suwanee Jubilee	1.0%	Kenneth Levy	1	Retail	Anchored	Fee	N/A
Loan		28.00	Holiday Inn Camp Springs	0.9%	Mihir Wankawala; Venkateshwaran Raja	1	Hospitality	Limited Service	Fee	N/A
Loan		29.00	La Quinta Inn & Suites - Las Vegas	0.9%	Gustavo Blanco	1	Hospitality	Limited Service	Fee	N/A
Loan		30.00	88 W Colorado	0.9%	S&R Partners, LLC	1	Mixed Use	Retail/Office	Fee	N/A
Loan		31.00	Orchard 12 Plaza	0.9%	Jacob Khotoveli	1	Retail	Unanchored	Fee	N/A
Loan		32.00	Parkway Shopping Center	0.6%	Israel Bollag; Vivian Bollag	1	Retail	Anchored	Fee	N/A
Loan	9	33.00	Briggs Chaney Shopping Center	0.6%	Paul Greenberg; William L. Walde; Amnon G. Gershoni	1	Retail	Unanchored	Fee	N/A
Loan		34.00	Old Barn Self Storage	0.6%	Timothy E. Wright; Gregory J. Drennan; Kenneth M. Pratt	1	Self Storage	Self Storage	Fee	N/A
Loan		35.00	Woodside Village	0.6%	US Property Trust South America LLC	1	Retail	Shadow Anchored	Fee	N/A
Loan		36.00	Shady Oak MHP	0.6%	James Bellinson	1	Manufactured Housing	Manufactured Housing	Fee	N/A
Loan		37.00	Westwood Shopping Center	0.5%	Blaine Light	1	Retail	Anchored	Fee	N/A
Loan		38.00	Brentwood Self Storage	0.4%	Brennon Fitzpatrick	1	Self Storage	Self Storage	Fee	N/A
Loan		39.00	Fort Pierce Industrial	0.4%	Gilbert M. Jennings; Edward Burgess	1	Industrial	Warehouse	Fee	N/A
Loan		40.00	AAA & DentalWorks	0.3%	Steve Misel; Denise Misel; Gary Sudman	1	Retail	Shadow Anchored	Fee	N/A
Loan		41.00	Eagle Village Shopping Center	0.3%	Michael C. Ainbinder	1	Retail	Unanchored	Fee	N/A
Loan		42.00	Walgreens Colorado Springs	0.2%	Jon Christopher Dokmo	1	Retail	Free-Standing	Fee	N/A
Loan		43.00	Seminole MHP	0.2%	James Bellinson	1	Manufactured Housing	Manufactured Housing	Fee	N/A
Loan		44.00	313 Arch Street	0.2%	Mehrdad Mottahedeh	1	Mixed Use	Retail/Office	Fee	N/A
Loan	9	45.00	Arbor Landing Shopping Center	0.2%	William R. Lakritz	1	Retail	Unanchored	Fee	N/A

A-1-2

Annex A-I - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	% by Cut-off Date Balance	Street Address	City	County	State	Zip Code	Year Built	Year Renovated	Units/SF
Loan	9, 11	1	Duane Morris Plaza	9.99%	30 South 17th Street	Philadelphia	Philadelphia	PA	19103	1975	2002	617,476
Loan	5, 6, 7, 8, 9	2.00	Griffin Portfolio	9.1%								3,708,698
Property		2.01	Restoration Hardware Distribution		825 Rogers Road	Patterson	Stanislaus	CA	95363	2015	N/A	1,501,387
Property		2.02	State Farm Regional HQ		64 & 66 Perimeter Center East	Atlanta	DeKalb	GA	30346	1971, 1985	2012	584,785
Property		2.03	North Pointe I		6380 & 6440 Aviation Way	West Chester	Butler	OH	45069	2010	N/A	409,798
Property		2.04	Corporate Campus at Norterra		25500 & 25600 North Norterra Parkway	Phoenix	Maricopa	AZ	85085	2000	N/A	232,648
Property		2.05	CHRISTUS Health HQ		919 Hidden Ridge	Irving	Dallas	TX	75038	1997	2012	253,340
Property		2.06	Duke Bridges I		7668 Warren Parkway	Frisco	Collin	TX	75034	2005	N/A	158,135
Property		2.07	Wells Fargo Operations Center		8740 Research Drive	Charlotte	Mecklenburg	NC	28262	1984	2014	155,579
Property		2.08	Ace Hardware HQ		2200 - 2222 Kensington Court	Oak Brook	DuPage	IL	60523	1974	2012	206,030
Property		2.09	Royal Ridge V		3929 West John Carpenter Freeway	Irving	Dallas	TX	75063	2004	N/A	119,611
Property		2.10	Comcast Regional HQ		15815 25th Avenue	Lynnwood	Unincorporated Snohomish	WA	98087	2007	N/A	87,385
Loan	5, 9, 11	3.00	Laguna Cliffs Marriott	8.1%	25135 Park Lantern	Dana Point	Orange	CA	92629	1987	2008, 2010	378
Loan	11	4.00	Marriott at Legacy Town Center	7.6%	7121 Bishop Road	Plano	Collin	TX	75024	2001	2014	404
Loan	10	5.00	Hackensack Commons	6.3%	450 Hackensack Avenue	Hackensack	Bergen	NJ	07601	1963	1995	274,643
Loan	5, 9, 10	6.00	Colorado Center	5.7%	2401, 2425, 2501 and 2525 Colorado Avenue; 2400, 2450 and 2500 Broadway	Santa Monica	Los Angeles	CA	90404	1984-1991	2013-2016	1,176,161
Loan	5	7.00	Park Square	5.7%	31 Saint James Avenue	Boston	Suffolk	MA	02116	1910	2017	503,312
Loan		8.00	BWI Airport Marriott	4.5%	1743 West Nursery Road	Linthicum Heights	Anne Arundel	MD	21090	1988	2017	315
Loan	5, 6, 7, 9, 12, 13	9.00	U.S. Industrial Portfolio III	3.8%								2,886,593
Property		9.01	2121 Gardner Street		2121 Gardner Street	Elliston	Montgomery	VA	24087	2000	N/A	378,270
Property		9.02	975 Cottonwood Avenue		975 Cottonwood Avenue	Hartland	Waukesha	WI	53029	2000, 2015	N/A	175,042
Property		9.03	4925 Bulls Bay Highway		4925 Bulls Bay Highway	Jacksonville	Duval	FL	32219	2006	N/A	198,408
Property		9.04	1500 Southeast 37th Street		1500 Southeast 37th Street	Grimes	Polk	IA	50111	1961	2017	248,257
Property		9.05	1501 Industrial Boulevard		1501 Industrial Boulevard	Harleysville	Montgomery	PA	19438	1973	2013	112,253
Property		9.06	10450 Medallion Drive		10450 Medallion Drive	Cincinnati	Hamilton	OH	45241	1998	N/A	151,506
Property		9.07	1001 DDC Way		1001 DDC Way	Fairfield	Butler	OH	45014	1981	2004	66,444
Property		9.08	1152 Armorlite Drive		1152 Armorlite Drive	San Marcos	San Diego	CA	92069	1986	N/A	44,313
Property		9.09	3800 West Broward Boulevard		3800 West Broward Boulevard	Plantation	Broward	FL	33312	1956	2010	32,688
Property		9.10	2900 & 2950 Hill Avenue		2900 & 2950 Hill Avenue	Toledo	Lucas	OH	43607	1955	N/A	237,698
Property		9.11	1700 Highland Road		1700 Highland Road	Twinsburg	Summit	OH	44087	1986, 1996	N/A	115,169
Property		9.12	1972 Salem Industrial Drive		1972 Salem Industrial Drive	Salem	Salem city	VA	24153	1972	N/A	317,144
Property		9.13	1800 University Parkway		1800 University Parkway	Sarasota	Sarasota	FL	34243	1965	N/A	105,752
Property		9.14	621 Hunt Valley Circle		621 Hunt Valley Circle	New Kensington	Westmoreland	PA	15068	2002	2009	61,796
Property		9.15	5000 Askins Lane		5000 Askins Lane	Houston	Harris	TX	77093	1978	N/A	100,040
Property		9.16	900 Chaddick Drive		900 Chaddick Drive	Wheeling	Cook	IL	60090	1982	N/A	75,902
Property		9.17	6600 Chapek Parkway		6600 Chapek Parkway	Cuyahoga Heights	Cuyahoga	OH	44125	1952-2006	N/A	157,950
Property		9.18	53208 Columbia Drive		53208 Columbia Drive	Elkhart	Elkhart	IN	46514	2005	N/A	117,938
Property		9.19	7750 Hub Parkway		7750 Hub Parkway	Valley View	Cuyahoga	OH	44125	1971, 1980	N/A	83,404
Property		9.20	21699 Torrence Avenue & 2701 Kalvelage Drive		21699 Torrence Avenue & 2701 Kalvelage Drive	Sauk Village	Cook	IL	60411	1977, 2000	N/A	67,995
Property		9.21	3221 Cherry Palm Drive		3221 Cherry Palm Drive	Tampa	Hillsborough	FL	33619	1988	N/A	38,624
Loan		10.00	Spectrum Town Center	2.8%	2470, 2512, 2530, 2540, 2556, 2570 and 2582 South Val Vista Drive, and 1397, 1401, 1431, 1433, 1447,and 1451 East Williams Field Road	Gilbert	Maricopa	AZ	85295	2006	N/A	170,388
Loan	5, 7, 11	11.00	Warwick Mall	2.8%	400 Bald Hill Road	Warwick	Kent	RI	02886	1970	1991, 2010	588,716
Loan		12.00	Linq Apartments	2.7%	18151 68th Avenue NE	Kenmore	King	WA	98028	2016	N/A	94
Loan	5, 6, 7, 8, 11, 12	13.00	Bass Pro & Cabela’s Portfolio	2.2%								1,896,527
Property		13.01	Cabela’s Rogers		20200 Rogers Drive	Rogers	Hennepin	MN	55374	2005	N/A	186,379
Property		13.02	Cabela’s Lone Tree		10670 Cabela Drive	Lone Tree	Douglas	CO	80124	2013	N/A	108,077
Property		13.03	Bass Pro San Antonio		17907 IH-10 West	San Antonio	Bexar	TX	78257	2006	N/A	184,656
Property		13.04	Cabela’s Allen		1 Cabela Drive	Allen	Collin	TX	75002	2010	N/A	107,329
Property		13.05	Cabela’s Lehi		2502 West Cabela’s Boulevard	Lehi	Utah	UT	84043	2006	N/A	169,713
Property		13.06	Bass Pro Tampa		10501 Palm River Road	Tampa	Hillsborough	FL	33619	2015	N/A	132,734
Property		13.07	Cabela’s Hammond		7700 Cabela Drive	Hammond	Lake	IN	46324	2007	N/A	188,745
Property		13.08	Bass Pro Round Rock		200 Bass Pro Drive	Round Rock	Williamson	TX	78665	2014	N/A	120,763
Property		13.09	Cabela’s Fort Mill		1000 Cabelas Drive	Fort Mill	York	SC	29708	2014	N/A	104,476
Property		13.10	Cabela’s Wichita		2427 North Greenwich Road	Wichita	Sedgwick	KS	67226	2011	N/A	80,699
Property		13.11	Cabela’s Owatonna		3900 Cabela Drive	Owatonna	Steele	MN	55060	1997	N/A	161,987
Property		13.12	Cabela’s Centerville		5500 Cornerstone North Boulevard	Centerville	Greene	OH	45440	2016	N/A	71,872
Property		13.13	Cabela’s Huntsville		7090 Cabela Drive Northwest	Huntsville	Madison	AL	35806	2016	N/A	82,443
Property		13.14	Bass Pro Port St. Lucie		2250 Southwest Gatlin Boulevard	Port St. Lucie	Saint Lucie	FL	34953	2013	N/A	86,637
Property		13.15	Cabela’s Waco		2700 Market Place Drive	Waco	McLennan	TX	76711	2013	N/A	43,263
Property		13.16	Cabela’s East Grand Forks		210 Demers Avenue	East Grand Forks	Polk	MN	56721	1999	N/A	66,754
Loan	14	14.00	Lowes Ground Lease - Oxnard, CA	1.8%	301 West Gonzales Road	Oxnard	Ventura	CA	93036	2011	N/A	171,069
Loan		15.00	Crystal Glen Office Centre	1.8%	39555 Orchard Hill Place	Novi	Oakland	MI	48375	1989	2015	241,547
Loan		16.00	3151 Regatta Boulevard	1.7%	3151 Regatta Boulevard	Richmond	Contra Costa	CA	94804	1965	2002	435,835
Loan		17.00	1151 Third Avenue	1.7%	1151 Third Avenue	New York	New York	NY	10065	1892	1985	14,550
Loan		18.00	Dover Town Center	1.6%	1574 North Dupont Highway	Dover	Kent	DE	19901	1991	2016	110,204
Loan		19.00	The Vue	1.5%	1809 Emmons Avenue	Brooklyn	Kings	NY	11235	2017	N/A	25,961
Loan		20.00	The Knox	1.3%	680 & 690 Knox Street	Torrance	Los Angeles	CA	90502	1984	2016	108,050
Loan		21.00	Essington Village Apartments	1.3%	1858-1960 Tamarack Circle North; 5330-5344 Maple Canyon Ave; 5248-5324 Tamarack Cir E; 5226-5246 Tamarack Blvd; 5205-5225 Northtowne Blvd; 1865-1963 Tamarack Cir S; 5226-5246 Northtowne Blvd; 5353-5359 Maple Canyon Avenue	Columbus	Franklin	OH	43229	1970	2012-2017	466
Loan		22.00	Towne Centre Murfreesboro	1.2%	1911-1985, 1989, 2033-2047, 2091 Old Fort Parkway	Murfreesboro	Rutherford	TN	37129	1998	N/A	107,992
Loan		23.00	72 Pullman Street	1.2%	72 Pullman Street	Worcester	Worcester	MA	01606	2004	N/A	64,704
Loan		24.00	Best Buy Distribution Center	1.1%	1 Industry Way	Staunton	Staunton city	VA	24401	1994	N/A	709,000
Loan		25.00	Orland Square	1.1%	66 Orland Square Drive	Orland Park	Cook	IL	60642	1979	2015-2016	163,443
Loan		26.00	Laguna Village Elk Grove	1.0%	8755, 8759, 8765, 8775 & 8785 Central Parkway	Sacramento	Sacramento	CA	95823	1996-2004	N/A	120,893
Loan		27.00	Suwanee Jubilee	1.0%	1500 Peachtree Industrial Blvd	Suwanee	Gwinnett	GA	30024	2006	N/A	73,524
Loan		28.00	Holiday Inn Camp Springs	0.9%	5001 Mercedes Boulevard	Camp Springs	Prince George’s	MD	20746	1988	2015-2016	126
Loan		29.00	La Quinta Inn & Suites - Las Vegas	0.9%	6560 Surrey Street	Las Vegas	Clark	NV	89119	2010	N/A	140
Loan		30.00	88 W Colorado	0.9%	86-88 West Colorado Boulevard	Pasadena	Los Angeles	CA	91105	1995	2005	33,277
Loan		31.00	Orchard 12 Plaza	0.9%	27841-27909 Orchard Lake Road	Farmington	Oakland	MI	48334	1980	2015	61,409
Loan		32.00	Parkway Shopping Center	0.6%	11215-11225 Shawnee Mission Pkwy	Shawnee	Johnson	KS	66203	1985	2017	88,483
Loan	9	33.00	Briggs Chaney Shopping Center	0.6%	13820-13890 Outlet Drive	Silver Spring	Montgomery	MD	20904	1987	N/A	42,055
Loan		34.00	Old Barn Self Storage	0.6%	175 Spring Hill Drive	Grass Valley	Nevada	CA	95945	2005	N/A	71,341
Loan		35.00	Woodside Village	0.6%	110 West Sandy Lake Road	Coppell	Dallas	TX	75019	1988	N/A	27,383
Loan		36.00	Shady Oak MHP	0.6%	5711 Yale St	Houston	Harris	TX	77076	1967	N/A	175
Loan		37.00	Westwood Shopping Center	0.5%	3735 Jewella Avenue	Shreveport	Caddo Parish	LA	71109	1957	1983, 1994	112,507
Loan		38.00	Brentwood Self Storage	0.4%	1714 General George Patton Drive	Brentwood	Williamson	TN	37027	1987	N/A	44,505
Loan		39.00	Fort Pierce Industrial	0.4%	3781 South River Road, 3795 South River Road, 1409 East 3850 South	St. George	Washington	UT	84790	2006	N/A	47,606
Loan		40.00	AAA & DentalWorks	0.3%	3177 & 3201 Fairlane Drive	Allen Park	Wayne	MI	48101	2008	2017	12,000
Loan		41.00	Eagle Village Shopping Center	0.3%	600-634 Eagles Landing Parkway	Stockbridge	Henry	GA	30281	2002	N/A	21,589
Loan		42.00	Walgreens Colorado Springs	0.2%	6075 Barnes Road	Colorado Springs	El Paso	CO	80922	2003	N/A	14,490
Loan		43.00	Seminole MHP	0.2%	3318 Orange Ave	Fort Pierce	Saint Lucie	FL	34947	1960	N/A	76
Loan		44.00	313 Arch Street	0.2%	309-313 Arch Street a/k/a 313 Arch Street	Philadelphia	Philadelphia	PA	19106	1875	2008	10,170
Loan	9	45.00	Arbor Landing Shopping Center	0.2%	3354 Washtenaw Avenue	Ann Arbor	Washtenaw	MI	48104	2006	N/A	9,782

A-1-3

Annex A-I - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

										MORTGAGE LOAN CHARACTERISTICS
Property Flag	Footnotes	Loan ID	Property Name	% by Cut-off Date Balance	Units of Measure	Percent Leased (2)	Percent Leased as of Date	Appraised Value	Value as of Date	Rate	Administrative Fee Rate(3)	Master Servicing Fee Rate	Primary Servicing Fee Rate	Pari Passu Loan Primary Servicing Fee Rate	Trustee Fee Rate	Operating Advisor Fee Rate	Asset Representations Reviewer Fee Rate	CREFC Fee Rate	Interest Accrual Method	Seasoning	ARD Loan (Y/N)	Original Term to Maturity or ARD (mos.)	Remaining Term to Maturity or ARD (mos.)	Original IO Period (mos.)	Remaining IO Period (mos.)	Original Amort. Term (mos.)
Loan	9, 11	1	Duane Morris Plaza	9.99%	SF	94.8%	11/1/2017	$154,000,000	10/6/2017	3.844%	0.01441%	0.00250%	0.00250%	0.00000%	0.006640%	0.00199%	0.00028%	0.00050%	Actual/360	1	No	120	119	120	119	0
Loan	5, 6, 7, 8, 9	2.00	Griffin Portfolio	9.1%	SF	98.4%		$610,000,000		3.7700%	0.01242%	0.00250%	0.00000%	0.00250%	0.006640%	0.00000%	0.00028%	0.00050%	Actual/360	2	No	120	118	120	118	0
Property		2.01	Restoration Hardware Distribution		SF	100.0%	11/1/2017	$120,000,000	9/1/2017
Property		2.02	State Farm Regional HQ		SF	89.6%	9/1/2017	$122,000,000	9/6/2017
Property		2.03	North Pointe I		SF	100.0%	11/1/2017	$61,000,000	9/6/2017
Property		2.04	Corporate Campus at Norterra		SF	100.0%	11/1/2017	$60,000,000	9/6/2017
Property		2.05	CHRISTUS Health HQ		SF	100.0%	9/1/2017	$55,690,000	9/8/2017
Property		2.06	Duke Bridges I		SF	100.0%	11/1/2017	$42,270,000	9/8/2017
Property		2.07	Wells Fargo Operations Center		SF	100.0%	11/1/2017	$41,500,000	9/6/2017
Property		2.08	Ace Hardware HQ		SF	100.0%	11/1/2017	$35,000,000	9/5/2017
Property		2.09	Royal Ridge V		SF	100.0%	11/1/2017	$32,900,000	9/8/2017
Property		2.10	Comcast Regional HQ		SF	100.0%	11/1/2017	$21,700,000	9/5/2017
Loan	5, 9, 11	3.00	Laguna Cliffs Marriott	8.1%	Rooms	76.2%	9/30/2017	$224,000,000	10/25/2017	4.340%	0.01559%	0.00250%	0.00250%	0.00000%	0.006640%	0.00317%	0.00028%	0.00050%	Actual/360	0	No	120	120	120	120	0
Loan	11	4.00	Marriott at Legacy Town Center	7.6%	Rooms	72.0%	8/31/2017	$122,800,000	10/4/2017	4.210%	0.02441%	0.00250%	0.01250%	0.00000%	0.006640%	0.00199%	0.00028%	0.00050%	Actual/360	1	No	120	119	24	23	360
Loan	10	5.00	Hackensack Commons	6.3%	SF	97.9%	10/26/2017	$102,800,000	10/10/2017	4.355%	0.02441%	0.00250%	0.01250%	0.00000%	0.006640%	0.00199%	0.00028%	0.00050%	Actual/360	0	No	123	123	123	123	0
Loan	5, 9, 10	6.00	Colorado Center	5.7%	SF	91.5%	7/1/2017	$1,212,500,000	7/10/2017	3.563%	0.01117%	0.00250%	0.00000%	0.00125%	0.006640%	0.00000%	0.00028%	0.00050%	Actual/360	4	No	120	116	120	116	0
Loan	5	7.00	Park Square	5.7%	SF	95.9%	9/1/2017	$281,000,000	8/9/2017	4.146%	0.01242%	0.00250%	0.00000%	0.00250%	0.006640%	0.00000%	0.00028%	0.00050%	Actual/360	1	No	120	119	120	119	0
Loan		8.00	BWI Airport Marriott	4.5%	Rooms	75.1%	9/30/2017	$68,200,000	8/1/2017	4.820%	0.01441%	0.00250%	0.00250%	0.00000%	0.006640%	0.00199%	0.00028%	0.00050%	Actual/360	0	No	120	120	0	0	360
Loan	5, 6, 7, 9, 12, 13	9.00	U.S. Industrial Portfolio III	3.8%	SF	100.0%		$166,300,000		4.1800%	0.01242%	0.00250%	0.00000%	0.00250%	0.006640%	0.00000%	0.00028%	0.00050%	Actual/360	1	No	120	119	60	59	360
Property		9.01	2121 Gardner Street		SF	100.0%	12/1/2017	$21,900,000	6/5/2017
Property		9.02	975 Cottonwood Avenue		SF	100.0%	12/1/2017	$13,500,000	5/23/2017
Property		9.03	4925 Bulls Bay Highway		SF	100.0%	12/1/2017	$13,150,000	5/30/2017
Property		9.04	1500 Southeast 37th Street		SF	100.0%	12/1/2017	$10,000,000	5/25/2017
Property		9.05	1501 Industrial Boulevard		SF	100.0%	12/1/2017	$9,800,000	6/1/2017
Property		9.06	10450 Medallion Drive		SF	100.0%	12/1/2017	$9,800,000	5/24/2017
Property		9.07	1001 DDC Way		SF	100.0%	12/1/2017	$8,510,000	5/25/2017
Property		9.08	1152 Armorlite Drive		SF	100.0%	12/1/2017	$6,930,000	6/2/2017
Property		9.09	3800 West Broward Boulevard		SF	100.0%	12/1/2017	$6,800,000	6/1/2017
Property		9.10	2900 & 2950 Hill Avenue		SF	100.0%	12/1/2017	$6,750,000	5/25/2017
Property		9.11	1700 Highland Road		SF	100.0%	12/1/2017	$6,525,000	6/2/2017
Property		9.12	1972 Salem Industrial Drive		SF	100.0%	12/1/2017	$6,500,000	6/5/2017
Property		9.13	1800 University Parkway		SF	100.0%	12/1/2017	$6,400,000	5/30/2017
Property		9.14	621 Hunt Valley Circle		SF	100.0%	12/1/2017	$5,200,000	5/25/2017
Property		9.15	5000 Askins Lane		SF	100.0%	12/1/2017	$4,850,000	6/1/2017
Property		9.16	900 Chaddick Drive		SF	100.0%	12/1/2017	$4,700,000	6/2/2017
Property		9.17	6600 Chapek Parkway		SF	100.0%	12/1/2017	$4,500,000	6/2/2017
Property		9.18	53208 Columbia Drive		SF	100.0%	12/1/2017	$4,400,000	6/1/2017
Property		9.19	7750 Hub Parkway		SF	100.0%	12/1/2017	$4,225,000	6/2/2017
Property		9.20	21699 Torrence Avenue & 2701 Kalvelage Drive		SF	100.0%	12/1/2017	$2,800,000	6/1/2017
Property		9.21	3221 Cherry Palm Drive		SF	100.0%	12/1/2017	$2,700,000	5/30/2017
Loan		10.00	Spectrum Town Center	2.8%	SF	95.4%	9/11/2017	$47,730,000	9/1/2017	4.387%	0.03441%	0.00250%	0.02250%	0.00000%	0.006640%	0.00199%	0.00028%	0.00050%	Actual/360	1	No	120	119	60	59	360
Loan	5, 7, 11	11.00	Warwick Mall	2.8%	SF	95.7%	11/17/2017	$158,000,000	7/28/2017	4.445%	0.02774%	0.00250%	0.01250%	0.00000%	0.006640%	0.00532%	0.00028%	0.00050%	Actual/360	2	No	120	118	60	58	360
Loan		12.00	Linq Apartments	2.7%	Units	92.6%	11/7/2017	$44,610,000	9/28/2017	4.385%	0.01441%	0.00250%	0.00250%	0.00000%	0.006640%	0.00199%	0.00028%	0.00050%	Actual/360	0	No	120	120	120	120	0
Loan	5, 6, 7, 8, 11, 12	13.00	Bass Pro & Cabela’s Portfolio	2.2%	SF	100.0%		$386,700,000		4.3790%	0.01242%	0.00250%	0.00000%	0.00250%	0.006640%	0.00000%	0.00028%	0.00050%	Actual/360	2	No	120	118	120	118	0
Property		13.01	Cabela’s Rogers		SF	100.0%	12/1/2017	$41,100,000	7/1/2017
Property		13.02	Cabela’s Lone Tree		SF	100.0%	12/1/2017	$34,950,000	7/1/2017
Property		13.03	Bass Pro San Antonio		SF	100.0%	12/1/2017	$34,200,000	7/1/2017
Property		13.04	Cabela’s Allen		SF	100.0%	12/1/2017	$33,600,000	7/1/2017
Property		13.05	Cabela’s Lehi		SF	100.0%	12/1/2017	$30,600,000	7/1/2017
Property		13.06	Bass Pro Tampa		SF	100.0%	12/1/2017	$28,800,000	7/1/2017
Property		13.07	Cabela’s Hammond		SF	100.0%	12/1/2017	$25,700,000	7/1/2017
Property		13.08	Bass Pro Round Rock		SF	100.0%	12/1/2017	$25,000,000	7/1/2017
Property		13.09	Cabela’s Fort Mill		SF	100.0%	12/1/2017	$23,250,000	7/1/2017
Property		13.10	Cabela’s Wichita		SF	100.0%	12/1/2017	$20,800,000	7/1/2017
Property		13.11	Cabela’s Owatonna		SF	100.0%	12/1/2017	$19,000,000	7/1/2017
Property		13.12	Cabela’s Centerville		SF	100.0%	12/1/2017	$17,600,000	7/1/2017
Property		13.13	Cabela’s Huntsville		SF	100.0%	12/1/2017	$16,400,000	7/1/2017
Property		13.14	Bass Pro Port St. Lucie		SF	100.0%	12/1/2017	$15,350,000	7/1/2017
Property		13.15	Cabela’s Waco		SF	100.0%	12/1/2017	$11,850,000	7/1/2017
Property		13.16	Cabela’s East Grand Forks		SF	100.0%	12/1/2017	$8,500,000	7/1/2017
Loan	14	14.00	Lowes Ground Lease - Oxnard, CA	1.8%	SF	100.0%	12/1/2017	$32,000,000	5/24/2017	4.330%	0.01441%	0.00250%	0.00250%	0.00000%	0.006640%	0.00199%	0.00028%	0.00050%	Actual/360	0	No	120	120	120	120	0
Loan		15.00	Crystal Glen Office Centre	1.8%	SF	85.7%	10/31/2017	$25,900,000	10/4/2017	4.080%	0.01441%	0.00250%	0.00250%	0.00000%	0.006640%	0.00199%	0.00028%	0.00050%	Actual/360	0	No	120	120	0	0	360
Loan		16.00	3151 Regatta Boulevard	1.7%	SF	100.0%	8/31/2017	$40,620,000	8/17/2017	4.010%	0.01441%	0.00250%	0.00250%	0.00000%	0.006640%	0.00199%	0.00028%	0.00050%	Actual/360	2	No	120	118	0	0	360
Loan		17.00	1151 Third Avenue	1.7%	SF	100.0%	11/17/2017	$28,000,000	10/31/2017	4.270%	0.01441%	0.00250%	0.00250%	0.00000%	0.006640%	0.00199%	0.00028%	0.00050%	Actual/360	0	No	120	120	120	120	0
Loan		18.00	Dover Town Center	1.6%	SF	100.0%	8/31/2017	$24,900,000	10/6/2017	4.790%	0.01441%	0.00250%	0.00250%	0.00000%	0.006640%	0.00199%	0.00028%	0.00050%	Actual/360	0	No	144	144	0	0	300
Loan		19.00	The Vue	1.5%	SF	100.0%	11/10/2017	$26,200,000	7/26/2017	4.535%	0.01441%	0.00250%	0.00250%	0.00000%	0.006640%	0.00199%	0.00028%	0.00050%	Actual/360	0	No	120	120	120	120	0
Loan		20.00	The Knox	1.3%	SF	98.5%	10/12/2017	$21,600,000	9/19/2017	4.345%	0.04441%	0.00250%	0.03250%	0.00000%	0.006640%	0.00199%	0.00028%	0.00050%	Actual/360	1	No	60	59	60	59	0
Loan		21.00	Essington Village Apartments	1.3%	Units	99.6%	9/27/2017	$19,200,000	10/5/2017	4.450%	0.01441%	0.00250%	0.00250%	0.00000%	0.006640%	0.00199%	0.00028%	0.00050%	Actual/360	0	No	120	120	24	24	360
Loan		22.00	Towne Centre Murfreesboro	1.2%	SF	100.0%	10/12/2017	$18,500,000	9/7/2017	4.640%	0.01441%	0.00250%	0.00250%	0.00000%	0.006640%	0.00199%	0.00028%	0.00050%	Actual/360	1	No	120	119	36	35	360
Loan		23.00	72 Pullman Street	1.2%	SF	100.0%	12/1/2017	$18,950,000	8/23/2017	4.610%	0.01441%	0.00250%	0.00250%	0.00000%	0.006640%	0.00199%	0.00028%	0.00050%	Actual/360	1	No	120	119	60	59	360
Loan		24.00	Best Buy Distribution Center	1.1%	SF	100.0%	12/1/2017	$20,500,000	9/11/2017	4.315%	0.01441%	0.00250%	0.00250%	0.00000%	0.006640%	0.00199%	0.00028%	0.00050%	Actual/360	0	No	60	60	0	0	144
Loan		25.00	Orland Square	1.1%	SF	95.3%	8/31/2017	$17,400,000	9/6/2017	4.968%	0.01441%	0.00250%	0.00250%	0.00000%	0.006640%	0.00199%	0.00028%	0.00050%	Actual/360	0	No	120	120	0	0	360
Loan		26.00	Laguna Village Elk Grove	1.0%	SF	96.3%	10/24/2017	$30,000,000	7/31/2017	4.061%	0.01441%	0.00250%	0.00250%	0.00000%	0.006640%	0.00199%	0.00028%	0.00050%	Actual/360	0	No	120	120	0	0	360
Loan		27.00	Suwanee Jubilee	1.0%	SF	92.4%	10/1/2017	$14,300,000	9/18/2017	4.420%	0.01441%	0.00250%	0.00250%	0.00000%	0.006640%	0.00199%	0.00028%	0.00050%	Actual/360	0	No	120	120	0	0	360
Loan		28.00	Holiday Inn Camp Springs	0.9%	Rooms	59.3%	8/31/2017	$15,000,000	10/6/2017	4.537%	0.01441%	0.00250%	0.00250%	0.00000%	0.006640%	0.00199%	0.00028%	0.00050%	Actual/360	1	No	120	119	0	0	360
Loan		29.00	La Quinta Inn & Suites - Las Vegas	0.9%	Rooms	89.1%	9/30/2017	$17,900,000	9/14/2017	5.000%	0.01441%	0.00250%	0.00250%	0.00000%	0.006640%	0.00199%	0.00028%	0.00050%	Actual/360	0	No	120	120	0	0	360
Loan		30.00	88 W Colorado	0.9%	SF	99.5%	8/31/2017	$22,000,000	10/11/2017	4.000%	0.01441%	0.00250%	0.00250%	0.00000%	0.006640%	0.00199%	0.00028%	0.00050%	Actual/360	0	No	120	120	0	0	300
Loan		31.00	Orchard 12 Plaza	0.9%	SF	86.3%	10/18/2017	$13,400,000	9/21/2017	4.920%	0.01441%	0.00250%	0.00250%	0.00000%	0.006640%	0.00199%	0.00028%	0.00050%	Actual/360	0	No	120	120	36	36	360
Loan		32.00	Parkway Shopping Center	0.6%	SF	91.2%	11/15/2017	$9,200,000	9/28/2017	4.660%	0.01441%	0.00250%	0.00250%	0.00000%	0.006640%	0.00199%	0.00028%	0.00050%	Actual/360	0	No	120	120	0	0	360
Loan	9	33.00	Briggs Chaney Shopping Center	0.6%	SF	96.4%	10/4/2017	$10,850,000	9/15/2018	4.750%	0.07191%	0.00250%	0.06000%	0.00000%	0.006640%	0.00199%	0.00028%	0.00050%	Actual/360	1	No	120	119	0	0	360
Loan		34.00	Old Barn Self Storage	0.6%	SF	90.4%	11/8/2017	$10,100,000	10/23/2017	4.217%	0.01441%	0.00250%	0.00250%	0.00000%	0.006640%	0.00199%	0.00028%	0.00050%	Actual/360	0	No	60	60	60	60	0
Loan		35.00	Woodside Village	0.6%	SF	95.3%	11/1/2017	$8,600,000	8/8/2017	5.560%	0.05441%	0.00250%	0.04250%	0.00000%	0.006640%	0.00199%	0.00028%	0.00050%	Actual/360	1	No	180	179	36	35	360
Loan		36.00	Shady Oak MHP	0.6%	Pads	99.4%	11/14/2017	$9,161,000	10/20/2017	4.466%	0.01441%	0.00250%	0.00250%	0.00000%	0.006640%	0.00199%	0.00028%	0.00050%	Actual/360	0	No	120	120	0	0	360
Loan		37.00	Westwood Shopping Center	0.5%	SF	100.0%	6/1/2017	$8,620,000	8/25/2017	4.820%	0.01441%	0.00250%	0.00250%	0.00000%	0.006640%	0.00199%	0.00028%	0.00050%	Actual/360	1	No	120	119	0	0	300
Loan		38.00	Brentwood Self Storage	0.4%	SF	87.6%	8/4/2017	$7,170,000	9/26/2017	4.675%	0.01441%	0.00250%	0.00250%	0.00000%	0.006640%	0.00199%	0.00028%	0.00050%	Actual/360	1	No	120	119	120	119	0
Loan		39.00	Fort Pierce Industrial	0.4%	SF	100.0%	9/30/2017	$6,500,000	9/12/2017	4.700%	0.05441%	0.00250%	0.04250%	0.00000%	0.006640%	0.00199%	0.00028%	0.00050%	Actual/360	2	No	120	118	24	22	360
Loan		40.00	AAA & DentalWorks	0.3%	SF	100.0%	9/1/2017	$4,825,000	9/8/2017	4.980%	0.01441%	0.00250%	0.00250%	0.00000%	0.006640%	0.00199%	0.00028%	0.00050%	Actual/360	1	No	120	119	0	0	360
Loan		41.00	Eagle Village Shopping Center	0.3%	SF	94.8%	10/31/2017	$3,800,000	10/4/2017	4.751%	0.10711%	0.00250%	0.09520%	0.00000%	0.006640%	0.00199%	0.00028%	0.00050%	Actual/360	0	No	120	120	12	12	360
Loan		42.00	Walgreens Colorado Springs	0.2%	SF	100.0%	12/1/2017	$5,750,000	9/25/2017	4.580%	0.01441%	0.00250%	0.00250%	0.00000%	0.006640%	0.00199%	0.00028%	0.00050%	Actual/360	1	No	120	119	0	0	240
Loan		43.00	Seminole MHP	0.2%	Pads	84.2%	11/14/2017	$3,120,000	10/4/2017	4.606%	0.01441%	0.00250%	0.00250%	0.00000%	0.006640%	0.00199%	0.00028%	0.00050%	Actual/360	0	No	120	120	0	0	360
Loan		44.00	313 Arch Street	0.2%	SF	100.0%	7/1/2017	$3,525,000	6/14/2017	4.630%	0.01441%	0.00250%	0.00250%	0.00000%	0.006640%	0.00199%	0.00028%	0.00050%	Actual/360	2	No	120	118	0	0	360
Loan	9	45.00	Arbor Landing Shopping Center	0.2%	SF	81.2%	9/11/2017	$5,120,000	6/13/2018	4.880%	0.01441%	0.00250%	0.00250%	0.00000%	0.006640%	0.00199%	0.00028%	0.00050%	Actual/360	1	No	120	119	0	0	360

A-1-4

Annex A-I - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	% by Cut-off Date Balance	Remaining Amort. Term (mos.)	Note Date	First P&I Payment Date	First Payment Date (IO)	Maturity Date or ARD	Final Maturity Date	Monthly Debt Service (P&I)	Monthly Debt Service (IO)	Annual Debt Service (P&I)	Annual Debt Service (IO)	Lockbox Type	Cash Management Status	Cross Collateralized / Cross Defaulted (Y/N)	Related Borrower Pool	UW NOI DSCR (P&I)	UW NOI DSCR (IO)	UW NCF DSCR (P&I)	UW NCF DSCR (IO)	Cut-Off Date LTV	Maturity Date LTV	Debt Service Payment Grace Period to Impose Late Charge	Debt Service Grace Period to Call a Default
Loan	9, 11	1	Duane Morris Plaza	9.99%	0	11/7/2017	12/11/2017	N/A	11/11/2027	N/A	$0.00	$341,995.88	$0.00	$4,103,950.56	Hard	Springing	No	N/A	N/A	2.59x	N/A	2.40x	68.4%	68.4%	5	0
Loan	5, 6, 7, 8, 9	2.00	Griffin Portfolio	9.1%	0	9/29/2017	11/1/2017	N/A	10/1/2027	N/A	$0.00	$306,585.21	$0.00	$3,679,022.52	Hard	Springing	No	N/A	N/A	2.67x	N/A	2.49x	61.5%	61.5%	0	0
Property		2.01	Restoration Hardware Distribution
Property		2.02	State Farm Regional HQ
Property		2.03	North Pointe I
Property		2.04	Corporate Campus at Norterra
Property		2.05	CHRISTUS Health HQ
Property		2.06	Duke Bridges I
Property		2.07	Wells Fargo Operations Center
Property		2.08	Ace Hardware HQ
Property		2.09	Royal Ridge V
Property		2.10	Comcast Regional HQ
Loan	5, 9, 11	3.00	Laguna Cliffs Marriott	8.1%	0	11/17/2017	1/11/2018	N/A	12/11/2027	N/A	$0.00	$311,686.34	$0.00	$3,740,236.08	Hard	Springing	No	N/A	N/A	2.80x	N/A	2.31x	49.1%	49.1%	5	0
Loan	11	4.00	Marriott at Legacy Town Center	7.6%	360	11/1/2017	12/1/2017	12/1/2019	11/1/2027	N/A	$390,701.61	$283,853.40	$4,688,419.32	$3,406,240.80	Soft	Springing	No	N/A	2.47x	3.40x	2.13x	2.93x	65.0%	55.2%	0	5
Loan	10	5.00	Hackensack Commons	6.3%	0	11/15/2017	1/1/2018	N/A	3/1/2028	N/A	$0.00	$244,323.56	$0.00	$2,931,882.72	Springing	Springing	No	N/A	N/A	1.95x	N/A	1.82x	64.6%	64.6%	0	5
Loan	5, 9, 10	6.00	Colorado Center	5.7%	0	7/28/2017	9/9/2017	N/A	8/9/2027	N/A	$0.00	$180,598.96	$0.00	$2,167,187.52	Hard	Springing	No	N/A	N/A	5.14x	N/A	4.83x	24.6%	24.6%	0	2 days once every 12 month period
Loan	5	7.00	Park Square	5.7%	0	10/13/2017	12/1/2017	N/A	11/1/2027	N/A	$0.00	$210,179.17	$0.00	$2,522,150.04	Hard	Springing	No	N/A	N/A	1.98x	N/A	1.89x	56.9%	56.9%	3	3
Loan		8.00	BWI Airport Marriott	4.5%	360	11/14/2017	1/1/2018	N/A	12/1/2027	N/A	$250,842.34	$0.00	$3,010,108.08	$0.00	Soft	In Place	No	N/A	1.94x	N/A	1.61x	N/A	69.9%	57.3%	0	0
Loan	5, 6, 7, 9, 12, 13	9.00	U.S. Industrial Portfolio III	3.8%	360	10/12/2017	12/5/2017	12/5/2022	11/5/2027	N/A	$195,140.23	$141,268.52	$2,341,682.76	$1,695,222.24	Hard	Springing	No	N/A	1.60x	2.21x	1.48x	2.04x	72.5%	66.1%	5	0
Property		9.01	2121 Gardner Street
Property		9.02	975 Cottonwood Avenue
Property		9.03	4925 Bulls Bay Highway
Property		9.04	1500 Southeast 37th Street
Property		9.05	1501 Industrial Boulevard
Property		9.06	10450 Medallion Drive
Property		9.07	1001 DDC Way
Property		9.08	1152 Armorlite Drive
Property		9.09	3800 West Broward Boulevard
Property		9.10	2900 & 2950 Hill Avenue
Property		9.11	1700 Highland Road
Property		9.12	1972 Salem Industrial Drive
Property		9.13	1800 University Parkway
Property		9.14	621 Hunt Valley Circle
Property		9.15	5000 Askins Lane
Property		9.16	900 Chaddick Drive
Property		9.17	6600 Chapek Parkway
Property		9.18	53208 Columbia Drive
Property		9.19	7750 Hub Parkway
Property		9.20	21699 Torrence Avenue & 2701 Kalvelage Drive
Property		9.21	3221 Cherry Palm Drive
Loan		10.00	Spectrum Town Center	2.8%	360	10/4/2017	12/1/2017	12/1/2022	11/1/2027	N/A	$149,997.99	$111,198.26	$1,799,975.88	$1,334,379.12	Springing	Springing	No	N/A	1.57x	2.11x	1.46x	1.96x	62.9%	57.5%	4	4
Loan	5, 7, 11	11.00	Warwick Mall	2.8%	360	9/14/2017	11/1/2017	11/1/2022	10/1/2027	N/A	$151,026.78	$112,668.40	$1,812,321.36	$1,352,020.80	Hard	Springing	No	N/A	2.21x	2.96x	2.01x	2.70x	47.5%	43.5%	0	4
Loan		12.00	Linq Apartments	2.7%	0	11/15/2017	1/1/2018	N/A	12/1/2027	N/A	$0.00	$105,590.19	$0.00	$1,267,082.28	Soft	Springing	No	N/A	N/A	1.79x	N/A	1.78x	63.9%	63.9%	0	0
Loan	5, 6, 7, 8, 11, 12	13.00	Bass Pro & Cabela’s Portfolio	2.2%	0	9/25/2017	11/6/2017	N/A	10/6/2027	N/A	$0.00	$86,946.46	$0.00	$1,043,357.52	Hard	Springing	No	N/A	N/A	2.88x	N/A	2.72x	50.4%	50.4%	0, 10 days grace up to two times during the term of the loan	0
Property		13.01	Cabela’s Rogers
Property		13.02	Cabela’s Lone Tree
Property		13.03	Bass Pro San Antonio
Property		13.04	Cabela’s Allen
Property		13.05	Cabela’s Lehi
Property		13.06	Bass Pro Tampa
Property		13.07	Cabela’s Hammond
Property		13.08	Bass Pro Round Rock
Property		13.09	Cabela’s Fort Mill
Property		13.10	Cabela’s Wichita
Property		13.11	Cabela’s Owatonna
Property		13.12	Cabela’s Centerville
Property		13.13	Cabela’s Huntsville
Property		13.14	Bass Pro Port St. Lucie
Property		13.15	Cabela’s Waco
Property		13.16	Cabela’s East Grand Forks
Loan	14	14.00	Lowes Ground Lease - Oxnard, CA	1.8%	0	11/14/2017	1/11/2018	N/A	12/11/2027	N/A	$0.00	$69,510.53	$0.00	$834,126.36	Hard	In Place	No	N/A	N/A	1.88x	N/A	1.88x	59.4%	59.4%	0	0
Loan		15.00	Crystal Glen Office Centre	1.8%	360	11/7/2017	1/1/2018	N/A	12/1/2027	N/A	$90,111.14	$0.00	$1,081,333.68	$0.00	Springing	Springing	No	N/A	2.35x	N/A	2.09x	N/A	72.2%	57.6%	0	5
Loan		16.00	3151 Regatta Boulevard	1.7%	358	10/6/2017	11/11/2017	N/A	10/11/2027	N/A	$86,038.56	$0.00	$1,032,462.72	$0.00	Springing	Springing	No	N/A	2.86x	N/A	2.62x	N/A	44.2%	35.3%	0	0
Loan		17.00	1151 Third Avenue	1.7%	0	11/16/2017	1/1/2018	N/A	12/1/2027	N/A	$0.00	$64,037.64	$0.00	$768,451.68	Hard	Springing	No	N/A	N/A	1.85x	N/A	1.80x	63.4%	63.4%	0	0
Loan		18.00	Dover Town Center	1.6%	300	11/20/2017	1/1/2018	N/A	12/1/2029	N/A	$94,449.37	$0.00	$1,133,392.44	$0.00	Springing	Springing	No	N/A	1.43x	N/A	1.32x	N/A	66.3%	44.8%	5	5
Loan		19.00	The Vue	1.5%	0	11/14/2017	1/1/2018	N/A	12/1/2027	N/A	$0.00	$61,306.48	$0.00	$735,677.76	Springing	Springing	No	N/A	N/A	1.75x	N/A	1.67x	61.1%	61.1%	5	5
Loan		20.00	The Knox	1.3%	0	10/18/2017	12/11/2017	N/A	11/11/2022	N/A	$0.00	$51,395.72	$0.00	$616,748.64	Soft	Springing	No	N/A	N/A	2.57x	N/A	2.29x	64.8%	64.8%	0	0
Loan		21.00	Essington Village Apartments	1.3%	360	11/17/2017	1/1/2018	1/1/2020	12/1/2027	N/A	$68,002.03	$50,757.81	$816,024.36	$609,093.72	Springing	Springing	No	N/A	1.82x	2.44x	1.64x	2.20x	70.3%	60.1%	5	5
Loan		22.00	Towne Centre Murfreesboro	1.2%	360	10/18/2017	12/1/2017	12/1/2020	11/1/2027	N/A	$67,101.68	$51,076.55	$805,220.16	$612,918.60	Springing	Springing	No	N/A	1.61x	2.12x	1.41x	1.85x	70.4%	61.9%	5	5
Loan		23.00	72 Pullman Street	1.2%	360	10/19/2017	12/1/2017	12/1/2022	11/1/2027	N/A	$62,615.54	$47,519.28	$751,386.48	$570,231.36	Springing	Springing	No	N/A	1.66x	2.19x	1.65x	2.17x	64.4%	59.1%	5	5
Loan		24.00	Best Buy Distribution Center	1.1%	144	11/7/2017	1/1/2018	N/A	12/1/2022	N/A	$103,344.82	$0.00	$1,240,137.84	$0.00	Hard	In Place	No	N/A	1.32x	N/A	1.25x	N/A	56.6%	37.0%	5	5
Loan		25.00	Orland Square	1.1%	360	11/21/2017	1/1/2018	N/A	12/1/2027	N/A	$59,637.74	$0.00	$715,652.88	$0.00	Hard	Springing	No		1.90x	N/A	1.76x	N/A	64.1%	52.7%	5	4
Loan		26.00	Laguna Village Elk Grove	1.0%	360	11/3/2017	1/1/2018	N/A	12/1/2027	N/A	$52,903.26	$0.00	$634,839.12	$0.00	Springing	Springing	No	N/A	3.59x	N/A	3.39x	N/A	36.7%	29.3%	5	4
Loan		27.00	Suwanee Jubilee	1.0%	360	11/15/2017	1/1/2018	N/A	12/1/2027	N/A	$50,595.85	$0.00	$607,150.20	$0.00	Hard	Springing	No	N/A	1.60x	N/A	1.48x	N/A	70.5%	57.0%	5	5
Loan		28.00	Holiday Inn Camp Springs	0.9%	359	10/24/2017	12/1/2017	N/A	11/1/2027	N/A	$50,888.61	$0.00	$610,663.32	$0.00	Springing	Springing	No	N/A	2.38x	N/A	2.16x	N/A	66.6%	54.1%	5	4
Loan		29.00	La Quinta Inn & Suites - Las Vegas	0.9%	360	11/15/2017	1/1/2018	N/A	12/1/2027	N/A	$53,596.27	$0.00	$643,155.24	$0.00	Hard	Springing	No	N/A	2.53x	N/A	2.25x	N/A	55.8%	46.0%	5	4
Loan		30.00	88 W Colorado	0.9%	300	11/21/2017	1/1/2018	N/A	12/1/2027	N/A	$51,200.17	$0.00	$614,402.04	$0.00	Springing	Springing	No		2.24x	N/A	2.09x	N/A	44.1%	31.9%	5	4
Loan		31.00	Orchard 12 Plaza	0.9%	360	11/13/2017	1/5/2018	1/5/2021	12/5/2027	N/A	$47,874.87	$37,412.50	$574,498.44	$448,950.00	Springing	Springing	No	N/A	1.54x	1.98x	1.45x	1.86x	67.2%	59.5%	0	0
Loan		32.00	Parkway Shopping Center	0.6%	360	11/20/2017	1/1/2018	N/A	12/1/2027	N/A	$35,000.82	$0.00	$420,009.84	$0.00	Springing	Springing	No	N/A	1.59x	N/A	1.36x	N/A	73.7%	60.0%	5	5
Loan	9	33.00	Briggs Chaney Shopping Center	0.6%	359	11/1/2017	12/11/2017	N/A	11/11/2027	N/A	$34,950.37	$0.00	$419,404.44	$0.00	N/A	N/A	No	N/A	1.65x	N/A	1.55x	N/A	61.7%	50.5%	0	0
Loan		34.00	Old Barn Self Storage	0.6%	0	11/14/2017	1/1/2018	N/A	12/1/2022	N/A	$0.00	$22,268.59	$0.00	$267,223.08	N/A	N/A	No	N/A	N/A	2.65x	N/A	2.61x	61.9%	61.9%	5	4
Loan		35.00	Woodside Village	0.6%	360	10/19/2017	12/1/2017	12/1/2020	11/1/2032	N/A	$34,293.55	$28,186.11	$411,522.60	$338,233.32	Springing	Springing	No	N/A	1.34x	1.63x	1.30x	1.58x	69.8%	55.4%	0	5
Loan		36.00	Shady Oak MHP	0.6%	360	11/17/2017	1/1/2018	N/A	12/1/2027	N/A	$29,977.23	$0.00	$359,726.76	$0.00	Springing	Springing	No	Group A	1.51x	N/A	1.49x	N/A	64.8%	52.5%	5	4
Loan		37.00	Westwood Shopping Center	0.5%	299	10/26/2017	12/1/2017	N/A	11/1/2027	N/A	$27,272.17	$0.00	$327,266.04	$0.00	Springing	Springing	No	N/A	2.05x	N/A	1.87x	N/A	55.0%	41.1%	5	5
Loan		38.00	Brentwood Self Storage	0.4%	0	11/1/2017	12/1/2017	N/A	11/1/2027	N/A	$0.00	$17,379.75	$0.00	$208,557.00	Springing	Springing	No	N/A	N/A	1.95x	N/A	1.92x	61.4%	61.4%	5	4
Loan		39.00	Fort Pierce Industrial	0.4%	360	10/11/2017	11/11/2017	11/11/2019	10/11/2027	N/A	$22,301.43	$17,075.58	$267,617.16	$204,906.96	Springing	Springing	No	N/A	1.71x	2.23x	1.61x	2.10x	66.2%	56.9%	0	0
Loan		40.00	AAA & DentalWorks	0.3%	359	10/27/2017	12/1/2017	N/A	11/1/2027	N/A	$19,013.80	$0.00	$228,165.60	$0.00	Springing	Springing	No	N/A	1.44x	N/A	1.38x	N/A	73.5%	60.6%	5	5
Loan		41.00	Eagle Village Shopping Center	0.3%	360	11/13/2017	1/1/2018	1/1/2019	12/1/2027	N/A	$14,086.11	$10,838.22	$169,033.32	$130,058.64	Springing	Springing	No	N/A	1.53x	1.98x	1.40x	1.82x	71.1%	59.7%	5	4
Loan		42.00	Walgreens Colorado Springs	0.2%	239	11/1/2017	12/1/2017	N/A	11/1/2027	N/A	$15,924.40	$0.00	$191,092.80	$0.00	Springing	Springing	No	N/A	1.70x	N/A	1.63x	N/A	43.4%	27.1%	5	5
Loan		43.00	Seminole MHP	0.2%	360	11/17/2017	1/1/2018	N/A	12/1/2027	N/A	$11,452.79	$0.00	$137,433.48	$0.00	Springing	Springing	No	Group A	1.47x	N/A	1.43x	N/A	71.6%	58.2%	5	4
Loan		44.00	313 Arch Street	0.2%	358	9/28/2017	11/1/2017	N/A	10/1/2027	N/A	$11,369.10	$0.00	$136,429.20	$0.00	Springing	Springing	No	N/A	1.69x	N/A	1.57x	N/A	62.5%	51.0%	5	5
Loan	9	45.00	Arbor Landing Shopping Center	0.2%	359	10/27/2017	12/11/2017	N/A	11/11/2027	N/A	$9,928.35	$0.00	$119,140.20	$0.00	N/A	N/A	No	N/A	2.25x	N/A	2.17x	N/A	36.6%	30.1%	0	0

A-1-5

Annex A-I - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

								MORTGAGED PROPERTY UNDERWRITTEN CASH FLOWS
Property Flag	Footnotes	Loan ID	Property Name	% by Cut-off Date Balance	Due Date	Prepayment String	YM Formula	Third Most Recent Revenues	Third Most Recent Expenses	Third Most Recent NOI	Third Most Recent NOI Date	Third Most Recent NOI Debt Yield	Second Most Recent Revenues	Second Most Recent Expenses	Second Most Recent NOI	Second Most Recent NOI Date	Second Most Recent NOI Debt Yield	Most Recent Revenues	Most Recent Expenses	Most Recent NOI	Most Recent NOI Date	Most Recent NOI Debt Yield	Underwritten Occupancy %
Loan	9, 11	1	Duane Morris Plaza	9.99%	Eleventh	LO(25);DEF/YM1(88);O(7)	A	$15,715,792	$6,533,931	$9,181,861	3/31/2016 TTM	8.7%	$16,547,049	$6,566,847	$9,980,202	12/31/2016	9.5%	$15,799,730	$6,503,597	$9,296,133	10/31/2017 TTM	8.8%	90.0%
Loan	5, 6, 7, 8, 9	2.00	Griffin Portfolio	9.1%	First	LO(24);YM1(90);O(6)	B	$37,692,649	$10,913,927	$26,778,722	12/31/2015	7.1%	$52,468,474	$16,049,042	$36,419,432	12/31/2016	9.7%	$53,078,885	$16,389,774	$36,689,111	6/30/2017 TTM	9.8%	93.1%
Property		2.01	Restoration Hardware Distribution					$2,730,117	$421,425	$2,308,692	12/31/2015		$7,922,342	$1,735,336	$6,187,006	12/31/2016		$8,028,759	$1,995,571	$6,033,188	6/30/2017 TTM		95.0%
Property		2.02	State Farm Regional HQ					$7,175,683	$2,325,157	$4,850,526	12/31/2015		$11,859,572	$4,454,970	$7,404,602	12/31/2016		$11,675,335	$4,275,112	$7,400,223	6/30/2017 TTM		87.1%
Property		2.03	North Pointe I					$5,779,627	$1,659,836	$4,119,792	12/31/2015		$6,772,011	$1,906,212	$4,865,800	12/31/2016		$6,619,695	$1,853,901	$4,765,794	6/30/2017 TTM		95.0%
Property		2.04	Corporate Campus at Norterra					$5,931,856	$2,366,863	$3,564,993	12/31/2015		$6,158,229	$2,434,617	$3,723,611	12/31/2016		$6,201,249	$2,563,259	$3,637,990	6/30/2017 TTM		95.0%
Property		2.05	CHRISTUS Health HQ					$5,816,526	$2,521,037	$3,295,489	12/31/2015		$6,124,702	$2,679,469	$3,445,233	12/31/2016		$6,149,427	$2,691,404	$3,458,023	6/30/2017 TTM		95.0%
Property		2.06	Duke Bridges I					$1,945,910	$628,705	$1,317,205	12/31/2015		$3,349,104	$1,017,641	$2,331,463	12/31/2016		$3,230,469	$1,114,136	$2,116,333	6/30/2017 TTM		95.0%
Property		2.07	Wells Fargo Operations Center					$3,277,710	$478,244	$2,799,466	12/31/2015		$3,043,730	$391,963	$2,651,767	12/31/2016		$3,116,003	$332,110	$2,783,893	6/30/2017 TTM		95.0%
Property		2.08	Ace Hardware HQ					$3,031,467	$264,608	$2,766,860	12/31/2015		$3,013,303	$270,234	$2,743,069	12/31/2016		$3,079,587	$296,059	$2,783,528	6/30/2017 TTM		95.0%
Property		2.09	Royal Ridge V					$0	$0	$0	12/31/2015		$2,152,998	$874,647	$1,278,351	12/31/2016		$2,885,615	$1,007,695	$1,877,920	6/30/2017 TTM		95.0%
Property		2.10	Comcast Regional HQ					$2,003,752	$248,052	$1,755,700	12/31/2015		$2,072,482	$283,952	$1,788,530	12/31/2016		$2,092,746	$260,527	$1,832,219	6/30/2017 TTM		95.0%
Loan	5, 9, 11	3.00	Laguna Cliffs Marriott	8.1%	Eleventh	LO(24);YM1(91);O(5)	C	$44,587,198	$32,513,107	$12,074,091	12/31/2015	11.0%	$44,629,905	$32,067,427	$12,562,478	12/31/2016	11.4%	$47,486,177	$34,424,723	$13,061,454	9/30/2017 TTM	11.9%	76.2%
Loan	11	4.00	Marriott at Legacy Town Center	7.6%	First	LO(25);DEF(90);O(5)		$31,915,089	$20,684,301	$11,230,788	12/31/2015	14.1%	$32,000,818	$21,014,148	$10,986,670	12/31/2016	13.8%	$32,362,054	$21,033,554	$11,328,500	8/31/2017 TTM	14.2%	72.0%
Loan	10	5.00	Hackensack Commons	6.3%	First	LO(24);DEF(94);O(5)		$7,117,910	$3,127,097	$3,990,813	12/31/2015	6.0%	$7,128,397	$2,960,148	$4,168,249	12/31/2016	6.3%	$8,064,174	$3,205,531	$4,858,643	9/30/2017 TTM	7.3%	95.0%
Loan	5, 9, 10	6.00	Colorado Center	5.7%	Ninth	LO(28);DEF(85);O(7)		$64,597,706	$20,072,749	$44,524,957	12/31/2014	14.9%	$49,031,481	$18,916,122	$30,115,359	12/31/2015	10.1%	$40,968,828	$17,405,107	$23,563,721	12/31/2016	7.9%	100.0%
Loan	5	7.00	Park Square	5.7%	First	LO(25);YM1(91);O(4)	D	$14,364,186	$7,389,301	$6,974,885	12/31/2015	4.4%	$17,983,012	$7,235,571	$10,747,441	12/31/2016	6.7%	$19,524,604	$7,512,859	$12,011,745	7/31/2017 TTM	7.5%	95.0%
Loan		8.00	BWI Airport Marriott	4.5%	First	LO(24);YM1(92);O(4)	E	$20,404,997	$14,817,062	$5,587,935	12/31/2015	11.7%	$19,997,817	$14,639,750	$5,358,067	12/31/2016	11.2%	$19,720,743	$13,997,232	$5,723,511	9/30/2017 TTM	12.0%	75.1%
Loan	5, 6, 7, 9, 12, 13	9.00	U.S. Industrial Portfolio III	3.8%	Fifth	LO(25);DEF(88);O(7)		$13,982,587	$2,356,524	$11,626,063	12/31/2015	9.6%	$14,325,613	$2,270,350	$12,055,263	12/31/2016	10.0%	$14,448,506	$2,245,198	$12,203,308	6/30/2017 TTM	10.1%	95.0%
Property		9.01	2121 Gardner Street					$1,726,060	$141,500	$1,584,560	12/31/2015		$1,802,598	$180,000	$1,622,598	12/31/2016		$1,818,254	$180,000	$1,638,254	6/30/2017 TTM		100.0%
Property		9.02	975 Cottonwood Avenue					$942,343	$102,000	$840,343	12/31/2015		$1,070,945	$102,000	$968,945	12/31/2016		$1,085,265	$102,000	$983,265	6/30/2017 TTM		100.0%
Property		9.03	4925 Bulls Bay Highway					$1,074,648	$144,900	$929,748	12/31/2015		$1,125,644	$168,000	$957,644	12/31/2016		$1,142,332	$172,000	$970,332	6/30/2017 TTM		100.0%
Property		9.04	1500 Southeast 37th Street					$831,109	$161,998	$669,111	12/31/2015		$832,588	$144,000	$688,588	12/31/2016		$841,972	$144,000	$697,972	6/30/2017 TTM		100.0%
Property		9.05	1501 Industrial Boulevard					$764,253	$144,000	$620,253	12/31/2015		$761,760	$126,000	$635,760	12/31/2016		$763,658	$120,000	$643,658	6/30/2017 TTM		100.0%
Property		9.06	10450 Medallion Drive					$930,062	$205,000	$725,062	12/31/2015		$986,812	$240,000	$746,812	12/31/2016		$997,876	$240,000	$757,876	6/30/2017 TTM		100.0%
Property		9.07	1001 DDC Way					$747,837	$110,000	$637,837	12/31/2015		$733,377	$78,000	$655,377	12/31/2016		$742,287	$78,000	$664,287	6/30/2017 TTM		100.0%
Property		9.08	1152 Armorlite Drive					$541,680	$72,016	$469,664	12/31/2015		$553,416	$72,000	$481,416	12/31/2016		$559,434	$72,000	$487,434	6/30/2017 TTM		100.0%
Property		9.09	3800 West Broward Boulevard					$575,628	$54,360	$521,268	12/31/2015		$606,300	$72,000	$534,300	12/31/2016		$612,978	$72,000	$540,978	6/30/2017 TTM		100.0%
Property		9.10	2900 & 2950 Hill Avenue					$691,888	$180,000	$511,888	12/31/2015		$655,039	$127,800	$527,239	12/31/2016		$645,529	$110,400	$535,129	6/30/2017 TTM		100.0%
Property		9.11	1700 Highland Road					$558,940	$88,200	$470,740	12/31/2015		$571,884	$88,200	$483,684	12/31/2016		$578,472	$88,200	$490,272	6/30/2017 TTM		100.0%
Property		9.12	1972 Salem Industrial Drive					$583,301	$46,800	$536,501	12/31/2015		$596,189	$46,800	$549,389	12/31/2016		$601,489	$46,800	$554,689	6/30/2017 TTM		100.0%
Property		9.13	1800 University Parkway					$542,267	$88,500	$453,767	12/31/2015		$557,355	$90,000	$467,355	12/31/2016		$563,372	$90,000	$473,372	6/30/2017 TTM		100.0%
Property		9.14	621 Hunt Valley Circle					$531,432	$64,200	$467,232	12/31/2015		$543,108	$64,200	$478,908	12/31/2016		$549,096	$64,200	$484,896	6/30/2017 TTM		100.0%
Property		9.15	5000 Askins Lane					$395,670	$79,500	$316,170	12/31/2015		$415,318	$90,000	$325,318	12/31/2016		$419,741	$90,000	$329,741	6/30/2017 TTM		100.0%
Property		9.16	900 Chaddick Drive					$659,941	$282,500	$377,441	12/31/2015		$653,424	$276,000	$377,424	12/31/2016		$653,424	$276,000	$377,424	6/30/2017 TTM		0.0%
Property		9.17	6600 Chapek Parkway					$396,479	$84,000	$312,479	12/31/2015		$405,717	$63,998	$341,719	12/31/2016		$414,731	$68,998	$345,733	6/30/2017 TTM		100.0%
Property		9.18	53208 Columbia Drive					$456,659	$60,000	$396,659	12/31/2015		$464,336	$57,500	$406,836	12/31/2016		$462,404	$50,000	$412,404	6/30/2017 TTM		100.0%
Property		9.19	7750 Hub Parkway					$462,029	$149,550	$312,479	12/31/2015		$405,969	$84,252	$321,717	12/31/2016		$406,731	$81,000	$325,731	6/30/2017 TTM		100.0%
Property		9.20	21699 Torrence Avenue & 2701 Kalvelage Drive					$263,193	$48,300	$214,893	12/31/2015		$271,512	$50,400	$221,112	12/31/2016		$274,517	$50,400	$224,117	6/30/2017 TTM		100.0%
Property		9.21	3221 Cherry Palm Drive					$307,168	$49,200	$257,968	12/31/2015		$312,322	$49,200	$263,122	12/31/2016		$314,944	$49,200	$265,744	6/30/2017 TTM		100.0%
Loan		10.00	Spectrum Town Center	2.8%	First	LO(25);DEF(91);O(4)		$3,169,404	$803,023	$2,366,381	12/31/2015	7.9%	$3,126,977	$786,663	$2,340,314	12/31/2016	7.8%	$3,256,820	$805,422	$2,451,398	8/31/2017 TTM	8.2%	94.9%
Loan	5, 7, 11	11.00	Warwick Mall	2.8%	First	LO(26);DEF(89);O(5)		$16,273,009	$6,932,726	$9,340,283	12/31/2015	12.5%	$17,332,261	$7,023,306	$10,308,956	12/31/2016	13.7%	$17,383,218	$7,196,176	$10,187,042	8/31/2017 TTM	13.6%	91.6%
Loan		12.00	Linq Apartments	2.7%	First	LO(24);DEF(91);O(5)		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	94.2%
Loan	5, 6, 7, 8, 11, 12	13.00	Bass Pro & Cabela’s Portfolio	2.2%	Sixth	LO(24);YM1(2);DEF/YM1(87);O(7)	F	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	95.0%
Property		13.01	Cabela’s Rogers					N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		13.02	Cabela’s Lone Tree					N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		13.03	Bass Pro San Antonio					N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		13.04	Cabela’s Allen					N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		13.05	Cabela’s Lehi					N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		13.06	Bass Pro Tampa					N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		13.07	Cabela’s Hammond					N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		13.08	Bass Pro Round Rock					N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		13.09	Cabela’s Fort Mill					N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		13.10	Cabela’s Wichita					N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		13.11	Cabela’s Owatonna					N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		13.12	Cabela’s Centerville					N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		13.13	Cabela’s Huntsville					N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		13.14	Bass Pro Port St. Lucie					N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		13.15	Cabela’s Waco					N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		13.16	Cabela’s East Grand Forks					N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Loan	14	14.00	Lowes Ground Lease - Oxnard, CA	1.8%	Eleventh	LO(24);DEF(92);O(4)		$1,600,000	$40,789	$1,559,211	12/31/2015	8.2%	$1,600,000	$33,514	$1,566,486	12/31/2016	8.2%	$1,599,999	$32,843	$1,567,156	9/30/2017 TTM	8.2%	100.0%
Loan		15.00	Crystal Glen Office Centre	1.8%	First	LO(24);DEF(91);O(5)		$3,794,037	$1,891,600	$1,902,437	12/31/2015	10.2%	$4,386,336	$1,957,689	$2,428,647	12/31/2016	13.0%	$4,563,120	$1,921,986	$2,641,134	8/30/2017 TTM	14.1%	83.9%
Loan		16.00	3151 Regatta Boulevard	1.7%	Eleventh	LO(26);DEF(90);O(4)		$4,001,095	$1,304,700	$2,696,394	12/31/2015	15.0%	$4,264,928	$1,283,892	$2,981,037	12/31/2016	16.6%	$4,338,537	$1,318,550	$3,019,986	9/30/2017 TTM	16.8%	95.0%
Loan		17.00	1151 Third Avenue	1.7%	First	LO(24);DEF(91);O(5)		$667,362	$291,535	$375,827	12/31/2014	2.1%	$1,449,326	$386,156	$1,063,170	12/31/2015	6.0%	$1,765,219	$408,945	$1,356,274	12/31/2016	7.6%	95.0%
Loan		18.00	Dover Town Center	1.6%	First	LO(24);DEF(116);O(4)		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$1,565,117	$393,546	$1,171,570	7/31/2017 TTM	7.1%	95.0%
Loan		19.00	The Vue	1.5%	First	LO(24);DEF(92);O(4)		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	95.0%
Loan		20.00	The Knox	1.3%	Eleventh	LO(25);DEF(22);O(13)		$1,165,851	$462,139	$703,711	12/31/2015	5.0%	$1,976,381	$854,670	$1,121,710	12/31/2016	8.0%	$1,782,098	$866,922	$915,176	8/31/2017 TTM	6.5%	90.0%
Loan		21.00	Essington Village Apartments	1.3%	First	LO(24);DEF(92);O(4)		$3,126,287	$1,804,375	$1,321,912	12/31/2015	9.8%	$3,318,578	$1,896,988	$1,421,590	12/31/2016	10.5%	$3,425,562	$1,906,728	$1,518,834	9/30/2017 TTM	11.3%	95.0%
Loan		22.00	Towne Centre Murfreesboro	1.2%	First	LO(25);DEF(91);O(4)		N/A	N/A	N/A	N/A	N/A	$1,621,990	$399,275	$1,222,715	12/31/2015	9.4%	$1,778,504	$415,505	$1,362,999	12/31/2016	10.5%	91.5%
Loan		23.00	72 Pullman Street	1.2%	First	LO(25);DEF(91);O(4)		$1,047,720	$3,547	$1,044,173	12/31/2014	8.6%	$1,059,852	$2,888	$1,056,964	12/31/2015	8.7%	$1,059,852	$2,752	$1,057,099	12/31/2016	8.7%	95.0%
Loan		24.00	Best Buy Distribution Center	1.1%	First	LO(24);DEF(32);O(4)		$1,747,088	$11,676	$1,735,412	12/31/2015	15.0%	$1,747,088	$11,676	$1,735,412	12/31/2016	15.0%	$1,747,088	$11,676	$1,735,412	8/31/2017 TTM	15.0%	95.0%
Loan		25.00	Orland Square	1.1%	First	LO(24);DEF(92);O(4)		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	94.0%
Loan		26.00	Laguna Village Elk Grove	1.0%	First	LO(24);DEF(92);O(4)		$2,613,119	$613,954	$1,999,165	12/31/2015	18.2%	$2,699,234	$693,956	$2,005,278	12/31/2016	18.2%	$2,887,504	$607,428	$2,280,076	9/30/2017 T-9 Ann.	20.7%	95.0%
Loan		27.00	Suwanee Jubilee	1.0%	First	LO(24);DEF(92);O(4)		$1,145,987	$382,099	$763,888	12/31/2015	7.6%	$1,110,042	$373,300	$736,742	12/31/2016	7.3%	$1,239,480	$376,854	$862,626	6/30/2017 TTM	8.6%	92.7%
Loan		28.00	Holiday Inn Camp Springs	0.9%	First	LO(25);DEF(90);O(5)		$2,909,670	$1,758,727	$1,150,943	12/31/2015	11.5%	$3,242,860	$1,834,116	$1,408,744	12/31/2016	14.1%	$3,315,659	$1,865,306	$1,450,353	8/31/2017 TTM	14.5%	59.3%
Loan		29.00	La Quinta Inn & Suites - Las Vegas	0.9%	First	LO(24);DEF(92);O(4)		$3,892,328	$2,707,685	$1,184,642	12/31/2015	11.9%	$4,329,834	$2,733,920	$1,595,914	12/31/2016	16.0%	$4,448,515	$2,814,690	$1,633,825	9/30/2017 TTM	16.4%	89.1%
Loan		30.00	88 W Colorado	0.9%	First	LO(24);YM1(91);O(5)	G	$948,993	$351,716	$597,277	12/31/2015	6.2%	$1,185,745	$369,556	$816,189	12/31/2016	8.4%	$1,656,557	$395,782	$1,260,775	9/30/2017 TTM	13.0%	95.0%
Loan		31.00	Orchard 12 Plaza	0.9%	Fifth	LO(24);DEF(91);O(5)		$1,005,998	$275,916	$730,083	12/31/2015	8.1%	$1,138,580	$269,741	$868,840	12/31/2016	9.7%	$1,178,408	$243,426	$934,982	9/30/2017 TTM	10.4%	86.6%
Loan		32.00	Parkway Shopping Center	0.6%	First	LO(24);DEF(92);O(4)		$924,262	$299,937	$624,325	12/31/2015	9.2%	$656,566	$255,057	$401,509	12/31/2016	5.9%	$804,537	$280,078	$524,459	7/31/2017 TTM	7.7%	95.0%
Loan	9	33.00	Briggs Chaney Shopping Center	0.6%	Eleventh	LO(25);DEF(91);O(4)		$1,219,831	$349,266	$870,565	12/31/2015	13.0%	$1,174,958	$355,108	$819,850	12/31/2016	12.3%	$1,169,175	$371,610	$797,564	9/30/2017 TTM	11.9%	84.7%
Loan		34.00	Old Barn Self Storage	0.6%	First	LO(24);DEF/YM1(31);O(5)	G	$885,227	$354,933	$530,294	12/31/2015	8.5%	$1,009,912	$365,836	$644,076	12/31/2016	10.3%	$1,075,270	$393,733	$681,537	9/30/2017 TTM	10.9%	91.7%
Loan		35.00	Woodside Village	0.6%	First	LO(23);YM1(96);O(61)	H	$676,654	$202,806	$473,848	12/31/2015	7.9%	$786,984	$207,888	$579,096	12/31/2016	9.7%	$637,968	$186,386	$451,582	6/30/2017 TTM	7.5%	95.0%
Loan		36.00	Shady Oak MHP	0.6%	First	LO(24);DEF(92);O(4)		$786,190	$393,455	$392,735	12/31/2015	6.6%	$945,918	$360,970	$584,948	12/31/2016	9.8%	$961,488	$400,807	$560,681	9/30/2017 TTM	9.4%	94.4%
Loan		37.00	Westwood Shopping Center	0.5%	First	LO(25);DEF(90);O(5)		$890,186	$288,064	$602,122	12/31/2015	12.7%	$870,364	$281,962	$588,402	12/31/2016	12.4%	$1,023,672	$291,577	$732,095	9/30/2017 T-9 Ann.	15.4%	94.7%
Loan		38.00	Brentwood Self Storage	0.4%	First	LO(25);DEF(88);O(7)		$507,560	$134,771	$372,789	12/31/2015	8.5%	$526,893	$147,154	$379,739	12/31/2016	8.6%	$538,177	$137,849	$400,328	9/30/2017 TTM	9.1%	81.3%
Loan		39.00	Fort Pierce Industrial	0.4%	Eleventh	LO(26);DEF(90);O(4)		$506,521	$88,797	$417,724	12/31/2015	9.7%	$482,176	$92,919	$389,257	12/31/2016	9.1%	$520,323	$82,686	$437,638	8/31/2017 TTM	10.2%	95.0%
Loan		40.00	AAA & DentalWorks	0.3%	First	LO(25);DEF(91);O(4)		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	95.0%
Loan		41.00	Eagle Village Shopping Center	0.3%	First	LO(24);DEF(92);O(4)		N/A	N/A	N/A	N/A	N/A	$305,383	$157,491	$147,892	12/31/2016	5.5%	$363,410	$117,143	$246,267	8/31/2017 TTM	9.1%	94.0%
Loan		42.00	Walgreens Colorado Springs	0.2%	First	LO(25);DEF(91);O(4)		$344,766	$0	$344,766	12/31/2014	13.8%	$334,766	$0	$334,766	12/31/2015	13.4%	$334,766	$0	$334,766	12/31/2016	13.4%	97.0%
Loan		43.00	Seminole MHP	0.2%	First	LO(24);DEF(92);O(4)		$349,279	$187,804	$161,475	12/31/2015	7.2%	$356,001	$157,908	$198,093	12/31/2016	8.9%	$364,690	$181,439	$183,251	9/30/2017 TTM	8.2%	85.4%
Loan		44.00	313 Arch Street	0.2%	First	LO(26);DEF(90);O(4)		N/A	N/A	N/A	N/A	N/A	$299,285	$65,042	$234,243	12/31/2016	10.6%	$301,371	$65,043	$236,328	6/30/2017 TTM	10.7%	95.0%
Loan	9	45.00	Arbor Landing Shopping Center	0.2%	Eleventh	LO(25);DEF(91);O(4)		$421,862	$108,146	$313,716	12/31/2015	16.8%	$416,231	$106,496	$309,735	12/31/2016	16.5%	$383,996	$104,118	$279,878	9/30/2017 TTM	14.9%	81.2%

A-1-6

Annex A-I - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

													LARGEST TENANT INFORMATION				2ND LARGEST TENANT INFORMATION
Property Flag	Footnotes	Loan ID	Property Name	% by Cut-off Date Balance	Underwritten EGI	Underwritten Expenses	Underwritten NOI	Underwritten NOI Debt Yield	Underwritten Cap Ex	Underwritten TI/LC	Underwritten NCF	Underwritten NCF Debt Yield	Largest Tenant	Lease Expiration Date of Largest Tenant (4)	NSF of Largest Tenant (SF)	% NSF of the Largest Tenant (%)	2nd Largest Tenant	Lease Expiration of 2nd Largest Tenant(4)	NSF of 2nd Largest Tenant (SF)	% NSF of 2nd Largest Tenant (%)
Loan	9, 11	1	Duane Morris Plaza	9.99%	$17,795,225	$7,170,507	$10,624,718	10.1%	$123,495	$639,373	$9,861,849	9.4%	Duane Morris	46,112	257,021	41.6%	Convene	6/30/2029	45,774	7.4%
Loan	5, 6, 7, 8, 9	2.00	Griffin Portfolio	9.1%	$54,906,442	$16,595,713	$38,310,729	10.2%	$591,601	$2,066,126	$35,653,002	9.5%
Property		2.01	Restoration Hardware Distribution		$7,923,304	$1,806,767	$6,116,537		$150,139	$300,277	$5,666,121		Restoration Hardware	8/31/2030	1,501,387	100.0%	N/A	N/A	N/A	N/A
Property		2.02	State Farm Regional HQ		$12,485,699	$4,833,549	$7,652,150		$116,957	$467,828	$7,067,365		State Farm	12/31/2023	503,201	86.0%	BCD Travel USA	11/30/2023	7,081	1.2%
Property		2.03	North Pointe I		$6,609,735	$1,798,899	$4,810,836		$81,960	$327,838	$4,401,038		General Electric Co.	3/31/2020	409,798	100.0%	N/A	N/A	N/A	N/A
Property		2.04	Corporate Campus at Norterra		$6,336,045	$2,530,233	$3,805,812		$46,530	$186,118	$3,573,164		Cigna Health Care	7/31/2023	232,648	100.0%	N/A	N/A	N/A	N/A
Property		2.05	CHRISTUS Health HQ		$6,395,756	$2,651,837	$3,743,919		$50,668	$202,672	$3,490,579		CHRISTUS Health	11/30/2024	247,721	97.8%	NXT Food	1/31/2018	2,117	0.8%
Property		2.06	Duke Bridges I		$4,202,308	$1,106,492	$3,095,816		$31,627	$126,508	$2,937,681		T-Mobile West	4/30/2027	158,135	100.0%	N/A	N/A	N/A	N/A
Property		2.07	Wells Fargo Operations Center		$3,002,029	$367,890	$2,634,139		$31,116	$124,463	$2,478,560		Wells Fargo Bank	1/31/2025	155,579	100.0%	N/A	N/A	N/A	N/A
Property		2.08	Ace Hardware HQ		$2,998,140	$328,603	$2,669,537		$41,206	$164,824	$2,463,507		Ace Hardware Corporation	11/30/2024	206,030	100.0%	N/A	N/A	N/A	N/A
Property		2.09	Royal Ridge V		$3,034,446	$915,275	$2,119,171		$23,922	$95,689	$1,999,560		NEC	3/31/2026	119,611	100.0%	N/A	N/A	N/A	N/A
Property		2.10	Comcast Regional HQ		$1,918,980	$256,168	$1,662,812		$17,477	$69,908	$1,575,427		Comcast	7/31/2027	87,385	100.0%	N/A	N/A	N/A	N/A
Loan	5, 9, 11	3.00	Laguna Cliffs Marriott	8.1%	$47,904,538	$34,334,926	$13,569,611	12.3%	$2,395,227	$0	$11,174,385	10.2%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	11	4.00	Marriott at Legacy Town Center	7.6%	$31,725,604	$20,152,727	$11,572,877	14.5%	$1,586,280	$0	$9,986,597	12.5%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	10	5.00	Hackensack Commons	6.3%	$9,582,454	$3,855,654	$5,726,801	8.6%	$41,196	$339,404	$5,346,200	8.1%	Home Depot	1/31/2023	111,027	40.4%	99 Ranch Market	12/31/2027	59,170	21.5%
Loan	5, 9, 10	6.00	Colorado Center	5.7%	$73,131,018	$17,770,483	$55,360,535	18.6%	$235,232	$3,160,222	$51,965,081	17.4%	Hulu	11/15/2021	261,823	22.3%	Edmunds.com	1/31/2028	197,812	16.8%
Loan	5	7.00	Park Square	5.7%	$21,269,911	$7,975,517	$13,294,394	8.3%	$98,987	$503,312	$12,692,096	7.9%	WeWork	7/31/2032	136,920	27.2%	Bay State College	8/31/2019 (32,544 SF), 10/31/2019 (320 SF)	32,864	6.5%
Loan		8.00	BWI Airport Marriott	4.5%	$19,942,629	$14,107,578	$5,835,051	12.2%	$997,131	$0	$4,837,920	10.1%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	5, 6, 7, 9, 12, 13	9.00	U.S. Industrial Portfolio III	3.8%	$15,292,243	$3,981,653	$11,310,590	9.4%	$298,573	$596,602	$10,415,416	8.6%
Property		9.01	2121 Gardner Street		$2,062,450	$387,747	$1,674,703		$37,827	$87,002	$1,549,874		Rowe Fine Furniture	7/31/2028	378,270	100.0%	N/A	N/A	N/A	N/A
Property		9.02	975 Cottonwood Avenue		$1,223,928	$205,262	$1,018,666		$17,504	$33,258	$967,904		Dorner Manufacturing Corp.	10/31/2035	175,042	100.0%	N/A	N/A	N/A	N/A
Property		9.03	4925 Bulls Bay Highway		$1,243,942	$257,216	$986,726		$19,841	$53,570	$913,316		Southeastern Aluminum Products	2/28/2027	198,408	100.0%	N/A	N/A	N/A	N/A
Property		9.04	1500 Southeast 37th Street		$992,306	$275,561	$716,745		$24,826	$17,378	$674,541		Ryko Solutions, Inc.	8/31/2032	248,257	100.0%	N/A	N/A	N/A	N/A
Property		9.05	1501 Industrial Boulevard		$872,202	$213,931	$658,271		$11,225	$25,818	$621,228		Accupac, Inc.	3/31/2032	112,253	100.0%	N/A	N/A	N/A	N/A
Property		9.06	10450 Medallion Drive		$1,118,726	$335,117	$783,609		$15,151	$48,482	$719,977		KDM Signs, Inc.	7/31/2025	151,506	100.0%	N/A	N/A	N/A	N/A
Property		9.07	1001 DDC Way		$814,158	$127,549	$686,609		$13,289	$50,497	$622,823		DDC Center Holding Corp.	7/31/2025	66,444	100.0%	N/A	N/A	N/A	N/A
Property		9.08	1152 Armorlite Drive		$436,922	$101,352	$335,570		$4,431	$24,815	$306,324		The San Diego Union - Tribune	12/31/2027	44,313	100.0%	N/A	N/A	N/A	N/A
Property		9.09	3800 West Broward Boulevard		$631,482	$82,762	$548,720		$6,538	$37,918	$504,265		The Chrysalis Center, Inc.	12/31/2027	32,688	100.0%	N/A	N/A	N/A	N/A
Property		9.10	2900 & 2950 Hill Avenue		$846,184	$305,152	$541,032		$23,770	$14,262	$503,001		Decorative Panels International	11/30/2030	237,698	100.0%	N/A	N/A	N/A	N/A
Property		9.11	1700 Highland Road		$660,594	$153,880	$506,714		$11,517	$12,669	$482,528		TAC Materials. Inc.	8/31/2028	115,169	100.0%	N/A	N/A	N/A	N/A
Property		9.12	1972 Salem Industrial Drive		$736,290	$200,127	$536,163		$31,714	$28,543	$475,906		Rowe Fine Furniture	7/31/2028	317,144	100.0%	N/A	N/A	N/A	N/A
Property		9.13	1800 University Parkway		$630,659	$151,061	$479,598		$10,575	$26,438	$442,585		Halifax Sarasota LLC	1/31/2032	105,752	100.0%	N/A	N/A	N/A	N/A
Property		9.14	621 Hunt Valley Circle		$595,335	$104,091	$491,244		$6,180	$15,449	$469,616		Bacharach, Inc.	12/31/2024	61,796	100.0%	N/A	N/A	N/A	N/A
Property		9.15	5000 Askins Lane		$484,886	$145,675	$339,211		$10,004	$50,020	$279,187		Sigma Corporation	7/31/2031	100,040	100.0%	N/A	N/A	N/A	N/A
Property		9.16	900 Chaddick Drive		$0	$314,806	-$314,806		$7,590	$0	-$322,396		PNC Acquisition Company, Inc.	1/31/2019	75,902	100.0%	N/A	N/A	N/A	N/A
Property		9.17	6600 Chapek Parkway		$496,986	$169,621	$327,365		$15,795	$7,898	$303,673		Northern Stamping Co.	11/30/2031	157,950	100.0%	N/A	N/A	N/A	N/A
Property		9.18	53208 Columbia Drive		$540,532	$123,784	$416,748		$11,794	$30,664	$374,291		LTI Flexible Products, Inc.	10/31/2026	117,938	100.0%	N/A	N/A	N/A	N/A
Property		9.19	7750 Hub Parkway		$496,986	$169,621	$327,365		$8,340	$6,672	$312,353		Northern Stamping Co.	11/30/2031	83,404	100.0%	N/A	N/A	N/A	N/A
Property		9.20	21699 Torrence Avenue & 2701 Kalvelage Drive		$318,473	$87,695	$230,778		$6,800	$13,599	$210,379		Sigma Corporation	7/31/2031	67,995	100.0%	N/A	N/A	N/A	N/A
Property		9.21	3221 Cherry Palm Drive		$339,738	$73,689	$266,049		$3,862	$11,650	$250,537		Amphenol Custom Cable, Inc.	7/31/2028	38,624	100.0%	N/A	N/A	N/A	N/A
Loan		10.00	Spectrum Town Center	2.8%	$3,548,680	$728,411	$2,820,269	9.4%	$34,078	$166,206	$2,619,985	8.7%	Sprouts Farmers Market	3/31/2022	30,497	17.9%	Fitness Works	2/28/2023	30,099	17.7%
Loan	5, 7, 11	11.00	Warwick Mall	2.8%	$16,956,599	$6,957,538	$9,999,062	13.3%	$147,179	$733,745	$9,118,138	12.2%	JC Penney	3/31/2020	137,952	23.4%	Jordan’s Furniture	12/31/2021	113,743	19.3%
Loan		12.00	Linq Apartments	2.7%	$3,216,564	$943,322	$2,273,242	8.0%	$18,800	$0	$2,254,442	7.9%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	5, 6, 7, 8, 11, 12	13.00	Bass Pro & Cabela’s Portfolio	2.2%	$32,578,204	$7,640,446	$24,937,758	12.8%	$474,132	$948,264	$23,515,362	12.1%
Property		13.01	Cabela’s Rogers		N/A	N/A	N/A		N/A	N/A	N/A		Cabela’s	4/30/2042	186,379	100.0%	N/A	N/A	N/A	N/A
Property		13.02	Cabela’s Lone Tree		N/A	N/A	N/A		N/A	N/A	N/A		Cabela’s	4/30/2042	108,077	100.0%	N/A	N/A	N/A	N/A
Property		13.03	Bass Pro San Antonio		N/A	N/A	N/A		N/A	N/A	N/A		Bass Pro	4/30/2042	184,656	100.0%	N/A	N/A	N/A	N/A
Property		13.04	Cabela’s Allen		N/A	N/A	N/A		N/A	N/A	N/A		Cabela’s	4/30/2042	107,329	100.0%	N/A	N/A	N/A	N/A
Property		13.05	Cabela’s Lehi		N/A	N/A	N/A		N/A	N/A	N/A		Cabela’s	4/30/2042	169,713	100.0%	N/A	N/A	N/A	N/A
Property		13.06	Bass Pro Tampa		N/A	N/A	N/A		N/A	N/A	N/A		Bass Pro	4/30/2042	132,734	100.0%	N/A	N/A	N/A	N/A
Property		13.07	Cabela’s Hammond		N/A	N/A	N/A		N/A	N/A	N/A		Cabela’s	4/30/2042	188,745	100.0%	N/A	N/A	N/A	N/A
Property		13.08	Bass Pro Round Rock		N/A	N/A	N/A		N/A	N/A	N/A		Bass Pro	4/30/2042	120,763	100.0%	N/A	N/A	N/A	N/A
Property		13.09	Cabela’s Fort Mill		N/A	N/A	N/A		N/A	N/A	N/A		Cabela’s	4/30/2042	104,476	100.0%	N/A	N/A	N/A	N/A
Property		13.10	Cabela’s Wichita		N/A	N/A	N/A		N/A	N/A	N/A		Cabela’s	4/30/2042	80,699	100.0%	N/A	N/A	N/A	N/A
Property		13.11	Cabela’s Owatonna		N/A	N/A	N/A		N/A	N/A	N/A		Cabela’s	4/30/2042	161,987	100.0%	N/A	N/A	N/A	N/A
Property		13.12	Cabela’s Centerville		N/A	N/A	N/A		N/A	N/A	N/A		Cabela’s	4/30/2042	71,872	100.0%	N/A	N/A	N/A	N/A
Property		13.13	Cabela’s Huntsville		N/A	N/A	N/A		N/A	N/A	N/A		Cabela’s	4/30/2042	82,443	100.0%	N/A	N/A	N/A	N/A
Property		13.14	Bass Pro Port St. Lucie		N/A	N/A	N/A		N/A	N/A	N/A		Bass Pro	4/30/2042	86,637	100.0%	N/A	N/A	N/A	N/A
Property		13.15	Cabela’s Waco		N/A	N/A	N/A		N/A	N/A	N/A		Cabela’s	4/30/2042	43,263	100.0%	N/A	N/A	N/A	N/A
Property		13.16	Cabela’s East Grand Forks		N/A	N/A	N/A		N/A	N/A	N/A		Cabela’s	4/30/2042	66,754	100.0%	N/A	N/A	N/A	N/A
Loan	14	14.00	Lowes Ground Lease - Oxnard, CA	1.8%	$1,600,000	$33,156	$1,566,844	8.2%	$0	$0	$1,566,844	8.2%	Lowes HIW Inc.	11/22/2031	171,069	100.0%	N/A	N/A	N/A	N/A
Loan		15.00	Crystal Glen Office Centre	1.8%	$4,649,316	$2,108,161	$2,541,154	13.6%	$48,309	$236,596	$2,256,249	12.1%	The Mathworks	8/31/2020	23,447	9.7%	Regus Corporation	5/31/2020	20,070	8.3%
Loan		16.00	3151 Regatta Boulevard	1.7%	$4,202,666	$1,247,865	$2,954,801	16.5%	$69,734	$178,273	$2,706,794	15.1%	Dreisbach Enterprises, Inc.	12/22/2031	397,745	91.3%	Del Monte Fresh Produce	6/30/2022	38,090	8.7%
Loan		17.00	1151 Third Avenue	1.7%	$1,860,034	$440,080	$1,419,954	8.0%	$2,910	$36,375	$1,380,669	7.8%	Fly Wheel	11/30/2024	5,000	34.4%	Vineyard Vines	2/28/2025	3,800	26.1%
Loan		18.00	Dover Town Center	1.6%	$1,959,828	$341,817	$1,618,011	9.8%	$16,523	$105,796	$1,495,692	9.1%	Ross Dress For Less, Inc.	1/31/2027	25,000	22.7%	It’s My Style Home Furnishings	1/31/2024	23,155	21.0%
Loan		19.00	The Vue	1.5%	$1,423,614	$133,725	$1,289,889	8.1%	$3,894	$58,412	$1,227,583	7.7%	Albert Vaynshteyn	4/20/2027	5,399	20.8%	Punts LLC	4/20/2027	4,512	17.4%
Loan		20.00	The Knox	1.3%	$2,511,435	$923,912	$1,587,523	11.3%	$27,013	$150,686	$1,409,824	10.1%	Midmark	5/31/2020	24,854	23.0%	C.H. Robinson	10/20/2022	16,486	15.3%
Loan		21.00	Essington Village Apartments	1.3%	$3,485,347	$2,000,242	$1,485,106	11.0%	$147,489	$0	$1,337,617	9.9%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		22.00	Towne Centre Murfreesboro	1.2%	$1,746,480	$449,425	$1,297,055	10.0%	$16,112	$147,949	$1,132,994	8.7%	TJ MAXX	1/31/2024	30,000	27.8%	JO-ANN	1/31/2021	20,010	18.5%
Loan		23.00	72 Pullman Street	1.2%	$1,286,159	$38,585	$1,247,574	10.2%	$11,317	$0	$1,236,258	10.1%	Price Chopper	3/31/2034	64,704	100.0%	N/A	N/A	N/A	N/A
Loan		24.00	Best Buy Distribution Center	1.1%	$2,424,170	$790,041	$1,634,129	14.1%	$35,450	$44,313	$1,554,367	13.4%	Best Buy	12/30/2022	709,000	100.0%	N/A	N/A	N/A	N/A
Loan		25.00	Orland Square	1.1%	$2,050,833	$690,059	$1,360,774	12.2%	$32,689	$68,672	$1,259,412	11.3%	Carsons	1/31/2024	71,783	43.9%	Gizmos	9/30/2026	37,000	22.6%
Loan		26.00	Laguna Village Elk Grove	1.0%	$3,043,838	$764,279	$2,279,559	20.7%	$25,186	$103,772	$2,150,601	19.6%	United Artists Theatre	7/31/2028	48,183	39.9%	24 Hour Fitness	11/30/2027	35,700	29.5%
Loan		27.00	Suwanee Jubilee	1.0%	$1,308,274	$337,985	$970,289	9.6%	$11,029	$61,465	$897,795	8.9%	The Fresh Market	9/30/2024	20,771	28.3%	Cinco Mexican Cantina	6/30/2021	6,473	8.8%
Loan		28.00	Holiday Inn Camp Springs	0.9%	$3,315,659	$1,864,897	$1,450,761	14.5%	$132,626	$0	$1,318,135	13.2%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		29.00	La Quinta Inn & Suites - Las Vegas	0.9%	$4,448,515	$2,820,303	$1,628,212	16.3%	$177,941	$0	$1,450,271	14.5%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		30.00	88 W Colorado	0.9%	$1,792,951	$418,050	$1,374,901	14.2%	$8,276	$81,188	$1,285,437	13.3%	Unified Dispatch, LLC	7/31/2021	8,488	25.5%	DPR Construction	6/30/2024	8,174	24.6%
Loan		31.00	Orchard 12 Plaza	0.9%	$1,179,498	$292,786	$886,712	9.9%	$11,633	$41,445	$833,634	9.3%	Craft Breww City	1/31/2025	8,307	13.5%	Karate School - In Action	11/30/2022	4,723	7.7%
Loan		32.00	Parkway Shopping Center	0.6%	$1,049,505	$379,985	$669,521	9.9%	$13,272	$85,828	$570,420	8.4%	JoAnn Fabrics	1/31/2025	35,488	40.1%	Harbor Freights Tools	10/31/2026	21,655	24.5%
Loan	9	33.00	Briggs Chaney Shopping Center	0.6%	$1,051,475	$359,370	$692,105	10.3%	$8,411	$31,567	$652,127	9.7%	Small Wonders Childcare	8/31/2026	5,440	12.9%	7-11 Store	4/30/2023	3,000	7.1%
Loan		34.00	Old Barn Self Storage	0.6%	$1,080,186	$371,634	$708,552	11.3%	$10,701	$0	$697,851	11.2%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		35.00	Woodside Village	0.6%	$811,733	$261,745	$549,988	9.2%	$5,477	$11,243	$533,269	8.9%	Goodyear	2/28/2019	5,789	21.1%	Mi Cocina	1/31/2027	5,387	19.7%
Loan		36.00	Shady Oak MHP	0.6%	$927,234	$382,353	$544,881	9.2%	$8,750	$0	$536,131	9.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		37.00	Westwood Shopping Center	0.5%	$955,872	$283,868	$672,005	14.2%	$16,876	$43,057	$612,072	12.9%	Super 1 Foods	1/31/2027	46,896	41.7%	Cash America Inc	5/31/2022	12,000	10.7%
Loan		38.00	Brentwood Self Storage	0.4%	$538,177	$132,186	$405,991	9.2%	$6,379	$0	$399,612	9.1%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		39.00	Fort Pierce Industrial	0.4%	$550,942	$93,576	$457,366	10.6%	$8,023	$19,102	$430,242	10.0%	Sunroc Corporation	6/30/2023	32,792	68.9%	Komatsu	3/31/2024	10,311	21.7%
Loan		40.00	AAA & DentalWorks	0.3%	$405,996	$77,732	$328,264	9.3%	$1,800	$11,120	$315,344	8.9%	AAA	11/30/2023	9,000	75.0%	DentalWorks	10/31/2027	3,000	25.0%
Loan		41.00	Eagle Village Shopping Center	0.3%	$393,314	$135,194	$258,120	9.6%	$4,534	$16,252	$237,334	8.8%	Berely Visible Bikini	2/28/2022	2,410	11.2%	Johnny’s Pizza & Subs	6/30/2021	2,400	11.1%
Loan		42.00	Walgreens Colorado Springs	0.2%	$334,423	$10,033	$324,390	13.0%	$2,174	$11,302	$310,915	12.5%	Walgreens	9/30/2028	14,490	100.0%	N/A	N/A	N/A	N/A
Loan		43.00	Seminole MHP	0.2%	$369,388	$167,311	$202,077	9.1%	$5,396	$0	$196,681	8.8%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		44.00	313 Arch Street	0.2%	$328,600	$98,363	$230,237	10.4%	$1,526	$14,543	$214,169	9.7%	Roche Bobois	12/31/2024	7,270	71.5%	Long & Foster	6/30/2022	2,900	28.5%
Loan	9	45.00	Arbor Landing Shopping Center	0.2%	$382,599	$114,138	$268,461	14.3%	$2,837	$7,337	$258,288	13.8%	Chipotle	2/28/2027	2,660	27.2%	FedEx Kinko’s	8/31/2020	1,840	18.8%

A-1-7

Annex A-I - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					3RD LARGEST TENANT INFORMATION				4TH LARGEST TENANT INFORMATION				5TH LARGEST TENANT INFORMATION				MORTGAGE LOAN RESERVE INFORMATION
Property Flag	Footnotes	Loan ID	Property Name	% by Cut-off Date Balance	3rd Largest Tenant	Lease Expiration of 3rd Largest Tenant (4)	NSF of 3rd Largest Tenant (SF)	% NSF of 3rd Largest Tenant (%)	4th Largest Tenant	Lease Expiration of 4th Largest Tenant (4)	NSF of 4th Largest Tenant (SF)	% NSF of 4th Largest Tenant (%)	5th Largest Tenant	Lease Expiration of 5th Largest Tenant (4)	NSF of 5th Largest Tenant (SF)	% NSF of 5th Largest Tenant (%)	Initial Cap Ex Escrow Amount ($)	Ongoing Cap Ex Escrow - Monthly ($)	Cap Ex Reserve Cap ($ and Description)	Initial TI/LC Escrow Amount ($)	Ongoing TI/LC Escrow - Monthly ($)
Loan	9, 11	1	Duane Morris Plaza	9.99%	Cohen, Seglias, Pallas, Green	10/31/2020	31,609	5.1%	JLT RE (North America) Inc.	46,873	31,609	5.1%	Volpe & Koenig, PC	2/7/2031	31,609	5.1%	$0	$0	$0	$0	$0
Loan	5, 6, 7, 8, 9	2.00	Griffin Portfolio	9.1%													$0	$0	$0	$0	$0
Property		2.01	Restoration Hardware Distribution		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		2.02	State Farm Regional HQ		Ventyx, Inc.	4/30/2023	5,575	1.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		2.03	North Pointe I		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		2.04	Corporate Campus at Norterra		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		2.05	CHRISTUS Health HQ		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		2.06	Duke Bridges I		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		2.07	Wells Fargo Operations Center		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		2.08	Ace Hardware HQ		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		2.09	Royal Ridge V		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		2.10	Comcast Regional HQ		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	5, 9, 11	3.00	Laguna Cliffs Marriott	8.1%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$197,783	$0	$0	$0
Loan	11	4.00	Marriott at Legacy Town Center	7.6%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$132,190	$0	$0	$0
Loan	10	5.00	Hackensack Commons	6.3%	Staples	3/31/2020	27,017	9.8%	Petco Supplies & Fish	1/31/2024	13,808	5.0%	Port of Call American Fusion	1/31/2024	10,556	3.8%	$0	$3,433	$0	$2,313,931	$13,732
Loan	5, 9, 10	6.00	Colorado Center	5.7%	Rubin Postaer & Associates	12/31/2025	186,894	15.9%	Kite Pharma, Inc.	7/31/2032	159,310	13.5%	HBO	6/30/2019	128,273	10.9%	$0	$0	$0	$25,193,502	$0
Loan	5	7.00	Park Square	5.7%	Anaqua, Inc.	10/31/2026	26,077	5.2%	HNTB Corporation	640 SF 3/31/18; 21,109 SF 6/30/2023	21,749	4.3%	Yahoo Holdings, Inc.	6/30/2021	19,437	3.9%	$0	$8,249	$0	$3,128,280	$0
Loan		8.00	BWI Airport Marriott	4.5%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$0	$0	$0	$0
Loan	5, 6, 7, 9, 12, 13	9.00	U.S. Industrial Portfolio III	3.8%													$0	$6,250	$0	$120,000	$0
Property		9.01	2121 Gardner Street		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		9.02	975 Cottonwood Avenue		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		9.03	4925 Bulls Bay Highway		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		9.04	1500 Southeast 37th Street		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		9.05	1501 Industrial Boulevard		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		9.06	10450 Medallion Drive		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		9.07	1001 DDC Way		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		9.08	1152 Armorlite Drive		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		9.09	3800 West Broward Boulevard		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		9.10	2900 & 2950 Hill Avenue		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		9.11	1700 Highland Road		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		9.12	1972 Salem Industrial Drive		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		9.13	1800 University Parkway		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		9.14	621 Hunt Valley Circle		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		9.15	5000 Askins Lane		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		9.16	900 Chaddick Drive		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		9.17	6600 Chapek Parkway		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		9.18	53208 Columbia Drive		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		9.19	7750 Hub Parkway		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		9.20	21699 Torrence Avenue & 2701 Kalvelage Drive		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		9.21	3221 Cherry Palm Drive		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		10.00	Spectrum Town Center	2.8%	Dollar Tree	7/31/2022	14,845	8.7%	Salon Boutique	11/30/2027	10,702	6.3%	Tuesday Morning	7/31/2022	10,617	6.2%	$0	$2,840	$0	$300,711	$15,000
Loan	5, 7, 11	11.00	Warwick Mall	2.8%	Showcase Cinema	4/30/2021	57,160	9.7%	Nordstrom, Inc.	11/30/2022	37,472	6.4%	Old Navy	1/31/2021	22,579	3.8%	$0	$12,265	$0	$830,000	$61,196
Loan		12.00	Linq Apartments	2.7%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$1,175	$0	$0	$0
Loan	5, 6, 7, 8, 11, 12	13.00	Bass Pro & Cabela’s Portfolio	2.2%													$0	$0	$0	$0	$0
Property		13.01	Cabela’s Rogers		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		13.02	Cabela’s Lone Tree		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		13.03	Bass Pro San Antonio		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		13.04	Cabela’s Allen		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		13.05	Cabela’s Lehi		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		13.06	Bass Pro Tampa		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		13.07	Cabela’s Hammond		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		13.08	Bass Pro Round Rock		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		13.09	Cabela’s Fort Mill		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		13.10	Cabela’s Wichita		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		13.11	Cabela’s Owatonna		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		13.12	Cabela’s Centerville		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		13.13	Cabela’s Huntsville		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		13.14	Bass Pro Port St. Lucie		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		13.15	Cabela’s Waco		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		13.16	Cabela’s East Grand Forks		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	14	14.00	Lowes Ground Lease - Oxnard, CA	1.8%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$0	$0	$0	$0
Loan		15.00	Crystal Glen Office Centre	1.8%	Strategic Legal	7/31/2019	10,964	4.5%	Canon Solutions America	9/30/2018	10,717	4.4%	Nagase Plastics	7/31/2020	9,122	3.8%	$0	$4,026	$0	$750,000	$20,129
Loan		16.00	3151 Regatta Boulevard	1.7%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$9,080	$52,630	$0	$0
Loan		17.00	1151 Third Avenue	1.7%	SLT	9/30/2024	3,250	22.3%	The Fhitting Room	6/30/2025	2,500	17.2%	N/A	N/A	N/A	N/A	$47,500	$243	$0	$0	$3,031
Loan		18.00	Dover Town Center	1.6%	Petco Animal Supplies Stores	1/31/2027	12,500	11.3%	ULTA Salon, Cos. & Fragrances	4/30/2026	10,346	9.4%	Shoe Carnival, Inc.	1/31/2027	10,000	9.1%	$0	$1,378	$82,653	$0	$9,184
Loan		19.00	The Vue	1.5%	Orthopedic Spine and Sports Medicine LLC	4/20/2027	3,643	14.0%	Soup and Burger	4/20/2027	3,475	13.4%	Beer Berry Corp.	4/20/2027	2,158	8.3%	$0	$433	$20,769	$0	$0
Loan		20.00	The Knox	1.3%	Allied Digital	10/31/2020	13,862	12.8%	California Manufacturing	4/30/2023	11,932	11.0%	City of Los Angeles	11/30/2025	10,170	9.4%	$0	$2,241	$80,676	$0	$13,444
Loan		21.00	Essington Village Apartments	1.3%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$12,291	$0	$0	$0
Loan		22.00	Towne Centre Murfreesboro	1.2%	PARTY CITY	1/31/2020	12,000	11.1%	DOLLAR TREE	6/30/2020	9,600	8.9%	FIVE BELOW	3/31/2024	8,052	7.5%	$0	$1,350	$48,597	$0	$9,000
Loan		23.00	72 Pullman Street	1.2%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$0	$0	$0	$0
Loan		24.00	Best Buy Distribution Center	1.1%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$7,895	$0	$0	$0
Loan		25.00	Orland Square	1.1%	Skyzone	8/31/2026	28,646	17.5%	Charter Fitness	9/30/2025	18,298	11.2%	N/A	N/A	N/A	N/A	$0	$2,315	$0	$150,000	$8,750
Loan		26.00	Laguna Village Elk Grove	1.0%	Yan Kalika Dental Corporation	12/31/2023	3,220	2.7%	Pho Le 2	6/30/2023	3,200	2.6%	Papaya Spot/My Thai Basil	4/30/2020	3,200	2.6%	$0	$4,030	$0	$0	$0
Loan		27.00	Suwanee Jubilee	1.0%	Phenix Salon Suites	4/11/2026	6,037	8.2%	Children’s Medicine, PC	12/31/2018	4,910	6.7%	Parson’s Gifts	3/31/2023	3,871	5.3%	$0	$919	$22,057	$150,000	$6,127
Loan		28.00	Holiday Inn Camp Springs	0.9%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$11,052	$0	$0	$0
Loan		29.00	La Quinta Inn & Suites - Las Vegas	0.9%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$14,828	$0	$0	$0
Loan		30.00	88 W Colorado	0.9%	Kabuki Restaurants	7/31/2024	5,101	15.3%	Title Boxing Club	5/31/2019	4,627	13.9%	Miniso Depot Pasadena	4/30/2022	3,526	10.6%	$0	$690	$0	$0	$6,000
Loan		31.00	Orchard 12 Plaza	0.9%	Fast Signs	4/30/2027	3,995	6.5%	Bikram Yoga	3/31/2024	3,400	5.5%	Kabuki Sushi Restaurant	6/30/2023	3,305	5.4%	$0	$969	$0	$0	$5,117
Loan		32.00	Parkway Shopping Center	0.6%	City Thrift	3/15/2025	17,700	20.0%	Dental Innovations	2/28/2025	5,840	6.6%	N/A	N/A	N/A	N/A	$0	$1,106	$0	$0	$3,687
Loan	9	33.00	Briggs Chaney Shopping Center	0.6%	Maryland Healthcare	5/31/2018	2,720	6.5%	FGMA, LCC	6/30/2020	2,720	6.5%	Finesse Salon	12/31/2020	2,720	6.5%	$0	$701	$0	$0	$5,414
Loan		34.00	Old Barn Self Storage	0.6%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$892	$0	$0	$0
Loan		35.00	Woodside Village	0.6%	Leslie’s Poolmart	10/31/2018	3,827	14.0%	Post Net	7/31/2018	1,581	5.8%	FootMaster	5/30/2021	1,541	5.6%	$0	$456	$30,000	$0	$2,292
Loan		36.00	Shady Oak MHP	0.6%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$729	$0	$0	$0
Loan		37.00	Westwood Shopping Center	0.5%	Citi Trends Inc	12/31/2021	11,250	10.0%	Kool Smiles	3/31/2020	8,595	7.6%	Rent-A-Center	9/30/2022	4,999	4.4%	$0	$1,875	$0	$200,000	$6,094
Loan		38.00	Brentwood Self Storage	0.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$532	$19,136	$0	$0
Loan		39.00	Fort Pierce Industrial	0.4%	K. L. Call, Inc.	3/31/2022	2,964	6.2%	Betty’s Fast Catering Service	12/31/2020	1,414	3.0%	Fort Pierce Fuel, Inc.	4/30/2022	125	0.3%	$0	$667	$16,008	$0	$2,860
Loan		40.00	AAA & DentalWorks	0.3%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$150	$5,400	$100,000	$0
Loan		41.00	Eagle Village Shopping Center	0.3%	Insee Thai Cuisine	6/30/2018	2,400	11.1%	H&R Block	4/30/2020	2,400	11.1%	Cilantro Indian Restaurant	12/31/2020	1,315	6.1%	$0	$338	$0	$25,000	$1,354
Loan		42.00	Walgreens Colorado Springs	0.2%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$0	$0	$0	$942
Loan		43.00	Seminole MHP	0.2%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$11,000	$318	$0	$0	$0
Loan		44.00	313 Arch Street	0.2%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$127	$0	$0	$907
Loan	9	45.00	Arbor Landing Shopping Center	0.2%	TCBY	10/31/2019	1,740	17.8%	Sprint	3/31/2019	1,702	17.4%	N/A	N/A	N/A	N/A	$0	$236	$8,511	$0	$2,083

A-1-8

Annex A-I - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	% by Cut-off Date Balance	TI/LC Reserve Cap ($ and Description)	Initial Tax Escrow Amount ($)	Ongoing Tax Escrow - Monthly ($)	Initial Insurance Escrow Amount ($)	Ongoing Insurance Escrow - Monthly ($)	Deferred Maintenance Escrow Amount ($)	Initial Other Escrow Amount ($)	Ongoing Other Escrow - Monthly ($)	Description of “Other” Escrows
Loan	9, 11	1	Duane Morris Plaza	9.99%	$0	$0	$0	$0	$0	$0	$14,784,546	$0	Rent Concession; Tenant Specific TILC; Elevator-Generator; Duane Morris TILC
Loan	5, 6, 7, 8, 9	2.00	Griffin Portfolio	9.1%	$0	$930,000	$466,667	$0	$0	$0	$5,657,511	$0	Unfunded Obligations Reserve; T-Mobile Work Reserve
Property		2.01	Restoration Hardware Distribution
Property		2.02	State Farm Regional HQ
Property		2.03	North Pointe I
Property		2.04	Corporate Campus at Norterra
Property		2.05	CHRISTUS Health HQ
Property		2.06	Duke Bridges I
Property		2.07	Wells Fargo Operations Center
Property		2.08	Ace Hardware HQ
Property		2.09	Royal Ridge V
Property		2.10	Comcast Regional HQ
Loan	5, 9, 11	3.00	Laguna Cliffs Marriott	8.1%	$0	$0	$0	$0	$0	$0	$13,520,759	$0	PIP Reserve
Loan	11	4.00	Marriott at Legacy Town Center	7.6%	$0	$0	$0	$0	$0	$0	$17,711,531	$0	Capital Expenditure Funds; Retail Capital Expenditure Funds
Loan	10	5.00	Hackensack Commons	6.3%	$400,000	$0	$0	$0	$0	$0	$42,613	$0	So Gong Dong Free Rent Reserve
Loan	5, 9, 10	6.00	Colorado Center	5.7%	$0	$0	$0	$0	$0	$0	$20,761,186	$0	Gap Rent and Free Rent Obligation Reserve
Loan	5	7.00	Park Square	5.7%	$1,325,000	$550,336	$275,168	$0	$0	$0	$1,950,781	$0	Rent Abatement Reserve Funds
Loan		8.00	BWI Airport Marriott	4.5%	$0	$0	$0	$0	$0	$0	$1,700,000	$0	Marriott Capital Plan
Loan	5, 6, 7, 9, 12, 13	9.00	U.S. Industrial Portfolio III	3.8%	The applicable Max TI/LC Reserve Cap, as described in the loan documents.	$0	$0	$0	$0	$0	$453,411	$0	Rowe Security Deposit
Property		9.01	2121 Gardner Street
Property		9.02	975 Cottonwood Avenue
Property		9.03	4925 Bulls Bay Highway
Property		9.04	1500 Southeast 37th Street
Property		9.05	1501 Industrial Boulevard
Property		9.06	10450 Medallion Drive
Property		9.07	1001 DDC Way
Property		9.08	1152 Armorlite Drive
Property		9.09	3800 West Broward Boulevard
Property		9.10	2900 & 2950 Hill Avenue
Property		9.11	1700 Highland Road
Property		9.12	1972 Salem Industrial Drive
Property		9.13	1800 University Parkway
Property		9.14	621 Hunt Valley Circle
Property		9.15	5000 Askins Lane
Property		9.16	900 Chaddick Drive
Property		9.17	6600 Chapek Parkway
Property		9.18	53208 Columbia Drive
Property		9.19	7750 Hub Parkway
Property		9.20	21699 Torrence Avenue & 2701 Kalvelage Drive
Property		9.21	3221 Cherry Palm Drive
Loan		10.00	Spectrum Town Center	2.8%	$540,000	$26,819	$26,819	$11,489	$3,830	$0	$52,369	$0	Rent Concession Reserve
Loan	5, 7, 11	11.00	Warwick Mall	2.8%	$0	$120,833	$120,833	$241,667	$48,333	$0	$5,000,000	$6,377	Guaranty Reserve; Condominium Common Charges
Loan		12.00	Linq Apartments	2.7%	$0	$23,356	$11,678	$0	$0	$0	$861,181	$0	Unfunded TI/LC Reserve
Loan	5, 6, 7, 8, 11, 12	13.00	Bass Pro & Cabela’s Portfolio	2.2%	$0	$0	$0	$0	$0	$0	$0	$0	N/A
Property		13.01	Cabela’s Rogers
Property		13.02	Cabela’s Lone Tree
Property		13.03	Bass Pro San Antonio
Property		13.04	Cabela’s Allen
Property		13.05	Cabela’s Lehi
Property		13.06	Bass Pro Tampa
Property		13.07	Cabela’s Hammond
Property		13.08	Bass Pro Round Rock
Property		13.09	Cabela’s Fort Mill
Property		13.10	Cabela’s Wichita
Property		13.11	Cabela’s Owatonna
Property		13.12	Cabela’s Centerville
Property		13.13	Cabela’s Huntsville
Property		13.14	Bass Pro Port St. Lucie
Property		13.15	Cabela’s Waco
Property		13.16	Cabela’s East Grand Forks
Loan	14	14.00	Lowes Ground Lease - Oxnard, CA	1.8%	$0	$0	$0	$0	$0	$0	$0	$0	N/A
Loan		15.00	Crystal Glen Office Centre	1.8%	$1,250,000	$75,390	$18,847	$0	$0	$0	$269,915	$0	Outstanding TI/LC Funds; Outstanding Free Rent
Loan		16.00	3151 Regatta Boulevard	1.7%	$0	$42,169	$42,169	$0	$0	$0	$63,750	$0	Environmental Reserve; Security Deposit Reserve
Loan		17.00	1151 Third Avenue	1.7%	$0	$24,405	$24,405	$0	$0	$0	$0	$0	N/A
Loan		18.00	Dover Town Center	1.6%	$551,020	$8,583	$8,583	$0	$0	$0	$90,294	$0	Jewelers Loupe Outstanding TI/LC Reserve
Loan		19.00	The Vue	1.5%	$162,256	$52,966	$8,828	$0	$0	$0	$0	$0	N/A
Loan		20.00	The Knox	1.3%	$483,984	$46,532	$23,266	$4,054	$2,027	$42,788	$671,779	$0	Rent Concession; Tenant Specific TILC Reserve
Loan		21.00	Essington Village Apartments	1.3%	$0	$45,233	$7,539	$0	$0	$167,925	$0	$0	N/A
Loan		22.00	Towne Centre Murfreesboro	1.2%	$323,976	$63,784	$10,631	$0	$0	$45,188	$0	$0	N/A
Loan		23.00	72 Pullman Street	1.2%	$0	$0	$0	$0	$0	$0	$0	$0	N/A
Loan		24.00	Best Buy Distribution Center	1.1%	$0	$0	$0	$0	$0	$0	$0	$0	N/A
Loan		25.00	Orland Square	1.1%	$525,000	$154,080	$30,816	$3,000	$3,167	$0	$0	$0	N/A
Loan		26.00	Laguna Village Elk Grove	1.0%	$144,000	$63,423	$15,856	$6,090	$6,090	$27,188	$2,800,000	$0	Existing TI/LC Obligations Reserve Funds
Loan		27.00	Suwanee Jubilee	1.0%	$147,048	$19,243	1/12 of estimated taxes payable over the ensuing 12 months	$0	$0	$0	$34,172	$0	Free Rent
Loan		28.00	Holiday Inn Camp Springs	0.9%	$0	$41,231	$10,308	$22,109	$2,764	$0	$100,000	$0	Seasonality Reserve
Loan		29.00	La Quinta Inn & Suites - Las Vegas	0.9%	$0	$5,542	$5,542	$15,000	$7,500	$0	$580,000	$0	PIP Reserve
Loan		30.00	88 W Colorado	0.9%	$200,000	$33,604	$8,401	$0	$0	$0	$0	$0	N/A
Loan		31.00	Orchard 12 Plaza	0.9%	$153,523	$9,000	$9,000	$0	1/12 of estimated Insurance Premiums	$54,663	$96,250	$0	Environmental Reserve
Loan		32.00	Parkway Shopping Center	0.6%	$250,000	$107,328	$17,888	$2,363	$0	$6,250	$70,654	$0	City Thrift Free Rent Reserve
Loan	9	33.00	Briggs Chaney Shopping Center	0.6%	$150,000	$29,079	$9,693	$0	$0	$0	$0	$0	N/A
Loan		34.00	Old Barn Self Storage	0.6%	$0	$31,977	$7,994	$0	$0	$0	$0	$0	N/A
Loan		35.00	Woodside Village	0.6%	$82,500	$10,260	$10,260	$0	$0	$875	$100,000	$0	Up-Front TI/LC Reserve
Loan		36.00	Shady Oak MHP	0.6%	$0	$3,175	$3,175	$0	$0	$25,625	$0	$0	N/A
Loan		37.00	Westwood Shopping Center	0.5%	$250,000	$36,024	$12,008	$2,217	$1,875	$6,250	$20,000	$0	AmeriHealth Caritas Louisiana Reserve
Loan		38.00	Brentwood Self Storage	0.4%	$0	$0	$2,208	$0	$0	$12,500	$0	$0	N/A
Loan		39.00	Fort Pierce Industrial	0.4%	$171,600	$47,421	$3,960	$2,604	$521	$0	$0	$0	N/A
Loan		40.00	AAA & DentalWorks	0.3%	$100,000	$13,974	$3,494	$786	$393	$7,735	$150,000	$0	DentalWorks TI
Loan		41.00	Eagle Village Shopping Center	0.3%	$81,260	$6,415	$3,208	$1,653	$826	$37,500	$12,338	$0	Cilantro Reserve Fund
Loan		42.00	Walgreens Colorado Springs	0.2%	$0	$0	$0	$0	$0	$0	$0	$0	N/A
Loan		43.00	Seminole MHP	0.2%	$0	$5,532	$2,766	$0	$0	$16,875	$0	$0	N/A
Loan		44.00	313 Arch Street	0.2%	$0	$29,362	$3,262	$0	$0	$0	$0	$0	N/A
Loan	9	45.00	Arbor Landing Shopping Center	0.2%	$75,000	$27,636	$4,606	$0	$0	$0	$0	$0	N/A

A-1-9

Annex A-I - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					THIRD PARTY REPORTS							TOTAL MORTGAGE DEBT INFORMATION					TOTAL DEBT INFORMATION
Property Flag	Footnotes	Loan ID	Property Name	% by Cut-off Date Balance	Appraisal Report Date	Phase I Date	Phase II Date	Engineering Report Date	Seismic Report Date	Earthquake Zone 3 or 4 (Y/N)	PML %	Cut-off Date Pari Passu Mortgage Debt Balance	Cut-off Date Subordinate Mortgage Debt Balance	Total Mortgage Debt Cut-off Date LTV Ratio	Total Mortgage Debt UW NCF DSCR	Total Mortgage Debt UW NOI Debt Yield	Cut-off Date Mezzanine Debt Balance	Total Debt Cut-off Date LTV Ratio	Total Debt UW NCF DSCR	Total Debt UW NOI Debt Yield
Loan	9, 11	1	Duane Morris Plaza	9.99%	10/10/2017	10/13/2017	N/A	10/13/2017	N/A	No	N/A
Loan	5, 6, 7, 8, 9	2.00	Griffin Portfolio	9.1%								$278,750,000		61.5%	2.49x	10.2%
Property		2.01	Restoration Hardware Distribution		9/21/2017	9/8/2017	N/A	9/13/2017	9/11/2017	Yes - 4	6.0%
Property		2.02	State Farm Regional HQ		9/27/2017	9/13/2017	N/A	9/13/2017	N/A	No	N/A
Property		2.03	North Pointe I		9/26/2017	9/13/2017	N/A	9/13/2017	N/A	No	N/A
Property		2.04	Corporate Campus at Norterra		9/25/2017	9/12/2017	N/A	9/13/2017	N/A	No	N/A
Property		2.05	CHRISTUS Health HQ		9/25/2017	9/12/2017	N/A	9/13/2017	N/A	No	N/A
Property		2.06	Duke Bridges I		9/25/2017	9/12/2017	N/A	9/13/2017	N/A	No	N/A
Property		2.07	Wells Fargo Operations Center		9/25/2017	9/12/2017	N/A	9/13/2017	N/A	No	N/A
Property		2.08	Ace Hardware HQ		9/25/2017	9/13/2017	N/A	9/13/2017	N/A	No	N/A
Property		2.09	Royal Ridge V		9/25/2017	9/12/2017	N/A	9/13/2017	N/A	No	N/A
Property		2.10	Comcast Regional HQ		9/22/2017	9/13/2017	N/A	9/13/2017	9/11/2017	Yes - 3	7.0%
Loan	5, 9, 11	3.00	Laguna Cliffs Marriott	8.1%	11/10/2017	10/30/2017	N/A	10/30/2017	10/30/2017	Yes-4	Hotel-14%; Parking-9%	$25,000,000		49.1%	2.31x	12.3%
Loan	11	4.00	Marriott at Legacy Town Center	7.6%	10/24/2017	10/25/2017	N/A	10/16/2017	N/A	No	N/A
Loan	10	5.00	Hackensack Commons	6.3%	11/10/2017	10/18/2017	N/A	10/13/2017	N/A	No	N/A
Loan	5, 9, 10	6.00	Colorado Center	5.7%	7/27/2017	7/18/2017	N/A	7/18/2017	7/18/2017	Yes - 4	13.0%	$238,000,000	$252,000,000	45.4%	2.62x	10.1%
Loan	5	7.00	Park Square	5.7%	9/29/2017	8/14/2017	N/A	8/14/2017	N/A	No	N/A	$100,000,000		56.9%	1.89x	8.3%
Loan		8.00	BWI Airport Marriott	4.5%	8/1/2017	8/8/2017	N/A	8/9/2017	N/A	No	N/A
Loan	5, 6, 7, 9, 12, 13	9.00	U.S. Industrial Portfolio III	3.8%								$80,537,149	$0	72.5%	1.48x	9.4%
Property		9.01	2121 Gardner Street		9/20/2017	8/3/2017	N/A	8/3/2017	N/A	No	N/A
Property		9.02	975 Cottonwood Avenue		9/19/2017	8/4/2017	N/A	8/3/2017	N/A	No	N/A
Property		9.03	4925 Bulls Bay Highway		9/20/2017	8/2/2017	N/A	8/3/2017	N/A	No	N/A
Property		9.04	1500 Southeast 37th Street		9/21/2017	8/3/2017	N/A	8/3/2017	N/A	No	N/A
Property		9.05	1501 Industrial Boulevard		9/20/2017	8/3/2017	N/A	8/3/2017	N/A	No	N/A
Property		9.06	10450 Medallion Drive		9/25/2017	8/3/2017	N/A	8/3/2017	N/A	No	N/A
Property		9.07	1001 DDC Way		9/18/2017	8/4/2017	N/A	8/3/2017	N/A	No	N/A
Property		9.08	1152 Armorlite Drive		9/18/2017	8/3/2017	N/A	8/3/2017	8/2/2017	Yes - 4	8.0%
Property		9.09	3800 West Broward Boulevard		9/16/2017	8/3/2017	N/A	8/3/2017	N/A	No	N/A
Property		9.10	2900 & 2950 Hill Avenue		10/3/2017	8/2/2017	N/A	8/3/2017	N/A	No	N/A
Property		9.11	1700 Highland Road		9/20/2017	8/3/2017	N/A	8/3/2017	N/A	No	N/A
Property		9.12	1972 Salem Industrial Drive		9/29/2017	8/2/2017	N/A	8/3/2017	N/A	No	N/A
Property		9.13	1800 University Parkway		9/18/2017	8/3/2017	N/A	8/3/2017	N/A	No	N/A
Property		9.14	621 Hunt Valley Circle		9/21/2017	8/7/2017	N/A	8/3/2017	N/A	No	N/A
Property		9.15	5000 Askins Lane		9/20/2017	8/23/2017	N/A	8/3/2017	N/A	No	N/A
Property		9.16	900 Chaddick Drive		9/20/2017	8/3/2017	N/A	8/3/2017	N/A	No	N/A
Property		9.17	6600 Chapek Parkway		9/20/2017	8/3/2017	N/A	8/3/2017	N/A	No	N/A
Property		9.18	53208 Columbia Drive		9/20/2017	8/3/2017	N/A	8/3/2017	N/A	No	N/A
Property		9.19	7750 Hub Parkway		9/20/2017	8/3/2017	N/A	8/3/2017	N/A	No	N/A
Property		9.20	21699 Torrence Avenue & 2701 Kalvelage Drive		9/20/2017	8/3/2017	N/A	8/3/2017	N/A	No	N/A
Property		9.21	3221 Cherry Palm Drive		9/20/2017	8/22/2017	N/A	8/3/2017	N/A	No	N/A
Loan		10.00	Spectrum Town Center	2.8%	9/26/2017	9/12/2017	N/A	9/12/2017	N/A	No	N/A
Loan	5, 7, 11	11.00	Warwick Mall	2.8%	7/28/2017	4/7/2017	N/A	4/6/2017	N/A	No	N/A	$45,000,000		47.5%	2.01x	13.3%
Loan		12.00	Linq Apartments	2.7%	10/24/2017	6/2/2017	N/A	6/2/2017	10/16/2017	Yes - 3	7.0%
Loan	5, 6, 7, 8, 11, 12	13.00	Bass Pro & Cabela’s Portfolio	2.2%								$171,400,000		50.4%	2.72x	12.8%
Property		13.01	Cabela’s Rogers		8/8/2017	11/28/2016	N/A	6/21/2017	N/A	No	N/A
Property		13.02	Cabela’s Lone Tree		8/8/2017	11/28/2016	N/A	6/21/2017	N/A	No	N/A
Property		13.03	Bass Pro San Antonio		7/24/2017	4/14/2017	N/A	4/14/2017	N/A	No	N/A
Property		13.04	Cabela’s Allen		8/10/2017	4/7/2017	N/A	4/7/2017	N/A	No	N/A
Property		13.05	Cabela’s Lehi		8/9/2017	4/7/2017	N/A	4/7/2017	4/7/2017	Yes-3	6.0%
Property		13.06	Bass Pro Tampa		7/25/2017	4/14/2017	N/A	4/14/2017	N/A	No	N/A
Property		13.07	Cabela’s Hammond		8/1/2017	4/7/2017	N/A	4/7/2017	N/A	No	N/A
Property		13.08	Bass Pro Round Rock		7/26/2017	4/14/2017	N/A	4/14/2017	N/A	No	N/A
Property		13.09	Cabela’s Fort Mill		8/9/2017	11/28/2016	N/A	6/21/2017	N/A	No	N/A
Property		13.10	Cabela’s Wichita		8/9/2017	11/28/2016	N/A	6/21/2017	N/A	No	N/A
Property		13.11	Cabela’s Owatonna		8/8/2017	4/7/2017	N/A	4/14/2017	N/A	No	N/A
Property		13.12	Cabela’s Centerville		8/9/2017	11/28/2016	N/A	6/21/2017	N/A	No	N/A
Property		13.13	Cabela’s Huntsville		7/25/2017	11/28/2016	N/A	6/21/2017	N/A	No	N/A
Property		13.14	Bass Pro Port St. Lucie		7/25/2017	4/14/2017	N/A	4/14/2017	N/A	No	N/A
Property		13.15	Cabela’s Waco		7/26/2017	11/28/2016	N/A	6/21/2017	N/A	No	N/A
Property		13.16	Cabela’s East Grand Forks		8/8/2017	4/7/2017	N/A	4/7/2017	N/A	No	N/A
Loan	14	14.00	Lowes Ground Lease - Oxnard, CA	1.8%	10/20/2017	11/6/2017	N/A	N/A	N/A	No	N/A
Loan		15.00	Crystal Glen Office Centre	1.8%	10/25/2017	10/9/2017	N/A	10/9/2017	N/A	No	N/A
Loan		16.00	3151 Regatta Boulevard	1.7%	11/13/2017	8/23/2017	N/A	8/18/2017	9/14/2017	Yes-4	17.0%
Loan		17.00	1151 Third Avenue	1.7%	10/31/2017	9/5/2017	N/A	9/5/2017	N/A	No	N/A
Loan		18.00	Dover Town Center	1.6%	10/31/2017	10/16/2017	N/A	10/16/2017	N/A	No	N/A
Loan		19.00	The Vue	1.5%	11/8/2017	8/4/2017	N/A	8/4/2017	N/A	No	N/A
Loan		20.00	The Knox	1.3%	10/11/2017	8/31/2017	N/A	9/18/2017	9/6/2017	Yes-4	17.0%
Loan		21.00	Essington Village Apartments	1.3%	11/15/2017	10/18/2017	N/A	10/18/2017	N/A	No	N/A
Loan		22.00	Towne Centre Murfreesboro	1.2%	9/26/2017	8/24/2017	N/A	8/29/2017	N/A	No	N/A
Loan		23.00	72 Pullman Street	1.2%	9/15/2017	8/30/2017	N/A	8/31/2017	N/A	No	N/A
Loan		24.00	Best Buy Distribution Center	1.1%	10/19/2017	9/22/2017	N/A	9/22/2017	N/A	No	N/A
Loan		25.00	Orland Square	1.1%	9/6/2017	4/5/2017	N/A	4/4/2017	N/A	No	N/A
Loan		26.00	Laguna Village Elk Grove	1.0%	7/31/2017	8/11/2017	N/A	8/11/2017	8/11/2017	Yes - 4	Building 8755, 8785: 5%; Building 8759, 8767,8775: 3%
Loan		27.00	Suwanee Jubilee	1.0%	9/26/2017	8/15/2017	N/A	8/17/2017	N/A	No	N/A
Loan		28.00	Holiday Inn Camp Springs	0.9%	10/18/2017	10/16/2017	N/A	10/16/2017	N/A	No	N/A
Loan		29.00	La Quinta Inn & Suites - Las Vegas	0.9%	10/23/2017	10/5/2017	N/A	10/5/2017	N/A	No	N/A
Loan		30.00	88 W Colorado	0.9%	11/1/2017	10/24/2017	N/A	10/24/2017	10/24/2017	Yes - 4	13.0%
Loan		31.00	Orchard 12 Plaza	0.9%	11/6/2017	10/10/2017	N/A	10/6/2017	N/A	No	N/A
Loan		32.00	Parkway Shopping Center	0.6%	10/17/2017	10/3/2017	N/A	9/28/2017	N/A	No	N/A
Loan	9	33.00	Briggs Chaney Shopping Center	0.6%	10/18/2017	9/22/2017	N/A	9/22/2017	N/A	No	N/A
Loan		34.00	Old Barn Self Storage	0.6%	11/7/2017	10/23/2017	N/A	10/23/2017	10/23/2017	Yes - 3	9.0%
Loan		35.00	Woodside Village	0.6%	9/28/2017	8/22/2017	N/A	8/22/2017	N/A	No	N/A
Loan		36.00	Shady Oak MHP	0.6%	11/6/2017	10/20/2017	N/A	10/20/2017	N/A	No	N/A
Loan		37.00	Westwood Shopping Center	0.5%	10/27/2017	9/5/2017	N/A	8/31/2017	N/A	No	N/A
Loan		38.00	Brentwood Self Storage	0.4%	10/16/2017	10/3/2017	N/A	9/3/2017	N/A	No	N/A
Loan		39.00	Fort Pierce Industrial	0.4%	10/5/2017	9/18/2017	N/A	9/18/2017	N/A	No	N/A
Loan		40.00	AAA & DentalWorks	0.3%	9/26/2017	9/8/2017	N/A	9/7/2017	N/A	No	N/A
Loan		41.00	Eagle Village Shopping Center	0.3%	10/4/2017	10/2/2017	N/A	10/2/2017	N/A	No	N/A
Loan		42.00	Walgreens Colorado Springs	0.2%	9/25/2017	10/5/2017	N/A	10/6/2017	N/A	No	N/A
Loan		43.00	Seminole MHP	0.2%	11/3/2017	10/20/2017	N/A	10/30/2017	N/A	No	N/A
Loan		44.00	313 Arch Street	0.2%	9/15/2017	6/19/2017	N/A	6/19/2017	N/A	No	N/A
Loan	9	45.00	Arbor Landing Shopping Center	0.2%	9/27/2017	N/A	N/A	9/13/2017	N/A	No	N/A

A-1-10

BANK 2017-BNK9

Footnotes to Annex A-1

(1)	BANA—Bank of America, National Association; MSBNA—Morgan Stanley Bank, N.A.; MSMCH—Morgan Stanley Mortgage Capital Holdings LLC; WFB—Wells Fargo Bank, National Association

(2)	Certain tenants may not be in occupancy or may be in free rent periods. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations—Other” in this prospectus for information regarding the 5 largest tenants at mortgaged properties securing the 15 largest mortgage loans which are not in occupancy or are in free rent periods.

(3)	The Administrative Fee Rate includes the master servicing fee rate, operating advisor fee rate, certificate administrator/trustee fee rate, asset representations reviewer fee rate, primary or sub-servicing servicing fee rate, CREFC® license fee rate and, with respect to any non-serviced mortgage loan, pari passu loan primary servicing fee rate, in each case applicable to the related mortgage loan.

(4)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations—Terminations” in the prospectus for information regarding certain lease termination options affecting the 5 largest tenants at mortgaged properties securing the 15 largest mortgage loans.

(5)	Each of the Griffin Portfolio Mortgage Loan (Mortgage Loan No. 2), Laguna Cliffs Marriott Mortgage Loan (Mortgage Loan No. 3), the Colorado Center Mortgage Loan (Mortgage Loan No. 6), the Park Square Mortgage Loan (Mortgage Loan No. 7), the U.S. Industrial Portfolio III Mortgage Loan (Mortgage Loan No. 9), the Warwick Mall Mortgage Loan (Mortgage Loan No. 11) and the Bass Pro & Cabela’s Portfolio Mortgage Loan (Mortgage Loan No. 13) is part of a whole loan related to the Issuing Entity. For further information, see “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans”, and “—The Colorado Center Pari Passu-A/B Whole Loan”, and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”, as applicable, in the prospectus.

(6)	With respect to Mortgage Loan No. 2, Griffin Portfolio, Mortgage Loan No. 9, U.S. Industrial Portfolio III, and Mortgage Loan No. 13, Bass Pro & Cabela’s Portfolio, each such mortgage loan is secured by multiple properties. For purposes of the statistical information set forth in this prospectus as to such mortgage loans, all LTV, DSCR, Debt Yield and Cut-off Date Balance per SF/Unit calculations are shown on an aggregate basis, and a portion of the Cut-off Date Balance has been allocated to each mortgaged property based on the respective Appraised Values and/or UW NCF, among other methods.

(7)	With respect to Mortgage Loan No. 2, Griffin Portfolio, Mortgage Loan No. 9, U.S. Industrial Portfolio III, Mortgage Loan No. 11, Warwick Mall, and Mortgage Loan No. 13, Bass Pro & Cabela’s Portfolio, the related loan documents permit a partial collateral release subject to LTV, DSCR and/or Debt Yield tests, or other release conditions in connection with a partial defeasance or prepayment of the related mortgage loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Defeasance” and “—Releases; Partial Releases” in the prospectus.

(8)	With respect to Mortgage Loan No. 2, Griffin Portfolio, and Mortgage Loan No. 13, Bass Pro & Cabela’s Portfolio, the related loan documents permit a collateral substitution, subject to satisfaction of certain conditions. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Substitution” in this prospectus.

(9)	With respect to Mortgage Loan No. 1, Duane Morris Plaza, the Appraised Value assumes outstanding capital and tenant improvements have currently been completed. Reserves of $12,252,272 were taken at closing, representing the outstanding capital and tenant improvements, which are expected to be completed in September 2020. The appraised value assuming the capital and tenant improvement have not been completed is $146,000,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on the $146,000,000 appraised value is 72.1%. See the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” in the prospectus.

With respect to Mortgage Loan No. 2, Griffin Portfolio, the “As Portfolio” Appraised Value of $610,000,000 reflects a 3.0% premium attributed to the aggregate “As-is” value of the related mortgaged properties as a whole. The sum of the “As-is” values for each of the related mortgaged properties on an individual basis is $592,060,000, which represents a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 63.3%. See the definition of “

A-1-11

Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” in the prospectus.

With respect to Mortgage Loan No. 3, Laguna Cliffs Marriott, the Appraised Value assumes the outstanding property improvement plan (“PIP”) has currently been completed. A reserve of $13,520,759 was taken at closing, representing the outstanding PIP, which is expected to be completed in November 2019. The appraised value assuming the PIP has not been completed is $197,700,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on the $197,700,000 appraised value is 55.6%. See the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” in the prospectus.

With respect to Mortgage Loan No. 6, Colorado Center, the Appraised Value represents the “As-Is Assuming Reserves” value of $1,212,500,000, which assumes upfront reserves of $25,193,502 for existing tenant improvements and leasing commissions costs. The “as-is” Appraised Value of $1,187,500,000 results in a Cut-Off Date LTV Ratio and Maturity Date LTV Ratio of 25.1% and 25.1%, respectively, based on the Colorado Center Mortgage Loan and Colorado Center Non-Serviced Pari Passu Companion Loans, but excluding the Colorado Center Subordinate Companion Loans. Such reserves and letters of credit were escrowed for at closing. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio including the related Subordinate Companion Loans calculated based on the Appraised Value are 45.4% and 45.4% respectively, and based on the “as-is” appraised value are 46.3% and 46.3% respectively. See the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” in the prospectus

With respect to Mortgage Loan No. 9, U.S. Industrial Portfolio III, the “As Portfolio” Appraised Value of $166,300,000 reflects a 4% premium attributed to the aggregate “As-is” value of the related mortgaged properties as a whole. The sum of the value “As-is” values for each of the related mortgaged properties on an individual basis is $159,940,000, which represents a Cut-off Date LTV Ratio of 75.4% and Maturity Date LTV Ratio of 68.7%. See the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” in the prospectus.

With respect to Mortgage Loan No. 33, Briggs Chaney Shopping Center, the Appraised Value, assumes the mortgaged property is at stabilized occupancy, which is expected to occur by September 15, 2018. The appraised value assuming the property is not at stabilized occupancy is $10,450,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on the $10,450,000 appraised value are 64.0% and 52.4%, respectively. See the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” in the prospectus.

With respect to Mortgage Loan No. 45, Arbor Landing Shopping Center, the Appraised Value, assumes the mortgaged property is at stabilized occupancy, which is expected to occur by June 13, 2018. The appraised value assuming the property is not at stabilized occupancy is $4,940,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on the $4,940,000 appraised value are 37.9% and 31.1%, respectively. See the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” in the prospectus.

(10)	With respect to Mortgage Loan No. 5, Hackensack Commons, the borrower is permitted to deliver a guaranty from an issuer acceptable to lender in lieu of making required monthly payments to any reserve accounts in the amount required to be on deposit for such purpose, which amount will be reduced as the borrower expends funds for the purposes for which such funds would have otherwise been deposited in the reserve account. Notwithstanding the foregoing, if the aggregate amount of any guaranty (and the face amount of any letter of credit) at any time exceed 10.0% of the outstanding principal balance of the related whole loan, the borrower’s right to obtain any such guaranty shall be conditioned upon delivery of a non-consolidation opinion reasonably satisfactory to Lender addressing such guaranty.

With respect to Mortgage Loan No. 6, Colorado Center, the borrowers are permitted to deliver a guaranty from Boston Properties Limited Partnership (“BPLP”) in lieu of making required monthly payments to any reserve accounts in the amount required to be on deposit for such purpose, which amount will be reduced as the borrower expends funds for the purposes for which such funds would have otherwise been deposited in the reserve account (other than with respect to the initial reserves in respect of tenant improvement and leasing commissions costs and for existing gap rent and free rent obligations at origination, which in no event may be replaced by a guaranty from BPLP). Notwithstanding the foregoing, the aggregate amount of any guaranty from BPLP (and the face amount of any letter of credit obtained by BPLP and delivered on behalf of the borrower) may not at any time exceed 10.0% of the outstanding principal balance of the related whole loan.

A-1-12

(11)	With respect to Mortgage Loan No. 1, Duane Morris Plaza, Mortgage Loan No. 3, Laguna Cliffs Marriott, Mortgage Loan No. 4, Marriott at Legacy Town Center, Mortgage Loan No. 11, Warwick Mall, and Mortgage Loan No. 13, Bass Pro & Cabela’s Portfolio, the related mortgage loan documents permit future subordinate secured financing or mezzanine financing generally subject to compliance with certain combined LTV, DSCR and/or Debt Yield tests. See “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” and “—Other Secured Indebtedness” in the prospectus.

(12)	With respect to Mortgage Loan No. 9, U.S. Industrial Portfolio III, and Mortgage Loan No. 13, Bass Pro & Cabela’s Portfolio, the related loan documents permit one or more outparcel or other releases without prepayment or defeasance. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Releases” in the prospectus.

(13)	With respect to Mortgage Loan No. 9, U.S. Industrial Portfolio III, the sum of the UW NOI and UW NCF for each of the related mortgaged properties is greater than the UW NOI and UW NCF for the related whole loan as a vacancy adjustment was applied to the portfolio level underwriting.

(14)	With respect to Mortgage Loan No. 14, Lowes Ground Lease - Oxnard, CA, the number of Units represents the improvements built on the mortgaged property. The area of the mortgaged property is 460,864 square feet or 10.6 acres.

A.	“Open Period Start Date” shall mean May 11, 2027. “Prepayment Lockout Release Date” shall mean the earlier to occur of (i) the third anniversary of the first Monthly Payment Date and (ii) the date that is two (2) years fromthe“startup day” (within the meaning of Section 860G(a)(9) of the IRS Code) of the REMIC Trust established in connection with the last Securitization involving any portion of or interest in the Loan. “Yield Maintenance Premium” shall mean an amount equal to the greater of the following two amounts: (a) an amount equal to 1% of the amount prepaid; or (b) an amount equal to (i) the amount, if any, by which the sum of the present values as of the prepayment date of all unpaid principal and interest payments required hereunder through the Open Period Start Date, calculated by discounting such payments from the respective dates each such payment was due hereunder (or, with respect to the payment required on the Maturity Date, from the Maturity Date) back to the prepayment date at a discount rate equal to the Periodic Treasury Yield (defined below) exceeds the outstanding principal balance of the Loan as of the prepayment date, multiplied by (ii) a fraction whose numerator is the amount prepaid and whose denominator is the outstanding principal balance of the Loan as of the prepayment date. For purposes of the foregoing, “Periodic Treasury Yield” shall mean (y) the annual yield to maturity of the actively traded non-callable United States Treasury fixed interest rate security (other than any such security which can be surrendered at the option of the holder at face value in payment of federal estate tax or which was issued at a substantial discount) that has a maturity closest to (whether before, on or after) the Open Period Start Date (or if two or more such securities have maturity dates equally close to the Open Period Start Date, the average annual yield to maturity of all such securities), as reported in The Wall Street Journal or other authoritative publication or news retrieval service on the fifth Business Day preceding the prepayment date, divided by (z) 12. Lender’s calculation of the Yield Maintenance Premium, and all component calculations, shall be conclusive and binding on Borrower absent manifest error. (a) Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part. At any time on and after the Prepayment Lockout Release Date, Borrower may, provided no Event of Default has occurred and is continuing, voluntarily prepay the Loan in whole, but not in part, on any Business Day upon satisfaction of the following conditions: (i) Borrower shall provide Lender not less than ten (10) Business Days notice (or such shorter period of time as may be permitted by Lender in its sole discretion) prior to the Business Day upon which prepayment is to be made (the “Prepayment Notice”), which notice shall specify the Business Day on which such prepayment is to occur (the “Prepayment Date”); (ii) if such prepayment received by Lender on a date other than a Monthly Payment Date shall include interest which would have accrued thereon to the next Monthly Payment Date (such amounts, the “Interest Shortfall”); and (iii) on the Prepayment Date, Borrower shall pay to Lender: (A) if such prepayment occurs prior to the Open Period Start Date, the applicable Yield Maintenance Premium; (B) all other sums, if any, then due and payable under the Note, this Agreement, the Security Instrument and the other Loan Documents; and (C) all reasonable actual out-of-pocket costs and expenses of Lender, if any, incurred in connection with such prepayment, including, without limitation, Lender’s reasonable attorneys’ fees and expenses. If any Prepayment Notice is given, the entire Debt will due and payable on the Prepayment Date specified therein; provided, however, and notwithstanding anything to the contrary that may be contained herein, prior to the Prepayment Date, Borrower may rescind and revoke any Prepayment Notice without cost or expense to Borrower so long as such rescission or revocation is made at least one (1) Business Day prior to date of prepayment specified in the original Prepayment Notice and provided that, in the event of such timely rescission or revocation, Borrower shall be obligated to promptly reimburse Lender for all of the actual out-of-pocket expenses incurred by Lender in connection with the anticipated prepayment.

A-1-13

B.	“Yield Maintenance” shall mean an amount equal to the greater of (i) one percent (1%) of the principal amount of the Loan being prepaid, and (ii) the present value as of the Prepayment Calculation Date of a series of monthly payments over the remaining term of the Loan through and including the Open Period Start Date each equal to the amount of interest which would be due on the principal amount of the Loan being prepaid assuming a per annum interest rate equal to the excess of the Interest Rate over the Reinvestment Yield, and discounted at the Reinvestment Yield. As used herein, “Reinvestment Yield” means the yield calculated by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15- Selected Interest Rates under the heading “U.S. government securities” and the sub-heading “Treasury constant maturities” for the week ending prior to the Prepayment Calculation Date, of the U.S. Treasury constant maturities with maturity dates (one longer and one equal to or shorter) most nearly approximating the Open Period Start Date, and converted to a monthly compounded nominal yield. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Reinvestment Yield. The “Prepayment Calculation Date” shall mean, as applicable, the Payment Date on which Lender applies any prepayment to the reduction of the outstanding principal amount of the Note. Lender’s calculation of Yield Maintenance shall be conclusive and binding absent manifest error.

C.	(a) Except as otherwise provided herein (including, without limitation, Section 9.2(b) hereof), prior to the Lockout Release Date, the outstanding principal amount of the Loan may not be prepaid in whole or in part. On or after the Lockout Release Date, Borrower may, at its option and upon twenty (20) days prior written notice to Lender (or such shorter period of time as may be permitted by Lender in its reasonable discretion), prepay the Debt in whole but not in part, provided that such prepayment is accompanied by the Yield Maintenance Premium, any Interest Shortfall and any other sums due and owing hereunder and under the Loan Documents. On and after August 11, 2027 (the “Open Period Start Date”), Borrower may, provided no Event of Default has occurred and is continuing, at its option, prepay the Debt in whole on any date without payment of the Yield Maintenance Premium. Any prepayment received by Lenderon a date other than a Monthly Payment Date shall include interest which would have accrued thereon to the next Monthly Payment Date (such amounts, the “Interest Shortfall”). “Lockout Release Date” shall mean the earlier to occur of (i) the third anniversary of the first Monthly Payment Date following the Closing Date and (ii) the date that is two (2) years from the “startup day” (within the meaning of Section 860G(a)(9) of the IRS Code) of the REMIC Trust established in connection with the last Securitization involving any portion of or interest in the Loan. “Yield Maintenance Premium” shall mean an amount equal to the greater of the following two amounts: (a) an amount equal to 1% of the amount prepaid; or (b) an amount equal to (i) the amount, if any, by which the sum of the present values as of the prepayment date of all unpaid principal and interest payments required hereunder, calculated by discounting such payments from the respective dates each such payment was due hereunder (or, with respect to the payment required on the Open Period Start Date (assuming the outstanding principal balance of the Loan is due on the Open Period Start Date), from the Open Period Start Date) back to the prepayment date at a discount rate equal to the Periodic Treasury Yield (defined below) exceeds the outstanding principal balance of the Loan as of the prepayment date, multiplied by (ii) a fraction whose numerator is the amount prepaid and whose denominator is the outstanding principal balance of the Loan as of the prepayment date. For purposes of the foregoing, “Periodic Treasury Yield” shall mean (y) the annual yield to maturity of the actively traded non-callable United States Treasury fixed interest rate security (other than any such security which can be surrendered at the option of the holder at face value in payment of federal estate tax or which was issued at a substantial discount) that has a maturity closest to (whether before, on or after) the Open Period Start Date (or if two or more such securities have maturity dates equally close to the Open Period Start Date, the average annual yield to maturity of all such securities), as reported in The Wall Street Journal or other authoritative publication or news retrieval service on the fifth Business Day preceding the prepayment date, divided by (z) 12. Lender’s calculation of the Yield Maintenance Premium, and all component calculations, shall be conclusive and binding on Borrower absent manifest error.

D.	“Yield Maintenance” shall mean an amount equal to the greater of (i) one percent (1%) of the principal amount of the Loan being prepaid, and (ii) the present value as of the Prepayment Calculation Date of a series of monthly payments over the remaining term of the Loan through and including the last day of the Lockout Period each equal to the amount of interest which would be due on the principal amount of the Loan being prepaid assuming a per annum interest rate equal to the excess of the Interest Rate over the Reinvestment Yield, and discounted at the Reinvestment Yield. As used herein, “Reinvestment Yield” means the yield calculated by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading “U.S. government securities” and the sub-heading “Treasury constant maturities” for the week ending prior to the Prepayment Calculation Date, of the U.S. Treasury constant maturities with maturity dates (one longer and one equal to or shorter) most nearly approximating the last day of the Lockout Period, and converted to a monthly compounded nominal yield. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Reinvestment Yield. The “Prepayment Calculation Date” shall mean, as applicable, the Payment Date on which Lender applies any prepayment to the reduction of the

A-1-14

outstanding principal amount of the Note. Lender’s calculation of Yield Maintenance shall be conclusive and binding absent manifest error.

E.	“Yield Maintenance” shall mean an amount equal to the greater of (i) one percent (1%) of the principal amount of the Loan being prepaid, and (ii) the present value as of the Prepayment Calculation Date of a series of monthly payments over the remaining term of the Loan through and including the Maturity Date each equal to the amount of interest which would be due on the principal amount of the Loan being prepaid assuming a per annum interest rate equal to the excess of the Interest Rate over the Reinvestment Yield, and discounted at the Reinvestment Yield. As used herein, “Reinvestment Yield” means the yield calculated by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading “U.S. government securities” and the sub-heading “Treasury constant maturities” for the week ending prior to the date of prepayment, of the U.S. Treasury constant maturities with maturity dates (one longer and one equal to or shorter) most nearly approximating the Maturity Date, and converted to a monthly compounded nominal yield. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Reinvestment Yield. The “Prepayment Calculation Date” shall mean, as applicable, the Payment Date on which Lender applies any prepayment to the reduction of the outstanding principal amount of the Note. Lender’s calculation of Yield Maintenance shall be conclusive and binding absent manifest error.

F.	(a) At any time following the Yield Maintenance Lockout Period, Borrower shall have the right, at its option, upon not less than thirty (30) days’ prior written notice to Lender, to prepay the Loan in whole or in part at any time on any Business Day, provided that Borrower shall pay to Lender simultaneously with such prepayment the applicable Yield Maintenance Premium, to the extent such prepayment shall be made prior to the Open Prepayment Date. Notwithstanding the foregoing, no Yield Maintenance Premium or other penalty or premium shall be payable with respect to the first $25,000,000 of principal repaid regardless of when paid, so long as no Event of Default has occurred and is continuing (except in the case where such prepayment is being effectuated in order to cure or prevent a Default or is the payment of a Release Price to cure an Event of Default pursuant to Section 2.2(c), and such Default or Event of Default is not the result of the willful misconduct or bad faith actions of any Borrower, as determined by Lender in its reasonable discretion). For the avoidance of doubt, such $25,000,000 can be repaid during the Yield Maintenance Lockout Period or Defeasance Lockout Period, and the application of Loss Proceeds to the repayment of the Loan pursuant to Section 5.16 shall not count toward such $25,000,000. Any prepayment shall be accompanied by the amount of interest theretofore accrued but unpaid in respect of the principal amount so prepaid, plus the amount of interest that would have accrued on the principal amount so prepaid had it remained outstanding through the end of the Interest Accrual Period in which such prepayment is made. Borrower’s notice of prepayment may be rescinded upon written notice to Lender on or prior to the scheduled prepayment date (subject to payment of any reasonable out-of-pocket costs and expenses resulting from such rescission).“Open Prepayment Date” means the Payment Date six months prior to the scheduled Maturity Date. “Yield Maintenance Lockout Period” means the period from the Closing Date through the first Payment Date following the 24-month anniversary of the Closing Date.

“Yield Maintenance Premium” means, with respect to any payment of principal on a Note or Note Component prior to the Open Prepayment Date, the product of:
(A) a fraction whose numerator is the amount so paid and whose denominator is the outstanding principal balance of the Note or Note Component before giving effect to such payment, times (B) the amount by which (1) the sum of the respective present values, computed as of the date of prepayment, of the remaining scheduled payments of principal and interest with respect to the Note or Note Component (including the balloon payment, assuming prepayment of the balloon payment on the Open Prepayment Date), determined by discounting such payments to the date on which such prepayment is made at the Treasury Constant Yield, exceeds (2) the outstanding principal balance of the Note or Note Component on such date immediately prior to such prepayment; provided that the Yield Maintenance Premium shall not be less than 1% of the amount prepaid. The calculation of the Yield Maintenance Premium shall be made by Lender and shall, absent manifest error, be final, conclusive and binding upon all parties.

G.	“Yield Maintenance” shall mean an amount equal to the greater of (i) one percent (1%) of the principal amount of the Loan being prepaid, and (ii) the present value as of the Prepayment Calculation Date of a series of monthly payments over the remaining term of the Loan through and including the Maturity Date each equal to the amount of interest which would be due on the principal amount of the Loan being prepaid assuming a per annum interest rate equal to the excess of the Interest Rate over the Reinvestment Yield, and discounted at the Reinvestment Yield. As used herein, “Reinvestment Yield” means the yield calculated by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading “U.S. government securities” and the sub-heading “Treasury constant maturities” for the week ending prior to the Prepayment Calculation Date, of the U.S. Treasury constant maturities with maturity dates (one longer and one

A-1-15

equal to or shorter) most nearly approximating the Maturity Date, and converted to a monthly compounded nominal yield. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Reinvestment Yield. The “Prepayment Calculation Date” shall mean, as applicable, the Payment Date on which Lender applies any prepayment to the reduction of the outstanding principal amount of the Note. Lender’s calculation of Yield Maintenance shall be conclusive and binding absent manifest error.

H.	On and after the second (2nd) anniversary of the first (1st) day of the first full calendar month following the date of this Note (the “Optional Prepayment Date”), Borrower may, provided no Event of Default has occurred, at its option and upon not less than thirty (30) days’ prior written notice to Lender (or such shorter period of time as may be permitted by Lender in its sole discretion) but not more than ninety (90) days’ notice, prepay the Debt in whole, but not in part, on any Business Day, provided that Borrower also pays to Lender on such Prepayment Date (A) interest accrued and unpaid on the principal balance of this Note to and including the Prepayment Date, (B) all interest which would have accrued on the amount so prepaid through the next Payment Date, (C) all other sums then due under this Note and the other Loan Documents, and (D) the Yield Maintenance Premium (defined below). “Yield Maintenance Premium” shall mean an amount equal to the greater of: (x) one percent (1%) of the principal amount of this Note being prepaid or (y) the present value as of the Prepayment Date (defined below) of the Calculated Payments (defined below) from the Prepayment Date through the Open Prepayment Date determined by discounting such payments at the Discount Rate (defined below). As used in this definition, the term “Prepayment Date” shall mean the date on which prepayment is made. As used in this definition, the term “Calculated Payments” shall mean the monthly payments of interest only which would be due based on the principal amount of this Note being prepaid on the Prepayment Date and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (1) the Applicable Interest Rate and (2) the Yield Maintenance Treasury Rate (defined below). As used in this definition, the term “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when compounded semi-annually. As used in this definition, the term “Yield Maintenance Treasury Rate” shall mean the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the Open Prepayment Date. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Yield Maintenance Treasury Rate. In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise.

A-1-16

ANNEX A-2

MORTGAGE POOL INFORMATION (TABLES)

(THIS PAGE INTENTIONALLY LEFT BLANK)

Annex A-2

Mortgage Pool Information

Mortgage Loan Sellers

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Mortgage Loan Seller	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Bank of America, National Association	17	$383,543,420	36.4%	4.2705%	118	2.03x	10.8%	60.2%	56.1%
Morgan Stanley Mortgage Capital Holdings LLC	18	$332,567,983	31.6%	4.3989%	120	1.74x	11.1%	66.5%	58.2%
Wells Fargo Bank, National Association	9	$277,614,415	26.3%	4.1525%	116	2.34x	11.4%	58.2%	57.2%
Morgan Stanley Mortgage Capital Holdings LLC / Wells Fargo Bank, National Association	1	$60,000,000	5.7%	3.5625%	116	4.83x	18.6%	24.6%	24.6%
Total/Wtd. Avg.	45	$1,053,725,818	100.0%	4.2396%	118	2.18x	11.5%	59.6%	55.2%

Cut-off Date Balances

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Cut-off Date Balance ($)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
1,872,697 - 5,000,000	9	$28,490,930	2.7%	4.7443%	119	1.67x	11.0%	61.2%	51.0%
5,000,001 - 10,000,000	9	$70,332,490	6.7%	4.6626%	119	1.85x	12.1%	62.0%	51.5%
10,000,001 - 15,000,000	8	$96,558,500	9.2%	4.4768%	104	1.85x	12.3%	62.6%	53.4%
15,000,001 - 25,000,000	7	$129,393,898	12.3%	4.3342%	122	2.06x	11.1%	59.1%	53.1%
25,000,001 - 50,000,000	5	$176,200,000	16.7%	4.4668%	119	1.65x	10.6%	64.5%	58.0%
50,000,001 - 105,300,000	7	$552,750,000	52.5%	4.0238%	119	2.50x	11.6%	57.3%	55.9%
Total/Wtd. Avg.	45	$1,053,725,818	100.0%	4.2396%	118	2.18x	11.5%	59.6%	55.2%

Minimum: $1,872,697
Maximum: $105,300,000
Average: $23,416,129

A-2-1

Annex A-2

Mortgage Pool Information

States

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
State	Mtg. Properties	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
California	10	$244,653,298	23.2%	4.0477%	114	2.97x	14.0%	45.2%	43.7%
Texas	11	$121,139,049	11.5%	4.2187%	122	2.15x	13.1%	63.9%	56.1%
Pennsylvania	4	$111,255,997	10.6%	3.8709%	119	2.35x	10.1%	68.4%	68.0%
Massachusetts	2	$72,200,000	6.9%	4.2244%	119	1.85x	8.6%	58.2%	57.3%
New Jersey	1	$66,400,000	6.3%	4.3550%	123	1.82x	8.6%	64.6%	64.6%
Maryland	3	$64,378,490	6.1%	4.7688%	120	1.69x	12.4%	68.5%	56.1%
Arizona	2	$40,010,000	3.8%	4.2326%	119	1.72x	9.6%	62.5%	58.5%
Ohio	9	$34,831,228	3.3%	4.1710%	119	1.88x	10.4%	67.8%	61.9%
New York	2	$33,750,000	3.2%	4.3956%	120	1.74x	8.0%	62.3%	62.3%
Michigan	4	$33,112,165	3.1%	4.4499%	120	1.84x	12.2%	69.0%	56.9%
Washington	2	$32,120,283	3.0%	4.3157%	120	1.86x	8.2%	63.6%	63.6%
Georgia	3	$30,608,323	2.9%	4.0706%	119	2.06x	9.9%	65.3%	59.9%
Rhode Island	1	$30,000,000	2.8%	4.4450%	118	2.01x	13.3%	47.5%	43.5%
Illinois	4	$18,864,870	1.8%	4.5188%	119	1.96x	11.3%	64.1%	56.8%
Virginia	3	$18,702,664	1.8%	4.2637%	82	1.34x	12.3%	62.6%	48.1%
Tennessee	2	$17,428,500	1.7%	4.6488%	119	1.54x	9.8%	68.1%	61.8%
Delaware	1	$16,500,000	1.6%	4.7900%	144	1.32x	9.8%	66.3%	44.8%
Florida	7	$12,174,482	1.2%	4.3019%	119	1.74x	10.1%	67.5%	61.2%
Nevada	1	$9,984,000	0.9%	5.0000%	120	2.25x	16.3%	55.8%	46.0%
Kansas	2	$8,046,034	0.8%	4.6158%	120	1.57x	10.4%	70.0%	58.5%
North Carolina	1	$6,923,583	0.7%	3.7700%	118	2.49x	10.2%	61.5%	61.5%
Utah	2	$6,156,850	0.6%	4.6032%	118	1.94x	11.3%	61.4%	54.9%
Louisiana	1	$4,741,807	0.5%	4.8200%	119	1.87x	14.2%	55.0%	41.1%
Colorado	2	$4,615,731	0.4%	4.4876%	119	2.13x	12.9%	46.6%	37.8%
Minnesota	3	$4,171,883	0.4%	4.3790%	118	2.72x	12.8%	50.4%	50.4%
Wisconsin	1	$3,376,266	0.3%	4.1800%	119	1.48x	9.4%	72.5%	66.1%
Indiana	2	$2,667,883	0.3%	4.2969%	118	2.21x	11.4%	59.5%	56.9%
Iowa	1	$2,500,938	0.2%	4.1800%	119	1.48x	9.4%	72.5%	66.1%
South Carolina	1	$1,410,723	0.1%	4.3790%	118	2.72x	12.8%	50.4%	50.4%
Alabama	1	$1,000,770	0.1%	4.3790%	118	2.72x	12.8%	50.4%	50.4%
Total/Wtd. Avg.	89	$1,053,725,818	100.0%	4.2396%	118	2.18x	11.5%	59.6%	55.2%

A-2-2

Annex A-2

Mortgage Pool Information

Property Types

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Property Type	Mtg. Properties	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV

Office
CBD	3	$225,300,000	21.4%	3.8495%	118	2.91x	11.9%	53.7%	53.7%
Suburban	13	$112,752,686	10.7%	3.9067%	111	2.36x	10.9%	64.1%	61.4%
Subtotal:	16	$338,052,686	32.1%	3.8686%	116	2.73x	11.5%	57.1%	56.3%
Retail
Anchored	9	$169,680,307	16.1%	4.4751%	123	1.74x	10.3%	63.5%	56.8%
Unanchored	6	$54,014,267	5.1%	4.5615%	120	1.67x	8.9%	62.6%	59.1%
Regional Mall	1	$30,000,000	2.8%	4.4450%	118	2.01x	13.3%	47.5%	43.5%
Single Tenant	16	$23,500,000	2.2%	4.3790%	118	2.72x	12.8%	50.4%	50.4%
Free-Standing	2	$14,693,617	1.4%	4.6049%	119	1.65x	10.7%	60.8%	53.7%
Shadow Anchored	2	$9,545,719	0.9%	5.3446%	157	1.33x	9.2%	71.2%	57.3%
Subtotal:	36	$301,433,910	28.6%	4.5140%	123	1.81x	10.5%	60.8%	55.3%
Hospitality
Full Service	3	$212,500,000	20.2%	4.3989%	120	2.09x	13.1%	59.7%	53.2%
Limited Service	2	$19,970,920	1.9%	4.7685%	119	2.20x	15.4%	61.2%	50.1%
Subtotal:	5	$232,470,920	22.1%	4.4307%	120	2.10x	13.3%	59.9%	53.0%
Industrial
Warehouse	22	$72,091,064	6.8%	4.1189%	109	1.73x	10.5%	66.5%	59.6%
Cold Storage	1	$17,950,148	1.7%	4.0100%	118	2.62x	16.5%	44.2%	35.3%
Subtotal:	23	$90,041,212	8.5%	4.0972%	111	1.91x	11.7%	62.1%	54.7%
Multifamily
Mid Rise	1	$28,500,000	2.7%	4.3850%	120	1.78x	8.0%	63.9%	63.9%
Garden	1	$13,500,000	1.3%	4.4500%	120	1.64x	11.0%	70.3%	60.1%
Subtotal:	2	$42,000,000	4.0%	4.4059%	120	1.74x	9.0%	66.0%	62.7%
Other
Leased Fee	1	$19,000,000	1.8%	4.3300%	120	1.88x	8.2%	59.4%	59.4%
Subtotal:	1	$19,000,000	1.8%	4.3300%	120	1.88x	8.2%	59.4%	59.4%
Mixed Use
Retail/Office	2	$11,904,590	1.1%	4.1167%	120	1.99x	13.5%	47.5%	35.4%
Subtotal:	2	$11,904,590	1.1%	4.1167%	120	1.99x	13.5%	47.5%	35.4%
Self Storage
Self Storage	2	$10,650,000	1.0%	4.4062%	84	2.32x	10.4%	61.7%	61.7%
Subtotal:	2	$10,650,000	1.0%	4.4062%	84	2.32x	10.4%	61.7%	61.7%
Manufactured Housing
Manufactured Housing	2	$8,172,500	0.8%	4.5042%	120	1.47x	9.2%	66.7%	54.1%
Subtotal:	2	$8,172,500	0.8%	4.5042%	120	1.47x	9.2%	66.7%	54.1%
Total/Wtd. Avg.	89	$1,053,725,818	100.0%	4.2396%	118	2.18x	11.5%	59.6%	55.2%

A-2-3

Annex A-2

Mortgage Pool Information

Mortgage Rates

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Mortgage Rate (%)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
3.5625 - 4.0000	4	$271,250,000	25.7%	3.7611%	118	2.96x	12.2%	55.4%	55.0%
4.0001 - 4.4999	20	$588,963,898	55.9%	4.2825%	116	2.00x	11.2%	59.6%	55.5%
4.5000 - 4.9999	19	$177,527,920	16.8%	4.7414%	122	1.61x	11.0%	66.2%	55.4%
5.0000 - 5.5600	2	$15,984,000	1.5%	5.2102%	142	1.89x	13.6%	61.1%	49.5%
Total/Wtd. Avg.	45	$1,053,725,818	100.0%	4.2396%	118	2.18x	11.5%	59.6%	55.2%

Minimum: 3.5625%
Maximum: 5.5600%
Weighted Average: 4.2396%

Original Terms to Maturity

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Original Term to Maturity (mos.)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
60	3	$31,850,000	3.0%	4.3090%	60	1.97x	12.3%	61.2%	54.1%
120	39	$932,975,818	88.5%	4.2108%	119	2.23x	11.7%	59.0%	54.8%
123	1	$66,400,000	6.3%	4.3550%	123	1.82x	8.6%	64.6%	64.6%
144	1	$16,500,000	1.6%	4.7900%	144	1.32x	9.8%	66.3%	44.8%
180	1	$6,000,000	0.6%	5.5600%	179	1.30x	9.2%	69.8%	55.4%
Total/Wtd. Avg.	45	$1,053,725,818	100.0%	4.2396%	118	2.18x	11.5%	59.6%	55.2%

Minimum: 60 mos.
Maximum: 180 mos.
Weighted Average: 119 mos.

A-2-4

Annex A-2

Mortgage Pool Information

Remaining Terms to Maturity

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Remaining Term to Maturity (mos.)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
59 - 60	3	$31,850,000	3.0%	4.3090%	60	1.97x	12.3%	61.2%	54.1%
61 - 120	39	$932,975,818	88.5%	4.2108%	119	2.23x	11.7%	59.0%	54.8%
121 - 144	2	$82,900,000	7.9%	4.4416%	127	1.72x	8.8%	64.9%	60.7%
145 - 179	1	$6,000,000	0.6%	5.5600%	179	1.30x	9.2%	69.8%	55.4%
Total/Wtd. Avg.	45	$1,053,725,818	100.0%	4.2396%	118	2.18x	11.5%	59.6%	55.2%

Minimum: 59 mos.
Maximum: 179 mos.
Weighted Average: 118 mos.

Original Amortization Terms

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Original Amortization Term (mos.)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Interest Only	14	$602,350,000	57.2%	4.0748%	117	2.45x	10.8%	56.9%	56.9%
144	1	$11,600,000	1.1%	4.3150%	60	1.25x	14.1%	56.6%	37.0%
240	1	$2,493,617	0.2%	4.5800%	119	1.63x	13.0%	43.4%	27.1%
300	3	$30,941,807	2.9%	4.5469%	133	1.65x	11.9%	57.6%	40.2%
360	26	$406,340,394	38.6%	4.4563%	120	1.84x	12.4%	64.0%	54.6%
Total/Wtd. Avg.	45	$1,053,725,818	100.0%	4.2396%	118	2.18x	11.5%	59.6%	55.2%

Minimum: 144 mos.
Maximum: 360 mos.
Weighted Average: 350 mos.

A-2-5

Annex A-2

Mortgage Pool Information

Remaining Amortization Terms

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Remaining Amortization Term (mos.)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Interest Only	14	$602,350,000	57.2%	4.0748%	117	2.45x	10.8%	56.9%	56.9%
144 - 240	2	$14,093,617	1.3%	4.3619%	70	1.32x	13.9%	54.3%	35.2%
241 - 300	3	$30,941,807	2.9%	4.5469%	133	1.65x	11.9%	57.6%	40.2%
301 - 360	26	$406,340,394	38.6%	4.4563%	120	1.84x	12.4%	64.0%	54.6%
Total/Wtd. Avg.	45	$1,053,725,818	100.0%	4.2396%	118	2.18x	11.5%	59.6%	55.2%

Minimum: 144 mos.
Maximum: 360 mos.
Weighted Average: 350 mos.

Debt Service Coverage Ratios

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Debt Service Coverage Ratio (x)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
1.25 - 1.40	6	$47,125,719	4.5%	4.7645%	121	1.32x	10.7%	66.2%	48.5%
1.41 - 1.50	7	$110,281,000	10.5%	4.3970%	119	1.46x	9.5%	68.6%	61.0%
1.51 - 1.60	2	$8,896,160	0.8%	4.7203%	119	1.55x	10.3%	61.9%	50.6%
1.61 - 1.70	6	$96,193,617	9.1%	4.6824%	120	1.63x	11.0%	66.9%	57.8%
1.71 - 1.80	3	$57,400,000	5.4%	4.4627%	120	1.78x	8.8%	63.8%	61.6%
1.81 - 1.90	4	$150,141,807	14.2%	4.2830%	121	1.86x	8.6%	60.6%	60.1%
1.91 - 2.50	12	$464,987,366	44.1%	4.1005%	117	2.29x	12.0%	60.5%	57.3%
2.51 - 3.00	3	$47,700,148	4.5%	4.2189%	110	2.67x	14.0%	49.6%	46.2%
3.01 - 4.83	2	$71,000,000	6.7%	3.6397%	117	4.61x	18.9%	26.5%	25.3%
Total/Wtd. Avg.	45	$1,053,725,818	100.0%	4.2396%	118	2.18x	11.5%	59.6%	55.2%

Minimum: 1.25x
Maximum: 4.83x
Weighted Average: 2.18x

A-2-6

Annex A-2

Mortgage Pool Information

Cut-off Date Loan-to-Value Ratios

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Cut-off Date Loan-to-Value Ratio (%)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
24.6 - 40.0	3	$72,872,697	6.9%	3.6716%	117	4.54x	18.8%	26.7%	25.5%
40.1 - 60.0	11	$273,969,572	26.0%	4.3115%	117	2.14x	11.9%	51.6%	48.5%
60.1 - 65.0	15	$397,536,160	37.7%	4.2281%	117	2.02x	10.5%	63.4%	60.1%
65.1 - 70.0	7	$198,786,920	18.9%	4.3106%	123	2.02x	10.8%	68.4%	62.0%
70.1 - 73.7	9	$110,560,469	10.5%	4.3498%	119	1.58x	10.4%	71.8%	61.7%
Total/Wtd. Avg.	45	$1,053,725,818	100.0%	4.2396%	118	2.18x	11.5%	59.6%	55.2%

Minimum: 24.6%
Maximum: 73.7%
Weighted Average: 59.6%

Maturity Date Loan-to-Value Ratios

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Maturity Date Loan-to-Value Ratio (%)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
24.6 - 35.0	5	$85,066,314	8.1%	3.7357%	117	4.18x	18.1%	29.2%	26.2%
35.1 - 45.0	5	$80,791,955	7.7%	4.4222%	115	1.89x	13.5%	52.4%	40.9%
45.1 - 55.0	8	$154,457,080	14.7%	4.4734%	120	2.24x	12.5%	53.3%	49.9%
55.1 - 60.0	14	$308,486,250	29.3%	4.4026%	121	1.81x	11.2%	64.7%	57.0%
60.1 - 68.4	13	$424,924,219	40.3%	4.1026%	117	2.08x	9.6%	65.7%	64.4%
Total/Wtd. Avg.	45	$1,053,725,818	100.0%	4.2396%	118	2.18x	11.5%	59.6%	55.2%

Minimum: 24.6%
Maximum: 68.4%
Weighted Average: 55.2%

A-2-7

Annex A-2

Mortgage Pool Information

Amortization Type

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Amortization Type	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Interest Only	14	$602,350,000	57.2%	4.0748%	117	2.45x	10.8%	56.9%	56.9%
Partial Interest Only	11	$240,528,500	22.8%	4.3885%	120	1.77x	11.8%	64.7%	56.9%
Amortizing Balloon	20	$210,847,318	20.0%	4.5406%	118	1.86x	13.1%	61.7%	48.6%
Total/Wtd. Avg.	45	$1,053,725,818	100.0%	4.2396%	118	2.18x	11.5%	59.6%	55.2%

Underwritten NOI Debt Yield

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Underwritten NOI Debt Yield (%)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
8.0 - 8.5	5	$141,250,000	13.4%	4.2786%	120	1.83x	8.2%	59.9%	59.9%
8.6 - 9.0	1	$66,400,000	6.3%	4.3550%	123	1.82x	8.6%	64.6%	64.6%
9.1 - 9.5	7	$92,118,219	8.7%	4.4205%	123	1.48x	9.4%	68.2%	61.1%
9.6 - 10.0	6	$58,088,500	5.5%	4.6953%	127	1.40x	9.8%	69.2%	55.5%
10.1 - 11.0	7	$240,446,160	22.8%	3.9350%	119	2.31x	10.2%	65.3%	63.8%
11.1 - 12.0	2	$20,250,000	1.9%	4.3055%	59	2.39x	11.3%	63.9%	63.9%
12.1 - 15.0	13	$336,238,791	31.9%	4.4024%	117	2.08x	13.2%	58.2%	50.7%
15.1 - 20.7	4	$98,934,148	9.4%	3.8442%	117	4.01x	18.2%	32.7%	29.2%
Total/Wtd. Avg.	45	$1,053,725,818	100.0%	4.2396%	118	2.18x	11.5%	59.6%	55.2%

Minimum: 8.0%
Maximum: 20.7%
Weighted Average: 11.5%

California

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
State	Mtg. Properties	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Southern California	6	$189,433,150	18.0%	4.0742%	114	3.04x	13.9%	43.5%	42.8%
Northern California	4	$55,220,148	5.2%	3.9566%	112	2.73x	14.5%	51.0%	46.6%
Total:	10	$244,653,298	23.2%	4.0477%	114	2.97x	14.0%	45.2%	43.7%

A-2-8

ANNEX A-3

SUMMARIES OF THE FIFTEEN LARGEST MORTGAGE LOANS OR GROUPS OF CROSS-COLLATERALIZED MORTGAGE LOANS

A-3-1

BANK 2017-BNK9	Duane Morris Plaza

Mortgage Loan No. 1 – Duane Morris Plaza

A-3-2

BANK 2017-BNK9	Duane Morris Plaza

Mortgage Loan No. 1 – Duane Morris Plaza

Floors						
20	Wells Fargo Advisors 21,201 SF 2025	Greater Philadelphia Tourism 10,386 SF 2022				
19	Cohen, Seglias, Pallas, Green 31,609 SF 2020					
18	Volpe & Koenig, PC 31,609 SF 2031					
17	JLT RE (North America) Inc. 31,609 SF 2028					
16	Allied World Assurance 13,772 SF 2024	North Highland Co. 8,750 SF 2022	Wells Fargo Advisors 2,801 SF 2025	RTD Financial Advisors 4,919 SF 2022		
15	Pennsylvania Compensation Rati 21,402 SF 2023	Court Reporting Cost Containment 2,599 SF 2020	E-Reporting Stenographic 6,164 SF 2020			
14	International Business Machines 10,142 SF 2019	Convene 15,142 SF 2029	Berkley Underwriting Managers 5,348 SF 2019			
13	Convene 16,599 SF 2029	Convene 14,033 SF 2029				
12	Duane Morris 30,632 SF 2026					
11	Duane Morris 30,632 SF 2026					
10	Duane Morris 30,632 SF 2026					
9	Duane Morris 30,632 SF 2026					
8	National Multiple Sclerosis 12,307 SF 2021	Geis Realty Group 4,727 SF 2020	Berkley Public Entity 5,279 SF 2019	DEDC 2,174 SF 2023	Management Office 2,134 SF	Diversant 3,411 SF 2022
7	Vacant 11,098 SF	RSM McGladrey 7,556 SF 2024	RSM McGladrey 11,978 SF 2024			
6	Duane Morris 30,632 SF 2026					
5	Duane Morris 30,632 SF 2026					
4	Duane Morris 30,632 SF 2026					
3	Duane Morris 30,632 SF 2026					
2	University of Phoenix 17,116 SF 2023	Vacant 13,516 SF				
1	Replica Global LLC 1,398 SF 2023	Green Eggs Café 5,162 SF 2029	Tria Wine Garden 2,550 SF 2028			
L	Replica Global LLC 2,723 SF 2023	Vacant 7,100 SF	Tria Wine Garden 1,000 SF 2028			

Vacant | Building | 2019 – 2020 | 2021 – 2022 | 2023 – 2024 | 2025+

A-3-3

BANK 2017-BNK9	Duane Morris Plaza

Mortgage Loan No. 1 – Duane Morris Plaza

PHILADELPHIA
Center City
Rittenhouse
Spring Garden
Fairmount
FAIRMOUNT PARK
Duane Morris Plaza
30 South 17th Street
Philadelphia, PA 19103
Eastern State Penitentiary Natl. Historic Landmark
Francisville Playground
Perelman Building of the Phila. Museum of Art
Philadelphia Museum of Art
Von Colln Memorial Field
Rodin Museum
Barnes Foundation
Free Library of Philadelphia
Community College of Philadelphia
Matthias Baldwin Park
Franklin Institute
Logan Square
Cathedral Basilica of Saints Peter & Paul
Hahnemann University Hospital
Academy of Natural Sciences
1 & 2 Logan Square
3 Logan Square
Friends Center
Penn. Academy of Fine Arts
Pennsylvania Convention Center
READING TERMINAL MARKET
Comcast Innovation and Technology Ctr. (Under Constr.)
Comcast Center
Love Park
Municipal Services Building
30th Street Station
PECO Building
Commerce Square
5 Penn Center
2 Penn Center
City Hall
Philadelphia Marriott Downtown
Aramak Tower
Cira Center South
Philadelphia Stock Exch.
1818 Market
One & Two Liberty Place
Centre Square
THE SHOPS AT LIBERTY PLACE
Ritz-Carlton Philadelphia
Loews Philadelphia
Mütter Museum
Mann Center for the Performing Arts
Forrest Theatre
Hyatt at the Bellevue
Rittenhouse Square
Radisson Plaza-Warwick Hotel Philadelphia
Academy of Music
Verizon Hall
University of the Arts
Schuylkill River
Fairmount Ave
Green St
Pennsylvania Ave
Spring Garden St
Hamilton St
Ben Franklin Pkwy
Callowhill St
Vine St
Vine Street Expwy
Race St
Arch St
JFK Blvd
Market St
Chestnut St
Locust St
Spruce St
Pine St
Lombard St
South St
Bainbridge St
Ridge Ave
Corinthian Ave
N 25th St
N 24th St
N 23rd St
N 22nd St
N 21st St
N 20th St
N 19th St
N 18th St
N 17th St
N 16th St
N 15th St
N Broad St
N 13th St
N 12th St
N 11th St
S 19th St
S 18th St
S 17th St
S 16th St
S 15th St
S Broad St
BROAD STREET LINE
MARKET-FRANKFORD LINE
SEPTA
Suburban
PATCO
FAIRMOUNT
SPRING GARDEN
RACE-VINE
CITY HALL
WALNUT-LOCUST
LOMBARD-SOUTH
30th Street
30TH
22ND
19TH
15TH
13TH
11TH
Market East
15TH/16TH
12TH/13TH
To 95
676
30
76
3
611
PENNSYLVANIA
NEW JERSEY
Flemington
Quakertown
Franklin Township
Hopewell
Lambertville
Princeton
Doylestown
Harleysville
Pottstown
Montgomeryville
Lansdale
Newtown
TRENTON
Hamilton Twp
Horsham
Phoenixville
Norristown
King of Prussia
Abington
Levittown
Bensalem
Burlington
Conshohocken
Malvern
Wayne
Ardmore
PHILADELPHIA
Moorestown
Mount Holly
Media
Springfield
CAMDEN
Mount Laurel
Chester Heights
Chester
Cherry Hill
Medford Township
Woodbury
Bellmawr
Lindenwold
Gloucester Township
DE
WILMINGTON
Swedesboro

A-3-4

BANK 2017-BNK9	Duane Morris Plaza

Mortgage Loan No. 1 – Duane Morris Plaza

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	WFB			Single Asset/Portfolio:	Single Asset
Original Balance:	$105,300,000			Location:	Philadelphia, PA 19103
Cut-off Date Balance:	$105,300,000			General Property Type:	Office
% of Initial Pool Balance:	9.99%			Detailed Property Type:	CBD
Loan Purpose:	Acquisition			Title Vesting:	Fee
Sponsor:	Oaktree Pinnacle Investment Fund, L.P.			Year Built/Renovated:	1975/2002
Mortgage Rate:	3.8440%			Size:	617,476 SF
Note Date:	11/7/2017			Cut-off Date Balance per SF:	$171
First Payment Date:	12/11/2017			Maturity Date Balance per SF:	$171
Final Maturity Date:	11/11/2027			Property Manager:	NAI Geis Realty Group, Inc.
Original Term:	120 months
Original Amortization Term:	0 months
IO Period:	120 months
Seasoning:	1 month
Prepayment Provisions:	LO (25); DEF/YM1 (88); O (7)
Lockbox/Cash Mgmt Status:	Hard/Springing			Underwriting and Financial Information
Additional Debt Type:	N/A			UW NOI:	$10,624,718
Additional Debt Balance:	N/A			UW NOI Debt Yield:	10.1%
Future Debt Permitted (Type)(1):	Yes (Mezzanine)			UW NOI Debt Yield at Maturity:	10.1%
Reserves(2)				UW NCF DSCR:	2.40x
Type	Initial	Monthly	Cap	Most Recent NOI:	$9,296,133 (10/31/2017 TTM)
RE Tax:	$0	Springing	N/A	2nd Most Recent NOI:	$9,980,202 (12/31/2016)
Insurance:	$0	Springing	N/A	3rd Most Recent NOI(3):	$9,181,861 (3/31/2016 TTM)
Elevator/Generator Reserve:	$1,090,293	$0	N/A	Most Recent Occupancy:	94.8% (11/1/2017)
Replacement Reserve:	$0	Springing	N/A	2nd Most Recent Occupancy:	91.5% (12/31/2016)
Leasing Reserves:	$0	Springing	N/A	3rd Most Recent Occupancy:	95.6% (12/31/2015)
Rent Concession Reserves:	$2,532,274	$0	N/A	Appraised Value (as of)(4):	$154,000,000 (10/6/2017)
Existing TI/LC Reserves:	$4,511,095	$0	N/A	Cut-off Date LTV Ratio(5):	68.4%
Duane Morris Existing TI/LC and Rent Concession Reserve:	$6,650,884	$0	N/A	Maturity Date LTV Ratio(5):	68.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$105,300,000	67.2%	Purchase Price:	$145,800,000	93.1%
Borrower Sponsor Equity:	$51,338,490	32.8%	Seller Credit(6):	($8,366,151)	(5.3%)
			Upfront Reserve:	$14,784,546	9.4%
			Closing Costs:	$4,420,095	2.8%
Total Sources:	$156,638,490	100.0%	Total Uses:	$156,638,490	100.0%

(1)	See “Mezzanine Loan and Preferred Equity” below.

(2)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(3)	Cash flow statements for January through March 2015 are not available due to the seller’s acquisition of the Duane Morris Plaza Property in early 2015.

(4)	The Appraised Value shown is based on the appraiser’s Hypothetical Value Upon Completion, which assumes certain outstanding capital improvements and tenant improvements have been completed and certain rent abatement periods have ended. All of the related capital improvements, tenant improvements and rent abatements were reserved for upon the origination of the Duane Morris Plaza Mortgage Loan (as defined below) (see “Escrows and Reserves” below).

(5)	The Cut-off Date LTV Ratio and Maturity Date LTV Ratio shown are based on the appraiser’s Hypothetical Value Upon Completion. Based on the as-is appraised value of $146,000,000 (as of October 6, 2017), the Cut-off Date LTV Ratio and Maturity Date LTV Ratio are approximately 72.1%.

(6)	The seller credit represents certain outstanding tenant improvement obligations, leasing commissions and rent abatements owed to existing tenants. The seller credit is comprised of $1,063,762 for base rent, $747,675 for security deposits, $1,306,395 for outstanding capital projects, $3,456,785 for outstanding TI/LCs, $1,699,976 for rent abatements, and $91,557 in other prorations associated with loan closing.

The Mortgage Loan. The largest mortgage loan (the “Duane Morris Plaza Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $105,300,000 and is secured by a first priority fee mortgage encumbering a 617,476 SF Class A office tower located in Philadelphia, Pennsylvania (the “Duane Morris Plaza Property”). The proceeds of the Duane Morris Plaza Mortgage Loan, along with approximately $51.3 million of equity from the borrower sponsor, were used to facilitate the acquisition of the Duane Morris Plaza Property.

A-3-5

BANK 2017-BNK9	Duane Morris Plaza

The Borrower and the Sponsor. The borrower is 30 South 17 Property Owner, LLC (the “Duane Morris Plaza Borrower”), a single-purpose Delaware limited liability company structured to be bankruptcy-remote, with two independent directors. The sponsor and the nonrecourse carve-out guarantor of the Duane Morris Plaza Mortgage Loan is Oaktree Pinnacle Investment Fund, L.P. In lieu of including the guarantor as an indemnitor on the environmental indemnity agreement, the lender obtained an environmental insurance policy with a $1.0 million limit per claim with a 13-year term and $25,000 deductible.

Oaktree Pinnacle Investment Fund, L.P. is the operating partnership of Oaktree Capital Management (“Oaktree”), a leading global alternative investment management firm. Oaktree’s clients include 75 of the 100 largest U.S. pension plans, over 400 corporations around the world, over 350 endowments and foundations globally, 16 sovereign wealth funds and 38 of the 50 primary state retirement plans in the United States. Oaktree comprises over 900 employees in 18 cities across four continents. As of September 30, 2017, Oaktree had approximately $100 billion in assets under management.

The Property. The Duane Morris Plaza Property consists of the fee interest in a 20-story, Class A office building totaling 617,476 SF, located in the central business district of Philadelphia, Pennsylvania, more commonly known as Center City Philadelphia. The Duane Morris Plaza Property was built in 1975 and renovated in 2002 and has since 2002 served as the headquarters for Duane Morris LLP (“Duane Morris”). Aside from Duane Morris, no tenant accounts for more than 7.4% of NRA or 9.3% of underwritten rent.

The Duane Morris Plaza Property is located one block south of Market Street and has frontage along both 17th and 18th streets. The Duane Morris Plaza Property features an open plaza area in front of the main lobby entrance on 17th Street and features flexible floor plates that can accommodate full floor users or multi-tenant configurations. Duane Morris operates a private cafeteria within the building, which can be accessed from the lobby or an exterior entrance from 17th Street. The 18th Street frontage of the Duane Morris Plaza Property is leased to two restaurants that are expected to open in early 2018: the Tria Wine Bar and Green Eggs Café. The Duane Morris Plaza Property contains an 88-space subterranean parking garage, resulting in a parking ratio of 0.1 spaces per 1,000 SF of NRA. As of November 1, 2017, the Duane Morris Plaza Property was 94.8% leased to 27 tenants.

Major Tenants.

Duane Morris (257,021 SF, 41.6% NRA, 36.8% of underwritten rent). Duane Morris, ranked number 71 of the top 100 law firms in the United States according to a third-party law publication, occupies eight floors totaling 257,021 SF at the Duane Morris Plaza Property. Over the past 19 years, Duane Morris has tripled in size to more than 750 attorneys across 29 offices in the United States, United Kingdom and Asia; and the firm has experienced an approximate 7.8% increase in gross revenue from $421.5 million in 2013 to $454.5 million in 2016. Revenue per lawyer and profits per equity partner also saw growth during this period of 2.2% and 7.4%, respectively. Duane Morris has consistently been nationally ranked in multiple segments, including appellate, banking and finance, bankruptcy, construction, corporate healthcare, immigration, insurance, IP litigation and patent litigation.

The following table presents certain information relating to the major tenants at the Duane Morris Plaza Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Rent(3)	% of Total Annual UW Rent	Annual UW Rent PSF(3)(4)	Lease Expiration
Major Tenant
Duane Morris	NR/NR/NR	257,021	41.6%	$5,322,523(5)(6)	36.8%	$20.71(5)(6)	3/31/2026(7)(8)
Convene	NR/NR/NR	45,774	7.4%	$1,352,139(9)	9.3%	$29.54(9)	6/30/2029
Volpe & Koenig, PC	NR/NR/NR	31,609	5.1%	$932,466(10)	6.4%	$29.50(10)	2/7/2031
JLT RE (North America) Inc.	BBB/Baa3/BBB	31,609	5.1%	$908,759	6.3%	$28.75	4/30/2028(11)
Cohen, Seglias, Pallas, Green	NR/NR/NR	31,609	5.1%	$853,443	5.9%	$27.00	10/31/2020
Wells Fargo Advisors	A+/A2/A	24,002	3.9%	$612,051(12)	4.2%	$25.50(12)	3/31/2025
Subtotal/Wtd. Avg.		421,624	68.3%	$9,981,380	68.9%	$23.67

Other Tenants		163,597	26.5%	$4,499,166	31.1%	$27.50
Vacant Space		32,255	5.2%	$0	0.0%	$0.00
Total/Wtd. Avg.		617,476	100.0%	$14,480,546	100.0%	$24.74

(1)	Information is based on the underwritten rent roll as of November 2017.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Annual UW Rent is based on the rent roll as of November 2017. Contractual rent steps amounting to $752,706 were underwritten through October 31, 2018, including rent averaging for Duane Morris.

(4)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.

(5)	The Annual UW Rent and Annual UW Rent PSF for Duane Morris is based on the tenant’s average rental rate over the remaining term of its lease. Duane Morris’ current contractual rental rate is $18.50 PSF. Duane Morris is on a triple net lease, while other tenant leases at the Duane Morris Plaza Property are modified gross.

(6)	Duane Morris has a one-month free rent period in January 2018. An upfront rent concession reserve was deposited by the Duane Morris Plaza Borrower (see “Escrows and Reserves” below).

(7)	Duane Morris has the right to contract its space by one full floor (either the 3rd, 6th, 9th or 12th floor) on September 1, 2022 upon 12 months’ written notice and payment of a termination fee equal to $854,192 (approximately $27.88 PSF). Duane Morris currently occupies eight full floors at the Duane Morris Plaza Property.

(8)	Duane Morris has two, five-year renewal options and one, three-year option at fair market value.

(9)	Convene will pay abated rent of $8.60 PSF through April 2018, $17.80 PSF from May 2018 through June 2018, and $21.44 PSF from July 2020 through October 2020. An upfront rent concession reserve was deposited by the Duane Morris Plaza Borrower (see “Escrows and Reserves” below).

(10)	Volpe & Koenig, PC will receive full monthly rent abatement for nine total months occurring from 2018 to 2021. An upfront rent concession reserve was deposited by the Duane Morris Plaza Borrower (see “Escrows and Reserves” below).

(11)	JLT RE (North America) Inc. has the right to terminate its lease on September 30, 2022 upon 12 months’ written notice and payment of a termination fee equal to $1,854,946 (approximately $58.68 PSF).

(12)	Wells Fargo Advisors has a free rent period through March 2018. An upfront rent concession reserve was deposited by the Duane Morris Plaza Borrower (see “Escrows and Reserves” below).

A-3-6

BANK 2017-BNK9	Duane Morris Plaza

The following table presents certain information relating to the lease rollover schedule at the Duane Morris Plaza Property:

Lease Rollover Schedule(1)
Year	# of Leases Rolling	SF Rolling	Annual UW Rent PSF Rolling(2)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2017	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2018	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2019	3	20,769	$28.92	3.4%	3.4%	$600,687	4.1%	4.1%
2020	4	45,099	$26.81	7.3%	10.7%	$1,209,256	8.4%	12.5%
2021	1	12,307	$27.00	2.0%	12.7%	$332,289	2.3%	14.8%
2022	4	27,466	$27.24	4.4%	17.1%	$748,116	5.2%	20.0%
2023	5	45,413	$26.58	7.4%	24.5%	$1,206,908	8.3%	28.3%
2024	3	33,306	$27.06	5.4%	29.9%	$901,180	6.2%	34.5%
2025	2	24,002	$25.50	3.9%	33.7%	$612,051	4.2%	38.7%
2026	3	257,021	$20.71	41.6%	75.4%	$5,322,523	36.8%	75.5%
2027 & Beyond	9	119,838	$29.60	19.4%	94.8%	$3,547,537	24.5%	100.0%
Vacant	0	32,255	$0.00	5.2%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	34	617,476	$24.74	100.0%		$14,480,546	100.0%

(1)	Information is based on the underwritten rent roll as of November 2017.

(2)	Wtd. Avg. Annual UW Rent PSF Rolling excludes vacant space.

The Market. The Duane Morris Plaza Property is located in the central business district of Philadelphia, Pennsylvania, more commonly known as Center City Philadelphia. The Philadelphia metropolitan statistical area is home to over 6.0 million people, making it the sixth-largest metropolitan area in the United States. The City of Philadelphia has experienced significant population growth since 2006, as its population has increased by an average of 0.5% annually. The Duane Morris Plaza Property is situated two blocks west of City Hall, and one block south of Market Street, between 17th and 18th streets. The Duane Morris Plaza Property is located less than one mile from the Pennsylvania Convention Center and Philadelphia’s 30th Street Station. The Pennsylvania Convention Center contains more than 679,000 SF of exhibit hall space with seven halls and 82 meeting rooms, including the largest ballroom in the Northeast. Philadelphia’s 30th Street Station is one of the country’s last remaining grand terminals and experiences more than 4 million passengers annually, making it Amtrak’s third busiest hub in the nation.

According to a third party market research report, the Duane Morris Plaza Property is located within the Market Street West office submarket. As of the third quarter of 2017, the Market Street West office submarket contained approximately 39.0 million SF of inventory with an average vacancy rate of 8.2% and year-to-date net absorption of 525,121 SF. For the same period, Philadelphia’s overall office market contained approximately 424.2 million SF of office space with an average vacancy rate of 8.3% and year-to-date net absorption of 467,848 SF. The Market Street West submarket Class A office space reported third quarter average asking rents of $34.42 PSF, compared to the central business district average of $31.30 PSF and the greater Philadelphia average of $28.01 PSF. The appraiser concluded to a market rent for the office space at the Duane Morris Plaza Property of $30.50 PSF, modified gross.

The following table presents certain information relating to comparable office leases to the Duane Morris Plaza Property:

Comparable Leases Summary
Property Name/Location	Year Built	Size SF	Total Occupancy	Tenant Name	Lease Date/Term	Lease Area (SF)	Annual In Place Rent PSF	Lease Type
Duane Morris Plaza Property Philadelphia, PA	1975	617,476	94.8%	Duane Morris	Sep. 2016 / 9.5 Yrs	257,021	$18.50(1)	NNN
Beneficial Bank Place Philadelphia, PA	1972	988,206	88.3%	Market Research Partners	June 2018 / 11.0 Yrs	23,673	$32.00	MG
Four Penn Center Philadelphia, PA	1964	524,462	79.3%	Bank of America	March 2017 / 10.0 Yrs	34,124	$27.00	MG
Two Logan Square Philadelphia, PA	1988	708,844	97.1%	Comcast	Oct. 2016 / 5.0 Yrs	44,398	$31.00	MG
Two Liberty Place Philadelphia, PA	1990	940,654	90.4%	Eckert Seamans	Oct. 2016 / 16.0 Yrs	52,931	$31.50	MG
Two Liberty Place Philadelphia, PA	1990	940,654	90.4%	Cigna	Sept. 2015 / 12.0 Yrs	322,086	$31.00	MG
Philadelphia Stock Exchange Building Philadelphia, PA	1981	456,922	84.2%	Independence Blue Cross	June 2015 / 18.0 Yrs	227,974	$28.00	MG

Source: Appraisal, underwritten rent roll and third party market research report.

(1)	Represents Duane Morris’ current in-place rent. The tenant’s underwritten rent of $20.71 PSF represents the average over its remaining lease term. The underwritten reimbursements for Duane Morris equate to approximately $11.92 PSF.

A-3-7

BANK 2017-BNK9	Duane Morris Plaza

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Duane Morris Plaza Property:

Cash Flow Analysis
	2014	3/31/2016 TTM(1)	2016	10/31/2017 TTM	UW	UW PSF
Base Rent	$12,376,061	$11,952,708	$13,016,875	$12,631,960	$15,322,965	$24.82
Total Recoveries	$3,140,265	$3,456,385	$3,178,523	$2,816,114	$3,659,675	$5.93
Other Income	$299,970	$306,700	$351,651	$351,656	$351,656	$0.57
Less Vacancy & Credit Loss	$0	$0	$0	$0	($1,539,071)	($2.49)
Effective Gross Income	$15,816,296	$15,715,792	$16,547,049	$15,799,730	$17,795,225	$28.82
Total Operating Expenses	$7,025,390	$6,533,931	$6,566,847	$6,503,597	$7,170,507	$11.61
Net Operating Income	$8,790,906	$9,181,861	$9,980,202	$9,296,133	$10,624,718(2)	$17.21
Replacement Reserves	$0	$0	$0	$0	$123,495	$0.20
Tenant Improvements	$0	$0	$0	$0	$453,444	$0.73
Leasing Commissions	$0	$0	$0	$0	$185,930	$0.30
Net Cash Flow	$8,790,906	$9,181,861	$9,980,202	$9,296,133	$9,861,849	$15.97

Occupancy %	92.2%	95.6%(3)	91.5%	94.8%(4)	90.0%(4)
NOI DSCR	2.14x	2.24x	2.43x	2.27x	2.59x
NCF DSCR	2.14x	2.24x	2.43x	2.27x	2.40x
NOI Debt Yield	8.3%	8.7%	9.5%	8.8%	10.1%
NCF Debt Yield	8.3%	8.7%	9.5%	8.8%	9.4%

(1)	Cash flow statements for January through March 2015 are not available due to the seller’s acquisition of the Duane Morris Plaza Property in early 2015.

(2)	UW Net Operating Income is higher than the most recent Net Operating Income due primarily to a four-month free rent period for Duane Morris from November 2016 through February 2017.

(3)	The physical occupancy was 95.6% as of 12/31/2015.

(4)	The underwritten economic vacancy is 10.0%. The Duane Morris Plaza Property was 94.8% leased as of November 1, 2017.

Escrows and Reserves. At loan origination, the Duane Morris Plaza Borrower deposited $1,090,293 for amounts payable under contracts for elevator and generator maintenance that are required to satisfy obligations under the Duane Morris lease.

At loan origination, the Duane Morris Plaza Borrower deposited $2,532,274 for rent concessions related to seven tenants (for leases other than the Duane Morris lease) and $4,511,095 for existing TI/LC obligations (for leases other than the Duane Morris lease). The Duane Morris Plaza Borrower also deposited $6,650,884 for existing TI/LC obligations ($6,254,643; “Duane Morris TI/LC Obligations”) and rent concessions ($396,241) related to the Duane Morris lease. Beginning on September 1, 2019, approximately $3.9 million of the Duane Morris TI/LC Obligations will be made available for expenses incurred after May 27, 2016; beginning September 1, 2020, any unused portion of such allowance may be used by the tenant towards monthly rent.

The Duane Morris Plaza Mortgage Loan documents do not require ongoing monthly escrows for taxes, insurance premiums, replacement reserves or TI/LC as long as (i) no Cash Trap Event Period (see “Lockbox and Cash Management” below) has occurred and is continuing; (ii) with respect to taxes, the Duane Morris Plaza Borrower provides the lender with evidence that the Duane Morris Plaza Property taxes have been paid; and (iii) with respect to insurance premiums, the Duane Morris Plaza Borrower provides the lender with evidence that the Duane Morris Plaza Property is insured via an acceptable blanket policy and such policy is in full force and effect.

The Duane Morris Plaza Mortgage Loan documents require monthly escrows of excess cash for potential re-leasing costs related to the Duane Morris space upon the occurrence and continuance of a Duane Morris Sweep Period (as defined below).

A “Duane Morris Sweep Period” will commence upon the occurrence of any of the following; provided, however, that a Duane Morris Sweep Period will not commence if the net cash flow debt yield excluding any income from the Duane Morris lease is equal to or greater than the net cash flow debt yield at origination including income from the Duane Morris lease (9.4%):

(i)	The date that is 15 months prior to the Duane Morris lease expiration date;

(ii)	50% or more of the Duane Morris space is subleased to one or more sublease tenants;

(iii)	the occurrence of a monetary or material non-monetary default under the Duane Morris lease; or

(iv)	any filing by or against Duane Morris under any creditors rights law resulting in the rejection of the Duane Morris lease.

A Duane Morris Sweep Period will end upon the occurrence of the following:

●	With regard to clause (i) above, upon the occurrence of a Duane Morris Re-Leasing Event (as defined below);

●	With regard to clause (ii) above, upon the occurrence of (a) a Duane Morris Re-Leasing Event or (b) a Duane Morris Sweep Cap Event (as defined below);

●	With regard to clause (iii) above, upon the occurrence of (a) a Duane Morris Re-Leasing Event, (b) a Duane Morris Sweep Cap Event, or (c) the date that is six months following the date of the cure of such event of default; and

●	With regard to clause (iv) above, upon the occurrence of (a) a Duane Morris Re-Leasing Event, (b) a Duane Morris Sweep Cap Event, or (c) any applicable proceeding having been terminated and/or the Duane Morris lease having been affirmed and assumed.

A “Duane Morris Re-Leasing Event” will occur upon (i) all or a portion of the Duane Morris space being leased to one or more qualified lessees with terms sufficient to generate a net cash flow debt yield equal to or greater than the net cash flow debt yield at origination, such tenants having commenced paying

A-3-8

BANK 2017-BNK9	Duane Morris Plaza

full unabated rent (or any rent concessions are deposited into a reserve subaccount), and all landlord obligations having been completed and paid (or any outstanding landlord obligations are deposited into a reserve subaccount); or (ii) Duane Morris exercises its renewal option.

A “Duane Morris Sweep Cap Event” will occur upon the amount in the Duane Morris lease reserve being equal to $8,995,735, provided that if Duane Morris enters into an extension or renewal of its lease for less than the entire space under the existing lease, such amount will be proportionately reduced.

Lockbox and Cash Management. A hard lockbox is in place with respect to the Duane Morris Plaza Mortgage Loan, with springing cash management upon the occurrence of a Cash Trap Event Period (as defined below). During a Cash Trap Event Period, all excess cash flow is required to be held in the excess cash flow sub-account as additional security for the Duane Morris Plaza Mortgage Loan (and during a Duane Morris Sweep Period, held for potential leasing costs for the Duane Morris space).

A “Cash Trap Event Period” will commence upon the earlier of the following:

(i)	the occurrence and continuance of an event of default;

(ii)	the net cash flow debt yield being less than 6.50% at the end of any calendar quarter (unless the Duane Morris Borrower deposits with the lender cash or letter of credit in an amount that which, if applied to the outstanding balance of the loan, would cure the debt yield test); or

(iii)	the occurrence of a Duane Morris Sweep Period (see “Escrows and Reserves” above).

A Cash Trap Event Period will end:

●	with regard to clause (i), upon the cure of such event of default;

●	with regard to clause (ii), upon (a) the debt yield being at least 6.50% for two consecutive calendar quarters; or (b) the debt yield being at least 6.75% for one calendar quarter; and

●	with regard to clause (iii), upon the cure of such Duane Morris Sweep Period (as outlined in “Escrows and Reserves” above).

Mezzanine Loan and Preferred Equity. Any time after November 7, 2018, the direct owner of the Duane Morris Plaza Borrower is permitted to obtain a mezzanine loan issued by a Qualified Mezzanine Lender (as defined below) secured by the direct ownership interests in the Duane Morris Plaza Borrower upon satisfaction of certain terms and conditions including, among others, (i) no monetary or material non-monetary event of default has occurred and is continuing, (ii) the combined loan-to-value ratio is less than or equal to 68.4%, (iii) the combined debt yield is equal to or greater than 9.1%, (iv) the mortgage and mezzanine lenders enter into an intercreditor agreement acceptable to the lender, (v) delivery of rating agency confirmation and (vi) such mezzanine loan has a maturity date no earlier than that of the Duane Morris Plaza Mortgage Loan.

A “Qualified Mezzanine Lender” is an institution that, among other requirements outlined in the loan documents, (i) has total real estate assets (in name or management) in excess of $300,000,000 or capital/statutory surplus of shareholder’s equity in excess of $100,000,000; and (ii) is regularly engaged in the business of making or owning commercial real estate loans or operating commercial mortgage properties.

Release of Property. Not permitted.

Terrorism Insurance. The Duane Morris Plaza Mortgage Loan documents require that the “all risk” insurance policy required to be maintained by the Duane Morris Plaza Borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Duane Morris Plaza Property (provided that the Duane Morris Plaza Borrower is not required to pay terrorism insurance premiums in excess of two times the premium for all risk and business interruption coverage if the Terrorism Risk Insurance Program Reauthorization Act is no longer in effect). The loan documents also require business interruption insurance covering no less than the 24-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

A-3-9

BANK 2017-BNK9	Griffin Portfolio

Mortgage Loan No. 2 – Griffin Portfolio

A-3-10

BANK 2017-BNK9	Griffin Portfolio

Mortgage Loan No. 2 – Griffin Portfolio

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Columbia
Roswell
Decatur
ATLANTA
Athens
Augusta
SOUTH CAROLINA
GEORGIA
Macon
Charleston
Columbus
Savannah
Atlantic Ocean

Griffin Portfolio

1	Restoration Hardware Distribution	Patterson, CA
2	State Farm Regional HQ	Atlanta, GA
3	North Pointe I	West Chester, OH
4	Corporate Campus at Norterra	Phoenix, AZ
5	CHRISTUS Health HQ	Irving, TX
6	Duke Bridges I	Frisco, TX
7	Wells Fargo Operations Center	Charlotte, NC
8	Ace Hardware HQ	Oak Brook, IL
9	Royal Ridge V	Irving, TX
10	Comcast Regional HQ	Lynnwood, WA

A-3-11

BANK 2017-BNK9	Griffin Portfolio

Mortgage Loan No. 2 – Griffin Portfolio

Mortgage Loan Information				Property Information
Mortgage Loan Seller:		BANA		Single Asset/Portfolio:	Portfolio
Original Balance(1):		$96,250,000		Location:	Various
Cut-off Date Balance(1):		$96,250,000		General Property Type:	Various
% of Initial Pool Balance:		9.1%		Detailed Property Type:	Various
Loan Purpose:		Recapitalization		Title Vesting:	Fee
Sponsor:		Griffin Capital Company, LLC		Year Built/Renovated:	Various/Various
Mortgage Rate:		3.7700%		Size:	3,708,698 SF
Note Date:		9/29/2017		Cut-off Date Balance per SF(1):	$101
First Payment Date:		11/1/2017		Maturity Date Balance per SF(1):	$101
Maturity Date:		10/1/2027		Property Manager:	Griffin Capital Essential Asset Property Management, LLC
Original Term to Maturity:		120 months			(borrower-related)
Original Amortization Term:		0 months
IO Period:		120 months		Underwriting and Financial Information
Seasoning:		2 months		UW NOI:	$38,310,729
Prepayment Provisions:		LO (24); YM1 (90); O (6)		UW NOI Debt Yield(1):	10.2%
Lockbox/Cash Mgmt Status:		Hard/Springing		UW NOI Debt Yield at Maturity(1):	10.2%
Additional Debt Type(1)(2):		Pari Passu		UW NCF DSCR(1):	2.49x
Additional Debt Balance(1)(2):		$278,750,000		Most Recent NOI:	$36,689,111 (6/30/2017 TTM)
Future Debt Permitted (Type):		No (N/A)		2nd Most Recent NOI:	$36,419,432 (12/31/2016)
Reserves(3)				3rd Most Recent NOI(4):	$26,778,722 (12/31/2015)
Type	Initial	Monthly	Cap	Most Recent Occupancy:	98.4% (Various)
RE Tax:	$930,000	$466,667	N/A	2nd Most Recent Occupancy:	98.4% (12/31/2016)
Insurance:	$0	Springing	N/A	3rd Most Recent Occupancy:	98.4% (12/31/2015)
Recurring Replacements:	$0	Springing	(3)	Appraised Value (as of)(5):	$610,000,000 (9/21/2017)
TI/LC	$0	Springing	(3)	Cut-off Date LTV Ratio(1)(5):	61.5%
Other Reserves:	$5,657,511	$0	N/A	Maturity Date LTV Ratio(1)(5):	61.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$375,000,000	100.0%	Return of Equity(6):	$363,553,632	96.9%
			Reserves:	$6,587,511	1.8%
			Closing Costs:	$4,858,857	1.3%
Total Sources:	$375,000,000	100.0%	Total Uses:	$375,000,000	100.0%

(1)	The Griffin Portfolio Mortgage Loan (as defined below) is part of the Griffin Portfolio Whole Loan (as defined below), which is comprised of ten pari passu promissory notes with an aggregate original principal balance of $375,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the Griffin Portfolio Whole Loan.

(2)	See “The Mortgage Loan” and “Additional Secured Indebtedness (not including trade debts)” below for further discussion of additional debt.

(3)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(4)	3rd Most Recent NOI includes only partial year cash flow for the Restoration Hardware Distribution property which, has a single tenant lease that commenced in August 2015, and does not include any cash flow for the Royal Ridge V property, which has a single tenant lease that commenced in December 2015.

(5)	The appraiser provided a bulk portfolio value for the Griffin Portfolio Properties (as defined below) of $610,000,000, which includes a portfolio premium of $17,940,000 over the aggregate “as is” appraised values for the individual Griffin Portfolio Properties. The aggregate “as is” appraised values for the individual Griffin Portfolio Properties is $592,060,000, which results in a Cut-off Date LTV Ratio and a Maturity Date LTV Ratio of 63.3%.

(6)	Proceeds from the Griffin Portfolio Whole Loan were used to return equity to the Griffin Portfolio Whole Loan sponsor to pay down a portion of the sponsor’s credit facility. The Griffin Portfolio Whole Loan sponsor maintains a current cost basis in the Griffin Portfolio Properties of approximately $522.5 million.

The Mortgage Loan. The second largest mortgage loan (the “Griffin Portfolio Mortgage Loan”) is part of a whole loan (the “Griffin Portfolio Whole Loan”) evidenced by ten pari passu promissory notes in the aggregate original principal amount of $375,000,000, all of which are secured by the fee interests in a portfolio of nine office properties and one distribution facility located in eight different states and totaling 3,708,698 SF (the “Griffin Portfolio Properties”). The non-controlling Promissory Note A-1-2 in the original aggregate principal amount of $96,250,000 represents the Griffin Portfolio Mortgage Loan and will be included in the BANK 2017-BNK9 securitization trust. A summary of the remaining promissory notes (the “Griffin Portfolio Serviced Pari Passu Companion Loans”) is shown in the table below. The Griffin Portfolio Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BANK 2017-BNK8 securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Preliminary Prospectus.

A-3-12

BANK 2017-BNK9	Griffin Portfolio

Griffin Portfolio Whole Loan Summary
Notes	Original Balance	Note Holder(1)	Controlling Interest
A-1-1	$100,000,000	BANK 2017-BNK8	Yes
A-1-2	$96,250,000	BANK 2017-BNK9	No
A-1-3	$10,000,000	BANK 2017-BNK8	No
A-2-1	$35,000,000	Deutsche Bank AG, New York Branch	No
A-2-2	$30,000,000	UBS AG	No
A-2-3	$25,000,000	UBS 2017-C5	No
A-2-4	$20,000,000	Deutsche Bank AG, New York Branch	No
A-2-5	$15,000,000	UBS 2017-C5	No
A-2-6	$6,250,000	UBS AG	No
A-3	$37,500,000	KeyBank National Association	No
Griffin Portfolio Whole Loan	$375,000,000

(1)	Certain of the Griffin Portfolio Serviced Pari Passu Companion Loans were sold to UBS AG and KeyBank National Association following the origination of the Griffin Portfolio Whole Loan by Bank of America, N. A. UBS AG subsequently sold the A-2-1 and A-2-4 notes to Deutsche Bank AG, New York Branch.

Proceeds from the Griffin Portfolio Whole Loan were used to return equity to the Griffin Portfolio Whole Loan sponsor to pay down a portion of the sponsor’s credit facility, fund upfront reserves, and pay closing costs.

The Borrowers and the Sponsor. The borrowers are nine Delaware limited liability companies and one Delaware limited partnership, each structured to be bankruptcy-remote with at least two independent directors (individually and collectively, the “Griffin Portfolio Borrowers”). Equity ownership in the Griffin Portfolio Borrowers is held by Griffin Capital Essential Asset REIT Inc., a Maryland corporation. Griffin Capital Essential Asset REIT Inc. is the nonrecourse carve-out guarantor for the Griffin Portfolio Whole Loan and is a real estate investment trust that invests in single-tenant, office and industrial properties net leased on a long term basis to primarily credit rated corporate tenants. As of June 30, 2017, Griffin Capital Essential Asset REIT Inc. had a real estate portfolio consisting of 74 properties in 20 states.

Griffin Capital Essential Asset REIT Inc.’s sponsor is Griffin Capital Company, LLC, formerly known as Griffin Capital Corporation. Griffin Capital Company, LLC is the sponsor for the Griffin Portfolio Whole Loan and is an alternative investment asset manager with approximately $9.5 billion in assets under management as of June 30, 2017.

The Properties. The Griffin Portfolio Properties are comprised of nine office buildings and one distribution center that are located across eight different states. The Griffin Portfolio Properties total 3,708,698 SF. The Griffin Portfolio Properties are currently 98.4% leased to sixteen tenants from a range of industries that include insurance, wireless telecommunication services, banking and retail. Each of the major tenants uses the properties as its corporate or regional headquarters or occupies built-to-suit space. The largest individual properties based on net rentable area are the Restoration Hardware Distribution property (40.5% of SF, 16.0% of UW NOI), the State Farm Regional HQ property (15.8% of SF, 20.0% of UW NOI) and the North Pointe I property (11.0% of SF, 11.1% of UW NOI), with no other individual property representing more than 6.8% of SF or 9.9% of UW NOI.

A-3-13

BANK 2017-BNK9	Griffin Portfolio

The following table presents detailed information with respect to each of the Griffin Portfolio Properties.

Griffin Portfolio Properties Summary
Property Name, Location	Major Tenant	Year Built/ Renovated	SF	Occupancy	Allocated Loan Amount (“ALA”)	% of ALA	Appraised Value	% of Appraised Value(2)
Restoration Hardware Distribution 825 Rogers Road Patterson, CA	Restoration Hardware	2015 / N/A	1,501,387	100.0%	$78,000,000	20.8%	$120,000,000	20.3%
State Farm Regional HQ 64 & 66 Perimeter Center East Atlanta, GA	State Farm	1971 & 1985 / 2012	584,785	89.6%	$69,461,000	18.5%	$122,000,000	20.6%
North Pointe I 6440 & 6380 Aviation Way West Chester, OH	General Electric Co.	2010 / N/A	409,798	100.0%	$39,650,000	10.6%	$61,000,000	10.3%
Corporate Campus at Norterra 25500 & 25600 N. Norterra Parkway Phoenix, AZ	Cigna Health Care	2000 / N/A	232,648	100.0%	$39,000,000	10.4%	$60,000,000	10.1%
CHRISTUS Health HQ 919 Hidden Ridge Road Irving, TX	CHRISTUS Health	1997 / 2012	253,340	100.0%	$36,198,500	9.7%	$55,690,000	9.4%
Duke Bridges I 7668 Warren Parkway Frisco, TX	T-Mobile West	2005 / N/A	158,135	100.0%	$27,475,500	7.3%	$42,270,000	7.1%
Wells Fargo Operations Center 8740 Research Drive Charlotte, NC	Wells Fargo Bank	1984 / 2014	155,579	100.0%	$26,975,000	7.2%	$41,500,000	7.0%
Ace Hardware HQ 2200 - 2222 Kensington Court Oak Brook, IL	Ace Hardware Corporation	1974 / 2012	206,030	100.0%	$22,750,000	6.1%	$35,000,000	5.9%
Royal Ridge V 3929 W. John Carpenter Freeway Irving, TX	NEC	2004 / N/A	119,611	100.0%	$21,385,000	5.7%	$32,900,000	5.6%
Comcast Regional HQ 15815 25th Avenue Lynnwood, WA	Comcast	2007 / N/A	87,385	100.0%	$14,105,000	3.8%	$21,700,000	3.7%
Total/Wtd. Avg.			3,708,698	98.4%	$375,000,000	100.0%	$610,000,000(1)	100.0%

(1)	The aggregate of the “as is” appraised values for the individual Griffin Portfolio Properties is $592,060,000. The appraiser provided a bulk portfolio value for the Griffin Portfolio Properties of $610,000,000, which includes a portfolio premium of $17,940,000.

(2)	Calculated as a percentage of the aggregate of the “as is” appraised values for the individual Griffin Portfolio Properties.

Major Properties.

Restoration Hardware Distribution (1,501,387 SF, 40.5% of NRA, 20.8% Allocated Loan Amount). The Restoration Hardware Distribution property is located in Patterson, California, approximately 35 miles southwest of Stockton, California and approximately 14 miles southwest of Modesto, California. The Restoration Hardware Distribution property is a built to suit regional distribution center that is 100.0% leased to Restoration Hardware, Inc. (NYSE: RH). Including the Restoration Hardware Distribution property, Restoration Hardware, Inc. has four furniture and one small parcel distribution centers strategically located in five markets throughout the United States. The Restoration Hardware lease extends through August 31, 2030, contains three, five-year renewal options and requires annual rental increases of 2.0% each August. The Restoration Hardware Distribution property was built in 2015 with 36-foot clear heights throughout the facility and 199 dock-high loading entrances. All entrances are gated and the Restoration Hardware Distribution property includes 372 auto parking spaces and 528 truck parking spaces. Access is provided by Interstate 5 at the Sperry Avenue interchange due south of the Restoration Hardware Distribution property. The immediate area is designed for industrial development, with Amazon.com, CVS Caremark, Grainger and Kohl’s Department Store having distribution centers in close proximity.

State Farm Regional HQ (584,785 SF, 15.8% of SF, 18.5% Allocated Loan Amount). The State Farm Regional HQ property is comprised of 64 Perimeter Center and 66 Perimeter Center, two Class A office buildings connected by an enclosed pedestrian bridge, located in Atlanta, Georgia. 64 Perimeter Center consists of a 15-story, 384,575 SF building built in 1985 and includes a café on the 2nd floor, an entire 15th floor breakroom with market café and 1,146 parking spaces in a 6-story garage. 66 Perimeter Center consists of an 8-story, 200,201 SF building built in 1971 and includes a fitness center on the ground floor and 766 surface parking spaces. Both the 64 Perimeter Center and 66 Perimeter Center buildings were substantially updated in 2012 with an approximately $9 million renovation. The State Farm Regional HQ property is currently 89.6% occupied by State Farm Insurance (86.0% of SF) for use as its regional headquarters, and by BCD Travel USA and Ventyx, Inc. The State Farm Insurance lease extends through December 2023, contains three remaining five-year renewal options and requires annual rental increases of 2.5% each December. Approximately $21.5 million of tenant improvements was invested by State Farm Insurance to their space. State Farm Insurance has another corporate location approximately one mile from the State Farm Regional HQ property known as the Dunwoody campus, to which it is currently adding 670,000 SF of additional office space. The State Farm Regional HQ property is located adjacent to Interstate 285, accessible via the Ashford Dunwoody Road interchange and approximately 2.0 miles from the Georgia 400 expressway.

The State Farm Regional HQ property is subject to a revenue bond lease structure with the Dunwoody Development Authority, whereby for purposes of being able to offer a tax abatement, the Dunwoody Development Authority has sold revenue bonds to the Griffin Portfolio Borrowers in exchange for the fee interest in the State Farm Regional HQ property and leases the property back to the Griffin Portfolio Borrowers at an amount equal to the payments called for by the revenue bonds. The lease and the revenue bonds are co-terminous. The Dunwoody Development Authority has joined the fee interest to the collateral for the Griffin Portfolio Whole Loan. Full (unabated) tax expenses were underwritten by the lender.

North Pointe I (409,798 SF, 11.0% of SF, 10.6% Allocated Loan Amount). The North Pointe I property is comprised of two Class A, LEED-Gold, office buildings located in West Chester, Ohio, approximately 19 miles north of Cincinnati. Each building is 4-stories with a 2-story atrium entrance. The North Pointe I property was completed in 2010 and includes 1,720 surface parking spaces. The North Pointe I property is 100.0% leased through March 31,

A-3-14

BANK 2017-BNK9	Griffin Portfolio

2020 to General Electric Company (NYSE: GE) (“GE”) and was built to suit for GE for use as the GE Aviation’s Product Engineering Center and Worldwide Call Center for jet engine-related problems, housing approximately 1,700 employees and operating 24 hours per day and 365 days per year. GE Aviation’s headquarters and main production facility is located in Evendale, Ohio, approximately 5 miles south of the North Pointe I property. GE Aviation has been headquartered in the Cincinnati area since 1949 and is one of the largest employers in the state of Ohio. The GE lease contains four, five-year renewal options and requires annual rental increases of 2.0% each April. Prior to taking occupancy, GE had reportedly invested approximately $15 million to the North Pointe I property in tenant improvements, furnishings, back-up power and technology infrastructure.

The following table presents certain information relating to the leases at the Griffin Portfolio Properties:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)(2)	Tenant SF	Approx. % of Total SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF(3)	Lease Expiration	Renewal Options
Restoration Hardware	NR/NR/NR	1,501,387	40.5%	$6,781,152	16.1%	$4.52	8/31/2030	3 x 5 Yrs
State Farm	NR/Aa1/AA	503,201	13.6%	$6,801,718	16.1%	$13.52	12/31/2023	3 x 5 Yrs
General Electric Co.	AA-/A1/AA-	409,798	11.0%	$5,151,942	12.2%	$12.57	3/31/2020	4 x 5 Yrs
CHRISTUS Health	NR/NR/NR	247,721	6.7%	$5,363,160	12.7%	$21.65	11/30/2024	2 x 5 Yrs
Cigna Health Care	BBB+/Baa1/A	232,648	6.3%	$3,941,057	9.3%	$16.94	7/31/2023	2 x 5 Yrs
Ace Hardware Corporation(4)	NR/NR/NR	206,030	5.6%	$2,917,385	6.9%	$14.16	11/30/2024	3 x 5 Yrs
T-Mobile West(5)	BBB+/Baa1/BBB+	158,135	4.3%	$3,044,099	7.2%	$19.25	4/30/2027	1 x 10 Yrs
Wells Fargo Bank(6)	AA-/Aa1/AA	155,579	4.2%	$2,761,527	6.6%	$17.75	1/31/2025	3 x 5 Yrs
NEC(7)	NR/Baa2/BBB-	119,611	3.2%	$2,990,275	7.1%	$25.00	3/31/2026	1 x 7 Yrs
Comcast(8)	A-/A3/A-	87,385	2.4%	$1,620,118	3.8%	$18.54	7/31/2027	1 x 10 Yrs
Subtotal/Wtd. Avg.		3,621,495	97.6%	$41,372,433	98.1%	$11.42
Other Tenants		15,889	0.4%	$786,371	1.9%	$49.49
Management Offices/Fitness Center		10,281	0.3%	$0	0.0%	$0.00
Total Occupied Space		3,647,665	98.4%	$42,158,803	100.0%	$11.59(9)

Vacant Space		61,033	1.6%	$0	0.0%	$0.00
Total/Wtd. Avg.		3,708,698	100.0%	$42,158,803	100.0%	$11.59

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Wtd. Avg. Annual UW Rent PSF excludes vacant space and management offices/fitness center space for which no rent is collected. All leases are NNN except for CHRISTUS Health and NEC whose leases are full service gross plus electric.

(4)	Ace Hardware Corporation has a one-time right of first refusal to purchase the Ace Hardware HQ property if offered for sale.

(5)	T-Mobile West is entitled to a rent abatement in connection with its recent renewal and expansion equal to $401,177, which amount has been fully reserved by the lender.

(6)	Wells Fargo Bank has a termination option effective January 31, 2023 with 9 months’ notice and payment of a termination fee equal to $1,491,390.

(7)	NEC has a termination option effective March 31, 2024 with 12 months’ notice and payment of a termination fee equal to transaction costs and three months’ of base rent, estimated as $2,695,119.

(8)	Comcast is entitled to a rent abatement in connection with its recent renewal equal to $262,155, which amount has been fully reserved by the lender. Comcast has a termination option effective November 30, 2024 with 15 months’ notice and payment of a termination fee equal to four months’ rent plus tenant improvement and leasing commissions costs. Comcast’s termination option will be null and void upon any extension or renewal of its initial lease term.

(9)	Total Occupied Space Annual UW Rent PSF excludes management offices/fitness center space for which no rent is collected.

A-3-15

BANK 2017-BNK9	Griffin Portfolio

The following table presents certain information relating to the lease rollover schedule at the Griffin Portfolio Properties:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Base Rent PSF Rolling(3)	Total UW Base Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2017	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2018	3	3,233	0.1%	0.1%	$16.65	$53,820	0.1%	0.1%
2019	0	0	0.0%	0.1%	$0.00	$0	0.0%	0.1%
2020	1	409,798	11.0%	11.1%	$12.57	$5,151,942	12.2%	12.3%
2021	0	0	0.0%	11.1%	$0.00	$0	0.0%	12.3%
2022	0	0	0.0%	11.1%	$0.00	$0	0.0%	12.3%
2023	4	748,505	20.2%	31.3%	$15.27	$11,432,041	27.1%	39.5%
2024	2	453,751	12.2%	43.6%	$18.25	$8,280,544	19.6%	59.1%
2025	1	155,579	4.2%	47.7%	$17.75	$2,761,527	6.6%	65.7%
2026	2	119,611	3.2%	51.0%	$25.36	$3,033,560	7.2%	72.9%
2027	2	245,520	6.6%	57.6%	$19.00	$4,664,217	11.1%	83.9%
2028 & Beyond(4)	1	1,511,668	40.8%	98.4%	$4.48	$6,781,152	16.1%	100.0%
Vacant	0	61,033	1.6%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	16	3,708,698	100.0%		$11.59	$42,158,803	100.0%

(1)	Information is based on the underwritten rent roll. Certain tenants may have multiple leases which are consolidated as presented.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	Total/Wtd. Avg. UW Base Rent PSF Rolling excludes vacant space and management office/fitness space for which no rent is collected.

(4)	SF Rolling includes 10,281 SF of management office/fitness center space for which no rent is collected. UW Base Rent PSF Rolling excludes 10,281 SF of management office/fitness space for which no rent is collected.

The Markets. The Griffin Portfolio Properties are geographically diverse. The largest property, the Restoration Hardware Distribution property, is located in Patterson, California (40.5% of SF), the second largest property, the State Farm Regional HQ property, is located in Atlanta, Georgia (15.8% of SF), three properties are located in Texas (14.3% of SF) and the remainder of the properties are located across five other states.

The following table presents certain information relating to the population demographics of the markets in which the Griffin Portfolio Properties operate:

Griffin Portfolio Properties Demographic Summary
Property Name	City, State	1-mile Population	3-mile Population	5-mile Population	1-mile Median Household Income	3-mile Median Household Income	5-mile Median Household Income
Restoration Hardware Distribution	Patterson, CA	42	20,441	24,102	$47,865	$61,858	$60,310
State Farm Regional HQ	Atlanta, GA	12,649	97,983	250,574	$77,288	$79,064	$70,985
North Pointe I	West Chester, OH	2,971	49,063	132,374	$97,422	$77,727	$79,948
Corporate Campus at Norterra	Phoenix, AZ	3,559	42,905	134,668	$80,150	$73,070	$65,689
CHRISTUS Health HQ	Irving, TX	8,613	95,066	224,668	$68,773	$59,976	$53,483
Duke Bridges I	Frisco, TX	5,920	86,699	266,265	$69,869	$98,529	$105,029
Wells Fargo Operations Center	Charlotte, NC	4,175	80,660	186,610	$51,460	$51,225	$52,919
Ace Hardware HQ	Oak Brook, IL	2,674	73,723	294,911	$104,663	$88,632	$83,002
Royal Ridge V	Irving, TX	1,960	38,018	163,442	$42,630	$76,656	$67,010
Comcast Regional HQ	Lynnwood, WA	20,196	136,312	323,365	$65,877	$68,260	$73,081

Source: Appraisals.

A-3-16

BANK 2017-BNK9	Griffin Portfolio

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Griffin Portfolio Properties:

Cash Flow Analysis
	2015(1)	2016	6/30/2017 TTM	UW	UW PSF
Base Rent(2)	$28,945,010	$40,014,721	$41,038,947	$45,573,634	$12.29
Reimbursements(3)	$8,286,631	$12,164,850	$11,783,658	$13,125,514	$3.54
Other Income(4)	$461,007	$288,903	$256,280	$261,221	$0.07
Vacancy	$0	$0	$0	($4,053,927)	($1.09)
Effective Gross Income	$37,692,649	$52,468,474	$53,078,885	$54,906,442	$14.80
Total Operating Expenses(5)	$10,913,927	$16,049,042	$16,389,774	$16,595,713	$4.47
Net Operating Income	$26,778,722	$36,419,432	$36,689,111	$38,310,729	$10.33
TI/LC	$0	$0	$0	$2,066,126	$0.56
Capital Expenditures	$0	$0	$0	$591,601	$0.16
Net Cash Flow	$26,778,722	$36,419,432	$36,689,111	$35,653,002	$9.61

Occupancy %	98.4%	98.4%	98.4%	93.1%
NOI DSCR(6)	1.87x	2.54x	2.56x	2.67x
NCF DSCR(6)	1.87x	2.54x	2.56x	2.49x
NOI Debt Yield(6)	7.1%	9.7%	9.8%	10.2%
NCF Debt Yield(6)	7.1%	9.7%	9.8%	9.5%

(1)	2014 cash flows are not available for the entire Griffin Portfolio Properties and 2015 includes partial year cash flow for the Restoration Hardware Distribution property, which has a single tenant lease that commenced in August 2015, and does not include any cash flow for the Royal Ridge V property, which has a single tenant lease that commenced in December 2015.

(2)	UW Base Rent is based on the underwritten rent roll with rent steps taken through October 2018 of $827,523 and straightlined rent for all investment grade rated tenants equal to $1,589,396.

(3)	All leases are triple net except for the NEC and CHRISTUS Health leases which are full service gross plus electric.

(4)	Other Income includes license agreements, administrative fees and other miscellaneous income.

(5)	The State Farm Regional HQ property is currently subject to a revenue bond lease structure whereby the State Farm Regional HQ property benefits from a property tax abatement. The UW Total Operating Expenses include estimated full (unabated) taxes.

(6)	Debt service coverage ratios and debt yields are based on the Griffin Portfolio Whole Loan.

Escrows and Reserves. The Griffin Portfolio Borrowers deposited at loan origination $930,000 to a tax reserve and are required to deposit monthly 1/12th of the estimated annual property taxes (initially $466,667) and 1/12th of the estimated annual insurance premiums (unless the Griffin Portfolio Properties are covered by an acceptable blanket policy). Additionally, the Griffin Portfolio Borrowers deposited at loan origination $1,273,019 for tenant improvements at the Comcast Regional HQ property and Royal Ridge V property, $730,512 in free rent relating to the Comcast Regional HQ property, Duke Bridges I property and Corporate Campus at Norterra property, and $3,653,980 for remaining tenant improvements at the Duke Bridges I property.

Upon the occurrence of a Debt Yield Sweep Period (as defined below), the Griffin Portfolio Borrowers are required to deposit to a replacement reserve (i) 1/12th of $0.10 per annum PSF of industrial space and 1/12th of $0.20 per annum PSF of office space, capped at two years’ worth of such deposits, provided that at any time the reserve balance falls below the cap or an event of default exists, the Griffin Portfolio Borrowers are required to resume monthly deposits to the replacement reserve until the cap is reached or exceeded or until the event of default ceases to exist, as applicable.

Additionally, beginning on October 1, 2022, the Griffin Portfolio Borrowers are required to deposit into the replacement reserve (i) 1/12th of $0.10 per annum PSF of industrial space and 1/12th of $0.20 per annum PSF of office space, capped at one years’ worth of such deposits, provided that at any time the reserve balance falls below the cap or an event of default exists, the Griffin Portfolio Borrowers are required to resume monthly deposits to the replacement reserve until the cap is reached or exceeded or until the event of default ceases to exist, as applicable.

Upon the occurrence of a Debt Yield Sweep Period (as defined below), the Griffin Portfolio Borrowers are required to deposit to a tenant improvement and leasing commissions reserve (i) 1/12th of $0.50 per annum PSF of industrial space and 1/12th of $1.00 per annum PSF of office space, capped at two years’ worth of such deposits, provided that at any time the reserve balance falls below the cap or an event of default exists, the Griffin Portfolio Borrowers are required to resume monthly deposits to the tenant improvement and leasing commissions reserve until the cap is reached or exceeded or until the event of default ceases to exist, as applicable.

Additionally, beginning on October 1, 2022, the Griffin Portfolio Borrowers are required to deposit into the tenant improvement and leasing commissions reserve (i) 1/12th of $0.50 per annum PSF of industrial space and 1/12th of $1.00 per annum PSF of office space, capped at one years’ worth of such deposits, provided that at any time the reserve balance falls below the cap or an event of default exists, the Griffin Portfolio Borrowers are required to resume monthly deposits to the tenant improvement and leasing commissions reserve until the cap is reached or exceeded or until the event of default ceases to exist.

A “Debt Yield Sweep Period” will commence upon the debt yield being less than 7.5% in a calendar quarter, and end upon the debt yield being equal to or greater than 7.5% in a calendar quarter.

Lockbox and Cash Management. A hard lockbox is in place with respect to the Griffin Portfolio Whole Loan, with springing cash management upon the occurrence of a Cash Sweep Period (as defined below). During the continuance of a Cash Sweep Period, all funds in the lockbox account are required to be swept each business day to a lender-controlled cash management account and disbursed in accordance with the Griffin Portfolio Whole Loan documents. All excess cash flow will be required to be held as additional security for the Griffin Portfolio Whole Loan until discontinuance of the Cash Sweep Period. If a Cash Sweep Period is cured by either a State Farm Cash Trap Cap Cure (as defined below) or a Restoration Hardware Cash Trap Cap Cure (as defined below), the excess cash is required to be held by the lender and not disbursed to the Griffin Portfolio Borrowers until the State Farm Cure Conditions (as defined below) or the Restoration Hardware Cure Conditions (as defined below) are satisfied.

A-3-17

BANK 2017-BNK9	Griffin Portfolio

A “Cash Sweep Period” means any of (a) a Debt Yield Sweep Period, (b) a Restoration Hardware Sweep Period (as defined below), (c) a State Farm Sweep Period (as defined below), (d) a T-Mobile Sweep Period (as defined below) or (e) any period of time during which an event of default is continuing. A Cash Sweep Period will continue if any of the Cash Sweep Period triggers remain.

A “Restoration Hardware Sweep Period” will commence on the first to occur of (i) Restoration Hardware being in monetary default under its lease beyond notice and cure periods, (ii) Restoration Hardware terminating its lease, vacating or going dark in 50% or more of its space, or giving notice that it intends to terminate, vacate or go dark in 50% or more of its space, (iii) any termination or cancellation of the Restoration Hardware lease (including rejection in any insolvency proceeding) and/or the Restoration Hardware lease failing to otherwise be in full force and effect, (iv) any bankruptcy or similar insolvency of Restoration Hardware or its assets and (v) Restoration Hardware failing to extend or renew its lease on or prior the deadline provided under the applicable lease or if no such date exits, the date 12 months prior to lease expiration. A Restoration Hardware Sweep Period will end on the first to occur of (1) the lender’s receipt of the satisfaction of the Restoration Hardware Cure Conditions (as defined below) or (2) in the event the Restoration Hardware Sweep Period exists solely pursuant to clauses (ii) or (v) above, at least 85% of the Restoration Hardware space being re-leased to an acceptable replacement tenant who is in physical occupancy of the space, open to the public and paying full rent. Notwithstanding the foregoing, a Restoration Hardware Sweep Period will be deemed to have been cured at such time as $6.00 PSF for the Restoration Hardware space is on deposit in the excess cash reserve (a “Restoration Hardware Cash Trap Cap Cure”).

“Restoration Hardware Cure Conditions” means as applicable (i) Restoration Hardware has cured all defaults under its lease, (ii) Restoration Hardware has revoked all termination or cancellation notices and has re-affirmed its lease, (iii) if triggered by (v) above, Restoration Hardware has renewed or extended its lease, (iv) Restoration Hardware and its assets are no longer insolvent or subject to any bankruptcy proceedings and Restoration Hardware has affirmed its lease pursuant to final, non-appealable order of a court and (v) Restoration Hardware is paying full, unabated rent (or if rent is abated, the Griffin Portfolio Borrowers have deposited such amount into a reserve with the lender).

A “State Farm Sweep Period” means the earliest to occur of (i) State Farm being in monetary default under either of its leases beyond notice and cure periods, (ii) State Farm terminating either of its leases, vacating or going dark in 50% or more of its space, or giving notice that it intends to terminate either of its leases or vacate or go dark in 50% or more of its space, (iii) any termination or cancellation of either State Farm lease (including rejection in any insolvency proceeding) and/or either State Farm lease failing to otherwise be in full force and effect, (iv) any bankruptcy or similar insolvency of State Farm or its assets and (v) State Farm failing to extend or renew either lease on or prior to the deadlines pursuant to its leases. A State Farm Sweep Period will expire upon the lender’s receipt of (1) the satisfaction of the State Farm Cure Conditions (as defined below) or (2) in the event the State Farm Sweep Period exists solely pursuant to clauses (ii) or (v) described above, at least 85% of the State Farm space being re-leased to an acceptable replacement tenant, who is in physical occupancy of the space, open to the public for business and paying full rent. Notwithstanding the foregoing, a State Farm Sweep Period will be deemed to have been cured at such time as $35.00 PSF for the State Farm space is on deposit in the excess cash reserve (a “State Farm Cash Trap Cap Cure”).

“State Farm Cure Conditions” means as applicable (i) State Farm has cured all defaults under each lease, (ii) State Farm has revoked all termination or cancellation notices and has re-affirmed each lease, (iii) if triggered by (v) above, State Farm has renewed or extended its lease(s), (iv) State Farm and its assets are no longer insolvent or subject to any bankruptcy proceedings and has affirmed the lease(s) pursuant to a final, non-appealable order of a court and (v) State Farm is paying full, unabated rent under each lease (or if rent is abated, the Griffin Portfolio Borrowers have deposited such amount into a reserve with the lender).

A “T-Mobile Sweep Period” will occur upon T-Mobile exercising its right pursuant to its lease to require the Griffin Portfolio Borrowers to construct the T-Mobile parking structure and will end when sufficient funds have been deposited with the lender to complete the construction of the T-Mobile parking structure.

Additional Secured Indebtedness (not including trade debts). The Griffin Portfolio Properties also secure the Griffin Portfolio Pari Passu Companion Loans, which have an aggregate Cut-off Date principal balance of $278,750,000. The Griffin Portfolio Pari Passu Companion Loans accrue interest at the same rate as the Griffin Portfolio Mortgage Loan. The Griffin Portfolio Mortgage Loan is entitled to payments of interest on a pro rata and pari passu basis with the Griffin Portfolio Pari Passu Companion Loans. The holders of the Griffin Portfolio Mortgage Loan and the Griffin Portfolio Pari Passu Companion Loans have entered into a co-lender agreement which sets forth the allocation of collections on the Griffin Portfolio Whole Loan. See “Description of the Mortgage Pool—The Whole Loans” in the Preliminary Prospectus.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. After October 31, 2019, the Griffin Portfolio Borrowers may obtain the release of one or more individual properties in connection with an arms-length sale provided that among other conditions (i) no event of default is continuing, (ii) the lender receives payment of a release price equal to 110% of the allocated loan amount for the release property plus payment of any applicable yield maintenance premium, (iii) the debt yield after the individual property release is not less than the greater of (a) 8.9% and (b) the debt yield immediately prior to such release, and (iv) the loan to value ratio after the individual property release is equal to or less than 125% provided the outstanding principal balance of the Griffin Portfolio Whole Loan may be paid down in order to meet the required loan to value ratio.

Notwithstanding the foregoing, if a tenant has vacated, cancelled its lease, given notice to terminate or terminated its lease, or an event of default has occurred with respect to an individual property such that a material adverse effect should result, such individual property may be released without the requirement of an arms-length sale provided that, among other conditions, (i) the lender receives payment of a release price equal to 120% of the allocated loan amount for the applicable individual property and (ii) the aggregate allocated loan amounts for all released properties during the term of the Griffin Portfolio Whole Loan must not exceed $84,375,000.

Substitution of Property. Following the earlier of (a) the closing date of the securitization that includes the last note to be securitized and (b) September 29, 2019, the Griffin Portfolio Borrowers may substitute one or more individual properties with a replacement property that is a similar Class A office or industrial property provided no event of default is continuing and provided further that among other conditions, (i) the replaced property has less than two years remaining on the term of the lease encumbering the property or the substitution of the property is curing a Cash Sweep Period, (ii) the aggregated allocated loan amounts for all replaced properties during the term of the Griffin Portfolio Whole Loan must not exceed $84,375,000, (iii) the replacement property has net operating income equal to or greater than the net operating income of the replaced property immediately prior to the substitution, (iv) the replacement property is owned in fee, (v) the replacement property has an average remaining lease term of no less than five years and is leased to a tenant with credit (or whose guarantor has credit) that is better than or equal to the tenant leasing the replaced property, (vi) the replacement property is located in a top ten metropolitan statistical area or a metropolitan statistical area equal to or greater than that in which the replaced property is located,

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BANK 2017-BNK9	Griffin Portfolio

(vii) the lender has received rating agency confirmation, (viii) any tenant at a remaining property will not have the right to lease space at the replacement property and (ix) satisfaction of customary REMIC requirements.

Terrorism Insurance. The Griffin Portfolio Borrowers are required to obtain and maintain property insurance that covers perils of terrorism and acts of terrorism in an amount equal to the full replacement cost of the Griffin Portfolio Properties and business interruption insurance for 24 months with a 12 month extended period of indemnity, provided if the Terrorism Risk Insurance Program Reauthorization Act of 2007 or subsequent statute is not in effect, the Griffin Portfolio Borrowers will not be required to pay annual premiums in excess of two times the premium for a separate policy insuring only the Griffin Portfolio Properties on a stand-alone basis. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

A-3-19

BANK 2017-BNK9	Laguna Cliffs Marriott

Mortgage Loan No. 3 – Laguna Cliffs Marriott

A-3-20

BANK 2017-BNK9	Laguna Cliffs Marriott

Mortgage Loan No. 3 – Laguna Cliffs Marriott

Irvine
11 miles
5
Laguna Niguel Plaza
Alicia Pkwy.
Crown Valley Pkwy.
Town Center South
Laguna Heights Marketplace
Golden Lantern St.
Laguna Niguel City Hall
Crown Valley Mall
Aliso and Woods Regional Park
Marina Hill Dr.
San Diego Fwy
METROLINK IE-OC LINE
ORANGE COUNTY LINE
Marbella Country Club
Laguna Niguel
Pacific Island Dr.
El Niguel Country Club
Golf Club Dr.
Salt Creek Corridor Regional Park
Laguna Niguel Dog Park
Ortega Hwy.
San Juan Capistrano Mission
Crown Valley Pkwy.
Niguel Rd.
Mission Hospital Laguna Beach
Golden Lantern St.
Los Rios Historic District, ZOOMARS
Camino Capistrano
74
San Juan Capistrano
ORANGE COUNTY
Cook La Novia Park
San Juan Creek Rd.
San Juan Capistrano
Plaza Del Obispo Shopping Center
1
1000 Steps Beach
Laguna Beach
Ocean Ranch Village
Plaza Del Rio Shopping Center
San Juan
San Juan Hills Golf Club
Camino Del Avion
Three Arches
Three Arch Bay Beach
Pacific Coast Hwy.
Monarch Bay Plaza
La Novia Ave.
Monarch Beach Golf Links
Monarch Beach Resort
Dana Point
5
Dana Point Library
Stonehill Dr.
Niguel Rd.
Salt Creek Beach Park
Golden Lantern St.
Stonehill Dr.
Ritz-Carlton Laguna Niguel
1
St. of the Blue Lantern
Selva Rd.
Selva Rd.
METROLINK
Capistrano Valley Plaza Shopping Ctr.
Acu Canyon Park
Doheny Park Rd.
Strand at Headlands
Strand Beach Funicular
La Cresta Dr.
Del Obispo St.
Camino Las Ramblas
Lantern Bay Village
Dana Strands Beach
Dana Point Headlands Conservation Area
Dana Point Arches
San Diego Fwy
Doheny State Beach
1
Dana Pt. Harbor Dr.
Dana Point Caves
Ocean Institute
DANA POINT HARBOR
Dana Point Marina Inn
Riviera Beach & Shores Resort
Capistrano Beach
5
San Diego
63 miles
Dana Point
Dana Point Nature Interpretive Ctr.
Coast Hwy.
Best Western Plus Dana Point Inn-by-the-Sea
San Clemente
Laguna Cliffs Marriott
25135 Park Lantern
Dana Point, CA 92629
METROLINK
Camino Capistrano
Pacific Ocean
Whittier
Chino Hills
Banning
LOS ANGELES
RIVERSIDE
Moreno Valley
ANAHEIM
LONG BEACH
SANTA ANA
Lake Elsinore
Hemet
Huntington Beach
Irvine
Temecula
Laguna Niguel
Dana Point
Pacific Ocean
Oceanside
Vista
Carlsbad
San Marcos
Encinitas
Poway
La Jolla
Santee
SAN DIEGO
El Cajon
Chula Vista

A-3-21

BANK 2017-BNK9	Laguna Cliffs Marriott

Mortgage Loan No. 3 – Laguna Cliffs Marriott

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	WFB			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$85,000,000			Location:	Dana Point, CA 92629
Cut-off Date Balance(1):	$85,000,000			General Property Type:	Hospitality
% of Initial Pool Balance:	8.1%			Detailed Property Type:	Full Service
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	The Regents of The University of California			Year Built/Renovated:	1987/2008, 2010
Mortgage Rate:	4.3400%			Size:	378 Rooms
Note Date:	11/17/2017			Cut-off Date Balance per Room(1):	$291,005
First Payment Date:	1/11/2018			Maturity Date Balance per Room(1):	$291,005
Final Maturity Date:	12/11/2027			Property Manager:	Interstate Management Company LLC
Original Term to Maturity:	120 months
Original Amortization Term:	0 months			Underwriting and Financial Information
IO Period:	120 months			UW NOI:	$13,569,611
Seasoning:	0 months			UW NOI Debt Yield(1):	12.3%
Prepayment Provisions(2):	LO (24); YM1 (91); O (5)			UW NOI Debt Yield at Maturity (1):	12.3%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR(1):	2.31x
Additional Debt Type(3):	Pari Passu			Most Recent NOI:	$13,061,454 (9/30/2017 TTM)
Additional Debt Balance(3):	$25,000,000			2nd Most Recent NOI:	$12,562,478 (12/31/2016)
Future Debt Permitted (Type)(3):	Yes (Mezzanine)			3rd Most Recent NOI:	$12,074,091 (12/31/2015)
Reserves(4)				Most Recent Occupancy:	76.2% (9/30/2017)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	74.4% (12/31/2016)
RE Tax:	$0	Springing	N/A	3rd Most Recent Occupancy:	74.4% (12/31/2015)
Insurance:	$0	Springing	N/A	Appraised Value (as of)(5):	$224,000,000 (10/25/2017)
FF&E Reserve:	$0	(4)	N/A	Cut-off Date LTV Ratio(1)(5):	49.1%
PIP Reserve:	$13,520,759	$0	N/A	Maturity Date LTV Ratio(1)(5):	49.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$110,000,000	100%	Loan Payoff:	$89,615,334	81.5%
			PIP Reserve(6):	$13,520,759	12.3%
			Return of Equity:	$4,872,812	4.4%
			Closing Costs:	$1,991,094	1.8%
Total Sources:	$110,000,000	100%	Total Uses:	$110,000,000	100.0%

(1)	The Laguna Cliffs Marriott Mortgage Loan is part of the Laguna Cliffs Marriott Whole Loan, which is comprised of two pari passu notes with an aggregate original principal balance of $110,000,000. The Cut-off Date Balance per Room, Maturity Date Balance per Room, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented are based on the Laguna Cliffs Marriott Whole Loan.

(2)	Yield Maintenance is not required for any prepayment made in order to cure a debt service coverage ratio based cash management trigger (See “Lockbox and Cash Management” below).

(3)	See “The Mortgage Loan”, and “Additional Secured Indebtedness (not including trade debts)” and “Mezzanine Loan and Preferred Equity” for a discussion of the additional debt.

(4)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(5)	The LTV shown is based on the appraiser’s Hypothetical Value Upon Completion, which assumes certain outstanding PIP work has been completed. The related PIP work was reserved for upon the origination of the Laguna Cliffs Property Whole Loan (see “Escrows and Reserves” below). Based on the as-is appraised value of $197,700,000 (as of October 25, 2017), the Cut-off Date LTV Ratio is approximately 55.6%.

(6)	The total estimated cost of the PIP is approximately $18.5 million; however, the borrower has already incurred approximately $5.1 million in costs.

The Mortgage Loan. The third largest mortgage loan (the “Laguna Cliffs Marriott Mortgage Loan”) is part of a whole loan (the “Laguna Cliffs Marriott Whole Loan”) evidenced by two pari passu promissory notes in the aggregate original principal amount of $110,000,000 which are secured by a first priority fee mortgage encumbering a full service hospitality property located in Dana Point, California (the “Laguna Cliffs Marriott Property”). Promissory Note A-1 in the original principal amount of $85,000,000 represents the Laguna Cliffs Marriott Mortgage Loan and will be included in the BANK 2017-BNK9 securitization trust. Promissory Note A-2 in the original principal amount of $25,000,000 (the “Laguna Cliffs Marriott Serviced Pari Passu Companion Loan”), is expected to be contributed to a future securitization. The Laguna Cliffs Marriott Mortgage Loan will be serviced pursuant to the pooling and servicing agreement for the BANK 2017-BNK9 securitization trust. See “Description of the Mortgage Pool—The Whole Loans— The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus. The proceeds of the Laguna Cliffs Marriott Whole Loan were primarily used to refinance existing debt on the Laguna Cliffs Marriott Property, pay closing costs and fund capital improvements.

The Borrower and the Sponsor. The borrower is Regency Laguna L.P. (the “Laguna Cliffs Marriott Borrower”), a single-purpose Delaware limited partnership structured to be bankruptcy-remote, with two independent directors. The sponsor and the nonrecourse carve-out guarantor of the Laguna Cliffs Marriott Whole Loan is The Regents of the University of California.

A-3-22

BANK 2017-BNK9	Laguna Cliffs Marriott

The Regents of the University of California is the governing board of the University of California system. As of June 2016, The Regents of the University of California had an estimated net worth of approximately $9.5 billion, estimated liquid assets of $266.6 million, total assets of $65.2 billion and total liabilities of $55.7 billion. As of June 2016, the University of California and the University of California Retirement System invested approximately $937.4 million and $3.0 billion in real estate comingled funds, respectively.

The Property. The Laguna Cliffs Marriott Property, known as the Marriott Laguna Cliffs Resort & Spa Dana Point, consists of a 378-room full-service resort hotel located atop a cliff overlooking the Pacific Ocean and Dana Point Harbor in Dana Point, California. The Laguna Cliffs Marriott Property comprises one expansive four-story building connected by a series of walkways that features Victorian-style architecture with red gabled roofs. The Laguna Cliffs Marriott Property is situated adjacent to Lantern Bay Park, Doheny Beach and Dana Point Harbor and offers ocean views from the majority of guestrooms. The Laguna Cliffs Marriott Property is one of only two Marriott hotels located directly along the coast in Orange County.

The Laguna Cliffs Marriott Property contains 198 king guestrooms, 164 double guestrooms, 11 one-bedroom suites, 4 studio suites and 1 king suite. Since 2004, the property has undergone various upgrades and renovations, including the construction of the 14,000 SF spa and 30 additional guestrooms in 2004, and an approximately $21.0 million ($55,555/key) renovation in 2008. This 2008 renovation included upgrades to the guestrooms, meeting space and swimming pool facilities. An additional $18.5 million property improvement plan (“PIP”) ($48,942/key) is expected to include a complete renovation of guestrooms, guestroom bathrooms and corridors, as well as the refurbishment of the meeting space and restaurants. Minor work has begun on the Laguna Cliffs Marriott Property with room renovations expected to begin in December 2017 with completion planned for May 2018.

The Laguna Cliffs Marriott Property offers two full-service restaurants, two outdoor swimming pools with whirlpools and a splash playground, fitness center, on-site rental station for bicycles, boogie boards and surfboards, full-service spa, tennis court, children’s center, and a car-rental service. The spa at the Laguna Cliffs Marriott Property features men’s & women’s saunas and steam rooms, indoor whirlpool, relaxation area and a hair salon. The Laguna Cliffs Marriott Property contains approximately 18,654 SF of indoor meeting space plus 18,500 SF of outdoor meeting space. The Laguna Cliffs Marriott Property includes a 462-space valet garage (1.2 spaces per key). According to the appraisal, the Laguna Cliffs Marriott Property generates approximately 60% of its room revenue from transient demand and 40% from meeting and group demand. The hotel franchise agreement with Marriott International, Inc. expires on April 17, 2020.

More specific information about the Laguna Cliffs Marriott Property and the related competitive set is set forth in the following table:

Historical Occupancy, ADR, RevPAR
	Competitive Set(1)			The Laguna Cliffs Marriott Property			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
9/30/2015 TTM	79.5%	$210.65	$167.49	74.8%	$213.36	$159.62	94.1%	101.3%	95.3%
9/30/2016 TTM	78.8%	$216.83	$170.83	72.5%	$211.54	$153.34	92.0%	97.6%	89.8%
9/30/2017 TTM	79.8%	$221.19	$176.48	76.2%	$223.02	$169.91	95.5%	100.8%	96.3%

Source: Industry Report.

(1)	The competitive set includes Marriott Newport Beach Hotel and Spa, Hyatt Regency Newport Beach, Rancho Bernardo Inn, Hilton La Jolla Torrey Pines, Hilton Huntington Beach Waterfront Resort, Balboa Bay Resort, and Hyatt Regency Huntington Beach and Spa.

The Market. The Laguna Cliffs Marriott Property is located in Dana Point, California, just west of the Pacific Coast Highway. The Laguna Cliffs Marriott Property is located approximately 65 miles north of San Diego, 59 miles south of Los Angeles, and 25 miles south of Orange County and the John Wayne Airport. According to the appraisal, Dana Point is one of Southern California’s iconic coastal destinations and is bordered by the cities of Laguna Niguel and Laguna Beach to the north, San Juan Capistrano to the east, and San Clemente to the south.

Dana Point, California is well known for its beaches and modern 2500-slip yacht harbor, located 0.4 miles southwest of the Laguna Cliffs Marriott Property. Since 1972, the Dana Point Harbor has hosted the annual Festival of Whales that attracts approximately 100,000 visitors over two weekends each December. The Dana Point Harbor is expected to undergo a $200 million redevelopment via a private-public partnership. The project is expected to include more than 116,000 SF of commercial retail space, including restaurant and outdoor dining, retail and market hall/food court, marine related retail, office space and a surfing museum. Construction on street improvements began in July 2017, and the remainder of the project is expected to commence in January 2018 with construction scheduled for December 2018 to December 2025.

Dana Point offers year-round outdoor recreation opportunities, such as Doheny State Beach, one of California’s most popular beach facilities with over two million visitors per year, located approximately 0.4 miles southeast of the Laguna Cliffs Marriott Property. Doheny State Beach comprises 62 acres of open space and offers camping, picnicking, swimming, surfing, bicycling, whale watching, and tide pool exploration. Other beaches in Dana Point include Salt Creek Beach, Monarch Beach, Dana Strands Beach, Baby Beach, Poche Beach and Capistrano County Beach, all of which are within 3.2 miles of the Laguna Cliffs Marriott Property. According to a third party market report, the estimated 2017 population within a three- and five-mile radius of the Laguna Cliffs Marriott Property was 66,580 and 151,000, respectively. The average household income within the same radii was $136,567 and $140,958, respectively.

A-3-23

BANK 2017-BNK9	Laguna Cliffs Marriott

Primary competitive properties to the Laguna Cliffs Marriott Property are shown in the table below:

Competitive Property Summary
Property Name	No. of Rooms	Transient Demand	Meeting & Group Demand	2016 Occupancy	2016 ADR	2016 RevPAR
Laguna Cliffs Marriott Property	378	60%	40%	74.6%	$213.13	$158.96
Marriott Newport Beach Hotel and Spa	532	60%	40%	75-80%	$200-210	$150-160
Hilton Waterfront Beach Resort	285	60%	40%	70-75%	$240-250	$180-190
Hyatt Regency Huntington Beach Resort	517	50%	50%	80-85%	$260-270	$210-220
Hyatt Regency Newport Beach	407	60%	40%	80-85%	$170-180	$140-150
Total/Wtd. Avg.	2,119	57%	43%	79.1%	$217.75	$172.26

Source: Appraisal.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Laguna Cliffs Marriott Property:

Cash Flow Analysis
	2014	2015	2016	9/30/2017 TTM	UW	UW per Room
Occupancy	76.8%	74.4%	74.4%	76.2%	76.2%
ADR	$197.05	$215.08	$213.13	$223.02	$227.00
RevPAR	$151.34	$160.00	$158.53	$169.91	$172.95

Rooms Revenue	$20,880,415	$22,074,831	$21,931,962	$23,442,914	$23,861,275	$63,125
Food & Beverage	$16,516,136	$17,439,933	$17,253,690	$18,232,507	$18,232,507	$48,234
Other Income(1)	$4,771,179	$5,072,434	$5,444,253	$5,810,756	$5,810,756	$15,372
Total Revenue	$42,167,730	$44,587,198	$44,629,905	$47,486,177	$47,904,538	$126,732
Total Expenses	$30,484,280	$32,513,107	$32,067,427	$34,424,723	$34,334,926	$90,833
Net Operating Income	$11,683,450	$12,074,091	$12,562,478	$13,061,454	$13,569,611	$35,898
FF&E	$0	$0	$0	$0	$2,395,227	$6,337
Net Cash Flow	$11,683,450	$12,074,091	$12,562,478	$13,061,454	$11,174,385	$29,562

NOI DSCR(2)	2.41x	2.49x	2.60x	2.70x	2.80x
NCF DSCR(2)	2.41x	2.49x	2.60x	2.70x	2.31x
NOI Debt Yield(2)	10.6%	11.0%	11.4%	11.9%	12.3%
NCF Debt Yield(2)	10.6%	11.0%	11.4%	11.9%	10.2%

(1)	Other Income consists of parking, spa and health club income, resort fees, and miscellaneous income.

(2)	Calculated based on the Laguna Cliffs Marriott Whole Loan.

Escrows and Reserves. At origination, the Laguna Cliffs Marriott Borrower deposited $13,520,759 ($35,769/room) for a PIP. The total estimated cost of the PIP is approximately $18.5 million; however, the borrower has already incurred approximately $5.1 million in costs.

The Laguna Cliffs Marriott Whole Loan documents do not require ongoing monthly escrows for taxes or insurance premiums as long as (i) no Cash Trap Event Period (see “Lockbox and Cash Management” below) has occurred and is continuing; (ii) with respect to taxes, the Laguna Cliffs Marriott Borrower provides the lender with evidence that the Laguna Cliffs Marriott Property taxes have been paid; and (iii) with respect to insurance premiums, the Laguna Cliffs Marriott Borrower provides the lender with evidence that the Laguna Cliffs Marriott Property is insured via an acceptable blanket policy and such policy is in full force and effect.

The Laguna Cliffs Marriott Borrower is required to make monthly deposits into the FF&E reserve of $197,783 for the first month and thereafter an amount equal to 1/12 of 5% of the operating income of the preceding calendar year.

A-3-24

BANK 2017-BNK9	Laguna Cliffs Marriott

Lockbox and Cash Management. A hard lockbox is in place with respect to the Laguna Cliffs Marriott Whole Loan, with springing cash management upon the occurrence of a Cash Trap Event Period (as defined below). During a Cash Trap Event Period, all excess cash flow is required to be held in the excess cash flow sub account as additional security for the Laguna Cliffs Marriott Whole Loan.

A “Cash Trap Event Period” will commence upon the earlier of:

(i)	the occurrence of an event of default; or

(ii)	the debt service coverage ratio (including any applicable mezzanine debt (see “Mezzanine Loan and Preferred Equity” below), and based on a hypothetical 30-year amortization period) being less than 1.20x at the end of any calendar quarter; provided, however, that the Laguna Cliffs Marriott Borrower may make a voluntary prepayment without yield maintenance or prepayment premium in an amount sufficient to reduce the outstanding principal balance of the Laguna Cliffs Marriott Loan to prevent such debt service coverage ratio trigger.

A Cash Trap Event Period will end:

with regard to clause (i), upon the cure of such event of default; or

with regard to clause (ii), upon the debt service coverage ratio being at least 1.20x for two consecutive calendar quarters.

Additional Secured Indebtedness (not including trade debts). The Laguna Cliffs Marriott Property also secures the Laguna Cliffs Marriott Serviced Pari Passu Companion Loan, which has an aggregate Cut-off Date principal balance of $25,000,000. The Laguna Cliffs Marriott Serviced Pari Passu Companion Loan accrues interest at the same rate as the Laguna Cliffs Marriott Mortgage Loan. The Laguna Cliffs Marriott Mortgage Loan is entitled to payments of principal and interest on a pro rata and pari passu basis with the Laguna Cliffs Marriott Serviced Pari Passu Companion Loan. The holders of the Laguna Cliffs Marriott Mortgage Loan and the Laguna Cliffs Marriott Serviced Pari Passu Companion Loan have entered into a co-lender agreement which sets forth the allocation of collections on the Laguna Cliffs Marriott Whole Loan. See “Description of the Mortgage Pool—The Whole Loans— The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Mezzanine Loan and Preferred Equity. In connection with a sale of the Laguna Cliffs Marriott Property and assumption of the Laguna Cliffs Marriott Whole Loan by the purchaser, certain direct and indirect owners of the Laguna Cliffs Marriott Borrowers are permitted to obtain a mezzanine loan secured by the direct or indirect ownership interests in the Laguna Cliffs Marriott Borrowers upon satisfaction of certain terms and conditions including, among others, (i) no event of default has occurred and is continuing, (ii) the combined loan-to-value ratio does not exceed the loan-to-value at the origination of the Laguna Cliffs Marriott Whole Loan, (iii) the combined debt service coverage ratio is not less than the debt service coverage ratio at the origination of the Laguna Cliffs Marriott Whole Loan, (iv) the combined debt yield is not less than the debt yield at the origination of the Laguna Cliffs Marriott Whole Loan, (v) the mezzanine loan must be a fixed rate loan and must be coterminous with Laguna Cliffs Marriott Whole Loan or freely prepayable without any premium or penalty from and after the maturity date of the Laguna Cliffs Marriott Mortgage Loan, (vi) the mortgage and mezzanine lenders enter into an intercreditor agreement and (vii) delivery of rating agency confirmation.

Release of Property. Not permitted.

Right of First Refusal. Marriott International, Inc. has a right of first refusal (“ROFR”) to acquire the Laguna Cliffs Marriott Property if there is a transfer of the hotel or the controlling direct or indirect interest in the Laguna Cliffs Marriott Borrower to a Competitor (as defined in the loan documents). The ROFR is not extinguished by a foreclosure or deed-in-lieu thereof, and if the transfer to a Competitor is by foreclosure, or if the franchisee or its affiliates become a Competitor, the franchisor has the right to purchase the Laguna Cliffs Marriott Property upon notice to the franchisee.

Terrorism Insurance. The Laguna Cliffs Marriott Whole Loan documents require that the “all risk” insurance policy required to be maintained by the Laguna Cliffs Marriott Borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Laguna Cliffs Marriott Property (provided that the Laguna Cliffs Marriott Borrower is not required to pay terrorism insurance premiums in excess of two times the premium for all risk and business interruption coverage if the Terrorism Risk Insurance Program Reauthorization Act is no longer in effect). The loan documents also require business interruption insurance covering no less than the 24-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

A-3-25

BANK 2017-BNK9	Marriott at Legacy Town Center

Mortgage Loan No. 4 – Marriott at Legacy Town Center

A-3-26

BANK 2017-BNK9	Marriott at Legacy Town Center

Mortgage Loan No. 4 – Marriott at Legacy Town Center

Marriott Legacy
7121 Bishop Road
Plano, TX 75024
Sanger
DENTON
Ponder
Northlake
Flower Mound
Lewisville
Lake Lewisville
Prosper
Melissa
McKinney
FRISCO
Allen
PLANO
Lavon Lake
Carrollton
Wylie
Westlake
Keller
Coppell
Farmers Branch
RICHARDSON
GARLAND
Rowlett
Grapevine
N. Richland Hills
Hurst
Euless
IRVING
DALLAS
Lake Ray Hubbard
FORT WORTH
ARLINGTON
GRAND PRAIRIE
MESQUITE
Seagoville
Rendon
Duncanville
Mansfield
DeSoto
Lancaster
Cedar Hill
Eldorado Pkwy.
Warren Sports Complex
Lone Star Sports Center
All Stars Ave.
Meadow Hill Dr.
BRINKMANN RANCH
Independence Pkwy.
Frisco St.
Dallas North Tollway
Frisco ISD Natatorium
County Rd.
Frisco Commons
Coit Rd.
Toyota Stadium
Main St.
Frisco Public Library
Hickory St.
Sci-Tech Discovery Ctr.
DNT TOLL
Stonebrook Pkwy.
Rolater Rd.
Grand Park
FRISCO
Collin County Comm. College - Preston Ridge Campus
College Pkwy.
Parkwood Blvd.
Wade Blvd.
Hillcrest Rd.
Plantation Resort Golf Club
289
Ohio Dr.
Lebanon Rd.
B.F. Phillips Community Park
Legacy Dr.
Preston Rd.
Centennial Medical Center
121
Lake Lewisville
The Star
The Centre at Preston Ridge
Warren Pkwy.
Sam Rayburn Tollway
Baylor Medical Center at Frisco
Dr. Pepper Arena
Stonebriar Centre
Coit Rd.
McDermott Rd.
North Colony Boulevard Park
Turner Street Park
N. Colony Blvd.
Dr. Pepper Ballpark
Tollway
Russell Creek Park
IKEA
Rasor Blvd.
Stonebriar Country Club
The Colony
Main St.
Heritage Yards at Plano
Headquarters Dr.
Hedgcoxe Rd.
CapitalOne
J.C. Penney Corporate Headquarters
PepsiCo Corp. Hdqtrs.
Children's Medical Ctr. at Legacy
Legacy Town Center
COLLIN COUNTY
S. Colony Blvd.
Paige Rd.
Memorial Dr.
Frito-Lay North American Headquarters
Ericsson
Dallas North
The Colony Five Star Complex
Nebraska Furniture Mart of Texas
The Campus at Legacy
Legacy Dr.
Lewisville
Tennyson Pkwy.
Hewlett-Packard
Spring Creek Pkwy.
The Guildhall at SMU
DFW Intl. Airport 17 miles
Sysco North Texas
Midway Rd.
PLANO
Carpenter Park
Windhaven Dr.
Spring Creek Pkwy.
Lakeside Market
Josey Ln.
DENTON COUNTY
Communications Pkwy.
Willow Bend Dr.
Hebron
Arbor Hills Nature Preserve
Windhaven Park
Preston Meadow Park
Parker Rd.
TX Health Presbyterian Hospital
Parker Rd.
Golf Club at Castle Hills
Plano Pkwy.
Prestonwood Country Club
Trinity Medical Center
The Shops at Willow Bend
Polo Towne Crossing
Gleneagles Country Club
Preston Towne Crossing
Park Plaza West
Park Blvd.
Preston Sheppard Place
Preston Park Village
Westpark Village
Old Shepard Pl.
Whitsitt Pkwy.
Hebron Pkwy.
CARROLLTON
Intl. Pkwy.
Marsh Ln.
Oak Creek Park
Parkwood Blvd.
Branch Hollow Park
Plano Pkwy.
Baylor Regional Medical Center at Plano
The Medical Center of Plano
Pres. G. Bush Turnpike
190
Rosemeade Pkwy.
Plano Pkwy.
Greenbelt Park
Rosemeade Park
Dallas Love Field 13 miles
DALLAS

A-3-27

BANK 2017-BNK9	Marriott at Legacy Town Center

Mortgage Loan No. 4 – Marriott at Legacy Town Center

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
Original Balance:	$79,800,000			Location:	Plano, TX 75024
Cut-off Date Balance:	$79,800,000			General Property Type:	Hospitality
% of Initial Pool Balance:	7.6%			Detailed Property Type:	Full Service
Loan Purpose:	Acquisition			Title Vesting:	Fee
Sponsor:	Roch Capital Inc.			Year Built/Renovated:	2001/2014
Mortgage Rate:	4.2100%			Size:	404 Rooms
Note Date:	11/1/2017			Cut-off Date Balance per Room:	$197,525
First Payment Date:	12/1/2017			Maturity Date Balance per Room:	$167,733
Maturity Date:	11/1/2027			Property Manager:	Marriott Hotel Services, Inc.
Original Term to Maturity:	120 months
Original Amortization Term:	360 months			Underwriting and Financial Information
IO Period:	24 months			UW NOI:	$11,572,877
Seasoning:	1 month			UW NOI Debt Yield:	14.5%
Prepayment Provisions:	LO (25); DEF (90); O (5)			UW NOI Debt Yield at Maturity:	17.1%
Lockbox/Cash Mgmt Status:	Soft/Springing			UW NCF DSCR:	2.93x (IO) 2.13x (P&I)
Additional Debt Type:	N/A			Most Recent NOI:	$11,328,500 (8/31/2017 TTM)
Additional Debt Balance:	N/A			2nd Most Recent NOI:	$10,986,670 (12/31/2016)
Future Debt Permitted (Type)(1):	Yes (Mezzanine)			3rd Most Recent NOI:	$11,230,788 (12/31/2015)
Reserves(2)				Most Recent Occupancy:	72.0% (8/31/2017)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	70.6% (12/31/2016)
RE Tax:	$0	Springing	N/A	3rd Most Recent Occupancy:	71.0% (12/31/2015)
Insurance:	$0	Springing	N/A	Appraised Value (as of):	$122,800,000 (10/4/2017)
Recurring Replacements:	$0	$132,190	N/A	Cut-off Date LTV Ratio:	65.0%
Capital Expenditures:	$17,711,531	$0	N/A	Maturity Date LTV Ratio:	55.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$79,800,000	64.8%	Purchase Price:	$104,000,000	84.4%
Borrower Equity:	$43,355,616	35.2%	Reserves:	$17,711,531	14.4%
			Closing Costs:	$1,444,085	1.2%
Total Sources:	$123,155,616	100.0%	Total Uses:	$123,155,616	100.0%

(1)	See “Mezzanine Loan and Preferred Equity” below for further discussion of future permitted debt.

(2)	See “Escrows and Reserves” below for further discussion of reserve requirements.

The Mortgage Loan. The fourth largest mortgage loan (the “Marriott at Legacy Town Center Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $79,800,000, and secured by a first priority fee mortgage encumbering the full service, 404-room Marriott at Legacy Town Center hotel located in Plano, Texas (the “Marriott at Legacy Town Center Property”). The proceeds of the Marriott at Legacy Town Center Mortgage Loan, together with approximately $43.4 million of borrower equity, were used to acquire the Marriott at Legacy Town Center Property, fund reserves and pay closing costs. The previous mortgage loan secured by the Marriott at Legacy Town Center Property was included in the MSC 2017-PRIME securitization trust.

The Borrower and the Sponsor. The borrower is Pios Grande Xgen Plano MRT LLC (the “Marriott at Legacy Town Center Borrower”), a single-purpose Delaware limited liability company, with two independent directors. Pios Grande Holdings LLC and Pios Grande Holdings II LLC are the nonrecourse carveout guarantors. The borrower sponsor is Roch Capital Inc. (“Roch”).

Pios Grande Holdings LLC and Pios Grande Holdings II LLC are each wholly owned by four trusts for the benefit of Rocco Abessinio’s four children. The Marriott at Legacy Town Center Borrower is wholly owned by eight trusts for the benefit of Rocco Abessinio’s four children. Rocco Abessinio is the founder and CEO of Roch, a capital management firm that invests in diversified real estate opportunities including hospitality, office, retail, flex/industrial, multifamily, manufactured home and recreational vehicle communities, student housing, mixed-use, single tenant net lease properties and corporate sale-leasebacks.

A-3-28

BANK 2017-BNK9	Marriott at Legacy Town Center

The Property. The Marriott at Legacy Town Center Property is a six-story, full service hotel located in Plano, Texas. The Marriott at Legacy Town Center Property contains 404 rooms, including 217 king bedrooms, 132 double/double rooms and 55 suites. Amenities include two restaurants, an outdoor swimming pool with a whirlpool, a fitness center, a business center, a gift shop and a local shuttle. The Marriott at Legacy Town Center Property also features 11 meeting/banquet rooms, including a ballroom which can be divided into four separate rooms, totaling 23,341 SF of meeting and event space. The Marriott at Legacy Town Center Property also includes 14,821 SF of white box retail space, which is currently unoccupied. There are 544 parking spaces located in a four-story parking garage (1.35 spaces per room) on the Marriott at Legacy Town Center Property. In order to obtain the number of parking spaces required for zoning purposes (609 spaces), the Marriott at Legacy Town Center Borrower has entered into a Reciprocal Parking Easement and Maintenance Agreement with an adjoining property owner, pursuant to which each property owner has the right to use up to 200 spaces in the other property owner’s parking garage. The agreement expires in June 2031.

The Marriott at Legacy Town Center Property is part of Legacy, a master planned development, as to which a declaration of covenants, conditions and restrictions establishes a Legacy Association for the purpose of enforcing design and building restrictions, and ongoing maintenance requirements of each property owner for its own parcels and which has the power to levy annual and special assessments.

The borrower’s business plan includes approximately $17.7 million ($43,840/room) of renovations over the next two years, which amount was reserved for at origination of the Marriott at Legacy Town Center Mortgage Loan. The majority of the planned renovations will be to the lobby and guestrooms. The Marriott at Legacy Town Center Property was opened in 2001 and, according to the previous owner, has undergone approximately $11.9 million in renovations since 2011, which include the replacement of mattresses and a cooling tower, along with meeting space and guestroom upgrades.

The Marriott at Legacy Town Center Property operates under a management agreement with Marriott Hotel Services, Inc. that expires on December 31, 2023 with two, ten-year renewal options; provided that Marriott Hotel Services, Inc. may elect, in writing delivered to the Marriott at Legacy Town Center Borrower no later than one calendar year prior to the date the renewal term would otherwise have commenced, not to renew the term, in which case the management agreement will not be renewed.

According to the appraisal, in 2016 the Marriott at Legacy Town Center Property generated approximately 55% of its room nights from commercial demand, 30% from meeting and group demand and 15% from leisure demand.

More specific information about the Marriott at Legacy Town Center Property and the related competitive set is set forth in the following table:

Historical Occupancy, ADR, RevPAR(1)(2)
	Competitive Set			Marriott at Legacy Town Center Property			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
8/31/2015 TTM	65.0%	$149.39	$97.14	70.4%	$188.58	$132.79	108.3%	126.2%	136.7%
8/31/2016 TTM	66.3%	$155.70	$103.25	69.9%	$195.26	$136.52	105.4%	125.4%	132.2%
8/31/2017 TTM	64.2%	$160.16	$102.76	72.0%	$185.46	$133.57	112.3%	115.8%	130.0%

Source: Industry Report

(1)	The competitive set includes Hilton Dallas Plano Granite Park, Westin Stonebriar, Embassy Suites Dallas Frisco, Hyatt Place Dallas Plano and NYLO Hotel Plano. Such competitive set is different from the competitive set used in the Property Competitive Summary table below.

(2)	The variances between the underwriting, the appraisal and the industry report data with respect to Occupancy, ADR and RevPAR at the Marriott at Legacy Town Center Property are attributable to variances in reporting methodologies and/or timing differences.

The Market. The Marriott at Legacy Town Center Property is a part of Legacy, a dining, shopping and entertainment center in Plano, Texas. Legacy is a master-planned development that spans over 2,600 acres with over 500,000 SF of retail and entertainment space and nearly 16 million SF of office campuses, which are home to companies including Hewlett Packard, J.C. Penney, Frito-Lay, FedEx and Ericsson. Legacy is home to over 2,400 units of multifamily housing and nearly 60,000 people work in Legacy every day.

The Marriott at Legacy Town Center Property is located adjacent to a $2 billion mixed-use development (“Legacy West”) that is currently under construction. According to the appraisal, Legacy West is expected to feature 280,000 SF of retail space, 240,000 SF of office space, and 627 apartments upon its anticipated completion in 2018. JPMorgan Chase has announced that it will be consolidating its North Texas operations, moving approximately 6,000 jobs to Legacy West between 2017 and 2019. According to the appraisal, Toyota and Liberty Mutual are expected to move approximately 4,000 and 5,000 jobs, respectively, to Legacy West by early 2018. However, there can be no assurance that any of these job moves will occur.

Plano is located between downtown Dallas and the growing commercial and residential suburb of Frisco, Texas. According to the appraisal, the estimated 2017 population within a one-, three- and five-mile radius of the Marriott at Legacy Town Center Property is 10,255, 56,347 and 122,793, respectively. The cumulative population growth within a one-, three- and five-mile radius of the Marriott at Legacy Town Center Property between 2010 and 2017 was 13.2%, 10.5% and 8.9%, respectively. The estimated 2017 average household income within a one-, three- and five-mile radius of the Marriott at Legacy Town Center Property is $56,154, $54,654 and $55,457, respectively.

A-3-29

BANK 2017-BNK9	Marriott at Legacy Town Center

The following table presents certain information relating to the primary competitive properties to the Marriott at Legacy Town Center Property:

Property Competitive Summary(1)(2)
Property Name	No. of Rooms	Year Built	Meeting Space (SF)	Commercial	Meeting & Group	Leisure	Estimated 2016 Occupancy(3)	Estimated 2016 ADR(3)	Estimated 2016 RevPAR(3)
Marriott at Legacy Town Center	404	2001	23,341	55%	30%	15%	70.8%	$190.70	$134.94
Hilton Dallas Plano Granite Park	299	2014	18,488	60%	30%	10%	60.0% - 65.0%	$170 - $180	$110 - $115
Westin Stonebriar	301	2000	16,571	55%	30%	15%	60.0% - 65.0%	$180 - $190	$110 - $115
Embassy Suites Dallas Frisco	330	2005	90,000	55%	30%	15%	70.0% - 75.0%	$150 - $160	$110 - $115

Source: Appraisal.

(1)	Variances between the underwriting, the appraisal and the Historical Occupancy, ADR, RevPAR table with respect to Occupancy, ADR and RevPAR at the Marriott at Legacy Town Center Property are attributable to variances in reporting methodologies and/or timing differences.

(2)	Secondary competitors, as identified by the appraiser, include Courtyard by Marriott at Legacy Park, Sheraton Stonebriar, NYLO Hotel Plano, Aloft Plano, Hilton Garden Inn Frisco, Aloft Frisco and Hyatt Place Plano. The competitive sets identified in the table above and in this footnote are different from the competitive sets used in the Historical Occupancy, ADR, RevPAR table above.

(3)	Estimated 2016 Occupancy, Estimated 2016 ADR and Estimated 2016 RevPAR are based on the appraisal’s estimated 2016 year-end figures.

According to the appraisal, two hotels, a 304-room Renaissance Hotel and a 300-room Omni Hotel, both of which directly compete with the Marriott at Legacy Town Center Property, recently opened within three miles of the Marriott at Legacy Town Center Property. An additional four hotels are under development in the market where the Marriott at Legacy Town Center Property is located, at least one of which, a 295-room Hyatt Regency to be located two miles from the Marriott at Legacy Town Center Property and expected to open in 2019, is expected to directly compete with the Marriott at Legacy Town Center Property.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Marriott at Legacy Town Center Property.

Cash Flow Analysis
	2014	2015	2016	8/31/2017 TTM	UW	UW per Room
Occupancy(1)	69.2%	71.0%	70.6%	72.0%	72.0%
ADR(1)	$178.78	$193.45	$190.70	$185.46	$185.46
RevPAR(1)	$123.71	$137.41	$134.58	$133.57	$133.57

Rooms Revenue	$18,222,044	$20,262,566	$19,898,911	$19,696,553	$19,309,190	$47,795
Food & Beverage	$10,208,167	$10,922,258	$10,986,941	$11,613,419	$11,385,023	$28,181
Other Income	1,042,337	730,265	1,114,966	1,052,082	$1,031,391	2,553
Total Revenue	$29,472,548	$31,915,089	$32,000,818	$32,362,054	$31,725,604	$78,529
Total Expenses	19,592,696	20,684,301	21,014,148	21,033,554	$20,152,727(2)	49,883
Net Operating Income	$9,879,852	$11,230,788	$10,986,670	$11,328,500	$11,572,877	$28,646
FF&E	1,443,931	1,601,653	1,600,041	1,618,103	$1,586,280	3,926
Net Cash Flow	$8,435,921	$9,629,135	$9,386,629	$9,710,397	$9,986,597	$24,719

NOI DSCR (IO)	2.90x	3.30x	3.23x	3.33x	3.40x
NOI DSCR (P&I)	2.11x	2.40x	2.34x	2.42x	2.47x
NCF DSCR(IO)	2.48x	2.83x	2.76x	2.85x	2.93x
NCF DSCR (P&I)	1.80x	2.05x	2.00x	2.07x	2.13x
NOI Debt Yield	12.4%	14.1%	13.8%	14.2%	14.5%
NCF Debt Yield	10.6%	12.1%	11.8%	12.2%	12.5%

(1)	Occupancy, ADR and RevPAR figures are based on the underwriting and have been taken from financial statements provided by the Marriott at Legacy Town Center Borrower. Variances between the underwriting, the appraisal and the Historical Occupancy, ADR, RevPAR table with respect to Occupancy, ADR and RevPAR at the Marriott at Legacy Town Center Property are attributable to variances in reporting methodologies and/or timing differences.

(2)	The majority of the decrease in UW Total Expenses from 8/31/2017 TTM is due to a decrease in the incentive management fee owed to the property manager as a result of the Marriott at Legacy Town Center Borrower’s commencement of a $17.7 million renovation. Approximately $1.1 million of the Marriott at Legacy Town Center Borrower’s planned capital expenditures for 2018 is being subtracted from net cash flow to reduce the underwritten incentive management fee. The Hotel Manager is owed an incentive management fee equal to 35.0% of available cash flow (the “Incentive Management Fee”), which is defined as the excess, if any, of operating profit (net cash flow less replacement reserves) over the Marriott at Legacy Town Center Borrower’s priority distribution (calculated as 11.0% of the Marriott at Legacy Town Center Borrower’s cost basis, which basis is currently approximately $6.4 million (the “Owner’s Priority Distribution”)). Only major capital expenditures (non-routine, major repairs, alterations, improvements, renewals, replacements, and additions to the Marriott at Legacy Town Center Property) are added to the Marriott at Legacy Town Center Borrower’s cost basis. None of the $1.1 million of capex is added to the Marriott at Legacy Town Center Borrower’s cost basis.

Escrows and Reserves. The Marriott at Legacy Town Center Loan documents provide for upfront reserves in the amount of $17,689,300 in connection with specified capital expenditures for the Marriott at Legacy Town Center Property, primarily including guestroom renovations and lobby renovations. The Marriott at Legacy Town Center Loan documents also provide for upfront reserves in the amount of $22,231 for capital expenditures for the retail area of the Marriott at Legacy Town Center Property.

The Marriott at Legacy Town Center Borrower is required to make monthly deposits of: (i) 1/12 of the annual estimated real estate taxes into a tax escrow and (ii) 1/12 of the annual estimated insurance premiums into an insurance escrow (unless the Marriott at Legacy Town Center Borrower maintains an

A-3-30

BANK 2017-BNK9	Marriott at Legacy Town Center

acceptable blanket policy); provided that so long as no event of default exists under the Marriott at Legacy Town Center Mortgage Loan, the Marriott at Legacy Town Center Borrower is entitled to a credit (on a dollar for dollar basis) against the foregoing monthly deposit requirements for any deposits that are required to be made and actually are made into an escrow for the same purpose maintained by the Hotel Manager (as defined below) pursuant to the Hotel Management Agreement (as defined below). The Marriott at Legacy Town Center Borrower is required to make monthly deposits into an escrow for furniture, fixtures and equipment (“FF&E”) equal to the amount required by the Hotel Manager on account of FF&E under the Hotel Management Agreement; provided that the FF&E monthly deposit may not be less than 1/12th of 5.00% of gross operating income for the Marriott at Legacy Town Center Property for the preceding calendar year and provided further that so long as no event of default exists under the Marriott at Legacy Town Center Mortgage Loan, the Marriott at Legacy Town Center Borrower is entitled to a credit (on a dollar for dollar basis) against the foregoing monthly deposit requirement for any deposits that are required to be made and actually are made into an FF&E escrow maintained by the Hotel Manager pursuant to the Hotel Management Agreement. The required FF&E monthly deposit will be $132,190 for the remainder of 2017. If any property improvement plan (“PIP”) is imposed by the Hotel Manager pursuant to the Hotel Management Agreement, the Marriott at Legacy Town Center Borrower is required to deposit with the lender 110% of the cost of such PIP.

“Hotel Manager” means Marriott Hotel Services, Inc., or any other qualified hotel manager pursuant to a replacement Hotel Management Agreement.

“Hotel Management Agreement” means the management agreement between the Marriott at Legacy Town Center Borrower and the Hotel Manager, or any replacement hotel management agreement entered into subsequent to the loan origination date.

Lockbox and Cash Management. A soft lockbox is in place with respect to the Marriott at Legacy Town Center Mortgage Loan. All hotel revenue with respect to the Marriott at Legacy Town Center Property is collected by the Hotel Manager and deposited in an account to which the Hotel Manager has access (the “Hotel Operating Account”). The Hotel Manager is required to pay operating expenses (other than debt service) from the Hotel Operating Account pursuant to the Hotel Management Agreement, and may deduct from gross revenues in the Hotel Operating Account, its base management fee and expenses, and funds for FF&E Reserves, tax and insurance reserves, working capital reserves and other reserves required to be maintained under the Hotel Management Agreement. The Marriott at Legacy Town Center Borrower has collaterally assigned its interest in the Hotel Operating Account and such reserves to the lender, and the Hotel Manager has acknowledged such assignment; however, such assignment may not interfere with Hotel Manager’s right to use such funds as provided in the Hotel Management Agreement. Gross revenues remaining in the Hotel Operating Account after deduction of the foregoing fees, expenses and reserves, for each accounting period (typically a four to five week period), are required under the Hotel Management Agreement to be applied in the following priority by the Hotel Manager: (i) to pay the Marriott at Legacy Town Center Borrower a prorated portion of the Owner’s Priority Distribution, (ii) the Hotel Manager may deduct its Incentive Management Fee and (iii) to pay any remainder to the Marriott at Legacy Town Center Borrower (such remainder amount, together with the Owner’s Priority Distribution, the “Owner Distributions”). The Marriott at Legacy Town Center Borrower has directed the Hotel Manager to deposit into a lender-controlled lockbox account the Owner Distributions so payable to the Marriott at Legacy Town Center Borrower.

The Marriott at Legacy Town Center Mortgage Loan has springing cash management. Provided no Cash Sweep Event Period (as defined below) exists, Owner Distributions in the lockbox account are required to be swept daily to an account designated by the Marriott at Legacy Town Center Borrower. Upon the first occurrence of a Cash Sweep Event Period, the lender has the right to establish, and the Marriott at Legacy Town Center Borrower is required to cooperate to establish, a lender-controlled cash management account. During the continuance of a Cash Sweep Event Period, all Owner Distributions on deposit in the lockbox account are required to be swept each business day to such cash management account and applied on each monthly payment date to pay debt service on the Marriott at Legacy Town Center Loan; to fund the required reserves deposits as described under “Escrows and Reserves”; to deposit, if a Management FF&E Expiration Event (as defined below) is continuing, remaining Owner Distributions in the lockbox account into the FF&E reserve until the amount on deposit therein equals $30,000 per key (as determined by the lender); to pay, if the Cash Sweep Event Period relates solely to a DSCR Event (as defined below), operating expenses set forth in the approved annual budget and extraordinary expenses approved (if in excess of $10,000) by the lender, in each case to the extent not paid or reserved for under the Hotel Management Agreement; and to deposit the remainder to an account to be held by the lender as additional security for the Marriott at Legacy Town Center Mortgage Loan during the continuance of such Cash Sweep Event Period.

A “Cash Sweep Event Period” is a period commencing upon a Trigger Event (as defined below) and terminating upon a Cash Sweep Termination Event (as defined below).

A “Trigger Event” means (i) an event of default; (ii) the amortizing debt service coverage ratio dropping below 1.25x for six consecutive calendar months based upon the trailing 12 months (a “DSCR Event”); (iii) the termination of the Hotel Management Agreement without the lender’s prior consent or if the Hotel Management Agreement has not been renewed or extended one year prior to its expiration (a “Management Termination Event”); (iv) any time that Hotel Manager provides written notice to the Marriott at Legacy Town Center Borrower and/or the lender that there is an uncured default under the Hotel Management Agreement and the default is not cured within 30 days of the Marriott at Legacy Town Center Borrower’s receipt of such notice (a “Management Default Event”); and (v) the date one year prior to the renewal date of the Hotel Management Agreement if the Hotel Management Agreement has not been renewed and/or extended and the funds in the FF&E reserve are less than $30,000 per key (a “Management FF&E Expiration Event”).

A “Cash Sweep Termination Event” means (i) no event of default has occurred and is continuing; (ii) if the Trigger Event was a DSCR Event, the amortizing debt service coverage ratio has been not less than 1.25x for the immediately preceding six consecutive calendar months based on the trailing twelve months; (iii) if the Trigger Event was a Management Termination Event or Management FF&E Expiration Event, the Marriott at Legacy Town Center Borrower has either renewed or extended the Hotel Management Agreement, or has entered into a replacement management agreement with a reputable and experienced nationally-recognized brand manager possessing experience in flagging and operating hotel properties similar in size, scope, use and value to the Marriott at Legacy Town Center Property, which replacement manager and management agreement have been reasonably approved by the lender (with the new manager having provided the lender with a subordination, non-disturbance and attornment agreement or comfort letter acceptable to the lender in its reasonable discretion) and has been operating under such agreement for 60 days without a default by either party thereto; or (iv) if the Trigger Event was a Management Default Event, the default has been remedied to the reasonable satisfaction of the lender and Hotel Manager and there has been no default by the Marriott at Legacy Town Center Borrower under the Hotel Management Agreement for 60 days.

Additional Secured Indebtedness (not including trade debts). Not permitted.

Mezzanine Loan and Preferred Equity. After a sale of the Marriott at Legacy Town Center Property and assumption of The Marriott at Legacy Town Center Mortgage Loan, the owners of the Marriott at Legacy Town Center Property Borrower may incur mezzanine debt secured by ownership interests in the Marriott at Legacy Town Center Borrower, provided among other conditions, (i) the mezzanine loan has been approved by the rating agencies rating the BANK 2017-BNK9 securitization, (ii) the mezzanine lender enters into an intercreditor agreement with the lender in form and substance acceptable to

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BANK 2017-BNK9	Marriott at Legacy Town Center

the lender and the rating agencies in their sole discretion, (iii) the mezzanine lender is an institutional lender acceptable to the lender, (iv) the mezzanine financing is in an amount that, when added to the outstanding principal balance of the Marriott at Legacy Town Center Mortgage Loan, will result in (1) a combined loan to value ratio of no more than 75.0%, (2) a combined debt service coverage ratio of no less than 2.00x; and (3) a combined debt yield of not less than 11.8%; and (iv) the mezzanine loan is not secured by the Marriott at Legacy Town Center Property or its rents.

Release of Property. Not permitted.

Terrorism Insurance. If “acts of terrorism” are excluded from the Marriott at Legacy Town Center Borrower’s all risk insurance policy, the Marriott at Legacy Town Center Mortgage Loan documents require the Marriott at Legacy Town Center Borrower to obtain an endorsement to such policy or a separate policy which provides coverage for terrorism in an amount reasonably determined by the lender (but in no event more than the full replacement cost of the Marriott at Legacy Town Center Property and 12 months of business interruption insurance); provided that if the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2015 or subsequent statute, extension or reauthorization thereof (“TRIPRA”) is in effect and continues to cover both foreign and domestic acts of terrorism, the lender is required to accept terrorism insurance with coverage against “covered acts” (as defined by TRIPRA or such other program).

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A-3-33

BANK 2017-BNK9	Hackensack Commons

Mortgage Loan No. 5 – Hackensack Commons

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BANK 2017-BNK9	Hackensack Commons

Mortgage Loan No. 5 – Hackensack Commons

COMMERCE WAY
HACKENSACK AVENUE
Applebee's
STAPLES
petco
MATTRESS FIRM
THE HOME DEPOT
99
99 RANCH MARKET
PARIS BAGUETTE
SO GONG DONG
WeightWatchers
WIRELESS WORLD
GNC
LIVE WELL
SUPERCUTS
EASTERN DENTAL
FIVE GUYS
BURGERS and FRIES
orangetheory
Scottrade
WINDOWS & CABINETS
LOTUS CAFE RESTAURANT
VACANT
VACANT
VACANT
NAPOLIMANIA
Carvel
CINNABON
Anchor
Junior Anchor
Non-Anchor / In-line
Vacant
Not part of the Collateral

A-3-35

BANK 2017-BNK9	Hackensack Commons

Mortgage Loan No. 5 – Hackensack Commons

Hackensack Commons
450 Hackensack Avenue
Hackensack, NJ 07601
Waldwick
Saddle River
Woodcliff Lake
Hillsdale
Ho-Ho-Kus
Midland Park
Westwood
Washington Township
Ridgewood
The Valley Hospital
Hackensack Golf Club
The New Jersey Children's Mus.
Paramus Park Mall
Bergen Regional Medical Center
Oradell
Glen Rock
Saddle River County Park
Bergen Community College
Alpine
White Beeches Country Club
Dumont
BERGEN COUNTY
Ridgewood Country Club
River Edge
Bergen County Zoo
Van Saun County Park
Fair Lawn
Paramus
Arcola Country Club
Bergenfield
Tenafly
Knickerbocker Country Club
PATERSON
Garden State Plaza
Bergen Town Center
Elmwood Park
Rochelle Park
Maywood
The Shops at Riverside
Fairleigh Dickinson University
Hackensack
Teaneck
Englewood
Englewood Cliffs
Garfield
Lodi
Hackensack Univ. Medical Center
Holy Name Hospital
Overpeck County Golf Course
Flatrock Nature Center
Clifton
PASSAIC COUNTY
Felician College
Bogota
Leonia
Passaic
General Hospital Ctr. at Passaic
Hasbrouck Heights
Ridgefield Park
Overpeck County Park
Wood-Ridge
Passaic Stadium
Teterboro Airport
Little Ferry
Palisades Park
GEORGE WASHINGTON BRIDGE
Fort Lee
East Rutherford
Moonachie
Carlstadt
Ridgefield
Cliffside Park
N.Y. CITY
MEADOWLANDS SPORT COMPLEX/ MetLife Stadium
Newark Intl. Airport 15 miles
Hackensack River
Hudson River
Passaic River
Garden State Pkwy
New Jersey Turnpike
Palisades Pkwy
PASCACK VALLEY LINE
NJ TRANSIT
MAIN LINE
BERGEN CO. LINE
NEW YORK
NEW JERSEY
MANHATTAN
BRONX
QUEENS
BROOKLYN
NEW YORK CITY
NEWARK
JERSEY CITY
YONKERS
STATEN IS.

A-3-36

BANK 2017-BNK9	Hackensack Commons

Mortgage Loan No. 5 – Hackensack Commons

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
Original Balance:	$66,400,000			Location:	Hackensack, NJ 07601
Cut-off Date Balance:	$66,400,000			General Property Type:	Retail
% of Initial Pool Balance:	6.3%			Detailed Property Type:	Anchored
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Urban Edge Properties			Year Built/Renovated:	1963 / 1995
Mortgage Rate:	4.3550%			Size:	274,643 SF
Note Date:	11/15/2017			Cut-off Date Balance Per SF:	$242
First Payment Date:	1/1/2018			Maturity Date Balance Per SF:	$242
Maturity Date:	3/1/2028			Property Manager:	UE Property Management LLC
Original Term to Maturity	123 months
Original Amortization Term:	0 months			Underwriting and Financial Information
IO Period:	123 months			UW NOI:	$5,726,801
Seasoning:	0 months			UW NOI Debt Yield:	8.6%
Prepayment Provisions:	LO (24); DEF (94); O (5)			UW NOI Debt Yield at Maturity:	8.6%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NCF DSCR:	1.82x
Additional Debt Type:	N/A			Most Recent NOI:	$4,858,643 (9/30/2017 TTM)
Additional Debt Balance:	N/A			2nd Most Recent NOI:	$4,168,249 (12/31/2016)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$3,990,813 (12/31/2015)
Reserves(1)				Most Recent Occupancy(2):	97.9% (10/26/2017)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	72.8% (12/31/2016)
RE Tax:	$0	Springing	N/A	3rd Most Recent Occupancy:	72.8% (12/31/2015)
Insurance:	$0	Springing	N/A	Appraised Value (as of):	$102,800,000 (10/10/2017)
Recurring Replacements:	$0	$3,433	N/A	Cut-off Date LTV Ratio:	64.6%
TI/LC:	$2,313,931	$13,732	$400,000	Maturity Date LTV Ratio:	64.6%
So Gong Dong Free Rent:	$42,613	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$66,400,000	100.0%	Loan Payoff:	$38,840,963	58.5%
			Reserves:	$2,356,544	3.5%
			Closing Costs:	$930,194	1.4%
			Return of Equity:	$24,272,299	36.6%
Total Sources:	$66,400,000	100.0%	Total Uses:	$66,400,000	100.0%

(1)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(2)	Most Recent Occupancy includes three new tenants (23.3% of NRA) that have executed leases and taken possession of their space but are not yet in occupancy.

The Mortgage Loan. The fifth largest mortgage loan (the “Hackensack Commons Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $66,400,000 and secured by a first priority fee mortgage encumbering an anchored retail property in Hackensack, New Jersey (the “Hackensack Commons Property”). Proceeds of the Hackensack Commons Mortgage Loan were primarily used to refinance the previous loan secured by the Hackensack Commons Property, fund upfront reserves, pay closing costs and return equity to the Hackensack Commons Borrower (as defined below). The Hackensack Commons Property was previously collateral for a loan securitized in the VNO 2010-VNO transaction.

The Borrower and the Sponsor. The borrower is Hackensack UE LLC (the “Hackensack Commons Borrower”), a single-purpose New Jersey limited liability company, with two independent directors in its organizational structure. The Hackensack Commons Borrower is 100.0% owned by Urban Edge Properties LP, which is in turn 89.9% owned by Urban Edge Properties. Urban Edge Properties is the borrower sponsor and Urban Edge Properties LP is the non-recourse carveout guarantor.

Urban Edge Properties is a real estate investment trust that acquires, develops, owns, manages and improves shopping centers in and on the edge of urban communities. Its portfolio comprises 16.7 million SF in 90 properties and it manages over 5 million SF for others. Urban Edge’s core assets are concentrated in the Washington, D.C. to Boston corridor.

The Property. The Hackensack Commons Property is a 274,643 SF anchored retail community center located in Hackensack, New Jersey, approximately ten miles west of the George Washington Bridge and upper Manhattan, New York City. Built in 1963 and renovated in 1995, the Hackensack Commons Property sits on 21.4 acres and contains a total of 1,163 parking spaces (4.23 spaces per 1,000 SF of NRA).

As of October 26, 2017, the Hackensack Commons Property was 97.9% leased by a mix of 24 national and regional tenants, including Home Depot, 99 Ranch Market, Applebee’s, Chipotle, Five Guys, GNC, Mattress Firm, Petco and Staples. Home Depot has served as an anchor tenant at the Hackensack Commons Property since 2002 and accounts for 40.4% of NRA and 39.8% of underwritten rent. Eleven of the 24 tenants at the Hackensack Commons

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BANK 2017-BNK9	Hackensack Commons

Property, representing 57.9% of NRA, have operated there for ten years or longer and ten of the tenants have renewed at least once. Six tenants (99 Ranch Market, Orangetheory Fitness, Eastern Dental, Paris Baguette, So Gong Dong, and Chipotle) leased space totaling 72,212 SF (26.3% of NRA and 20.8% of underwritten rent) in 2017. Three of such tenants, 99 Ranch Market, Paris Baguette, and So Gong Dong, representing in the aggregate 23.3% of NRA and 16.3% of underwritten rent, are not yet in occupancy and two of such tenants, Paris Baguette, and So Gong Dong, representing in the aggregate 1.8% of NRA and 2.6% of underwritten rent are not yet paying rent.

Major Tenants.

Home Depot (111,027 SF, 40.4% of NRA, 39.8% of underwritten rent). Home Depot U.S.A., Inc. (“Home Depot”), a tenant at the Hackensack Commons Property since 2002, is a home improvement chain with over 400,000 employees at more than 2,200 stores within the United States, Canada and Mexico. Home Depot has a lease expiration of January 31, 2023 and has two, five-year renewal options. Home Depot reported sales at the Hackensack Commons Property for fiscal year ending January 2015, 2016, and 2017 of approximately $55.2 million ($497 PSF), approximately $56.7 million ($511 PSF), and approximately $59.1 million ($532 PSF), respectively. According to the annual report for Home Depot’s parent company, The Home Depot Inc.’s national average store sales were approximately $391 PSF for the fiscal year ending January 2017.

99 Ranch Market (59,170 SF, 21.5% of NRA, 13.7% of underwritten rent). 99 Ranch Market is scheduled to open at the Hackensack Property in December 2017. Established in 1984, 99 Ranch Market now has over 42 store locations in California, Nevada, Texas and Washington. The 99 Ranch Market at the Hackensack Commons Property will be its first location on the east coast of the United States. 99 Ranch Market has a lease expiration of December 31, 2027 and has three, five-year renewal options. 99 Ranch Market has taken possession of its space and is paying rent, but is not yet in occupancy. 99 Ranch Market has a $1,479,250 tenant improvement allowance, which was reserved for at loan origination.

Staples (27,017 SF, 9.8% of NRA, 10.7% of underwritten rent). Staples, a tenant at the Hackensack Commons Property since 2005, is an office supply chain with more than 1,900 stores within the United States, Canada, the United Kingdom, Australia, Brazil, and a presence in multiple European countries. Staples has extended its lease two times, has a lease expiration of March 31, 2020 and has one, three-year renewal option.

The following table presents a summary regarding the major tenants at the Hackensack Commons Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approx. % of SF	Annual UW Rent	Annual UW Rent PSF(3)	% of Annual UW Rent	2016 Sales		Occ. Cost %(4)	Lease Expiration
							$	PSF
Major Tenants
Home Depot	A/A2/A	111,027	40.4%	$2,498,108	$22.50	39.8%	$59,094,578	$532	4.2%	1/31/2023
99 Ranch Market	NR/NR/NR	59,170	21.5%	$857,965	$14.50	13.7%	NAV	NAV	NAV	12/31/2027
Staples	NR/B3/B+	27,017	9.8%	$670,022	$24.80	10.7%	$6,730,536	$249	10.0%	3/31/2020
Petco Supplies & Fish	NR/NR/B	13,808	5.0%	$359,008	$26.00	5.7%	NAV	NAV	NAV	1/31/2024
Port of Call American Fusion	NR/NR/NR	10,556	3.8%	$316,680	$30.00	5.0%	$3,094,061	$293	10.2%	1/31/2024
Subtotal/Wtd. Avg.		221,578	80.7%	$4,701,783	$21.22	74.9%	$68,919,175(5)	$464(5)	5.1%(5)

Other Tenants		47,206	17.2%	$1,578,431	$33.44	25.1%	$8,570,303(5)	$362(5)	9.5%(5)
Vacant Space		5,859	2.1%	$0	$0.00	0.0%
Total/Wtd. Avg.		274,643	100.0%	$6,280,214	$23.37	100.0%	$77,489,478(5)	$450(5)	5.6%(5)

(1)	Information is based on the underwritten rent roll as of October 26, 2017.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.

(4)	Occ. Cost % is based on the underwritten rent as of the October 26, 2017 rent roll divided by the most recently reported sales.

(5)	Subtotal/Wtd. Avg., Other Tenants and Total/Wtd. Avg. 2016 Sales $, 2016 Sales PSF and Occ. Cost % are based on tenants that report sales. Fourteen tenants, representing 172,307 SF (62.7% of NRA) and $4,302,445 of Annual UW Rent (68.5% of Annual UW Rent), report sales.

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BANK 2017-BNK9	Hackensack Commons

The following table presents certain information relating to the lease rollover at the Hackensack Commons Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Annual UW Rent PSF Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2017	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2018	2	3,380	1.2%	1.2%	$103,717	$30.69	1.7%	1.7%
2019	4	7,105	2.6%	3.8%	$279,691	$39.37	4.5%	6.1%
2020	2	29,231	10.6%	14.5%	$739,409	$25.30	11.8%	17.9%
2021	1	1,555	0.6%	15.0%	$49,760	$32.00	0.8%	18.7%
2022	3	9,768	3.6%	18.6%	$286,939	$29.38	4.6%	23.2%
2023	1	111,027	40.4%	59.0%	$2,498,108	$22.50	39.8%	63.0%
2024	2	24,364	8.9%	67.9%	$675,688	$27.73	10.8%	73.8%
2025	1	6,200	2.3%	70.1%	$181,500	$29.27	2.9%	76.7%
2026	1	1,646	0.6%	70.7%	$77,839	$47.29	1.2%	77.9%
2027	6	72,059	26.2%	97.0%	$1,307,481	$18.14	20.8%	98.7%
2028 & Beyond	1	2,449	0.9%	97.9%	$80,082	$32.70	1.3%	100.0%
Vacant	0	5,859	2.1%	100.0%	$0	$0.00	0.0%	100.0%
Total/Wtd. Avg.	24	274,643	100.0%		$6,280,214	$23.37(3)	100.0%

(1)	Information is based on the underwritten rent roll as of October 26, 2017.

(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the lease rollover schedule.

(3)	Total/Wtd. Avg. Annual UW Rent PSF Rolling excludes vacant space.

The Market. The Hackensack Commons Property is located in the North Bergen retail submarket of the Northern New Jersey retail market. According to the appraisal, as of the second quarter of 2017, the vacancy rate in the Northern New Jersey retail market was approximately 8.6% with average asking rents of $29.42 PSF. As of the second quarter of 2017, the vacancy rate in the North Bergen retail submarket was approximately 5.8% with average asking rents of $33.24 PSF. According to the appraisal, both the Northern New Jersey retail market and the North Bergen retail submarket have seen steady increases in asking rents PSF since 2011. The North Bergen retail submarket is made up of 2,300,000 SF, 64,000 SF of which has been built since 2008.

The Hackensack Commons Property is situated at the intersection of Hackensack Avenue and Commerce Way, with 612 feet of frontage on Hackensack Avenue and 509 feet of frontage on Commerce Way. The Hackensack Commons Property is accessible from major highways via Route 17 in a north/south direction and Route 4 in an east/west direction. Within a short distance are Interstate 80, the New Jersey Turnpike and the Garden State Parkway. According to an industry report, the traffic count at the Hackensack Commons Property’s location on Hackensack Avenue averages approximately 20,000 vehicles per day, while State Route 4, within a half mile south of the Hackensack Commons Property, has a traffic count of approximately 124,600 vehicles per day.

According to the appraisal, the 2017 estimated population within a one-, three- and five-mile radius is 18,469, 206,629 and 483,035, respectively. The 2017 estimated average household income within a one-, three- and five-mile radius is $130,261, $107,707 and $110,226, respectively.

A-3-39

BANK 2017-BNK9	Hackensack Commons

The following table presents recent leasing data at comparable retail properties with respect to the Hackensack Commons Property:

Comparable Lease Summary
Property Name City. State	Tenant	Lease Area (SF)	Lease Date	Base Rent PSF	Lease Term (Yrs.)	Reimbursements
West Falls Plaza Woodland Park, NJ	andThat!	64,793	Sep 2017	$20.00	9.3	NNN
471 Prospect Ave West Orange, NJ	LA Fitness	48,200	Apr 2016	$28.00	15.0	NNN
132-194 Passaic Avenue Kearny, NJ	BJ’s Wholesale Club	87,788	Aug 2015	$17.00	20.0	NNN
Paramus Towne Square Paramus, NJ	Golf Galaxy	46,458	Apr 2014	$31.00	15.0	NNN
Roxbury Mall Succasunna, NJ	Petco	17,000	Jan 2017	$26.94	12.0	NNN
South Paramus Plaza Paramus, NJ	Ashley Furniture	18,340	Oct 2016	$20.00	15.0	NNN
Gold Acres Shopping Center South Plainfield, NJ	ShopRite	80,000	2016	$18.00	20.0	NNN
115 Belmont Avenue Belleville, NJ	KeyFoods	51,946	2016	$21.50	20.0	NNN
Livingston Town Center Livingston, NJ	Fan Bistro	5,020	Jun 2016	$25.00	10.0	NNN
40 Meadowlands Parkway Secaucus, NJ	Secaucus Foodmart	3,000	Jun 2017	$41.00	10.0	NNN
The Shops at 17 North Paramus, NJ	Farrow & Ball	2,018	Dec 2016	$46.00	10.0	NNN

Source: Appraisal.

The following table presents certain information regarding competitive properties with respect to the Hackensack Commons Property:

Competitive Property Summary
Property Address - Name	City	State	Year Built	Size (SF)	Total Occupancy
700-790 Broadway - Westwood Plaza	Westwood	NJ	1981	173,854	98.9%
585 From Rd - Sears	Paramus	NJ	2000	193,446	100.0%
502 Garden State Plz - JCPenney	Paramus	NJ	1958	182,909	100.0%
400 Hackensack Ave - Bloomingdale’s	Hackensack	NJ	1959	293,346	100.0%
149-175 Main St - Saddle River Crossing	Lodi	NJ	2007	230,000	100.0%
150 Route 17 - Lowe’s	East Rutherford	NJ	1996	197,000	100.0%
545 State Route 17 South	Paramus	NJ	1974	157,100	89.7%
165 W State Route 4	Paramus	NJ	1975	261,300	100.0%
698 US Highway 46 - Wal-Mart	Teterboro	NJ	2015	159,311	100.0%
698 US Highway 46 - Costco	Teterboro	NJ	2015	156,166	100.0%
233 N Franklin Tpke - Interstate Shopping Center	Ramsey	NJ	1961	309,000	98.7%
34 E Ridgewood Ave - The Fashion Center	Paramus	NJ	1968	306,762	100.0%
461-537 River Rd	Edgewater	NJ	1996	269,233	100.0%
189 W Route 46 - Saddlebrook Square Center	Saddle Brook	NJ	1974	221,892	97.8%

Source: Appraisal.

A-3-40

BANK 2017-BNK9	Hackensack Commons

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Hackensack Commons Property:

Cash Flow Analysis
	2014	2015	2016	9/30/2017 TTM	UW	UW PSF
Base Rent	$4,860,111	$4,814,243	$4,755,847	$5,035,084	$6,485,279(1)	$23.61
Total Recoveries	$2,155,546	$2,303,667	$2,372,550	$3,029,090	$3,601,515	$13.11
Less Vacancy	$0	$0	$0	$0	($504,340)	($1.84)
Effective Gross Income	$7,015,657	$7,117,910	$7,128,397	$8,064,174	$9,582,454	$34.89
Total Expenses	$3,177,892	$3,127,097	$2,960,148	$3,205,531	$3,855,654	$14.04
Net Operating Income(2)	$3,837,765	$3,990,813	$4,168,249	$4,858,643	$5,726,801	$20.85
Capital Expenditures	$0	$0	$0	$0	$41,196	$0.15
TI/LC	$0	$0	$0	$0	$339,404	$1.24
Net Cash Flow	$3,837,765	$3,990,813	$4,168,249	$4,858,643	$5,346,200	$19.47

Occupancy %	NAV	72.8%	72.8%	97.9%(3)	95.0%
NOI DSCR	1.31x	1.36x	1.42x	1.66x	1.95x
NCF DSCR	1.31x	1.36x	1.42x	1.66x	1.82x
NOI Debt Yield	5.8%	6.0%	6.3%	7.3%	8.6%
NCF Debt Yield	5.8%	6.0%	6.3%	7.3%	8.1%

(1)	Underwritten Base Rent is based on the rent roll dated October 26, 2017 and includes rent steps through November 30, 2018 totaling $73,031.

(2)	The increase in UW Net Operating Income from 9/30/2017 TTM Net Operating Income can be attributed to recent lease signings. Six tenants (99 Ranch Market, Orangetheory Fitness, Eastern Dental, Paris Baguette, So Gong Dong, and Chipotle) leased space totaling 72,212 SF (26.3% of NRA and 20.8% of underwritten base rent) in 2017. The majority of the increase in 9/30/2017 TTM Net Operating Income from 2016 Net Operating Income can be attributed a new tenant, 99 Ranch Market, which commenced paying rent in June 2017.

(3)	9/30/2017 TTM Occupancy % reflects occupancy as of October 26, 2017 and includes three new tenants (99 Ranch Market, Paris Baguette and So Gong Dong), representing 23.3% of NRA, that have executed leases and taken possession of their space but are not yet in occupancy.

Escrows and Reserves. At origination, the Hackensack Commons Borrower deposited $2,313,931 with lender for tenant improvements and leasing commissions (“TI/LC”) reserves, and $42,613 in connection with the tenant So Gong Dong (to be released to the Hackensack Commons Borrower upon receipt of an estoppel certificate from the tenant stating that its free rent period has expired, there are no reimbursements due to it from the Hackensack Commons Borrower outstanding and it is in occupancy, open for business and paying full rent).

The Hackensack Commons Borrower is required to make monthly deposits of $13,732 for TI/LC reserves and $3,433 for replacement reserves. The Hackensack Commons Borrower will not be required to deposit the TI/LC monthly deposit if the amount then on deposit in the TI/LC reserve exceeds $400,000 (excluding the TI/LC reserve deposit made at origination). The Hackensack Commons Borrower is required to deposit monthly into escrow 1/12 of the annual estimated real estate tax payments and 1/12 of the annual estimated insurance premiums unless (i) no Cash Sweep Event Period (as defined below) is continuing and (ii) the lender is provided with written reasonably satisfactory evidence that such taxes or insurance premiums have been timely paid. In addition, the Hackensack Commons Borrower’s obligation to make monthly deposits into the insurance escrow will be suspended so long as an acceptable blanket insurance policy is in place.

In lieu of depositing amounts into any reserve, the Hackensack Commons Borrower is permitted to deposit a letter of credit or a guaranty from the non-recourse carve-out guarantor, Urban Edge Properties LP; provided that such guarantor has a senior unsecured credit rating of at least Baa3 from Moody’s Investors Service, Inc. and BBB from Standard & Poor’s Ratings Services, and maintains a net worth equal to at least $100,000,000 (including amounts available under undrawn lines of credit); provided, further, that if such guaranty or all letters of credit in the aggregate exceed 10% of the outstanding principal balance of the Hackensack Commons Mortgage Loan, the Hackensack Commons Borrower’s right to provide any such guaranty is conditioned upon delivery of a non-consolidation opinion reasonably satisfactory to the lender addressing such guaranty.

Lockbox and Cash Management. The Hackensack Commons Mortgage Loan has a springing hard lockbox and springing cash management. Upon the first occurrence of a Cash Sweep Event Period, the Hackensack Commons Borrower is required to establish a lender-controlled lockbox account and direct all tenants to pay rents directly into such lockbox account and the lender has the right to establish, and the Hackensack Commons Borrower is required to cooperate with a cash management bank to establish, a lender-controlled cash management account. Following the establishment of such accounts, if no Cash Sweep Event Period exists, all funds in the lockbox account are required to be disbursed to the Hackensack Commons Borrower’s operating account. If a Cash Sweep Event Period exists, funds in the lockbox account are required to be swept daily to the cash management account, and, provided no event of default is continuing, applied on each monthly payment date to pay debt service on the Hackensack Commons Mortgage Loan, to fund required reserve deposits as described above under “Escrows and Reserves,” to pay operating expenses set forth in the annual budget (which is required to be approved by the lender during a Cash Sweep Event Period) and extraordinary expenses approved by the lender, to deposit, if a Major Tenant Event (as defined below) exists, all remaining cash flow into the TI/LC reserve subaccount until an amount equal to $15 PSF of the space leased to the applicable Major Tenant has been deposited, and thereafter, to the extent (i) a Cash Sweep Event Period exists other than due to a Major Tenant Event, to deposit any remaining cash flow to an account to be held by the lender as additional security for the Hackensack Commons Mortgage Loan during the continuance of such Cash Sweep Event Period or (ii) a Cash Sweep Event Period exists solely due to a Major Tenant Event, to disburse any remaining cash flow to the Hackensack Commons Borrower.

A “Cash Sweep Event Period” will commence upon the occurrence of (a) an event of default, (b) the debt service coverage ratio (assuming a 30-year amortization schedule) is less than 1.20x for six consecutive calendar months (a “DSCR Event”), and/or (c) a Major Tenant Event.

A “Major Tenant Event” means (i) a Major Tenant has filed for bankruptcy or become the subject of a bankruptcy filing, (ii) a Major Tenant Lease Expiration Event, or (iii) a Major Tenant has vacated or “gone dark”.

A-3-41

BANK 2017-BNK9	Hackensack Commons

A “Major Tenant Lease Expiration Event” means the date (i) 12 months prior to the expiration of a Major Tenant’s lease, unless such Major Tenant has renewed or extended its lease pursuant to its terms or on terms acceptable to the lender; (ii) any Major Tenant gives notice to vacate or not to renew its lease; (iii) any Major Tenant exercises any termination option under its lease; or (iv) any Major Tenant cancels or terminates its lease.

A “Major Tenant” means Home Depot or 99 Ranch Market and any replacement tenant occupying more than 40,000 SF pursuant to a replacement lease.

A Cash Sweep Event Period will terminate if (1) no event of default exists; (2) in the case of a DSCR Event, (a) the debt service coverage ratio (assuming a 30-year amortization schedule) is equal to or greater than 1.20x for the immediately preceding six consecutive calendar months or (b) the Hackensack Commons Borrower either (i) after the lockout period expiration date but prior to the open period effectuates a partial defeasance in the minimum amount sufficient to obtain a debt service coverage ratio (assuming a 30-year amortization schedule) of at least 1.20x (the “DSCR Cure Amount”), (ii) during the open period, partially prepays the loan in the DSCR Cure Amount, or (iii) deposits cash or a letter of credit with the lender in the DSCR Cure Amount, (3) in the case of a Major Tenant Lease Expiration Event, either (a) the Major Tenant renews or extends its lease and the lender receives a reasonably acceptable estoppel or letter from the Major Tenant stating that the Major Tenant is in occupancy of the entirety of its space, open for business and paying full contractual rent or (b) the entirety of the Major Tenant’s space has been re-let to one or more replacement tenant(s) reasonably acceptable to the lender pursuant to one or more replacement lease(s) and the lender receives a reasonably acceptable estoppel or letter from each replacement tenant(s) stating that such replacement tenant(s) is/are in occupancy for its/their space, open for business and paying full contractual rent (a “Major Tenant Replacement Cure”), (4) in the event a Major Tenant has filed for bankruptcy or become the subject of a bankruptcy filing, either (a) the Major Tenant’s lease has been affirmed in bankruptcy and the lender receives a reasonably acceptable estoppel or letter stating that the Major Tenant is in occupancy of the entirety of its space, open for business and paying full contractual rent, or (b) there is a Major Tenant Replacement Cure, (5) in the case of a Major Tenant that has vacated or “gone dark”, either (a) the Major Tenant is in occupancy of the entirety of its space and lender receives a reasonably acceptable estoppel or letter stating that the Major Tenant is in occupancy of its space, open for business and paying full contractual rent or (b) there is a Major Tenant Replacement Cure, or (6) in the case of a Major Tenant Event, the amount of excess cash flow deposited into the TI/LC reserve (as a result of the Major Tenant Event) equals $15 PSF of the space leased to the applicable Major Tenant.

If the Hackensack Commons Borrower delivers cash or a letter of credit in the DSCR Cure Amount to cure a DSCR Event, such cash or letter of credit is required to be released to the Hackensack Commons Borrower at any time that the debt service coverage ratio (assuming a 30-year amortization schedule) is equal to or greater than 1.20x for the immediately preceding six consecutive calendar months.

Additional Secured Indebtedness (not including trade debts). Not permitted.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The Hackensack Commons Borrower is required to obtain property insurance covering perils of terrorism and acts of terrorism in an amount equal to 100% of replacement cost, together with eighteen months of business income insurance, to the extent such policies are commercially available. Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Act of 2002 (as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2015) is in effect (or any extension thereof or other federal government program with substantially similar protection), the lender is required to accept terrorism insurance which covers “covered acts” (as defined by such statute or other program), as full compliance as it relates to the risks required to be covered pursuant to the preceding sentence, so long as such statute or other program covers both domestic and foreign acts of terrorism.

A-3-42

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A-3-43

BANK 2017-BNK9	Colorado Center

Mortgage Loan No. 6 – Colorado Center

A-3-44

BANK 2017-BNK9	Colorado Center

Mortgage Loan No. 6 – Colorado Center

A-3-45

BANK 2017-BNK9	Colorado Center

Mortgage Loan No. 6 – Colorado Center

Colorado Center
2401, 2425, 2501 and 2525 Colorado Avenue;
2400, 2450 and 2500 Broadway
Santa Monica, CA 90404
Santa Clarita
SANTA SUSANA MTS.
SAN GABRIEL MTS.
ANGELES NATIONAL FOREST
LOS ANGELES COUNTY
Simi Valley
San Fernando
Northridge
Chatsworth
VENTURA COUNTY
La Canada Flintridge
Thousand Oaks
Burbank
Altadena
Pasadena
Glendale
Monrovia
Azusa
SAN MONICA MTS.
Arcadia
El Monte
LOS ANGELES
Malibu
Santa Monica
West Covina
Venice
Culver City
Inglewood
Downey
Whittier
Hacienda Heights
La Habra
Norwalk
Fullerton
El Segundo
Compton
Pacific Ocean
Lakewood
Torrance
Carson
ANAHEIM
ORANGE COUNTY
Garden Grove
LONG BEACH
Huntington Beach
Veterans Home of California
Consulate General of the Czech Republic
Veterans Affairs Dept.
Westwood
San Vicente Blvd
LA Natl. Veterans Park
405
VA Greater Los Angeles Healthcare
Brentwood Branch Library
Barrington Ave
Brentwood
Santa Monica Blvd
Bundy Dr
Brentwood Place Shopping Center
San Diego Fwy
Sepulveda Blvd
Wilshire Blvd
Santa Monica Blvd
SAWTELLE JAPANTOWN
Sawtelle
Olympic Blvd
Barrington Ave
One Westside Shopping Center
2
Bundy Dr
Stoner Recr. Center
West L.A.
405
METRO EXPO LINE
BUNDY
St. Johns Health Ctr.
Comedy Central
Red Bull North America
Hulu
Montana Ave
14th St
Olympic Blvd
Pico Blvd
Amazon Studios
Gateway Blvd
Wilshire Montana
CBS Television
BERGAMOT
Downtown Los Angeles 7 miles
MONTANA AVENUE
UCLA Medical Center Santa Monica
AMC Networks
10
Santa Monica Fwy
Lincoln Blvd
LOS ANGELES COUNTY
17TH ST./ SMC
Santa Monica Blvd
National Blvd
Olympic Blvd
Bundy Dr
METRO EXPO LINE
Activision Blizzard
Wilshire Blvd
Mar Vista
SANTA MONICA BUSINESS PARK
Santa Monica Airport
2
WOODLAWN CEMETERY
Santa Monica College
3RD STREET PROMENADE
10
Ocean Park Blvd
Clover Park
Santa Monica College - Bundy Campus
1
DOWNTOWN SANTA MONICA
Corsair Stadium
Museum of Flying
Venice Reservoir Site
PCH
Santa Monica Place
Pico Blvd
Barker Hanger
SANTA MONICA
Santa Monica City Hall
Santa Monica Courthouse
Memorial Open Air Theatre
Centinela Ave
1
RAND Corp.
Santa Monica Civic Auditorium
Santa Monica Pier/Pacific Place
Penmar Golf Course
Santa Monica International Chess Park
MAIN STREET SANTA MONICA
Ocean Park
Marine Park
Penmar Recr. Area
Beethoven St
LOS ANGELES
Santa Monica State Beach
Ocean View Park
Neilson Way
Lincoln Blvd
Rose Ave
Google Venice
Pacific Ocean
OCEAN FRONT WALK
Oakwood
1
Venice Blvd
Pacific Ave
Costco
ABBOT KINNEY BOULEVARD
Washington Blvd
Del Rey
Venice City Beach
Venice
Venice Skate Park
Muscle Beach
Abbot Kinney Blvd
Lincoln Blvd
Venice Blvd
Marina del Rey
Venice Public Art Walls
VENICE BEACH BOARDWALK
Admiralty Way
LA Intl. Airport 4 miles
Villa Marina Marketplace

A-3-46

BANK 2017-BNK9	Colorado Center

Mortgage Loan No. 6 – Colorado Center

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH/WFB			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$60,000,000			Location:	Santa Monica, CA 90404
Cut-off Date Balance(1):	$60,000,000			General Property Type:	Office
% of Initial Pool Balance:	5.7%			Detailed Property Type:	CBD
Loan Purpose:	Recapitalization			Title Vesting:	Fee
Sponsors:	Boston Properties Limited Partnership; Teachers Insurance and Annuity Association of America			Year Built/Renovated:	1984-1991/2013-2016
				Size:	1,176,161 SF
Mortgage Rate:	3.5625%			Cut-off Date Balance per SF(1):	$253
Note Date:	7/28/2017			Maturity Date Balance per SF(1):	$253
First Payment Date:	9/9/2017			Property Manager:	Boston Properties Limited Partnership (borrower-related)
Maturity Date:	8/9/2027
Original Term to Maturity:	120 months
Original Amortization Term:	0 months			Underwriting and Financial Information
IO Period:	120 months			UW NOI(5):	$55,360,535
Seasoning:	4 months
Prepayment Provisions(2):	LO (28); DEF (85); O (7)			UW NOI Debt Yield(1):	18.6%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI Debt Yield at Maturity(1):	18.6%
Additional Debt Type(1)(3):	Pari Passu/B-Note			UW NCF DSCR(1):	4.83x
Additional Debt Balance(1)(3):	$238,000,000/$252,000,000			Most Recent NOI(5):	$23,563,721 (12/31/2016)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent NOI:	$30,115,359 (12/31/2015)
Reserves(4)				3rd Most Recent NOI:	$44,524,957 (12/31/2014)
Type	Initial	Monthly	Cap	Most Recent Occupancy(6):	91.5% (7/1/2017)
RE Tax:	$0	Springing	N/A	2nd Most Recent Occupancy	68.0% (12/31/2016)
Insurance:	$0	Springing	N/A	3rd Most Recent Occupancy:	54.7% (12/31/2015)
Recurring Replacements:	$0	$0	N/A	Appraised Value (as of)(7):	$1,212,500,000 (7/10/2017)
TI/LC:	$25,193,502	$0	N/A	Cut-off Date LTV Ratio(1)(7) :	24.6%
Other:	$20,761,186	$0	N/A	Maturity Date LTV Ratio(1)(7) :	24.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$550,000,000	100.0%	Return of Equity:	$502,636,939	91.4%
			Reserves:	$45,954,688	8.4%
			Closing Costs:	$1,408,373	0.3%
Total Sources:	$550,000,000	100.0%	Total Uses:	$550,000,000	100.0%

(1)	The Colorado Center Mortgage Loan (as defined below) is part of the Colorado Center Whole Loan (as defined below), which is comprised of ten pari passu senior promissory notes with an aggregate principal balance of $298,000,000 and three junior promissory notes that are pari passu with each other with an aggregate principal balance of $252,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the Colorado Center Senior Loans (as defined below), without regard to the Colorado Center Subordinate Companion Loans (as defined below). The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers based on the entire $550,000,000 Colorado Center Whole Loan are $468, $468, 10.1%, 10.1%, 2.62x, 45.4% and 45.4%, respectively.

(2)	Defeasance of the Colorado Center Whole Loan is permitted at any time after the earlier of (i) July 28, 2020, or (ii) two years from the closing date of the securitization that includes the last pari passu senior promissory note of the Colorado Center Whole Loan to be securitized. The assumed lockout period of 28 payments is based on the closing date of this transaction in December 2017.

(3)	See “The Mortgage Loan,” and “Additional Secured Indebtedness (not including trade debts)” below for further discussion of additional debt.

(4)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(5)	The increase in UW NOI from the Most Recent NOI reflects the leased occupancy increase from 68.0% to 91.5%. See the “Cash Flow Analysis” table below.

(6)	The Colorado Center Property is 91.5% leased and 68.7% physically occupied. Occupancy includes (i) a new 159,310 SF lease to Kite Pharma, Inc. that provides for free rent expiring April 1, 2018 and a partial rent abatement expiring July 1, 2019, which was reserved at loan origination, (ii) two expansion space leases for existing tenant HULU (collectively 45,462 SF) that provide for gap rent through May 31, 2018 and for which gap rent was reserved at loan origination and (iii) an expansion space lease for existing tenant Edmunds.com (62,556 SF) that provides for free rent and abated rent through December 31, 2018, which was reserved at loan origination.

(7)	Appraised Value (as of), Cut-off Date LTV Ratio and Maturity Date LTV Ratio with respect to the Colorado Center Senior Loans are based on the “As-Is Assuming Reserves” value of $1,212,500,000 as of July 10, 2017, which assumes upfront reserves of $25,193,502 for existing tenant improvements and leasing commissions costs. Such reserve was escrowed for at loan origination. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio of the Colorado Center Senior Loans (excluding the Colorado Center Subordinate Companion Loans) based on the $1,187,500,000 “As-Is” appraised value are 25.1% and 25.1%, respectively.

A-3-47

BANK 2017-BNK9	Colorado Center

The Mortgage Loan. The sixth largest mortgage loan (the “Colorado Center Mortgage Loan”) is part of a whole loan (the “Colorado Center Whole Loan”) in the aggregate original principal amount of $550,000,000. The Colorado Center Whole Loan is secured by a first priority fee mortgage encumbering an office property in Santa Monica, California (the “Colorado Center Property”). The Colorado Center Whole Loan was co-originated by Deutsche Bank AG, New York Branch (“DBNY”), Wells Fargo Bank, National Association (“WFB”) and Morgan Stanley Bank, N.A. The Colorado Center Whole Loan is comprised of (i) a senior loan, comprised of ten senior notes, that are pari passu with each other, with an outstanding principal balance of $298,000,000 (collectively, the “Colorado Center Senior Loans”) and (ii) a subordinate companion loan, comprised of three subordinate notes that are pari passu with each other and subordinate to the Colorado Center Senior Loans, with an outstanding principal balance of $252,000,000 (collectively, the “Colorado Center Subordinate Companion Loans”), each as described below. Promissory Note A-1-C2, which is being contributed by Morgan Stanley Mortgage Capital Holdings LLC (“MSMCH”), in the original principal amount of $40,000,000 and Promissory Note A-3-C2, which is being contributed by WFB, in the original principal amount of $20,000,000, represent the Colorado Center Mortgage Loan and will be included in the BANK 2017-BNK9 securitization trust. Of the remaining Colorado Center Senior Loans (collectively, the “Colorado Center Non-Serviced Pari Passu Companion Loans”), the Colorado Center Non-Serviced Pari Passu Companion Loans evidenced by Promissory Notes A-1-S, A-2-S and A-3-S, in the aggregate original principal amount of $98,000,000 and all of the Colorado Center Subordinate Companion Loans were contributed to the BXP 2017-CC securitization trust. The Colorado Center Whole Loan will be serviced pursuant to the trust and servicing agreement for the BXP 2017-CC securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Preliminary Prospectus.

Colorado Center Whole Loan Summary
Notes(1)	Original Balance	Cut-off Date Balance	Note Holder	Controlling Interest
Colorado Center Senior Loans
A-1-C2 & A-3-C2	$60,000,000	$60,000,000	BANK 2017-BNK9	No
A-1-S, A-2-S, A-3-S	$98,000,000	$98,000,000	BXP 2017-CC	Yes(2)
A-1-C1 & A-3-C1	$80,000,000	$80,000,000	BANK 2017-BNK8	No
A-2-C1 & A-2-C2-1	$40,000,000	$40,000,000	COMM 2017-COR2	No
A-2-C2-2(3)	$20,000,000	$20,000,000	DBNY	No
Colorado Center Subordinate Companion Loans
B-1-S , B-2-S, B-3-S	$252,000,000	$252,000,000	BXP 2017-CC	No
Colorado Center Whole Loan	$550,000,000	$550,000,000

(1)	The B-Notes are subordinate to the A-Notes.

(2)	Note A-1-S is the controlling note.

(3)	Promissory Note A-2-C2-2 is expected to be contributed to a future securitization transaction or may be otherwise transferred at any time.

The Borrower and the Sponsors. The borrower is CA-Colorado Center, L.L.C. (the “Colorado Center Borrower”), a Delaware limited liability company and single purpose entity with two independent directors. The sponsors of the Colorado Center Borrower are Boston Properties Limited Partnership (“BPLP”) and Teachers Insurance and Annuity Association of America, for the benefit of its separate Real Estate Account (“Teachers”). There is no non-recourse carve-out guarantor for the Colorado Center Whole Loan and no environmental indemnitor other than the Colorado Center Borrower.

BPLP is the operating partnership through which Boston Properties, Inc. (“Boston Properties”) conducts its business and owns all of its interests in properties. Boston Properties is a self-administered and self-managed publicly traded real estate investment trust. BPLP is one of the largest owners, managers and developers of Class A office properties in the United States, with significant presence in five markets: Boston, Los Angeles, New York, San Francisco and Washington, D.C. As of May 31, 2017, BPLP owned or had interests in 175 commercial real estate properties, aggregating approximately 48.2 million net rentable SF.

Teachers is one of the largest real estate owners in the world, with reported net assets of $24.8 billion as of June 30, 2017. Teachers was established in 1995 and as of December 31, 2016 owned a total of 129 real estate investments, including 38 office investments. Teachers has no account-level debt, and its proportionate share of mortgage loans payable outstanding on its portfolio was $4.4 billion, representing a loan-to-value ratio of approximately 15.0%.

The Property. The Colorado Center Property is a six-building Class A urban office campus with a three-level underground parking garage containing 3,105 parking spaces (providing a parking ratio of 2.6 spaces per 1,000 SF). The Colorado Center Property is comprised of approximately 1,176,161 SF, including approximately 45,490 SF of retail and amenity space. Amenities at the Colorado Center Property include a health club, food court, swimming pool, and a public park with two tennis courts and a basketball court.

The Colorado Center Property was built between 1984 and 1991. Boston Properties purchased a 50% interest in the Colorado Center Property in July 2016 for an implied purchase price of $1,026,000,000 ($872 PSF). The Colorado Center Property features a full service gym, yoga studio, racquetball and squash courts, an indoor lap pool, tennis and basketball courts, a 3.5- acre park, Wi-Fi and a three story subterranean garage. The Colorado Center Borrower sponsors are also currently planning to further spend approximately $19.1 million in repositioning the Colorado Center Property, which is expected to include a wholesale redevelopment of the retail floor of Building B, replacement of the existing in-line retail tenants with a food hall, renovation of the existing fitness center and redesign of the exterior landscape. However, such renovations are permitted but not required and have not been reserved for under the Colorado Center Whole Loan.

A-3-48

BANK 2017-BNK9	Colorado Center

The Colorado Center Property has experienced leasing momentum in the last 12 months. Since acquisition in 2016, the Colorado Center Borrower sponsors have signed leases at the Colorado Center Property, improving the leased occupancy from 68.0% to 91.5% as of July 1, 2017. Approximately 135,000 SF of the newly leased space is attributed to expansion leases with tenants HULU and Edmunds.com. In addition, in 2017, Kite Pharma, Inc. signed a new 159,310 SF lease through 2032.

The Colorado Center Property is 91.5% leased as of July 1, 2017 by a diverse roster of tenants, including companies in the technology, entertainment, pharmaceutical, media and advertising industries. The Colorado Center Property serves as the headquarters for HULU (22.3% of NRA, 26.7% of underwritten base rent), Edmunds.com (16.8% of NRA, 20.8% of underwritten base rent), Kite Pharma, Inc. (13.5% of NRA, 17.0% of underwritten base rent), and Rubin Postaer & Associates (15.9% of NRA, 15.1% of underwritten base rent) and is the west coast office for HBO (10.9% of NRA, 12.4% of underwritten base rent).

Major Tenants.

HULU (261,823 SF, 22.3% of NRA, 26.7% of underwritten base rent). HULU, which is headquartered at the Colorado Center Property, is a streaming video service that offers instant access to live and on-demand channels, original series and films, and a library of TV and movies to 32 million subscribers in the U.S. HULU was launched in 2008 and is owned by NBC Universal, The Walt Disney Company, 21st Century Fox and Time Warner Inc. HULU took occupancy at the Colorado Center Property in 2012 with 55,948 SF and has expanded its space multiple times, including 105,037 SF of expansions since March 2016. HULU has two five-year extension options remaining at market rent. HULU is currently in occupancy of 237,155 SF (which includes a 20,794 SF expansion that commenced November 16, 2017) and has executed an expansion for 24,668 SF of space commencing June 1, 2018. HULU has a total of $1,873,813 of gap rent through May 31, 2018, which was reserved at loan origination.

Edmunds.com (197,812 SF, 16.8% of NRA, 20.8% of underwritten base rent). Edmunds.com, which is headquartered at the Colorado Center Property, operates an online platform that provides users access to highly-targeted automotive information, including auto dealer inventory, vehicle reviews, shopping tips, photos, videos, detailed pricing and data. Edmunds.com took occupancy at the Colorado Center Property in 2015 with 135,256 SF and recently executed an expansion lease for an additional 62,556 SF commencing August 1, 2018. Edmunds.com has a total of $5,983,082 of free rent and abated rent through December 31, 2018, which was reserved at loan origination. Edmunds.com has two, five-year extension options at market rent remaining.

Kite Pharma, Inc. (159,310 SF, 13.5% of NRA, 17.0% of underwritten base rent). Kite Pharma, Inc. (NASDAQ: KITE), which is headquartered at the Colorado Center Property, is a publicly-traded biopharmaceutical company engaged in the development and commercialization of cancer immunotherapy products. Kite Pharma, Inc.’s lease at the Colorado Center Property commenced in August 2017 for an initial 15-year lease term through July 2032 and has three five-year extension options at market rent remaining. Kite Pharma, Inc. has taken possession of its space but is not yet in occupancy. Kite Pharma, Inc. has 12 months of free rent commencing on August 1, 2017, and a partial rent abatement for an additional 12 months commencing August 1, 2018, totaling $12,790,705, which was reserved at loan origination.

Rubin Postaer & Associates (“RPA”) (186,894 SF, 15.9% of NRA, 15.1% of underwritten base rent). RPA, which is headquartered at the Colorado Center Property, is an advertising agency founded in 1986. RPA’s services include direct and event marketing, digital marketing, social media marketing, branded entertainment, account management and analytics. RPA serves national accounts including Honda, Farmers Insurance, Southwest Airlines, FX, Apartments.com, Intuit and the Los Angeles Clippers. RPA has two, five-year extension options at market rent remaining and has the option to terminate its lease as of December 31, 2020 with 12 months’ notice by December 31, 2019 and payment of a termination fee equal to six months of base rent.

HBO (128,273 SF, 10.9% of NRA, 12.4% of underwritten base rent). HBO is an American cable and satellite television network that is owned by Time Warner Inc. HBO has provided the Colorado Center Borrower notice of its intent to vacate the Colorado Center Property upon its lease expiration date (June 30, 2019); however, the tenant reportedly requested an approximately nine month extension. The Colorado Center Borrower is currently negotiating a holdover agreement with HBO to formally extend its lease by nine months to March 31, 2020.

A-3-49

BANK 2017-BNK9	Colorado Center

The following table presents certain information relating to the major tenants at the Colorado Center Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Rent(3)	Annual UW Rent PSF(3)(4)	% of Total Annual UW Rent	Lease Expiration
Major Tenants
HULU(5)	AA/Aa3/NR	261,823	22.3%	$16,985,607	$64.87	26.7%	11/15/2021
Edmunds.com(6)(7)	A+/A3/A-	197,812	16.8%	$13,226,003	$66.86	20.8%	1/31/2028
Kite Pharma, Inc.(8)	BBB+/NR/BBB	159,310	13.5%	$10,829,894	$67.98	17.0%	7/31/2032
RPA(9)	A-/Baa1/A	186,894	15.9%	$9,569,281	$51.20	15.1%	12/31/2025
HBO(10)	AAA/Aaa/AAA	128,273	10.9%	$7,857,346	$61.25	12.4%	6/30/2019
Subtotal/Wtd. Avg.		934,112	79.4%	$58,468,131	$62.59	92.0%

Other Tenants		141,825	12.1%	$5,091,675	$35.90	8.0%
Vacant Space		100,224	8.5%	$0	$0.00	0.0%
Total/Wtd. Avg.		1,176,161	100.0%	$63,559,806	$59.07	100.0%

(1)	Information is based on the underwritten rent roll as of July 1, 2017.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Annual UW Rent and Annual UW Rent PSF include $2,100,026 ($1.95 PSF) of rent steps through August 1, 2018.

(4)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.

(5)	HULU is currently in occupancy of 237,155 SF (which includes a 20,794 SF expansion that commenced November 16, 2017) and has executed an expansion for an additional 24,668 SF of space commencing June 1, 2018. HULU has a total of $1,873,813 of gap rent through May 31, 2018, which was reserved at loan origination. HULU has two, five-year extension options remaining at market rent.

(6)	Edmunds.com is currently in occupancy of 135,256 SF and has executed an expansion for an additional 62,556 SF commencing August 1, 2018. Edmunds.com has a total of $5,983,082 of free rent and abated rent through December 31, 2018, which was reserved at loan origination. Edmunds.com has two, five-year extension options remaining.

(7)	Edmunds.com currently leases 195,594 SF of space pursuant to a lease expiring on January 31, 2028 and 2,218 SF of space pursuant to a lease expiring on November 30, 2027.

(8)	Kite Pharma, Inc. has taken possession of its space but is not yet in occupancy. Kite Pharma, Inc. has 12 months of free rent commencing on August 1, 2017, and a partial rent abatement for an additional 12 months commencing August 1, 2018, totaling $12,790,705, which was reserved at loan origination. Kite Pharma, Inc. has three, five-year extension options remaining.

(9)	RPA has two, five-year extension options remaining and has the right to terminate its lease as of December 31, 2020 with no less than 12 months’ notice by December 31, 2019 and payment of a termination fee equal to six months of base rent at the time of the lease termination.

(10)	HBO has provided the Colorado Center Borrower notice of its intent to vacate the Colorado Center Property upon its lease expiration date (June 30, 2019), however, it has reportedly requested an approximately nine month extension and the Colorado Center Borrower is currently negotiating a holdover agreement with HBO to formally extend its lease to March 31, 2020.

The following table presents certain information relating to the lease rollover schedule at the Colorado Center Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	% of Total SF Rolling	Cumulative % of Total SF Rolling	Total UW Base Rent Rolling(3)	UW Rent PSF Rolling(3)(4)	% of UW Base Rent Rolling	Cumulative % of UW Base Rent Rolling
MTM	3	1,623	0.1%	0.1%	$42,553	$26.22	0.1%	0.1%
2017	2	3,523	0.3%	0.4%	$20,654	$5.86	0.0%	0.1%
2018	2	1,495	0.1%	0.6%	$66,398	$44.41	0.1%	0.2%
2019	5	130,323	11.1%	11.6%	$7,868,146	$60.37	12.4%	12.6%
2020	1	7,576	0.6%	12.3%	$0	$0.00	0.0%	12.6%
2021	10	294,711	25.1%	37.3%	$18,635,269	$63.23	29.3%	41.9%
2022	4	39,421	3.4%	40.7%	$2,142,511	$54.35	3.4%	45.3%
2023	0	0	0.0%	40.7%	$0	$0.00	0.0%	45.3%
2024	0	0	0.0%	40.7%	$0	$0.00	0.0%	45.3%
2025	6	186,894	15.9%	56.6%	$9,569,281	$51.20	15.1%	60.3%
2026	0	0	0.0%	56.6%	$0	$0.00	0.0%	60.3%
2027	3	2,218	0.2%	56.8%	$0	$0.00	0.0%	60.3%
2028 & Beyond	15	408,153	34.7%	91.5%	$25,214,994	$61.78	39.7%	100.0%
Vacant	0	100,224	8.5%	100.0%	$0	$0.00	0.0%	100.0%
Total/Wtd. Avg.	51	1,176,161	100.0%		$63,559,806	$59.07	100.0%

(1)	Information is based on the underwritten rent roll as of July 1, 2017.

(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the lease rollover schedule.

(3)	Total UW Base Rent Rolling and UW Rent PSF Rolling include $2,100,026 ($1.95 PSF) of rent steps through August 1, 2018.

(4)	Wtd. Avg. UW Rent PSF Rolling excludes vacant space.

A-3-50

BANK 2017-BNK9	Colorado Center

The Market. The Colorado Center Property is located on a 15.0-acre site in Santa Monica’s Media and Entertainment District, one block north of the 26th Street/Bergamot Los Angeles County Metro Rail light rail station that connects downtown Santa Monica to Downtown Los Angeles. According to the appraisal, Santa Monica is a supply-constrained office submarket, with only 310,000 SF (4.1% of total submarket inventory as of the end of 2016) of new office supply delivered in the Santa Monica submarket since 2000. The immediate area around the Colorado Center Property features a number of other office projects, including the Water Garden office park located to the south across Colorado Avenue, the 2600 Colorado Avenue office complex located at the southeast corner of Colorado Avenue and 26th Street, and Arboretum Gateway, a mixed-use office and retail development located to the southwest corner of Cloverfield Boulevard and Colorado Avenue.

The Colorado Center Property is situated in the West Los Angeles office market of Los Angeles County, within the Santa Monica office submarket. As of the first quarter of 2017, the 12 office submarkets that comprise the West Los Angeles office market contain approximately 54.3 million SF of office space, and the Santa Monica submarket contained approximately 9.7 million SF of office space, of which approximately 7.3 million SF is characterized as Class A office space.

According to the appraisal, as of the first quarter of 2017, the Santa Monica submarket had a direct vacancy rate of 8.0% and overall vacancy rate (including subleasing) of 9.0%, lower than the West Los Angeles market direct vacancy and overall vacancy of 11.1% and 12.0%, respectively. From the first quarter of 2016 to the first quarter of 2017, Class A office vacancy in the Santa Monica submarket declined from 14.5% to 9.3%.

The appraiser identified 16 comparable recent office leases at six properties ranging in tenant size from 1,003 SF to 189,058 SF. The comparable leases are all located in buildings similar in class and quality to the Colorado Center Property, and in the general competitive market. The comparable leases have terms ranging from six months to 12 years and exhibit a range of rents from $51.00 PSF full service gross to $70.80 PSF full service gross, with an average of $61.72 PSF. Free rent concessions ranged from zero to 10 months. Tenant improvement allowances for new leases ranged from $0.00 to $75.00 PSF full service gross.

The following table presents certain information relating to comparable leases for the Colorado Center Property:

Comparable Lease Summary
Property Name	Tenant Name	Expense Basis	Lease Area (SF)	Lease Date	Lease Term (Yrs)	Rental Rate (PSF per Year)
Water Garden Phase I	Miramax	FSG	3,521	17-Sep	0.5	$66.00
Water Garden Phase I	Oracle	FSG	110,000	17-Sep	6.0	$63.00
Water Garden Phase I	Angeles Equity Partners	FSG	4,941	17-Aug	6.2	$69.00
Water Garden Phase I	GroupM	FSG	13,343	16-Apr	2.0	$66.00
Water Garden Phase II	GroupM	FSG	13,343	15-Jul	0.8	$63.00
2700 Colorado	Invesco	FSG	24,906	17-Sep	6.0	$70.80
2700 Colorado	Lions Gate	FSG	189,058	15-Sep	8.0	$57.00
Lantana Center	The Littlefield Company	FSG	1,003	17-Jan	2.0	$65.40
Lantana Center	Slingshot Global Media	FSG	3,045	16-Sep	2.2	$60.00
Lantana Center	Dick Clark Productions	FSG	11,650	16-Apr	5.0	$64.80
Lantana Center	Dick Clark Productions	FSG	11,800	16-Apr	5.0	$64.80
Pen Factory	Awesomeness TV	NNN	96,000	17-May	12.0	$55.80
Santa Monica Business Park	Interactive Data Corporation	FSG	22,877	17-Dec	5.0	$60.60
Santa Monica Business Park	Pandora	FSG	25,347	16-May	8.0	$51.00
Santa Monica Business Park	S&F Hospice OPCO I, LLC	FSG	2,346	16-May	10.0	$58.08
Santa Monica Business Park	Beachhead Studios	FSG	13,346	16-Jan	3.2	$52.20

Source: Appraisal.

The following table presents certain information relating to the appraiser’s concluded rental rates for the Colorado Center Property:

Market Rent Conclusion
	Office	Retail	Storage
Market Rent	$69.00	$48.00	$0.00
Concessions	7 mos.	None	None
Reimbursements	FSG	NNN	Gross
Annual Escalation	3.5%	3.5%	3.5%
Tenant Improvements (New)	$35.00	$35.00	$0.00
Tenant Improvements (Renewal)	$15.00	$15.00	$0.00
Average Lease Term	7 Years	5 Years	5 Years
Leasing Commissions (New)	6.0%	6.0%	6.0%
Leasing Commissions (Renewal)	3.0%	3.0%	3.0%

Source: Appraisal.

A-3-51

BANK 2017-BNK9	Colorado Center

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Colorado Center Property:

Cash Flow Analysis
	2013	2014	2015	2016	UW	UW PSF
Base Rent(1)	$50,972,936	$53,273,430	$42,763,089	$33,880,500	$61,459,780	$52.25
Contractual Rent Steps(2)	$0	$0	$0	$0	$2,100,026	$1.79
Free Rent	($5,410,705)	($1,460,868)	($2,635,146)	$0	$0	$0.00
Gross Potential Rent	$45,562,231	$51,812,562	$40,127,943	$33,880,500	$63,559,806	$54.04
Total Recoveries	$2,550,592	$3,510,275	$2,613,165	$1,256,614	$1,114,063	$0.95
Other Income(3)	$7,201,033	$9,274,869	$6,290,373	$5,831,714	$8,457,149	$7.19
Less Vacancy & Credit Loss	$0	$0	$0	$0	$0	$0.00
Effective Gross Income	$55,313,856	$64,597,706	$49,031,481	$40,968,828	$73,131,018	$62.18
Total Expenses	$19,048,534	$20,072,749	$18,916,122	$17,405,107	$17,770,483	$15.11
Net Operating Income	$36,265,322	$44,524,957	$30,115,359	$23,563,721(4)	$55,360,535(4)	$47.07
Capital Expenditures	$0	$0	$0	$0	$235,232	$0.20
TI/LC	$0	$0	$0	$0	$3,160,222	$2.69
Net Cash Flow	$36,265,322	$44,524,957	$30,115,359	$23,563,721	$51,965,081	$44.18

Occupancy %	93.9%	92.6%	54.7%	68.0%	91.5%
NOI DSCR(5)	3.37x	4.14x	2.80x	2.19x	5.14x
NCF DSCR(5)	3.37x	4.14x	2.80x	2.19x	4.83x
NOI Debt Yield(5)	12.2%	14.9%	10.1%	7.9%	18.6%
NCF Debt Yield (5)	12.2%	14.9%	10.1%	7.9%	17.4%

(1)	UW Base Rent reflects contractual rents as of July 1, 2017.

(2)	UW Contractual Rent Steps include rent steps through August 2018.

(3)	Other Income is primarily made up of parking revenue and is based on the Colorado Center Borrower’s budget figures.

(4)	During 2015, occupancy at the Colorado Center Property declined from 85.0% to 49.9%, when Riot Games, Inc. (which moved to a single tenant headquarters campus in West Los Angeles) and Yahoo! (which left the Colorado Center Property as part of a larger company downsizing) both vacated the Colorado Center Property. The increase in UW NOI from 2016 is due to an occupancy increase from 68.0% to 91.5% as well as the inclusion of Contractual Rent Steps. Edmunds.com commenced paying rent for 133,038 SF of its space ($8,426,627 of base rent) on December 1, 2016. Since 2016, new leases of approximately 300,000 SF ($20.1 million of base rent) have been signed at the Colorado Center Property.

(5)	The debt service coverage ratios and debt yields are based on the Colorado Center Senior Loans, and exclude the Colorado Center Subordinate Companion Loans.

Escrows and Reserves. The Colorado Center Whole Loan documents provide for upfront reserves of $25,193,502 for existing tenant improvements and leasing commissions costs and $20,761,186 for existing gap rent and free rent obligations.

During the continuance of a Cash Management Sweep Period (as defined below), the Colorado Center Whole Loan documents provide for ongoing monthly reserve deposits on each monthly payment date of 1/12 of the estimated annual taxes and, provided an acceptable blanket policy is no longer in place, 1/12 of the estimated annual insurance premiums. Notwithstanding the foregoing, in lieu of making any required monthly reserve payment, or in lieu of reserves previously deposited, the Colorado Center Borrower has the right to deliver to the lender a guaranty from BPLP (a “BPLP Guaranty”) in an aggregate amount equal to such amount the Colorado Center Borrower would otherwise be required to have reserved with the lender (other than with respect to the upfront reserves, which in no event may be replaced by a BPLP Guaranty); provided, however, delivery of the BPLP Guaranty will be permitted only so long as BPLP’s senior unsecured credit rating is “BBB” or higher by S&P and “Baa3” or higher by Moody’s (the “BPLP Guarantor Required Rating”). The aggregate amount guaranteed under any such BPLP Guaranty will be reduced as the Colorado Center Borrower expends funds for the purposes which such funds would have otherwise been deposited in the reserve account. The Colorado Center Borrower may also deliver a letter of credit in lieu of any reserve payments or in lieu of reserves previously deposited. The aggregate amount of any BPLP Guaranty (and the face amount of any letter of credit obtained by BPLP and delivered on behalf of the Colorado Center Borrower) may not at any time exceed 10.0% of the outstanding principal balance of the Colorado Center Whole Loan unless, in connection with the delivery of such new BPLP Guaranty or letter of credit, the Colorado Center Borrower delivers a non-consolidation opinion satisfactory to the lender, and if required by the lender, the rating agencies.

In the event BPLP no longer satisfies the BPLP Guarantor Required Rating, within 10 business days of such downgrade, withdrawal or qualification, the Colorado Center Borrower is required to (i) deposit with the lender cash in the amount of the guaranteed obligations under each BPLP Guaranty then outstanding, and/or (ii) provide the lender with a letter of credit with a face amount equal to the guaranteed obligations under each BPLP Guaranty then outstanding.

Lockbox and Cash Management. The Colorado Center Whole Loan is structured with a hard lockbox and springing cash management. The Colorado Center Borrower and property manager were required at origination to deliver letters to all tenants at the Colorado Center Property directing them to deposit all rents and other payments into a lockbox account. In addition, any rents received by the Colorado Center Borrower or property manager are required to be deposited into the lockbox account within five business days of receipt. Unless a Cash Management Sweep Period is continuing, all funds in the lockbox account are required to be swept within one business day into the Colorado Center Borrower’s operating account. Upon the first occurrence of a Cash Management Sweep Period, the Colorado Center Borrower is required to establish a lender controlled cash management account. During the continuance of a Cash Management Sweep Period, all funds in the lockbox account are required to be swept each business day into such lender-controlled cash management account and disbursed on each payment date to pay debt service on the Colorado Center Whole Loan, to pay escrows and reserves as described above under “Escrows and Reserves,” to pay operating expenses and capital expenditures (in each case as set forth in the annual budget, which is required to be approved by the lender solely during the continuance of a Cash Management Sweep Period), and to disburse any remainder into an account (the “Cash Sweep Account”) to be held as additional security for the Colorado Center Whole Loan during the continuance of such Cash Management Sweep Period; provided, however, if no event of default is continuing, such funds are required to be disbursed to the Colorado Center

A-3-52

BANK 2017-BNK9	Colorado Center

Borrower within 10 days after the lender’s receipt of a written request from the Colorado Center Borrower (at its election) (a) to pay shortfalls on debt service on the Colorado Center Whole Loan, (b) to disburse monthly operating expenses (including payments to any affiliate of the Colorado Center Borrower if set forth in the approved annual budget or otherwise approved by the lender) as set forth in the approved annual budget, (c) to pay capital expenditures (other than payments to any affiliate of the Colorado Center Borrower unless set forth in the approved annual budget or otherwise approved by the lender) subject to the satisfaction of certain capital expenditure release conditions and (d) to pay tenant improvement costs, tenant improvement allowances or leasing expenses as set forth in the approved annual budget or incurred on commercially reasonable terms in connection with leases which do not require the lender’s approval, subject to satisfaction of certain tenant improvement release conditions or leasing commission/allowance release conditions.

A “Cash Management Sweep Period” will commence upon the occurrence of (a) an event of default under the Colorado Center Whole Loan documents or (b) the interest only debt service coverage ratio being less than 1.20x as of the last day of any calendar quarter and will terminate upon (x) in the case of clause (a), the cure of such event of default, and (y) in the case of clause (b), (A) the interest only debt service coverage ratio of the Colorado Center Whole Loan being 1.20x or greater for one calendar quarter and no event of default is continuing or (B) the Colorado Center Borrower’s delivery of (x) cash, which cash will be held by lender in an additional reserve fund, (y) a letter of credit satisfying the requirements in the Colorado Center Whole Loan documents or (z) so long as BPLP satisfies the BPLP Guarantor Required Rating, a BPLP Guaranty, in each case in an amount that would be required to be prepaid in order for the debt service coverage ratio to equal at least 1.20x.

Additional Secured Indebtedness (not including trade debts). In addition to the Colorado Center Mortgage Loan, the Colorado Center Property also secures the Colorado Center Non-Serviced Pari Passu Companion Loans, which have an aggregate Cut-off Date principal balance of $238,000,000 and the Colorado Center Subordinate Companion Loans, which have a Cut-off Date principal balance of $252,000,000. The Colorado Center Subordinate Companion Loans are coterminous with the Colorado Center Mortgage Loan and accrue interest at the same rate as the Colorado Center Mortgage Loan. The Colorado Center Mortgage Loan along with the Colorado Center Non-Serviced Pari Passu Companion Loans are each pari passu in right of payment and the Colorado Center Senior Loans are senior in right of payment to the Colorado Center Subordinate Companion Loans. The holders of the Colorado Center Mortgage Loan, the Colorado Center Non-Serviced Pari Passu Companion Loans and the Colorado Center Subordinate Companion Loans have entered into a co-lender agreement that sets forth the allocation of collections on the Colorado Center Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loan” in the Preliminary Prospectus.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. So long as the Terrorism Risk Insurance Program Reauthorization Act of 2015 or any replacement, reauthorization or extension thereof (“TRIPRA”) is in effect, the Colorado Center Borrower is required to maintain property insurance that includes terrorism coverage in an amount equal to the full replacement cost of the Colorado Center Property (plus 18 months of business interruption coverage), provided that so long as TRIPRA is in effect and continues to cover both foreign and domestic acts, the lender is required to accept terrorism insurance with coverage against “covered acts” within the meaning of TRIPRA. If TRIPRA is not in effect, then provided that terrorism insurance is commercially available, the Colorado Center Borrower is required to carry terrorism insurance throughout the term of the Colorado Center Whole Loan as described in the preceding sentence, but in that event the Colorado Center Borrower is not required to spend more than two times the amount of the then-current insurance premium that is payable in respect of the property and business interruption insurance required under the related loan documents (without giving effect to the cost of the terrorism, earthquake or flood components of such insurance). See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

A-3-53

BANK 2017-BNK9	Park Square

Mortgage Loan No. 7 – Park Square

A-3-54

BANK 2017-BNK9	Park Square

Mortgage Loan No. 7 – Park Square

A-3-55

BANK 2017-BNK9	Park Square

Mortgage Loan No. 7 – Park Square

Park Square
31 Saint James Avenue
Boston, MA 02116
BOSTON
Beacon Hill
Back Bay
Chinatown
Columbus
South End
Charles River
Charles River Reservation
Storrow Lagoon
Boston Common
Boston Public Gardens
Commonwealth Avenue Mall
SUFFOLK COUNTY
LONGFELLOW BRIDGE
RED LINE
GREEN LINE
ORANGE LINE
MBTA
Massachusetts Turnpike
PRUDENTIAL TUNNEL
Storrow Dr
Beacon St
Commonwealth Ave
Newbury St
Boylston St
St. James Ave
Stuart St
Columbus Ave
Tremont St
Charles St
Arlington St
Berkeley St
Clarendon St
Dartmouth St
Exeter St
Fairfield St
Marlborough St
Public Alley 421
Public Alley 422
Public Alley 438
Cambridge St
Revere St
Pinckney St
Mt. Vernon St
Chestnut St
Myrtle St
Derne St
Hancock St
Temple St
Bowdoin St
Walnut St
Park St
West St
Huntington Ave
Newton St
Shawmut Ave
Washington St
Harrison Ave
Herland St
Traveler St
Isabella St
Lawrence St
Appleton St
Warren Ave
Montgomery St
Milford St
Waltham St
Canton St
Upton St
Dedham St
Pembroke St
Mass. Ave
Charles/MGH
Arlington
Copley
Back Bay
Boylston
Chinatown
Park St.
Prudential
Charles River Plaza Shopping Center
State House
State Library
Boston Athenaeum
Hatch Memorial Shell
Fisher College
Ether Monument
George Washington Statue
Taj Boston
Frog Pond
Boston Common Visitors Center
Brewer Fountain
Parkman Bandstand
CENTRAL BURYING GROUND
Boston Opera House
Paramount
Millennium Place
Emerson College
Four Seasons Hotel
Park Plaza
Boston Park Plaza
Wang Theatre
Tufts Medical Ctr.
Tufts Univ. School of Medicine
Tufts Medical Centre
Trinity Church
Copley Square
222 Berkeley
Fairmont Copley Plaza
John Hancock Building
Boston Common Hotel
The Westin Copley Place
Boston Public Library
The Lenox
Newbury Guest House
The Shops at Prudential Center
Prudential Tower
101 Huntington
John B. Hynes Veterans Memorial Convention Center
111 Huntington
The Colonnade Boston Hotel
Copley Place
131 Dartmouth Street
Benjamin Franklin Institute of Technology
Boston Ctr. for the Arts
Peters Park
Titus Sparrow Park
Rotch Playground
The Midtown
South End Branch of the Boston Public Library
Villa Victoria Center for the Arts
Cathedral of the Holy Cross
Boston Intl. Airport 3 miles
Burlington
Bedford
Wakefield
Peabody
Salem
Woburn
Stoneham
Lynn
Swampscott
Saugus
Melrose
Winchester
Lexington
Malden
Medford
Arlington
Lincoln
Revere
Everett
Chelsea
Belmont
Somerville
Waltham
CAMBRIDGE
Winthrop
Atlantic Ocean
Watertown
Newton
Brookline
BOSTON
Wellesley
Needham
Milton
Quincy
Dedham
Dover
Westwood
Hingham
Weymouth
Braintree
Medfield
Norwood
Randolph

A-3-56

BANK 2017-BNK9	Park Square

Mortgage Loan No. 7 – Park Square

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	BANA			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$60,000,000			Location:	Boston, MA 02116
Cut-off Date Balance(1):	$60,000,000			General Property Type:	Office
% of Initial Pool Balance:	5.7%			Detailed Property Type:	CBD
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Capital Properties			Year Built/Renovated:	1910/2017
Mortgage Rate:	4.1460%			Size:	503,312 SF
Note Date:	10/13/2017			Cut-off Date Balance per SF(1):	$318
First Payment Date:	12/1/2017			Maturity Date Balance per SF(1):	$318
Maturity Date:	11/1/2027			Property Manager:	Capital Properties Management, Inc. (borrower-related)
Original Term to Maturity:	120 months
Original Amortization Term:	0 months
IO Period:	120 months			Underwriting and Financial Information
Seasoning:	1 month			UW NOI:	$13,294,394
Prepayment Provisions:	LO (25); YM1 (91); O (4)			UW NOI Debt Yield(1):	8.3%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI Debt Yield at Maturity(1):	8.3%
Additional Debt Type(1)(2):	Pari Passu			UW NCF DSCR(1):	1.89x
Additional Debt Balance(1)(2):	$100,000,000			Most Recent NOI:	$12,011,745 (7/31/2017 TTM)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent NOI:	$10,747,441 (12/31/2016)
Reserves(3)				3rd Most Recent NOI:	$6,974,885 (12/31/2015)
Type	Initial	Monthly	Cap	Most Recent Occupancy:	95.9% (9/1/2017)
RE Tax:	$550,336	$275,168	N/A	2nd Most Recent Occupancy:	84.2% (12/31/2016)
Insurance:	$0	Springing	N/A	3rd Most Recent Occupancy:	68.9% (12/31/2015)
Recurring Replacements:	$0	$8,249	N/A	Appraised Value (as of):	$281,000,000 (8/9/2017)
TI/LC:	$3,128,280	$41,943	$1,325,000	Cut-off Date LTV Ratio(1):	56.9%
Other:	$1,950,781	$0	N/A	Maturity Date LTV Ratio(1):	56.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$160,000,000	100.0%	Loan Payoff:	$131,856,926	82.4%
			Return of Equity:	$19,791,002	12.4%
			Reserves:	$5,629,397	3.5%
			Closing Costs:	$2,722,675	1.7%
Total Sources:	$160,000,000	100.0%	Total Uses:	$160,000,000	100.0%

(1)	The Park Square Mortgage Loan (as defined below) is part of the Park Square Whole Loan (as defined below), which is comprised of two pari passu promissory notes with an aggregate original principal balance of $160,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the Park Square Whole Loan.

(2)	See “The Mortgage Loan” and “Additional Secured Indebtedness (not including trade debts)” below for further discussion of additional debt.

(3)	See “Escrows and Reserves” below for further discussion of reserve requirements.

The Mortgage Loan. The seventh largest mortgage loan (the “Park Square Mortgage Loan”) is part of a whole loan (the “Park Square Whole Loan”) evidenced by two pari passu promissory notes in the aggregate original principal amount of $160,000,000, which are secured by a first priority fee mortgage encumbering a 503,312 SF office property known as Park Square located in Boston, Massachusetts (the “Park Square Property”). The non-controlling Promissory Note A-2 in the original principal amount of $60,000,000 represents the Park Square Mortgage Loan and will be included in the BANK 2017-BNK9 securitization trust. The controlling Promissory Note A-1 in the original principal amount of $100,000,000 (the “Park Square Pari-Passu Companion Loan”) was contributed to the BANK 2017-BNK8 securitization trust. The Park Square Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BANK 2017-BNK8 securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Preliminary Prospectus.

The proceeds of the Park Square Whole Loan were used to pay off previous financing secured by the Park Square Property, return equity to the Park Square sponsor, fund reserves and pay closing costs.

The Borrower and the Sponsor. The borrower is OMV Park Square LLC (the “Park Square Borrower”), a single-purpose Delaware limited liability company with at least two independent directors. The sponsor is Capital Properties, a privately owned real estate investment, development and management firm founded in 1977 in Boston, Massachusetts. Since its inception, Capital Properties has developed, acquired and managed more than 17,000 apartment units and 8.0 million SF of office space. Capital Properties’ current portfolio includes 3.5 million SF of Class A office space including six properties in the Boston area: the Park Square Property, Haddon Hall, 360 Newbury Street, S.S. Pierce, Athenaeum Center and Lincoln Plaza. The nonrecourse carve-out guarantors are Richard D. Cohen, founder and President of Capital Properties, and Gary Darman.

A-3-57

BANK 2017-BNK9	Park Square

The Property. The Park Square Property consists of an 11-story, multi-tenant office building totaling 503,312 SF that includes 26,590 SF of street-level retail. The Park Square Property is located on the north side of St. James Avenue with 663 linear feet of street frontage between Arlington and Berkeley Streets in downtown Boston, Massachusetts. The Park Square Property was built in 1910, renovated in 2010, and between 2014 and 2017 the Park Square sponsor made tenant improvements and capital expenditures at the Park Square Property at a reported cost of approximately $28.2 million. The ground floor of the Park Square Property includes a two-story limestone and marble lobby with arched windows and gold-leaf detail, and is divided by a common hallway that runs the length of the building creating an arcade for restaurant and retail tenants. The office floor plates are 45,500 SF each and can accommodate full and half floor tenants meeting in the central elevator core.

The Park Square Property is located one block from the Boston Public Gardens, within four blocks from Copley Place, Trinity Church and the Boston Public Library, and within less than half a mile of Chinatown, the Boston Common, Emerson College and Tufts Medical Center. The Arlington subway station is adjacent to the Park Square Property and according to the appraisal, this station, which connects to the Park Square Property’s retail atrium, creates traffic counts of approximately 15,000 people daily.

As of September 1, 2017, the Park Square Property was 95.9% occupied. Historical occupancy since 2009 has averaged 86.9%.

Historical Occupancy
2009	2010	2011	2012	2013	2014	2015	2016	9/1/2017 TTM
93.6%	92.0%	93.7%	93.4%	85.0%	75.8%	68.9%	84.2%	95.9%

The five largest tenants are WeWork (27.2% of NRA), Bay State College (6.5% of NRA), Anaqua, Inc. (5.2% of NRA), HNTB Corporation (4.3% of NRA) and Yahoo Holdings, Inc. (3.9% of NRA), which together represent 47.1% of the net rentable area and 48.3% of underwritten rent. No other tenant comprises more than 3.9% of NRA or 4.3% of underwritten rent.

Major Tenants.

WeWork (136,920 SF, 27.2% of NRA, 27.7% of underwritten rent). WeWork leases three floors under a lease that expires in July 2032 with two five-year renewal options. WeWork is entitled to abated rent on its original space (113,067 SF) for the months of November and December 2017 and November 2018, and abated rent on the expansion space that it took possession of in March 2017 (23,433 SF) until December 2, 2017, which abated rent has been fully reserved by the lender. The WeWork lease is guaranteed by WeWork Companies Inc. WeWork’s space was renovated prior to it taking occupancy, with a $15.6 million tenant improvement allowance provided by the Park Square sponsor. WeWork provides a shared workspace, community and services for a membership base of 120,000 individuals and businesses in 49 cities across 15 countries. WeWork’s corporate members include General Motors, IBM, Spotify and Salesforce. WeWork’s corporate clients at the Park Square Property include Amazon and Liberty Mutual.

Bay State College (32,864 SF, 6.5% of NRA, 5.5% of underwritten rent). Bay State College has been a tenant since 2000 and leases 32,864 SF under a lease that expires in August 2019 with two, five-year renewal options. Bay State College opened in 1947 and is a small, private, career-focused, for-profit college that has been accredited by the New England Association of Schools and Colleges since 1989. Bay State College primarily awards 2-year associate’s degrees, has three locations and approximately 1,100 full time and part time students. The Bay State College library, Bay State College computer labs, and the Bay State College bookstore are all located at the Park Square Property.

Anaqua, Inc. (26,077 SF, 5.2% of NRA, 6.1% of underwritten rent). Anaqua, Inc. has been a tenant since 2015 and leases 26,077 SF under a lease that expires in October 2026 with one, five-year renewal option. The lease requires annual rent increases through the lease term each May. In connection with its expansion space (21,051 SF) that it took possession of in April 2016, Anaqua, Inc. is entitled to abated rent for the month of May 2018, which abated rent has been fully reserved by the lender. Anaqua, Inc. is a web-based unified software platform for automating the full intellectual property lifecycle of patents, trademarks, designs, trade secrets and contracts. Anaqua, Inc. is a privately-held company, headquartered at the Park Square Property, with offices in Cologne-Germany, London-UK and Pau-France and additional offices in the United States, Asia and Europe.

HNTB Corporation (21,749 SF, 4.3% of NRA, 4.9% of underwritten rent). HNTB Corporation has been a tenant since 2008 under a recently renewed lease for 21,109 SF that expires in June 2023 plus 640 SF of storage space that expires in March 2018. In connection with the renewal, HNTB Corporation is entitled to abated rent for the months of April, May and June 2018, which abated rent has been fully reserved by the lender. HNTB Corporation is an architecture, civil engineering, consulting and construction management firm that was founded in 1914.

Yahoo Holdings, Inc. (19,437 SF, 3.9% of NRA, 4.1% of underwritten rent). Yahoo Holdings, Inc. has been a tenant since 2013 under a lease that expires in June 2021, with one, five-year renewal option. Yahoo Holdings, Inc., is a web based service provider owned by Verizon Communications through Oath Inc. Yahoo Holdings, Inc. is known for its Web portal, search engine Yahoo! Search and related services, advertising, online mapping, video sharing, fantasy sports, and its social media website.

A-3-58

BANK 2017-BNK9	Park Square

The following table presents certain information relating to the major tenants at the Park Square Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF(3)	Lease Expiration
Major Tenants
WeWork(4)	N/A / NA / NA	136,920	27.2%	$5,458,240	27.7%	$39.86	7/31/2032
Bay State College	N/A / NA / NA	32,864	6.5%	$1,080,922	5.5%	$32.89	8/31/2019
Anaqua, Inc.(5)	N/A / NA / NA	26,077	5.2%	$1,199,542	6.1%	$46.00	10/31/2026
HNTB Corporation(6)	N/A / NA / NA	21,749	4.3%	$960,460	4.9%	$44.16	6/30/2023
Yahoo Holdings, Inc.	A-/Baa1/BBB+	19,437	3.9%	$816,354	4.1%	$42.00	6/30/2021
Subtotal/Wtd. Avg.		237,047	47.1%	$9,515,517	48.3%	$40.14

Other Tenants		245,506	48.8%	$10,194,641	51.7%	$41.53
Vacant Space		20,759	4.1%	$0	0.0%	$0.00
Total/Wtd. Avg.		503,312	100.0%	$19,710,158	100.0%	$40.85

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Total Wtd. Avg. Annual UW Rent PSF excludes vacant space.

(4)	WeWork is entitled to abated rent on 113,067 SF of its space for the months of December 2017 and November 2018, and abated rent on 23,433 SF of its space until December 2, 2017, which amounts have been fully reserved by the lender.

(5)	Anaqua, Inc. is entitled to abated rent on 21,015 SF of its space for the month of May 2018, which amounts have been fully reserved by the lender.

(6)	HNTB Corporation is entitled to abated rent for the months of April, May and June 2018, which amounts have been fully reserved by the lender.

The following table presents certain information relating to the lease rollover schedule at the Park Square Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Rent PSF Rolling(3)	Total UW Rent Rolling	Approx. % of Total UW Rent Rolling	Approx. Cumulative % of Total UW Rent Rolling
MTM/2017	14	8,494	1.7%	1.7%	$25.42	$215,896	1.1%	1.1%
2018	12	27,086	5.4%	7.1%	$40.88	$1,107,353	5.6%	6.7%
2019	17	59,452	11.8%	18.9%	$38.50	$2,288,793	11.6%	18.3%
2020	3	9,103	1.8%	20.7%	$40.11	$365,139	1.9%	20.2%
2021	17	51,322	10.2%	30.9%	$42.07	$2,158,941	11.0%	31.1%
2022	15	59,466	11.8%	42.7%	$43.25	$2,571,702	13.0%	44.2%
2023	7	55,171	11.0%	53.7%	$43.18	$2,382,351	12.1%	56.3%
2024	7	20,054	4.0%	57.6%	$39.33	$788,635	4.0%	60.3%
2025	0	0	0.0%	57.6%	$0.00	$0	0.0%	60.3%
2026	4	34,685	6.9%	64.5%	$44.62	$1,547,668	7.9%	68.1%
2027	4	9,251	1.8%	66.4%	$46.66	$431,629	2.2%	70.3%
2028 & Beyond	20	148,469	29.5%	95.9%	$39.42	$5,852,052	29.7%	100.0%
Vacant	0	20,759	4.1%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	120	503,312	100.0%		$40.85	$19,710,158	100.0%

(1)	Information is based on the underwritten rent roll. Certain tenants may have co-terminous leases which are consolidated as presented.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	Total/Wtd. Avg. UW Base Rent PSF Rolling excludes vacant space.

The Market. The Park Square Property is located at 31 St. James Avenue in the Back Bay area of Boston, Massachusetts, surrounded by several prominent buildings including the John Hancock Tower and the Prudential Center. The Back Bay/Fenway area is served by commuter and rapid transit subway lines with stops at Back Bay, Arlington and Copley. Additionally, the area is served by Interstates 90 and 93 and by Logan International Airport. Major employers include Fidelity Investments, State Street, John Hancock, Liberty Mutual, MFA, Manulife, Wellington Management, Bank of America, and Putnam Investments, all located within two miles of the Park Square Property. Nearby residential neighborhoods such as Back Bay, Beacon Hill, and the South End, are located within approximately one mile from the Park Square Property and provide a source of technical personnel, middle management personnel and executives. In addition to its employment base, the area is accessible to the Cambridge and Route 128 submarkets, all within 20 minutes driving time.

According to a third party research report, the Back Bay area is approximately one mile west of Boston’s Financial District but commands higher rental rates and has a lower vacancy than the neighboring area. The Park Square Property is located in the Back Bay submarket within the Boston office market which as of the second quarter of 2017 had an inventory of 50 buildings (14,044,000 SF) with a vacancy rate of 8.2% and average asking rents of $55.01 PSF, as compared to the broader Boston market with a vacancy rate of 12.1% and asking rents of $38.53 PSF.

A-3-59

BANK 2017-BNK9	Park Square

According to the appraisal, the estimated 2017 population within a one-, three- and five-mile radius of the Park Square Property was 88,860, 513,595 and 970,953, respectively and the estimated 2017 median household income within the same radii was $74,860, $63,957 and $64,460, respectively.

According to the appraisal, there are no new office buildings under construction in the submarket.

The following table presents recent leasing data at comparable office buildings with respect to the Park Square Property:

Comparable Lease Summary
Property Name/Address	Year Built/ Renovated	Total NRA (SF)	Tenant Name	Lease Area (SF)	Lease Date / Term	Initial Rent PSF	TI PSF/ Free Rent
Office Building 116 Huntington Ave.	1990 / N/A	285,978	Brigham & Women’s Hospital Saylent Technologies Inc.	26,284 5,794	Apr-18 / 64 mos May-17 / 86 mos	$53.00 $54.00	$20.00 / 4 mos $95.00 / 2 mos
75 Arlington Street 75 Arlington St.	1900 / 1980	244,000	The Boston Foundation	25,500	Jul-17 / 159 mos	$48.50	$63.33 / 2 mos
One Exeter Plaza 699 Boylston St.	1983 / 2000	211,000	Bainco International Investors	6,035	Mar-17 / 88 mos	$59.00	$45.00 / 4 mos
185 Dartmouth Street 441 Stuart St.	1937 / 2014	164,509	The Presidents and Trustees of Williams College	6,219	Feb-17 / 124 mos	$49.00	$80.00 / 4 mos
75 Park Plaza 300 Boylston St.	1984 / N/A	165,000	Paratek Pharmaceuticals	4,153	Nov-16 / 56 mos	$53.00	$60.00 / 4 mos
The Newbry 501 Boylston St.	1941 / 2009	607,685	Trunk Club	17,587	Nov-16 / 150 mos	$48.00	$65.00 / 6 mos

Source: Appraisal.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Park Square Property:

Cash Flow Analysis
	2014	2015	2016	7/31/2017 TTM	UW	UW PSF
Gross Potential Rent(1)	$18,065,640	$18,758,126	$19,307,939	$19,683,868	$20,663,580	$41.06
Total Recoveries	$1,600,591	$1,568,261	$1,690,421	$1,704,697	$1,511,655	$3.00
Total Other Income(2)	$220,675	$195,599	$221,295	$252,486	$203,438	$0.40
Less Vacancy	($5,085,327)	($6,157,800)	($3,236,643)	($2,116,447)	($1,108,762)	(5.2%)
Effective Gross Income	$14,801,579	$14,364,186	$17,983,012	$19,524,604	$21,269,911	$42.26
Total Operating Expenses	$7,537,195	$7,389,301	$7,235,571	$7,512,859	$7,975,517	$15.85
Net Operating Income	$7,264,384	$6,974,885	$10,747,441	$12,011,745	$13,294,394	$26.41
Capital Expenditures	$0	$0	$0	$0	$98,987	$0.20
TI/LC	$0	$0	$0	$0	$503,312	$1.00
Net Cash Flow	$7,264,384	$6,974,885	$10,747,441	$12,011,745	$12,692,096	$25.22

Occupancy %	75.8%	68.9%	84.2%	90.2%(3)	95.0%
NOI DSCR(4)	1.08x	1.04x	1.60x	1.79x	1.98x
NCF DSCR(4)	1.08x	1.04x	1.60x	1.79x	1.89x
NOI Debt Yield(4)	4.5%	4.4%	6.7%	7.5%	8.3%
NCF Debt Yield(4)	4.5%	4.4%	6.7%	7.5%	7.9%

(1)	UW Gross Potential Rent includes contractual rent steps through October 2018 totaling $409,366.

(2)	UW Total Other Income includes antenna income, HVAC income, tenant service fees, late fees, damage/cleaning fees and other miscellaneous income.

(3)	Occupancy as of August 8, 2017.

(4)	Debt service coverage ratios and debt yields are based on the Park Square Whole Loan.

Escrows and Reserves. The Park Square Borrower deposited at loan origination $550,336 for real estate taxes and is required to deposit monthly 1/12th of the annual estimated real estate taxes due (initially $275,168) and 1/12th of the annual estimated insurance premiums due (unless the Park Square Property is covered by an acceptable blanket insurance policy). The Park Square Borrower is also required to deposit monthly $8,249 to a replacement reserve.

The Park Square Borrower deposited at loan origination $3,128,280 to a leasing reserve in connection with tenant improvements and leasing commissions relating to eight tenants and is required to deposit monthly $41,943 to the general leasing reserve, which leasing reserve is capped at $1,325,000. The Park Square Borrower deposited at loan origination $1,950,781 for abated rent relating to eleven tenants.

A-3-60

BANK 2017-BNK9	Park Square

Lockbox and Cash Management. The Park Square Whole Loan has a hard lockbox in place with springing cash management whereby the Park Square Borrower is required to direct all tenants at the Park Square Property to deposit all rents directly to a lockbox account and upon a Cash Sweep Period (as defined below) all funds in the lockbox account are required to be swept each business day to a lender-controlled cash management account and disbursed in accordance with the Park Square Whole Loan documents, with all excess cash from the Park Square Property required to be held by lender as additional security for the Park Square Whole Loan. Provided no event of default has occurred, upon the cure of the Cash Sweep Period, the excess cash will be disbursed to the Park Square Borrower.

A “Cash Sweep Period” means (a) a DSCR Sweep Period (as defined below), (b) a Major Tenant Sweep Period (as defined below), or (c) any period during which an event of default is continuing.

A “DSCR Sweep Period” will commence when the debt service coverage ratio is less than 1.25x and will end when the debt service coverage ratio equals or exceeds 1.30x for two consecutive calendar quarters.

A “Major Tenant Sweep Period” will commence upon the first to occur of (i) the WeWork tenant or guarantor being in default in the payment of rent beyond applicable notice and cure periods, (ii) the WeWork tenant or guarantor giving notice of termination or vacating any portion in excess of 20% of its space, (iii) any termination or cancellation of the WeWork lease (including rejection in any insolvency proceeding) and/or the WeWork lease failing to otherwise be in full force and effect, (iv) any bankruptcy or similar insolvency of the WeWork tenant or guarantor and (v) the WeWork tenant or guarantor failing to extend or renew its lease 12 months prior to expiration. A Major Tenant Sweep Period will expire upon the first to occur of (1) satisfaction of the Major Tenant Cure Conditions (as defined below) or (2) the entire WeWork space being leased to an acceptable replacement tenant for an acceptable lease term, with the replacement tenant being in physical occupancy of the space, open for business and paying full rent.

“Major Tenant Cure Conditions” means each of the following, as applicable (i) the WeWork tenant or guarantor has cured all defaults under its lease, (ii) the WeWork tenant or guarantor has revoked or rescinded all termination or cancellation notices with respect to its lease and has reaffirmed the lease as being in full force and effect, (iii) in the event the Major Tenant Sweep Period is due to the WeWork tenant’s or guarantor’s failure to extend or renew its lease, the WeWork lease being renewed or extended, (iv) with respect to any applicable bankruptcy or insolvency proceedings involving the WeWork tenant or guarantor, the WeWork tenant or guarantor no longer being insolvent or subject to any bankruptcy or insolvency proceedings and affirming the WeWork Lease pursuant to a final, non-appealable order of a court and (v) the WeWork tenant or guarantor paying full, unabated rent under the WeWork Lease.

Additional Secured Indebtedness (not including trade debts). The Park Square Property also secures the Park Square Pari Passu Companion Loan, which has a Cut-off Date principal balance of $100,000,000. The Park Square Pari Passu Companion Loan accrues interest at the same rate as the Park Square Mortgage Loan. The Park Square Mortgage Loan is entitled to payments of interest on a pro rata and pari passu basis with the Park Square Pari Passu Companion Loan. The holders of the Park Square Mortgage Loan and the Park Square Pari Passu Companion Loan have entered into a co-lender agreement which sets forth the allocation of collections on the Park Square Whole Loan. See “Description of the Mortgage Pool—The Whole Loans” in the Preliminary Prospectus.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The Park Square Whole Loan documents require that the property insurance policy required to be maintained by the Park Square Borrower provide coverage for perils of terrorism and acts of terrorism in an amount equal to the full replacement cost of the Park Square Property, and 24 months of business interruption insurance with 12 months of extended indemnity, provided that if the Terrorism Risk Insurance Program Reauthorization Act of 2002 or subsequent statute (“TRIPRA”) is not in effect the Park Square Borrower will not be required to pay annual premiums in excess of two times the premium for a separate policy insuring the Park Square Property on a stand-alone basis. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

A-3-61

BANK 2017-BNK9	BWI Airport Marriott

Mortgage Loan No. 8 – BWI Airport Marriott

A-3-62

BANK 2017-BNK9	BWI Airport Marriott

Mortgage Loan No. 8 – BWI Airport Marriott

BWI Airport Marriott
1743 West Nursery Road
Linthicum Heights, MD 21090
BALTIMORE
Edmondson
Franklin St.
WEST BALTIMORE
Downtown
Orleans St.
Johns Hopkins Hospital
LEXINGTON MARKET
CHARLES CENTER
INNER HARBOR
National Aquarium
Oriole Park at Camden Yards
CAMDEN STATION
Metro Subway
SHOT TOWER
Broadway
Fells Point
Maryland Science Ctr.
M&T Bank Stadium
Carroll Park
Carroll Park Golf Course
Hilton St.
Wilkens Ave.
MARC TRAIN PENN LINE
Washington Blvd.
Westport
Federal Hill
PORT OF BALTIMORE
Southside Marketplace
S. Hanover St.
FORT MCHENRY TUNNEL
HANOVER ST. BRIDGE
Patapsco River
Cherry Hill
Harbor Hospital
Cherry Hill Park
Light Rail
Community College of Baltimore County
University of Maryland - Baltimore County
Catonsville
Arbutus
HALETHORPE
BALTIMORE COUNTY
Lansdowne
Hollins Ferry Rd.
Baltimore Highlands
Patapsco
Patapsco Valley State Park
MARC TRAIN CAMDEN LINE
Harbor Tunnel Throughway
Baltimore Beltway
ST. DENIS
BWI Technology Park
Nursery Road
Belle Grove Rd.
North Linthicum
Brooklyn Park
Francis Scott Key Bridge 2 miles
Baltimore-Washington Pkwy
Northrop Grumman Fed. Credit Union
Booz Allen Hamilton
W. Nursery Rd.
Linthicum
Andover Rd.
Andover Park
Northrop Grumman
Elkridge
HOWARD COUNTY
Ridge Rd.
Ciena Corporation
BWI MARSHALL
Light Rail
BWI Business District
BWI Thurgood Marshall Airport
The Centre at Glen Burnie
Stoney Run
Ferndale
North Glen Park
Cromwell Business Park
Aviation Blvd.
Ritchie Hwy.
Cromwell/Glen Burnie
Lockheed Martin
Baltimore/Washington International Thurgood Marshall Airport
Ridge Rd.
New Ridge Rd.
MARC TRAIN PENN LINE
Hanover
Glen Burnie
Annapolis Blvd.
Dorsey Rd.
Arundel Mills
Maryland Live! Casino
Arundel Mills Corporate Park
Cannon Stadium
Arundel Mills Blvd.
Arundel Village
Arundel Marketplace
Harmans Rd.
Harundale Plaza
Wash., DC 25 miles
ANNE ARUNDEL COUNTY
Jessup
Ridge Rd.
Annapolis 17 miles
Marley Station Mall
CARROLL COUNTY
HOWARD COUNTY
MONTGOMERY COUNTY
PRINCE GEORGE'S COUNTY
ANNE ARUNDEL COUNTY
Reisterstown
Lutherville-Timonium
Owings Mills
Pikesville
Towson
Randallstown
Parkville
Lochearn
Woodlawn
Ellicott City
Catonsville
Dundalk
Essex
Columbia
Elkridge
Glen Burnie
Chesapeake Bay
Olney
Savage
Riviera Beach
Laurel
Severn
Severna Park
Rockville
Odenton
Wheaton
North Bethesda
Silver Spring
Beltsville
Arnold
College Park
Chevy Chase
Takoma Park
Bowie
Bethesda
Hyattsville
Seabrook
Annapolis
WASHINGTON D.C.
Landover
Patapsco Valley State Park

A-3-63

BANK 2017-BNK9	BWI Airport Marriott

Mortgage Loan No. 8 – BWI Airport Marriott

Mortgage Loan Information	Property Information
Mortgage Loan Seller:	BANA	Single Asset/Portfolio:	Single Asset
Original Balance:	$47,700,000	Location:	Linthicum Heights, MD 21090
Cut-off Date Balance:	$47,700,000	General Property Type:	Hospitality
% of Initial Pool Balance:	4.5%	Detailed Property Type:	Full Service
Loan Purpose:	Refinance	Title Vesting:	Fee
Sponsor:	Graham Snell	Year Built/Renovated:	1988/2017
Mortgage Rate:	4.8200%	Size:	315 Rooms
Note Date:	11/14/2017	Cut-off Date Balance per Room:	$151,429
First Payment Date:	1/1/2018	Maturity Date Balance per Room:	$124,047
Maturity Date:	12/1/2027	Property Manager:	Marriott Hotel Services, Inc.
Original Term to Maturity:	120 months
Original Amortization Term:	360 months	Underwriting and Financial Information
IO Period:	0 months	UW NOI:	$5,835,051
Seasoning:	0 months	UW NOI Debt Yield:	12.2%
Prepayment Provisions:	LO (24); YM1 (92); O (4)	UW NOI Debt Yield at Maturity:	14.9%
Lockbox/Cash Mgmt Status:	Soft/In Place	UW NCF DSCR:	1.61x
Additional Debt Type:	N/A	Most Recent NOI:	$5,723,511 (9/30/2017 TTM)
Additional Debt Balance:	N/A	2nd Most Recent NOI:	$5,358,067 (12/31/2016)
Future Debt Permitted (Type):	No (N/A)	3rd Most Recent NOI:	$5,587,935 (12/31/2015)
Reserves(1)	Most Recent Occupancy:	75.1% (9/30/2017)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	74.9% (12/31/2016)
RE Tax:	$0	(1)	N/A	3rd Most Recent Occupancy:	75.5% (12/31/2015)
Insurance:	$0	(1)	N/A	Appraised Value (as of):	$68,200,000 (8/1/2017)
FF&E Reserve:	$0	(1)	N/A	Cut-off Date LTV Ratio(2):	69.9%
Other:	$1,700,000	$0	N/A	Maturity Date LTV Ratio(2):	57.3%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$47,700,000	100.0%	Loan Payoff:	$35,997,933	75.5%
			Return of Equity(3):	$9,025,696	18.9%
			Reserves:	$1,700,000	3.6%
			Closing Costs:	$976,371	2.0%
Total Sources:	$47,700,000	100.0%	Total Uses:	$47,700,000	100.0%

(1)	See “Escrows and Reserves” below for further detail on the reserve requirements. Reserves for real estate taxes, insurance premiums and FF&E are required to be collected by the lender at any time such reserves are not otherwise collected and paid by the BWI Airport Marriott Manager.

(2)	The appraiser provided an “as stabilized” value of $77,600,000 as of August 1, 2020, which would result in a Cut-off Date LTV Ratio of 61.5% and a Maturity Date LTV Ratio of 50.4%.

(3)	The BWI Airport Marriott sponsor maintains an un-depreciated cost basis in the BWI Airport Marriott Property of $69,327,058.

The Mortgage Loan. The eighth largest mortgage loan (the “BWI Airport Marriott Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $47,700,000 that is secured by a first priority fee mortgage encumbering a full service hotel located in Linthicum Heights, Maryland, known as the BWI Airport Marriott (the “BWI Airport Marriott Property”). The proceeds of the BWI Airport Marriott Mortgage Loan were used to pay off existing debt, fund reserves, pay closing costs and return equity to the BWI Airport Marriott sponsor. The BWI Airport Marriott Property was previously collateral for a loan securitized in the MSBAM 2013-C13 transaction.

The Borrower and the Sponsor. The borrower is Hibernia BWI Hotel, LP (the “BWI Airport Marriott Borrower”), a Delaware limited partnership with at least one independent director. The BWI Airport Marriott Borrower is indirectly owned by Hibernia Worldwide Hotels BV, a Netherlands based asset management company.

The nonrecourse carve-out guarantor is Graham Snell, who is a managing director of Hibernia Hotel Fund, a hotel joint venture between Capital Hospitality Group and Halifax Bank of Scotland, created to own hotels in Europe, Asia and the United States.

The Property. The BWI Airport Marriott Property is a 10-story, 315-room full service hotel featuring an indoor swimming pool, a 24-hour fitness room, a business center and 476 surface parking spaces. The BWI Airport Marriott Property offers its guests complimentary high-speed internet access, a complimentary hotel shuttle to and from the Baltimore Washington Thurgood Marshall Airport (“BWI Airport”) and the Baltimore Light Rail, room service, a 152-seat restaurant serving three meals daily, a 150-seat sports bar/lounge and 15,622 SF of meeting space across 19 rooms. The BWI Airport Marriott Property was built in 1988, and from 2007-2016, underwent $10,997,000 ($35,589 per room) of capital improvements, including a $3,397,000 rooms renovation in 2012 and 2013. In 2017, guestroom suites were converted to increase the available rooms at the BWI Airport Marriott Property from 309 rooms to 315 rooms. The current guestroom mix includes 161 king rooms and 154 double/double rooms.

A-3-64

BANK 2017-BNK9	BWI Airport Marriott

According to the appraisal, the demand at the BWI Airport Marriott Property is estimated at 60% commercial and leisure, 30% meeting and group and 10% contract. The top corporate accounts for 2016 were Northrop Grumman (4,948 room nights), IBM (3,079 room nights), General Dynamics Global (2,366 room nights), Lockheed Martin (1,537 room nights) and University of Maryland (1,242 room nights).

The BWI Airport Marriott Property is managed by Marriott Hotel Services, Inc. (the “BWI Airport Marriott Manager” or the “BWI Airport Marriott Franchisor”) under a management agreement (the “Management Agreement” or the “Franchise Agreement”) dated August 29, 2003, which was amended in November 2017 to extend the initial term to December 31, 2033. The Management Agreement contains two ten-year automatic renewals unless the BWI Airport Marriott Manager elects to not renew and provides 12 months’ notice of non-renewal.

The Marriott affiliation provides the BWI Airport Marriott Property with access to a reservation system that is very well known to business travelers and access to Marriott’s corporate accounts in the immediate area including Deloitte, Northrup Grumman, IBM and Lockheed Martin.

More specific information about the BWI Airport Marriott Property and the related competitive set is set forth in the following table:

Historical Occupancy, ADR, RevPAR
	Competitive Set(1)			BWI Airport Marriott Property			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2008	70.4%	$121.34	$85.42	74.9%	$141.37	$105.83	106.3%	116.5%	123.9%
2009	68.9%	$112.29	$77.33	71.9%	$121.33	$87.29	104.5%	108.0%	112.9%
2010	76.2%	$105.44	$80.35	75.9%	$120.61	$91.56	99.6%	114.4%	113.9%
2011	68.5%	$113.72	$77.87	78.3%	$121.94	$95.51	114.4%	107.2%	122.7%
2012	72.1%	$113.64	$81.91	77.6%	$123.55	$95.82	107.6%	108.7%	117.0%
2013	73.5%	$110.33	$81.12	75.2%	$126.21	$94.91	102.3%	114.4%	117.0%
2014	73.0%	$113.28	$82.74	77.1%	$130.75	$100.87	105.6%	115.5%	121.9%
2015	71.5%	$116.74	$83.50	75.5%	$137.15	$103.54	105.5%	117.5%	124.0%
2016	71.9%	$116.51	$83.73	74.9%	$135.81	$101.74	104.2%	116.6%	121.5%
9/30/2017 TTM	74.9%	$117.79	$88.28	75.0%	$134.90	$101.16	100.1%	114.5%	114.6%

Source: Industry Report and Underwritten Operating Statements.

(1)	As of 9/30/2017 TTM, the competitive set includes Embassy Suites Baltimore @BWI Airport, Hyatt Place Baltimore Washington Airport, Holiday Inn Baltimore BWI Airport Area, Westin Baltimore Washington Airport, Hilton Baltimore BWI Airport and Sheraton Hotel Baltimore Washington Airport.

The Market. The BWI Airport Marriott Property is located along West Nursery Road in Linthicum, Anne Arundel County, Maryland, approximately 1.5 miles northwest of BWI Airport and just north of Interstate 195, which connects to Interstates 95 and 295, leading to downtown Baltimore in approximately 8.8 miles.

The local area is anchored by Harborplace in downtown Baltimore, east of the BWI Airport Marriott Property, with other nearby attractions including Maryland Science Center, National Aquarium in Baltimore, Baltimore Zoo, Orioles Park at Camden Yards, M&T Bank Stadium and the University of Maryland – Baltimore. Additionally, hotel demand generators include the Fort Meade Military Base, which is home to the National Security Agency and the U.S. Cyber Command, the Naval Academy located in Annapolis which is home to 4,400 undergraduate students.

Large nearby corporations include Booz Allen Hamilton (0.5 miles from the BWI Airport Marriott Property) which employs 1,100 employees in Anne Arundel County, Ciena Corporation (0.7 miles from the BWI Airport Marriott Property), which is headquartered in Linthicum, Northrop Grumman Electronic System (0.8 miles from the BWI Airport Marriott Property) which is the largest private sector employer in Anne Arundel County, and Lockheed Martin (7.5 miles from the BWI Airport Marriott Property). Other corporations with a presence the area include CSC, Boeing, Harris Corporation, IBM Toyota, Oracle, and Deloitte.

According to the appraisal, BWI Airport and the Port of Baltimore are significant economic drivers for the Baltimore region. BWI Airport had total passenger travel of over 25.1 million in 2016, is the east coast hub for Southwest Airlines and recently launched a $60 million expansion of its international terminal, which is expected to be completed in 2017 and will add six new gates. The Port of Baltimore is one of only two ports on the East Coast prepared to accommodate the cargo ships from the expanded Panama Canal, which connects Asian markets to the East Coast markets of the United States.

According to the appraisal, the 2016 estimated population within a one-, three- and five-mile radius of the BWI Airport Marriott Property was 997, 37,225 and 190,813, respectively. The 2016 average household income within the same radii was $114,317, $100,521 and $88,289, respectively. From 2000-2016, within a five-mile radius of the BWI Airport Marriott Property, population and average household income grew 0.9% and 2.9%, respectively.

A-3-65

BANK 2017-BNK9	BWI Airport Marriott

The following table presents certain information relating to the primary competitive properties to the BWI Airport Marriott Property:

Competitive Property Summary
Property Name	Year Opened	Rooms	Transient	Meeting/ Group	Contract	2016 Occupancy Penetration	2016 ADR Penetration	2016 RevPAR Penetration
BWI Airport Marriott Property	1988	309	60%	30%	10%	102.4%	111.0%	113.6%
Embassy Suites Baltimore @ BWI Airport	1987	251	70%	20%	5%	92.9%	99.5%	92.5%
Hyatt Place Baltimore Washington Airport	1996	127	70%	10%	20%	103.9%	96.3%	100.0%
Holiday Inn Baltimore BWI Airport Area	1997	137	70%	10%	20%	105.2%	87.3%	91.9%
Westin Baltimore Washington Airport	2007	260	60%	20%	20%	95.7%	97.1%	92.9%
Hilton Baltimore Washington Airport	2006	280	75%	15%	10%	106.6%	109.3%	116.5%
Sheraton Hotel Baltimore Washington Airport	2007	203	60%	15%	25%	95.7%	84.0%	80.4%

Source: Appraisal.

The appraiser did not note any properties either proposed or under construction that would directly compete with the BWI Airport Marriott Property.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the BWI Airport Marriott Property:

Cash Flow Analysis
	2013	2014	2015	2016	9/30/2017 TTM	UW	UW per Room
Occupancy	75.1%	77.1%	75.5%	74.9%	75.1%	75.1%
ADR	$122.00	$130.77	$137.15	$135.81	$134.90	$134.90
RevPAR	$91.62	$100.82	$103.55	$101.72	$101.31	$101.31

Rooms Revenue	$10,725,000	$11,376,000	$11,677,493	$11,505,776	$11,427,112	$11,648,998	$36,981
Food & Beverage	$7,104,000	$7,841,000	$7,927,442	$7,763,311	$7,555,432	$7,555,432	$23,985
Other Income(1)	$679,000	$810,000	$800,062	$728,730	$738,199	$738,199	$2,343
Total Revenue	$18,508,000	$20,027,000	$20,404,997	$19,997,817	$19,720,743	$19,942,629	$63,310
Total Expenses	$13,948,000	$14,663,000	$14,817,062	$14,639,750	$13,997,232	$14,107,578	$44,786
Net Operating Income	$4,560,000	$5,364,000	$5,587,935	$5,358,067	$5,723,511	$5,835,051	$18,524
FF&E	$925,000	$1,001,000	$1,020,239	$999,891	$986,037	$997,131	$3,165
Net Cash Flow	$3,635,000	$4,363,000	$4,567,696	$4,358,176	$4,737,474	$4,837,920	$15,358

NOI DSCR	1.51x	1.78x	1.86x	1.78x	1.90x	1.94x
NCF DSCR	1.21x	1.45x	1.52x	1.45x	1.57x	1.61x
NOI Debt Yield	9.6%	11.2%	11.7%	11.2%	12.0%	12.2%
NCF Debt Yield	7.6%	9.1%	9.6%	9.1%	9.9%	10.1%

(1)	Other Income includes vending machines, telecommunications, rentals, and other miscellaneous sources.

Escrows and Reserves. At any time that amounts for taxes and insurance premiums are not held and paid by the BWI Airport Marriott Manager pursuant to the Management Agreement, the BWI Airport Marriott Borrower is required to deposit monthly (i) real estate taxes in an amount equal to 1/12th of estimated annual taxes due and (ii) insurance reserves in an amount equal to 1/12th of estimated annual premiums due (unless waived because the BWI Airport Marriott Property is covered by a blanket insurance policy).

The BWI Airport Marriott Borrower deposited at loan origination $1,700,000 to be applied towards capital improvements at the BWI Airport Marriott Property. Additionally, a monthly amount equal to 1/12th of 4% of the greater of annual gross revenues and the amount required by the Franchisor for FF&E is required to be held by the BWI Airport Marriott Manager pursuant to the Management Agreement, or if not held by the BWI Airport Marriott Manager, such monthly amount is required to be deposited in reserve with the lender.

Lockbox and Cash Management. A soft lockbox is in place with respect to the BWI Airport Marriott Mortgage Loan. All hotel revenue with respect to the BWI Airport Marriott Property is deposited in an account to which the BWI Airport Marriott Manager has access (the “Hotel Operating Account”). The BWI Airport Marriott Manager is required to pay operating expenses (other than debt service) from the Hotel Operating Account pursuant to the Management Agreement, and may deduct from the Hotel Operating Account its base management fee and expenses and funds for FF&E reserves and amounts for real estate taxes and insurance premiums. The BWI Airport Marriott Manager is required to make all payments of operating profit due to the BWI Airport Marriott Borrower directly into the lockbox, and the BWI Airport Marriott Manager is required to instruct those who maintain accounts receivable with respect to the hotel to make payments of amounts due on such accounts receivable directly to the lockbox.

The BWI Airport Marriott Mortgage Loan features in-place cash management, whereby funds in the lockbox account are required to be transferred daily to the lender-controlled cash management account to fund any required reserves (unless held and paid by the BWI Airport Marriott Manager pursuant to the Management Agreement) and to pay debt service, with any remaining funds released to the BWI Airport Marriott Borrower so long as no Cash Sweep Period (as defined below) exists. During a Cash Sweep Period, funds in the cash management account (after collections for reserves and debt service) are required to be disbursed to pay operating expenses, capital expenditures and extraordinary expenses with all excess cash held by the lender as additional security for the BWI Airport Marriott Mortgage Loan until discontinuation of the Cash Sweep Period.

A-3-66

BANK 2017-BNK9	BWI Airport Marriott

A “Cash Sweep Period” will commence upon the earliest of (i) the occurrence of an event of default, (ii) the debt service coverage ratio being less than 1.20x for two consecutive calendar quarters, (iii) a Franchise Agreement Trigger Event (as defined below), or (iv) a Franchise Renewal Trigger Event (as defined below); provided, however, that the BWI Airport Marriott Borrower has the right to avoid the commencement of a cash sweep period triggered under clause (ii) by partially prepaying the BWI Airport Marriott Mortgage Loan in an amount necessary to satisfy the debt service coverage ratio test (together with payment of a yield maintenance charge).

A Cash Sweep Period will end upon (i) if triggered by an event of default, the cure of the event of default, (ii) if triggered by the debt service coverage ratio test, the debt service coverage ratio being equal to or greater than 1.30x on a trailing twelve month basis for two consecutive calendar quarters, (iii) if triggered by the Franchise Agreement Trigger Event, the occurrence of the applicable Franchise Agreement Cure Event (as defined below), and (iv) if triggered by a Franchise Renewal Trigger Event, the occurrence of a Franchise Renewal Event (as defined below). Notwithstanding the foregoing, a Cash Sweep Period will not expire in the event that a Cash Sweep Period then exists for any other reason.

A “Franchise Agreement Trigger Event” will occur upon (i) the BWI Airport Marriott Borrower being in default under the Franchise Agreement beyond any notice and cure periods, (ii) the BWI Airport Marriott Borrower or the BWI Airport Marriott Franchisor giving notice that it is terminating the Franchise Agreement, (iii) any termination, cancellation or expiration of the Franchise Agreement (including rejection in any bankruptcy or similar insolvency proceeding) and/or the Franchise Agreement otherwise failing to be in full force and effect, or (iv) any bankruptcy or insolvency of the BWI Airport Marriott Franchisor.

A “Franchise Renewal Trigger Event” will occur upon a Franchise Renewal Event (as defined below) failing to occur on or before the date which is 12 months prior to the expiration of the then applicable term of the Franchise Agreement.

A “Franchise Agreement Cure Event” will occur upon (i) the date which is 60 days after the cure of all defaults (if any) by the BWI Airport Marriott Borrower, (ii) the Franchise Agreement being reaffirmed by the BWI Airport Marriott Borrower and the BWI Airport Marriott Franchisor as being in full force and effect, and (iii) if triggered by the bankruptcy or insolvency of the BWI Airport Marriott Franchisor, the BWI Airport Marriott Franchisor no longer being insolvent or subject to any bankruptcy proceedings and the Franchise Agreement being affirmed pursuant to a final, non-appealable order of a court.

A “Franchise Renewal Event” will occur upon (i) the Franchise Agreement being extended or replaced by a qualified franchise agreement for a term expiring no earlier than 3 years after the maturity date of the BWI Airport Marriott Mortgage Loan, (ii) the Franchise Agreement or the qualified franchise agreement being in full force and effect with no defaults thereunder, and (iii) the BWI Airport Marriott Borrower having deposited to the FF&E reserve either in cash or as a letter of credit an amount equal to the excess of $10,000 per room over the operating profit estimated by the BWI Airport Marriott Franchisor under its business plan during the final fiscal year under the Management Agreement.

Additional Secured Indebtedness (not including trade debts). Not permitted.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The BWI Airport Marriott Mortgage Loan documents require that the property insurance policy required to be maintained by the BWI Airport Marriott Borrower provides coverage for perils of terrorism and acts of terrorism in an amount equal to the full replacement cost of the BWI Airport Marriott Property, and 18 months of business interruption insurance with 6 months of extended indemnity; provided that, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (as the same may be further modified, amended, or extended, “TRIPRA”) or subsequent statute, extension, or reauthorization is in effect and covers both foreign and domestic acts of terror, the provisions of TRIPRA will determine the acts of terrorism for which coverage will be required. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Property” in the Preliminary Prospectus.

A-3-67

BANK 2017-BNK9	U.S. Industrial Portfolio III

Mortgage Loan No. 9 – U.S. Industrial Portfolio III

A-3-68

BANK 2017-BNK9	U.S. Industrial Portfolio III

Mortgage Loan No. 9 – U.S. Industrial Portfolio III

ONTARIO
MINN
Duluth
MINNEAPOLIS
ST. PAUL
Bloomington
Rochester
WISCONSIN
Wausau
Green Bay
Traverse City
Lake Superior
Lake Huron
Lake Michigan
Oshkosh
MICHIGAN
Madison
Hartland
MILWAUKEE
Grand Rapids
Lansing
Flint
DETROIT
Cedar Falls
IOWA
Cedar Rapids
Rockford
Wheeling
CHICAGO
CLEVELAND
Grimes
Des Moines
Iowa City
Davenport
Sauk Village
Elkhart
Ft. Wayne
Toledo
INDIANA
OHIO
Peoria
Lafayette
COLUMBUS
Quincy
ILLINOIS
MISSOURI
INDIANAPOLIS
Dayton
Fairfield
Springfield
KANSAS CITY
Columbia
Columbus
CINCINNATI
ST. LOUIS
Jefferson City
Frankfort
LOUISVILLE
Lexington
Evansville
KENTUCKY
WV
VA
Springfield

Scranton
NY
Warren
Du Bois
Williamsport
Wilkes-Barre
Youngstown
State College
OH
New Kensington
PENNSYLVANIA
Allentown
Weirton
PITTSBURGH
Johnstown
Harrisburg
Harleysville
Trenton
Reading
Wheeling
York
PHILADELPHIA
Wilmington
Cumberland
Morgantown
Hagerstown
NEW JERSEY
Frederick
BALTIMORE
Atlantic City
Clarksburg
Winchester
Annapolis
Dover
WASHINGTON, DC
Arlington
WEST VIRGINIA
MD
DE
APPALACHIAN MTS.
Harrisonburg
Fredericksburg
Salisbury
Ocean City
Staunton
Charlottesville
VIRGINIA
Richmond
Atlantic Ocean
Salem
Lynchburg
Elliston
Roanoke
Petersburg
Hampton
NORFOLK
Danville
South Hill
Chesapeake
VIRGINIA BEACH

LOS ANGELES
Whittier
Chino Hills
Banning
RIVERSIDE
Moreno Valley
ANAHEIM
LONG BEACH
SANTA ANA
Lake Elsinore
Hemet
Huntington Beach
Irvine
Temecula
SANTA ROSA MTS.
Laguna Niguel
San Clemente
Santa Catalina Island
Camp Pendleton Marine Corps Base
CLEVELAND NATIONAL FOREST
Pacific Ocean
Oceanside
Vista
San Marcos
Carlsbad
Encinitas
Poway
San Clemente Island
La Jolla
Santee
SAN DIEGO
San Diego Intl. Airport
El Cajon
Chula Vista

US Industrial Portfolio III

1	2121 Gardner Street	Elliston, VA	12	1700 Highland Road	Twinsburg, OH
2	975 Cottonwood Avenue	Hartland, WI	13	1800 University Parkway	Sarasota, FL
3	4925 Bulls Bay Highway	Jacksonville, FL	14	621 Hunt Valley Circle	New Kensington, PA
4	1500 Southeast 37th Street	Grimes, IA	15	5000 Askins Lane	Houston, TX
5	1501 Industrial Boulevard	Harleysville, PA	16	900 Chaddick Drive	Wheeling, IL
6	10450 Medallion Drive	Cincinnati, OH	17	6600 Chapek Parkway	Cuyahoga Heights, OH
7	1001 DDC Way	Fairfield, OH	18	53208 Columbia Drive	Elkhart, IN
8	1152 Armorite Drive	San Marcos, CA	19	7750 Hub Parkway	Valley View, OH
9	3800 West Broward Boulevard	Plantation, FL	20	21699 Torrence Avenue & 2701 Kalvelage Drive	Sauk Village, IL
10	2900 & 2950 Hill Avenue	Toledo, OH	21	3221 Cherry Palm Drive	Tampa, FL
11	1972 Salem Industrial Drive	Salem, VA			

Stagecoach
The Woodlands
Tomball
Spring
Cypress
Atascocita
Humble
Jersey Village
Crosby
HOUSTON
Sheldon
Barrett
Channelview
Katy
Cloverleaf
Baytown
Mission Bend
Pasadena
La Porte
Pecan Grove
Stafford
Richmond
Sugar Land
Missouri City
Rosenberg
Pearland
Fresno
Friendswood
League City
Sienna Plantation
Manvel
Texas City
Alvin
Santa Fe
Hitchcock

Bainbridge
GEORGIA
Valdosta
TALLAHASSEE
JACKSONVILLE
St. Augustine
Gainesville
Ormond Beach
Daytona Beach
Ocala
Atlantic Ocean
Spring Hill
ORLANDO
Titusville
TAMPA
Kissimmee
Melbourne
Clearwater
Lakeland
Palm Bay
ST. PETERSBURG
Bradenton
FLORIDA
Fort Pierce
Port St. Lucie
Sarasota
Gulf of Mexico
Cape Coral
Fort Myers
West Palm Beach
Boca Raton
Plantation
FORT LAUDERDALE
Naples
Hialeah
Miami Beach
MIAMI
Homestead
Key West

A-3-69

BANK 2017-BNK9	U.S. Industrial Portfolio III

Mortgage Loan No. 9 – U.S. Industrial Portfolio III

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Portfolio
Original Balance(1):	$40,000,000			Location:	Various
Cut-off Date Balance(1):	$40,000,000			General Property Type(5):	Various
% of Initial Pool Balance:	3.8%			Detailed Property Type:	Various
Loan Purpose:	Acquisition			Title Vesting:	Fee
Sponsor:	Brennan Investment Group Acquisitions LLC			Year Built/Renovated:	Various/Various
				Size:	2,886,593 SF
Mortgage Rate:	4.1800%			Cut-off Date Balance per SF(1):	$42
Note Date:	10/12/2017			Maturity Date Balance per SF(1):	$38
First Payment Date:	12/5/2017			Property Manager:	Brennan Management, LLC (borrower-related)
Maturity Date:	11/5/2027
Original Term:	120 months
Original Amortization Term:	360 months
IO Period:	60 months			Underwriting and Financial Information
Seasoning:	1 month			UW NOI:	$11,310,590
Prepayment Provisions(2):	LO (25); DEF (88); O (7)			UW NOI Debt Yield(1):	9.4%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI Debt Yield at Maturity(1):	10.3%
Additional Debt Type(1)(3):	Pari Passu			UW NCF DSCR(1):	2.04x (IO) 1.48x (P&I)
Additional Debt Balance(1)(3):	$80,537,149			Most Recent NOI:	$12,203,308 (6/30/2017 TTM)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent NOI:	$12,055,263 (12/31/2016)
Reserves(4)				3rd Most Recent NOI:	$11,626,063 (12/31/2015)
Type	Initial	Monthly	Cap	Most Recent Occupancy(6):	100.0% (11/1/2017)
RE Tax:	$0	Springing	N/A	2nd Most Recent Occupancy:	100.0% (12/31/2016)
Insurance:	$0	Springing	N/A	3rd Most Recent Occupancy:	100.0% (12/31/2015)
Recurring Replacements:	$0	$6,250	N/A	Appraised Value (as of)(7):	$166,300,000 (6/16/2017)
TI/LC:	$120,000	Springing	N/A(4)	Cut-off Date LTV Ratio(1)(7):	72.5%
Other:	$453,411	$0	N/A	Maturity Date LTV Ratio(1)(7):	66.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$120,537,149	71.2%	Purchase Price:	$164,603,823	97.2%
Borrower Sponsor Equity:	$48,798,629	28.8%	Closing Costs:	$4,158,544	2.5%
			Reserves:	$573,411	0.3%
Total Sources:	$169,335,778	100.0%	Total Uses:	$169,335,778	100.0%

(1)	The U.S. Industrial Portfolio III Mortgage Loan is part of the U.S. Industrial Portfolio III Whole Loan (as defined below), which is comprised of three pari passu promissory notes with an aggregate principal balance of $120,537,149. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the U.S. Industrial Portfolio III Whole Loan.

(2)	Defeasance is permitted at any time after the earlier to occur of (i) the end of the two-year period commencing on the closing date of the securitization of the last U.S. Industrial Portfolio III Whole Loan promissory note to be securitized and (ii) October 12, 2020. The assumed lockout period of 25 payments is based on the closing date of this transaction in December 2017. After the defeasance lockout period, the U.S. Industrial Portfolio III Borrowers are permitted to obtain the release of any individual property with the defeasance of a release price ranging from 100.0% to 110.0% (depending on the number of properties that have been released) of the allocated loan amount with respect to such individual property See “Release of Property” below.

(3)	See “The Mortgage Loan” and “Additional Secured Indebtedness (not including trade debts)” for a discussion of additional debt.

(4)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(5)	The U.S. Industrial Portfolio III Properties (as defined below) are made up of 19 industrial properties and two office properties. See the “U.S. Industrial Portfolio III Properties Summary” table below.

(6)	Most Recent Occupancy includes PNC Acquisition Company, Inc. (75,902 SF, 2.6% of NRA), which leases 100.0% of the space at the 900 Chaddick Drive property but is currently dark.

(7)	The “As Portfolio” Appraised Value of $166,300,000 reflects a 4.0% premium attributed to the aggregate “As-is” value of the U.S. Industrial Portfolio III Properties as a whole. The sum of the “As-is” values for each of the U.S. Industrial Portfolio III Properties on an individual basis is $159,940,000, which represents a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 75.4% and 68.7%, respectively.

The Mortgage Loan. The ninth largest mortgage loan (the “U.S. Industrial Portfolio III Mortgage Loan”) is part of a whole loan (the “U.S. Industrial Portfolio III Whole Loan”) evidenced by three promissory notes with an aggregate original principal balance of $120,537,149. The U.S. Industrial Portfolio III Whole Loan is secured by the fee simple interests in a portfolio of 21 single-tenant industrial and office properties located across 10 states, totaling 2,886,593 SF (the “U.S. Industrial Portfolio III Properties”). The U.S. Industrial Portfolio III Whole Loan was co-originated by Morgan Stanley Bank, N.A. and Barclays Bank PLC. Promissory Note A-1-2, with an original principal balance of $40,000,000, represents the U.S. Industrial Portfolio III Mortgage Loan and will be included in the BANK 2017-BNK9 securitization trust. Promissory Notes A-1-1 and A-2, with an aggregate original principal balance of $80,537,149, collectively represent the pari passu companion loans (the “U.S. Industrial Portfolio III Non-Serviced Pari Passu Companion Loans”).

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BANK 2017-BNK9	U.S. Industrial Portfolio III

The following table presents a summary of the promissory notes comprising the U.S. Industrial Portfolio III Whole Loan. The U.S. Industrial Portfolio III Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BANK 2017-BNK8 securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Preliminary Prospectus.

U.S. Industrial Portfolio III Whole Loan Summary
Notes	Original Balance	Cut-off Date Balance	Note Holder	Controlling Interest
A-1-1	$50,000,000	$50,000,000	BANK 2017-BNK8	Yes
A-1-2	$40,000,000	$40,000,000	BANK 2017-BNK9	No
A-2	$30,537,149	$30,537,149	WFCM 2017-C41(1)	No
U.S. Industrial Portfolio III Whole Loan	$120,537,149	$120,537,149

(1)	The WFCM 2017-C41 securitization transaction is expected to close on November 30, 2017.

The proceeds of the U.S. Industrial Portfolio III Whole Loan, together with approximately $48.8 million of borrower equity, were used to acquire the U.S. Industrial Portfolio III Properties, fund reserves and pay closing costs. The previous mortgage loan secured by the U.S. Industrial Portfolio III Properties was included in the WFRBS 2013-C16 securitization trust.

The Borrowers and the Sponsor. The borrowers consist of 21 single-purpose Delaware limited liability companies, each structured to be bankruptcy-remote with at least two independent directors (the “U.S. Industrial Portfolio III Borrowers”). The non-recourse carveout guarantors under the U.S. Industrial Portfolio III Whole Loan are, collectively, jointly and severally, Michael Brennan, Robert Vanecko, Scott McKibben, Sam Mandarino, Allen Crosswell, Troy MacMane and Greenwood Holding Company, LLC. The U.S. Industrial Portfolio III Borrowers are indirectly owned 10% by USIP III Manager LLC (of which Michael Brennan and William Vanecko are non-member managers) and 90% by Northstar Summit Holding III, LLC. Northstar Summit Holding III, LLC is indirectly owned by Deep Springs, L.P., a Cayman Island limited partnership owned by non-U.S. investors, of which the general partner is Morningstar Summit Holdings Company Limited and the manager is CDH Real Estate Investment Management Company Limited, which is controlled by Li Guo, William Shang Wi Hsu and Xiaoming Song. The non-recourse carveout guarantors collectively own 1.6% of the equity in the U.S. Industrial Portfolio III Borrowers.

The sponsor of the U.S. Industrial Portfolio III Whole Loan is Brennan Investment Group Acquisitions LLC, an affiliate of Brennan Investment Group. Each of the non-recourse carveout guarantors under the U.S. Industrial Portfolio III Whole Loan is a principal of Brennan Investment Group (“Brennan”). Brennan is a real estate investment firm specializing in investments in industrial properties. Brennan Management LLC (an affiliate of Brennan) manages industrial assets. Affiliates of Brennan own a portfolio of industrial properties totaling approximately 33.0 million SF. Michael Brennan, the co-founder and chairman of Brennan, was the co-founder of First Industrial Realty Trust in 1994 and served as President, CEO and a member of the Board of Directors until 2008.

The Properties. The U.S. Industrial Portfolio III Properties are comprised of 21 single tenant industrial and office properties totaling approximately 2.9 million SF. The U.S. Industrial Portfolio III Properties are located across 10 states, with the largest concentration of properties in Ohio (28.1% of NRA), Virginia (24.1% of NRA) and Florida (13.0% of NRA). The U.S. Industrial Portfolio III Properties were built between 1952 and 2015, range in size from approximately 32,688 SF to 378,270 SF and are all leased on a triple-net basis. As of October 1, 2017 the weighted average remaining lease term for the U.S. Industrial Portfolio III Properties was approximately 11.8 years. The U.S. Industrial Portfolio III Properties consist of 19 industrial properties (approximately 96.6% of NRA) and two suburban office properties. The U.S. Industrial Portfolio III Properties serve as a headquarters location for nine tenants. The U.S. Industrial Portfolio III Properties are 100.0% leased to 18 tenants as of November 1, 2017.

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BANK 2017-BNK9	U.S. Industrial Portfolio III

The following table presents detailed information with respect to each of the U.S. Industrial Portfolio III Properties:

U.S. Industrial Portfolio III Properties Summary(1)
Property Name	Location	Property Type	SF	Year Built / Renovated	Allocated Loan Amount	% of Allocated Loan Amount	Appraised Value	UW NOI(2)
2121 Gardner Street	Elliston, VA	Industrial	378,270	2000 / NAP	$16,504,712	13.7%	$21,900,000	$1,674,703
975 Cottonwood Avenue	Hartland, WI	Industrial	175,042	2000, 2015 / NAP	$10,174,137	8.4%	$13,500,000	$1,018,666
4925 Bulls Bay Highway	Jacksonville, FL	Industrial	198,408	2006 / NAP	$9,910,363	8.2%	$13,150,000	$986,726
1500 Southeast 37th Street	Grimes, IA	Industrial	248,257	1961 / 2017	$7,536,398	6.3%	$10,000,000	$716,745
1501 Industrial Boulevard	Harleysville, PA	Industrial	112,253	1973 / 2013	$7,385,670	6.1%	$9,800,000	$658,271
10450 Medallion Drive	Cincinnati, OH	Industrial	151,506	1998 / NAP	$7,385,670	6.1%	$9,800,000	$783,609
1001 DDC Way	Fairfield, OH	Office	66,444	1981 / 2004	$6,413,475	5.3%	$8,510,000	$686,609
1152 Armorlite Drive	San Marcos, CA	Industrial	44,313	1986 / NAP	$5,222,724	4.3%	$6,930,000	$335,570
3800 West Broward Boulevard	Plantation, FL	Office	32,688	1956 / 2010	$5,124,751	4.3%	$6,800,000	$548,720
2900 & 2950 Hill Avenue	Toledo, OH	Industrial	237,698	1955 / NAP	$5,087,069	4.2%	$6,750,000	$541,032
1700 Highland Road	Twinsburg, OH	Industrial	115,169	1986, 1996 / NAP	$4,917,500	4.1%	$6,525,000	$506,714
1972 Salem Industrial Drive	Salem, VA	Industrial	317,144	1972 / NAP	$4,898,659	4.1%	$6,500,000	$536,163
1800 University Parkway	Sarasota, FL	Industrial	105,752	1965 / NAP	$4,823,295	4.0%	$6,400,000	$479,598
621 Hunt Valley Circle	New Kensington, PA	Industrial	61,796	2002 / 2009	$3,918,927	3.3%	$5,200,000	$491,244
5000 Askins Lane	Houston, TX	Industrial	100,040	1978 / NAP	$3,655,153	3.0%	$4,850,000	$339,211
900 Chaddick Drive(3)	Wheeling, IL	Industrial	75,902	1982 / NAP	$3,542,107	2.9%	$4,700,000	($314,806)
6600 Chapek Parkway	Cuyahoga Heights, OH	Industrial	157,950	1952-2006 / NAP	$3,391,379	2.8%	$4,500,000	$327,365
53208 Columbia Drive	Elkhart, IN	Industrial	117,938	2005 / NAP	$3,316,015	2.8%	$4,400,000	$416,748
7750 Hub Parkway	Valley View, OH	Industrial	83,404	1971, 1980 / NAP	$3,184,128	2.6%	$4,225,000	$327,365
21699 Torrence Avenue & 2701 Kalvelage Drive	Sauk Village, IL	Industrial	67,995	1977, 2000 / NAP	$2,110,191	1.8%	$2,800,000	$230,778
3221 Cherry Palm Drive	Tampa, FL	Industrial	38,624	1988 / NAP	$2,034,827	1.7%	$2,700,000	$266,049
Total(4)			2,886,593		$120,537,149	100.0%	$159,940,000	$11,310,590

(1)	Information is based on the underwritten rent roll as of September 1, 2017.

(2)	A vacancy adjustment to 5.0% has been underwritten at the portfolio level.

(3)	The 900 Chaddick Drive property is currently 100.0% leased to PNC Acquisition Company, Inc. through January 2019. PNC Acquisition Company, Inc. is currently dark at the 900 Chaddick Drive property. In the event PNC Acquisition Company, Inc. does not renew at expiration in January 2019, PNC Acquisition Company, Inc. will be required to pay a non-renewal fee of $380,000. No rent was underwritten for the 900 Chaddick Drive property.

(4)	The Total Appraised Value of $159,940,000 represents the sum of the individual Appraised Values of the U.S. Industrial Portfolio III Properties, as compared to the “As-Portfolio” Appraised Value of $166,300,000.

Major Properties (by allocated loan amount)

2121 Gardner Street. The largest property by allocated loan amount is 2121 Gardner Street, a 378,270 SF manufacturing facility situated on approximately 58.9 acres and located in Elliston, Virginia. 2121 Gardner Street was constructed in 2000 and consists of an approximately 81.4% industrial component and an approximately 18.6% office component. The industrial component of the property features 22 to 40 foot clear heights, two drive-in grade level doors and 33 dock-high doors.

2121 Gardner Street is currently 100.0% leased to Rowe Fine Furniture on a triple-net basis through July 2028 with four, five-year renewal options. 2121 Gardner Street is the corporate headquarters for Rowe Fine Furniture. Founded 70 years ago, Rowe Fine Furniture manufactures upholstered furniture which is sold through major and independent home furnishings retailers across the United States and abroad. 2121 Gardner Street accounts for approximately 13.1% and 14.1% of the net rentable area and underwritten base rent, respectively, of the U.S. Industrial Portfolio III Properties.

975 Cottonwood Avenue. The second largest property by allocated loan amount is 975 Cottonwood Avenue, a 175,042 SF warehouse and distribution facility situated on approximately 18.2 acres in Hartland, Wisconsin. 975 Cottonwood Avenue was originally constructed in 2000 with an addition constructed in 2015 and consists of an approximately 79.2% industrial component and an approximately 20.8% office component. The industrial component of the property features 25 to 26 foot clear heights, three drive-in grade level doors and six dock-high doors.

975 Cottonwood Avenue is currently 100.0% leased to Dorner Manufacturing Corp. on a triple-net basis through October 2035. 975 Cottonwood Avenue is the corporate headquarters for Dorner Manufacturing Corp. Founded in 1966, Dorner Manufacturing Corp. is a privately-held company engaged in the design, applications, manufacturing, and integration of conveyor systems. 975 Cottonwood Avenue accounts for approximately 6.1% and 8.6% of the net rentable area and underwritten base rent, respectively, of the U.S. Industrial Portfolio III Properties.

4925 Bulls Bay Highway. The third largest property by allocated loan amount is 4925 Bulls Bay Highway, a 198,408 SF warehouse and distribution facility situated on approximately 13.3 acres in Jacksonville, Florida. 4925 Bulls Bay Highway was constructed in 2006 and consists of an approximately 92.0% industrial component and an approximately 8.0% office component. The industrial component of the property features approximately 24-foot clear heights, 24 drive-in grade level doors and two dock-high doors.

4925 Bulls Bay Highway is currently 100.0% leased to Southeastern Aluminum Products on a triple-net basis through February 2027. 4925 Bulls Bay Highway is the headquarters for Southeastern Aluminum Products. Founded in 1952, Southeastern Aluminum Products manufactures and distributes

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BANK 2017-BNK9	U.S. Industrial Portfolio III

bathroom shower doors and enclosures. 4925 Bulls Bay Highway accounts for approximately 6.9% and 8.3% of the net rentable area and underwritten base rent, respectively, of the U.S. Industrial Portfolio III Properties.

1500 Southeast 37th Street. The fourth largest property by allocated loan amount is 1500 Southeast 37th Street, a 248,257 SF warehouse and distribution facility situated on approximately 26.4 acres in Grimes, Iowa. 1500 Southeast 37th Street was constructed in 1961, renovated in 2017 and consists of an approximately 86.7% industrial component and an approximately 13.3% office component. The industrial component of the property features approximately 16-30 foot clear heights, 14 grade-level doors and 14 dock-high doors.

1500 Southeast 37th Street is currently 100.0% leased to Ryko Solutions, Inc. on a triple-net basis through August 2032. 1500 Southeast 37th Street is the headquarters for Ryko Solutions, Inc. Founded in 1973, Ryko Solutions, Inc. manufactures rollover vehicle wash systems and their product lines include friction and touchless rollovers, drive-throughs, conveyors, vacuums, dryers, self-service systems and a variety of accessories. 1500 Southeast 37th Street accounts for approximately 8.6% and 6.0% of the net rentable area and underwritten base rent, respectively, of the U.S. Industrial Portfolio III Properties.

The following table presents detailed information with respect to the tenancy of the U.S. Industrial Portfolio III Properties:

	U.S. Industrial Portfolio III Tenant Summary(1)
Tenant Name	Property Name	Credit Rating(2) (Fitch/Moody’s/S&P)	Tenant SF	% of Total SF	Annual UW Rent	Annual UW Rent PSF(3)	% of Total Annual UW Rent	Lease Expiration Date
Rowe Fine Furniture(4)	Various(5)	NR/NR/NR	695,414	24.1%	$2,266,842	$3.26	18.6%	7/31/2028
Ryko Solutions, Inc.	1500 Southeast 37th Street	NR/NR/NR	248,257	8.6%	$736,590	$2.97	6.0%	8/31/2032
Northern Stamping Co.	Various(6)	NR/NR/NR	241,354	8.4%	$674,610	$2.80	5.5%	11/30/2031
Decorative Panels International	2900 & 2950 Hill Avenue	NR/NR/NR	237,698	8.2%	$557,956	$2.35	4.6%	11/30/2030
Southeastern Aluminum Products	4925 Bulls Bay Highway	NR/NR/NR	198,408	6.9%	$1,011,027	$5.10	8.3%	2/28/2027
Dorner Manufacturing Corp.	975 Cottonwood Avenue	NR/NR/NR	175,042	6.1%	$1,043,145	$5.96	8.6%	10/31/2035
Sigma Corporation	Various(7)	NR/NR/NR	168,035	5.8%	$586,055	$3.49	4.8%	7/31/2031
KDM Signs, Inc.	10450 Medallion Drive	NR/NR/NR	151,506	5.2%	$805,985	$5.32	6.6%	7/31/2025
LTI Flexible Products, Inc.	53208 Columbia Drive	NR/B3/NR	117,938	4.1%	$427,559	$3.63	3.5%	10/31/2026
TAC Materials. Inc.	1700 Highland Road	NR/NR/NR	115,169	4.0%	$519,926	$4.51	4.3%	8/31/2028
Accupac, Inc.	1501 Industrial Boulevard	NR/NR/NR	112,253	3.9%	$675,321	$6.02	5.5%	3/31/2032
Halifax Sarasota LLC	1800 University Parkway	NR/NR/NR	105,752	3.7%	$492,211	$4.65	4.0%	1/31/2032
DDC Center Holding Corp.	1001 DDC Way	NR/NR/NR	66,444	2.3%	$702,893	$10.58	5.8%	7/31/2025
Bacharach, Inc.	621 Hunt Valley Circle	NR/NR/NR	61,796	2.1%	$503,152	$8.14	4.1%	12/31/2024
The San Diego Union - Tribune(8)	1152 Armorlite Drive	NR/B1/B	44,313	1.5%	$344,312	$7.77	2.8%	12/31/2027
Amphenol Custom Cable, Inc.(9)	3221 Cherry Palm Drive	NR/Baa1/BBB+	38,624	1.3%	$272,844	$7.06	2.2%	7/31/2028
The Chrysalis Center, Inc.(10)	3800 West Broward Boulevard	NR/NR/NR	32,688	1.1%	$561,350	$17.17	4.6%	12/31/2027
Subtotal / Wtd. Avg.			2,810,691	97.4%	$12,181,778	$4.33	100.0%

Vacant(11)			75,902	2.6%	$0	$0.00	0.0%
Total / Wtd. Avg.			2,886,593	100.0%	$12,181,778	$4.33	100.0%

(1)	Information is based on the underwritten rent roll as of September 1, 2017.

(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(3)	Total/Wtd. Avg. Annual UW Rent PSF excludes vacant space.

(4)	Rowe Fine Furniture subleases 126,275 SF of its space at the 1972 Salem Industrial Drive property to Turman Lumber Company at $1.60 PSF. Annual UW Rent reflects the average of the lower sublease rent (with respect to the square footage subleased to Turman) and the contractual rent (with respect to the remaining square footage covered by the Rowe Fine Furniture leases).

(5)	Rowe Fine Furniture is the sole tenant at two of the U.S. Industrial Portfolio III Properties: 1972 Salem Industrial Drive (317,144 SF, 11.0% of Total SF and 4.5% of Total Annual UW Rent) and 2121 Gardner Street (378,270 SF, 13.7% of Total SF and 14.1% of Total Annual UW Rent). The Rowe Fine Furniture lease expires July 31, 2028 at both properties.

(6)	Northern Stamping Co. is the sole tenant at two of the U.S. Industrial Portfolio III Properties: 6600 Chapek Parkway (157,950 SF, 5.5% of Total SF and 2.8% of Total Annual UW Rent) and 7750 Hub Parkway (83,404 SF, 2.9% of Total SF and 2.8% of Total Annual UW Rent). The Northern Stamping Co. lease expires December 31, 2027 at both properties.

(7)	Sigma Corporation is the sole tenant at two of the U.S. Industrial Portfolio III Properties: 5000 Askins Lane (100,040 SF, 3.5% of Total SF and 2.9% of Total Annual UW Rent) and 21699 Torrence Avenue & 2701 Kalvelage Drive (67,995 SF, 2.4% of Total SF and 1.9% of Total Annual UW Rent). The Sigma Corporation lease expires July 31, 2031 at both properties.

(8)	The San Diego Union – Tribune subleases its entire space to ACI-California, LLC at $7.77 PSF. Annual UW Rent reflects the sublease rent, which is lower than the prime lease rent.

(9)	Amphenol Custom Cable, Inc. has the right to terminate its lease without penalty on (i) November 1, 2018, and (ii) November 1, 2024 with 180 days’ notice.

(10)	The Chrysalis Center, Inc. subleases 10,303 SF of its space to Bank of America at $22.50 PSF. Annual UW Rent reflects The Chrysalis Center, Inc.’s contractual rent at $17.17.

(11)	Vacant Tenant SF is made up of the entire 900 Chaddick Drive property, which is currently 100.0% leased to PNC Acquisition Company, Inc. through January 2019. PNC Acquisition Company, Inc. is currently dark at the 900 Chaddick Drive property. In the event PNC Acquisition Company, Inc. does not renew at expiration in January 2019, PNC Acquisition Company, Inc. will be required to pay a non-renewal fee of $380,000. No rent was underwritten for the 900 Chaddick Drive property.

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BANK 2017-BNK9	U.S. Industrial Portfolio III

The following table presents certain information with respect to the lease rollover at the U.S. Industrial Portfolio III Properties:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	% of Total SF Rolling	Cumulative % of SF Rolling	Annual UW Rent PSF Rolling(3)	Annual UW Rent Rolling	% of Annual UW Rent Rolling	Cumulative % of Annual UW Rent Rolling
2017	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2018	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2019	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2020	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2021	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2022	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2023	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2024	1	61,796	2.1%	2.1%	$8.14	$503,152	4.1%	4.1%
2025	2	217,950	7.6%	9.7%	$6.92	$1,508,878	12.4%	16.5%
2026	1	117,938	4.1%	13.8%	$3.63	$427,559	3.5%	20.0%
2027	3	275,409	9.5%	23.3%	$6.96	$1,916,689	15.7%	35.8%
2028 & Beyond	13	2,137,598	74.1%	97.4%	$3.66	$7,825,500	64.2%	100.0%
Vacant(4)	0	75,902	2.6%	100.0%	$0.00	$0	0.0%	100.0%
Total / Wtd. Avg.	20	2,886,593	100.0%		$4.33	$12,181,778	100.0%

(1)	Information is based on the underwritten rent roll as of September 1, 2017.

(2)	Certain tenants may have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in the lease rollover schedule.

(3)	Total Wtd. Avg. Annual UW Rent PSF Rolling excludes vacant space.

(4)	Vacant is made up of the entire 900 Chaddick Drive property, which is currently 100.0% leased to PNC Acquisition Company, Inc. through January 2019. PNC Acquisition Company, Inc. is currently dark at the 900 Chaddick Drive property. In the event PNC Acquisition Company, Inc. does not renew at expiration in January 2019, PNC Acquisition Company, Inc. will be required to pay a non-renewal fee of $380,000. No rent was underwritten for the 900 Chaddick Drive property.

The Markets. The U.S. Industrial Portfolio III Properties are geographically diverse, located in 21 different cities across 10 states. The U.S. Industrial Portfolio III Properties are located in Ohio (28.1% of NRA), Virginia (24.1% of NRA), Florida (13.0% of NRA), Iowa (8.6% of NRA), Wisconsin (6.1% of NRA), Pennsylvania (6.0% of NRA) and Illinois (5.0% of NRA) with 9.1% of NRA located across an additional three other states.

Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the U.S. Industrial Portfolio III Properties:

Cash Flow Analysis
	2014	2015	2016	6/30/2017 TTM	UW	UW PSF
Gross Potential Rent(1)(2)	$11,275,200	$11,626,356	$12,032,044	$12,183,306	$12,559,202	$4.35
Total Recoveries	$2,264,342	$2,355,463	$2,290,350	$2,265,200	$3,675,807	$1.27
Other Income	$216,870	$768	$3,219	$0	$0	$0.00
Less Vacancy & Credit Loss	$0	$0	$0	$0	($942,766)	($0.33)
Effective Gross Income	$13,756,412	$13,982,587	$14,325,613	$14,448,506	$15,292,243	$5.30
Total Operating Expenses	$2,264,342	$2,356,524	$2,270,350	$2,245,198	$3,981,653	$1.38
Net Operating Income	$11,492,070	$11,626,063	$12,055,263	$12,203,308	$11,310,590	$3.92
Capital Expenditures	$0	$0	$0	$0	$298,573	$0.10
TI/LC	$0	$0	$0	$0	$596,602	$0.21
Net Cash Flow	$11,492,070	$11,626,063	$12,055,263	$12,203,308	$10,415,416	$3.61

Occupancy %	100.0%	100.0%	100.0%	100.0%	95.0%
NOI DSCR (IO)(3)	2.25x	2.28x	2.36x	2.39x	2.21x
NOI DSCR(3)	1.63x	1.65x	1.71x	1.73x	1.60x
NCF DSCR (IO)(3)	2.25x	2.28x	2.36x	2.39x	2.04x
NCF DSCR(3)	1.63x	1.65x	1.71x	1.73x	1.48x
NOI Debt Yield(3)	9.5%	9.6%	10.0%	10.1%	9.4%
NCF Debt Yield(3)	9.5%	9.6%	10.0%	10.1%	8.6%

(1)	UW Gross Potential Rent reflects contractual rents as of September 1, 2017 and includes rent steps of $280,181 through September 1, 2018.

(2)	With respect to three of the U.S. Industrial Portfolio III Properties, all or a portion of the space is subleased. Gross Potential Rent reflects the average of the lower sublease rent and the contractual rent of the respective square footage, or in the case of The Chrysalis Center, Inc. property, the prime lease rent, which is lower than the sublease rent.

(3)	The debt service coverage ratios and debt yields are based on the U.S. Industrial Portfolio III Whole Loan.

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BANK 2017-BNK9	U.S. Industrial Portfolio III

Escrows and Reserves. At the origination of the U.S. Industrial Portfolio III Whole Loan, the U.S. Industrial Portfolio III Borrowers agreed to complete approximately $729,003 in required repairs, for which no reserve deposit was required at origination. The U.S. Industrial Portfolio III Borrowers have until June 30, 2018 to complete the repair work, after which time they are required under the loan documents to deposit the aggregate amount for unfinished required repairs set forth on the required repairs schedule; provided that if a required repair is a tenant’s obligation under its lease and such required repair is not completed by June 30, 2018, the U.S. Industrial Portfolio III Borrowers will have additional time as reasonably necessary to complete the required repairs, which additional time may not exceed an additional six months. In addition, the U.S. Industrial Portfolio III Whole Loan documents require the deposit of an upfront reserve of $453,411 for security deposits held by the U.S. Industrial Portfolio III Borrowers and $120,000 for the re-tenanting of the PNC Acquisition Inc. space at the 900 Chaddick Drive property. The U.S. Industrial Portfolio III Borrowers are also required to deposit the $380,000 non-renewal fee, if paid by PNC Acquisition, Inc.

The U.S. Industrial Portfolio III Borrowers are required to deposit monthly reserves of (i) 1/12 of the estimated annual real estate taxes, (ii) 1/12 of the estimated annual insurance premiums (except to the extent the U.S. Industrial Portfolio III Properties are insured under blanket policies); provided, however, that such deposits are not required to be made to the extent that the applicable tenant is required to pay such taxes and insurance premiums, such taxes and insurance premiums are paid prior to delinquency and certain other conditions are satisfied. The U.S. Industrial Portfolio III Borrowers are required to deposit monthly reserves of $6,250 for capital expenditures. The U.S. Industrial Portfolio III Borrowers are required to deposit monthly, commencing on each payment date following the Rent Sweep Start Date (as set forth in the table below) for each Expiring Tenant (as set forth in the table below), an amount equal to such Expiring Tenant’s Monthly Sweep Amount (as set forth in the table below) for the related property until the applicable Max TI/LC Reserve Cap (as set forth in the table below) has been deposited with the lender.

Expiring Tenant	Bacharach, Inc.	DDC Center	KDM Signs	LTI Flexible Products	Southeastern Aluminum	The Chrysalis Center, Inc.	Rowe Fine Furniture(1)	Rowe Fine Furniture(2)
Lease Roll Date	12/31/2024	7/31/2025	7/31/2025	10/31/2026	2/28/2027	12/31/2027	7/31/2028	7/31/2028
Rent Sweep Start Date	7/1/2024	2/1/2025	2/1/2025	5/1/2026	9/1/2026	7/1/2026	4/1/2026	4/1/2026
Monthly Sweep Amount	$30,898	$143,962	$75,753	$58,969	$99,204	$81,720	$157,613	$105,715
Max TI/LC Reserve Cap	$185,388	$863,772	$454,518	$353,814	$595,224	$490,320	$945,675	$634,288

(1)	Represents Rowe Fine Furniture at the 2121 Gardner Street property.

(2)	Represents Rowe Fine Furniture at the 1972 Salem Industrial Drive property.

In addition, on each payment date during a Major Tenant Rollover Reserve Event (as defined below), the related borrower is required to deposit the related tenant’s Monthly Sweep Amount until the Max TI/LC Reserve Cap has been deposited.

“Major Tenant Rollover Reserve Event” means with respect to Rowe Fine Furniture or any replacement tenant therefor:

(i)	A period that commences on the earlier of (a) the date such tenant gives notice to vacate or exercise any termination option and (b) the date six months prior to the maturity date of the U.S. Industrial Portfolio III Whole Loan, and ends when either (x) such tenant’s lease has been renewed on terms and conditions acceptable to the lender, and the lender receives a tenant estoppel stating that such tenant is in occupancy in the entirety of its space and paying full contractual rent or (y) the entirety of such tenant’s space has been relet to one or more replacement tenants reasonably acceptable to the lender under a lease reasonably acceptable to the lender and the lender receives a tenant estoppel stating that such tenant is in occupancy in the entirety of its space and paying full contractual rent (a “Replacement Tenant Cure”) or (z) the Max TI/LC Reserve Cap has been deposited;

(ii)	A period that commences on the date such tenant has vacated or gone dark in its space or terminated or given notice of intent to terminate its lease and ends when either (x) such tenant is in occupancy of the entirety of its space and the lender receives a tenant estoppel stating that such tenant is in occupancy in the entirety of its space and paying full contractual rent, or (y) a Replacement Tenant Cure has occurred or (z) the Max TI/LC Reserve Cap has been deposited;

(iii)	A period that commences on the date the tenant has made or been the subject of a bankruptcy filing and ends when either (x) such tenant’s lease has been affirmed in bankruptcy and the lender receives a tenant estoppel stating that such tenant is in occupancy in the entirety of its space and paying full contractual rent, or (y) a Replacement Tenant Cure has occurred or (z) the Max TI/LC Reserve Cap has been deposited.

Lockbox and Cash Management. A hard lockbox is in place with respect to the U.S. Industrial Portfolio III Whole Loan, with springing cash management upon the occurrence of a Cash Management Period. If no Cash Management Period is continuing, all funds in the lockbox account are required to be swept daily to the U.S. Industrial Portfolio III Borrowers’ operating account. Upon the first occurrence of a Cash Management Period, the lender has the right to establish, and the U.S. Industrial Portfolio III Borrowers are required to cooperate with the cash management bank to establish, a lender-controlled cash management account, and during the continuance of a Cash Management Period, all funds are required to be swept each business day to such cash management account and disbursed to make payments into the reserve funds as described above under “Escrows and Reserves,” to pay monthly debt service on the U.S. Industrial Portfolio III Whole Loan, to pay monthly operating expenses as set forth in the annual budget (which is required to be approved only during the continuance of a Cash Management Period) and additional operating expenses approved by the lender, and to deposit all excess cash flow in an excess cash flow account to be held as additional security for the U.S. Industrial Portfolio III Whole Loan during such Cash Management Period.

A “Cash Management Period” commences upon the occurrence of either (a) an event of default under the U.S. Industrial Portfolio III Whole Loan or (b) the amortizing debt service coverage ratio (after deducting the amount of any Low DSCR Collateral (as defined below) from the principal balance of the U.S. Industrial Portfolio III Whole Loan) is below 1.15x for six consecutive months, based on the trailing six months’ operating statement and rent roll and ends upon (i), with respect to clause (a), the cure of such event of default, as accepted by the lender in its sole discretion, or (ii) with respect to clause (b), either (x) the amortizing debt service coverage ratio (calculated in the manner set forth in clause (b)) is at least 1.15x for six consecutive calendar months or (y) Low DSCR Collateral has been delivered to the lender.

“Low DSCR Collateral” means cash or a letter of credit meeting the requirements of the U.S. Industrial Portfolio III Whole Loan documents, in an amount by which the principal balance of the U.S. Industrial Portfolio III Whole Loan would need to be reduced such that, after recomputing the related monthly

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BANK 2017-BNK9	U.S. Industrial Portfolio III

payment under a 360-month amortization schedule, the amortizing debt service coverage ratio would be at least 1.15x. Low DSCR Collateral may be released if the amortizing debt service coverage ratio for six consecutive months, without giving effect to the Low DSCR Collateral, is at least 1.15x.

Additional Secured Indebtedness (not including trade debts). The U.S. Industrial Portfolio III Properties also secure the U.S. Industrial Portfolio III Non-Serviced Pari Passu Companion Loans, with an aggregate cut-off date principal balance of $80,537,149. The promissory notes evidencing the U.S. Industrial Portfolio III Non-Serviced Pari Passu Companion Loans accrue interest at the same rate as the U.S. Industrial Portfolio III Mortgage Loan. The U.S. Industrial Portfolio III Mortgage Loan is entitled to payments of principal and interest on a pro rata and pari passu basis with the U.S. Industrial Portfolio III Non-Serviced Pari Passu Companion Loans. The holders of the U.S. Industrial Portfolio III Mortgage Loan and the U.S. Industrial Portfolio III Non-Serviced Pari Passu Companion Loans have entered into a co-lender agreement that sets forth the allocation of collections on the U.S. Industrial Portfolio III Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. After the defeasance lockout prepayment date and prior to the open prepayment date, the U.S. Industrial Portfolio III Borrowers are permitted to obtain the release of any individual property upon defeasance of the related Release Amount (as defined below), provided that the following conditions, among others, are satisfied: (i) after giving effect to the release, the debt service coverage ratio of the remaining properties is at least equal to the greater of: (x) 1.40x and (y) the lesser of (1) 1.75x or (2) the amortizing debt service coverage ratio immediately prior to the related release, (ii) after giving effect to the release, the debt yield of the remaining properties is at least equal to the greater of: (x) 8.4% and (y) the lesser of (1) 10.1% or (2) the debt yield immediately prior to the related release, (iii) after giving effect to the release, no remaining single tenant’s gross rent exceeds 30.0% of the total remaining properties’ gross rent, and (iv) compliance with REMIC requirements.

“Release Amount” means (i) with respect to the release of properties representing up to 15% of the lesser of the total net rentable area and the total gross revenue, not to exceed five properties, 100% of the allocated loan amount for each such property, plus the amount, if any, necessary to satisfy the debt service coverage ratio and debt yield tests above; (ii) with respect to the release of properties representing the next 5% of the lesser of the total net rentable area and the total gross revenue, 105% of the allocated loan amount for each such property, plus the amount, if any, necessary to satisfy the debt service coverage ratio and debt yield tests above; and (iii) thereafter, with respect to the remaining properties, 110% of the allocated loan amount, plus the amount, if any, necessary to satisfy the debt service coverage ratio and debt yield tests above.

In addition, the U.S. Industrial Portfolio III Borrowers may obtain the release of an unimproved release parcel at the 10450 Medallion Drive property, without defeasance or prepayment provided that certain conditions are satisfied, including among others, that the release does not adversely affect the use or operation of, or access to, the remaining portion of the property, or violate any leases or legal requirements, compliance with zoning and separate tax lot requirements, and compliance with REMIC requirements. Pursuant to its lease, the tenant at the 10450 Medallion Drive Property, KDM Signs, Inc., has the right to cause the subdivision of such property into such release parcel and the remaining property, and to purchase such release parcel for a purchase price of $1.00.

Terrorism Insurance. The U.S. Industrial Portfolio III Borrowers are required to obtain and maintain property insurance in an amount equal to the full replacement cost of the U.S. Industrial Portfolio III Properties and rental loss and/or business interruption insurance for a period of at least 12 months that covers loss or damage by terrorist acts; provided that such coverage is available. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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BANK 2017-BNK9	Spectrum Town Center

Mortgage Loan No. 10 – Spectrum Town Center

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BANK 2017-BNK9	Spectrum Town Center

Mortgage Loan No. 10 – Spectrum Town Center

Spectrum Town Center
2470, 2512, 2530, 2540, 2556, 2570 and 2582 South Val Vista Drive
and 1397, 1401, 1431, 1433, 1447,and 1451 East Williams Field Road
Gilbert, AZ 85295
Scottsdale
Phoenix Mountain Preserve
Paradise Valley
Lincoln Dr.
Scottsdale Pavilions
Ft. McDowell Casino
SALT RIVER INDIAN RESERVATION
Bush Hwy.
USERY MTNS.
Camelback Rd.
DOWNTOWN SCOTTSDALE
Scottsdale Community College
Beeline Hwy.
Scottsdale Stadium
Pima Frwy
PHOENIX
Red Mtn. Frwy
Usery Mtn. Recr. Area
McDowell Rd.
Phoenix Zoo & Desert Botanical Garden
McDowell Rd.
Falcon Field
McKellips Rd.
Higley Rd.
Power Rd.
Hohokam Stadium
Mesa
Sun Devil Stadium
Arizona State University
VALLEY METRO LIGHT RAIL
University Dr.
Main St.
Broadway Rd.
Phoenix Sky Harbor Intl. Airport
Southern Ave.
Superstition Springs Ctr.
Superstition Frwy
Baseline Rd.
Arizona Mills
Guadalupe Rd.
South Mtn. Park
Tempe
Price Frwy
Dobson Rd.
Alma School Rd.
Arizona Ave.
McQueen Rd.
Elliot Rd.
MARICOPA COUNTY
Gilbert
Warner Rd.
Gilbert Town Ctr.
Ray Rd.
Chandler
Gilbert Gateway Towne Ctr.
Ahwatukee Foothills
Chandler Fashion Ctr.
Chandler Blvd.
Chandler Regional Med. Ctr.
Chandler-Gilbert Community College
SanTan Village
Spectrum Commercial Core
Arizona State Univ. Polytechnic Campus
Phoenix-Mesa Gateway Airport
Pecos Rd.
Santan Frwy
Mercy Gilbert Medical Center
Chandler Municipal Airport
Crossroads Towne Ctr.
Loop 202 Business Park
Queen Creek
McQueen Rd.
Cooper Rd.
Gilbert Rd.
Val Vista Dr.
Higley Rd.
Power Rd.
Ellsworth Rd.
Riggs Rd.
GILA RIVER INDIAN RESERVATION
PINAL COUNTY
SAN TAN MTS.
San Tan Mountain Regional Park
LOOP 101
87
LOOP 202
143
60
10
587
Peoria
Surprise
Glendale
Scottsdale
PHOENIX
Goodyear
Avondale
Buckeye
Mesa
Tempe
Gilbert
Chandler
MARICOPA COUNTY
SAND TANK MTS.
WHITE TANK MTS.
MC DOWELL MTS.
Anthem
Carefree

A-3-79

BANK 2017-BNK9	Spectrum Town Center

Mortgage Loan No. 10 – Spectrum Town Center

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	BANA			Single Asset/Portfolio:	Single Asset
Original Balance:	$30,000,000			Location:	Gilbert, AZ 85295
Cut-off Date Balance:	$30,000,000			General Property Type:	Retail
% of Initial Pool Balance:	2.8%			Detailed Property Type:	Anchored
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Sean Leoni			Year Built/Renovated:	2006/N/A
Mortgage Rate:	4.3870%			Size:	170,388 SF
Note Date:	10/4/2017			Cut-off Date Balance per SF:	$176
First Payment Date:	12/1/2017			Maturity Date Balance per SF:	$161
Maturity Date:	11/1/2027			Property Manager:	Capital Asset Management LLC
Original Term to Maturity:	120 months
Original Amortization Term:	360 months
IO Period:	60 months			Underwriting and Financial Information
Seasoning:	1 month			UW NOI:	$2,820,269
Prepayment Provisions:	LO (25); DEF (91); O (4)			UW NOI Debt Yield:	9.4%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NOI Debt Yield at Maturity:	10.3%
Additional Debt Type:	N/A			UW NCF DSCR:	1.96x (IO) 1.46x (P&I)
Additional Debt Balance:	N/A			Most Recent NOI:	$2,451,398 (8/31/2017 TTM)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent NOI:	$2,340,314 (12/31/2016)
Reserves(1)				3rd Most Recent NOI:	$2,366,381 (12/31/2015)
Type	Initial	Monthly	Cap	Most Recent Occupancy:	95.4% (9/11/2017)
RE Tax:	$26,819	$26,819	N/A	2nd Most Recent Occupancy:	90.8% (12/31/2016)
Insurance:	$11,489	$3,830	N/A	3rd Most Recent Occupancy:	89.6% (12/31/2015)
Recurring Replacements:	$0	$2,840	N/A	Appraised Value (as of):	$47,730,000 (9/1/2017)
TI/LC:	$300,711	$15,000	$540,000	Cut-off Date LTV Ratio:	62.9%
Rent Concession:	$52,369	$0	N/A	Maturity Date LTV Ratio:	57.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$30,000,000	100.0%	Loan Payoff:	$22,260,530	74.2%
			Return of Equity(2):	$6,429,231	21.4%
			Closing Costs:	$918,851	3.1%
			Reserves:	$391,387	1.3%
Total Sources:	$30,000,000	100.0%	Total Uses:	$30,000,000	100.0%

(1)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(2)	The Spectrum Town Center sponsor maintains a current cost basis in the Spectrum Town Center Property (as defined below) of approximately $30.2 million.

The Mortgage Loan. The tenth largest mortgage loan (the “Spectrum Town Center Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $30,000,000 and is secured by a first priority fee mortgage encumbering a multi-tenant anchored retail property in Gilbert, Arizona (the “Spectrum Town Center Property”). The proceeds from the Spectrum Town Center Mortgage Loan were primarily used to refinance the previous loan secured by the Spectrum Town Center Property, return equity to the Spectrum Town Center sponsor, pay closing costs and fund upfront reserves. The previous loan secured by the Spectrum Town Center Property was included in the MSBAM 2013-C12 transaction.

The Borrower and the Sponsor. The borrower is Gilbert Center Holdings, LLC (the “Spectrum Town Center Borrower”), a single-purpose Delaware limited liability company with one independent director. Gilbert Center Holdings, LLC, is 51% owned by the Leoni Family Trust and 49% owned by Tari Holdings, LLC (DE). Sean Leoni is the loan sponsor and the nonrecourse carve-out guarantor (the “Spectrum Town Center Sponsor”). Sean Leoni is an experienced real estate professional and currently has interests in 19 commercial real estate investment properties valued at a total of $158.7 million.

The Property. The Spectrum Town Center Property is a 170,388 SF anchored retail property located in Gilbert, Arizona, approximately 31 miles southeast of downtown Phoenix. The Spectrum Town Center Property was built in 2006 on a 21.5-acre site and contains 864 surface parking spaces (approximately 5.1 spaces per 1,000 SF). The Spectrum Town Center Property is comprised of ten buildings with frontage on Williams Field Road and Val Vista Drive. According to the appraisal, the average daily traffic count passing the Spectrum Town Center Property is 48,884 vehicles. As of September 11, 2017, the Spectrum Town Center Property was 95.4% occupied by a granular rent roll of 36 tenants. Historical occupancy at the Spectrum Town Center Property was 90.0%, 89.6% and 90.8% as of the end of the calendar years 2014, 2015 and 2016, respectively. The anchor tenants are Sprouts Farmers Market, Fitness Works, Dollar Tree, Salon Boutique and Tuesday Morning, with no other tenant accounting for more than 3.4% of NRA or 4.3% of underwritten rent. In addition to the anchor tenants, the Spectrum Town Center Property’s tenant roster includes national tenants such as Einstein’s Bagels, Pita Jungle, Subway, Pet Club and Pure Barre. The Spectrum Town Center Property is shadow anchored by an 88,408 SF Kohl’s and a CVS.

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BANK 2017-BNK9	Spectrum Town Center

Major Tenants

Sprouts Farmers Market (30,497 SF, 17.9% of NRA, 17.4% of underwritten rent). Sprouts Farmers Markets’ (“Sprouts”) lease commenced in December 2006 and extends through March 2022, with four, five-year renewal options. Sprouts (NASDAQ: SFM) is a chain of specialty grocery stores headquartered in Arizona with more than 280 stores across the United States. Sprouts reportedly invested $400,000 into store improvements at the Spectrum Town Center Property in 2016, primarily to add a new deli concept and made-to-order food counter.

Fitness Works (30,099 SF, 17.7% of NRA, 7.3% of underwritten rent). Fitness Works’ lease commenced in February 2013 and extends through February 2023, with three, five-year extension options. Fitness Works is a privately-held company, founded in 1992, that operates six gyms in Arizona, including two in Gilbert.

Dollar Tree (14,845 SF, 8.7% of NRA, 6.6% of underwritten rent). Dollar Tree’s lease commenced in July 2007 and the tenant has exercised its extension option in January 2017 extending its lease through July 2022, with two, five-year extension options. Dollar Tree (NASDAQ: DLTR) is a Fortune 500 company, founded in Norfolk, Virginia in 1986, that offers a mix of housewares, toys, seasonal items, beauty aids and books, with most items priced at $1.00 or less.

Salon Boutique (10,702 SF, 6.3% of NRA, 6.6% of underwritten rent). Salon Boutique’s lease commenced in November 2007 and extends through November 2027. Salon Boutique is a privately-held company, founded in 1999, which offers manicures, pedicures, skincare and massage therapy. Salon Boutique operates across 18 locations in Texas and Arizona.

Tuesday Morning (10,617 SF, 6.2% of NRA, 4.4% of underwritten rent). Tuesday Morning’s lease commenced in December 2007 and the tenant has exercised its renewal option in August 2017, extending its lease through July 2022, with one remaining five-year extension option. Tuesday Morning, founded in 1975 in Dallas, TX, is a discount, off-priced retailer specializing in domestic and international designer and name-brand closeout merchandise. As of year-end 2016, Tuesday morning reported sales PSF of $103.86 at the Spectrum Town Center Property.

The following table presents a summary regarding the major tenants at the Spectrum Town Center Property:

Major Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approx. % of SF	Annual UW Rent(3)	% of Total Annual UW Rent	Annual UW Rent PSF(3)	2016 Sales		Occ. Cost %	Lease Expiration
							$	PSF
Major Tenants
Sprouts Farmers Market	NR/NR/NR	30,497	17.9%	$505,031	17.4%	$16.56	NAV	NAV	NAV	3/31/2022
Fitness Works	NR/NR/NR	30,099	17.7%	$211,596	7.3%	$7.03	NAV	NAV	NAV	2/28/2023
Dollar Tree	NR/Ba1/BB+	14,845	8.7%	$192,985	6.6%	$13.00	NAV	NAV	NAV	7/31/2022
Salon Boutique	NR/NR/NR	10,702	6.3%	$192,636	6.6%	$18.00	NAV	NAV	NAV	11/30/2027
Tuesday Morning	NR/Ba3/NR	10,617	6.2%	$128,466	4.4%	$12.10	$1,102,688	$104	15.3%	7/31/2022
Subtotal/Wtd. Avg.		96,760	56.8%	$1,230,713	42.3%	$12.72	NAV	NAV	NAV

Other Tenants		65,741	38.6%	$1,677,154	57.7%	$25.51
Vacant Space		7,887	4.6%	$0	0.0%	$0.00
Total/Wtd. Avg.		170,388	100.0%	$2,907,868	100.0%	$17.89

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Annual UW Rent is based on in-place contract rents with rent bumps to November 1, 2018.

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BANK 2017-BNK9	Spectrum Town Center

The following table presents certain information relating to the lease rollover schedule at the Spectrum Town Center Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Rent PSF Rolling(3)	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2017	1	2,024	1.2%	1.2%	$30.90	$62,542	2.2%	2.2%
2018	2	4,821	2.8%	4.0%	$32.26	$155,537	5.3%	7.5%
2019	6	16,179	9.5%	13.5%	$23.44	$379,175	13.0%	20.5%
2020	8	13,517	7.9%	21.4%	$26.66	$360,430	12.4%	32.9%
2021	2	2,202	1.3%	22.7%	$24.82	$54,660	1.9%	34.8%
2022	10	66,683	39.1%	61.9%	$15.96	$1,063,961	36.6%	71.4%
2023	2	31,266	18.3%	80.2%	$7.64	$238,834	8.2%	79.6%
2024	1	5,558	3.3%	83.5%	$23.69	$131,669	4.5%	84.1%
2025	2	6,409	3.8%	87.2%	$31.29	$200,506	6.9%	91.0%
2026	0	0	0.0%	87.2%	$0.00	$0	0.0%	91.0%
2027	2	13,842	8.1%	95.4%	$18.82	$260,554	9.0%	100.0%
2028 & Beyond	0	0	0.0%	95.4%	$0.00	$0	0.0%	100.0%
Vacant	0	7,887	4.6%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.(3)	36	170,388	100.0%		$17.89	$2,907,868	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the related lease and are not considered in the rollover schedule.

(3)	Wtd. Avg. UW Rent PSF Rolling excludes vacant space.

The Market. The Spectrum Town Center Property is located in Gilbert, Arizona, within the Phoenix-Mesa-Scottsdale metropolitan statistical area. According to the appraisal, the Phoenix-Mesa-Scottsdale metropolitan statistical area had a 2016 total population of 4,672,308 and experienced an annual growth rate of 1.8% since 2010, compared to 0.8% and 1.4% for the United States and the State of Arizona, respectively. Unemployment in the Phoenix-Mesa-Scottsdale metropolitan statistical area was 4.6% at the end of 2016, which is lower than the 4.9% and 5.3% unemployment rates of the United States and the state of Arizona, respectively, during the same time span. The major employers in the area include Banner Health (8,184 employees), Apollo Group Inc. (6,701 employees), Honeywell (6,247 employees), American Express (5,880 employees) and St. Joseph’s Hospital (4,109 employees). The Spectrum Town Center Property is located in close proximity to freeways that provide access to the greater metropolitan statistical area, including the San Tan Freeway (1.0 mile west), Superstation Springs Freeway or Highway 60 (5.5 miles south), and Interstate-10 (13.0 miles east). Additionally, the Spectrum Town Center Property is located approximately 3.5 miles northeast of the Chandler Municipal Airport. According to the appraisal, the Phoenix-Mesa-Scottsdale metropolitan statistical area has an average of 330 sunny days per year and has over 200 golf courses, making it a top resort and outdoor recreation destination. The lure of the Sonora Desert, Tonto National Forest, local American Indian communities and wilderness surrounding the region continues to draw visitors to the region. Phoenix is also home to all four major sports leagues in the United States: basketball (Suns), football (Cardinals), baseball (Diamondbacks) and hockey (Coyotes).

According to the appraisal, the estimated 2016 population within a one-, three- and five-mile radius was 12,629, 101,222 and 278,146, respectively. The estimated 2016 median household income within a one-, three- and five-mile radius was $80,734, $89,438 and $82,180, respectively, with the distribution of household income at the level of $100,000 or more within a one-, three- and five-mile radius being 35.1%, 42.6% and 38.5%, respectively.

According to the appraisal, the Spectrum Town Center Property is located within the Gilbert retail submarket. As of the second quarter of 2017, the submarket reported total supply of approximately 14.9 million SF, with a 6.4% vacancy rate and average asking rents of $17.20 PSF. The vacancy rate of 6.4% is slightly lower than the vacancy rate during the same period last year (7.0%) and is significantly lower than the average vacancy rate over the past nine years (9.7%). According to the appraisal, as of the second quarter 2017, inventory grew by 0.8%, with an absorption rate of 0.8%. During the same period last year, net absorption was 5.0%, and over the past nine years, absorption has been stable at 1.8%.

A-3-82

BANK 2017-BNK9	Spectrum Town Center

The following table reflects the comparable retail properties with respect to the Spectrum Town Center Property:

Comparable Properties
Property / Address	Year Built	Size (SF)	Occupancy	Distance from Subject	Asking Rent
Spectrum Town Center 2470, 2512, 2530, 2540, 2556, 2570 and 2582 South Val Vista Drive, and 1397, 1401, 1431, 1433, 1447 and 1451 East Williams Field Road	2006	170,388	95.4%(1)	N/A	$16.55(2)
Gilbert Fiesta (Fry’s Foods)	2002	106,822	97.8%	1.9 mi	$22.00
87 E Williams Field Rd
Val Vista Square (Winco Foods)	2013	102,984	100.0%	1.5 mi	N/A
1967 E Pecos Rd
Fry’s Plaza	1998	89,795	100.0%	2.5 mi	N/A
714 S Val Vista Dr
Albertsons Center	2002	102,814	94.3%	3.0 mi	N/A
861 E Warner Rd

Source: Appraisal.

(1)	Based on the underwritten rent roll as of September 11, 2017.

(2)	Based on underwritten rents, with rent bumps to November 1, 2018.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Spectrum Town Center Property:

Cash Flow Analysis
	2014	2015	2016	8/31/2017 TTM	UW	UW PSF
Base Rent(1)	$2,290,993	$2,474,012	$2,472,267	$2,583,069	$3,069,551	$18.02
Reimbursements	$720,074	$680,686	$640,004	$656,099	$653,378	$3.83
Other Income(2)	$0	$14,706	$14,706	$17,652	$15,802	$0.09
Less Vacancy & Credit Loss	$0	$0	$0	$0	($190,051)	($1.12)
Effective Gross Income	$3,011,067	$3,169,404	$3,126,977	$3,256,820	$3,548,680	$20.83
Total Operating Expenses	$899,268	$803,023	$786,663	$805,422	$728,411	$4.28
Net Operating Income	$2,111,799	$2,366,381	$2,340,314	$2,451,398	$2,820,269	$16.55
Capital Expenditures	$0	$0	$0	$0	$34,078	$0.20
TI/LC	$0	$0	$0	$0	$166,206	$0.98
Net Cash Flow	$2,111,799	$2,366,381	$2,340,314	$2,451,398	$2,619,985	$15.38

Occupancy %	90.0%	89.6%	90.8%	95.4%	94.9%
NOI DSCR (IO)	1.58x	1.77x	1.75x	1.84x	2.11x
NOI DSCR (P&I)	1.17x	1.31x	1.30x	1.36x	1.57x
NCF DSCR (IO)	1.58x	1.77x	1.75x	1.84x	1.96x
NCF DSCR (P&I)	1.17x	1.31x	1.30x	1.36x	1.46x
NOI Debt Yield	7.0%	7.9%	7.8%	8.2%	9.4%
NCF Debt Yield	7.0%	7.9%	7.8%	8.2%	8.7%

(1)	Base Rent has been underwritten to in-place contract rents, with rent bumps to November 1, 2018.

(2)	Other Income was underwritten to the 2017 budgeted other income that includes “other monthly charges”. The remaining items of other income (miscellaneous income, late fees, NSF fees, sales tax and termination and settlement fees) have been excluded.

A-3-83

BANK 2017-BNK9	Spectrum Town Center

Escrows and Reserves. The Spectrum Town Center Borrower deposited at loan origination $26,819 into a tax reserve and is required to deposit monthly 1/12th of the estimated annual property taxes (initially $26,819 per month). The Spectrum Town Center Borrower deposited at loan origination $11,489 into an insurance reserve and is required to deposit monthly 1/12th of the estimated annual insurance premiums (initially $3,830 per month). The Spectrum Town Center Borrower is required to deposit monthly $2,840 for replacement reserves.

The Spectrum Town Center Borrower deposited at loan origination $300,711 and is required to deposit monthly $15,000 to a general tenant improvement and leasing commission reserve, subject to a cap of $540,000. Additionally, the Spectrum Town Center Borrower deposited at loan origination $52,369 into a rent concession reserve for landlord’s outstanding free rent for Dance Element ($6,925), Hide Tide Seafood Bar and/or Pescado Borracho ($35,020) and Page Q Enterprises ($10,424).

Lockbox and Cash Management. During a Cash Sweep Period (as defined below), all tenants at the Spectrum Town Center Property are required to deposit all rents directly into a lockbox account and all funds in the lockbox account are required to be swept daily to a lender-controlled cash management account and disbursed in accordance with the Spectrum Town Center Mortgage Loan documents. During a Cash Sweep Period, all excess cash from the Spectrum Town Center Property is required to be held by the lender as additional security for the Spectrum Town Center Mortgage Loan until the Cash Sweep Period has ended.

A “Cash Sweep Period” will occur during (i) the occurrence and continuance of an event of default, (ii) a DSCR Trigger Event (as defined below) or (iii) a Sprouts Trigger Event (as defined below).

A “DSCR Trigger Event” will commence when the debt service coverage ratio is less than 1.20x at the end of any calendar quarter for the trailing six-month period and will end when the debt service coverage ratio is equal to or greater than 1.20x at the end of two consecutive calendar quarters for the trailing six-month period.

A “Sprouts Trigger Event” will occur during (i) a Sprouts Bankruptcy Event (as defined below), (ii) a Sprouts Default Event (as defined below), (iii) a Sprouts Operations Event (as defined below), or (iv) a Sprouts Renewal Event (as defined below).

A “Sprouts Bankruptcy Event” will occur upon the date on which Sprouts, or the guarantor under the Sprouts lease, avails itself of any creditors rights laws, otherwise becomes the subject of any bankruptcy proceedings, or has its assets made subject to the jurisdiction of any bankruptcy court. A Sprouts Bankruptcy Event will end upon Sprouts having assumed the Sprouts lease without alteration of any material terms, the assets of Sprouts or the guarantor under the Sprouts lease, no longer being subject to bankruptcy, and the obligations of Sprouts, or the obligations of the guarantor of the Sprouts lease remaining unaltered from the date on which Sprouts or the guarantor under the Sprouts lease became subject to bankruptcy.

A “Sprouts Default Event” will commence upon the date on which Sprouts defaults in payment of rent under the Sprouts lease beyond any notice or cure period and will end upon the cure of such default.

A “Sprouts Operations Event” will commence upon the date on which Sprouts goes dark, vacates, or otherwise ceases to operate and will end upon the earlier to occur of (i) Sprouts leased space being re-leased to one or more replacement tenants, or (ii) Sprouts resuming operations and rental payments in accordance with the Sprouts lease.

A “Sprouts Renewal Event” will commence upon the earlier to occur of (i) Sprouts giving notice of non-renewal or failing to exercise any of its renewal or extension options on the date that it is required to do so, or if no such date is specified, the date that is 6 months prior to the expiration of its lease. A Sprouts Renewal Event will end upon Sprouts renewing or extending its lease or the date on which Sprouts’ leased space has been leased to one or more replacement tenants.

Additional Secured Indebtedness (not including trade debts). Not permitted.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The Spectrum Town Center Borrower is required to maintain property insurance in an amount equal to the full replacement cost of the Spectrum Town Center Property and 12 months of business interruption insurance, with six months of extended indemnity, which policies are required to cover acts of terrorism.

A-3-84

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A-3-85

BANK 2017-BNK9	Warwick Mall

Mortgage Loan No. 11 – Warwick Mall

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	BANA			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$30,000,000			Location:	Warwick, RI 02886
Cut-off Date Balance(1):	$30,000,000			General Property Type:	Retail
% of Initial Pool Balance:	2.8%			Detailed Property Type:	Regional Mall
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsors:	Bliss Properties; Lane Family Trust; Mark T. Brennan			Year Built/Renovated:	1970/1991, 2010
Mortgage Rate:	4.4450%			Size:	588,716 SF
Note Date:	9/14/2017			Cut-off Date Balance per SF(1):	$127
First Payment Date:	11/1/2017			Maturity Date Balance per SF(1):	$117
Maturity Date:	10/1/2027			Property Manager:	Mark T. Brennan & Co., Inc.; Bliss Properties, Inc.; Norman P. Posner; Mark G. Sklarz (borrower-related)
Original Term to Maturity:	120 months
Original Amortization Term:	360 months
IO Period:	60 months
Seasoning:	2 months			Underwriting and Financial Information
Prepayment Provisions(2):	LO (26); DEF (89); O (5)			UW NOI:	$9,999,062
Lockbox/Cash Mgmt Status(3):	Hard/Springing			UW NOI Debt Yield(1):	13.3%
Additional Debt Type(1):	Pari Passu			UW NOI Debt Yield at Maturity(1):	14.6%
Additional Debt Balance(1):	$45,000,000			UW NCF DSCR(1):	2.70x (IO) 2.01x(P&I)
Future Debt Permitted (Type)(4):	Yes (Mezzanine)			Most Recent NOI:	$10,187,042 (8/31/2017 TTM)
Reserves				2nd Most Recent NOI:	$10,308,956 (12/31/2016)
Type	Initial	Monthly	Cap	3rd Most Recent NOI:	$9,340,283 (12/31/2015)
RE Tax:	$120,833	$120,833	N/A	Most Recent Occupancy:	95.7% (11/17/2017)
Insurance:	$241,667	$48,333	N/A	2nd Most Recent Occupancy:	95.7% (12/31/2016)
Recurring Replacements:	$0	$12,265	N/A	3rd Most Recent Occupancy:	99.6% (12/31/2015)
TI/LC:	$830,000	$61,196	N/A	Appraised Value (as of):	$158,000,000 (7/28/2017)
Condominium CAM(5):	$0	$6,377	N/A	Cut-off Date LTV Ratio(1):	47.5%
Guarantor Reserve(6):	$5,000,000	$0	N/A	Maturity Date LTV Ratio(1):	43.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$75,000,000	100.0%	Loan Payoff:	$60,799,410	81.1%
			Return of Equity(7):	$5,694,535	7.6%
			Guarantor Reserve(6):	$5,000,000	6.7%
			Closing Costs:	$2,313,555	3.1%
			Upfront Reserves:	$1,192,500	1.6%
Total Sources:	$75,000,000	100.0%	Total Uses:	$75,000,000	100.0%

(1)	The Warwick Mall Mortgage Loan (as defined below) is part of the Warwick Mall Whole Loan (as defined below), which is comprised of three pari passu promissory notes with an aggregate original principal balance of $75,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the Warwick Mall Whole Loan.

(2)	Defeasance of the Warwick Mall Whole Loan is permitted any time after the earlier of (i) September 14, 2020, or (ii) two years from the closing date of the securitization that includes the last pari passu note of the Warwick Mall Whole Loan to be securitized. The assumed lockout period of 26 payments is based on the closing date of this transaction in December 2017.

(3)	The Warwick Mall Whole Loan Documents require springing cash management upon the debt service coverage ratio being less than 1.25x (calculated on an amortizing basis) for the trailing four quarters, continuing until the debt service coverage ratio is greater than or equal to 1.30x (calculated on an amortizing basis) for the trailing four quarters for two consecutive quarters.

(4)	Following the date which is 12 months after the loan origination date and until the date that is 12 months prior to the maturity date, the owners of the direct or indirect equity interests in the Warwick Mall Borrower are permitted, subject to the lender’s approval, to incur mezzanine debt, upon satisfaction of certain conditions, including: (i) the mezzanine lender enters into an intercreditor agreement acceptable to the lender, (ii) the lender receives rating agency confirmation and (iii) the mezzanine financing is in an amount that, when added to the outstanding principal balance of the Warwick Mall Whole Loan, will result in (1) a combined loan-to-value ratio of no more than 47.5%, (2) a combined debt service coverage ratio of no less than 2.00x and (3) a combined debt yield of no less than 12.17%.

(5)	The Showcase Cinema portion of the Warwick Mall Property is subject to a condominium regime. The Warwick Mall Borrower is required to deposit monthly $6,377 into a condominium common area charges reserve which represents the estimated amount due under the condominium documents for common area charges.

(6)	The Warwick Mall Guarantor is required to maintain (i) a minimum net worth of not less than $17.5 million and (ii) liquidity of no less than $5.0 million. To satisfy such liquidity covenant, the Warwick Mall Guarantor deposited at loan origination, and is required to maintain throughout the loan term, a $5.0 million guarantor reserve in a lender-controlled account, in which the lender has been granted a security interest.

(7)	The Warwick Mall Sponsors maintain an un-depreciated cost basis in the Warwick Mall Property of approximately $83.0 million.

A-3-86

BANK 2017-BNK9	Warwick Mall

The Mortgage Loan. The eleventh largest mortgage loan (the “Warwick Mall Mortgage Loan”) is part of a whole loan (the “Warwick Mall Whole Loan”) that is evidenced by three pari passu promissory notes in the aggregate original principal amount of $75,000,000. The Warwick Mall Whole Loan is secured by a first priority fee mortgage encumbering the borrower’s interest in a 588,716 SF portion of a 977,781 SF regional mall located in Warwick, Rhode Island (the “Warwick Mall Property”). The Warwick Mall Mortgage Loan is evidenced by the controlling Promissory Note A-1, in the original principal amount of $30,000,000. Non-controlling Promissory Notes A-2 and A-3 in the original principal amounts of $25,000,000 and $20,000,000, respectively, are currently being held by Bank of America, N.A. and are expected to be contributed to one or more future securitization trusts. The Warwick Mall Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BANK 2017-BNK9 securitization. The proceeds of the Warwick Mall Whole Loan were used to pay off existing debt, return equity to the Warwick Mall Sponsors (as defined below), pay closing costs and fund reserves. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Warwick Mall Whole Loan Summary
Notes	Original Balance	Cut-off Date Balance	Note Holder	Controlling Interest
A-1	$30,000,000	$30,000,000	BANK 2017-BNK9	Yes
A-2	$25,000,000	$25,000,000	Bank of America, N.A.	No
A-3	$20,000,000	$20,000,000	Bank of America, N.A.	No
Total	$75,000,000	$75,000,000

The Borrower and the Sponsors. The borrower is Warwick Mall Owner LLC, a single-purpose Delaware limited liability company with two independent directors (the “Warwick Mall Borrower”). Warwick Mall Owner LLC is indirectly majority owned by The Lane Trust #2 (33.33%), LEB Warwick Trust (16.67%) and the Estate of John T. Brennan (13.67%). Sponsorship consists of Bliss Properties (37.34%), the Lane Family Trust (33.3%) and Mark T. Brennan (29.3%), (together, the “Warwick Mall Sponsors”). The Warwick Mall Property was originally developed by the Warwick Mall Sponsors in 1970 and has remained under their ownership and management since development.

The non-recourse carve out guarantor for the Warwick Mall Whole Loan is Warwick Mall OP L.L.C. (the “Warwick Mall Guarantor”). Pursuant to the Warwick Mall Whole Loan documents, the Warwick Mall Guarantor is required to maintain a minimum net worth of not less than $17.5 million and liquidity of no less than $5.0 million. To satisfy the liquidity covenant, the Warwick Mall Guarantor has deposited a $5.0 million guarantor reserve in a lender controlled account.

The Property. The Warwick Mall Property is a portion of a one-level enclosed regional mall located in Warwick, Rhode Island. In addition to the anchor and inline space, the Warwick Mall Property features a food court, two freestanding restaurant buildings, two freestanding retailers, a 4,720 SF strip center, and a freestanding 12-screen Showcase Cinema. The Warwick Mall Property was built in 1970 and renovated in 2010. The property temporarily closed from March 30, 2010 to August 20, 2010 as a result of property-wide flood damage resulting from the historic flooding of the Pawtucket River on March 30, 2010. Approximately $20.5 million was spent on the renovation, including approximately $10.3 million from insurance proceeds and $10.2 million from the Warwick Mall Sponsors. Multiple tenants at the property also contributed capital to the renovation of their individual spaces, including the non-collateral anchor Macy’s, which reportedly spent $34 million, the non-collateral anchor Target, which reportedly spent $15 million, and the collateral anchor JC Penney, which reportedly spent $12 million. The post-flood renovation transformed the Warwick Mall Property into like-new condition featuring best-in-class amenities. Additionally, in 2012, the Warwick Mall Sponsors expanded the Warwick Mall Property by constructing the 37,472 SF anchor Nordstrom space.

The greater Warwick Mall totals 977,781 SF, with the Warwick Mall Mortgage Loan collateral encompassing 588,716 SF of the mall and outparcels that as of November 17, 2017was 95.7% leased by a granular rent roll of 82 tenants. Collateral anchor tenants include JC Penney, Jordan’s Furniture, Showcase Cinema, Nordstrom Rack and Old Navy; additional tenants include H&M, Kay Jewelers, Victoria’s Secret, LensCrafters, Buffalo Wild Wings, Longhorn Steakhouse and Things Remembered. Non-collateral anchor tenants are Macy’s and Target, both of which are corporate-owned.

The following table presents the historical occupancy, in-line sales and resulting occupancy cost at the Warwick Mall Property:

Historical Occupancy and In-line Sales
	2012	2013	2014	2015	2016	9/30/2017 TTM
Collateral Occupancy	97.6%	97.6%	98.8%	99.6%	99.0%	96.6%
In-Line Occupancy	92.2%	92.7%	96.4%	98.8%	97.1%	89.5%
In-Line Sales PSF	$447	$460	$463	$497	$502	$494
In-Line Occupancy Cost	14.2%	14.5%	13.5%	12.4%	13.4%	13.7%

A portion of the Warwick Mall Property, which includes the Showcase Cinema parcel, is subject to a retail condominium regime with two other units: the space occupied by the non-collateral shadow anchor Target, which is corporate owned, and the two floors above the non-collateral Target, which are owned by the Warwick Mall Guarantor. All three condominium units currently have equal 1/3 interests and decision making requires 80% approval of the unit owners. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests” in the Preliminary Prospectus.

A-3-87

BANK 2017-BNK9	Warwick Mall

Major Tenants

JC Penney (137,952 SF, 23.4% of NRA, 0.9% of underwritten rent). JC Penney has been a tenant at the Warwick Mall Property since April 1980. JC Penney leases its parcel from the Warwick Mall Borrower pursuant to a ground lease through March 31, 2020 with two, 10-year renewal options plus one, five-year renewal option. JC Penney (NYS: JCP) is one of the largest department stores in the United States operating 1,013 stores in 49 states and Puerto Rico. JC Penney features a Sephora store-within-store concept, portrait studio, optical services, and full-service beauty salon at the Warwick Mall Property and generated sales of $141 PSF at as of the trailing 12-month period ending in September 2017. Historical sales PSF were approximately $130, $134 and $144 for 2014, 2015 and 2016, respectively.

Jordan’s Furniture (113,743 SF, 19.3% of NRA, 7.6% of underwritten rent). Jordan’s Furniture has been a tenant at the Warwick Mall Property since December 2011. Jordan Furniture’s lease extends through December 2021, with five, five-year renewal options. Jordan’s Furniture is wholly-owned by Berkshire Hathaway. In addition to offering name brand furniture and mattresses, each Jordan’s Furniture store contains family entertainment including IMAX theaters, restaurants, ice cream parlors and holiday specific entertainment. The Jordan’s Furniture Store at the Warwick Mall Property features a laser light and water show. Jordan’s Furniture generated sales of $246 PSF at the Warwick Mall Property as of the trailing 12-month period ending in September 2017. Historical sales PSF were approximately $201, $224 and $244 for 2014, 2015 and 2016, respectively.

Showcase Cinema (57,160 SF, 9.7% of NRA, 8.0% of underwritten rent). Showcase Cinema has been a tenant at the Warwick Mall Property since May 2001. Showcase Cinema’s lease expires in April 2021 with five, five year renewal options. Showcase Cinema is owned by National Amusements, Inc., a privately-owned movie theater chain controlled by media mogul Sumner Redstone. With over 1,500 screens in 12 U.S. states, Argentina, Brazil, Chile, England, Russia, Scotland and Wales, the company operates under the Showcase Cinema, Multiplex Cinemas, KinoStar and Cinema de Lux banners. Showcase Cinema has 12 screens at the Warwick Mall Property and generated sales of $429,843 per screen as of the trailing 12-month period ending in September 2017. Historical sales per screen were approximately $388,802, $473,012 and $467,491 for 2014, 2015 and 2016, respectively.

Showcase Cinema has an option pursuant to its lease to request a change of use, and if it certifies an operating loss during any two of the previous three years and the landlord denies the request for a change of use, Showcase Cinema has a termination right.

Nordstrom Rack (37,472 SF, 6.4% of NRA, 8.6% of underwritten rent). Nordstrom Rack has been a tenant at the Warwick Mall Property since its building was constructed by the Warwick Mall Sponsors in November 2012. Nordstrom Rack also reportedly contributed $6.0 million to the buildout of its space. Nordstrom Rack’s lease extends through November 2022 with four, five-year renewal options. Nordstrom Rack is the off-price retail division of the upscale retailer Nordstrom, Inc., which operates 349 stores across 40 states and 3 provinces in Canada.

Old Navy (22,579 SF, 3.8% of NRA, 4.5% of underwritten rent). Old Navy has been a tenant at the Warwick Mall Property since November 2010. Old Navy’s lease extends through January 2021 with one, five-year renewal option. Old Navy is a subsidiary of The Gap, Inc., which is an American worldwide clothing and accessories retailer founded in 1969. The Gap, Inc. has over 3,200 stores in the United States, Canada, the United Kingdom, France, Ireland and Japan. Old Navy generated sales of $464 PSF at the Warwick Mall Property as of the trailing 12-month period ending in September 2017. Historical sales PSF were approximately $440, $448 and $460 for 2014, 2015 and 2016, respectively.

A-3-88

BANK 2017-BNK9	Warwick Mall

The following table presents a summary regarding major tenants at the Warwick Mall Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(2)	Tenant SF	Approx. % of SF	Annual UW Base Rent(3)	% of Total Annual UW Rent	Annual UW Base Rent PSF(3)(4)	9/30/2017 TTM Sales		Occ. Cost %	Lease Expiration
							$	PSF
Major Tenants
JC Penney (ground lease)(5)	B+/B1/B+	137,952	23.4%	$110,000	0.9%	$0.80	$19,452,572	$141	1.0%	3/31/2020
Jordan’s Furniture	A+/Aa2/AA	113,743	19.3%	$948,617	7.6%	$8.34	$27,943,202	$246	3.4%	12/31/2021
Showcase Cinema(6)	NR/NR/B+	57,160	9.7%	$1,000,000	8.0%	$17.49	$5,158,121	$429,843	25.7%	4/30/2021
Nordstrom Rack	BBB+/Baa1/BBB+	37,472	6.4%	$1,071,699	8.6%	$28.60	NAV	NAV	NAV	11/30/2022
Old Navy	BB+/Baa2/BB+	22,579	3.8%	$564,475	4.5%	$25.00	$10,485,454	$464	6.5%	1/31/2021
Subtotal/Wtd. Avg.		368,906	62.7%	$3,694,791	29.6%	$10.02

Other Tenants		194,468	33.0%	$8,777,007	70.4%	$45.13
Occupied Total		563,374	95.7%	$12,471,798	100.0%	$22.14
Vacant Space		25,342	4.3%	$0	0.0%	$0.00
Total/Wtd. Avg.		588,716	100.0%	$12,471,798	100.0%	$22.14

Non-Collateral Tenants
Macy’s	BBB/Baa3/BBB-	180,000					NAV	NAV	NAV	NAV
Target	A-/A2/A	140,000					NAV	NAV	NAV	NAV
Off Broadway Shoes	NR/NR/NR	22,500					NAV	NAV	NAV	NAV

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Annual UW Base Rent and Annual UW Base Rent PSF has been underwritten based on the November 17, 2017 rent roll.

(4)	Wtd. Avg. Annual UW Base Rent PSF excludes vacant space.

(5)	JC Penney leases its parcel from the Warwick Mall Borrower pursuant to a ground lease which commenced on April 1, 1980 and expires on March 31, 2020. JC Penney has 3 unexpired extension options remaining (two, 10-year extension options and one, 5-year extension option).

(6)	Showcase Cinema Sales PSF is shown as sales per screen (12 screens). Showcase Cinema has an option pursuant to its lease to request a change of use, and if it certifies an operating loss during any two of the previous three years and the landlord denies the request for a change of use, Showcase Cinema has a termination right.

The following table presents certain information relating to the lease rollover schedule at the Warwick Mall Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	UW Base Rent PSF Rolling(3)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Base Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2017 & MTM	15	10,439	$47.96	1.8%	1.8%	$500,652	4.0%	4.0%
2018	7	6,289	$86.87	1.1%	2.8%	$546,300	4.4%	8.4%
2019	12	28,866	$46.59	4.9%	7.7%	$1,344,789	10.8%	19.2%
2020	12	156,254	$8.51	26.5%	34.3%	$1,329,919	10.7%	29.8%
2021	10	204,606	$15.39	34.8%	69.0%	$3,148,719	25.2%	55.1%
2022	7	53,029	$33.03	9.0%	78.0%	$1,751,777	14.0%	69.1%
2023	7	49,974	$33.09	8.5%	86.5%	$1,653,438	13.3%	82.4%
2024	3	10,973	$30.44	1.9%	88.4%	$333,998	2.7%	85.1%
2025	3	14,068	$57.52	2.4%	90.8%	$809,132	6.5%	91.6%
2026	2	10,101	$20.95	1.7%	92.5%	$211,619	1.7%	93.3%
2027	2	5,718	$66.19	1.0%	93.5%	$378,457	3.0%	96.3%
2028 & Beyond	2	13,057	$35.46	2.2%	95.7%	$463,000	3.7%	100.0%
Vacant	0	25,342	$0.00	4.3%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	82	588,716	$22.14	100.0%		$12,471,798	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the related lease and are not considered in the rollover schedule.

(3)	Wtd. Avg. UW Base Rent PSF Rolling excludes vacant space.

A-3-89

BANK 2017-BNK9	Warwick Mall

The Market. The Warwick Mall Property is located in Warwick, Rhode Island along Bald Hill Road, with immediate access to Route 2 and Route 5, which routes are the focus of retail activity in the trade area and provide access to Interstate-95 and Interstate-295 leading to Providence, Rhode Island (approximately 11.2 miles from the Warwick Mall Property) and Boston, Massachusetts (approximately 50.0 miles from the Warwick Mall Property). According to the appraisal, the immediate neighborhood is defined as the Route 2 Corridor, stretching from the Interstate-95 interchange (approximately 3.5 miles south of the Warwick Mall Property) to the Route 37 interchange (approximately 3.0 miles north of the Warwick Mall Property.) The Route 2 Corridor is a densely developed regional retail destination, which south of the Warwick Mall Property has been developed over the last five to ten years, while the northern section of the corridor is characterized by more mature neighborhoods with smaller strip retail development.

According to the appraisal, the 2016 average population within a 5-, 7- and 10-mile radius was 186,650, 335,389 and 557,141, respectively. The 2016 average household income within a 5-, 7- and 10-mile radius was $76,629, $129,575 and $217,480, respectively, with retail sales per household within the same radii of $45,009, $43,789, and $44,142, respectively. Both Warwick, Rhode Island and nearby Providence, Rhode Island have historically served as hubs for the education and health services industry sectors, led by Brown University and other local universities and healthcare systems. More recently, the region has seen growth the in manufacturing and defense industries, including activity from General Dynamics Electric Boat’s $17.6 billion contract with the United States Navy in 2014 and its $100 billion Columbia nuclear missile contract, and Raytheon’s $58.1 million contract for mine neutralization systems in 2017. The Providence area is home to the headquarters of four Fortune 500 companies: CVS Health, Textron, United Natural Foods and Citizens Financial Group. Additional major employers in the area include Lifespan (12,050 employees), Care New England (8,500 employees) and Naval Station Newport (5,063 employees). The Providence metropolitan statistical area had a March 2017 unemployment rate of 3.8%.

The Warwick Mall Property is located in the Central/West Bay retail submarket of the greater Providence market. According to a third party research report, as of the year-end 2016, the Central/West Bay retail submarket contained approximately 2.8 million SF of retail mall space across 4 properties with a vacancy rate of 1.3%, as compared to the broader Providence market, which contained approximately 4.5 million SF of retail mall space across 6 properties with a vacancy rate of 5.4%.

The following table reflects the competitive retail properties with respect to the Warwick Mall Property:

Competitive Retail Property Summary

Property Name/Location	Distance	Property Type	Year Built/ Renovated	Total NRA (SF)	Total Occupancy	Anchors
Warwick Mall Warwick, RI	N/A	Super-Regional Center	1970/ 1991; 2010	977,352(1)	96%(2)	JC Penney, Macy’s (non-collateral), Target (non-collateral), Jordan’s Furniture, Showcase Cinema, Nordstrom Rack, Old Navy
Garden City Center Cranston, RI	4.0 mi (North)	Lifestyle Center	1949/1990	473,967	94%	The Container Store, LA Fitness, LL Bean, Party City, Whole Foods
Rhode Island Mall Warwick, RI	0.3 mi (South)	Regional Center	1967/2001	579,499	N/A	Burlington Coat Factory, Kohl’s, Sears, Walmart
Providence Place Providence, RI	8.0 mi (North)	Super-Regional Center	1999/N/A	1,259,756	99%	Bed, Bath & Beyond, Macy’s, Nordstrom Rack

Source: Appraisal

(1)	Total collateral NRA is 588,716 SF.

(2)	Collateral occupancy is 95.7% as of November 17, 2017.

A-3-90

BANK 2017-BNK9	Warwick Mall

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Warwick Mall Property:

Cash Flow Analysis
	2014	2015	2016	8/31/2017 TTM	UW	UW PSF
Base Rent	$10,761,968	$11,196,544	$12,432,167	$12,450,106	$13,465,902(1)	$22.87
Total Recoveries	$3,618,732	$3,749,940	$4,136,183	$4,002,878	$4,213,924	$7.16
Percentage Rent	$927,005	$960,865	$301,863	$278,988	$242,517	$0.41
Other Income	$658,120	$540,642	$583,452	$660,178	$540,247	$0.92
Less Vacancy & Credit Loss	($6,645)	($174,983)	($121,404)	($8,932)	($1,505,990)(2)	($2.56)
Effective Gross Income	$15,959,180	$16,273,009	$17,332,261	$17,383,218	$16,956,599	$28.80
Total Operating Expenses	$6,841,554	$6,932,726	$7,023,306	$7,196,176	$6,957,538	$11.82
Net Operating Income	$9,117,626	$9,340,283	$10,308,956	$10,187,042	$9,999,062	$16.98
Capital Expenditures	$0	$0	$0	$0	$147,179	$0.25
TI/LC	$0	$0	$0	$0	$733,745	$1.25
Net Cash Flow	$9,117,626	$9,340,283	$10,308,956	$10,187,042	$9,118,138	$15.49

Occupancy %	98.8%	99.6%	95.7%	95.7%(2)	91.6%(2)
NOI DSCR (IO)(3)	2.70x	2.76x	3.05x	3.01x	2.96x
NOI DSCR (P&I)(3)	2.01x	2.06x	2.28x	2.25x	2.21x
NCF DSCR (IO)(3)	2.70x	2.76x	3.05x	3.01x	2.70x
NCF DSCR (P&I)(3)	2.01x	2.06x	2.28x	2.25x	2.01x
NOI Debt Yield(3)	12.2%	12.5%	13.7%	13.6%	13.3%
NCF Debt Yield(3)	12.2%	12.5%	13.7%	13.6%	12.2%

(1)	Base Rent has been underwritten based on the November 17, 2017 rent roll and includes contractual rent steps through February 2019 totaling $260,217.

(2)	The underwritten economic occupancy is 91.6%. The Warwick Mall Property was 95.7% physically occupied as of November 17, 2017.

(3)	The debt service coverage ratios and debt yields are based on the Warwick Mall Whole Loan.

Property Release. Following the defeasance lockout period, the Warwick Mall Borrower has the right to release a 1.75-acre parcel from the Warwick Mall Whole Loan collateral in connection with the transfer of such parcel to a person wholly owned by the guarantor for the development of one or more hotels, a bowling alley, one or more multifamily residential buildings, or such other project that is consistent with the operation of a first class retail shopping center and that is compatible with the Warwick Mall Property and reasonably acceptable to the lender, subject to the satisfaction of certain conditions, including, (i) partial defeasance of the Warwick Mall Whole Loan in an amount equal to $1,181,250 (125% of the appraised value of the release parcel), (ii) the loan-to-value ratio of the remaining collateral being no greater than 47.5%, and (iii) the debt yield following the release being at least 12.17%, and (iv) under no circumstances may any dividends, distributions, profits, proceeds or any other property of any nature received from the use, ownership, sale or financing of the release parcel be distributed to a shareholder, partner or member of the guarantor.

A-3-91

BANK 2017-BNK9	Linq Apartments

Mortgage Loan No. 12 – Linq Apartments

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	BANA			Single Asset/Portfolio:	Single Asset
Original Balance:	$28,500,000			Location:	Kenmore, WA 98028
Cut-off Date Balance:	$28,500,000			General Property Type(1):	Multifamily
% of Initial Pool Balance:	2.7%			Detailed Property Type(1):	Mid-Rise
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	MainStreet Property Group			Year Built/Renovated:	2016/N/A
Mortgage Rate:	4.3850%			Size(1):	94 Units
Note Date:	11/15/2017			Cut-off Date Balance per Unit:	$303,191
First Payment Date:	1/1/2018			Maturity Date Balance per Unit:	$303,191
Maturity Date:	12/1/2027			Property Manager:	Insite Property Solutions, LLC (borrower-related)
Original Term to Maturity:	120 months			Underwriting and Financial Information
Original Amortization Term:	0 months
IO Period:	120 months			UW NOI:	$2,273,242
Seasoning:	0 months			UW NOI Debt Yield:	8.0%
Prepayment Provisions:	LO (24); DEF (91); O (5)			UW NOI Debt Yield at Maturity:	8.0%
Lockbox/Cash Mgmt Status:	Soft/Springing			UW NCF DSCR:	1.78x
Additional Debt Type:	N/A			Most Recent NOI(2):	N/A
Additional Debt Balance:	N/A			2nd Most Recent NOI(2):	N/A
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI(2):	N/A
Reserves				Most Recent Occupancy:	92.6% (11/7/2017)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy(2):	N/A
RE Tax:	$23,356	$11,678	N/A	3rd Most Recent Occupancy(2):	N/A
Insurance:	$0	Springing	N/A	Appraised Value (as of):	$44,610,000 (9/28/2017)
Recurring Replacements:	$0	$1,175	N/A	Cut-off Date LTV Ratio:	63.9%
Other Reserve(3):	$861,181	$0	N/A	Maturity Date LTV Ratio:	63.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$28,500,000	100.0%	Loan Payoff:	$20,399,421	71.6%
			Return of Equity(4):	$6,888,332	24.2%
			Reserves:	$884,537	3.1%
			Closing Costs:	$327,711	1.1%
Total Sources:	$28,500,000	100.0%	Total Uses:	$28,500,000	100.0%

(1)	The Linq Apartments Property (as defined below) also has one ground floor retail tenant, Evergreen Health, which leases 19,301 SF through April 30, 2032.

(2)	There are no historical cash flow figures available for the Linq Apartments Property as the property was built in 2016 and began leasing in February 2017.

(3)	Other Reserve represents outstanding tenant improvement and leasing commissions related to the Evergreen Health retail space.

(4)	The Linq Apartments Sponsor (as defined below) developed the property in 2016 at a total cost basis of approximately $30.2 million.

The Mortgage Loan. The twelfth largest mortgage loan (the “Linq Apartments Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $28,500,000 secured by a first priority fee mortgage encumbering a 94-unit, mid-rise apartment complex with 19,301 SF of ground floor retail space, located in Kenmore, Washington (the “Linq Apartments Property”). The proceeds of the Linq Apartments Mortgage Loan were used to refinance existing debt secured by the Linq Apartments Property, fund reserves, pay closing costs and return equity to the Linq Apartments Borrower (as defined below).

The Borrower and Sponsor. The borrower is LINQ Lofts LLC, a single purpose Delaware limited liability company with one independent director (the “Linq Apartments Borrower”). The Linq Apartments Borrower is indirectly majority owned by Eric Campbell (26.42%), Scheumann Investments LLC (19.94%) and Grousemont Associates (12.96%). The sponsor of the Linq Apartments Mortgage Loan is MainStreet Property Group (the “Linq Apartments Sponsor”). The nonrecourse carve-out guarantor is Eric Campbell, Chief Executive Officer of MainStreet Property Group.

MainStreet Property Group is a privately-held real estate development company with a primary focus on residential, retail and mixed-use properties. Other companies affiliated with MainStreet Property Group include GenCap Construction Corp. and Insite Property Solutions, LLC. GenCap Construction Corp. is a general commercial contractor and management firm that specializes in the construction of large scale, multi-family units, retail and tenant improvements. Insite Property Solutions, LLC is a property management company that partners with investors, developers and owners in order to operate residential communities and commercial centers. Mainstreet Property Group has focused its primary investments on Seattle’s Eastside, with other projects in neighboring cities. The Linq Apartments Sponsor currently has an interest in 19 projects containing more than 1,700 residential units.

A-3-92

BANK 2017-BNK9	Linq Apartments

The Property. The Linq Apartments Property is a 5-story, 94-unit mid-rise apartment complex with 19,301 SF of retail space and one level of underground parking located at 18151 68th Avenue NE in Kenmore, Washington. The Linq Apartments Property was developed in 2016 and began leasing units to the public in February 2017. As of November 7, 2017, the residential units at the Linq Apartments Property were 92.6% occupied and the ground floor retail space was 100% leased to Evergreen Health through April 2032. Evergreen Health is a public hospital district and community-based health care organization established in 1972.

The Linq Apartments Property offers a unit mix of apartments ranging from urban flats to three-bedroom units including lofts featuring barn doors, quartz countertops, hard wood flooring, full-size stackable washers and dryers, stainless steel appliances and 100% LED lighting. The Linq Apartments Property incorporates sustainable features to achieve LEED Gold status. The Linq Apartments Sponsor rechanneled 68th Avenue NE, which added on-street parking, bike lanes and pedestrian sidewalks. Additional amenities at the Linq Apartments Property include a communal event space, a fully-equipped gym, a “shared workspace” setup with dinner-style seating and an arts-and-crafts room.

The table below shows the apartment unit mix at the Linq Apartments Property:

Linq Apartments Unit Mix
Unit Type	Units	Occupied Units	% Occupied	Average SF per Unit	Total SF	Average Rent per Unit	Market Rent per Unit	Average Rent PSF	Market Rent PSF
Urban One Flat	16	15	93.8%	624	9,980	$1,630	$1,635	$2.61	$2.62
1x1 Tech	46	43	93.5%	787	36,210	$1,787	$1,800	$2.27	$2.29
2x2	9	9	100.0%	1,175	10,575	$2,516	$2,521	$2.14	$2.15
2x2 Loft	10	7	70.0%	1,035	10,350	$2,415	$2,369	$2.33	$2.29
2x2 Den	7	7	100.0%	1,101	7,705	$2,233	$2,246	$2.03	$2.04
3x2	4	4	100.0%	1,305	5,220	$2,823	$2,834	$2.16	$2.17
3x3 Loft	2	2	100.0%	1,423	2,845	$2,795	$2,995	$1.96	$2.11
Total/Wtd. Avg.	94	87	92.6%	882	82,885	$1,993	$2,004	$2.26	$2.27

Source: Underwritten rent roll dated November 7, 2017.

The Market. The Linq Apartments Property is located at 18151 68th Avenue NE in Kenmore, Washington, directly north of the intersection with Highway 522 (Bothell Way NE), and approximately 14 miles northeast of Seattle. The Linq Apartments Property is situated between Interstate 5 and Interstate 405, with access to Interstate 405 less than 3 miles away. The Linq Apartments Property is located on the northernmost shore of Lake Washington which is home to a large industrial port as well as Kenmore Air Harbor, one of the largest seaplane facilities in the world.

According to the appraisal, the Linq Apartments Property is located within in the Seattle-Tacoma-Bellevue, Washington metropolitan statistical area (the “MSA”), which had a 2016 total population of 3,796,727 and experienced an annual population growth rate of 1.7% between 2010 and 2016, which was greater than the United States and the State of Washington at 0.8% and 1.3%, respectively, during the same time period. The MSA had an unemployment rate of 4.5% in 2016, which was lower than both the United States and the State of Washington at 4.9% and 5.4%, respectively, during the same time period. The MSA is home to eight fortune 500 Companies: Microsoft, Weyerhaeuser, Nordstrom, Costco Wholesale, Amazon.com, Paccar, Starbucks and Expeditors International of Washington. The top employers in the area are Boeing (81,939 employees), Joint Base Lewis McChord (56,000 employees), Microsoft (43,301 employees), Navy Region NW (43,000 employees), the University of Washington (30,200 employees) and Amazon.com (24,700 employees). The 2016 population within a 1-, 3- and 5-mile radius was 12,443, 103,530 and 327,927, respectively. The 2016 estimated median household income within a 1-, 3- and 5-mile radius was $82,423, $84,474 and $76,005, respectively.

The Linq Apartments Property is located in the Eastside King County multifamily market within the Puget Sound region and the Kenmore/Bothell multifamily submarket. According to the appraisal, the Kenmore/Bothell multifamily submarket totals 2,876 units representing approximately 6% of the inventory of the Eastside King County broader market. The Eastside King County market added an annualized average of 2,638 and 2,048 new units in spring 2017 and fall 2017, respectively, with annual absorption rates of 6.0% and 4.6%, respectively. Between 2017 and 2019, the Kenmore/Bothell submarket is expected to add 842 new units to the area’s total multifamily inventory. As of September 2017, the Kenmore/Bothell submarket had a vacancy rate of 5.4%. The appraiser noted no new projects either under construction or proposed in Kenmore.

A-3-93

BANK 2017-BNK9	Linq Apartments

Comparable rental properties to the Linq Apartments Property are shown in the table below:

Comparable Rental Properties
Property	City/State	Distance	Year Built	# Units	Occupancy	Average SF per Unit	Average Rent per Unit	Average Rent PSF
The Linq Apartments	Kenmore, WA	N/A	2016	94	92.6%(1)	882	$1,993	$2.26
Spencer 68 Apartments(2)	Kenmore, WA	0.1 mi	2015	222	88%	916	$1,842	$2.01
Six Oaks	Bothell, WA	1.9 mi	2014	202	98%	801	$1,827	$2.28
The Village at Beardslee PH I	Bothell, WA	2.8 mi	2014	146	96%	832	$1,828	$2.20
The Village at Beardslee PH II	Bothell, WA	2.7 mi	2015	158	96%	832	$1,765	$2.12
Malmo Apartments	Shoreline, WA	4.6 mi	2015	129	97%	749	$1,696	$2.26
Array	Seattle, WA	2.8 mi	2013	319	98%	757	$1,878	$2.48
Total/Wtd. Avg.(3)				1,176	95%	813	$1,821	$2.25

Source: Appraisal.

(1)	The Linq Apartments Property was 92.6% occupied as of November 7, 2017.

(2)	Spencer 68 Apartments is also owned by the Linq Apartments Sponsor. The two properties offer similar unit sizes, but do not directly compete with each other. Spencer 68 Apartments is an 8-building town-home style, drive-up residential community that features more traditional residential amenities such as private garages, open outdoor spaces and BBQ areas.

(3)	Total/Wtd. Avg. statistics exclude the Linq Apartments Property.

Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Linq Apartments Property:

Cash Flow Analysis(1)
	UW	UW per Unit
Base Rent	$2,244,840	$23,881
Commercial Income	$891,872	$9,488
Other Income(2)	$271,248	$2,886
Less Vacancy & Credit Loss	($191,396)	($2,036)
Effective Gross Income	$3,216,564	$34,219
Total Operating Expenses	$943,322	$10,035
Net Operating Income	$2,273,242	$24,183
Capital Expenditures	$18,800	$200
Net Cash Flow	$2,254,442	$23,983

Occupancy %	94.2%(3)
NOI DSCR	1.79x
NCF DSCR	1.78x
NOI Debt Yield	8.0%
NCF Debt Yield	7.9%

(1)	There are no historical cash flow figures available for the Linq Apartments Property as the property was built in 2016 and leasing began in February 2017.

(2)	Other Income includes utility reimbursements and parking income.

(3)	The Linq Apartments Property was underwritten to an occupancy of 94.2%. Occupancy as of November 7, 2017 was 92.6%.

A-3-94

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A-3-95

BANK 2017-BNK9	Bass Pro & Cabela’s Portfolio

Mortgage Loan No. 13 – Bass Pro & Cabela’s Portfolio

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	WFB			Single Asset/Portfolio:	Portfolio
Original Balance(1):	$23,500,000			Location:	Various
Cut-off Date Balance(1):	$23,500,000			General Property Type:	Retail
% of Initial Pool Balance:	2.2%			Detailed Property Type:	Single Tenant
Loan Purpose:	Acquisition			Title Vesting:	Fee
Sponsor:	Starwood Property Trust, Inc.			Year Built/Renovated:	Various
Mortgage Rate:	4.3790%			Size:	1,896,527 SF
Note Date:	9/25/2017			Cut-off Date Balance per SF(1):	$103
First Payment Date:	11/6/2017			Maturity Date Balance per SF(1):	$103
Maturity Date:	10/6/2027			Property Manager:	Self-Managed
Original Term to Maturity:	120 months
Original Amortization Term:	0 months			Underwriting and Financial Information
IO Period:	120 months			UW NOI:	$24,937,758
Seasoning:	2 months			UW NOI Debt Yield(1):	12.8%
Prepayment Provisions(2):	LO(24);YM1(2);DEF/YM1(87);O(7)			UW NOI Debt Yield at Maturity(1):	12.8%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR(1):	2.72x
Additional Debt Type(3):	Pari Passu			Most Recent NOI(6):	N/A
Additional Debt Balance:	$171,400,000			2nd Most Recent NOI(6):	N/A
Future Debt Permitted (Type)(4):	Yes (Mezzanine)			3rd Most Recent NOI(6):	N/A
Reserves				Most Recent Occupancy:	100.0% (12/1/2017)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy(6):	N/A
RE Tax:	$0	Springing(5)	N/A	3rd Most Recent Occupancy(6):	N/A
Insurance:	$0	Springing(5)	N/A	Appraised Value (as of):	$386,700,000 (7/1/2017)
Recurring Replacements:	$0	Springing(5)	N/A	Cut-off Date LTV Ratio(1):	50.4%
TI/LC:	$0	Springing(5)	N/A	Maturity Date LTV Ratio(1):	50.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan Amount:	$194,900,000	56.8%	Purchase Price:	$341,609,572	99.5%
Borrower Equity	$148,423,879	43.2%	Closing Costs:	$1,714,307	0.5%

Total Sources:	$343,323,879	100.0%	Total Uses:	$343,323,879	100.0%

(1)	The Bass Pro & Cabela’s Portfolio Mortgage Loan is part of the Bass Pro & Cabela’s Portfolio Whole Loan (as defined below.) The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NCF DSCR, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented are based on the Bass Pro & Cabela’s Portfolio Whole Loan.

(2)	Prior to the open prepayment date of April 6, 2027, the Bass Pro & Cabela’s Portfolio Whole Loan can be prepaid, in whole or in part, (a) by defeasance after the earlier to occur of (i) September 25, 2020 and (ii) the first monthly payment date following the end of the two-year period commencing on the closing date of the securitization of the last Bass Pro & Cabela’s Portfolio Whole Loan promissory note (collectively, the “Defeasance Lockout Period”) or (b) after October 6, 2019 (the “Yield Maintenance Lockout Period”) with payment of the greater of 1% of the amount prepaid or a yield maintenance premium, provided that no yield maintenance premium will be payable with respect to the first $25,000,000 (the “Permitted Free Prepayment Amount”) of principal repaid regardless of when paid, so long as no event of default has occurred and is continuing under the Bass Pro & Cabela’s Portfolio Whole Loan (except in the case where such prepayment is effected in order to cure or prevent a default or an event of default or is the payment of a release price to cure an event of default, and such default or event of default is not the result of the willful misconduct or bad faith actions of any Bass Pro & Cabela’s Portfolio borrower). Any prepayment made of the Permitted Free Prepayment Amount will be allocated among Promissory Note A-1, Note A-2 and all of the A-3 notes in the aggregate on a pro rata and pari passu basis; provided that any such prepayments (including in connection with the release of any of the Bass Pro & Cabela’s Portfolio Properties (as defined below)) allocated to the A-3 notes in the aggregate will not be allocated among such notes on a pro rata and pari passu basis, but instead, will be allocated among such notes as described under “The Mortgage Loan” below. Partial release is permitted. See “Release of Property” below for further discussion of release requirements.

(3)	See “The Mortgage Loan” below for further discussion of additional debt.

(4)	Any time after March 25, 2018, direct or indirect equity owners of the Bass Pro & Cabela’s Portfolio Borrower (as defined below) are permitted to obtain a mezzanine loan in an amount not to exceed $24,362,500, provided that certain conditions are satisfied, including but not limited to the following: (a) immediately after giving effect to such mezzanine loan, (i) the combined loan-to-value ratio is not greater than 50.4%, (ii) the combined debt service coverage ratio is not less than 3.08x, and (iii) the combined debt yield is not less than 13.67%, (b) the mortgage lenders and the lender under the mezzanine loan have entered into an intercreditor agreement reasonably acceptable to the mortgage lenders, (c) such mezzanine loan is coterminous with the Bass Pro & Cabela’s Portfolio Whole Loan or freely prepayable without any premium or penalty from and after the maturity date of the Bass Pro & Cabela’s Portfolio Whole Loan, (d) if the mezzanine loan bears a floating interest rate, the mezzanine borrower must maintain an interest rate cap agreement from a reasonably acceptable counterparty in a notional amount not less than the outstanding principal balance of the mezzanine loan and with a strike price that would result in a debt service coverage ratio of at least 3.08x, and (e) the receipt of a rating agency confirmation.

(5)	Ongoing monthly reserves for taxes, insurance, recurring replacements and TI/LCs are not required unless a Trigger Period (as defined below) has occurred and is continuing. A “Trigger Period” will occur upon (i) the delivery to the lenders of annual or quarterly financial reports showing that the debt yield, determined as of the last day of any fiscal quarter is less than 10.5%, (ii) a Bass Pro Event (as defined below), or (iii) if annual or quarterly financial reports are not delivered to the lenders when required, then ten business days following the borrower’s receipt of written notice of the same, at the lenders’ option. A “Bass Pro Event” means (i) the Master Tenant (as defined below) ceases operations or vacates, as determined in accordance with the Bass Pro & Cabela’s Portfolio Master Lease, with respect to more than 15% of the Bass Pro & Cabela’s Portfolio Properties (by number of locations), (ii) the guarantor of the Bass Pro & Cabela’s Portfolio Master Lease or the Master Tenant files for bankruptcy, (iii) the Master Tenant defaults under the Bass Pro & Cabela’s Portfolio Master Lease beyond any notice and cure period set forth in the Master Lease, or (iv) the total net leverage ratio for the tenant exceeds 5.75x and will end upon the cure of such event as determined in accordance with the loan documents.

(6)	There is no historical data as the Bass Pro & Cabela’s Portfolio Properties were owner occupied prior to executing a master lease on September 25, 2017.

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The Mortgage Loan. The thirteenth largest mortgage loan (the “Bass Pro & Cabela’s Portfolio Mortgage Loan”) is part of a whole loan (the “Bass Pro & Cabela’s Portfolio Whole Loan”) evidenced by twelve pari passu promissory notes, secured by the fee interest in a portfolio of retail properties located in 10 states (the “Bass Pro & Cabela’s Portfolio Properties”). The Bass Pro & Cabela’s Portfolio Whole Loan was co-originated on September 25, 2017 by Goldman Sachs Mortgage Company (“GS”), Wells Fargo Bank, National Association (“WFB”) and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“UBS”) (collectively, the “Cabela’s Co-Originators”). The Bass Pro & Cabela’s Portfolio Whole Loan has an outstanding principal balance as of the Cut-off Date of $194,900,000 and each note has an interest rate of 4.3790% per annum. The Bass Pro & Cabela’s Portfolio Whole Loan had an initial term of 120 months, has a remaining term of 118 months as of the Cut-off Date and requires payments of interest only through its term. The Bass Pro & Cabela’s Portfolio Whole Loan matures on October 6, 2027.

Promissory Note A-2(B)(2), with an original principal balance of $23,500,000, represents the Bass Pro & Cabela’s Portfolio Mortgage Loan and will be included in the BANK 2017-BNK9 securitization trust. Promissory Notes A-1(A-CP), A-1(A-NCP), A-1(B-CP), A-2(A), A-2(B)(1), A-3(A-CP), A-3(B-CP), A-3(C-CP), A-3(D-NCP), A-3(E-NCP) and A-3(F-NCP), with an aggregate original principal balance of $171,400,000, collectively represent the pari passu companion loans (collectively, the “Bass Pro & Cabela’s Portfolio Pari Passu Companion Loans”) and are currently held by GSMC, WFB and UBS AG or a securitization trust, as further described in the Bass Pro & Cabela’s Portfolio Whole Loan Summary table below. The lenders provide no assurances that any of the non-securitized notes will not be split further. The Bass Pro & Cabela’s Portfolio Whole Loan is expected to be serviced pursuant to the pooling and servicing agreement for the GSMS 2017-GS8 securitization transaction. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Preliminary Prospectus.

Promissory Notes A-2(A), A-2(B)(1) and A-2(B)(2) are collectively referred to herein as the “A-2 Notes”. Any prepayment made of the Permitted Free Prepayment Amount will be allocated among Promissory Notes A-1, A-2 and the A-3 Notes in the aggregate, on a pro rata and pari passu basis. However, any such prepayments of the Permitted Free Prepayment Amount (including any prepayments made in connection with the release of any of the Bass Pro & Cabela’s Portfolio Properties) that are allocated to the A-2 Notes in the aggregate will not be allocated among the individual A-2 Notes on a pro rata and pari passu basis, but instead will generally be allocated first to Promissory Note A-2(A), until the principal balance of such note has been reduced to zero, and then to Promissory Notes A-2(B)(1) and A-2(B)(2), on pro rata and pari passu basis, until the principal balance of such notes has been reduced to zero. The maximum Permitted Free Prepayment Amount that may be allocated to the A-2 Notes in the aggregate is $7,500,000. The aggregate of the principal balances of Note A-2(A) (the “Non-Call Protected A-2 Note”) is also $7,500,000. As a result, it is expected that any Permitted Free Prepayment Amounts allocated to the A-2 Notes in the aggregate will generally be allocated to the Non-Call Protected A-2 Note and will not be allocated to the Mortgage Loan (Note A-2(B)(2)), unless the aggregate principal balance of the Non-Call Protected A-2 Note was previously reduced to an amount that is less than the amount of any Permitted Free Prepayment Amount. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—Application of Principal and Defeasance—Bass Pro & Cabela’s Portfolio Whole Loan” in the Preliminary Prospectus.

The proceeds of the Bass Pro & Cabela’s Portfolio Whole Loan, together with $148,423,879 of borrower equity, were used to acquire the Bass Pro & Cabela’s Portfolio Properties and pay closing costs.

Bass Pro & Cabela’s Whole Loan Summary

Notes	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1(A-CP)	$37,500,000	$37,500,000	GSMS 2017-GS8(1)	Yes
Note A-1(A-NCP)	$10,000,000	$10,000,000	GSMS 2017-GS8(1)	No
Note A-1(B-CP)	$30,460,000	$30,460,000	GSMC	No
Note A-2(A)	$7,500,000	$7,500,000	WFB	No
Note A-2(B)(1)	$27,470,000	$27,470,000	WFB	No
Note A-2(B)(2)	$23,500,000	$23,500,000	BANK 2017-BNK9	No
Note A-3(A-CP)	$20,000,000	$20,000,000	UBS 2017-C5	No
Note A-3(B-CP)	$24,750,000	$24,750,000	UBS	No
Note A-3(C-CP)	$6,220,000	$6,220,000	UBS	No
Note A-3(D-NCP)	$2,500,000	$2,500,000	UBS	No
Note A-3(E-NCP)	$2,500,000	$2,500,000	UBS	No
Note A-3(F-NCP)	$2,500,000	$2,500,000	UBS	No
Bass Pro & Cabela’s Whole Loan	$194,900,000	$194,900,000

(1)	The GSMS 2017-GS8 securitization transaction is expected to close on November 30, 2017.

The Borrowers and the Sponsor.

The borrowers are SPT Prairie I CB Drive, LLC, SPT Prairie 200 BP Drive, LLC, SPT Prairie 210 Demers Avenue, LLC, SPT 1000 CB Drive, LLC, SPT Prairie 2250 Gatlin Blvd., LLC, SPT Prairie 2427 N. Greenwich Road, LLC, SPT Prairie 2502 W. CB Drive, LLC, SPT Prairie 2700 Market Place Drive, LLC, SPT Prairie 3900 CB Drive, LLC, SPT Prairie 5500 Cornerstone North Blvd., LLC, SPT Prairie 7090 CB Drive NW, LLC, SPT Prairie 7700 CB Drive, LLC, SPT Prairie 10670 CB Drive, LLC, SPT Prairie 10501 Palm River Road, LLC, SPT Prairie 17907 IH-10 West, LLC and SPT Prairie 20200 Rodgers Drive, LLC (collectively, the “Bass Pro & Cabela’s Portfolio Borrower”), each a single-purpose Delaware limited liability company structured to be bankruptcy remote with two independent directors.

The borrower sponsor and nonrecourse carve-out guarantor of the Bass Pro & Cabela’s Portfolio Whole Loan is Starwood Property Trust, Inc. (“SPT”), an affiliate of Starwood Capital Group. The aggregate recourse to the borrower sponsor related to bankruptcy or insolvency actions or the breach of SPE Covenants resulting in substantive consolidation may not exceed an amount equal to 20% of the principal balance of the Bass Pro & Cabela’s Portfolio Whole Loan outstanding at the time of the occurrence of such event, plus reasonable third-party costs incurred by the lender in connection with the enforcement of its rights. SPT’s core business focuses on originating, acquiring, financing and managing commercial mortgage loans and other commercial real estate debt investments. As of the second quarter of 2017, the company had a current equity market capitalization of approximately $5.8 billion and an enterprise value of $12.4 billion. Since its inception, Starwood Property Trust, Inc. has deployed over $29.0 billion in capital across various commercial

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real estate debt investments, commercial and residential mortgage-backed securities, and other commercial and residential real estate-related debt investments. The company currently owns a diversified portfolio of retail, residential, office and medical office properties across the U.S. and Europe.

The Properties.

The Bass Pro & Cabela’s Portfolio is comprised of 16 single tenant retail properties leased to Cabela’s (12 properties) and Bass Pro Shops (4 properties) retail stores totaling 1,896,527 SF of space across 10 states. The Bass Pro & Cabela’s Portfolio Properties were constructed between 1997 and 2016 and range in size from 43,263 SF to 188,745 SF, with an average size of 118,533 SF. No asset accounts for more than 10.8% of the total rental income and no single state comprises more than 25.2% of the total rental income.

The Bass Pro & Cabela’s Portfolio Properties are 100.0% leased to Cabela’s Wholesale, Inc. (“Cabela’s” or the “Master Tenant”) under a triple net unitary master lease executed at the origination of the Bass Pro & Cabela’s Portfolio Whole Loan (the “Bass Pro & Cabela’s Portfolio Master Lease”). The Bass Pro & Cabela’s Portfolio Master Lease has a 25-year term expiring on April 30, 2042 with an initial annual base rent of $14.05 per SF with increases every five years equal to the lesser of (i) 12.5% or (ii) the aggregate percent increase of the consumer price index over the prior five-year period. The Bass Pro & Cabela’s Portfolio Master Lease has six five-year renewal options with annual base rent resets at the commencement of each renewal period at the greater of (i) fair market rent or (ii) 110% of the annual base rent from the immediately preceding year, and no termination options. Obligations of the Master Tenant under the Bass Pro & Cabela’s Portfolio Master Lease are guaranteed by Bass Pro Group, LLC, an affiliate of the Master Tenant.

The following tables present certain information relating to the Bass Pro & Cabela’s Portfolio Properties:

Portfolio Summary

Property Name	Location	Year Built	Property NRSF(1)	Allocated Cut-Off Date Balance(2)	% Allocated Cut-off Date Balance	Appraised Value	Allocated Cut-off Date LTV Ratio	Allocated Base Rent
Cabela’s Rogers	Rogers, MN	2005	186,379	$20,700,000	10.6%	$41,100,000	50.4%	$2,878,000
Cabela’s Lone Tree	Lone Tree, CO	2013	108,077	$17,600,000	9.0%	$34,950,000	50.4%	$2,445,000
Bass Pro San Antonio	San Antonio, TX	2006	184,656	$17,200,000	8.8%	$34,200,000	50.3%	$2,308,100
Cabela’s Allen(3)	Allen, TX	2010	107,329	$16,900,000	8.7%	$33,600,000	50.3%	$2,100,000
Cabela’s Lehi	Lehi, UT	2006	169,713	$15,400,000	7.9%	$30,600,000	50.3%	$1,990,000
Bass Pro Tampa	Tampa, FL	2015	132,734	$14,500,000	7.4%	$28,800,000	50.3%	$2,302,850
Cabela’s Hammond	Hammond, IN	2007	188,745	$13,000,000	6.7%	$25,700,000	50.6%	$1,800,000
Bass Pro Round Rock	Round Rock, TX	2014	120,763	$12,600,000	6.5%	$25,000,000	50.4%	$1,500,000
Cabela’s Fort Mill	Fort Mill, SC	2014	104,476	$11,700,000	6.0%	$23,250,000	50.3%	$1,627,100
Cabela’s Wichita	Wichita, KS	2011	80,699	$10,500,000	5.4%	$20,800,000	50.5%	$1,404,550
Cabela’s Owatonna	Owatonna, MN	1997	161,987	$9,600,000	4.9%	$19,000,000	50.5%	$1,520,000
Cabela’s Centerville	Centerville, OH	2016	71,872	$8,900,000	4.6%	$17,600,000	50.6%	$1,143,600
Cabela’s Huntsville	Huntsville, AL	2016	82,443	$8,300,000	4.3%	$16,400,000	50.6%	$1,025,000
Bass Pro Port St. Lucie	Port St. Lucie, FL	2013	86,637	$7,700,000	4.0%	$15,350,000	50.2%	$1,150,000
Cabela’s Waco	Waco, TX	2013	43,263	$6,000,000	3.1%	$11,850,000	50.6%	$798,200
Cabela’s East Grand Forks	East Grand Forks, MN	1999	66,754	$4,300,000	2.2%	$8,500,000	50.6%	$660,000
Total/Weighted Average			1,896,527	$194,900,000	100%	$386,700,000	50.4%	$26,652,400

(1)	Information obtained from the underwritten rent roll.

(2)	Based on the Bass Pro & Cabela’s Portfolio Whole Loan amount.

(3)	The City of Allen, Texas has a right of first refusal (“ROFR”) to purchase the Cabela’s Allen property if an offer is received that the borrower is otherwise willing to accept, and a right of first offer (“ROFO”) if the borrower decides to market the property for sale. The ROFR and ROFO and recurring rights and terminate 15 years after completion of construction or upon repayment of grants from the City of Allen (a certificate of occupancy was issued in April 2011). Further, applicable restrictions permit the use of the property as a Cabela’s only, and City approval would be required for any successor use.

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Historical Sales Performance

Property Name	Property SF(1)	Sales ($)				Sales PSF
		2014	2015	2016	TTM(2)	2014	2015	2016	TTM(2)
Cabela’s Rogers	186,379	$66,143,890	$66,114,325	$65,612,864	$64,397,009	$ 355	$ 355	$ 352	$ 346
Cabela’s Lone Tree	108,077	$50,540,139	$53,173,638	$53,507,506	$52,580,155	$ 468	$ 492	$ 495	$ 487
Bass Pro San Antonio	184,656	$46,850,725	$45,147,437	$42,252,151	$41,944,692	$ 254	$ 244	$ 229	$ 227
Cabela’s Allen	107,329	$51,003,648	$54,760,193	$55,165,344	$53,101,409	$ 475	$ 510	$ 514	$ 495
Cabela’s Lehi	169,713	$49,050,049	$53,127,414	$45,616,127	$42,784,972	$ 289	$ 313	$ 269	$ 252
Bass Pro Tampa	132,734	N/A	N/A	$49,556,186	$47,290,425	N/A	N/A	$ 373	$ 356
Cabela’s Hammond	188,745	$40,171,544	$41,750,631	$40,674,889	$38,911,591	$ 213	$ 221	$ 216	$ 206
Bass Pro Round Rock	120,763	N/A	N/A	$29,280,166	$30,223,077	N/A	N/A	$ 242	$ 250
Cabela’s Fort Mill	104,476	N/A	$26,514,959	$28,348,550	$26,548,534	N/A	$ 254	$ 271	$ 254
Cabela’s Wichita	80,699	$32,134,636	$31,487,608	$28,598,702	$27,079,480	$ 398	$ 390	$ 354	$ 336
Cabela’s Owatonna	161,987	$36,740,413	$36,280,363	$35,215,690	$33,160,088	$ 227	$ 224	$ 217	$ 205
Cabela’s Centerville	71,872	N/A	N/A	$13,038,242	$15,092,953	N/A	N/A	$ 181	$ 210
Cabela’s Huntsville	82,443	N/A	N/A	$22,460,788	$22,016,732	N/A	N/A	$ 272	$ 267
Bass Pro Port St. Lucie	86,637	$24,021,522	$23,758,647	$23,690,873	$22,866,252	$ 277	$ 274	$ 273	$ 264
Cabela’s Waco	43,263	$14,778,172	$17,044,063	$17,119,752	$16,532,260	$ 342	$ 394	$ 396	$ 382
Cabela’s East Grand Forks	66,754	$16,543,482	$16,342,556	$15,356,164	$14,618,059	$ 248	$ 245	$ 230	$ 219
Total/Weighted Average	1,896,527	$427,978,220	$ 465,501,833	$ 565,493,993	$ 549,147,687	$ 309	$ 313	$ 298	$ 290

(1)	Information is based on the underwritten rent roll.

(2)	TTM Sales ($) and TTM Sales PSF are from July 2016 to June 2017.

Cabela’s (1,896,527 SF, 100.0% of NRA, 100.0% of underwritten base rent). Bass Pro Shops acquired Cabela’s for a purchase price of approximately $5.0 billion to become North America’s premier outdoor and conservation company. The merger received regulatory approval on July 5, 2017 and closed on September 25, 2017. Following the merger, the combined company is known as the Bass Pro Group, LLC. Bass Pro Shops was founded in 1972 in Springfield, Missouri. Bass Pro Shops is a privately held national retailer of hunting, fishing, camping and related outdoor gear and apparel. Bass Pro Shops operates 82 Bass Pro stores across 32 U.S. states and four Canadian provinces. Bass Pro Shops also operates Big Cedar Lodge, a resort welcoming more than one million guests to Missouri’s Ozark Mountains per year. Cabela’s (NYSE: CAB) was founded in 1961, went public in 2004, and is currently based in Sidney, Nebraska. Cabela’s is a direct marketer and specialty retailer of hunting, fishing, boating, camping, shooting, and related outdoor recreation merchandise. As of year-end 2016, the company operated 85 retail stores, including 74 stores in the U.S. and 11 stores in Canada. Cabela’s stores range in size from 40,000 SF to 246,000 SF. Most locations typically include wildlife displays in natural habitats, dioramas, a restaurant or deli, and aquarium stocked with local fish.

The following table presents a summary regarding the sole tenant at the Bass Pro & Cabela’s Portfolio Properties:

Tenant Summary

Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(1)	Tenant SF	Approximate % of SF	Annual UW Rent(1)	% of Total Annual UW Rent	Annual UW Rent PSF(2)	Lease Expiration
Major Tenants
Cabela’s Wholesale, Inc.(3)	NR/Ba3/B+	1,896,527	100.0%	$26,652,400	100.0%	$14.05	4/30/2042(4)
Vacant Space		0	0.0%	$0	0.0%	$0.00
Total/Wtd. Avg.		1,896,527	100.0%	$26,652,400	100.0%	$14.05

(1)	Ratings provided are for the parent company of the entity listed in the “Tenant Name” field whether or not the parent company guarantees the lease.

(2)	Annual UW Rent and Annual UW Rent PSF is based on the minimum master lease rent.

(3)	The Bass Pro & Cabela’s Portfolio Properties are leased to the Master Tenant under a 25-year NNN master lease and operated under the Cabela’s and Bass Pro Shop brands.

(4)	The Bass Pro & Cabela’s Portfolio Properties have six five-year renewal options with no termination options.

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The Markets. The Bass Pro & Cabela’s Portfolio Properties are located across 16 markets in 10 states, with the top three markets, Chicago (10.0% of NRA), Twin Cities (9.8% of NRA) and San Antonio (9.7% of NRA) representing 29.5% of NRA with no other market representing more than 8.9% of NRA.

The following table presents certain market information relating to the Bass Pro & Cabela’s Portfolio Properties:

Market Information(1)
Property Name	Location	Market(2)	Estimated 2017 Population(3)	Estimated 2017 Average Household Income(3)	Rental Rate PSF
					Actual(4)	Market(2)
Cabela’s Rogers	Rogers, MN	Twin Cities	32,950	$121,804	$15.44	$14.25
Cabela’s Lone Tree	Lone Tree, CO	Denver	156,660	$141,711	$22.62	$21.00
Bass Pro San Antonio	San Antonio, TX	San Antonio	135,780	$109,077	$12.50	$12.00
Cabela’s Allen	Allen, TX	Dallas	239,733	$132,938	$19.57	$20.00
Cabela’s Lehi	Lehi, UT	Salt Lake City	113,925	$107,930	$11.73	$11.75
Bass Pro Tampa	Tampa, FL	Tampa-St. Petersburg	199,723	$65,282	$17.35	$17.00
Cabela’s Hammond	Hammond, IN	Chicago	228,213	$65,540	$9.54	$9.70
Bass Pro Round Rock	Round Rock, TX	Austin	132,637	$97,299	$12.42	$12.50
Cabela’s Fort Mill	Fort Mill, SC	Charlotte	148,219	$80,904	$15.57	$15.00
Cabela’s Wichita	Wichita, KS	Wichita	115,269	$88,536	$17.40	$13.00
Cabela’s Owatonna	Owatonna, MN	Owatonna	26,126	$72,739	$9.38	$8.50
Cabela’s Centerville	Centerville, OH	Dayton	128,676	$85,520	$15.91	$12.00
Cabela’s Huntsville	Huntsville, AL	Huntsville	102,803	$69,794	$12.43	$14.00
Bass Pro Port St. Lucie	Port St. Lucie, FL	Port St Lucie/Fort Pierce	109,748	$70,134	$13.27	$12.50
Cabela’s Waco	Waco, TX	Waco	129,894	$58,388	$18.45	$17.00
Cabela’s East Grand Forks	East Grand Forks, MN	Grand Forks	67,005	$67,934	$9.89	$10.00
Total/Weighted Average					$14.05	$13.38

(1)	Information is based on third party market research reports.

(2)	Information is based on the appraisals.

(3)	Information is based on a five-mile radius.

(4)	Information is based on the Bass Pro & Cabela’s Portfolio Master Lease.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Bass Pro & Cabela’s Portfolio Properties:

Cash Flow Analysis(1)(2)

	UW	UW PSF
Base Rent	$26,652,400(3)	$14.05
Total Recoveries	$7,640,446	$4.03
Less Vacancy & Credit Loss	$ (1,714,642)	($0.90)
Effective Gross Income	$32,578,204	$17.18
Total Operating Expenses	$7,640,446	$4.03
Net Operating Income	$24,937,758	$13.15
TI/LC	$474,132	$0.25
Replacement Reserve	$948,264	$0.50
Net Cash Flow	$23,515,362	$12.40

Occupancy %(4)	95.0%
NOI DSCR(5)	2.88x
NCF DSCR(5)	2.72x
NOI Debt Yield(5)	12.8%
NCF Debt Yield(5)	12.1%

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were not considered for the cash flow analysis.

(2)	There is no historical financial information as the Bass Pro & Cabela’s Portfolio Properties were owner-occupied prior to executing the Master Lease on September 25, 2017.

(3)	UW Gross Potential Rent is based on the Master Lease.

(4)	The underwritten economic occupancy is 95.0%. The Bass Pro & Cabela’s Portfolio Properties were 100.0% physically occupied as of December 1, 2017.

(5)	Debt service coverage ratios and debt yields are based on the Bass Pro & Cabela’s Portfolio Whole Loan.

A-3-100

BANK 2017-BNK9	Bass Pro & Cabela’s Portfolio

Release of Property. Any time after the expiration of the Yield Maintenance Lockout Period or the Defeasance Lockout Period, the Bass Pro & Cabela’s Portfolio Borrower may obtain the release of any of the Bass Pro & Cabela’s Portfolio Properties, provided that among other things, (a) no event of default has occurred and is continuing (unless the release would cure or prevent a non-monetary default related solely to the released property and such default is the result of willful misconduct or bad actions of the borrower), (b)(i) to the extent the Yield Maintenance Lockout Period has expired, prepayment of the Bass Pro & Cabela’s Portfolio Whole Loan in an amount equal to the applicable Release Amount (as defined below) and the applicable yield maintenance premium (subject to no yield maintenance premium on the first $25 million of prepaid principal) or (ii) to the extent the Defeasance Lockout Period has expired, defeasance of the Bass Pro & Cabela’s Portfolio Whole Loan in an amount equal to the applicable Release Amount, (c) the debt yield with respect to the remaining Bass Pro & Cabela’s Portfolio Properties is no less than the greater of (i) 13.67% and (ii) the debt yield for the 12-month period ending on the last day of the most recently ended fiscal quarter (provided that the Bass Pro & Cabela’s Portfolio Borrower may partially prepay the Bass Pro & Cabela’s Portfolio Whole Loan or deliver a letter of credit in an amount when subtracted from the outstanding principal balance of the loan would result in a debt yield satisfying such tests), (d) the delivery of a legal opinion covering compliance in all respects with all laws, rules and regulations governing REMICs, and (e) the release of the applicable Bass Pro & Cabela’s Portfolio Properties from the Bass Pro & Cabela’s Portfolio Master Lease.

The “Release Amount” is an amount equal to the greater of (a) 80% of the net sales proceeds for such property and (b) the Release Percentage of the Allocated Cut-off Date Balance (identified in the “Portfolio Summary” chart above).

The “Release Percentage” means (i) for up to 10% of the original principal balance of the Bass Pro & Cabela’s Portfolio Whole Loan prior to such release, 110% of the applicable Allocated Cut-off Date Balance, (ii) exceeding 10%, but not exceeding 15% of the original principal balance of the Bass Pro & Cabela’s Portfolio Whole Loan prior to such release, 115% of the applicable Allocated Cut-off Date Balance, (iii) exceeding 15%, but not exceeding 20% of the original principal balance of the Bass Pro & Cabela’s Portfolio Whole Loan prior to such release, 120% of the applicable Allocated Cut-off Date Balance, or (iv) exceeding 20% of the original principal balance of the Bass Pro & Cabela’s Portfolio Whole Loan prior to such release, 125% of the applicable Allocated Cut-off Date Balance.

Substitution. Any time from and after the six-month anniversary of the closing date of the securitization of the last Bass Pro & Cabela’s Portfolio Whole Loan promissory note (but prior to April 6, 2027), the Bass Pro & Cabela’s Portfolio Borrower may obtain the release of any of the Bass Pro & Cabela’s Portfolio Properties by providing one or more substitute properties (individually or collectively, the “Substitute Property”), provided that, among other things, (a) the Bass Pro & Cabela’s Portfolio Borrower delivers to the lenders a Phase I environmental report, a structural engineering report, a seismic report (if necessary) and an appraisal demonstrating the as-is appraised value of the Substitute Property(ies) is greater than or equal to the replaced property at the time of substitution, (b) the rent under the Master Lease is not reduced as a result of such substitution, (c) after the substitution, the aggregate allocated loan amount of all Substituted Properties does not exceed 10% of the original balance of the Bass Pro & Cabela’s Portfolio Whole Loan, or if greater than 10%, at the lenders’ determination to the extent the Master Tenant requests additional substitutions in accordance with the Master Lease (however the 10% threshold is not permitted to include any property substitution effectuated for the sole purpose of curing an event of default or Trigger Period), (d) the debt yield with respect to the remaining Bass Pro & Cabela’s Portfolio Properties including the Substitute Property, is no less than the greater of (i) 13.67% and (ii) the debt yield for the 12-month period ending on the last day of the most recently ended fiscal quarter and (e) if all or any portion of the Bass Pro & Cabela’s Portfolio Whole Loan has been securitized (i) the delivery of a legal opinion covering compliance in all respects with all laws, rules and regulations governing REMICs and (ii) the receipt of a rating agency confirmation.

A-3-101

BANK 2017-BNK9	Lowes Ground Lease – Oxnard, CA

Mortgage Loan No. 14 – Lowes Ground Lease - Oxnard, CA

Mortgage Loan Information	Property Information
Mortgage Loan Seller:	WFB	Single Asset/Portfolio:	Single Asset
Original Balance:	$19,000,000	Location:	Oxnard, CA 93036
Cut-off Date Balance:	$19,000,000	General Property Type:	Other
% of Initial Pool Balance:	1.8%	Detailed Property Type:	Leased Fee
Loan Purpose:	Refinance	Title Vesting:	Fee
Sponsors:	Gary C. Simons; Sean A. Baker	Year Built/Renovated:	2011/N/A
Mortgage Rate:	4.3300%	Size:	171,069 SF(1)
Note Date:	11/14/2017	Cut-off Date Balance per SF:	$111
First Payment Date:	1/11/2018	Maturity Date Balance per SF:	$111
Maturity Date:	12/11/2027	Property Manager:	Self-Managed
Original Term to Maturity:	120 months
Original Amortization Term:	0 months	Underwriting and Financial Information
IO Period:	120 months	UW NOI:	$1,566,844
Seasoning:	0 months	UW NOI Debt Yield:	8.2%
Prepayment Provisions:	LO (24); DEF (92); O (4)	UW NOI Debt Yield at Maturity:	8.2%
Lockbox/Cash Mgmt Status:	Hard/In Place	UW NCF DSCR:	1.88x
Additional Debt Type:	N/A	Most Recent NOI:	$1,567,156 (9/30/2017 TTM)
Additional Debt Balance:	N/A	2nd Most Recent NOI:	$1,566,486 (12/31/2016)
Future Debt Permitted (Type):	No (N/A)	3rd Most Recent NOI:	$1,559,211 (12/31/2015)
Most Recent Occupancy:	100.0% (12/1/2017)
2nd Most Recent Occupancy:	100.0% (12/31/2016)
Reserves	3rd Most Recent Occupancy:	100.0% (12/31/2015)
Type	Initial	Monthly	Cap	Appraised Value (as of):	$32,000,000 (5/24/2017)
RE Tax:	$0	Springing	N/A	Cut-off Date LTV Ratio:	59.4%
Insurance:	$0	Springing	N/A	Maturity Date LTV Ratio:	59.4%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$19,000,000	99.2%	Loan Payoff:	$18,954,860	98.9%
Borrower Equity:	$161,227	0.8%	Closing Costs:	$206,367	1.1%
Total Sources:	$19,161,227	100.0%	Total Uses:	$19,161,227	100.0%

(1)	Size shown represents the improvements. The leased fee parcel comprises 460,864 SF.

The Mortgage Loan. The fourteenth largest mortgage loan (the “Lowes Ground Lease - Oxnard, CA Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $19,000,000, and is secured by a first priority fee mortgage encumbering a 10.6-acre leased fee site that is improved with a 171,069 SF home improvement center located in Oxnard, California (the “Lowes Ground Lease - Oxnard, CA Property”). The proceeds of the Lowes Ground Lease - Oxnard, CA Mortgage Loan together with cash equity from the Lowes Ground Lease - Oxnard, CA Borrower (as defined below), were used to refinance a previous loan of approximately $18,954,860, and pay closing costs.

The Borrower and the Sponsors. The borrower is Upside Oxnard Parcel 1, LP (the “Lowes Ground Lease - Oxnard, CA Borrower”), a special-purpose California limited partnership structured to be bankruptcy-remote. The sponsors are Gary C. Simons and Sean A. Baker (the “Lowes Ground Lease - Oxnard, CA Sponsors”). The non-recourse carveout guarantors are Gary C. Simons, Sean A. Baker, Gary C. Simons as Trustee of the Gary C. Simons Living Trust, and Sean A. Baker and Dianna K. Baker as Co-Trustees of the Amended and Restated Baker Family Trust.

Mr. Simons and Mr. Baker are the principals of Upside Investments, Inc., a California-based company that owns apartment complexes and shopping centers valued in excess of $275,000,000 across the western United States. Mr. Simons and Mr. Baker each have over 40 years of experience in commercial real estate acquisitions, development and management throughout the western United States.

The Property. The Lowes Ground Lease - Oxnard, CA Mortgage Loan is secured by the leased fee interest in a 10.6-acre parcel that is ground leased to Lowes HIW Inc. (“Lowes HIW”), which operates a 171,069 SF Lowe’s home improvement center on the parcel, located in Oxnard, California. The Lowes Ground Lease - Oxnard, CA Property is a part of the larger Carriage Square Shopping Center, which is also owned by the Lowes Ground Lease - Oxnard, CA Sponsors and has tenants including O’Reilly Auto Parts, IHOP, KFC, and 7-Eleven (which are not part of the collateral). The Lowes Ground Lease - Oxnard, CA Property contains 543 parking spaces, resulting in a parking ratio of 3.17 spaces per 1,000 SF of rentable area.

The Lowes Ground Lease - Oxnard, CA Property is 100% occupied by Lowes HIW through November 2031 with six, five-year extension options. The lease provides for a flat rent of $1,600,000 through its term. Lowes HIW is a wholly-owned subsidiary of Lowe’s Companies, Inc. (NYSE:LOW; rated ’A3’ and ’A-’ by Moody’s and S&P, respectively).

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BANK 2017-BNK9	Lowes Ground Lease – Oxnard, CA

Incorporated in 1946, Lowe’s Companies, Inc. (“Lowe’s”) is the world’s second largest home improvement company. Lowe’s operates throughout the home improvement retail operations segment, serving homeowners, renters and professional customers. As of August 4, 2017, Lowe’s operated 2,141 home improvement and hardware stores, representing approximately 214 million SF of retailing sales floor spaces.

The following table presents certain information relating to the sole tenant at the Lowes Ground Lease - Oxnard, CA Property:

Tenant Summary
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(1)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	2016 Sales			Lease Expiration
							$	PSF	Occ. Cost %
Tenant
Lowes HIW Inc.(2)	NR/A3/A-	171,069	100.0%	$1,600,000	100.0%	$9.35	N/A	N/A	N/A	11/22/2031
Subtotal/Wtd. Avg.		171,069	100.0%	$1,600,000	100.0%	$9.35	N/A	N/A	N/A
Vacant Space		0	0.0%	$0	0.0%	$0.00
Total/Wtd. Avg.		171,069	100.0%	$1,600,000	100.0%	$9.35

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Lowe’s HIW Inc. has a right of first offer (“ROFO”) to purchase the Lowes Ground Lease – Oxnard, CA Property if the borrower decides to market the property for sale. The ROFO is not extinguished by foreclosure; however, the ROFO does not apply to foreclosure or deed-in-lieu thereof.

The following table presents certain information relating to the lease rollover schedule at the Lowes Ground Lease - Oxnard, CA Property:

Lease Rollover Schedule(1)
Year	# of Leases Rolling	SF Rolling	UW Rent PSF Rolling(3)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2017	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2018	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2019	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2020	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2021	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2022	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2023	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2024	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2025	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2026	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2027	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2028 and Beyond	1	171,069	$9.35	100.0%	100.0%	$1,600,000	100.0%	100.0%
Vacant	0	0	$0.00	0.0%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	1	171,069	$9.35	100.0%		$1,600,000	100.0%

(1)	Information is based on the underwritten rent roll.

The Market. The Lowes Ground Lease - Oxnard, CA Property is located in the northern quadrant of the City of Oxnard at the intersection of Gonzales Road and Oxnard Boulevard, which is part of the Pacific Coast Highway. The Lowes Ground Lease - Oxnard, CA Property is located approximately 0.8 miles south of U.S. Highway 101 and 7.7 miles from the Port of Hueneme, the only deep water commercial port between Los Angeles and San Francisco. According to a third party market research report, the estimated 2017 average household income within a three- and five-mile radius of the Lowes Ground Lease - Oxnard, CA Property is $84,619 and $84,643, respectively. The estimated 2017 population within the same three- and five-mile radii was 144,612 and 303,172, respectively.

According to the appraisal, the Lowes Ground Lease - Oxnard, CA Property is located within the Oxnard/Port Hueneme submarket of the Los Angeles retail market. According a third party market research report, as of the third quarter of 2017, the Oxnard/Port Hueneme submarket contained a total inventory of approximately 7.9 million SF with a 4.7% vacancy rate. The appraiser concluded to a market rent for the Lowes Ground Lease - Oxnard, CA Property of $9.35 PSF, triple net.

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BANK 2017-BNK9	Lowes Ground Lease – Oxnard, CA

The following table reflects competitive ground leases with respect to the Lowes Ground Lease - Oxnard, CA Property as identified in the appraisal:

Competitive Lease Summary

Property Name/Location	Size (SF)(1)	Lease Date	Lease Term (Yrs.)	Annual Ground Rent	Rent PSF(1)
Golden Coral Restaurant 9516 Lakewood Blvd, Downey, CA	12,000	Jun-14	20.0	$235,000	$19.58
ALDI 1545 N. Hacienda Blvd, La Puente, CA	18,577	Feb-16	20.0	$321,036	$17.28
CVS 1303 Sepulveda Blvd, Los Angeles, CA	14,576	Nov-13	25.0	$250,000	$17.15
Home Depot Gateway Towne Center Greenleaf Boulevard and Alameda Street, Compton, CA	113,047	2006	25.0	$750,000	$6.63
Home Depot Moorpark Miller Parkway and Patriot Drive, Moorpark, CA	139,646	2007	20.0	$1,550,000	$11.10

Source: Appraisal

(1)	The Size and Rent PSF shown are based on the improvements.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Lowes Ground Lease - Oxnard, CA Property:

Cash Flow Analysis
	2015	2016	9/30/2017 TTM	UW	UW PSF
Base Rent	$1,600,000	$1,600,000	$1,599,999	$1,600,000	$9.35
Total Recoveries	$0	$0	$0	$0	$0.00
Other Income	$0	$0	$0	$0	$0.00
Less Vacancy	$0	$0	$0	$0	$0.00
Effective Gross Income	$1,600,000	$1,600,000	$1,599,999	$1,600,000	$9.35
Total Operating Expenses	$40,789	$33,514	$32,843	$33,156	$0.19
Net Operating Income	$1,559,211	$1,566,486	$1,567,156	$1,566,844	$9.16
Capital Expenditures	$0	$0	$0	$0	$0.00
Net Cash Flow	$1,559,211	$1,566,486	$1,567,156	$1,566,844	$9.16

Occupancy %	100.0%	100.0%	100.0%	100.0%
NOI DSCR	1.87x	1.88x	1.88x	1.88x
NCF DSCR	1.87x	1.88x	1.88x	1.88x
NOI Debt Yield	8.2%	8.2%	8.2%	8.2%
NCF Debt Yield	8.2%	8.2%	8.2%	8.2%

(1)	The UW economic vacancy is 0.0%. The Lowes Ground Lease - Oxnard, CA Property was 100.0% occupied as of December 1, 2017.

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A-3-105

BANK 2017-BNK9	Crystal Glen Office Centre

Mortgage Loan No. 15 – Crystal Glen Office Centre

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
Original Balance:	$18,693,750			Location:	Novi, MI 48375
Cut-off Date Balance:	$18,693,750			General Property Type:	Office
% of Initial Pool Balance:	1.8%			Detailed Property Type:	Suburban
Loan Purpose:	Acquisition			Title Vesting:	Fee
Sponsor:	Raymond Massa			Year Built/Renovated:	1989/2015
Mortgage Rate:	4.0800%			Size:	241,547 SF
Note Date:	11/7/2017			Cut-off Date Balance per SF:	$77
First Payment Date:	1/1/2018			Maturity Date Balance per SF:	$62
Maturity Date:	12/1/2027			Property Manager:	CBRE, Inc.
Original Term to Maturity:	120 months
Original Amortization Term:	360 months
IO Period:	0 months			Underwriting and Financial Information
Seasoning:	0 months			UW NOI(3):	$2,541,154
Prepayment Provisions:	LO (24); DEF (91); O (5)			UW NOI Debt Yield:	13.6%
Lockbox/Cash Mgmt Status:	Springing / Springing			UW NOI Debt Yield at Maturity:	17.0%
Additional Debt Type:	N/A			UW NCF DSCR:	2.09x
Additional Debt Balance:	N/A			Most Recent NOI:	$2,641,134 (8/30/2017 TTM)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent NOI:	$2,428,647 (12/31/2016)
Reserves				3rd Most Recent NOI:	$1,902,437 (12/31/2015)
Type	Initial	Monthly	Cap	Most Recent Occupancy(4):	85.7% (10/31/2017)
RE Tax:	$75,390	$18,847	N/A	2nd Most Recent Occupancy:	86.2% (12/31/2016)
Insurance:	$0	Springing(1)	N/A	3rd Most Recent Occupancy:	86.9% (12/31/2015)
Recurring Replacements:	$0	$4,026	N/A	Appraised Value (as of):	$25,900,000 (10/4/2017)
TI/LC:	$750,000	$20,129	$1,250,000(2)	Cut-off Date LTV Ratio:	72.2%
Other(3):	$269,915	$0	N/A	Maturity Date LTV Ratio:	57.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$18,693,750	69.6%	Purchase Price:	$24,925,000	92.8%
Borrower Equity:	$8,151,447	30.4%	Reserves:	$1,095,305	4.1%
			Closing Costs:	$824,892	3.1%
Total Sources:	$26,845,197	100.0%	Total Uses:	$26,845,197	100.0%

(1)	Monthly deposits for insurance are springing upon the Crystal Glen Office Centre Borrower (as defined below) failing to maintain an approved blanket policy or an event of default under the loan documents.

(2)	If, after reaching the cap, funds in the TI/LC reserve fall below $750,000, monthly deposits are required to resume until the cap is again reached.

(3)	Other reserves represent outstanding tenant improvements and leasing commissions ($235,800) and an outstanding free rent reserve ($34,115).

(4)	Most Recent Occupancy includes three tenants (2.0% of NRA) that are paying rent but currently dark. Rent from such tenants was not underwritten.

The Mortgage Loan. The fifteenth largest mortgage loan (the “Crystal Glen Office Centre Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $18,693,750 and secured by a first priority fee mortgage encumbering an office property located in Novi, Michigan (the “Crystal Glen Office Centre Property”). The proceeds of the Crystal Glen Office Centre Mortgage Loan, together with $8,151,447 of borrower equity, were used to acquire the Crystal Glen Office Centre Property, fund reserves, and pay closing costs.

The Borrower and the Sponsor. The borrower is Crystal Glen Michigan Realty LP (the “Crystal Glen Office Centre Borrower”), a single-purpose Delaware limited partnership, which does not have an independent director. The Crystal Glen Office Centre Borrower is 0.5% owned by its general partner, Crystal Glen Michigan Realty Management LLC, and 99.5% owned by Crystal Glen Michigan LP. Crystal Glen Michigan Realty Management LLC and Crystal Glen Michigan LP are controlled by Group RMC Management Inc. (“Group RMC”).

Group RMC is a real estate management company headquartered in New York City targeting investments in office assets throughout the United States. Group RMC is currently invested in 18 office properties and one warehouse property totaling approximately 6,495,699 SF across more than 80 buildings throughout the United States and Canada.

The sponsor and nonrecourse carve-out guarantor is Raymond Massa. Raymond Massa controls Group RMC and has a 9.74% beneficial interest in the borrower.

The Property. The Crystal Glen Office Centre Property is a 241,547 SF, 6-story, Class A office building located on an approximately 11.65-acre parcel in Novi, Michigan. The Crystal Glen Office Centre Property lobby features a 6-story central glass atrium, granite flooring, a multi-tiered fountain and a sculptured glass elevator. The Crystal Glen Office Centre Property was built in 1989 and renovated between 2012 and 2016 at an approximate cost to the

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BANK 2017-BNK9	Crystal Glen Office Centre

seller of $1.4 million. Amenities at the Crystal Glen Office Centre Property include a conference room located on the lower level, a café, a hair salon, mobile dry cleaning and shoe shine services, access to bike paths and four electric car charging stations. There are 853 parking spaces (approximately 3.5 spaces per 1,000 SF) at the Crystal Glen Office Centre Property.

The Crystal Glen Office Center Property consists of one unit in an 11-unit condominium in which the borrower holds a 25.22% interest in the common elements. Under the condominium documents, each unit has the right to elect one member of the board of directors. Accordingly, the borrower does not control the condominium. There is no active association or board of directors with respect to the condominium. Each unit owner is required to maintain its own unit.

As of October 31, 2017, the Crystal Glen Office Centre Property was 85.7% leased to 54 tenants.

Major Tenants.

The Mathworks (23,447 SF, 9.7% of NRA, 11.5% of underwritten rent). The Mathworks is a developer of mathematical computing software for engineers and scientists that employs over 3,500 people in 17 countries. The Mathworks originally took occupancy of 8,061 SF at the Crystal Glen Office Centre Property in 2001. The Mathworks has extended its lease three times (expanding its footprint each time), has a lease expiration of August 31, 2020 and has one, five-year renewal option.

Regus Corporation (20,070 SF, 8.3% of NRA, 9.8% of underwritten rent). RGN Novi I, LLC, a subsidiary of Regus Corporation, has been a tenant at the Crystal Glen Office Centre Property since 1994. . Regus Corporation is a provider of flexible workspace solutions with more than 3,000 locations across 120 countries. Regus signed a new lease in 2015 that expires May 31, 2020, with one, five-year renewal option.

The following table presents certain information relating to the major tenants at the Crystal Glen Office Centre Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF(2)	Lease Expiration
Tenant
The Mathworks	NR/NR/NR	23,447	9.7%	$495,860	11.5%	$21.15	8/31/2020
Regus Corporation	NR/NR/NR	20,070	8.3%	$421,470	9.8%	$21.00	5/31/2020
Strategic Legal	NR/NR/NR	10,964	4.5%	$241,208	5.6%	$22.00	7/31/2019
Canon Solutions America	NR/NR/NR	10,717	4.4%	$220,536	5.1%	$20.58	9/30/2018
Nagase Plastics	NR/NR/NR	9,122	3.8%	$194,755	4.5%	$21.35	7/31/2020
Subtotal/Wtd. Avg.		74,320	30.8%	$1,573,829	36.5%	$21.18

Other Tenants		128,019	53.0%	$2,735,769	63.5%	$21.37
Vacant Space(3)		39,208	16.2%	$0	0.0%	$0.00
Total/Wtd. Avg.		241,547	100.0%	$4,309,598	100.0%	$21.30

(1)	Information is based on the underwritten rent roll as of 10/31/2017.

(2)	Total/Wtd. Avg. Annual UW Rent PSF excludes vacant space.

(3)	Vacant Space includes three tenants (2.0% of NRA) that are paying rent but currently dark. Rent from such tenants was not underwritten.

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BANK 2017-BNK9	Crystal Glen Office Centre

The following table presents certain information relating to the lease rollover schedule at the Crystal Glen Office Centre Property:

Lease Rollover Schedule(1)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	UW Rent PSF Rolling(2)	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM(3)	0	0	0.0%	0.0%	$48,346	$0.00	1.1%	1.1%
2017	1	1,021	0.4%	0.4%	$20,931	$20.50	0.5%	1.6%
2018	10	30,432	12.6%	13.0%	$631,227	$20.74	14.6%	16.3%
2019	11	37,331	15.5%	28.5%	$811,833	$21.75	18.8%	35.1%
2020	14	85,411	35.4%	63.8%	$1,811,466	$21.21	42.0%	77.1%
2021(4)	8	22,853	9.5%	73.3%	$526,805	$23.05	12.2%	89.3%
2022	7	16,762	6.9%	80.2%	$314,788	$18.78	7.3%	96.7%
2023	1	6,409	2.7%	82.9%	$144,203	$22.50	3.3%	100.0%
2024	0	0	0.0%	82.9%	$0	$0.00	0.0%	100.0%
2025	0	0	0.0%	82.9%	$0	$0.00	0.0%	100.0%
2026	0	0	0.0%	82.9%	$0	$0.00	0.0%	100.0%
2027	0	0	0.0%	82.9%	$0	$0.00	0.0%	100.0%
2028 & Beyond	2	2,120	0.9%	83.8%	$0	$0.00	0.0%	100.0%
Vacant Space(5)	0	39,208	16.2%	100.0%	$0	$0.00	0.0%	100.0%
Total/Wtd. Avg.	54	241,547	100.0%		$4,309,598	$21.30	100.0%

(1)	Information is based on the underwritten rent roll as of 10/31/2017.

(2)	Total/Wtd. Avg. UW Rent PSF Rolling excludes vacant space.

(3)	MTM space is made up of an antenna and FedEx leases at the property, which have zero square footage associated with them.

(4)	2021 includes $20,400 of UW Rent associated with an antenna lease, with zero square footage associated with it.

(5)	Vacant Space includes three tenants (2.0% of NRA) that are paying rent but currently dark. Rent from such tenants was not underwritten.

The Market. The Crystal Glen Office Centre Property is located in the I-275 Corridor office submarket of the Greater Detroit office market. According to the appraisal, as of the third quarter of 2017, the vacancy rate in the Greater Detroit office market was approximately 10.1%, with average asking rents of $19.04 PSF. As of the second quarter of 2017, the vacancy rate in the I-275 Corridor office submarket was approximately 6.7%, with average asking rents of $19.66 PSF. According to the appraisal, both the Greater Detroit office market and the I-275 Corridor office submarket have seen steady decreases in vacancy and increases in asking rents PSF since 2012. Since 2012, the I-275 Corridor office submarket has seen a 2.5% increase in square footage from new construction, 10.2% positive net absorption, a 6.7% decrease in vacancy and a 2.7% increase in asking rent. The appraisal also concluded that directly competitive buildings had an average vacancy rate of 13.6%.

According to the appraisal, the 2016 estimated population within a one-, three- and five-mile radius of the Crystal Glen Office Centre Property was 7,537, 74,285 and 174,925, respectively. The 2016 estimated average household income within the same one-, three- and five-mile radius was $122,166, $102,981 and $111,555, respectively.

The following table presents information relating to comparable office property sales for the Crystal Glen Office Centre Property:

Comparable Property Sales
Property Name/Location	Sale Date	Year Built	Total NRA (SF)	Total Occupancy	Sale Price	Sale Price PSF
Crystal Glen Office Centre (subject) Novi, MI	Nov-2017	1989	241,157	85.7%	$24,925,000	103.36
Laurel Office Park II Livonia MI	Dec-2015	1986	130,122	88.7%	$12,600,000	96.83
Wilshire Plaza Troy, MI	Jul-2017	1986	349,643	89.1%	$33,500,000	95.81
Victor Corporate Center Livonia, MI	Sep-2014	1999	373,593	100.0%	$51,000,000	136.51
Park Center Plaza Independence, OH	Jan-2017	1998	418,180	92.8%	$50,100,000	119.80
Metropolitan Plaza Highland Hills, OH	Jun-2017	2000	163,105	99.8%	$24,169,000	148.18
Arboretum Office Park Farmington Hills, MI	May-2017	1986	195,027	87.8%	$26,500,000	135.88

Source: Appraisal.

A-3-108

BANK 2017-BNK9	Crystal Glen Office Centre

The following table reflects comparable office leases with respect to the Crystal Glen Office Centre Property:

Comparable Office Lease Summary
Property/Location	Year Built	SF	Distance (miles)	Tenant Name		Lease Date	Lease Term (Yrs.)	Rent PSF	Lease Type
					Size (SF)
Town Center Southfield, MI	1979	409,431	10.1	Sullivan Cotter and Associates	9,694	7/2017	5.8	$22.43	MG
Southfield T-12 Building Southfield, MI	1973	152,858	8.7	ENT Consultants	5,510	11/2016	3.0	$20.17	MG
Laurel Park Office Center Livonia, MI	1987	125,000	2.2	IMS/Chinatool, LLS	1,580	8/2016	3.0	$20.00	MG
Lake Pointe Office Center Novi, MI	1987	92,934	3.2	Caliber Home Loans, Inc	3,542	6/2016	5.0	$21.00	MG
Northville Mixed Use Northville, MI	2002	8,466	2.3	Freedom Fitness LLC	1,990	6/2016	10.0	$24.62	Gross

Source: Appraisal.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the operating history and Underwritten Net Cash Flow at the Crystal Glen Office Centre Property:

Cash Flow Analysis(1)
	2014	2015	2016	8/31/2017 TTM	UW	UW PSF
Gross Potential Rent	$3,516,767	$3,468,493	$4,032,530	$4,206,376	$5,134,650	$21.26
Total Recoveries	$318,433	$300,843	$328,454	$347,590	$337,310	$1.40
Other Income	$18,989	$24,700	$25,352	$9,154	$9,154	$0.04
Less Vacancy & Credit Loss	$0	$0	$0	$0	($831,798)	($3.44)
Effective Gross Income	$3,854,189	$3,794,037	$4,386,336	$4,563,120	$4,649,316	$19.25
Total Expenses	$1,920,334	$1,891,600	$1,957,689	$1,921,986	$2,108,161	$8.73
Net Operating Income	$1,933,854	$1,902,437	$2,428,647	$2,641,134	$2,541,154	$10.52
Capital Expenditures	$0	$0	$0	$0	$48,309	$0.20
TI/LC	$0	$0	$0	$0	$236,596	$0.98
Net Cash Flow	$1,933,854	$1,902,437	$2,428,647	$2,641,134	$2,256,249	$9.34

Occupancy %	84.0%	86.9%	86.2%	85.7%(2)	83.9%
NOI DSCR	1.79x	1.76x	2.25x	2.44x	2.35x
NCF DSCR	1.79x	1.76x	2.25x	2.44x	2.09x
NOI Debt Yield	10.3%	10.2%	13.0%	14.1%	13.6%
NCF Debt Yield	10.3%	10.2%	13.0%	14.1%	12.1%

(1)	UW Base Rent is based on the underwritten rent roll dated October 31, 2017 and includes rent steps through November 1, 2018 totaling $73,132.
(2)	8/31/2017 TTM Occupancy % is as of October 31, 2017 and includes three tenants (2.0% of NRA) that are paying rent but currently dark. Rent from such tenants was not underwritten.
A-3-109

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX B

FORM OF DISTRIBUTION DATE STATEMENT

B-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

	BANK 2017-BNK9 Commercial Mortgage Pass-Through Certificates Series 2017-BNK9	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/17
Corporate Trust Services		Record Date:	12/29/17
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7 - 9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15 - 16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Realized Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21 - 22
Defeased Loan Detail	23
Supplemental Reporting	24

Depositor	Master Servicer	Special Servicer	Asset Representations Reviewer/Operating Advisor
Banc of America Merrill Lynch Commercial Mortgage Inc. Bank of America Tower One Bryant Park New York, NY 10036 Contact: Leland F. Bunch, III Phone Number: (980) 388-7451	Wells Fargo Bank, National Association Three Wells Fargo, MAC D1050-084 401 S. Tryon Street, 8th Floor Charlotte, NC 28202 Contact: REAM_InvestorRelations@ wellsfargo.com	Rialto Capital Advisors, LLC 790 NW 107th Avenue 4th Floor, Suite 300 Miami, FL 33172 Contact: Niral.Shah@rialtocapital.com	Park Bridge Lender Services LLC 600 Third Avenue 40th Floor New York, NY 10016 Contact: David Rodgers Phone Number: (212) 230-9090
This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	BANK 2017-BNK9 Commercial Mortgage Pass-Through Certificates Series 2017-BNK9	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/17
Corporate Trust Services		Record Date:	12/29/17
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR Interest		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	BANK 2017-BNK9 Commercial Mortgage Pass-Through Certificates Series 2017-BNK9	For Additional Information please contact
CTSLink Customer Service
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Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/17
Corporate Trust Services		Record Date:	12/29/17
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
RR Interest		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000
X-E		0.00000000	0.00000000	0.00000000	0.00000000
X-F		0.00000000	0.00000000	0.00000000	0.00000000
X-G		0.00000000	0.00000000	0.00000000	0.00000000

	BANK 2017-BNK9 Commercial Mortgage Pass-Through Certificates Series 2017-BNK9	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/17
Corporate Trust Services		Record Date:	12/29/17
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR Interest	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	BANK 2017-BNK9 Commercial Mortgage Pass-Through Certificates Series 2017-BNK9	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/17
Corporate Trust Services		Record Date:	12/29/17
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Other Required Information

Non-Retained Certificate Available Funds (1)	0.00

Retained Certificate Available Funds (1)	0.00

Controlling Class Information
Controlling Class:
Effective as of: mm/dd/yyyy
		Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Reduction
			Effected	Amount	Date

		Total

(1) The Non-Retained Certificate Available Funds and the Retained Certificate Available Funds include any Yield Maintenance Premiums.

	BANK 2017-BNK9 Commercial Mortgage Pass-Through Certificates Series 2017-BNK9	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/17
Corporate Trust Services		Record Date:	12/29/17
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Scheduled Interest	0.00		Master Servicing Fee - Wells Fargo Bank, N.A.	0.00
Interest reductions due to Nonrecoverability Determinations	0.00		Trustee Fee - Wilmington Trust, N.A.	0.00
Interest Adjustments	0.00		Certificate Administrator Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
ARD Interest	0.00		Operating Advisor Fee - Park Bridge Lender Services LLC	0.00
Default Interest and Late Payment Charges	0.00		Asset Representations Reviewer Fee - Park Bridge Lender	0.00
Net Prepayment Interest Shortfall	0.00		Services LLC
Net Prepayment Interest Excess	0.00		Total Fees		0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected		0.00	Additional Trust Fund Expenses:
			Reimbursement for Interest on Advances	0.00
Principal:			ASER Amount	0.00
Scheduled Principal	0.00		Special Servicing Fee	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Workout-Delayed Reimbursement Amounts	0.00
Curtailments	0.00		Other Expenses	0.00
Negative Amortization	0.00		Total Additional Trust Fund Expenses		0.00
Principal Adjustments	0.00
Total Principal Collected		0.00	Interest Reserve Deposit		0.00

			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance Charges	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance Charges	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Excess Liquidation Proceeds	0.00		Net Swap Counterparty Payments Received	0.00
Net Swap Counterparty Payments Received	0.00		Total Payments to Certificateholders & Others		0.00
Total Other Collected		0.00	Total Funds Distributed		0.00
Total Funds Collected		0.00

	BANK 2017-BNK9 Commercial Mortgage Pass-Through Certificates Series 2017-BNK9	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/17
Corporate Trust Services		Record Date:	12/29/17
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals
See footnotes on last page of this section.

	BANK 2017-BNK9 Commercial Mortgage Pass-Through Certificates Series 2017-BNK9	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/17
Corporate Trust Services		Record Date:	12/29/17
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	BANK 2017-BNK9 Commercial Mortgage Pass-Through Certificates Series 2017-BNK9	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/17
Corporate Trust Services		Record Date:	12/29/17
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-Off Date balance of each property as disclosed in the offering document.

The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

	BANK 2017-BNK9 Commercial Mortgage Pass-Through Certificates Series 2017-BNK9	For Additional Information please contact
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1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/17
Corporate Trust Services		Record Date:	12/29/17
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	SS	-	Self Storage	1	-	Modification	7	-	REO	11	-	Full Payoff	1	-	Maturity Date Extension	6	-	Capitalization on Interest
RT	-	Retail	98	-	Other	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties	2	-	Amortization Change	7	-	Capitalization on Taxes
HC	-	Health Care	SE	-	Securities	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD	3	-	Principal Write-Off	8	-	Other
IN	-	Industrial	CH	-	Cooperative Housing	4	-	Extension			to Master Servicer	98	-	Other	4	-	Blank	9	-	Combination
MH	-	Mobile Home Park	WH	-	Warehouse	5	-	Note Sale	10	-	Deed in Lieu Of				5	-	Temporary Rate Reduction	10	-	Forbearance
OF	-	Office	ZZ	-	Missing Information	6	-	DPO			Foreclosure
MU	-	Mixed Use	SF	-	Single Family
LO	-	Lodging

	BANK 2017-BNK9 Commercial Mortgage Pass-Through Certificates Series 2017-BNK9	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/17
Corporate Trust Services		Record Date:	12/29/17
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

	BANK 2017-BNK9 Commercial Mortgage Pass-Through Certificates Series 2017-BNK9	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/17
Corporate Trust Services		Record Date:	12/29/17
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Charge

Totals

	BANK 2017-BNK9 Commercial Mortgage Pass-Through Certificates Series 2017-BNK9	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/17
Corporate Trust Services		Record Date:	12/29/17
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	BANK 2017-BNK9 Commercial Mortgage Pass-Through Certificates Series 2017-BNK9	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/17
Corporate Trust Services		Record Date:	12/29/17
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Performing Matured Balloon	1	-	Modification	7	-	REO	11	-	Full Payoff
		But Still in Grace Period	1	- 30-59 Days Delinquent	5	-	Non Performing Matured Balloon	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
		Or Not Yet Due	2	- 60-89 Days Delinquent	6	-	121+ Days Delinquent	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
B	-	Late Payment But Less	3	- 90-120 Days Delinquent				4	-	Extension			to Master Servicer	98	-	Other
		Than 30 Days Delinquent						5	-	Note Sale	10	-	Deed In Lieu Of
** Outstanding P & I Advances include the current period advance.								6	-	DPO			Foreclosure

	BANK 2017-BNK9 Commercial Mortgage Pass-Through Certificates Series 2017-BNK9	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/17
Corporate Trust Services		Record Date:	12/29/17
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Specially Serviced Loan Detail - Part 1

Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	DSCR Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

	BANK 2017-BNK9 Commercial Mortgage Pass-Through Certificates Series 2017-BNK9	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/17
Corporate Trust Services		Record Date:	12/29/17
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Specially Serviced Loan Detail - Part 2

Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment from Special Servicer

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

	BANK 2017-BNK9 Commercial Mortgage Pass-Through Certificates Series 2017-BNK9	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/17
Corporate Trust Services		Record Date:	12/29/17
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Advance Summary

Loan Group	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	BANK 2017-BNK9 Commercial Mortgage Pass-Through Certificates Series 2017-BNK9	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/17
Corporate Trust Services		Record Date:	12/29/17
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	BANK 2017-BNK9 Commercial Mortgage Pass-Through Certificates Series 2017-BNK9	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/17
Corporate Trust Services		Record Date:	12/29/17
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	BANK 2017-BNK9 Commercial Mortgage Pass-Through Certificates Series 2017-BNK9	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/17
Corporate Trust Services		Record Date:	12/29/17
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	BANK 2017-BNK9 Commercial Mortgage Pass-Through Certificates Series 2017-BNK9	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/17
Corporate Trust Services		Record Date:	12/29/17
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	BANK 2017-BNK9 Commercial Mortgage Pass-Through Certificates Series 2017-BNK9	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/17
Corporate Trust Services		Record Date:	12/29/17
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	BANK 2017-BNK9 Commercial Mortgage Pass-Through Certificates Series 2017-BNK9	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/17
Corporate Trust Services		Record Date:	12/29/17
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

	BANK 2017-BNK9 Commercial Mortgage Pass-Through Certificates Series 2017-BNK9	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	1/17/17
Corporate Trust Services		Record Date:	12/29/17
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Supplemental Reporting

EU Securitization Retention Compliance

Pursuant to the PSA and the Credit Risk Retention Agreement, the Certificate Administrator has made available on www.ctslink.com <http://www.ctslink.com> , specifically under the “Risk Retention Compliance” tab for the BANK 2017-BNK9 transaction, certain Information provided to the Certificate Administrator regarding each Retaining Party’s compliance with the Retention Covenant and the Hedging Covenant under the EU Securitization Retention Requirements. Investors should refer to the Certificate Administrator’s website for all such information

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of December 1, 2017 (the “Pooling and Servicing Agreement”).
Transaction: BANK 2017-BNK9,
Commercial Mortgage Pass-Through Certificates,
Series 2017-BNK9
Operating Advisor: Park Bridge Lender Services LLC
Special Servicer as of December 31 [____]: [Rialto Capital Advisors, LLC]
Directing Certificateholder: [_]

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

(a)	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

(b)	Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s operational activities to service the Specially Serviced Loans identified in this report in accordance with the Servicing Standard. Based solely on such limited review of the items listed in this report, and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor [does, does not] believe there are material violations of the Special Servicer’s compliance with its obligations under the Pooling and Servicing Agreement. In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

In connection with the assessment set forth in this report, the Operating Advisor:

1.	Reviewed the Asset Status Reports, the Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction

1      This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

C-1

calculations and [LIST OTHER REVIEWED INFORMATION] for the following [●] Specially Serviced Loans: [List related mortgage loans]

2.	Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement. The Operating Advisor’s analysis of the Asset Status Reports (including related net present value calculations and Appraisal Reduction calculations) related to the Specially Serviced Loans should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), re-engineer the quantitative aspects of their net present value calculator, visit any property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

III.	Specific Items of Review

1.	The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.	During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate. The Special Servicer [agreed with/did not agree with] the material recommendations made by the Operating Advisor. Such recommendations generally included the following: [LIST].

3.	Appraisal Reduction calculations and net present value calculations:

4.	The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Appraisal Reduction or net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to the utilization by the special servicer.

(a)	The operating advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

(b)	After consultation with the special servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

5.	The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].

C-2

6.	In addition to the other information presented herein, the Operating Advisor notes the following additional items, if any: [LIST ADDITIONAL ITEMS].

IV.	Assumptions, Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial.

2.	The Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder directly. As such, the Operating Advisor generally relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any have occurred.

3.	The Special Servicer has the legal authority and responsibility to service the Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein.

4.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of the discussions held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

5.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

6.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

C-3

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each sponsor will make, as of the date specified in the MLPA or such other date as set forth below, with respect to each Mortgage Loan sold by it that we include in the issuing entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex D-2 to this prospectus. Solely for purposes of this Annex D-1 and Annex D-2, the term “Mortgage Loans” will refer to such mortgage loans sold by the applicable mortgage loan seller. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties, serves to contractually allocate risk between the related sponsor, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the Mortgage Loans, Mortgaged Properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)	Intentionally Omitted.

(2)  Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a mortgage loan. At the time of the sale, transfer and assignment to the Depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or (with respect to any Non-Serviced Mortgage Loan) to the related Non-Serviced Trustee for the related Non-Serviced Securitization Trust), participation (it being understood that a Mortgage Loan that is part of a Whole Loan does not constitute a participation) or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan), any other ownership interests and other interests on, in or to such Mortgage Loan other than any servicing rights appointment, subservicing or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the Depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

(3)  Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan

D-1-1

is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or Prepayment Premium/Yield Maintenance Charge) may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4)  Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan, together with applicable state law, contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(5)  Intentionally Omitted.

(6)  Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after the Cut-off Date.

(7)  Lien; Valid Assignment. Subject to the Standard Qualifications, each endorsement or assignment of Mortgage and assignment of Assignment of Leases from the Mortgage Loan Seller or its affiliate is in recordable form (but for the insertion of the name of the assignee and any related recording information which is not yet available to the Mortgage Loan Seller) and constitutes a legal, valid and binding endorsement or assignment from the

D-1-2

Mortgage Loan Seller, or its affiliate, as applicable. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph 8 below (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances and Title Exceptions) as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, is free and clear of any recorded mechanics’ or materialmen’s liens and other recorded encumbrances that would be prior to or equal with the lien of the related mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by the applicable Title Policy (as described below), and as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by the applicable Title Policy. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(8)  Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy or a “marked up” commitment, in each case with escrow instructions and binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property; (f) if the related Mortgage Loan constitutes a Crossed Underlying Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same Crossed Mortgage Loan Group, and (g) condominium declarations of record and identified in such Title Policy, provided that none of clauses (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or principal use of the Mortgaged Property, the security intended to be provided by such Mortgage, or the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence none of the Permitted

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Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

(9)                Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, as of the Cut-off Date there are no subordinate mortgages or junior mortgage liens encumbering the related Mortgaged Property other than Permitted Encumbrances, mechanics’ or materialmen’s liens (which are the subject of the representation in paragraph (7) above), and equipment and other personal property financing. The Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor other than as set forth on Schedule D-1 to this Annex D-1.

(10)               Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related assignment of leases constituting security for the entire Whole Loan), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Mortgage Loan, a receiver may be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

(11)               Financing Statements. Subject to the Standard Qualifications, each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed and/or recorded (or, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary at the time of the origination of the Mortgage Loan (or, if not filed and/or recorded, has submitted or caused to be submitted in proper form for filing and/or recording) to perfect a valid security interest in, the personal property (creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate such Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed. Notwithstanding anything herein to the contrary, no representation is made as to

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the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(12)               Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(13)               Taxes and Assessments. As of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or could become a lien on the related Mortgaged Property that became due and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon.

(14)               Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(15)               Actions Concerning Mortgage Loan. To the Mortgage Loan Seller’s knowledge, based on evaluation of the Title Policy (as defined in paragraph 8), an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, and the ESA (as defined in paragraph 43), as of origination there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents, or (f) the current principal use of the Mortgaged Property.

(16)               Escrow Deposits. All escrow deposits and escrow payments currently required to be escrowed with the Mortgagee pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the

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control, of the Mortgage Loan Seller or its servicer, and there are no delinquencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to the Depositor or its servicer (or, in the case of a Non-Serviced Mortgage Loan, to the related depositor under the Non-Serviced PSA or Non-Serviced Master Servicer for the related Non-Serviced Securitization Trust).

(17)               No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

(18)               Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to customary deductibles) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (1) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. (“Moody’s”) or “A-” from S&P Global Ratings (“S&P”) or (2) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P or at least “Baa3” by Moody’s, and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P or at least “Baa3” by Moody’s.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to

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maintain insurance in an amount equal to the lesser of (a) the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization, (b) the outstanding principal amount of the Mortgage Loan and (c) the insurable value of the Mortgaged Property.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the seismic condition of such property, for the sole purpose of assessing the probable maximum loss or scenario expected loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s or “A-” by S&P in an amount not less than 100% of the PML.

The Mortgage Loan documents require insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan, the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section that are required by the Mortgage Loan documents to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under the Mortgage Loan and its successors and assigns as a loss payee under a Mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee (or, in the case of a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). Each related Mortgage Loan obligates the related

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Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(19)               Access; Utilities; Separate Tax Parcels. Based solely on evaluation of the Title Policy (as defined in paragraph 8) and survey, if any, an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, and the ESA (as defined in paragraph 43), each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has permanent access from a recorded easement or right of way permitting ingress and egress to/from a public road, (b) is served by or has access rights to public or private water and sewer (or well and septic) and other utilities necessary for the current use of the Mortgaged Property, all of which are adequate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made or is required to be made to the applicable governing authority for creation of separate tax parcels (or the Mortgage Loan documents so require such application in the future), in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax parcels are created.

(20)               No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the Title Policy obtained in connection with the origination of each Mortgage Loan, and except for encroachments that do not materially and adversely affect the current marketability or principal use of the Mortgaged Property: (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that are insured against by the applicable Title Policy; (b) no material improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that are insured against by the applicable Title Policy; and (c) no material improvements encroach upon any easements except for encroachments that are insured against by the applicable Title Policy.

(21)               No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(22)               REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and distinct structural components, such

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as wiring, plumbing systems and central heating and air conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any Prepayment Premium and Yield Maintenance Charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(23)               Compliance with Usury Laws. The mortgage rate (exclusive of any default interest, late charges, Yield Maintenance Charge or Prepayment Premium) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(24)               Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

(25)               Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

(26)               Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the

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use, operation or value of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, (c) title insurance policy coverage has been obtained with respect to any non-conforming use or structure, or (d) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property. The Mortgage Loan documents require the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(27)               Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy and applicable governmental approvals does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan documents require the Mortgagor to comply in all material respects with all applicable regulations, zoning and building laws.

(28)               Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan (a) provide that such Mortgage Loan becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events (or negotiated provisions of substantially similar effect): (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) the Mortgagor or guarantor shall have solicited or caused to be solicited petitioning creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or controlling equity interests in the Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages resulting from the following (or negotiated provisions of substantially similar effect): (i) the Mortgagor’s misappropriation of rents after an event of default, security deposits, insurance proceeds, or condemnation awards; (ii) the Mortgagor’s fraud or intentional material misrepresentation; (iii) breaches of the environmental covenants in the Mortgage Loan documents; or (iv) the Mortgagor’s commission of intentional material physical waste at the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

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(29)               Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial defeasance (as described in paragraph 34) of not less than a specified percentage at least equal to 110% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (defined in paragraph 34 below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) in an amount not less than the amount required by the REMIC Provisions and, to such extent, the award from any such taking may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans).

No such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the REMIC Provisions.

(30)               Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage Loan with (a) quarterly (other than for single-tenant properties) and annual operating statements, (b) quarterly (other than for single-tenant properties) rent rolls (or maintenance schedules in the case of Mortgage Loans secured by residential cooperative properties) for properties that have any

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individual lease which accounts for more than 5% of the in-place base rent, and (c) annual financial statements.

(31)               Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, and to the Mortgage Loan Seller’s knowledge with respect to each Mortgage Loan of $20 million or less, as of origination the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIPRA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIPRA, or damages related thereto, except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated on Annex D-2; provided that if TRIPRA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(32)               Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to the Mortgage Loan Seller, including, but not limited to, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold (in each case a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) Transfers of less than, or other than, a controlling interest in a Mortgagor, (iv) Transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) Transfers of common stock in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule D-1 to this Annex D-1, or future permitted mezzanine debt as set forth on Schedule D-2 to this Annex D-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage

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Loan documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan as set forth on Schedule D-3 to this Annex D-1 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(33)               Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Each Mortgage Loan with a Cut-off Date Balance of $30 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents and the related Mortgage Loan documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $10 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(34)               Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a Yield Maintenance Charge or Prepayment Premium) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a Yield Maintenance Charge or Prepayment Premium), and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 110% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (vi) the defeased note and the defeasance collateral are required to be assumed by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Trustee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto)

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and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(35)               Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD Loans and situations where default interest is imposed.

(36)               Ground Leases. For purposes of this Annex D-1, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a Ground Leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Mortgage Loan Seller, its successors and assigns (collectively, the “Ground Lease and Related Documents”), Mortgage Loan Seller represents and warrants that:

(a)       The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease and Related Documents permit the interest of the lessee to be encumbered by the related Mortgage and do not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b)       The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease and Related Documents) that the Ground Lease may not be amended, modified, canceled or terminated by agreement of lessor and lessee without the prior written consent of the Mortgagee and that any such action without such consent is not binding on the Mortgagee, its successors or assigns, provided that the Mortgagee has provided lessor with notice of its lien in accordance with the terms of the Ground Lease;

(c)       The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)       The Ground Lease either (i) is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances and Title Exceptions; or (ii) is the subject of a subordination, non-disturbance or attornment agreement or similar agreement to which the Mortgagee on the lessor’s fee interest is subject;

(e)       Subject to the notice requirements of the Ground Lease and Related Documents, the Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its

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successors and assigns without the consent of the lessor thereunder (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid);

(f)       The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)       The Ground Lease and Related Documents require the lessor to give to the Mortgagee written notice of any default, provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)       A Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)       The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with the origination of similar commercial or multifamily loans intended for securitization;

(j)       Under the terms of the Ground Lease and Related Documents, any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)       In the case of a total or substantially total taking or loss, under the terms of the Ground Lease and Related Documents, any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)       Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(37)               Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects legal and have met with customary industry standards for servicing of commercial loans for conduit loan programs.

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(38)               Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

(39)               Intentionally Omitted.

(40)               No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments in the prior 12 months (or since origination if such Mortgage Loan has been originated within the past 12 months), and as of Cut-off Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property; provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(41)               Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(42)               Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, and other than as set forth on Schedule D-4 to this Annex D-1, no Mortgage Loan has a Mortgagor that is an Affiliate of a Mortgagor with respect to another Mortgage Loan. An “Affiliate” for purposes of this paragraph (42) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.

(43)               Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II environmental site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its

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successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s, S&P, Fitch Ratings, Inc. and/or A.M. Best Company; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(44)               Intentionally Omitted.

(45)               Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Cut-off Date. The appraisal is signed by an appraiser that (i) is a Member of the Appraisal Institute (“MAI”), (ii) was engaged directly by the originator (or co-originator) of the Mortgage Loan (or the related Whole Loan) or Seller, or a correspondent or agent of the originator (or co-originator) of the Mortgage Loan (or the related Whole Loan) or Seller, and (iii) to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(46)               Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the related MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

(47)               Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except in the case of a Mortgage Loan that is part of a Whole Loan.

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(48)               Advance of Funds by the Mortgage Loan Seller. Except for loan proceeds advanced at the time of loan origination or other payments contemplated by the Mortgage Loan documents, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(49)               Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

For purposes of this Annex D-1, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of this Annex D-1, “Mortgagor” means the obligor or obligors on a Mortgage Note, including without limitation, any person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note and including in connection with any Mortgage Loan that utilizes an indemnity deed of trust structure, the borrower and the Mortgaged Property owner/payment guarantor/mortgagor individually and collectively, as the context may require.

For purposes of this Annex D-1, the phrases “the sponsor’s knowledge” or “the sponsor’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the sponsor, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties in each case without having conducted any independent inquiry into such matters and without any obligation to have done so (except (i) having sent to the servicers servicing the Mortgage Loans on behalf of the sponsor, if any, specific inquiries regarding the matters referred to and (ii) as expressly set forth in these representations and warranties). All information contained in documents which are part of or required to be part of a Mortgage File (to the extent such documents exist) shall be deemed within the sponsor’s knowledge.

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Schedule D-1 to Annex D-1

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

None.

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Schedule D-2 to Annex D-1

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

Mortgage Loan Number as Identified on Annex A-1	Bank of America, National Association	Morgan Stanley Mortgage Capital Holdings LLC	Wells Fargo Bank, National Association
1			Duane Morris Plaza

3			Laguna Cliffs Marriott

4		Marriott at Legacy Town Center
11	Warwick Mall
13			Bass Pro & Cabela’s Portfolio

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Schedule D-3 to Annex D-1

CROSS-COLLATERALIZED MORTGAGE LOANS

None.

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Schedule D-4 to Annex D-1

MORTGAGE LOANS WITH AFFILIATED BORROWERS(1)

Mortgage Loan Number as Identified on Annex A-1	Bank of America, National Association	Morgan Stanley Mortgage Capital Holdings LLC	Wells Fargo Bank, National Association
36	Shady Oak MHP
43	Seminole MHP

(1) All of the Mortgage Loans identified under the name of a particular mortgage loan seller have affiliated borrowers.

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ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Bank of America, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
8	Griffin Portfolio (Loan No. 2)	One of the related Mortgaged Properties, Ace Hardware HQ, is subject to a right of first refusal in favor of the sole tenant at such Mortgaged Property, Ace Hardware, in connection with any proposed bona fide offer to purchase such Mortgaged Property. The Ace Hardware right of first refusal is not extinguished by foreclosure; however, the Ace Hardware right of first refusal does not apply to foreclosure or deed-in-lieu thereof.
15	1151 Third Avenue (Loan No. 17)	The non-recourse carveout guarantor (Jeffrey Feil) is named as defendant in a lawsuit initiated by various family members/shareholders alleging mismanagement of certain family businesses and seeking dissolution and liquidation of the related business assets. Mr. Feil assumed control of the businesses following the death of his parents. Specifically, the plaintiffs’ claims include that Mr. Feil, using his voting control, engaged in a scheme to restrict cash distributions and coerce the family members to sell their interests in the family businesses to Mr. Feil on below-market terms. Additional claims include that Mr. Feil misappropriated insurance proceeds following Hurricane Katrina. Certain information concerning the related proceedings is under seal because of existing confidentiality agreements.
18	Park Square (Loan No. 7) Warwick Mall (Loan No. 11) Laguna Village Elk Grove (Loan No. 26) 88 W Colorado (Loan No. 30) Old Barn Self Storage (Loan No. 34) Brentwood Self Storage (Loan No. 38)	All exceptions to Representation 31 set forth below for all Bank of America mortgage loans are also exceptions to this Representation 18.
18	Griffin Portfolio (Loan No. 2)	The related borrower is only required to carry business interruption insurance covering a period continuing until the restoration is complete or the expiration of twenty-four (24) months, whichever first occurs, with an extended period of indemnity endorsement which provides that after restoration, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from

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the date that the Mortgaged Property is restored and operations are resumed, whichever first occurs.
18	BWI Airport Marriott (Loan No. 8)	The related borrower is only required to carry business interruption insurance covering a period continuing until the restoration is complete or the expiration of eighteen (18) months, whichever first occurs, with an extended period of indemnity endorsement which provides that after restoration, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the Mortgaged Property is restored and operations are resumed, whichever first occurs.
18	Warwick Mall (Loan No. 11)

The portion of the Mortgaged Property presently occupied by Showcase Cinema (the “Cinema Parcel”) is one unit in a three unit condominium known as the Warwick Place Condominium (the “Condominium”). Pursuant to the Mortgage Loan agreement, the Mortgagor is not required to obtain property insurance covering the Cinema Parcel, and will be deemed to be in compliance with the applicable insurance provisions in the Mortgage Loan agreement with respect to the Cinema Parcel, to the extent that (i) the documents relating to the formation and operation of the Condominium are in full force and effect, (ii) the Condominium association maintains the insurance required under the Mortgage Loan agreement with respect to the Cinema Parcel, and (iii) the Mortgageor has provided evidence satisfactory to the lender that the Condominium association is maintaining such insurance.

The Mortgagor currently maintains casualty insurance covering the Showcase Cinema building in accordance with the Mortgage Loan agreement, and the Condominium association currently maintains casualty insurance covering the common areas of the Condominium in accordance with the Condominium documents.

Pursuant to the Condominium declaration, any losses covered by a casualty insurance policy maintained by the Condominium association are required to be adjusted solely by and with the approval of the Condominium association and proceeds thereof will be payable to the Condominium association and not to any mortgagee or unit owner. The Condominium association is required to hold such proceeds in trust for the benefit of the Condominium association, the unit owners and lien holders. If required by any mortgagee of the units, the insurance proceeds will be held and disbursed by an insurance trustee, which is required to be a financial institution that has expertise in the disbursement of insurance proceeds. Such proceeds are required to be disbursed first for the repair or restoration of the damaged common elements, and no unit owner or lien holders will be entitled to receive payment of any portion of the proceeds unless there is a surplus of proceeds after the common elements have been completely repaired or restored, or the Condominium is terminated.

18	Warwick Mall (Loan No. 11) Linq Apartments (Loan No. 12)	The related borrower is only required to carry business interruption insurance covering a period continuing until the restoration is complete or the expiration of eighteen (18) months, whichever first occurs, with an extended period of indemnity endorsement which provides that after restoration, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Mortgaged Property is restored and operations are resumed, whichever first occurs.

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18	Spectrum Town Center (Loan No. 10)

The related Mortgage Loan documents do not specify that the replacement value does not include a deduction for physical depreciation.

The related Mortgage Loan documents provide that the threshold at which the lender retains the right to hold and disburse insurance proceeds to be applied for repair or restoration is equal to or greater than $250,000.

18

Spectrum Town Center
(Loan No. 10)

1151 Third Avenue
(Loan No. 17)

Orland Square
(Loan No. 25)

Laguna Village Elk Grove
(Loan No. 26)

Holiday Inn Camp Springs
(Loan No. 28)

La Quinta Inn & Suites - Las Vegas
(Loan No. 29)

88 W Colorado
(Loan No. 30)

Old Barn Self Storage
(Loan No. 34)

Shady Oak MHP
(Loan No. 36)

Brentwood Self Storage
(Loan No. 38)

Eagle Village Shopping Center
(Loan No. 41)

Seminole MHP
(Loan No. 43)

The related borrower is only required to carry business interruption insurance covering a period continuing until the restoration is complete or the expiration of twelve (12) months, whichever first occurs, with an extended period of indemnity endorsement which provides that after restoration, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the Mortgaged Property is restored and operations are resumed, whichever first occurs.
18	Shady Oak MHP (Loan No. 36) Seminole MHP (Loan No. 43)	With respect to insurance covering rental income loss due to the peril of flood, the related Mortgage Loan documents permit a deductible in excess of the permitted property insurance deductible (the greater of $25,000 or 5% of underwritten net cash flow as determined by the lender)(the “Customary Deductible”), but no greater than $100,000. If the Mortgagor maintains loss of rents or business interruption insurance with a deductible in excess of the Customary Deductible, in the event of damage caused by flooding which triggers loss of rents or business interruption insurance, the Mortgagor is obligated to pay to the lender the difference between the insurance proceeds that were received and the insurance proceeds that would have been paid if the Customary Deductible was in place; provided that such

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obligation will not exceed the difference between the Customary Deductible and 1/12 of the annual effective gross income of the Mortgaged Property (the “Flood Guaranteed Amount”). The borrower and guarantor have full recourse liability for any failure to pay the Flood Guaranteed Amount in the event of a flood casualty.
28	Griffin Portfolio (Loan No. 2)	In the event that the guarantor fails to continue to satisfy the net worth requirement under the guaranty, the borrower is permitted to replace the guarantor for liabilities under the recourse guaranty and environmental indemnity agreement with a transferee meeting the eligibility requirements set forth in the Mortgage Loan agreement.
28	Spectrum Town Center (Loan No. 10)	The losses carveout with respect to misappropriation of insurance proceeds or condemnation awards in the related Mortgage Loan agreement is limited to intentional misappropriation of such proceeds or awards.
28	Linq Apartments (Loan No. 12)	The liability of the guarantor, a married man, is limited to his sole and separate estate, including any and all assets listed on the financial statements submitted to the lender in connection with the origination of the Mortgage Loan or in connection with ongoing reporting requirements under the Mortgage Loan documents (to the extent such assets are still owned by the guarantor as of the date the guaranteed obligations become due and payable).
28	Shady Oak MHP (Loan No. 36) Seminole MHP (Loan No. 43)	The full recourse carveout with respect to prohibited transfers in the related Mortgage Loan agreement is limited to the occurrence of a prohibited transfer other than due to the death of a natural person (and failure to provide notice with respect to an otherwise permitted transfer for which the lender’s consent is not required will not create recourse liability).
29	Griffin Portfolio (Loan No. 2)

The related Mortgage Loan documents permit a borrower, after expiration of the related yield maintenance lockout period set forth in the related Mortgage Loan agreement, and provided no event of default is then continuing, to obtain the release of one or more related Mortgaged Properties (each a “Property Release” and the related Mortgaged Property that is subject of such release is hereinafter referred to as the “Release Property”) from the lien of the related Mortgage, upon satisfaction of the REMIC requirements and provided certain conditions are satisfied, including but not limited to:

(a) the borrower is required to prepay the Mortgage Loan in an amount equal to the Release Amount for such Release Property (together with the payment of the applicable yield maintenance premium prior to the open period start date);

(b) after giving effect to such release (including the amount prepaid in clause (a) above), the debt yield for the related Mortgaged Properties that remain subject to the lien of the Mortgage Loan is required not to be less than the greater of (i) the closing date debt yield, and (ii) the debt yield for the related Mortgaged Properties immediately prior to such release; and

(c) after giving effect to the release and the prepayment of principal pursuant to the Mortgage Loan agreement, the loan-to-value ratio of the related Mortgaged Properties remaining subject to the lien of the Mortgage Loan documents is greater than 125%, notwithstanding anything to the contrary in the Mortgage Loan agreement or any other Mortgage Loan document, the outstanding principal balance of the Loan must be paid down (without yield maintenance or

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prepayment premium) by an amount such that the loan-to-value ratio is no more than 125%.

“Allocated Loan Amount” means (a) for a related Mortgaged Property, the amount of the Mortgage Loan allocated to such related Mortgaged Property, as set forth in a schedule to the Mortgage Loan agreement and (b) with respect to any replacement property added in connection with a substitution pursuant to the Mortgage Loan agreement, the amount of the Mortgage Loan allocated to such replacement property as determined by the lender in its reasonable discretion at the time such replacement property becomes a Mortgaged Property under the Mortgage Loan agreement.

“Release Amount” means 110% of the Allocated Loan Amount for the applicable Mortgaged Property.

Notwithstanding the foregoing, if at a Release Property a tenant has vacated its premises (or provided notice to the borrower of its intent to vacate its premises), has cancelled or terminated its lease (or has provided notice of its intent to do so), or an event has occurred with respect to the Release Property such that with the passage of time would result in a material adverse effect, the applicable borrower may remain the owner thereof or such borrower may convey to an affiliate of borrower (and, in either such case, the borrower will be released from the Mortgage Loan) and will not be required to convey pursuant to an arm’s length sale, so long as (i) the Release Amount with respect to such Property Release is equal to 120% of the Allocated Loan Amount for the applicable Mortgaged Property and (ii) the aggregate Allocated Loan Amounts for all Released Properties released under this provision (whether in one more separate Property Releases) during the term of the Loan does not exceed $84,375,000.

29	Griffin Portfolio (Loan No. 2)

The related Mortgage Loan documents permit the related borrower, provided no event of default is continuing or would result therefrom, at any time following the earlier of (1) the full disposition of the Mortgage Loan (including all notes or interests therein) by the lender (disregarding any risk retained bonds held by the lender which are necessary to satisfy credit risk retention requirements) and (2) after expiration of the related lockout period set forth in the related Mortgage Loan agreement, or as otherwise consented to by the lender in its reasonable discretion, the borrower has the right to substitute (a “Substitution”) one or more related Mortgaged Properties (each, a “Replaced Property” and collectively, the “Replaced Properties”) with one or more replacement properties (each a “Replacement Property”), provided certain conditions are satisfied, including but not limited to:

(a) the Replaced Property must have less than two years remaining on the term of the lease encumbering the property or the substitution of the property must cure a cash sweep period;

(b) the aggregate Allocated Loan Amounts for all Replaced Properties (whether in one more separate Substitutions) during the term of the Loan must not exceed $84,375,000;

(c) the Replacement Property must have a net operating income equal to or greater than the net operating income of the Replaced Property immediately prior to such Substitution;

(d) the Replacement Property must be owned in fee;

(e) the Replacement Property must be Class A office or industrial property with similar construction qualities and building amenities as the Replaced Property;

(f) each tenant lease at the Replacement Property must have an average remaining lease term of no less than five years and must be leased to a tenant with credit (or whose guarantor under its

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respective lease has credit) that is better than or equal to the tenant leasing the Replaced Property;

(g) the Replacement Property is located in a top ten MSA or an MSA equal to or greater than the Replaced Property;

(h) the lender must have received a rating agency confirmation;

(i) delivery of an opinion of counsel to the effect that any REMIC trust holding a portion of the related Mortgage Loan will not fail to maintain its status as a REMIC as a result of such release;

(j) any tenant at a remaining property will not have the right to lease space at the Replacement Property; and

(k) after giving effect to the release and the prepayment of principal pursuant to the Mortgage Loan agreement, the loan-to-value ratio of the related Mortgaged Properties remaining subject to the lien of the Mortgage Loan documents is greater than 125%, notwithstanding anything to the contrary in the Mortgage Loan agreement or any other Mortgage Loan document, the outstanding principal balance of the Mortgage Loan must be paid down (without yield maintenance or prepayment premium) by an amount such that the loan-to-value ratio is no more than 125%.

“Allocated Loan Amount” means (a) for a related Mortgaged Property, the amount of the Mortgage Loan allocated to such related Mortgaged Property, as set forth in a schedule to the Mortgage Loan agreement and (b) with respect to any replacement property added in connection with a substitution pursuant to the Mortgage Loan agreement, the amount of the Mortgage Loan allocated to such replacement property as determined by the lender in its reasonable discretion at the time such replacement property becomes a Mortgaged Property under the Mortgage Loan agreement.

31	Park Square (Loan No. 7)	Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2015 or subsequent statute, extension, or reauthorization is not in effect, then the related Mortgagor will not be required to spend on the premium for terrorism insurance coverage more than two (2) times the amount of the insurance premium for a separate “Special Form” or “All Risks” policy insuring only the related Mortgaged Property on a stand-alone basis under the related Mortgage Loan agreement (provided that the related Mortgagor will be obligated to purchase the maximum amount of terrorism coverage available with funds equal to such cap to the extent such coverage is available).
31	Warwick Mall (Loan No. 11) Laguna Village Elk Grove (Loan No. 26) 88 W Colorado (Loan No. 30) Old Barn Self Storage (Loan No. 34) Brentwood Self Storage (Loan No. 38)	If the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2007 or subsequent statute, extension, or reauthorization is not in effect, then the related Mortgagor will not be required to spend on the premium for terrorism insurance coverage more than two (2) times the amount of the insurance premium for a separate “Special Form” or “All Risks” policy or equivalent policy insuring only the related Mortgaged Property on a stand-alone basis under the related Mortgage Loan agreement (provided that the related Mortgagor will be obligated to purchase the maximum amount of terrorism coverage available with funds equal to such cap to the extent such coverage is available).

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33	Griffin Portfolio (Loan No. 2)

Each of the related Mortgagors (other than the Mortgagor with respect to the Duke Bridges I Mortgaged Property) is a recycled Single-Purpose Entity, however, the related Mortgagor made standard representations and warranties, including backwards representations and warranties where required to complete coverage, and the recourse carveout guaranty includes coverage with respect to violations of such Single-Purpose Entity representations and warranties.

In addition, seven of the related Mortgagors was a guarantor under an unsecured credit agreement (referred to in the related Mortgage Loan agreement as the “Prior Loan”) which was paid-off on or before the Mortgage Loan origination date.

33

Park Square
(Loan No. 7)

BWI Airport Marriott
(Loan No. 8)

Spectrum Town Center
(Loan No. 10)

Orland Square
(Loan No. 25)

Holiday Inn Camp Springs
(Loan No. 28)

88 W Colorado
(Loan No. 30)

Old Barn Self Storage
(Loan No. 34)

Shady Oak MHP
(Loan No. 36)

Brentwood Self Storage
(Loan No. 38)

Eagle Village Shopping Center
(Loan No. 41)

Seminole MHP
(Loan No. 43)

Mortgagor is a recycled Single-Purpose Entity, however, the related Mortgagor made standard representations and warranties, including backwards representations and warranties where required to complete coverage, and the recourse carveout guaranty includes coverage with respect to violations of such Single-Purpose Entity representations and warranties.

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Morgan Stanley Mortgage Capital Holdings LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
7 and 8	U.S. Industrial Portfolio III (Loan No. 9)

The Mortgaged Properties are subject to the following purchase options, rights of first refusal and rights of first offer:

With respect to the 1800 University Pkwy Mortgaged Property, the sole tenant, Halifax Sarasota LLC, has a right of first offer to purchase such Mortgaged Property. Pursuant to a subordination, non-disturbance and attornment agreement, such tenant has agreed that such right will not apply to a foreclosure, a deed in lieu of foreclosure, or any offer, notice, pleading, agreement, transaction or other event of condition of any kind arising out of or relating to any of the foregoing events, or the first subsequent transfer after a foreclosure or deed in lieu of foreclosure.

With respect to the 10450 Medallion Drive Mortgaged Property, the sole tenant, KDM Signs, Inc. has a right to cause a specified parcel of unimproved land at the Mortgaged Property (the “Cincinnati Release Parcel” to be subdivided from the remainder of the Mortgaged Property, and a right to purchase the Cincinnati Release Parcel at a purchase price of $1.00. The Mortgage Loan documents permit the Cincinnati Release Parcel to be released without prepayment or defeasance provided that certain conditions are satisfied, including that, after giving effect to the release, the loan-to-value ratio of the remaining Mortgaged Properties (determined, in the lender’s sole discretion, by any commercially reasonable method permitted to a REMIC trust) shall be no more than 125%.

With respect to the 975 Cottonwood Avenue Mortgaged Property, such Mortgaged Property is subject to a right of repurchase and a right of first refusal included in a certain Declaration of Development Standards and Protective Covenants made by Wispark Corporation (together with its successors and assigns, the “Corporation”) recorded in 1999 (the “975 Cottonwood Declaration”). The 975 Cottonwood Declaration provides that the Corporation has the right to repurchase the Mortgaged Property if the first purchaser of the Mortgaged Property from the Corporation (“Original Owner”) fails to begin development of the Mortgaged Property within one year from the sale of the Mortgaged Property by the Corporation to the Original Owner, and fails to continue such development uninterrupted until completion, which is required to be no later than one year from commencement. The price for the repurchase is the price paid by the Original Owner, unless the Corporation and the then owner agree to a different price. The 975 Cottonwood Declaration also provides that Corporation also has a right of first refusal with respect to the Mortgaged Property; provided that such right shall not apply to the acquisition and subsequent sale, by a bona fide third party lender, by reason of a mortgage foreclosure or deed in lieu of foreclosure. An affidavit of three individuals who stated they were the managers of DRE Investments, LLC, the then owner of the Mortgaged Property (“Owner”) was recorded in 2012. Such affidavit stated that such individuals were the original purchasers of the Mortgaged Property from the Corporation in 1999; that the site and building plans for the Mortgaged Property were approved in 1999, a building permit was issued in 1999 and occupancy was granted in 2000; that such individuals had transferred the Mortgaged Property to Owner in 2006 without notifying the Corporation; that such individuals had not received any notice of the exercise of the right of first refusal; and that such affidavit attached a copy of a letter from the State of Wisconsin, Department of Financial Institutions, Division of Corporate & Consumer Services, certifying that the Corporation filed Articles of Dissolution effective November 7, 2000. The title insurance policy for

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the Mortgaged Property insures against losses or damages incurred as a result of there being a violation of the sections of the 975 Cottonwood Declaration that set forth the right of repurchase and right of first refusal.

7 and 8	72 Pullman Street (Loan No. 23)	The lease of the sole tenant, Price Chopper, provides that if the lease is terminated under certain circumstances, the property owner may not lease the Mortgaged Property for use as a supermarket for a period of five years, unless Price Chopper is first given a right of first refusal to lease the Mortgaged Property on the same terms.
7 and 8	Suwanee Jubilee (Loan No. 27)	The lease for The Fresh Market, Inc. is listed as an exception to lender’s title policy and such exception is not qualified by “rights of tenants, as tenants only.”
7 and 8	Parkway Shopping Center (Loan No. 32)	The lease for Jo-Ann’s Fabric is listed as an exception to lender’s title policy and such exception is not qualified by “rights of tenants, as tenants only.”
7 and 8	Walgreens Colorado Springs (Loan No. 42)	The sole tenant at the Mortgaged Property, Walgreen Co., an Illinois corporation, has a right of first refusal to purchase the Mortgaged Property. Such right of first refusal does not apply to any voluntary sale by deed in lieu of foreclosure or involuntary sale, conveyance or other involuntary transfer of the Mortgaged Property to the landlord’s first priority mortgagee, whether pursuant to sheriff’s sale, trustee’s sale, deed in lieu of foreclosure , or other judicial or non-judicial foreclosure proceedings authorized by law; provided, however , that any subsequent sale, conveyance or transfer of the Mortgaged Property by such mortgagee or any purchaser or transferee of such mortgagee is subject to such right of first refusal.
12	U.S. Industrial Portfolio III (Loan No. 9)	The Mortgage Loan documents require the borrower to complete approximately $729,003 of required repairs, based on the property condition reports. No deposit for required repairs was required at the origination of the Mortgage Loan. The borrower has until June 30, 2018 to complete the work, after which time the borrower is required under the Mortgage Loan documents to deposit the aggregate amount for unfinished required repairs set forth on the required repairs schedule; provided that if a required repair is a tenant’s obligation under its lease and such required repair is not completed by June 30, 2018, the borrower is permitted such additional time as reasonably necessary to complete the required repairs, which additional time may not exceed an additional six months.
18	Hackensack Commons (Loan No. 5)	The Mortgage Loan documents provide that the lender may not require flood insurance in a greater amount than the coverage that is in effect on the origination date unless there is a corresponding proportionate increase in the values of the locations covered under such limit, and if in a “special flood hazard area,” an effective deductible of not greater than the maximum amount allowed under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994, the Flood Insurance Reform Act of 2004, or the Biggert-Waters Flood Insurance Reform Act of 2012, as each may be amended and any successor acts or such other deductible amounts as may be approved by the lender. The Mortgaged Property is located in a special flood hazard area.

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18	U.S. Industrial Portfolio III (Loan No. 9)

The Mortgage Loan documents (i) provide for 12 months of business interruption insurance, with 6 months of extended coverage even though the Mortgage Loan principal balance is over $50 million; (ii) provide that windstorm coverage, if not included in “all risk” coverage, will be obtained only as reasonably required by the lender, to the extent it is commercially available, in order to protect its interests; and (iii) provide that earthquake coverage will be obtained only as reasonably required by the lender, to the extent it is commercially available, in order to protect its interests.

In addition, the Mortgage Loan documents permit the insurance required by the Mortgage Loan documents to be maintained by the tenants.

18	The Vue (Loan No. 19)	With respect to the Mortgagor’s interest in the common elements, including the building in which the condominium unit that comprises the Mortgaged Property is located, the insurance policies are maintained by the condominium board or association in accordance with the condominium documents. The condominium documents do not require that the insurance maintained by the condominium meet the requirements of Representation 18 as to coverage amounts, insurer ratings and other required terms. The condominium documents allow the condominium board or association substantial discretion in maintaining insurance policies. Further, the condominium board or association, and not the lender, will have the right to hold and disburse insurance proceeds.
18	72 Pullman Street (Loan No. 23)	The Mortgagor’s obligations to provide insurance under the Mortgage Loan documents may be satisfied by the sole tenant at the Mortgaged Property, Price Chopper, providing the insurance required under its lease (which may differ from the insurance specified in Representation 18) and may also be satisfied by the self-insurance provisions of the sole tenant’s lease.
18	Walgreens Colorado Springs (Loan No. 42)	The Mortgagor’s obligations to provide insurance under the Mortgage Loan documents may be satisfied by the sole tenant at the Mortgaged Property, Walgreen Co., an Illinois corporation, providing the insurance required under its lease (which may differ from the insurance specified in Representation 18) and may also be satisfied by the self-insurance provisions of the sole tenant’s lease. The sole tenant’s lease permits the tenant to self-insure for any period In which the tenant’s net worth (including the net worth of any assignee or guarantor of the lease) is at least $200,000,000.
18	313 Arch Street (Loan No. 44)	With respect to the Mortgagor’s interest in the common elements, including the building in which the condominium unit that comprises the Mortgaged Property is located, the insurance policies are maintained by the condominium board or association in accordance with the condominium documents. The condominium documents do not require that the insurance maintained by the condominium meet the requirements of Representation 18 as to coverage amounts, insurer ratings and other required terms. The condominium documents allow the condominium board or association substantial discretion in maintaining insurance policies. Further, under the condominium documents applicable to the Mortgaged Property, all insurance proceeds are required to be held and disbursed by the condominium association, rather than the lender.

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18	All MSMCH Mortgage Loans (Loan Nos. 4, 5, 6, 9, 15, 18, 19, 21, 22, 23, 24, 27, 31, 32, 35, 37, 40, 42, 44)

The Mortgage Loan documents may allow the Mortgagor to obtain insurance from an insurer that does not meet the required rating if it obtains a “cut through endorsement” from an insurance company that meets the required rating. The Mortgage Loan documents may also allow the Mortgagor to obtain insurance from an insurer that does not meet the required rating if a parent company that owns at least 51% of the insurer has the required rating and use of such insurance is approved by the rating agencies.

The threshold for lender having the right to hold and disburse insurance proceeds may be based on 5% of the original principal amount rather than 5% of the outstanding principal amount.

In addition, all exceptions to Representation 31 set forth below for all MSMCH Mortgage Loans are also exceptions to this Representation 18.

26	Crystal Glen Office Centre (Loan No. 15)	Tenants representing approximately 40.3% of the square footage and 50.1% of the underwritten rent at the Mortgaged Property do not have certificates of occupancy as required by the local zoning ordinance. Under the related zoning code, a violation of such code may be enforced or enjoined and may be abated by order of any court of competent jurisdiction. In addition, fines may be imposed for violation of such code. The Mortgagor covenanted in the Mortgage Loan documents to promptly commence following the origination date and thereafter diligently pursue the issuance of a permanent certificate of occupancy for each tenant space that does not have a certificate of occupancy issued in such tenant’s name as of the origination date and to require that all future Tenants apply for and receive a certificate of occupancy at the time and in the manner required by the applicable legal requirements.
28	Colorado Center (Loan No. 6)	There is no non-recourse carveout guarantor, and no separate environmental indemnitor for the Mortgage Loan.
28	All MSMCH Mortgage Loans (Loan Nos. 4, 5, 6, 9, 15, 18, 19, 21, 22, 23, 24, 27, 31, 32, 35, 37, 40, 42, 44)	The Mortgage Loan documents may provide that there will not be recourse for voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents to the extent of failure to comply with administrative requirements of notice and updated organizational charts for what would otherwise constitute permitted transfers.
29	U.S. Industrial Portfolio III (Loan No. 9)	Provided the REMIC requirements are satisfied, the Mortgagor may obtain the release of individual Mortgaged Properties upon defeasance of a release price equal to the following: (i) with respect to the release of Mortgaged Properties representing up to 15% of the lesser of the total net rentable area and the total gross revenue of the Mortgaged Properties, not to exceed five Mortgaged Properties, 100% of the allocated loan amount for each such Mortgaged Property; (ii) with respect to the release of Mortgaged Properties representing the next 5% of the lesser of the total net rentable area and the total gross revenue, 105% of the allocated loan amount for each such Mortgaged Property.
30	Woodside Village (Loan No. 35)	The Mortgagor is required to provide rent rolls, operating statements and financial statements only if requested by the lender.

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31	Colorado Center (Loan No. 6)	The Mortgagor is not required to pay insurance premiums on terrorism insurance in excess of an amount equal to two times the amount of the then-current annual premium for the required comprehensive all risk insurance (excluding any terrorism, earthquake or flood component thereof) and business income/rent loss insurance (“Terrorism Premium Cap”) and, if the cost of terrorism insurance exceeds the Terrorism Premium Cap, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Premium Cap); provided, however, any insurance premiums paid with respect to policies in effect prior to the date TRIPRA expires or is otherwise no longer in effect for any reason may not be included for purposes of determining whether the premiums paid by the Mortgagor for terrorism insurance for any applicable period meet or exceed the Terrorism Premium Cap.
31	Crystal Glen Office Centre (Loan No. 15)	If TRIPRA is not available, the Mortgagor is only required to maintain such coverage as is available for a premium equal to 200% of the all-risk premium that exists at the time the terrorism insurance coverage is excluded from the comprehensive all-risk policy.
31	Essington Village Apartments (Loan No. 21)	The Mortgagor is only required to carry insurance coverage to cover perils of terrorism to the extent that TRIPRA or some other form is available.
31	All MSMCH Mortgage Loans (Loan Nos. 4, 5, 6, 9, 15, 18, 19, 21, 22, 23, 24, 27, 31, 32, 35, 37, 40, 42, 44)	The Mortgage Loan documents may allow terrorism insurance to be obtained from an insurer that is rated at least investment grade (i.e. “BBB” by S&P) and also rated at least “BBB-” by Fitch, and/or “Baa3 by Moody’s (if such rating agencies rate any securitization of such mortgage loans and also rate the insurer). In addition, with respect to terrorism insurance, the Mortgage Loan documents may provide for 12 months, rather than 18 months, of business interruption coverage, even if the Mortgage Loan is in excess of $50,000,000.
31	All MSMCH Mortgage Loans (Loan Nos. 4, 5, 6, 9, 15, 18, 19, 21, 22, 23, 24, 27, 31, 32, 35, 37, 40, 42, 44)	All exceptions to Representation 18 are also exceptions to this Representation 31.
32	Colorado Center (Loan No. 6)	The Loan Documents permit, without the lender’s consent, (i) transfers of direct or indirect interests in the Borrower, provided that after giving effect to any such transfer, Boston Properties Limited Partnership (“BPLP”) or Teachers Insurance and Annuity Association of America for the benefit of its separate Real Estate Account, the Mortgage Loan sponsors, will, directly or indirectly, (A) own at least 20% of the interests in the Borrower; and (B) retains the day-to-day management and operational control rights over the Borrower (subject to customary major decision consent rights of certain indirect owners of the Borrower); and (ii) a merger, consolidation, sale of all or substantially all assets, or similar transactions as to BPLP and/or its general partner Boston Properties, Inc.(“BPI”) resulting in BPLP and/or BPI, as applicable, not being the surviving entity.
32	U.S. Industrial Portfolio III	The Mortgage Loan documents permit the sale of the 10% indirect interest in the Mortgagor held by USIP III Manager LLC to the owner of the remaining 90% indirect interest in the Mortgagor, Northstar

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	(Loan No. 9)	Summit Holding III, LLC (“Northstar Investor”). Further, the Mortgage Loan documents permit (i) placement of indirect equity ownership interests in Northstar Investor to non-United States investors without limitation, so long as such investment is managed by or through Morningstar Summit Holdings Company Limited or a Controlled Affiliate (“CDH”), who has performed know your customer due diligence and has determined that the investor is not an embargoed person, has never been indicted or convicted for, or pled guilty or no contest to, a Patriot Act offense and is not on any government list, and (ii) transfers of equity ownership interest in Northstar Investor Member by one investor to another investor provided that the transferee is not an embargoed person, has never been indicted or convicted for, or pled guilty or no contest to, a Patriot Act offense and is not on any government list and Northstar Investor Member remains directly or indirectly managed by CDH.
33	Hackensack Commons (Loan No. 5)	The Mortgaged Property secured a prior mortgage loan, which also was secured by other properties; funds from all such properties were commingled in a cash management account for such prior loan.
33	Orchard 12 Plaza (Loan No. 31)	The Mortgagor previously owned two other real properties, which are identified on Schedule IV to the loan agreement for the Mortgage Loan, and are adjacent to the Mortgaged Property. One such property, which contains a retail building, was conveyed to a third party, and the other such property, which consists of a parking lot, was conveyed to an affiliate of the Mortgagor, in each case prior to the loan origination date.
34	U.S. Industrial Portfolio III (Loan No. 9)	Provided the REMIC requirements are satisfied, the Mortgagor may obtain the release of individual Mortgaged Properties upon defeasance of a release price equal to the following: (i) with respect to the release of Mortgaged Properties representing up to 15% of the lesser of the total net rentable area and the total gross revenue of the Mortgaged Properties, not to exceed five Mortgaged Properties, 100% of the allocated loan amount for each such Mortgaged Property; (ii) with respect to the release of Mortgaged Properties representing the next 5% of the lesser of the total net rentable area and the total gross revenue, 105% of the allocated loan amount for each such Mortgaged Property.

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Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
8	Laguna Cliffs Marriott (Loan No. 3)	Franchisor (Marriott International, Inc.) has Right of First Refusal (ROFR) to acquire related property if there is transfer of hotel or controlling direct or indirect interest in the Borrower to a competitor (generally, any person that exclusively develops, operates or franchises through or with a competitor of franchisor comprising at least 10 luxury hotels, 20 full service hotels or 50 limited service hotels). ROFR is not extinguished by foreclosure or deed-in-lieu thereof, and if transfer to competitor is by foreclosure, or if franchisee or its affiliates become a competitor, franchisor has right to purchase hotel upon notice to franchisee. Franchisor comfort letter provides that, if lender exercises remedies against franchisee, lender may appoint a lender affiliate to acquire the property and enter into a management or franchise agreement if it is not competitor or competitor affiliate; provided, however, that a lender affiliate will not be deemed a competitor simply due to its ownership of multiple or competing hotels or having engaged managers to manage such other hotels.
8	Bass Pro & Cabela’s Portfolio (Loan No. 13)	The Mortgaged Property consists of 16 constituent properties that are security for 12 pari passu notes aggregating $194,900,000. (i) Fractional Condominium (Port St. Lucie, FL property). With respect to the Port St. Lucie, FL property (having an allocated loan amount of approximately 4.0% of the total loan amount), the borrower’s ownership interest is a unit that is part of a land condominium (an alternative to land subdivision). The borrower has a voting rights interest of approximately 26% in the related owners’ association. Each unit owner has sole responsibility for the maintenance of its respective building, however, and the association’s duties with respect to the residual common facilities are accordingly circumscribed. (ii) Right of First Refusal/ Right of First Offer and Use Restriction (Allen, TX property). With respect to the Allen, TX property (having an allocated loan amount of approximately 8.7% of the total loan amount), the City of Allen, TX has a Right of First Refusal (ROFR) to purchase the subject property if offer is received that borrower is otherwise willing to accept, and a Right of First Offer (ROFO) if borrower decides to market the subject property for sale. The ROFR and ROFO are recurring rights and terminate 15 years after completion of construction or upon repayment of grants from the City of Allen (a certificate of occupancy was issued in April 2011). Further, applicable restrictions permit the use as a Cabela’s only, and City approval would be required for any successor use.
8	Lowes Ground Lease – Oxnard, CA (Loan No. 14)	Lowe’s Ground Lease (310940657) ($19,000,000): Lowe’s (single tenant) has Right of First Offer (ROFO) to purchase its building if borrower decides to market the property for sale. The ROFO is not extinguished by foreclosure; however, the ROFO does not apply to foreclosure or deed in lieu thereof.
8	Fort Pierce Industrial (Loan No. 39)	Sunroc Building Materials (#1 tenant) has Right of First Refusal (ROFR) to purchase the subject property if offer is received that borrower is otherwise willing to accept. The ROFR is not extinguished by foreclosure; however, the ROFR does not apply to foreclosure or deed in lieu thereof.

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15	3151 Regatta Boulevard (Loan No. 16)	One of the constituent tenancy-in-common borrowers (Stephens & Stephens (Regatta), LLC) is named as a defendant in litigation filed by Trans-Freight, a former tenant at the property, claiming misrepresentation, interference with contract and prospective business relations, nuisance and trespass. The lawsuit was filed after Trans-Freight was evicted from the property for non-payment of rent. The case is scheduled for trial in February 2018.
18	Duane Morris Plaza (Loan No. 1)	The loan documents permit required insurance to be provided by a syndicate, subject to certain conditions, including: (A) 60% (if five or more) or 75% (if four or fewer) of aggregate policy limits must be provided by carriers with a rating of “A” or better by S&P, and (B) each carrier in syndicate must have minimum rating of “BBB” by S&P.
18	Bass Pro & Cabela’s Portfolio (Loan No. 13)	Borrower’s obligation to provide required insurance (including property, rent loss, commercial general liability and terrorism coverage) is suspended if master (multi-property) tenant (Cabela’s Wholesale) elects to provide third party insurance and/or self-insure in accordance with its master lease. The master lease permits the master tenant to self- insure if the lease guarantor (Bass Pro Group, LLC) maintains a minimum net worth of $250,000,000. The master tenant has no rent abatement or termination remedies for any reason during the loan term. The provisions of the master lease shall control disbursement of any casualty proceeds. The master lease is guaranteed by Bass Pro Group, LLC (S&P “B+”/ Moody’s “Ba3”). The master tenant has not currently provided notice of its election to self-insure. (ii) Property Insurance Deductible. If the master tenant provides third party insurance, the loan documents permit a property insurance deductible in an amount equal to the greater of (A) $1,500,000 or (B) 5% of the insurable value of the constituent properties. The aggregate insurable value of the mortgaged properties is $206,900,000, so up to a $10,345,000 property insurance deductible would be permitted. The in-place property insurance provides for a $250,000 deductible. (iii) Liability Insurance Deductible. If the master tenant provides third party insurance, the loan documents permit a liability insurance deductible in an amount up to $1,500,000. The in-place liability insurance has no deductible.
18	Colorado Center (Loan No. 6)	The Mortgaged Property is security for a nine pari passu senior notes aggregating $298,000,000 and three pari passu subordinate notes aggregating $252,000,000. Wells Fargo is contributing Note A-3-C2 ($20,000,000) to the BANK 2017-BNK9 Trust. The loan documents permit a property insurance deductible in an amount up to $100,000. The in-place property insurance provides for $25,000 deductible.
18	Lowes Ground Lease – Oxnard, CA (Loan No. 14)	Mortgaged property consists of leased fee (land only, plus residual interest in improvements). Tenant (Lowe’s) or other non-borrower party constructed improvements and either maintains its own insurance or self-insures. Subject to applicable restoration obligations, casualty proceeds are payable to tenant or other non-borrower party and/or its leasehold mortgagee.
28	All Wells Fargo Bank, National Association Loans (Loan Nos. 1, 3, 6, 13, 14, 16, 20, 33,	With respect to actions or events triggering recourse to the borrower or guarantor, the loan documents may provide additional qualifications or limitations, or recast the effect of a breach from springing recourse to a losses carve-out, in circumstances where, apart from identified bad acts of the borrower or guarantor, the property cash flow is inadequate for

D-2-15

	39, 45)	debt service or other required payments, the effect of the exercise of lender remedies restricts the borrower’s access to adequate property cash flow for such purposes, inadequate property cash flow results in involuntary liens from other creditors, or there are lesser violations of the triggering actions or events, including transfer violations that do not result in a property transfer or a change in control of the borrower, related to the borrower’s inadvertent failure to provide adequate notice or timely or complete information otherwise required by the loan documents, or otherwise obtain necessary prior approval therefor.
28	Duane Morris Plaza (Loan No. 1)	In lieu of guarantor environmental liability, the lender obtained an environmental collateral protection and liability-type environmental insurance policy with $1 million limit per claim from Great American Insurance Group with a 13 year term (3 years past the loan term) and having a $25,000 deductible. The policy premium was pre-paid at closing. Great American Insurance Group has an S & P rating of “A+”. A Phase I environmental site assessment was obtained in connection with loan origination that did not indicate any recognized environmental conditions (REC’s), controlled REC’s or historic REC’s.
28	Colorado Center (Loan No. 6)	The Mortgaged Property is security for a nine pari passu senior notes aggregating $298,000,000 and three pari passu subordinate notes aggregating $252,000,000. Wells Fargo is contributing Note A-3-C2 ($20,000,000) to the BANK 2017-BNK9 Trust. The SPE Borrower-only is required on non-recourse losses carve-out events (including misappropriation of rents and proceeds, fraud, breaches of environmental covenants or commission of material physical waste at property) and springing recourse events (including voluntary or non-collusive involuntary bankruptcy filings or breaches of permitted transfer provisions in loan documents). The SPE Borrower has a stated net worth in excess of the aggregate senior and subordinate debt secured by the mortgaged property as of July 10, 2017. The loan documents provide for soft/ springing cash management, with an in-place deposit account control agreement and springing recourse to the borrower for intentional non-compliance with cash management requirements. Further, the Phase I environmental site assessment did not identify any recognized environmental conditions.
28	Bass Pro & Cabela’s Portfolio (Loan No. 13)	The Mortgaged Property is security for 12 pari passu notes aggregating $194,900,000, and Wells Fargo is contributing Note A-2(B)(2) ($23,500,000) to the WFCM 2017-BNK9 securitization. The non-recourse carve-out guarantor is Starwood Property Trust, Inc. Variations: The guarantor’s personal liability for springing recourse arising from bankruptcy-related trigger events is capped at 20% of the aggregate whole loan amount. The guarantor has a stated net worth in excess of the aggregate whole loan amount.
29	Bass Pro & Cabela’s Portfolio (Loan No. 13)	Substitutions of any of the properties is permitted, subject to certain conditions, including: (i) the aggregate allocated loan amounts of all replaced properties (excluding property substitutions effected to cure a default or a trigger period) shall not exceed 10% of the aggregate whole loan amount unless otherwise agreed to by lender; (ii) the post-substitution combined debt yield for remaining properties is equal or greater to greater of (A) 13.67% and (B) the combined debt yield for all properties at the most recently ended fiscal quarter tested on a trailing 12 months; (iii) the substitute property shall have an as-is market value equal to or greater than the property being replaced; (iv) the substitute property shall become subject to the master lease and the rent under the master lease shall not be reduced as a result of the substitution; (v) a rating agency confirmation; and (vi) an opinion of

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counsel that the REMIC trust will not fail to maintain its REMIC status due to the substitution, among other things.
31	All Wells Fargo Bank, National Association Loans (Loan Nos. 1, 3, 6, 13, 14, 16, 20, 33, 39, 45)	To the extent exceptions have been taken to the Insurance representation (#18) for failure to provide required insurance, such as self-insurance and leased fee situations, such exceptions also apply to the Acts of Terrorism representation.
43	Arbor Landing Shopping Center (Loan No. 45)	In lieu of obtaining a Phase I environmental site assessment, the lender obtained a $2,122,697 group lender environmental collateral protection and liability-type environmental insurance policy with $2,122,697 sublimit per claim from Steadfast Insurance Company, a member company of Zurich North America with a 10 year term (equal to the loan term) and a 3 year policy tail and having no deductible. The policy premium was pre-paid at closing. Zurich North America has an S & P rating of “AA-”.

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ANNEX E

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Class A-SB Planned Principal Balance ($)
January 2018	39,690,000.00
February 2018	39,690,000.00
March 2018	39,690,000.00
April 2018	39,690,000.00
May 2018	39,690,000.00
June 2018	39,690,000.00
July 2018	39,690,000.00
August 2018	39,690,000.00
September 2018	39,690,000.00
October 2018	39,690,000.00
November 2018	39,690,000.00
December 2018	39,690,000.00
January 2019	39,690,000.00
February 2019	39,690,000.00
March 2019	39,690,000.00
April 2019	39,690,000.00
May 2019	39,690,000.00
June 2019	39,690,000.00
July 2019	39,690,000.00
August 2019	39,690,000.00
September 2019	39,690,000.00
October 2019	39,690,000.00
November 2019	39,690,000.00
December 2019	39,690,000.00
January 2020	39,690,000.00
February 2020	39,690,000.00
March 2020	39,690,000.00
April 2020	39,690,000.00
May 2020	39,690,000.00
June 2020	39,690,000.00
July 2020	39,690,000.00
August 2020	39,690,000.00
September 2020	39,690,000.00
October 2020	39,690,000.00
November 2020	39,690,000.00
December 2020	39,690,000.00
January 2021	39,690,000.00
February 2021	39,690,000.00
March 2021	39,690,000.00
April 2021	39,690,000.00
May 2021	39,690,000.00
June 2021	39,690,000.00
July 2021	39,690,000.00
August 2021	39,690,000.00
September 2021	39,690,000.00
October 2021	39,690,000.00
November 2021	39,690,000.00
December 2021	39,690,000.00
January 2022	39,690,000.00
February 2022	39,690,000.00
March 2022	39,690,000.00
April 2022	39,690,000.00
May 2022	39,690,000.00
June 2022	39,690,000.00
July 2022	39,690,000.00
August 2022	39,690,000.00
September 2022	39,690,000.00
October 2022	39,690,000.00
November 2022	39,690,000.00
Distribution Date	Class A-SB Planned Principal Balance ($)
December 2022	39,689,650.25
January 2023	39,079,626.25
February 2023	38,467,262.22
March 2023	37,706,258.86
April 2023	37,088,622.73
May 2023	36,420,024.51
June 2023	35,797,452.80
July 2023	35,124,059.80
August 2023	34,496,514.99
September 2023	33,866,562.58
October 2023	33,185,999.39
November 2023	32,551,017.75
December 2023	31,865,568.80
January 2024	31,225,519.67
February 2024	30,583,014.70
March 2024	29,842,469.64
April 2024	29,194,655.42
May 2024	28,496,739.93
June 2024	27,843,760.63
July 2024	27,140,827.40
August 2024	26,482,643.73
September 2024	25,821,934.24
October 2024	25,111,491.31
November 2024	24,445,518.65
December 2024	23,729,962.68
January 2025	23,058,686.82
February 2025	22,384,834.63
March 2025	21,568,079.30
April 2025	20,888,502.68
May 2025	20,159,730.79
June 2025	19,474,747.45
July 2025	18,740,723.05
August 2025	18,050,291.86
September 2025	17,357,210.42
October 2025	16,615,318.90
November 2025	15,916,728.00
December 2025	15,169,484.17
January 2026	14,465,341.89
February 2026	13,758,496.43
March 2026	12,911,825.73
April 2026	12,199,013.06
May 2026	11,437,953.09
June 2026	10,719,480.79
July 2026	9,952,922.63
August 2026	9,228,747.64
September 2026	8,501,792.15
October 2026	7,726,992.76
November 2026	6,994,270.02
December 2026	6,213,867.88
January 2027	5,475,334.00
February 2027	4,733,964.19
March 2027	3,855,989.82
April 2027	3,108,398.66
May 2027	2,313,552.17
June 2027	1,560,036.69
July 2027	759,434.84
August 2027 and thereafter	0.00

E-1

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No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	14
Important Notice About Information Presented in this Prospectus	15
Summary of Terms	21
Risk Factors	57
Description of the Mortgage Pool	147
Transaction Parties	242
Credit Risk Retention	300
EU Securitization Risk Retention Requirements	303
Description of the Certificates	306
Description of the Mortgage Loan Purchase Agreements	347
Pooling and Servicing Agreement	360
Certain Legal Aspects of Mortgage Loans	481
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	501
Pending Legal Proceedings Involving Transaction Parties	502
Use of Proceeds	502
Yield and Maturity Considerations	503
Material Federal Income Tax Considerations	516
Certain State and Local Tax Considerations	530
Method of Distribution (Underwriter)	530
Incorporation of Certain Information by Reference	534
Where You Can Find More Information	534
Financial Information	535
Certain ERISA Considerations	535
Legal Investment	541
Legal Matters	541
Ratings	541
Index of Defined Terms	544

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$875,909,000
(Approximate)

Banc of America Merrill
Lynch Commercial Mortgage
Inc.
Depositor

BANK 2017-BNK9
Issuing Entity

Commercial Mortgage Pass-Through
Certificates,
Series 2017-BNK9

Class A-1	$26,278,000
Class A-2	$27,104,000
Class A-SB	$39,690,000
Class A-3	$300,000,000
Class A-4	$307,655,000
Class X-A	$700,727,000
Class X-B	$175,182,000
Class A-S	$41,293,000
Class B	$82,586,000
Class C	$51,303,000

PROSPECTUS

BofA Merrill Lynch
Co-Lead Manager and Joint Bookrunner

Morgan Stanley

Co-Lead Manager and Joint Bookrunner

Wells Fargo Securities

Co-Lead Manager and Joint Bookrunner

Drexel Hamilton

Co-Manager

December , 2017